As filed with the Securities and Exchange Commission on June 14, 2022

Registration Statement No. 333-262552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA CAPITAL HOLDCO COMPANY*

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	7371	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Tel: (732) 838-4533

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

c/o Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Tel: (732) 838-4533

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel Brass Derek Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000	Filipe B. Areno Skadden, Arps, Slate, Meagher & Flom LLP Avenida Brigadeiro Faria Lima, 3311, 7th Floor São Paulo, Brazil 04538-133 Tel: +55 11 3708 1820

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the transaction described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* Upon the closing of the transaction referred to in the proxy statement/prospectus within this registration statement, the name of the Registrant is expected to change to Semantix, Inc.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED June 14, 2022

PROXY STATEMENT OF ALPHA CAPITAL ACQUISITION COMPANY

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

PROSPECTUS FOR UP TO 90,750,000 ORDINARY SHARES AND 18,500,000 WARRANTS

OF

ALPHA CAPITAL HOLDCO COMPANY

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

ALPHA CAPITAL ACQUISITION COMPANY

TO BE HELD ON                 ,

To the Shareholders of Alpha Capital Acquisition Company:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Alpha Capital Acquisition Company, a Cayman Island exempted company (“Alpha”), to be held online via live webcast, at                 , Eastern Time, on                 , 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of Alpha directors, officers, employees and shareholders, Alpha shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. To attend and participate in the extraordinary general meeting virtually, you must register at                 , which is referred to in the accompanying proxy statement/prospectus as the Alpha meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting for the following purposes:

(1)

Proposal No. 1 – The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of November 16, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”, and, the transactions contemplated thereby, collectively, the “Business Combination”), by and among Alpha, Alpha Capital Holdco Company, a Cayman Islands exempted company (“New Semantix”) (whose name is expected to change to Semantix, Inc. upon closing of the Business Combination), Alpha Merger Sub I Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix (“First Merger Sub”), Alpha Merger Sub II Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix (“Second Merger Sub” and, together with First Merger Sub, the “SPAC Merger Subs”), Alpha Merger Sub III Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix (“Third Merger Sub” and, together with SPAC Merger Subs, the “Merger Subs”) and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (“Semantix”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Semantix and Alpha will become wholly owned subsidiaries of New Semantix (the “Business Combination Proposal”);

(2)

Proposal No. 2 – The Merger Proposal: to authorize, by special resolution, the plan of merger (the “Plan of Merger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, pursuant to which First Merger Sub will be merged with and into Alpha, with Alpha surviving as a direct wholly owned subsidiary of New Semantix (the “Merger Proposal”);

(3)

Proposal No. 3 – The Governing Documents Proposals: to consider and vote upon three separate proposals (collectively, the “Governing Documents Proposals”) to approve, by special resolution, material differences between the amended and restated memorandum and articles of association of New Semantix to be in effect following the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (together, the “Proposed Governing Documents”), and the existing amended and restated memorandum and articles of association of Alpha (together, the “Existing Governing Documents”); and

(4)

Proposal No. 4 – The Adjournment Proposal: to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Alpha shareholders, (ii) in order to solicit additional proxies from Alpha shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iii) if Alpha shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the net amount of proceeds actually paid to Alpha from the issuance and sale of an aggregate of 9,364,500 Alpha Class A Ordinary Shares at a price of $10.00 per share pursuant to the subscription agreements with certain investors, equal no less than $85,000,000 after deducting any amounts to be paid to Alpha shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal (collectively, the “Transaction Proposals”) is more fully described in the accompanying proxy statement/prospectus, which we urge each Alpha shareholder to review carefully.

Only holders of record of Alpha’s Class A ordinary shares, par value $0.0001 per share (“Alpha Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share (“Alpha Class B Ordinary Shares”) at the close of business on June 14, 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and accompanying proxy card is being provided to Alpha shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all Alpha shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 71 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Alpha has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal. When you consider the recommendation of these proposals by the board of directors of Alpha, you should keep in mind that Alpha’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to Alpha’s Existing Governing Documents, holders of Alpha’s Class A ordinary shares may request that Alpha redeem all or a portion of its Class A ordinary shares (such shares, the “public shares” and such holders the “public shareholders”) for cash if the Business Combination is consummated. As a public shareholder, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i) (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Alpha’s transfer agent, in which you (a) request that Alpha redeem all or a portion of your public shares for cash, and

(b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii) deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Alpha will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Alpha’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 10, 2022, this would have amounted to approximately $10.01 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Alpha—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing redemption rights, Alpha’s Existing Governing Documents provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination. There will be no redemption rights with respect to Alpha’s warrants. In addition, Alpha Capital Sponsor LLC (the “Sponsor”) has entered into a letter agreement (the “Sponsor IPO letter agreement”) with Alpha pursuant to which Sponsor has agreed, in partial consideration of receiving its Alpha Class B Ordinary Shares issued to Sponsor (“Founder Shares”) and for the covenants and commitments of Alpha therein, to waive its redemption rights with respect to its Founder Shares and any public shares Sponsor may have acquired after Alpha’s IPO in connection with the completion of the Business Combination.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including, among other things, the approval of the Transaction Proposals. There can be no assurance that the closing conditions will be satisfied or that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Alpha redeem public shares in an amount that would cause Alpha’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, including the Mergers and the PIPE Financing.

Alpha’s shareholders should be aware that each of BofA Securities, Inc. (“BofA Securities”), Citigroup Global Markets Inc. (“Citi”) and Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) (collectively, the “Advisors”) has resigned from all of their roles as capital markets advisors, financial advisors and underwriters, as the case may be, in connection with the Business Combination. In addition, BofA Securities and Citi have resigned as underwriters pursuant to Section 11(b)(1) of the Securities Act of 1933, as amended, and have disclaimed any responsibility for any portion of this proxy statement/prospectus. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes hereto and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact D.F. King & Co., Inc., Alpha’s proxy solicitor, by calling (866) 620-2535, or banks and brokers can call collect at (212) 269-5550, or by emailing ASPC@dfking.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Alpha Capital Acquisition Company,

Alec Oxenford

Chairman and Chief Executive Officer

This proxy statement/prospectus is dated                 ,                 and is first being mailed to shareholders of Alpha on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ALPHA CAPITAL ACQUISITION COMPANY

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Dear Alpha Capital Acquisition Company Shareholders:

You are cordially invited to attend the extraordinary general meeting of shareholders of Alpha Capital Acquisition Company (the “extraordinary general meeting”), which we refer to as “we,” “us,” “our” or “Alpha”, to be held online via live webcast, at                 , Eastern Time, on                 , 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of Alpha directors, officers, employees and shareholders, Alpha shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. To attend and participate in the extraordinary general meeting virtually, you must register at                 , which is referred to in the accompanying proxy statement/prospectus as the Alpha meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting.

At the extraordinary general meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a business combination (the “Business Combination”) by the approval and adoption of that certain Business Combination Agreement, dated as of November 16, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”) that Alpha has entered into with Alpha Capital Holdco Company, a Cayman Islands exempted company (“New Semantix”), Alpha Merger Sub I Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix (“First Merger Sub”), Alpha Merger Sub II Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix (“Second Merger Sub” and, together with First Merger Sub, the “SPAC Merger Subs”), Alpha Merger Sub III Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix (“Third Merger Sub” and, together with SPAC Merger Subs, the “Merger Subs”) and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (“Semantix”), including the transactions contemplated thereby. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a) Prior to the closing of the Business Combination (the “Closing”), the Semantix shareholders will contribute their shares of Semantix into a newly incorporated entity in the Cayman Islands (“Newco”) in exchange for ordinary shares of Newco (“Newco Ordinary Shares”) (the “Pre-Closing Exchange”).

(b) On the day of the Closing (the “Closing Date”), (i) First Merger Sub shall be merged with and into Alpha (the “First Merger” and the effective time of the First Merger, the “First Effective Time”), with Alpha surviving as a direct wholly owned subsidiary of New Semantix, (ii) immediately following the First Merger, Alpha, shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New Semantix, and (iii) as promptly as practicable following the Second Merger, Third Merger Sub shall be merged with and into Newco (the “Third Merger” and the effective time, “Third Effective Time”, and, the Newco Merger together with the SPAC Merger, the “Mergers”) with Newco surviving as a direct wholly owned subsidiary of New Semantix.

(c) At the First Effective Time, (i) each issued and outstanding Alpha Class A Ordinary Share and Alpha Class B Ordinary Share will be canceled and converted into the right to receive one ordinary share, par value $0.001 per share, of New Semantix (“New Semantix Ordinary Shares”) and (ii) each issued and outstanding whole warrant to purchase Alpha Class A Ordinary Shares will be converted into the right to purchase one New Semantix Ordinary Share at an exercise price of $11.50 per share (“New Semantix

Warrants”), subject to the same terms and conditions existing prior to such conversion. At the Third Effective Time, based on (i) an implied equity value of $620 million and (ii) a $10.00 per share price for New Semantix Ordinary Shares, (A) each issued and outstanding Newco Ordinary Share will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Semantix Ordinary Shares, as determined in accordance with the exchange ratio set forth in the Business Combination Agreement (the “Exchange Ratio”), (B) each outstanding vested option to purchase Semantix Class A preferred shares (the “Vested Semantix Options”) will be “net exercised” in full immediately prior to the Third Effective Time and, at the Third Effective Time, such net number of Semantix Class A preferred shares will be converted into a number of New Semantix Ordinary Shares determined in accordance with the Exchange Ratio and (C) each outstanding unvested option to purchase Semantix Class A preferred shares (the “Unvested Semantix Options”) will be converted into an option to acquire New Semantix Ordinary Shares, with an amount and value determined in accordance with the Exchange Ratio.

In addition, certain Semantix shareholders will receive additional consideration in the form of earn-out of New Semantix Ordinary Shares (the “Semantix Earn-Out Shares”). The Semantix Earn-Out Shares consists of up to an additional 2,500,000 newly issued New Semantix Ordinary Shares. The Semantix Earn-Out Shares will be issued in two equal 1,250,000 tranches based on the achievement of post-Closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above will also be achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value in excess of the applicable post-Closing share price target set forth above. Such Semantix shareholders’ right and entitlement to receive the Semantix Earn-Out Shares will be forfeited to the extent that the relevant share price targets have not been achieved by the fifth anniversary of the Closing Date.

As a result of the Business Combination, Semantix and Second Merger Sub (which Alpha will be merged with and into) will each become a wholly owned indirect and direct subsidiary, respectively, of New Semantix. Upon the Closing, the name of New Semantix is expected to be changed to Semantix, Inc.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Alpha entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Alpha agreed to issue and sell to the PIPE Investors an aggregate of 9,364,500 Alpha Class A Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $93,645,000 (the “PIPE Financing”). Two of the PIPE Investors are affiliates of our sponsor Alpha Capital Sponsor, LLC (the “Sponsor”) and are officers and directors of Alpha and have agreed to subscribe for 100,000 Alpha Class A Ordinary Shares in the aggregate and two of the PIPE Investors are affiliates of Semantix that have agreed to subscribe for 6,146,500 Alpha Class A Ordinary Shares in the aggregate, all pursuant to the Subscription Agreements on the same terms and conditions as all other PIPE Investors. The Alpha Class A Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. New Semantix has also agreed to grant to the PIPE Investors certain customary registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Further, Innova Capital SPAC, LP (“Innova”), a shareholder of Alpha and affiliate of Sponsor, which owns 2,300,000 Alpha Class A Ordinary Shares, has agreed pursuant to that certain Shareholder Non-Redemption Agreement, dated as of November 16, 2021 (the “Shareholder Non-Redemption Agreement”) to, among other things, vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of Alpha shareholders is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that Innova holds of record or beneficially. As of the date of the accompanying proxy statement/prospectus, the Sponsor and its affiliates subject to the voting obligations under the Sponsor Letter Agreement or Shareholder Non-Redemption Agreement, respectively, collectively own approximately 28.0% of the issued and outstanding ordinary shares.

It is anticipated that, upon completion of the Business Combination, our Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser) will own approximately 8.1% (including earn-out shares subject to vesting) and our public shareholders (other than Innova) will own approximately 20.7%, respectively, of the issued and outstanding New Semantix Ordinary Shares, the PIPE Investors (other than Semantix’s existing shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser)) will own approximately 3.2% of the issued and outstanding New Semantix Ordinary Shares and Semantix’s existing shareholders (when taken together with the New Semantix Ordinary Shares to be issued to the holders of the Vested Semantix Options immediately prior to the Closing) will own approximately 68.1% of the issued and outstanding New Semantix Ordinary Shares. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume that none of Alpha’s existing shareholders exercise their redemption rights. These percentages do not include any transactions that may be entered into after the date hereof or any exercise or conversion of the New Semantix Warrants, Unvested Semantix Options or the issuance of any Semantix Earn-Out Shares. If any of Alpha’s public shareholders exercise redemption rights, or any of the other assumptions are not true, these percentages will be different. You should read “Summary of the Proxy Statement/Prospectus—Ownership of New Semantix Upon Completion of the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon: (a) a proposal to approve, by special resolution, the plan of merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, in relation to the First Merger (the “Merger Proposal”); (b) three separate proposals (collectively, the “Governing Documents Proposals”) to approve, by special resolution, certain material differences between the amended and restated memorandum and articles of association of New Semantix to be in effect following the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (together, the “Proposed Governing Documents”), and the existing amended and restated memorandum and articles of association of Alpha (together, the “Existing Governing Documents”); and (c) a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, for one or more of the Adjournment Purposes (as defined below), which is referred to herein as the “Adjournment Proposal.” Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Alpha shareholders, (ii) in order to solicit additional proxies from Alpha shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iii) if Alpha shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the net amount of proceeds actually paid to Alpha from the issuance and sale of an aggregate of 9,364,500 Alpha Class A Ordinary Shares at a price of $10.00 per share pursuant to the subscription agreements with certain investors, equal no less than $85,000,000 after deducting any amounts to be paid to Alpha shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such condition, the “Minimum Available Cash Condition”) (clause (i), (ii), and (iii), collectively the “Adjournment Purposes”). In no event, however, will we redeem Alpha Class A Ordinary Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Voting and Support Agreement, the Lock-up Agreement, the Subscription Agreements, the Shareholder Non-Redemption Agreement, the Sponsor Letter Agreement, the Shareholders Agreement, the Exchange Agreement and the A&R Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information.

Under the Business Combination Agreement, the closing of the Business Combination is subject to a number of customary closing conditions, including (i) Alpha having at least $5,000,001 of net tangible assets following the exercise by the holders of the Alpha Class A Ordinary Shares issued in Alpha’s initial public offering of securities and outstanding immediately before the First Effective Time of their right to redeem their Alpha Class A Ordinary Shares in accordance with the Existing Governing Documents, (ii) the absence of any material adverse effect, (iii) Alpha shareholders having approved the Business Combination Proposal and each of the other proposals presented to Alpha shareholders in this proxy statement/prospectus and (vi) the Minimum Available Cash Condition. If any of the conditions to Semantix’s obligation to consummate the Business Combination are not satisfied, then Semantix will not be required to consummate the Business Combination.

The Alpha Class A Ordinary Shares and Alpha’s warrants and units are currently listed on Nasdaq under the symbols “ASPC,” “ASPCW” and “ASPCU,” respectively. New Semantix has applied to list its New Semantix Ordinary Shares and warrants on the Nasdaq under the symbols “STIX” and “STIXW”, respectively, in connection with the closing of the Business Combination. We cannot assure you that the New Semantix Ordinary Shares or its warrants will be approved for listing on the Nasdaq. Each of Alpha and Semantix is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 is, and consequently, following the Business Combination, New Semantix will be, an “emerging growth company”. As such, New Semantix has elected to comply with certain reduced public company reporting requirements.

Pursuant to the Existing Governing Documents, an Alpha shareholder may request that Alpha redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Alpha’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Alpha shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if an Alpha shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms to Continental, Alpha will redeem such public shares (or portion thereof, as applicable) for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Alpha’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 10, 2022, based on funds contained in the trust account of approximately $230.3 million, this would have amounted to approximately $10.01 per issued and outstanding public share. If an Alpha shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Alpha—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. Notwithstanding the foregoing, an Alpha shareholder, together with any affiliate of such public shareholder or any other person with whom such Alpha shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if an Alpha shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

Subsequent to the execution of the Business Combination Agreement, the Semantix shareholders approved the Business Combination and agreed to perform the Pre-Closing Exchange, including the exchange of their shares of Semantix for the Newco Ordinary Shares, and ultimately the exchange of their Newco Ordinary Shares for New Semantix Ordinary Shares.

The Sponsor, which owns 5,750,000 Class B ordinary shares of Alpha, has agreed pursuant to that certain Sponsor Letter Agreement, dated as of November 16, 2021 (the “Sponsor Letter Agreement”) to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including any amendments to the Existing Governing Documents) and (ii) waive certain anti-dilution protections to which they would otherwise be entitled in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. In addition, the Sponsor has agreed, pursuant to the Sponsor Letter Agreement, that 862,500 of New Semantix Ordinary Shares to be issued to Sponsor in respect of the Class B ordinary shares of Alpha held by the Sponsor as of the date of the Sponsor Letter Agreement (such 862,500 shares of New Semantix Ordinary Shares, the “Alpha Earn-Out Shares”) will be subject to vesting requirements. The Alpha Earn-Out Shares will vest in two equal 431,250 tranches based on the achievement of post-Closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above is also achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value in excess of the applicable post-Closing share price target set forth above. The Alpha Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Semantix or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture, the Alpha Earn-Out Shares will, with the exception of the right to receive dividends and other limited exceptions, be entitled to all rights of other shares of New Semantix Ordinary Shares. See “Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

In addition, if the Business Combination is consummated, New Semantix, the Sponsor and certain other shareholders of Semantix will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), which will amend and restate in its entirety Alpha’s existing Registration Rights Agreement, dated as of February 18, 2021, by and among Alpha and Sponsor as of the Closing. As a result, the Sponsor and certain other shareholders of Semantix party thereto will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations, so long as such demand includes a number of registrable securities (as defined below) with a total offering price in excess of $30 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Semantix shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing. New Semantix has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing. See “Business Combination Proposal—Certain Agreements Related to the Business Combination—Amended and Restated Registration Rights Agreement” in the accompanying proxy statement/prospectus for more information related to the Amended and Restated Registration Rights Agreement.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all Alpha shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 71 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Alpha has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal. When you consider the recommendation of these proposals by the board of directors of Alpha, you should keep in mind that

Alpha’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Merger Proposal and the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Alpha’s shareholders should be aware that each of BofA Securities, Inc. (“BofA Securities”), Citigroup Global Markets Inc. (“Citi”) and Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) (collectively, the “Advisors”) has resigned from all of their roles as capital markets advisors, financial advisors and underwriters, as the case may be, in connection with the Business Combination. In addition, BofA Securities and Citi have resigned as underwriters pursuant to Section 11(b)(1) of the Securities Act of 1933, as amended, and have disclaimed any responsibility for any portion of this proxy statement/prospectus. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus. See “Summary—Recent Developments”.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. Accordingly, your failure to vote by proxy or to vote in person at the extraordinary general meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, ALPHA’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO

CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Alpha’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

                , 2022

Sincerely,

Alec Oxenford
Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                  and is first being mailed to shareholders on or about                 .

ANNEXES

Annex A – Business Combination Agreement

Annex B – Form of Plan of Merger

Annex C – Form of Amended and Restated Memorandum and Articles of Association of New Semantix

Annex D – Voting and Support Agreement

Annex E – Lock-up Agreement

Annex F – Form of Subscription Agreement

Annex G – Shareholder Non-Redemption Agreement

Annex H – Sponsor Letter Agreement

Annex I – Shareholders Agreement

Annex J – Exchange Agreement

Annex K – Form of Amended and Restated Registration Rights Agreement

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Alpha Capital Holdco Company (“New Semantix”) (File No. 333-262552), constitutes a prospectus of New Semantix under Section 5 of the Securities Act of 1933, as amended, with respect to the New Semantix Ordinary Shares (as defined below) to be issued to Alpha Capital Acquisition Company (“Alpha”) shareholders, as well as the warrants to acquire New Semantix Ordinary Shares to be issued to Alpha warrantholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the extraordinary general meeting of Alpha shareholders at which Alpha shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, among other matters.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “US$” and “U.S. dollar” each refer to the United States dollar; and

•	“R$” and “reais” each refer to the Brazilian real.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Semantix” refers to Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil, the term “Alpha” refers to Alpha Capital Acquisition Company, a Cayman Island exempted company, and the term “New Semantix” refers to Alpha Capital Holdco Company, a Cayman Islands exempted company. Upon closing of the Business Combination, New Semantix is expected to change its name to Semantix, Inc.

All references to “we,” “us” or “our” refer to Alpha, unless the context otherwise requires or as specified in certain sections or subsections of this proxy statement/prospectus, including, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix”, as indicated therein, in which case, “we,” “us,” or “our” refer to Semantix and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Semantix and its subsidiaries following the consummation of the Business Combination.

In this document:

“Adjournment Proposal” means a proposal to adjourn the extraordinary general meeting of the shareholders of Alpha to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote at such extraordinary general meeting or public shareholders have elected to redeem an amount of public shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

“2021 Plan” means the Stock Option Plan of Semantix.

“2022 Plan” means the New Semantix 2022 Omnibus Incentive Plan.

“Alpha Board” means the Alpha board of directors.

“Alpha Class A Ordinary Shares” means Alpha’s Class A ordinary shares, par value $0.0001 per share.

“Alpha Class B Ordinary Shares” means Alpha’s Class B ordinary shares, par value $0.0001 per share.

“Alpha Earn-Out Shares” means the 862,500 of New Semantix Ordinary Shares that the Sponsor has agreed will be subject to vesting requirements under the Sponsor Letter Agreement.

“Alpha Ordinary Shares” means the Alpha Class A Ordinary Shares and the Alpha Class B Ordinary Shares, collectively.

“Alpha Parties” means Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub.

“Alpha shareholders” means the holders of Alpha Ordinary Shares.

“Alpha Warrants” means the public warrants and the private placement warrants.

“Alpha warrantholders” means holders of the public warrants and the private placement warrants.

“Articles” means the amended and restated memorandum and articles of association of New Semantix that will be in effect upon the Closing of the Business Combination.

“Available Cash” means an amount equal to the sum of, immediately prior to the Closing, (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to Alpha shareholders that exercise their redemption rights in connection with the Business Combination), plus (ii) the net amount of proceeds actually received by Alpha pursuant to the PIPE Financing.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, to be entered into by New Semantix, the Sponsor and certain persons named therein at the consummation of the Business Combination, pursuant to which that certain Registration Rights Agreement, dated as of February 18, 2021, shall be amended and restated in its entirety, as of the Closing.

“broker non-vote” means the failure of an Alpha shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 16, 2021, as may be amended, supplemented, or otherwise modified from time to time, by and among Alpha, New Semantix, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Mergers.

“Central Bank” means the Banco Central do Brasil, or Brazilian Central Bank.

“Closing” means the consummation of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Continental” refers to Continental Stock Transfer & Trust Company.

“COVID-19” or the “COVID-19 pandemic” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“Crescera” means Crescera Growth Capital Master Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil.

“CVM” means the Comissão de Valores Mobiliários, or Brazilian Securities Commission.

“Designated Stock Exchange” means any national securities exchange including Nasdaq Capital Market or Nasdaq.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing the (a) the Per Share Merger Consideration Value by (b) $10.00, rounded down to two decimal places.

“Existing Governing Documents” means the amended and restated memorandum and articles of association of Alpha.

“extraordinary general meeting” means the extraordinary general meeting of Alpha to be held online via live webcast, at                 , Eastern Time, on                 , 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

“First Effective Time” means the time at which the First Merger becomes effective.

“First Merger” means the merger of First Merger Sub with and into Alpha pursuant to the Business Combination Agreement, with Alpha surviving as a directly wholly owned subsidiary of New Semantix.

“First Merger Sub” means Alpha Merger Sub I Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix prior to the consummation of the Business Combination.

“Founder Shares” means the Alpha Class B Ordinary Shares.

“Governing Documents Proposals” means Governing Documents Proposal A, Governing Documents Proposal B and Governing Documents Proposal C.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Innova” means Innova Capital SPAC, LP, an exempted limited partnership registered in and formed under the laws of the Cayman Islands.

“Inovabra” means Fundo de Investimento em Partipações Inovabra I—Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil.

“initial shareholders” means the holders of Alpha Class B Ordinary Shares.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Alpha’s initial public offering of units, consummated on February 23, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger Proposal” means a proposal by special resolution to approve the Plan of Merger.

“Mergers” means the First Merger, Second Merger and Third Merger.

“management” or our “management team” means the officers of Alpha.

“Minimum Available Cash Condition” means the condition that Available Cash shall be greater than or equal to $85,000,000.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New Semantix Options” means the options to purchase New Semantix Ordinary Shares.

“New Semantix Ordinary Shares” means the Class A ordinary shares, par value $0.001 per share, of New Semantix.

“New Semantix Warrants” means the warrants, issued by Alpha, to acquire Alpha Class A Ordinary Shares that are outstanding immediately prior to the First Effective Time, as converted in the First Merger such that they represent the right to acquire the same number of New Semantix Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the First Effective Time.

“Newco” means a to-be formed exempted company incorporated with limited liability in the Cayman Islands.

“Newco Ordinary Shares” means the Class A ordinary shares, par value $0.01 per share, of Newco.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration Value” means an amount equal to $620,000,000 divided by the sum of (a) number of Newco Ordinary Shares outstanding immediately prior to the Third Effective Time after giving effect to the Pre-Closing Exchange and (b) the net number of Semantix Ordinary Shares issuable to Semantix optionholders after each Vested Semantix Option is automatically, and without any action on the part of any Semantix optionholder, is “net exercised” in full immediately prior to the Third Effective Time.

“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for and purchase an aggregate an aggregate of 9,364,500 Alpha Class A Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $93,645,000, to be consummated in connection with the Closing.

“PIPE Investors” means the investors participating in the PIPE Financing, collectively.

“Plan of Merger” means the plan of merger pursuant to which First Merger Sub will be merged with and into Alpha, following which the separate corporate existence of First Merger Sub shall cease and Alpha shall continue as the surviving entity and as a wholly-owned subsidiary of New Semantix.

“Pre-Closing Exchange” means the exchange that Semantix shareholders will complete prior to the First Effective Time (and conditioned upon the Closing), pursuant to which the Semantix shareholders will contribute their Semantix Shares to Newco in exchange for newly issued Newco Ordinary Shares.

“private placement warrants” means the warrants to purchase Alpha Class A Ordinary Shares purchased in a private placement in connection with the IPO.

“prospectus” means the prospectus included in the Registration Statement on Form F-4 (Registration No. 333-262552) filed with the U.S. Securities and Exchange Commission.

“Proposed Governing Documents” means the proposed amended and restated proposed memorandum and articles of association of New Semantix.

“public shares” means Alpha Class A Ordinary Shares issued as part of the units sold in the IPO.

“public shareholders” means the holders of Alpha Class A Ordinary Shares.

“public warrants” means the warrants included in the units sold in Alpha’s IPO, each of which is exercisable for one Alpha Class A Ordinary Share, in accordance with its terms.

“redemption” means the redemption of public shares for cash pursuant to the Existing Governing Documents.

“registrable securities” means collectively any (a) New Semantix Ordinary Shares issued or issuable (including the private placement warrants) held by a party to the A&R Registration Rights Agreement as of immediately following the Closing, (b) any other equity security of New Semantix acquired by a party to the A&R Registration Rights Agreement following the Closing to the extent such securities are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) New Semantix Ordinary Shares issued or issuable (including the private placement warrants) held by a permitted transferee under the A&R Registration Rights Agreement who executes a joinder thereto, or (d) any other equity security of New Semantix issued or issuable with respect to any such New Semantix Ordinary Share referenced in clauses (a), (b) or (c) by way of share capitalization, share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, amalgamation, spin-off, reorganization or similar transaction, subject, in each of the foregoing cases, to certain exceptions, including, but not limited to, any potential New Semantix Ordinary Shares received by a New Semantix shareholder in connection with the PIPE Financing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” means the time at which the Second Merger becomes effective.

“Second Merger” means the merger of Second Merger Sub with and into Alpha pursuant to the Business Combination Agreement, with Second Merger Sub surviving as a directly wholly owned subsidiary of New Semantix.

“Second Merger Sub” means Alpha Merger Sub II Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix prior to the consummation of the Business Combination.

“Securities Act” means the Securities Act of 1933, as amended.

“Semantix Earn-Out Shares” means up to 2,500,000 earn-out shares of New Semantix Ordinary Shares issuable to certain Semantix shareholders.

“Semantix’s Founders” means, collectively, DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands.

“Semantix Options” means the outstanding and unexercised options to purchase Semantix Class A preferred shares issued pursuant to the 2021 Plan of Semantix, whether or not then vested or fully exercisable.

“Semantix optionholder” means a holder of Semantix Options.

“Semantix Ordinary Shares” means the common shares, no par value per share, of Semantix.

“Semantix Preferred Shares” means the (i) Class A preferred shares, no par value per share, of Semantix and (ii) the Class B preferred shares, no par value per share, of Semantix.

“Semantix Board” means the Semantix board of directors.

“Semantix shareholders” means the holders of Semantix Shares.

“Semantix Shares” means the Semantix Ordinary Shares and the Semantix Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“SPAC Mergers” means the First Merger and Second Merger.

“Sponsor” means Alpha Capital Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Letter Agreement” means the letter agreement, dated as of November 16, 2021, by and among Sponsor, Alpha and Semantix pursuant to which the Sponsor agreed to vote all of its Founder Shares in favor of the Business Combination and related transactions and to take certain other actions in support of the Business Combination Agreement and related transactions.

“Subscription Agreements” mean the subscription agreements, entered into by Alpha and each of the PIPE Investors in connection with the PIPE Financing.

“Third Effective Time” means the time at which the Third Merger becomes effective.

“Third Merger” means the merger of Third Merger Sub with and into Newco pursuant to the Business Combination Agreement, with Newco surviving as a directly wholly owned subsidiary of New Semantix.

“Third Merger Sub” means Alpha Merger Sub III Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix prior to the consummation of the Business Combination.

“transfer agent” means Continental, Alpha’s transfer agent.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the private placement warrants.

“units” means the 23,000,000 units issued in connection with the IPO, each of which consisted of one Alpha Class A Ordinary Share and one-half of one public warrant.

“Unvested Semantix Options” means each unvested Semantix Option.

“U.S. GAAP” means United States generally accepted accounting principles.

“Vested Semantix Options” means each vested Semantix Option.

“Warrant Agreement” means the warrant agreement governing Semantix’s outstanding warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Semantix’s, Alpha’s or New Semantix’s future financial position, results of operations, business strategy and plans and objectives of management for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements include, without limitation, Semantix’s or Alpha’s expectations concerning the outlook for their or New Semantix’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of New Semantix as set forth in the sections of this proxy statement/prospectus. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.

The forward-looking statements are based on the current expectations of the management of Alpha and Semantix, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Alpha and the following important factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain Alpha shareholder approval or otherwise;

•	the inability to complete the PIPE Investment;

•

the risk that the proposed Business Combination disrupts current plans and operations of Semantix as a result of the announcement and/or consummation of the transactions contemplated by the Business Combination Agreement;

•	the ability to recognize the anticipated benefits of the combination of Alpha and Semantix;

•	costs related to the proposed Business Combination;

•	geopolitical risk, including the outcome and consequences of the 2022 presidential elections in Brazil and impacts of the ongoing conflict between Russia and Ukraine;

•	changes in applicable laws or regulations;

•	the possibility that Alpha and/or Semantix may be adversely affected by other economic factors, particularly in Brazil;

•	business and/or competitive factors;

•	Semantix’s estimates of its financial performance and ability to execute its business strategy;

•	the impact of natural disasters or health epidemics/pandemics, including the ongoing COVID-19 pandemic and its impact on the demand for Semantix’s data solutions and services;

•	Semantix’s ability to attract and retain customers for its proprietary data solutions and expand this line of business in accordance with expectations or at all;

•	operational risk;

•	risks related to data security and privacy;

•	the ability to implement business plans, growth strategy and other expectations after the completion of the Business Combination;

•	unexpected costs or expenses;

•	changes to accounting principles and guidelines;

•

litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Semantix’s resources, including potential litigation regarding the Business Combination;

•	fluctuations in exchange rates between the Brazilian real, the Colombian peso, the Mexican peso and the United States dollar; and

•	the risks that the closing of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Alpha and Semantix prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Semantix and Alpha caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Semantix nor Alpha undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Semantix or Alpha will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Alpha’s public filings with the SEC or, upon and following the consummation of the Business Combination, in New Semantix’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology/data adoption rates, is based on the good faith estimates of Semantix’s management, which in turn are based upon Semantix’s management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information, as indicated. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Semantix is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” of this proxy statement/prospectus.

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting of shareholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Alpha shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein. Unless the context otherwise requires, all references in this subsection to “Alpha,” “we,” “us” or “our” refer to the business of Alpha Capital Acquisition Company prior to the consummation of the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:

Alpha shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, (a) on the Closing Date, (i) First Merger Sub shall be merged with and into Alpha, with Alpha surviving as a direct wholly-owned subsidiary of New Semantix, (ii) immediately following the First Merger, Alpha, shall be merged with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly-owned subsidiary of New Semantix, and (iii) as promptly as practicable following the Second Merger, Third Merger Sub shall be merged with and into Newco with Newco surviving as a direct wholly owned indirect subsidiary of New Semantix.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety. This proxy statement/prospectus includes descriptions of the Business Combination Agreement and particular provisions therein. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Business Combination Agreement.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, and the Merger Proposal and the Governing Documents Proposals require a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The units, Alpha Class A Ordinary Shares and Alpha Warrants are currently listed on Nasdaq under the symbols “ASPCU,” “ASPC” and “ASPCW,” respectively. Upon the Closing of the Business Combination, the name of New Semantix is expected to change to Semantix, Inc. New Semantix has applied to list the New Semantix Ordinary Shares and New Semantix Warrants on Nasdaq under the proposed symbols “STIX” and “STIXW,” respectively. New Semantix will not have units traded following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of New Semantix with respect to the New Semantix Ordinary Shares it will issue in the proposed Business Combination and the New Semantix Warrants.

Alpha’s shareholders should be aware that each of BofA Securities, Inc. (“BofA Securities”), Citigroup Global Markets Inc. (“Citi”) and Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) (collectively, the “Advisors”) has resigned from all of their roles as capital markets advisors, financial advisors and underwriters, as the case may be, in connection with the Business Combination. In addition, BofA Securities and Citi have resigned as underwriters pursuant to Section 11(b)(1) of the Securities Act of 1933, as amended, and have disclaimed any responsibility for any portion of this proxy statement/prospectus. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES.

Q:	What matters will shareholders consider at the extraordinary general meeting?

A:	At the Alpha extraordinary general meeting of shareholders, Alpha will ask its shareholders to vote in favor of the following proposals (the “Transaction Proposals”):

•	The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination;

•	The Merger Proposal—a proposal by special resolution to approve the Plan of Merger;

•	The Governing Documents Proposals—three separate proposals by special resolution to approve, material differences between the Proposed Governing Documents and the Existing Governing Documents; and

•

The Adjournment Proposal—a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting or if Alpha shareholders have elected to redeem an amount of public shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

For more information, please see “Business Combination Proposal,” “Merger Proposal,” “Governing Documents Proposals” and “Adjournment Proposal.”

Alpha will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Alpha should read it carefully and in its entirety.

Q:	What differences will there be between the Proposed Governing Documents and the Existing Organizational Documents that shareholders will consider at the extraordinary general meeting?

A:

Alpha’s Existing Governing Documents will effectively be replaced by the Proposed Governing Documents of New Semantix given that Alpha shareholders will, effective as of the consummation of the Business Combination (and assuming such shareholders do not redeem their Alpha Class A Ordinary Shares) hold New Semantix Ordinary Shares subject to the Proposed Governing Documents. Alpha’s shareholders are asked to consider and vote upon and to approve by special resolution three separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents, which Proposed Governing Documents differ materially from the Existing Governing Documents:

Existing Governing Documents of Alpha	Proposed Governing Documents of New Semantix

Authorized Share Capital (Governing Documents Proposal 3A)

Alpha authorized share capital is $22,100 divided into (i) 200,000,000 Class A Ordinary Shares of a par value of $0.0001 each, (ii) 20,000,000 Class B Ordinary Shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each.	New Semantix will be authorized to issue 287,500,000 New Semantix Ordinary Shares, par value $0.001 per New Semantix Ordinary Share. Every holder of New Semantix Ordinary Shares, present in person or by proxy and entitled to vote thereon, shall be entitled to one vote in respect of each Ordinary Share held by them.

Existing Governing Documents of Alpha	Proposed Governing Documents of New Semantix

Method to Appoint and Elect Directors (Governing Documents Proposal 3B)
Prior to the closing of an initial business combination, Alpha may appoint or remove any director by ordinary resolution of the holders of Class B Ordinary Shares. Prior to the closing of an initial business Combination, holders of the Alpha Class A Ordinary Shares have no right to vote on the appointment or removal of any director.	Per the Articles and Shareholders Agreement, immediately following the Closing of the Business Combination, New Semantix’s board of directors will consist of seven directors, of which (i) four directors will be designated by Semantix’s Founders (with at least two such directors being independent if the director designated by the Sponsor is independent or, if the director designated by the Sponsor is not independent, with at least three of such directors being independent), (ii) one director will be designated by Crescera, (iii) one director will be designated by Inovabra, and (iv) one director will be designated by the Sponsor. The directors will be divided into three staggered classes designated as Class I, Class II and Class III. Director nominees must be elected by an ordinary resolution of the holders of New Semantix Ordinary Shares in accordance with the Articles and the Shareholders Agreement at each annual general meeting of New Semantix to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New Semantix shall be nominated by the directors. At the 2023 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. Subject to the Articles and Shareholders Agreement, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Without prejudice to the power of New Semantix to appoint a person to be a director by ordinary resolution and subject to the Articles, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.

Existing Governing Documents of Alpha	Proposed Governing Documents of New Semantix

Other Changes in Connection with Adoption of the Proposed Governing Documents (Governing Documents Proposal 3C)
The Existing Governing Documents include provisions related to Alpha’s status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to Alpha’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as Alpha will cease to be a blank check company at such time.

Q:	Are any of the proposals conditioned on one another?

A:

No. The Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal are not conditioned on one another. It is important for you to note that in the event that the Business Combination Proposal is not approved, then Alpha will not consummate the Business Combination. If Alpha does not consummate the Business Combination and fails to complete an initial business combination by February 23, 2023, Alpha will be required to dissolve and liquidate.

Q:	Why is Alpha proposing the Business Combination Proposal?

A:

Alpha is a blank check company incorporated on December 10, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While we may pursue an initial business combination opportunity in any industry or sector, we intend to capitalize on the ability of our management team to identify and acquire a business or businesses that can benefit from our management team’s established global relationships and operating experience. Alpha is not permitted under the Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations. Alpha has identified several general criteria and guidelines it believes are important in analyzing prospective target businesses for a business combination for evaluating acquisition opportunities. Alpha has sought a target that it believes:

•	has a first-mover advantage or a sizable market share in their segment and the opportunity to achieve market leadership with access to capital at a competitive all-in cost;

•	has an equity value between $600 million and $1.5 billion;

•	will continue to be managed and operated by its the founders and management team;

•	has a recurrent and scalable revenue business model;

•	has a clear path to profitable growth;

•

can utilize access to the public equity markets to enhance its ability to pursue -accretive transformational or tuck-in acquisitions, high-return on capital growth projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly-traded equity compensation;

•	is mindful of environmental, social and governance factors;

•	has recession-resilient business models as well as experience in absorbing the recurring volatility in Latin American countries;

•	has founders and management teams who are able to execute on the target markets they pursue and serve;

•	has management and stakeholders who aspire to have their business become a public company; and

•	is well-positioned to provide a strong risk-adjusted return profile with substantial upside potential to balance and limit potential downside risks.

Based on its due diligence investigations of Semantix and the industry in which it operates, including the financial and other information provided by Semantix in the course of negotiations, the Alpha Board believes that Semantix meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The Alpha Board’s Reasons for the Business Combination.”

Although the Alpha Board believes that the Business Combination with Semantix presents an attractive business combination opportunity and is in the best interests of Alpha and Alpha shareholders, the Alpha Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The Alpha Board’s Reasons for the Business Combination”, “Risk Factors—Risks Related to Semantix’s Business and Industry”, “Risk Factors—Risks Related to New Semantix” and “Risk Factors—Risks Related to the Business Combination.” You should also consider that Alpha’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus.”

Q:	What will Semantix’s equityholders receive in return for the Business Combination with Alpha?

A:

Prior to the Closing, the Semantix shareholders will contribute their shares of Semantix into Newco in exchange for Newco Ordinary Shares. At the Third Effective Time, based on (i) an implied equity value of $620 million and (ii) a $10.00 per share price for New Semantix Ordinary Shares, (A) each issued and outstanding Newco Ordinary Share will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Semantix Ordinary Shares, as determined in accordance with the Exchange Ratio, (B) each Vested Semantix Option will, automatically and without any action on the part of any Semantix optionholder, be “net exercised” in full immediately prior to the Third Effective Time and, at the Third Effective Time, such net number of Semantix Ordinary Shares or Semantix Preferred Shares issuable to the Semantix optionholder shall be converted into a number of New Semantix Ordinary Shares determined in accordance with the Exchange Ratio and (C) each Unvested Semantix Option will, automatically and without any action on the part of any Semantix optionholder, be assumed by New Semantix and will be converted into an option to acquire New Semantix Ordinary Shares, with an amount and value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code).

In addition, certain Semantix shareholders will receive consideration in the form of earn-out shares of New Semantix Ordinary Shares. The Semantix Earn-Out Shares consists of up to an additional 2,500,000 newly issued New Semantix Ordinary Shares. The Semantix Earn-Out Shares will be issued in two equal 1,250,000 tranches based on the achievement of post-Closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above will also be achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by New Semantix’s board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Such Semantix shareholders’ right and entitlement to receive the Semantix Earn-Out Shares will be forfeited to the extent that the relevant share price targets have not been achieved by the fifth anniversary of the Closing Date.

Q:	Who is Semantix?

A:

Founded in 2010, with operations across Latin America and an emerging presence in the United States, Semantix offers proprietary data solutions as a service (“SaaS”) and third-party software licenses together with highly complementary artificial intelligence (“AI”) and data analytics services designed to enable companies to manage data effectively. Semantix’s software solutions aim to extract business insights and apply AI automation for Semantix’s customers across their business processes, with Semantix serving over 300 companies across a broad range of sectors, including finance, retail, telecommunications, healthcare, industrials and agribusiness, among others, with a varied client portfolio of all sizes, from small businesses to large enterprises.

Semantix offers a robust set of software solutions to its customers that allow them to simply, nimbly and securely manage their data through (i) its proprietary SaaS software solutions, primarily its propriety data integration platform, which we refer to as the Semantix Data Platform (“SDP”), which Semantix expects to propel future revenue growth at an accelerated pace with attractive margins, (ii) third-party software licenses and (iii) AI and data analytics services, which Semantix offers to customers to further enrich their data journeys. We believe Semantix’s unique value proposition is an internally-developed, frictionless, end-to-end proprietary SDP.

SDP seeks to reduce the complexity in the implementation of big data projects via an all-in-one proprietary platform that guides customers through their entire data lifecycles, from capturing data, to structuring that data in the form of a data lake, then providing easy access to such data for exploration and interaction and, finally, creating reports, dashboards and algorithms fueled by the data to enhance business performance.

The graphic below highlights the key features and competitive advantages of SDP:

Q:	What equity stake will current Alpha shareholders and Semantix shareholders have in New Semantix after the Closing?

A:

As of the date of this proxy statement/prospectus, there are (i) 23,000,000 Alpha Class A Ordinary Shares outstanding underlying units issued in the IPO and (ii) 5,750,000 Alpha Class B Ordinary Shares outstanding (all of which are held by the Sponsor). As of the date of this proxy statement/prospectus, there are 7,000,000 private placement warrants outstanding (all of which are held by the Sponsor) and 11,500,000 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one Alpha Class A Ordinary Shares and will entitle the holder thereof to purchase one New Semantix Ordinary Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Alpha’s outstanding public shares are redeemed in connection with the Business Combination), Alpha’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 47,250,000 ordinary shares.

Alpha cannot predict how many of the public Alpha shareholders will exercise their right to have their Alpha Class A Ordinary Shares redeemed for cash. As a result, Alpha has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios of Alpha shares into cash, each of which produce different allocations of total Alpha equity between holders of Alpha Ordinary Shares. The following table illustrates varying estimated ownership levels in New Semantix immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Semantix(1)
	No Redemptions(2)	Interim Redemptions(3)	Maximum Redemptions(4)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser))(5)	20.7%	11.5%	—
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)(5)(6)(7)	8.1%	9.0%	10.2%
PIPE Investors (other than the Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3.2%	3.5%	4.0%
Semantix shareholders(8)	68.1%	75.9%	85.8%

(1)

As of immediately following the consummation of the Business Combination and in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”

(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(5)	Excludes New Semantix Warrants.
(6)

Considering the exercise of all New Semantix Warrants, the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser) would own (i) 13.7% of New Semantix’s share capital under the no redemptions scenario, (ii) 15.8% of New Semantix’s share capital under the interim redemptions scenario, and (iii) 18.5% of New Semantix’s share capital under the maximum redemptions scenario.

(7)

Includes 862,500 Alpha Earn-Out Shares subject to vesting requirements under the Sponsor Letter Agreement but which, prior to vesting or forfeiture, entitle the holder to all rights of other New Semantix Ordinary Shares (other than the right to receive dividends), including the right to vote.

(8)	Excludes (i) equity awards issued at Closing upon rollover of the Unvested Semantix Options, (ii) Semantix Earn-Out Shares, and (iii) equity awards to be issued under the 2022 Plan.

The actual results will likely be within the parameters described by the three redemption scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results.

Q:	Who will be the executive officers and directors of New Semantix if the Business Combination is consummated?

The Business Combination Agreement provides that, immediately following the Closing. New Semantix’s board of directors will consist of seven directors. The initial composition of New Semantix’s board of directors will be comprised of (i) six individuals to be designated by certain New Semantix shareholders as specified in the Shareholders Agreement (of which four directors will be designated by Semantix’s Founders, one director will be designated by Crescera and one director will be designated by Inovabra) and (ii) one individual by the Sponsor, in each case, in accordance with, and subject to, the terms and conditions of the Shareholders Agreement. The directors of New Semantix will include Leonardo dos Santos Poça D’Água, Dorival Dourado Júnior, Veronica Allende Serra, Jaime Cardoso Danvila, Rafael Padilha de Lima Costa, Rafael Steinhauser and Ariel Lebowits. See “New Semantix Management After the Business Combination—Executive Officers and Directors.”

New Semantix’s executive team following the Closing is expected to be comprised of Leonardo dos Santos Poça D’Água (Chief Executive Officer), Adriano Alcalde (Chief Financial Officer), André Guimarães Frederico (General Manager Latin America), Mathias Rech Santos (Chief Human Resources Officer) and Marcela Bretas (Chief Strategy Officer).

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including that Alpha’s shareholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement.”

Q:	What happens if I sell my shares of Alpha Ordinary Shares before the extraordinary general meeting of shareholders?

A:

The record date for the extraordinary general meeting of shareholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Alpha Ordinary Shares after the record date, but before the extraordinary general meeting of shareholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting of shareholders. However, you will not be entitled to receive any New Semantix Ordinary Shares following the Closing because only Alpha’s shareholders on the date of the Closing will be entitled to receive New Semantix Ordinary Shares in connection with the Closing.

Q:	What vote is required to approve the proposals presented at the extraordinary general meeting of shareholders?

A:

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Merger Proposal and the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Accordingly, an Alpha shareholder’s failure to vote by proxy or to vote in person at the extraordinary general meeting of shareholders, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. For purposes of approval, an abstention or failure to vote will have no effect on the Adjournment Proposal.

Q:	Do Semantix’s shareholders need to approve the Business Combination?

A:

Following the execution of the Business Combination Agreement, Semantix delivered to Alpha a copy of the minutes of the shareholders’ meeting of Semantix held by Semantix’s ordinary shareholders, confirming an irrevocable approval by such shareholders of the Business Combination and the Pre-Closing Exchange. In addition, subsequent to the execution and delivery of the Business Combination Agreement, the Semantix shareholders agreed to perform the Pre-Closing Exchange, including voting in favor of the relevant matters and the exchange of their Semantix Shares for the Newco Ordinary Shares.

Q:	Will Alpha or New Semantix issue additional equity securities in connection with the consummation of the Business Combination?

A:

In connection with the Business Combination, Alpha entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Alpha agreed to issue and sell to the PIPE Investors an aggregate of 9,364,500 Alpha Class A Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $93,645,000. Two of the PIPE Investors are affiliates of our Sponsor and are officers and directors in Alpha and have agreed to subscribe for 100,000 Alpha Class A Ordinary Shares in the aggregate and two of the PIPE Investors are affiliates of Semantix that have agreed to subscribe for 6,146,500 Alpha Class A Ordinary Shares in the aggregate, all pursuant to the Subscription Agreements on the same terms and conditions as all other PIPE Investors. The Alpha Class A Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. In connection with the First Merger, each Alpha Class A Ordinary Shares to be issued to PIPE Investors pursuant to the Subscription Agreements will be cancelled and converted into the right to receive one New Semantix Ordinary Share. New Semantix will grant the PIPE Investors certain customary registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Q:

What are the material differences, if any, in the terms and price of securities issued at the time of the IPO as compared to the securities that will be issued as part of the PIPE Financing at the closing of the Business Combination?

A:

The units issued at the time of the time of the IPO consisted of one Alpha Class A Ordinary Share and one-half of one public warrant, at an offering price of $10.00 per unit. In connection with the First Merger, each Alpha Class A Ordinary Share will be canceled and will be converted into the right to received one New Semantix Ordinary Share and each issued and outstanding warrant to purchase Alpha Class A Ordinary Shares will be converted into one New Semantix Warrant. The PIPE Investors will receive Alpha Class A Ordinary Shares at a price of $10.00 per share as part of the PIPE Financing at the closing of the Business Combination. Pursuant to the Subscription Agreements, New Semantix agreed that, within 30 days of the closing of the PIPE Financing, New Semantix will submit to the SEC (at New Semantix’s sole cost and expense) a registration statement registering the resale of the New Semantix Ordinary Shares to be received by the PIPE Investors by virtue of the First Merger in respect of their Alpha Class A Ordinary Shares issued pursuant to the PIPE Financing, and New Semantix will use its commercially reasonable efforts to have such resale registration statement declared effective upon the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies New Semantix that it will “review” such resale registration statement) and (ii) the 10th business day after the date the SEC notifies New Semantix that it will not “review” such resale registration statement. No New Semantix Warrants will be issued in the PIPE Financing.

Q:	How many votes do I have at the extraordinary general meeting of shareholders?

A:

Alpha’s shareholders are entitled to one vote at the extraordinary general meeting for each share of Alpha Ordinary Shares held of record as of the record date. As of the close of business on the record date, there were 28,750,000 outstanding shares of Alpha Ordinary Shares.

Q:	How will the Sponsor vote?

A:

The Sponsor, which owns 5,750,000 Alpha Class B Ordinary Shares, has agreed pursuant to the Sponsor Letter Agreement to, among other things, vote in favor of the Business Combination Agreement and the Business Combination contemplated thereby (including any amendments to the Existing Governing Documents) on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. Further, Innova, a shareholder of Alpha and affiliate of the Sponsor which owns 2,300,000 Alpha Class A Ordinary Shares, has agreed pursuant to that certain Shareholder Non-Redemption Agreement, dated as of November 16, 2021 (the “Shareholder Non-Redemption Agreement”) to, among other things, vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of Alpha shareholders is required and agreed not to redeem or exercise any right to redeem any Class A Ordinary Shares of Alpha that such shareholder holds of record or beneficially. As of the date of the accompanying proxy statement/prospectus, the Sponsor and Sponsor’s affiliates subject to the voting obligations under the Sponsor Letter Agreement and the Shareholder Non-Redemption Agreement, respectively, collectively own approximately 28.0% of the issued and outstanding Alpha Ordinary Shares. Assuming only a majority of all the Alpha Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting or by proxy, including the Sponsor and Sponsor’s affiliates subject to the voting obligations under the Sponsor Letter Agreement and the Shareholders Non-Redemption Agreement, (i) 7,187,502 Alpha Ordinary Shares will need to be voted in favor of the Business Combination Proposal and the Adjournment Proposal (which require the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), thus we would not need any additional of the issued and outstanding Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates to be voted in favor of the Business Combination Proposal and the Adjournment Proposal and (ii) 9,583,335 Alpha Ordinary Shares will need to be voted in favor of the Merger Proposal and the Governing Documents Proposals (which require the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting), and of these 9,583,335 Alpha Ordinary Shares, 1,533,335 of the Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates, which represents 5.3% of the total issued and outstanding Alpha Ordinary Shares, need to be voted in favor to approve the Merger Proposal and the Governing Documents Proposals. Assuming all the Alpha Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting or by proxy, including the Sponsor and Sponsor’s affiliates subject to the voting obligations under the Sponsor Letter Agreement and the Shareholders Non-Redemption Agreement, (i) 14,375,001 Alpha Ordinary Shares will need to be voted in favor of the Business Combination Proposal and the Adjournment Proposal (which require the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 14,375,001 Alpha Ordinary Shares, 6,325,001 of the Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates, which represents 22.0% of the total issued and outstanding Alpha Ordinary Shares, need to be voted in favor to approve the Business Combination Proposal and the Adjournment Proposal, and (ii) 19,166,668 Alpha Ordinary Shares will need to be voted in favor of the Merger Proposal and the

Governing Documents Proposals (which require the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting), and of these 19,166,668 Alpha Ordinary Shares, 11,116,668 of the Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates, which represents 38.7% of the total issued and outstanding Alpha Ordinary Shares, need to be voted in favor to approve the Merger Proposal and the Governing Documents Proposals.

Q:	What interests do Alpha’s current officers and directors have in the Business Combination?

A:

In considering the recommendation of our board of directors to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that may conflict with those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that certain of our directors and officers are principals of our Sponsor;

•

the fact that 5,750,000 Founder Shares held by our Sponsor, for which it paid $25,000, will convert on a one-for-one basis, into 5,750,000 shares of New Semantix Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares in New Semantix, as described further below, and will be worthless if an initial business combination is not consummated:

	Alpha Class B Ordinary Shares(1)	Value of Alpha Class B Ordinary Shares implied by Business Combination(3)	Value of Alpha Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	5,750,000	$57,500,000	$56,982,500
Alec Oxenford	—	—	—
Rafael Steinhauser	—	—	—
Rahim Lakhani	—	—	—
Alfredo Capote	—	—	—
David Lorié	—	—	—
Amos Genish	—	—	—
Ariel Lebowits	—	—	—

(1)	Interests shown consist solely of Founder Shares. Such shares will automatically convert into New Semantix Ordinary Shares upon the closing on a one-for-one basis.
(2)	Alpha Capital Sponsor LLC is the record holder of the shares reported herein.
(3)

Assumes a value of $10.00 per share, the deemed value of the New Semantix Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

(4)

Assumes a value of $9.91 per share, which was the closing price of the Alpha Class A Ordinary Shares on the Nasdaq on June 10, 2022. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

•

the fact that if an initial business combination is not consummated by February 23, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $64,650,000 in the aggregate, which investment included $57,500,000 in value of Alpha Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination (inclusive of the Sponsor’s initial capital contribution of $25,000), the 7,000,000 private placement warrants acquired for a purchase price of $7,000,000 in the aggregate, and $150,000 currently outstanding under an unsecured promissory note issued in the amount of up to $500,000;

•

the fact that given the differential in the purchase price that our Sponsor paid for the Alpha Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 5,750,000 New Semantix Ordinary Shares that the Sponsor will receive upon conversion of the Alpha Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Semantix Ordinary Shares trades below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Alpha fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that in connection with the Business Combination, we entered into the Subscription Agreements with the PIPE Investors, which provide for the purchase by the PIPE Investors of an aggregate of 9,364,500 Alpha Class A Ordinary Shares, for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the First Merger;

•

the fact that affiliates of our Sponsor who are our officers and directors have entered into Subscription Agreements with us in connection with the PIPE Financing for an aggregate subscription of 100,000 Alpha Class A Ordinary Shares that will be worthless if an initial business combination is not consummated;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by February 23, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•

the fact that a certain affiliate of our Sponsor who is a shareholder of Alpha owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares, has agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of the Alpha shareholders is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially;

•

the fact that we have issued an unsecured promissory note in the amount of up to $500,000 to our Sponsor, payable in full upon the earlier of June 30, 2022 or the consummation of a business combination. There is currently $150,000 outstanding under such promissory note;

•

the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•

the fact that pursuant to the A&R Registration Rights Agreement (as defined below), the Sponsor can demand registration of its registrable securities and it will also have piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing, whereas it does not have such rights today;

•	the potential continuation of certain of our directors as directors and in other roles at New Semantix; and

•	the continued indemnification of current directors and officers of Alpha and the continuation of directors’ and officers’ liability insurance for a period of six years after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal—Certain Other Interests in the Business Combination.”

Q:	Did the Alpha Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

The Alpha Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The Alpha Board believes that, based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The Alpha Board also determined, without seeking a valuation from a financial advisor, that Semantix’s fair market value was at least 80% of Alpha’s net assets (excluding deferred underwriting discounts and commissions), based on Semantix’s existing shareholders receiving 62,000,000 New Semantix Ordinary Shares at $10 per share compared to Alpha’s net assets. Accordingly, investors will be relying on the judgment of the Alpha Board as described above in valuing the Semantix business and assuming the risk that the board of directors may not have properly valued such business. You should also read the section entitled “The Business Combination Proposal—Alpha’s Board of Directors’ Reasons for Approval of the Business Combination.”

We note that Citi, in its capacity as Alpha’s capital markets advisor, and Credit Suisse, in its role as Semantix’s financial advisor, respectively, have resigned from their engagements in connection with the Business Combination. Shareholders should not place any reliance on the fact that Alpha’s and Semantix’s advisors were previously involved with the transaction. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus. See “Summary—Recent Developments”.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may redeem your public shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of Alpha’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Alpha to pay its franchise and income taxes, upon the consummation of the Business Combination. Holders of the outstanding public warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor has agreed, in partial consideration of receiving the Founder Shares, to waive its redemption rights with respect to its Founder Shares and any public shares that it may have acquired during or after Alpha’s IPO in connection with the completion of Alpha’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $230.3 million on June 10, 2022, the estimated per share redemption price would have been approximately $10.01. This is greater than the $10.00 IPO price of Alpha’s units. Additionally, public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Alpha to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Holders of our outstanding warrants will not have redemption rights with respect to such warrants. Assuming maximum redemptions of 20,700,000 Class A ordinary shares (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on Nasdaq of $0.31 as of June 10, 2022, the aggregate fair value of warrants that can be retained by the redeeming shareholders, assuming maximum redemptions of 20,700,000 Class A ordinary shares, is $6,417,000. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Semantix because there would be fewer shares outstanding overall. See “Risk Factors—Risks Related to New Semantix—Future resales of New Semantix Ordinary Shares issued to Semantix shareholders and other significant shareholders may cause the market price of New Semantix Ordinary Shares to drop significantly, even if New Semantix’s business is doing well.”

Q:	Is there a limit on the number of shares I may redeem?

A:

A public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights in an amount of shares exceeding 15% of the public shares. Accordingly, all shares owned by a holder in excess of 15% of the public shares will not be redeemed. On the other hand, a public shareholder who holds less than 15% of the public shares may redeem all of the public shares held by him or her for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your public shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

It is a condition to closing under the Business Combination Agreement, however, that Alpha satisfies the Minimum Available Cash Condition. If redemptions by public shareholders cause Alpha to be unable to meet the Minimum Available Cash Condition, then Semantix will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to                  Eastern time on                 , 2022 (two business days before the extraordinary general meeting), (i) submit a written request to Alpha’s transfer agent that Alpha redeem your public shares for cash, and (ii) tender your shares to Alpha’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, Alpha’s transfer agent, is listed under the question “Who can help answer my questions?” below. Alpha requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic tender of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are tendered to Alpha’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Alpha’s transfer agent will need to act to facilitate the request. It is Alpha’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Alpha does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Alpha’s consent, until the vote is taken with respect to the Business Combination. If you tendered your shares for redemption to Alpha’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Alpha’s transfer agent return the shares (physically or electronically). You may make such request by contacting Alpha’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

A U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations” below) of Alpha Class A Ordinary Shares that exercises its redemption rights may (subject to the application of the “PFIC” rules) be treated as selling New Semantix Ordinary Shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “Material U.S. Federal Income Tax Considerations—Redemption of New Semantix Ordinary Shares.”

Q:	What are the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Alpha Class A Ordinary Shares and Alpha Warrants?

A:

As discussed in more detail below and subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Considerations—Tax Treatment of the SPAC Mergers,” the SPAC Mergers will, together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming this treatment applies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Alpha Class A Ordinary Shares and Alpha Warrants (together, the “Alpha Securities”) for New Semantix Ordinary Shares and warrants (together, the “New Semantix Securities”) pursuant to the SPAC Mergers, subject to the discussion contained herein on whether Alpha or New Semantix is treated as a “passive foreign investment company” or “PFIC.”

All holders of Alpha Securities are urged to consult with their own tax advisors regarding the potential tax consequences to them of the SPAC Mergers, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q:	If I hold Alpha Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to the Alpha Warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:

Under the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger. The Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares. Dissenters’ rights are not available under the Companies Act if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after a merger is authorized. Regardless of whether dissenters’ rights are or are not available, shareholders can exercise the rights of redemption as set out herein. The Alpha Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. See “The Extraordinary General Meeting of Alpha—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be released (i) to pay Alpha shareholders who properly exercise their redemption rights and (ii) for general corporate purposes of New Semantix following the Business Combination.

Q:	What happens if the Business Combination Proposal is not approved?

A:	If the Business Combination Proposal is not approved, the Business Combination will not be consummated.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Proposal—The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Alpha is unable to complete a business combination by February 23, 2023, Alpha’s Existing Governing Documents provide that Alpha will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Alpha to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Alpha’s remaining shareholders and board of directors, dissolve and liquidate, subject in each case to Alpha’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors—We may not be able to complete Alpha’s initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem Alpha’s public shares and liquidate, in which case Alpha’s public shareholders may only receive $                 per share, or less than such amount in certain circumstances, and Alpha’s warrants will expire worthless. and “—Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.” Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding Alpha Warrants. Accordingly, the Alpha Warrants will expire worthless.

Q:	What are the potential impacts on the Business Combination and related transactions resulting from the resignations of BofA Securities, Citi and Credit Suisse?

A:

On May 13, 2022, Alpha received notice from BofA Securities, one of the underwriters in its IPO, resigning as underwriter and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $3,461,500, and on June 3, 2022, Alpha received from BofA Securities a formal letter confirming its resignation and waiver of fees. On May 18, 2022, Alpha received notice from Citi, the other underwriter in its IPO, resigning as underwriter and capital markets advisor and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $4,588,500 and any entitlement to fees pursuant to its capital markets advisor engagement letter, and on May 19, 2022, Alpha received from Citi a formal letter confirming its resignation and waiver of fees. On May 26, 2022, Semantix received notice from Credit Suisse, its financial advisor in connection with the Business Combination, resigning as advisor to Semantix and waiving all right to fees under its financial advisory agreement with Semantix, and on June 1, 2022, Semantix received from Credit Suisse a formal letter confirming its resignation and waiver of fees. The Advisors did not communicate to Alpha or Semantix the reasons leading to their resignation and waiver of their fees after doing substantially all of the work to earn their fees. There is no dispute among any of Semantix, the Advisors or Alpha with respect to the Advisors’ capital markets advisory or financial advisory services or their resignation. See “Summary—Recent Developments”.

As a result of these resignations and the associated waiver of fees, the transactions fees payable by Alpha and Semantix at the consummation of the Business Combination will be reduced by an aggregate of R$82.8 million under the no redemptions scenario, R$70.7 million under the interim redemptions scenario and R$58.5 million under the maximum redemptions scenario. None of the Advisors has received any fees pursuant to their respective engagement letters or the Underwriting Agreement, other than $4,600,000 in underwriting fees paid, in the aggregate, by Alpha to Citi and BofA Securities upon the consummation of Alpha’s IPO. The services being provided by the Advisors prior to such resignations were substantially complete at the time of their resignations (or in the case of the underwriting services provided by BofA Securities and Citi pursuant to the Underwriting Agreement, by and between Alpha, BofA Securities and Citi, dated as of February 18, 2021 (the “Underwriting Agreement”), at the time of Alpha’s initial public offering). Alpha and Semantix have considered engaging additional financial advisors, and on May 24, 2022, Alpha engaged D.A. Davidson & Co. (“D.A. Davidson”) to provide capital markets advisory services to the extent required prior to the Closing. Neither Semantix nor Alpha believes that the Advisors’ resignation will impact the consummation of the Business Combination, other than by reducing the aggregate advisory fees payable at the Closing. The Advisors’ resignation did not impact the Alpha Board’s analysis of or continued support of the Business Combination. The availability of the PIPE Financing, the funds in the Trust Account and any contemplated post-transaction financing arrangements are not impacted by the resignation of the Advisors. In addition, Semantix does not expect the resignation of Citi will impact its separate lending relationship with an affiliate of Citi.

The resignation of the Advisors and the waiver of fees for services that have already been rendered is unusual. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus. As a result, Alpha shareholders may be more likely to elect to redeem their shares, which may have the effect of reducing the proceeds available to New Semantix to achieve its business plan. See “Unaudited Pro Forma Condensed Combined Financial Information”.

Q:	When is the Business Combination expected to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting of shareholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived, including approval by Alpha shareholders of the proposals being submitted to them in this proxy statement/prospectus.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal.”

Q:	What do I need to do now?

A:

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Alpha Ordinary Shares on June 14, 2022, the record date for the extraordinary general meeting of shareholders, you may vote with respect to the applicable proposals in person at the extraordinary general meeting of shareholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting of shareholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:

At the extraordinary general meeting of shareholders, Alpha will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Alpha without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q:	Do I need to attend the extraordinary general meeting of shareholders to vote my shares?

A:

No. You are invited to attend the extraordinary general meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the extraordinary general meeting of shareholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage paid envelope. Your vote is important. Alpha encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:	If I am not going to attend the extraordinary general meeting of shareholders in person, should I return my proxy card instead?

A:

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting of shareholders, but will have no effect on the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. However, in no event will a broker non-vote also have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to D.F. King, 48 Wall Street, New York, New York 10005 prior to the vote at the extraordinary general meeting of shareholders, or attend the extraordinary general meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to the same address, provided such revocation is received prior to the vote at the extraordinary general meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	What is the quorum requirement for the extraordinary general meeting of shareholders?

A:

Holders of a majority in voting power of Alpha Ordinary Shares issued and outstanding and entitled to vote at the extraordinary general meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of Alpha’s shareholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the extraordinary general meeting.

As of the record date for the extraordinary general meeting, 14,375,001 shares of Alpha Ordinary Shares would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the extraordinary general meeting of shareholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by shareholders present at the extraordinary general meeting or by proxy, or the presiding officer of the extraordinary general meeting of shareholders, may authorize adjournment of the extraordinary general meeting to another date.

Q:	What happens to Alpha Warrants I hold if I vote my Alpha Class A Ordinary Shares against approval of the Business Combination Proposal and validly exercise my redemption rights?

A:

Properly exercising your redemption rights as an Alpha shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is completed, all of your Alpha Warrants will become New Semantix Warrants as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your Alpha Warrants, and if Alpha does not otherwise consummate an initial business combination by February 23, 2023, Alpha will be required to dissolve and liquidate, and your warrants will expire worthless.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Alpha will pay the cost of soliciting proxies for the extraordinary general meeting. Alpha has engaged D.F. King and Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the extraordinary general meeting. Alpha has agreed to pay D.F. King a fee of $25,000. Alpha will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. Alpha also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Alpha Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Alpha Ordinary Shares and in obtaining voting instructions from those owners. Alpha’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact Alpha’s proxy solicitor:

Telephone: (866) 620-2535

Banks and brokers: (212) 269-5550

Email: ASPC@dfking.com

You may also contact Alpha at:

Rahim Lakhani

Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, New York 10020

Email: info@alpha-capital.io

To obtain timely delivery, Alpha’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about Alpha from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Alpha’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the extraordinary general meeting of shareholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following summary highlights material information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus (including the financial statements and annexes attached hereto) and other documents which are referred to in this proxy statement/prospectus in order to fully understand the Business Combination. See “Where You Can Find More Information” on page 371. Most items in this summary include a page reference directing you to a more complete description of those items. Unless the context otherwise requires, all references in this subsection to “Alpha,” “we,” “us” or “our” refer to the business of Alpha Capital Acquisition Company prior to the consummation of the Business Combination.

The Parties to the Business Combination

Alpha

Alpha is a blank check company incorporated as a Cayman Islands exempted company on December 10, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.

The units, Alpha Class A Ordinary Shares and Alpha Warrants are currently listed on Nasdaq under the symbols “ASPCU,” “ASPC” and “ASPCW,” respectively. New Semantix has applied for listing under the name “Alpha Capital Acquisition Co.” to be effective at the time of the consummation of the Business Combination, of the New Semantix Ordinary Shares and New Semantix Warrants on Nasdaq under the proposed symbols “STIX” and “STIXW,” respectively. New Semantix will not have units traded following consummation of the Business Combination.

New Semantix and Merger Subs

New Semantix, a Cayman Islands exempted company, was incorporated on November 8, 2021. Each of First Merger Sub, Second Merger Sub and Third Merger Sub is a Cayman Islands exempted company and a direct wholly owned subsidiary of New Semantix. Neither New Semantix nor the Merger Subs will be affiliated with Semantix prior to the consummation of the Business Combination. Until the consummation of the Business Combination, New Semantix will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments.

In connection with the consummation of the Business Combination, (i) First Merger Sub will merge with and into Alpha with Alpha surviving as a wholly-owned subsidiary of New Semantix, (ii) immediately thereafter Alpha will merge with and into Second Merger Sub with Second Merger Sub surviving as a wholly-owned subsidiary of New Semantix and (iii) as promptly as practicable thereafter, Third Merger Sub will merge with and into Newco, with Newco surviving as a direct wholly-owned subsidiary of New Semantix. It is anticipated that, upon completion of the Business Combination, Semantix and Alpha will become wholly owned subsidiaries of New Semantix and New Semantix will change its name to Semantix, Inc.

Semantix

This summary highlights selected information about Semantix appearing elsewhere in this proxy statement/prospectus. To better understand the Business Combination and proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and the information presented under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix,” “Business of Semantix” and Semantix’s financial statements and notes thereto.

Overview

Semantix’s mission is to empower organizations to optimize their data journeys by providing a data-centric platform to accelerate digital transformation and enhance business performance through seamless, low-code and low-touch data analytics solutions. Semantix’s proprietary data software is designed to allow customers to access data from any source and develop appropriate analytics to meet their industry and business needs. Semantix’s portfolio of products enables companies to commence their data lifecycle with simple solutions that can be later scaled-up and tailored with the objective of satisfying specific analytic demands and business circumstances.

Founded in 2010, with operations across Latin America and an emerging presence in the United States, Semantix offers proprietary SaaS data solutions and third-party software licenses together with highly complementary AI and data analytics services designed to enable companies to manage data effectively. Semantix’s software solutions aim to extract business insights and apply AI automation for Semantix’s customers across their business processes, with Semantix serving over 300 companies across a broad range of sectors, including finance, retail, telecommunications, healthcare, industrials and agribusiness, among others, with a varied client portfolio of all sizes, from small businesses to large enterprises.

Semantix embraces a data-driven world where companies can harness the use of data to unlock insights for their businesses to improve efficiency and profitability. In furtherance of this vision, Semantix pioneered the data cloud category in Latin America and seeks to replicate this early success globally by offering build to suit data solutions that allow organizations to unify and connect to a single copy of all of their data effortlessly and securely. These data solutions eliminate silos and inefficiencies created by data storage in various cloud formats and on-premise data centers.

Semantix offers a robust set of proprietary SaaS and third-party software solutions to its customers that allow them to simply, nimbly and securely manage their data. We believe Semantix’s unique value proposition is an internally-developed, frictionless, end-to-end proprietary SaaS data platform, which we refer to as the Semantix Data Platform (SDP).

SDP seeks to reduce the complexity in the implementation of big data projects via an all-in-one proprietary platform that guides customers through their entire data lifecycles, from capturing data, to structuring that data in the form of a data lake, then providing easy access to such data for exploration and interaction and, finally, creating reports, dashboards and algorithms fueled by the data to enhance business performance. SDP also provides customers with the flexibility, scalability, and performance of having access to a global cloud from any of the leading platforms such as Microsoft’s Azure, Amazon’s AWS and Alphabet’s Google Cloud. This broad access is combined with a high degree of cost predictability that customers appreciate, particularly as SDP largely eliminates exchange rate risk in the pricing of services for Latin American customers that they would be otherwise exposed to licensing data solutions from international suppliers who primarily price their services in U.S. dollars. In addition, Semantix has a team of software developers who can support all of its customers on a global basis at competitive rates.

The graphic below highlights the key features and competitive advantages of SDP:

While Semantix’s proprietary SaaS business line has gained substantial momentum since 2020 and is expected to be a key growth driver in accordance with Semantix’s strategic plans, the majority of Semantix’s revenues continue to be derived from the resale of third-party software licenses that it purchases from third-party data platform software providers located outside of Brazil, such as Cloudera Inc. (“Cloudera”) and Elasticsearch B.V. (“Elastic”). In 2021, 62.0% of Semantix’s revenues derived from its third-party software business line, 18.8% derived from its proprietary SaaS business line and 19.2% derived from its AI & data analytics business line.

Whether through its own technology or third-party technology, Semantix resolves the challenges posed by multiple data silos and data governance by providing frictionless data access to users in a scalable and safe manner with almost no maintenance requirements. Any and all enhancements to Semantix’s data software are also provided by Semantix’s technical team, which we believe is a key differentiating factor favoring Semantix vis-à-vis global data software providers and provides a diversified revenue stream to Semantix. With an enterprise ready, stack agnostic, all-in-one software development approach, Semantix seeks to guide customers with all their data needs supported by 24x7 premium customer care for its SaaS solutions.

The Business Combination (Page 200)

Pursuant to the terms of the Business Combination Agreement, Semantix and Alpha will each become a wholly owned indirect and direct subsidiary, respectively, of New Semantix. For more information about the Business Combination see the section entitled “The Business Combination Agreement”. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Pre-Business Combination Structure

The following diagram depicts the organizational structure of Alpha, New Semantix and Semantix immediately before the Business Combination.

Post-Business Combination Structure

The following diagram depicts the organizational structure of New Semantix and its subsidiaries immediately after the consummation of the Business Combination.

*	New Semantix is expected to change its name to Semantix, Inc. upon the Closing of the Business Combination.

Consideration to be Received in the Business Combination (Page 202)

At the First Effective Time, (i) each issued and outstanding Alpha Class A Ordinary Share and Alpha Class B Ordinary Share will be canceled and converted into the right to receive one New Semantix Ordinary

Share and (ii) each issued and outstanding whole warrant to purchase Alpha Class A Ordinary Shares will be converted into the right to purchase one share of New Semantix Ordinary Share at an exercise price of $11.50 per share.

At the Third Effective Time, based on (i) an implied equity value of $620 million and (ii) a $10.00 per share price for New Semantix Ordinary Shares, (A) each issued and outstanding Newco Ordinary Share will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Semantix Ordinary Shares, as determined in accordance with the Exchange Ratio, (B) each Vested Semantix Option will, automatically and without any action on the part of any Semantix optionholder, be “net exercised” in full immediately prior to the Third Effective Time and, at the Third Effective Time, such net number of Semantix Ordinary Shares or Semantix Preferred Shares issuable to the Semantix optionholder shall be converted into a number of New Semantix Ordinary Shares determined in accordance with the Exchange Ratio and (C) each Unvested Semantix Option will, automatically and without any action on the part of any Semantix optionholder, be assumed by New Semantix and will be converted into an option to acquire New Semantix Ordinary Shares, with an amount and value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code).

In addition, the Sponsor has agreed that 862,500 of New Semantix Ordinary Shares to be issued to Sponsor in respect of the Class B ordinary shares of Alpha held by the Sponsor as of the date of the Sponsor Letter Agreement will be subject to vesting requirements. See “Business Combination Proposal—Certain Agreements Related to the Business Combination” for more information.

In addition, certain Semantix shareholders will receive consideration in the form of earn-out shares of New Semantix Ordinary Shares. The Semantix Earn-Out Shares consists of up to an additional 2,500,000 newly issued New Semantix Ordinary Shares. The Semantix Earn-Out Shares will be issued in two equal 1,250,000 tranches based on the achievement of post-Closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above will also be achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by New Semantix’s board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Such Semantix shareholders’ right and entitlement to receive the Semantix Earn-Out Shares will be forfeited to the extent that the relevant share price targets have not been achieved by the fifth anniversary of the Closing Date.

Conditions to Complete the Business Combination (Page 213)

The obligations of the parties to consummate the Business Combination are subject to the satisfaction of the following conditions at prior to the First Effective Time:

•

at the extraordinary general meeting (including any adjournments thereof), the approval of the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals by Alpha shareholders;

•	the approval by the Newco shareholders of the Third Merger and such other actions contemplated by the Business Combination Agreement;

•	receipt of all necessary pre-Closing governmental authorizations as contemplated by the Business Combination Agreement;

•	Alpha having at least $5,000,001 of net tangible assets remaining after accounting for the Alpha shareholder redemptions;

•	the absence of any law or order enjoining or prohibiting the consummation of the Business Combination and other related transactions;

•

the receipt of approval for the New Semantix Ordinary Shares to be listed on the NASDAQ (or another public stock market or exchange in the United States as may be mutually agreed upon by Alpha and Semantix);

•	the effectiveness of the Form F-4 and the absence of any issued or pending stop order by the SEC;

•	the delivery to Alpha of the Exchange Agreement, duly executed by each of the Semantix shareholders, Semantix optionholders and Semantix; and

•	the delivery to Alpha of the minutes of the shareholders’ meeting of Semantix ratifying the Business Combination and other related transactions.

Unless waived by Semantix in writing, the obligations of Semantix to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each the following conditions:

•

the representations and warranties of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub pertaining to corporate organization, capitalization, due authorization, no conflicts governmental filings, business activities, Alpha board approval and recommendation, and brokers’ and similar fees being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•

all other representations and warranties of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub being true and correct as of the Closing or, if they expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to Alpha;

•

each of the covenants of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub to be performed or complied with as of or prior to the Closing pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•	subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to Alpha will have occurred that exists as of the Closing;

•	delivery by Alpha to Semantix of a certificate signed by an officer of Alpha, dated as of the Closing, certifying that certain conditions have been fulfilled;

•	the amendment and restatement of the memorandum and articles of association of New Semantix;

•

making of appropriate arrangements by Alpha to have the Trust Account (less certain amounts paid and to be paid pursuant to the Business Combination Agreement) available to Alpha for payments to be made under the Business Combination Agreement at Closing;

•	delivery by New Semantix of the Registration Rights Agreement; and

•

Alpha having at least $85,000,000 in cash available for distribution upon the consummation of the Business Combination immediately before the Closing after giving effect to the Alpha shareholder redemptions and, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment.

Unless waived by Alpha in writing, the obligations of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each the following conditions:

•

the representations and warranties of Semantix pertaining to corporate organization, due authorization, no conflicts with Semantix’s governing documents and brokers’ and similar fees being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•

the representations and warranties of Semantix pertaining to capitalization being true and correct in all material respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date, other than deviations reflected on a closing payments schedule to be delivered pursuant to the Business Combination Agreement prior to Closing;

•

all other representations and warranties of Semantix being true and correct as the Closing or, if they expressly relate to an earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to Semantix;

•

each of the covenants of Semantix to be performed or complied with as of or prior to the Closing pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•	subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to Semantix will have occurred that exists as of the Closing; and

•	delivery by Semantix to Alpha of a certificate signed by an officer of Semantix, dated as of the First Effective Time, certifying that certain conditions have been fulfilled.

Certain Agreements Related to the Business Combination (Page 217)

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha, Semantix and certain of the Semantix shareholders have entered into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which, prior to the First Effective Time (and conditioned upon the occurrence of the First Effective Time), such Semantix shareholders will, among other things, vote to approve the Third Merger and such other actions as contemplated in the Business Combination Agreement for which the approval of the Semantix shareholders and the Newco shareholders is required.

Lock-up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha and the Semantix shareholders have entered into a lock-up agreement (the “Lock-up Agreement”), pursuant to which the Semantix shareholders agreed, among other things, to certain transfer restrictions on the New Semantix Ordinary Shares to be issued to such Semantix shareholders for a period of six months following the Closing Date, subject to the following exceptions of permitted transfers (i) if such New Semantix shareholder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, any affiliate of its controlling shareholder or to any members of its controlling shareholder or any of their affiliates, or (ii) if such New Semantix shareholder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such New Semantix shareholder’s immediate family or any trust for the direct or indirect benefit of such New Semantix Shareholder or the immediate family of such New Semantix shareholder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers (as defined in the Lock-up Agreement) made in connection with any forward purchase agreement or similar arrangement; provided, however, that (x) such New Semantix shareholder shall, and shall cause any such transferee of his, her or its Lock-up Shares (as defined in the Lock-up Agreement), to enter into a written agreement, in form and substance reasonably satisfactory to Alpha, agreeing to be bound by the Lock-up Agreement prior and as a condition to the occurrence of such

Transfer, and that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of the Lock-up Agreement applicable to the transferring New Semantix shareholder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of the Lock-up Agreement.

On June 13, 2022, Alpha granted its consent under the Lock-up Agreement to allow Leonardo dos Santos Poça D’Água to pledge a certain amount of his New Semantix Ordinary Shares as collateral in order to obtain financing from a third-party financial institution other than New Semantix, Semantix, Alpha or a related person thereof (as such item is used in Item 404 of Regulation S-K) to acquire (i) New Semantix Ordinary Shares beneficially owned by either Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, or ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias, pursuant to the call option contained in the Exchange Agreement, and (ii) New Semantix Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água, pursuant to the right of first refusal contractually held by Leonardo dos Santos Poça D’Água over such New Semantix Ordinary Shares. For additional information, see “Security Ownership of Certain Beneficial Owners and Management—Semantix Founders Post-Closing Share Transfer.”

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors have committed (the “PIPE Investment”) to subscribe for and purchase for an aggregate purchase price of $93,645,000, 9,364,500 Alpha Class A Ordinary Shares (at $10.00 per share), which includes subscriptions by two affiliates of the Sponsor that have agreed to subscribe for 100,000 Alpha Class A Ordinary Shares in the aggregate and two affiliates of Semantix that have agreed to subscribe for 6,146,500 Alpha Class A Ordinary Shares in the aggregate. Such subscribed shares will convert to New Semantix Ordinary Shares in connection with the Business Combination. New Semantix has also agreed to grant certain customary registration rights to the PIPE Investors in connection with the PIPE Financing.

Shareholder Non-Redemption Agreement

Concurrently with the execution and delivery of the Business Combination Agreement and the Subscription Agreements, and as an inducement to Alpha’s and Semantix’s willingness to enter into the Business Combination Agreement, a certain shareholder of Alpha and affiliate of the Sponsor owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares has entered into a non-redemption agreement with Alpha (the “Shareholder Non-Redemption Agreement”), under which, among other things, such Alpha shareholder has agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of such Alpha shareholder is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially. Semantix and Newco are named third-party beneficiaries under the Shareholder Non-Redemption Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor has entered into the Sponsor Letter Agreement pursuant to which the Sponsor agreed to (i) vote all of its Founder Shares in favor of the Business Combination and related transactions and to take certain other actions in support of the Business Combination Agreement and related transactions and (ii) waive any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the Existing Governing Documents), including those rights that would otherwise apply pursuant to Section 17.3 of the Existing Governing Documents as a result of the issuance of New Semantix Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment such that the New Semantix Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of New Semantix Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the Existing Governing Documents (which for the avoidance of doubt does not include the Sponsor’s rights under Section 17.8 of the Existing Governing Document, which provides that in no event may any Founder Share convert into New Semantix Ordinary Shares at a ratio that is less than one-for-one.), to which it would otherwise be entitled to in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

In addition, the Sponsor has agreed that the Alpha Earn-Out Shares held by the Sponsor as of the date of the Sponsor Letter Agreement will be subject to vesting requirements. The Alpha Earn-Out Shares will vest in two equal 431,250 tranches based on the achievement of closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above is also achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Semantix board of directors in good faith) in excess of the applicable closing share price target set forth above. The Alpha Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Semantix or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Alpha Earn-Out Shares will, with the exception of the right to receive dividends and other limited exceptions, be entitled to all rights of other shares of New Semantix Ordinary Shares.

Shareholders Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Sponsor and certain shareholders of Semantix have entered into a shareholders agreement, pursuant to which, among other things, at the Third Effective Time, New Semantix’s board of directors will consist of seven directors, of which (i) four directors will be designated by Semantix’s Founders (with at least two of such directors being independent if the director designated by the Sponsor is independent or, if the director designated by the Sponsor is not independent, with at least three of such directors being independent), (ii) one director will be designated by Crescera, (iii) one director will be designated by Inovabra, and (iv) one director will be designated by the Sponsor. The directors will be divided into three staggered classes designated as Class I, Class II and Class III. In addition, Semantix’s Founders will have the right to appoint the chairperson of the board of directors, subject to the maintenance of a number of New Semantix Ordinary Shares representing at least seven and one-half percent (7.5%) of the New Semantix Ordinary Shares then issued and outstanding.

Under the Shareholders Agreement, the right of Semantix’s Founders, Crescera and Inovabra to appoint directors as described above is subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding. The Sponsor’s right to appoint a director shall terminate at the earliest of (i) the date when the Sponsor no longer holders any New Semantix Ordinary Shares, or (ii) three years after the closing of the Business Combination, at which time a new director will be appointed by Semantix’s Founders. The Shareholders’ Agreement will terminate upon the occurrence of certain triggering events, including, without limitation, in the event that the collective equity interests held by Crescera, Inovabra and Semantix’s Founders falls below 40% of the total outstanding equity interests in New Semantix. See “New Semantix Management After the Business Combination—Executive Officers and Directors.”

Exchange Agreement

On November 17, 2021, New Semantix, Alpha, Semantix, the Semantix shareholders and the Semantix optionholders entered into an exchange agreement (the “Exchange Agreement”), pursuant to which, prior to the First Effective Time (and conditioned upon the Closing), the Semantix shareholders agreed to, among other things, exchange with Newco all of the issued and outstanding equity of Semantix for newly issued Newco Ordinary Shares and, after giving effect to the Pre-Closing Exchange, the Company will become a wholly owned subsidiary of Newco.

In addition, under the Exchange Agreement, DDT Investments Ltd., which is the investment vehicle owned by Leonardo dos Santos Poça D’Água, shall have the right, but not the obligation, to purchase on one or more occasions, from the Closing of the Business Combination until the fifth anniversary of the Closing, up to 5% of the outstanding New Semantix Ordinary Shares held by each of Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, and ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias.

A&R Registration Rights Agreement

At the consummation of the Business Combination, New Semantix, the Sponsor and certain persons named therein will enter into an amended and restated registration rights agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $30 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Semantix shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing. New Semantix has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

Ownership of New Semantix Upon Completion of the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 23,000,000 Alpha Class A Ordinary Shares outstanding underlying units issued in the IPO and (ii) 5,750,000 Alpha Class B Ordinary Shares outstanding (all of which are held by the Sponsor). As of the date of this proxy statement/prospectus, there are 7,000,000 private placement warrants outstanding (all of which are held by the Sponsor) and 11,500,000 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one Alpha Class A Ordinary Shares and will entitle the holder thereof to purchase one New Semantix Ordinary Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Alpha’s outstanding public shares are redeemed in connection with the Business Combination), Alpha’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 47,250,000 ordinary shares.

Alpha cannot predict how many of the public Alpha shareholders will exercise their right to have their Alpha Class A Ordinary Shares redeemed for cash. As a result, Alpha has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios of Alpha shares into cash, each of which produce different allocations of total Alpha equity between holders of Alpha Ordinary Shares. The following table illustrates varying estimated ownership levels in New Semantix immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Semantix(1)
	No Redemptions(2)	Interim Redemptions(3)	Maximum Redemptions(4)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser))(5)	20.7%	11.5%	—
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)(5)(6)(7)	8.1%	9.0%	10.2%
PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3.2%	3.5%	4.0%
Semantix shareholders(8)	68.1%	75.9%	85.8%

(1)

As of immediately following the consummation of the Business Combination and in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”

(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(5)	Excludes New Semantix Warrants.
(6)

Considering the exercise of all New Semantix Warrants, the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser) would own (i) 13.7% of New Semantix’s share capital under the no redemptions scenario, (ii) 15.8% of New Semantix’s share capital under the interim redemptions scenario, and (iii) 18.5% of New Semantix’s share capital under the maximum redemptions scenario.

(7)

Includes 862,500 Alpha Earn-Out Shares subject to vesting requirements under the Sponsor Letter Agreement but which, prior to vesting or forfeiture, entitle the holder to all rights of other New Semantix Ordinary Shares (other than the right to receive dividends), including the right to vote.

(8)	Excludes (i) equity awards issued at Closing upon rollover of the Unvested Semantix Options, (ii) Semantix Earn-Out Shares, and (iii) equity awards to be issued under the 2022 Plan.

To the extent that any of the outstanding Alpha Class A Ordinary Shares are redeemed in connection with the Business Combination, the percentage of New Semantix’s outstanding voting stock held by the current Alpha shareholders will decrease relative to the percentage held if none of the Alpha Class A Ordinary Shares are redeemed.

In addition to the changes in percentage ownership described above, variations in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination which would not otherwise be present in an underwritten public offering. Without limiting the generality of the assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, the ownership percentages described above do not take into account the dilutive effects of (i) Semantix Earn-Out Shares to be issued upon the achievement of certain price targets described in the Business Combination Agreement, (ii) equity awards to be issued at Closing upon rollover of the Unvested Semantix Options, (iii) New Semantix Warrants exercise price of $11.50 per share, (iv) equity awards authorized to be issued under the 2022 Plan, and (v) warrants to purchase up to 1,500,000 Alpha Class A Ordinary Shares if the Sponsor makes a working capital loan prior to the closing of the Business Combination in an amount up to $1,500,000 (no such loans have been made to date). The exercise, issuance or vesting of any of these shares could have a substantial dilutive effect on those Alpha shareholders who do not elect to redeem their Alpha Class A Ordinary Shares. Increasing levels of redemptions will increase the dilutive effects of these issuances on non-redeeming Alpha shareholders.

The following table shows the dilutive effects on the capitalization of New Semantix after the consummation of the Business Combination as a result of exercise, issuance or vesting of these main dilutive effects under the three different redemption scenarios of Alpha Class A Ordinary Shares:

	No Redemptions(1)		Interim Redemptions(2)		Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
Total New Semantix Ordinary Shares Outstanding Immediately After the Business Combination(4)	100,114,500	n.a.	89,764,500	n.a.	79,414,500	n.a.
New Semantix Warrants(5)	18,500,000	18.5%	13,325,000	14.8%	8,150,000	10.3%
Semantix Earn-Out Shares(6)	2,500,000	2.5%	2,500,000	2.8%	2,500,000	3.1%
Equity Incentive Plans
New Semantix Legacy Plan(7)	257,946	0.3%	257,946	0.3%	257,946	0.3%
2022 Plan(8)	10,037,244	10.0%	9,002,244	10.0%	7,967,244	10.0%
Working Capital Warrants(9)	1,500,000	1.5%	1,500,000	1.7%	1,500,000	1.9%
Total Dilutive Sources(10)	32,795,191	32.8%	26,585,191	29.6%	20,375,191	25.7%

(1)	Assumes that no public shares are redeemed.
(2)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(3)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(4)	As of immediately following the consummation of the Business Combination and, in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix.
(5)

Assuming the exercise of (i) 18,500,000 New Semantix Warrants (comprised of 7,000,000 private placement warrants (all of which are held by the Sponsor) and 11,500,000 public warrants) outstanding at an exercise price of $11.50 per share in the no redemptions scenario; (ii) 13,325,000 New Semantix Warrants (comprised of 7,000,000 private placement warrants (all of which are held by the Sponsor) and 6,325,000 public warrants (including 1,150,000 public warrants held by Innova)) outstanding at an exercise price of $11.50 per share in the interim redemptions scenario, and (iii) 8,150,000 New Semantix Warrants (comprised of 7,000,000 private placement warrants (all of which are held by the Sponsor) and 1,150,000 public warrants (all of which are held by Innova)) outstanding at an exercise price of $11.50 per share in the maximum redemptions scenario.

(6)	Assuming the issuance of all 2,500,000 Semantix Earn-Out Shares to be issued upon the achievement of certain price targets described in the Business Combination Agreement.
(7)	Assuming all equity awards to be issued at Closing upon rollover of the Unvested Semantix Options become vested and are exercised.
(8)

Assuming the issuance, vesting and exercise of all equity awards authorized to be issued under the 2022 Plan, which comprise a total of (i) 10,037,244 New Semantix Ordinary Shares under the no redemptions scenario, (ii) 9,002,244 New Semantix Ordinary Shares under the interim redemptions scenario and (iii) 7,967,244 New Semantix Ordinary Shares under the maximum redemptions scenario.

(9)

Assuming the issuance and exercise of warrants to purchase up to 1,500,000 Alpha Class A Ordinary Shares if the Sponsor makes a working capital loan prior to the closing of the Business Combination in an amount up to $1,500,000 (no such loans have been made to date).

(10)	Assuming the issuance, vesting and exercise of all dilutive sources described above.

The actual results will likely be within the parameters described by the three redemption scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results.

The following table shows the dilutive effects on the ownership percentages described above as a result of the exercise of the New Semantix Warrants under the three different redemption scenarios of Alpha Class A Ordinary Shares:

	Share Ownership in New Semantix(1)
	No Redemptions(2)		Interim Redemptions(3)		Maximum Redemptions(4)
	Shares	%	Shares	%	Shares	%
Total New Semantix Ordinary Shares Outstanding Immediately After the Business Combination(5)	100,114,500	n.a.	89,764,500	n.a.	79,414,500	n.a.
New Semantix Warrants(6)	18,500,000	n.a.	13,325,000	n.a.	8,150,000	n.a.
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser))(6)	31,050,000	26.2%	15,525,000	15.1%	—	—
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)(6)	16,240,000	13.7%	16,240,000	15.8%	16,240,000	18.5%
PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3,178,000	2.7%	3,178,000	3.1%	3,178,000	3.6%
Semantix shareholders	68,146,500	57.5%	68,146,500	66.1%	68,146,500	77.8%
Total New Semantix Ordinary Shares Outstanding After the Exercise of New Semantix Warrants(6)	118,614,500	100.0%	103,089,500	100.0%	87,564,500	100.0%

(1)	Percentages may not add to 100% due to rounding.
(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(5)	As of immediately following the consummation of the Business Combination and, in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix.
(6)

Assuming the exercise of (i) 18,500,000 New Semantix Warrants (comprised of 7,000,000 private placement warrants (all of which are held by the Sponsor) and 11,500,000 public warrants) outstanding at an exercise price of $11.50 per share in the no redemptions scenario; (ii) 13,325,000 New Semantix Warrants

(comprised of 7,000,000 private placement warrants (all of which are held by the Sponsor) and 6,325,000 public warrants (including 1,150,000 public warrants held by Innova)) outstanding at an exercise price of $11.50 per share in the interim redemptions scenario, and (iii) 8,150,000 New Semantix Warrants (comprised of 7,000,000 private placement warrants (all of which are held by the Sponsor) and 1,150,000 public warrants (all of which are held by Innova)) outstanding at an exercise price of $11.50 per share in the maximum redemptions scenario.

The following table shows the dilutive effects on the ownership percentages described above as a result of the issuance of all Semantix Earn-Out Shares under the three different redemption scenarios of Alpha Class A Ordinary Shares:

	Share Ownership in New Semantix(1)
	No Redemptions(2)		Interim Redemptions(3)		Maximum Redemptions(4)
	Shares	%	Shares	%	Shares	%
Total New Semantix Ordinary Shares Outstanding Immediately After the Business Combination(5)	100,114,500	n.a.	89,764,500	n.a.	79,414,500	n.a.
Semantix Earn-Out Shares(6)	2,500,000	n.a.	2,500,000	n.a.	2,500,000	n.a.
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	20,700,000	20.2%	10,350,000	11.2%	—	—
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)	8,090,000	7.9%	8,090,000	8.8%	8,090,000	9.9%
PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3,178,000	3.1%	3,178,000	3.4%	3,178,000	3.9%
Semantix shareholders(6)	70,646,500	68.8%	70,646,500	76.6%	70,646,500	86.2%
Total New Semantix Ordinary Shares Outstanding After the Issuance of All Semantix Earn-Out Shares(6)	102,614,500	100.0%	92,264,500	100.0%	81,914,500	100.0%

(1)	Percentages may not add to 100% due to rounding.
(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(5)	As of immediately following the consummation of the Business Combination and in, each case, in consideration of PIPE Investors that are also existing shareholders of Semantix.
(6)	Assuming the issuance of all 2,500,000 Semantix Earn-Out Shares to be issued upon the achievement of certain price targets described in the Business Combination Agreement.

The following table shows the dilutive effects on the ownership percentages described above as a result of the issuance of New Semantix Ordinary Shares resulting from the vesting and exercise of all equity awards to be issued at Closing upon rollover of the Unvested Semantix Options granted under New Semantix Legacy Plan under the three different redemption scenarios of Alpha Class A Ordinary Shares:

	Share Ownership in New Semantix(1)
	No Redemptions(2)		Interim Redemptions(3)		Maximum Redemptions(4)
	Shares	%	Shares	%	Shares	%
Total New Semantix Ordinary Shares Outstanding Immediately After the Business Combination(5)	100,114,500	n.a.	89,764,500	n.a.	79,414,500	n.a.
New Semantix Legacy Plan(6)	257,946	n.a.	257,946	n.a.	257,946	n.a.
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	20,700,000	20.6%	10,350,000	11.5%	—	—
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)	8,090,000	8.1%	8,090,000	9.0%	8,090,000	10.2%
PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3,178,000	3.2%	3,178,000	3.5%	3,178,000	4.0%
Semantix shareholders(6)	68,404,446	68.2%	68,404,446	76.0%	68,404,446	85.9%
Total New Semantix Ordinary Shares Outstanding After the Exercise of All Equity Awards upon Rollover of Unvested Semantix Options Granted under New Semantix Legacy Plan(6)	100,372,446	100.0%	90,022,446	100.0%	79,672,446	100.0%

(1)	Percentages may not add to 100% due to rounding.
(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(5)	As of immediately following the consummation of the Business Combination and, in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix.
(6)	Assuming all equity awards to be issued at Closing upon rollover of the Unvested Semantix Options granted under New Semantix Legacy Plan become vested and are exercised.

The following table shows the dilutive effects on the ownership percentages described above as a result of the issuance of New Semantix Ordinary Shares resulting from the issuance, vesting and exercise of all equity awards authorized to be issued under the 2022 Plan under the three different redemption scenarios of Alpha Class A Ordinary Shares:

	Share Ownership in New Semantix(1)
	No Redemptions(2)		Interim Redemptions(3)		Maximum Redemptions(4)
	Shares	%	Shares	%	Shares	%
Total New Semantix Ordinary Shares Outstanding Immediately After the Business Combination(5)	100,114,500	n.a.	89,764,500	n.a.	79,414,500	n.a.
2022 Plan(6)	10,037,244	n.a.	9,002,244	n.a.	7,967,244	n.a.
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Alec Oxenford and Rafael Steinhauser))	20,700,000	18.8%	10,350,000	10.5%	—	—
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)	8,090,000	7.3%	8,090,000	8.2%	8,090,000	9.3%
PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3,178,000	2.9%	3,178,000	3.2%	3,178,000	3.6%
Semantix shareholders(6)	78,183,744	71.0%	77,148,744	78.1%	76,113,744	87.1%
Total New Semantix Ordinary Shares Outstanding After the Exercise of All Equity Awards Authorized to be Issued under the 2022 Plan(6)	110,151,744	100.0%	98,766,744	100.0%	87,381,744	100.0%

(1)	Percentages may not add to 100% due to rounding.
(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.
(5)	As of immediately following the consummation of the Business Combination and in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix.
(6)

Assuming the issuance, vesting and exercise of all equity awards authorized to be issued under the 2022 Plan, which comprise a total of (i) 10,037,244 New Semantix Ordinary Shares under the no redemptions scenario, (ii) 9,002,244 New Semantix Ordinary Shares under the interim redemptions scenario and (iii) 7,967,244 New Semantix Ordinary Shares under the maximum redemptions scenario.

The following table shows the dilutive effects on the ownership percentages described above as a result of the issuance of New Semantix Ordinary Shares resulting from the exercise of warrants to purchase up to 1,500,000 Alpha Class A Ordinary Shares if the Sponsor makes a working capital loan prior to the closing of the Business Combination in an amount up to $1,500,000 (no such loans have been made to date) under the three different redemption scenarios of Alpha Class A Ordinary Shares:

	Share Ownership in New Semantix(1)
	No Redemptions(2)		Interim Redemptions(3)		Maximum Redemptions(4)
	Shares	%	Shares	%	Shares	%
Total New Semantix Ordinary Shares Outstanding Immediately After the Business Combination(5)	100,114,500	n.a.	89,764,500	n.a.	79,414,500	n.a.
Working Capital Warrants(6)	1,500,000	n.a.	1,500,000	n.a.	1,500,000	n.a.
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	20,700,000	20.4%	10,350,000	11.3%	—	—
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)	9,590,000	9.4%	9,590,000	10.5%	9,590,000	11.9%
PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3,178,000	3.1%	3,178,000	3.5%	3,178,000	3.9%
Semantix shareholders(6)	68,146,500	67.1%	68,146,500	74.7%	68,146,500	84.2%
Total New Semantix Ordinary Shares Outstanding After the Exercise of Working Capital Warrants(6)	101,614,500	100.0%	91,264,500	100.0%	80,914,500	100.0%

(1)	Percentages may not add to 100% due to rounding.
(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.
(5)	As of immediately following the consummation of the Business Combination and in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix.
(6)

Assuming the issuance and exercise of warrants to purchase up to 1,500,000 Alpha Class A Ordinary Shares if the Sponsor makes a working capital loan prior to the closing of the Business Combination in an amount up to $1,500,000 (no such loans have been made to date).

See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Redemption Rights (Page 153)

Pursuant to Alpha’s Existing Governing Documents, Alpha is providing the Alpha shareholders with the opportunity to have their public shares redeemed at the Closing of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Alpha Class A Ordinary Shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 10, 2022 of approximately $230.3 million, the estimated per share redemption price would have been approximately $10.01. Alpha shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals. Alpha’s Existing Governing Documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Alpha, will be restricted from exercising this redemption right in an amount of shares exceeding 15% of the public shares in the aggregate without the prior consent of Alpha. There will be no redemption rights with respect to the Alpha Warrants. Sponsor, the holder of the Founder Shares issued in a private placement prior to the IPO, has entered into a letter agreement (“Sponsor IPO letter agreement”) with Alpha pursuant to which the Sponsor has agreed, in partial consideration of receiving the Founder Shares and for the covenants and commitments of Alpha therein, to waive its redemption rights with respect to its Founder Shares and any public shares the Sponsor may have acquired after our IPO in connection with the completion of the Business Combination. Permitted transferees of the Sponsor will be subject to the same obligations. In addition, concurrently with the execution and delivery of the Business Combination Agreement, Innova, a shareholder of Alpha and affiliate of the Sponsor which owns 2,300,000 Alpha Class A Ordinary Shares, has agreed pursuant to the Shareholder Non-Redemption Agreement to, among other things, not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially.

Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different initial business combination on or prior to February 23, 2023, and such shares are tendered for redemption in connection with such different initial business combination.

Alpha will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination.

Each redemption of public shares by Alpha’s public shareholders will decrease the amount in our Trust Account, which held $230,282,859.39 as of June 10, 2022. In no event will Alpha redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “The Extraordinary General Meeting of Alpha Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of our outstanding warrants will not have redemption rights with respect to such warrants. Assuming maximum redemptions of 20,700,000 Class A ordinary shares (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on Nasdaq of $0.31 as of June 10, 2022, the aggregate fair value of warrants that can be retained by the redeeming shareholders, assuming maximum redemptions of 20,700,000 Class A ordinary shares, is $6,417,000. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Semantix because there would be fewer shares outstanding overall. See “Risk Factors—Risks Related to New Semantix—Future resales of New Semantix Ordinary Shares issued to Semantix shareholders and other significant shareholders may cause the market price of New Semantix Ordinary Shares to drop significantly, even if New Semantix’s business is doing well.”

Description of New Semantix Share Capital (Page 351)

New Semantix is an exempted company incorporated with limited liability in the Cayman Islands. Its affairs are governed by its Memorandum and Articles of Association and the Companies Act.

Upon the Closing of the Business Combination, the authorized share capital of New Semantix will be US$287,500 consisting of 287,500,000 New Semantix Ordinary Shares, par value US$0.001 per New Semantix Ordinary Share. As of the date of this proxy statement/prospectus, there was one New Semantix Ordinary Share issued and outstanding. See “Description of New Semantix Share Capital.”

New Semantix Management Following the Business Combination (Page 338)

The Business Combination Agreement provides that, immediately following the Closing. New Semantix’s board of directors will consist of seven directors. The initial composition of New Semantix’s board of directors will be comprised of (i) six individuals to be designated by certain New Semantix shareholders as specified in the Shareholders Agreement, of which four directors will be designated by Semantix’s Founders (with at least two such directors being independent if the director designated by the Sponsor is independent or, if the director designated by the Sponsor is not independent, with at least three of such directors being independent), one director will be designated by Crescera, and one director will be designated by Inovabra, and (ii) one individual by the Sponsor, in each case, in accordance with, and subject to, the terms and conditions of the Shareholders Agreement. The directors of New Semantix will include Leonardo dos Santos Poça D’Água, Dorival Dourado Júnior, Veronica Allende Serra, Jaime Cardoso Danvila, Rafael Padilha de Lima Costa, Rafael Steinhauser and Ariel Lebowits.

In addition, Semantix’s Founders will have the right to appoint the chairperson of the board of directors, subject to the maintenance of a number of New Semantix Ordinary Shares representing at least seven and one-half percent (7.5%) of the New Semantix Ordinary Shares then issued and outstanding.

Under the Shareholders Agreement, the right of Semantix’s Founders, Crescera and Inovabra to appoint directors as described above is subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding. The Sponsor’s right to appoint a director shall terminate at the earliest of (i) the date when the Sponsor no longer holders any New Semantix Ordinary Shares, or (ii) three years after the closing of the Business Combination, at which time a new director will be appointed by Semantix’s Founders. The Shareholders’ Agreement will terminate upon the occurrence of certain triggering events, including, without limitation, in the event that the collective equity interests held by Crescera, Inovabra and Semantix’s Founders falls below 40% of the total outstanding equity interests in New Semantix. See “New Semantix Management After the Business Combination—Executive Officers and Directors.”

New Semantix’s executive team following the Closing is expected to be comprised of Leonardo dos Santos Poça D’Água (Chief Executive Officer), Adriano Alcalde (Chief Financial Officer), André Guimarães Frederico (General Manager Latin America), Mathias Rech Santos (Chief Human Resources Officer) and Marcela Bretas (Chief Strategy Officer).

Accounting Treatment (Page 238)

Pursuant to the terms of the Business Combination Agreement, upon closing of the Business Combination, the shareholders of New Semantix shall comprise the former shareholders of Semantix and certain of the former shareholders of Alpha (including the holders of the public shares of Alpha which are currently publicly traded). Upon closing of the Business Combination, assuming that none of Alpha’s existing public shareholders exercise their redemption rights and upon the other assumptions set forth elsewhere in this proxy statement/prospectus, Alpha’s existing shareholders are expected to own approximately 28.7% of the outstanding share capital of New Semantix, and the former shareholders of Semantix are expected to own approximately 68.1% of the outstanding share capital of New Semantix and control New Semantix, as the ongoing operations of New Semantix will be those of Semantix, managed by Semantix’s senior management.

Alpha does not meet the definition of a business pursuant to IFRS; accordingly, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information—Note 3—Accounting for the Business Combination.” Under this method of accounting, Alpha would be expected to be treated as the “acquired” company for financial reporting purposes, and Semantix will be the accounting “acquirer.” The net assets of Alpha will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of New Semantix Ordinary Shares issued over the fair value of Semantix’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes that Alpha Warrants would be expected to be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of operations. However, Semantix’s evaluation of the post-Business Combination accounting for the warrants is ongoing, including the possibility of accounting for the public warrants as equity in accordance with IFRS 2 following consummation of the Business Combination.

Appraisal or Dissenters’ Rights (Page 156)

No appraisal or dissenters’ rights are available to holders of Alpha Class A Ordinary Shares or Alpha Warrants in connection with the Business Combination. The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the

Alpha Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except—(a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Status as Emerging Growth Company

Each of Alpha and Semantix is, and consequently, following the Business Combination, New Semantix will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, New Semantix will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, and may not be required to, among other things, (1) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. If some investors find New Semantix’s securities less attractive as a result, there may be a less active trading market for New Semantix’s securities and the prices of New Semantix’s securities may be more volatile.

New Semantix will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Alpha’s IPO or (b) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) it is deemed to be a large accelerated filer, which means the market value of New Semantix Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, or (y) the date on which it has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

Interests of Alpha’s Directors and Executive Officers in the Business Combination (Page 195)

When considering the recommendation of our board of directors that our shareholders vote in favor of the approval of the Business Combination, Alpha’s shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business

Combination. Alpha’s shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that certain of our directors and officers are principals of our Sponsor;

•

the fact that 5,750,000 Founder Shares held by our Sponsor, for which it paid $25,000, will convert on a one-for-one basis, into 5,750,000 shares of New Semantix Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares of New Semantix as described further below, and will be worthless if an initial business combination is not consummated:

	Alpha Class B Ordinary Shares(1)	Value of Alpha Class B Ordinary Shares implied by Business Combination(3)	Value of Alpha Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	5,750,000	$57,500,000	$56,982,500
Alec Oxenford	—	—	—
Rafael Steinhauser	—	—	—
Rahim Lakhani	—	—	—
Alfredo Capote	—	—	—
David Lorié	—	—	—
Amos Genish	—	—	—
Ariel Lebowits	—	—	—

(1)	Interests shown consist solely of Founder Shares. Such shares will automatically convert into New Semantix Ordinary Shares upon the closing on a one-for-one basis.
(2)	Alpha Capital Sponsor LLC is the record holder of the shares reported herein.
(3)

Assumes a value of $10.00 per share, the deemed value of the New Semantix Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

(4)

Assumes a value of $9.91 per share, which was the closing price of the Alpha Class A Ordinary Shares on the Nasdaq on June 10, 2021. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

•

the fact that if an initial business combination is not consummated by February 23, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $64,650,000 in the aggregate, which investment included $57,500,000 in value of Alpha Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination (inclusive of the Sponsor’s initial capital contribution of $25,000), the 7,000,000 private placement warrants acquired for a purchase price of $7,000,000 in the aggregate, and $150,000 currently outstanding under an unsecured promissory note issued in the amount of up to $500,000;

•

the fact that given the differential in the purchase price that our Sponsor paid for the Alpha Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 5,750,000 New Semantix Ordinary Shares that the Sponsor will receive upon conversion of the Alpha Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Semantix Ordinary Shares trades below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Alpha fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that in connection with the Business Combination, we entered into the Subscription Agreements with the PIPE Investors, including affiliates of Sponsor, which provide for the purchase by the PIPE Investors of an aggregate of 9,364,500 Alpha Class A Ordinary Shares, for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the First Merger;

•

the fact that affiliates of our Sponsor who are our officers and directors have entered into Subscription Agreements with us in connection with the PIPE Financing for an aggregate subscription of 100,000 Alpha Class A Ordinary Shares that will be worthless if an initial business combination is not consummated;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by February 23, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•

the fact that a certain affiliate of our Sponsor who is a shareholder of Alpha owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares, has agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of the Alpha shareholders is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially;

•

the fact that we have issued an unsecured promissory note in the amount of up to $500,000 to our Sponsor, payable in full upon the earlier of June 30, 2022 or the consummation of a business combination. There is currently $150,000 outstanding under such promissory note;

•

the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•

the fact that pursuant to the A&R Registration Rights Agreement (as defined below), the Sponsor can demand registration of its registrable securities and it will also have piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing, whereas it does not have such rights today;

•	the potential continuation of certain of our directors as directors and in other roles at New Semantix; and

•	the continued indemnification of current directors and officers of Alpha and the continuation of directors’ and officers’ liability insurance for a period of six years after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal—Certain Other Interests in the Business Combination.”

Recent Developments

On May 13, 2022, Alpha received notice from BofA Securities, one of the underwriters in its IPO, resigning as underwriter and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $3,461,500, and on June 3, 2022, Alpha received from BofA Securities a formal letter confirming its resignation and waiver of fees. On May 18, 2022, Alpha received notice from Citi, the other underwriter in its IPO, resigning as underwriter and capital markets advisor and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $4,588,500, and on May 19, 2022, Alpha received from Citi a formal letter confirming its resignation and waiver of fees. On May 26, 2022, Semantix received notice from Credit Suisse, its financial advisor in connection with the Business Combination, resigning as advisor to Semantix and waiving all right to fees under its financial advisory agreement with Semantix, and on June 1, 2022, Semantix received from Credit Suisse a formal letter confirming its resignation and waiver of fees. The Advisors did not communicate to Alpha or Semantix the reasons leading to their resignation and waiver of their fees after doing substantially all of the work to earn their fees. There is no dispute among any of Semantix, the Advisors or Alpha with respect to the Advisors’ capital markets advisory or financial advisory services or their resignation. As a result of these resignations and the associated waiver of fees, the transactions fees payable by Alpha and Semantix at the consummation of the Business Combination will be reduced by an aggregate of R$82.8 million under the no redemptions scenario, R$70.7 million under the interim redemptions scenario and R$58.5 million under the maximum redemptions scenario. None of the Advisors has received any fees pursuant to their respective engagement letters or the Underwriting Agreement, other than $4,600,000 in underwriting fees paid, in the aggregate, by Alpha to Citi and BofA Securities upon the consummation of Alpha’s IPO. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information and the estimated transaction fees and expenses required to be paid in connection with the Business Combination. Alpha and Semantix continue to have customary obligations with respect to use of information, expense reimbursement and indemnification under the capital markets advisory, financial advisory and Underwriting Agreement with BofA Securities, Citi and Credit Suisse (collectively, the “Advisors”). However, Alpha and Semantix are not party to any agreements that would require the payment of fees (other than expense reimbursement) or underwriting commissions to the Advisors with respect to the Business Combination or any other transactions described herein.

At no time prior to or after their resignation did any of the Advisors indicate that they had any specific concerns with the Business Combination and the Advisors did not advise Alpha or Semantix that they were in disagreement with the contents of this prospectus/proxy statement or the registration statement of which it forms a part. The Advisors did not prepare or provide any of the disclosure in this prospectus/proxy statement or any analysis underlying such disclosure or any other materials or work product that have been provided to Alpha’s shareholders or the PIPE Investors, but Credit Suisse assisted Semantix’s management with industry data and other industry and business information to help build the disclosure included in this proxy statement/prospectus, and also with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management, and Credit Suisse supported the preparation of the PIPE presentation and the analyst presentation, at the direction of Semantix’s management. None of Credit Suisse or any of its affiliates has withdrawn its association with the materials in the immediately preceding sentence or notified Alpha or, to the knowledge of Alpha or Semantix, the PIPE Investors of such disassociation. However, with all other members of the transaction working group, the Advisors did receive drafts of this prospectus/proxy statement prepared by Alpha and Semantix and provided limited comments in the ordinary course. Additionally, in verbal conversations we have engaged in with the Advisors subsequent to their resignation, we have been advised by the Advisors that, given that they are no longer engaged in any capacity by Alpha or Semantix, they do not intend to review any disclosures in this proxy statement/prospectus pertaining to their roles and resignation. We provided such disclosures to the Advisors and requested confirmation that they agree with the disclosures. Following delivery of the disclosure to the Advisors, they have either stated that they do not intend to review the disclosure or have not responded to such request. There can be no assurances that the Advisors agree with this disclosure and no inference can be drawn to this effect. Shareholders should not put any reliance on the fact that one or more of the Advisors were previously involved with any aspect of the transactions described in this prospectus/proxy statement.

Neither Alpha nor Semantix relied on their respective financial advisors in the preparation and analysis of the materials, including projections, provided to the Alpha Board for use as a component of its overall evaluation of Semantix. The Alpha Board did not receive or rely upon any financial or valuation analyses conducted or prepared by any of the Advisors in making its determination that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Alpha and its shareholders.

In its role as financial advisor to Semantix, representatives to Credit Suisse performed the following services: (i) facilitated outreach to potential business combination counterparties, including Alpha, (ii) provided financial advice to Semantix in considering its strategic alternatives, (iii) assisted Semantix’s management with industry data and other industry and business information to help build the disclosure included in this proxy statement/prospectus, (iv) assisted Semantix’s management with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management, (v) supported the preparation of the PIPE presentation and the analyst presentation, at the direction of Semantix’s management and (vi) participated in discussions and provided advice to Semantix as to the structuring and terms of the Business Combination. Additionally, in connection with the Business Combination, representatives of Credit Suisse, with respect to Semantix, and Citi, with respect to Alpha, in their roles as financial advisor and capital markets advisor, respectively, helped to facilitate the overall transaction execution process through (i) the convening of meetings and telephone and video conferences that were attended by representatives of Alpha, Semantix and their respective advisors and (ii) organizing and processing publicly available market data with respect to sector-specific comparable companies. Please see “Proposals to be Considered by Alpha’s Shareholders Business Combination—Background of the Business Combination”.

The services being provided by the Advisors prior to such resignations were substantially complete at the time of their resignations (or in the case of the underwriting services provided by BofA Securities and Citi pursuant to the Underwriting Agreement, at the time of Alpha’s initial public offering). Alpha and Semantix have considered engaging additional financial advisors, and on May 24, 2022, Alpha engaged D.A. Davidson to provide capital markets advisory services to the extent required prior to the Closing. Neither Semantix nor Alpha believes that the Advisors’ resignation will impact the consummation of the Business Combination, other than by reducing the aggregate advisory fees payable at the Closing. The Advisors’ resignation did not impact the Alpha Board’s analysis of or continued support of the Business Combination. The availability of the PIPE Financing, the funds in the Trust Account and any contemplated post-transaction financing arrangements are not impacted by the resignation of the Advisors. In addition, Semantix does not expect the resignation of Citi will impact its separate lending relationship with an affiliate of Citi.

The resignation of the Advisors and the waiver of fees for services that have already been rendered is unusual. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus. As a result, Alpha shareholders may be more likely to elect to redeem their shares, which may have the effect of reducing the proceeds available to New Semantix to achieve its business plan. See “Unaudited Pro Forma Condensed Combined Financial Information”.

Alpha shareholders may believe that when financial institutions, such as the Advisors, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. The resignation letters of each of the Advisors with respect to their engagements with Alpha and Semantix, each stated that the Advisors are not responsible for any part of this proxy statement/prospectus. Citi cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fee. While the Advisors did not provide any additional detail in their resignation letters either to Alpha or Semantix or to the Securities and Exchange Commission, such resignation may be an indication by such Advisors that such firms do not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. However, neither Alpha nor Semantix will speculate about the reasons why the Advisors withdrew from their roles as capital markets, financial advisors and underwriters, as the case may be, in connection with the Business Combination and forfeited their fees after doing substantially all the work to earn their fees. Accordingly, shareholders should not place any reliance on the fact that the Advisors have been previously involved with this transaction.

In addition, we note that unaffiliated investors are subject to certain material risks as a result of Semantix going public through a merger rather than through a traditional underwritten offering. See “Risk Factors—The listing of New Semantix securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.”

The Alpha Board’s Reasons for Approval of the Business Combination (Page 172)

The Alpha Board, in evaluating the Business Combination, consulted with Alpha’s management and legal and other advisors, including Citi, Alpha’s capital markets advisor, in reaching its decision at its meeting on November 10, 2021 to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus. At this and at prior meetings, the Alpha Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Alpha Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Alpha Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Alpha’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Before reaching its decision, the Alpha Board reviewed the results of due diligence conducted by Alpha’s management, together with its advisors, including Citi, Alpha’s capital markets advisor, which included, among other things:

•	extensive meetings with Alpha’s management team, as well as with its legal and financial advisors, regarding Semantix’s operations, business model, and projections;

•	review of various industry and financial data, including Semantix’s existing business model, historical and projected financial information, and various valuation analyses;

•	research on the data software, analytics and artificial intelligence industries, including historical growth trends and market share information as well as end-market size and growth projections;

•	review of Semantix’s commercial strategy;

•	analysis of Semantix’s historical and projected financial information to understand and validate the key assumptions underpinning the financial projections prepared by Semantix management;

•	review of Semantix’s material contracts regarding financials, tax, legal, accounting, information technology, insurance, employment and intellectual property;

•	financial and valuation analysis of Semantix and the Business Combination;

•

Semantix’s historical financial statements prepared under the accounting practices adopted in Brazil and based on the pronouncements, orientations and interpretations as issued by the Committee of Brazilian Accounting Practices (Comitê de Políticas Contábeis (CPC)) (“Brazilian GAAP”), which are, therefore different from Semantix’s financial statements prepared in accordance with IFRS accounting standards that are included in this proxy statement/prospectus;

•	tax, legal and other diligence findings of external advisors; and

•	assessment of Semantix’s public company readiness.

As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus. The Alpha Board did not receive or rely upon any financial or valuation analysis conducted or prepared by any of the Advisors in making its decision.

As described in the prospectus for the IPO, Alpha identified general, non-exclusive criteria and guidelines that Alpha believed would be important in analyzing prospective target businesses for a business combination. Alpha indicated its intention to acquire a company that it believes possesses the following characteristics:

•

Proprietary technology platform which enhances competitive position. Businesses with defensible proprietary technology and intellectual property rights, which create a competitive moat. We sought businesses with a first-mover advantage and the opportunity to achieve market leadership with access to capital at a competitive all-in cost.

•

Size. Target businesses whose equity value is between $600 million and $1.5 billion. Our management team believed businesses of such size have an adequate mix of market positioning and potential to scale and grow, while also having profitability potential.

•

Minority equity participation. Making a capital investment with the goal of acquiring a significant minority position in the target company’s equity. We fundamentally believed that the founders and the respective management teams should continue to manage and operate the business.

•

Recurrent and scalable revenue business model. Businesses with models that deliver fast growth, highly recurring, contracted revenue, with a preference for those that have minimal or no government contracts or whose business model has limited visibility due to potential regulatory changes. In addition, we would expect the target to deliver steady results consistent with guidance provided to investors.

•

Companies with a clear path to profitable growth. By leveraging our operational expertise, we planned to increase profitability through areas with additional operating leverage, ideally with positive and growing gross and EBITDA margins. We would also expect these companies to have momentum to reach net income profitability in the medium term with a high quality of earnings and strong internal controls to be fully compliant with PCAOB auditing standards. We sought to invest in companies that we believe possess not only established business models and sustainable competitive advantages, but also a growing platform to provide capital gains to equity investors.

•

Consolidation platform benefitting from a public currency. Target companies that can utilize access to the public equity markets to enhance its ability to pursue -accretive transformational or tuck-in acquisitions, high-return on capital growth projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly-traded equity compensation.

•	Impact investing. Being mindful of Environmental, Social and Governance (ESG) factors to ensure that any business combination complements corporate social responsibility with profitability.

•

Resilient. Companies with recession-resilient business models as well experience in absorbing the recurring volatility in Latin American countries. We believe this resilience can be further fostered by having the companies pursue growth out of the region into global addressable markets.

•

Visionary management team. Founders and management teams who are able to execute on the target markets they pursue and serve. We intended to seek businesses with proven and accomplished founders and management teams that are eager to march forward together with the support of a board of directors, tech industry leaders and having access to large global institutional investors who invest in equity through public markets.

•

Publicly traded company readiness. Management and stakeholders who aspire to have their business become a public company. Companies should have a strong corporate government and internal processes with standards comparable to a publicly listed company. We believe this will enable a target company to engage in a business combination with us on an expedited basis.

•	Adequate valuation. A strong risk-adjusted return profile with substantial upside potential to balance and limit potential downside risks.

Based on its due diligence investigations of Semantix and the industry in which it operates, including the financial and other information provided by Semantix in the course of negotiations, the Alpha Board believes that Semantix meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The Alpha Board’s Reasons for the Business Combination.”

In particular, the Alpha Board considered the following positive factors:

•	Commercial Rationale. The Alpha Board noted that Semantix possesses several compelling qualities that it believes enable multiple avenues for value creation:

•

Large and Growing Data Addressable Market: Semantix is a growing pure play digital transformation provider with a diversified technology-enabled ecosystem. The proprietary data solutions as a service (SaaS), third-party software licenses and the highly complementary artificial and data analytics services segments are strong, with its proprietary SaaS solutions growing as a percentage of revenue. We understand that according to industry forecasts that worldwide big data and analytics markets are expected to grow substantially between 2020 and 2024, reaching a projected total addressable market (“TAM”) of US$88.6 billion by 2024.

•

Proven Business Model with Underlying Growth Drivers: Semantix’s compelling business model is highlighted by strong retention and high operating leverage. The large and growing TAM is underpinned by perception of strong demand and adoption across attractive end markets. Semantix already has a proven go-to-market strategy known as “land and expand” through which it first introduces companies to simple, entry-level data software via third-party licenses and, over time, aims to enhance customers’ data generation and interpretation with the more robust and multifaceted capabilities of the Semantix Data Platform, thus, in the process, migrating these customers to higher margin products through this transition to the Semantix Data Platform.

•	Robust Products and/or Solutions: Semantix has a strong multi-cloud data platform that allows its customers to simply, nimbly and securely manage their data.

•

Strong Business Fundamentals Underpinned by Attractive Key Metrics: Significant customer base of over 300 companies across a broad range of sectors with a varied client portfolio of all sizes from small businesses to large enterprises. Fundamentally, Semantix has robust scale and recurring revenues, and a differentiated product offering.

•

Benefit from Being a Public Company: Increased funding and exposure is expected to allow Semantix to bring additional products and services to market and accelerate value realization for their customers.

•

Financial Condition. The Alpha Board also considered factors such as Semantix’s historical financial results, outlook, and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

•

Attractive Valuation. The Alpha Board’s determination that if Semantix is able to meet its financial projections, then Alpha’s shareholders will have acquired their shares in New Semantix at an attractive valuation, which would increase shareholder value.

•

Strong Management Team. Led by Chief Executive Officer Leonardo Santos, Semantix’s management team is experienced with a proven track record. Mr. Santos’ experience in building Semantix through consistent organic and inorganic growth is particularly relevant for Semantix’s next stage.

•

Strong Sponsorship. Following the closing, New Semantix will have blue chip shareholders and a permanent capital and public platform suitable for its long-term success, providing stability to all stakeholders.

•

Continued Ownership of Semantix Shareholders. The Alpha Board considered that the Semantix shareholders would continue to be significant shareholders of New Semantix after Closing, with the Semantix shareholders entering into the Lock-up Agreement.

•	Significant Financing Support. Subject to the terms and conditions of the Subscription Agreements, approximately $93 million of private capital has been committed by the PIPE Investors.

•

Terms of the Business Combination Agreement. The Alpha Board reviewed the financial and other terms and conditions of the Business Combination Agreement, including with respect to the Business Combination, and determined that they were reasonable and were the product of arm’s-length negotiations among the parties.

•

Other Alternatives. Our board of directors’ belief that the Business Combination represents the best potential business combination for Alpha resulting from the process utilized to evaluate and assess other potential acquisition targets, and our board of directors’ and management’s belief that such process had not presented a better alternative for a business combination.

In the course of its deliberations, the Alpha Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:

•	Risks Associated with the Business Combination.

•	the risk that the announcement of the Business Combination and potential diversion of Semantix’s management and employee attention may adversely affect Semantix’s operations;

•	the risk that the Alpha Board may not have properly valued Semantix’s business;

•

the risk that the Business Combination might not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Alpha shareholders;

•

the risk that Alpha does not obtain the proceeds of the PIPE Financing or, that some of the current Alpha public shareholders exercise their redemption rights, resulting in Alpha being unable to retain sufficient cash in the Trust Account to meet the requirements of the Business Combination Agreement;

•	the risk that New Semantix may not be able to maintain the listing of New Semantix’s securities on Nasdaq following the Business Combination;

•

the fact that Alpha shareholders will not hold a majority position in New Semantix following the Business Combination, which may reduce the influence that Alpha’s current shareholders can exert on New Semantix and New Semantix’s board of directors and management;

•

the Business Combination Agreement provides that Alpha will not have any surviving remedies against Semantix or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Semantix set forth in the Business Combination Agreement;

•	the possible negative effect of the Business Combination and public announcement of the Business Combination or Semantix’s financial performance and operating results, and Alpha’s stock price;

•

the fact that the Business Combination Agreement includes an exclusivity provision that prohibits Alpha from soliciting or discussing other business combination proposals, and which restricts Alpha’s ability to consider other potential business combinations for so long as the Business Combination Agreement remains in effect;

•	the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•

the significant fees and expenses associated with completing the Business Combination and related transactions and the substantial time and effort of management required to complete the Business Combination; and

•	the possibility of litigation challenging the Business Combination.

•	Risks Associated with Semantix’s Business.

•	the risk of competition in the industry, including the potential for new entrants;

•	the risk associated with Semantix’s ability to maintain and grow its customer base using the Semantix Data Platform;

•	the risk associated with the scalability and security and robustness of Semantix’s platforms;

•	the fact that Semantix’s business growth depends on its ability to attract new and retain highly skilled sales team;

•	risks associated with Semantix’s ability to continue hiring senior executives who can scale the business and manage the increasing complexity of the business;

•	risks associated with Semantix’s ability to continue hiring engineers and data experts as labor markets remain competitive;

•	risks associated with customer concentration, with a significant portion of Semantix’s revenues derived from a small number of customers;

•	risks in relation to the ability of Semantix’s customers and suppliers to terminate important contracts at will with only prior written notice;

•	risks associated with a history of losses;

•	risks associated with Semantix’s inability to comply with certain financial ratios in its loan agreements;

•	the risk associated with macroeconomic uncertainty, including as it relates to COVID-19 and the 2022 presidential elections in Brazil, and the effects it could have on Semantix’s revenues;

•	risks associated with geographic expansion; and

•	the risk that certain key employees of Semantix might not choose to remain with Semantix post-Closing.

•

Risks Related to Limitations of Review. The fact that Alpha did not obtain a fairness opinion from any independent investment banking or accounting firm that the price Alpha is paying to acquire Semantix is fair to Alpha or its shareholders from a financial point of view.

•	The other risks described in the section entitled “Risk Factors.”

For more information about the Alpha Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal—the Alpha Board’s Reasons for Approval of the Business Combination.”

Quorum and Vote Required for Shareholder Proposals (Page 152)

A quorum of Alpha’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of shareholders if a majority of the Alpha Ordinary Shares outstanding and entitled to vote at the extraordinary general meeting of shareholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Merger Approval and the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Recommendation of the Alpha Board (Page 149)

The Alpha Board believes that the Business Combination Proposal and the other proposals be presented at the extraordinary general meeting of shareholders are in the best interests of Alpha and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposals and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of Alpha’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alpha and Alpha shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Alpha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Alpha’s good faith estimate of such amounts.

Sources(1)	(in millions	)
Existing cash held in Trust Account(2)	$230
PIPE Financing(3)	94
Equity Consideration to Semantix Shareholders	620
Existing Sponsor Equity at Closing	49

Total Sources	$993

Uses
Equity Consideration to Semantix Shareholders	$620
Existing Sponsor Equity at Closing	49
Estimated Transaction Expenses(4)	14
Remaining Cash to Balance Sheet	309

Total Uses	$993

(1)	Totals might be affected by rounding.
(2)	Assuming that none of Alpha’s outstanding public shares are redeemed in connection with the Business Combination.
(3)	Shares issued to Semantix shareholders and PIPE Investors are at a deemed value of $10.00 per share.
(4)	Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions (Page 155)

	No Redemptions(1)	Interim Redemptions(2)	Maximum Redemptions(3)
IPO underwriting fees(4)	$4,600,000	$4,600,000	$4,600,000
IPO proceeds net of redemptions(5)	$230,000,000	$126,500,000	$23,000,000
Underwriting fees as a % of IPO proceeds net of redemptions	2.0%	3.6%	20.0%

(1)	This scenario assumes that no public shares are redeemed.
(2)

This scenario assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement), resulting in an aggregate payment of $103.5 million out of the Trust Account, which is derived from an assumed redemption price of $10.00 per share based on the Trust Account balance as of December 31, 2021.

(3)

This scenario assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination (being our estimate of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder

Non-Redemption Agreement), resulting in an aggregate payment of $207,000,000 million out of the Trust Account, which is derived from an assumed redemption price of $10.00 per share based on the Trust Account balance as of December 31, 2021. Also assumes that after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.
(4)

Pursuant to the IPO underwriting agreement, upon the consummation of the Business Combination, Citi and BofA Securities were entitled to $8,050,000 of deferred underwriting commission, however, BofA Securities was not engaged as a financial advisor, placement agent, capital markets advisor or in any other capacity, to Alpha or any other party in connection with the Business Combination. However, Citi and BofA Securities have agreed to waive their rights to the deferred underwriting commission in the aggregate amount of $8,050,000 in connection with their decision not to provide further services as a financial advisor, placement agent, capital markets advisor or in any other capacity in connection with closing of the Business Combination, such that we now do not expect to pay any deferred underwriting fees in connection with closing of our initial business combination. See “Business of Alpha—Alpha History” and “Risk Factors—Risks Related to Alpha and the Business Combination—Citi and BofA Securities, the underwriters in Alpha’s IPO, were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with Alpha’s IPO, yet Citi and BofA Securities gratuitously and without any consideration from Alpha waived such compensation and disclaimed any responsibility for this proxy statement / prospectus” for additional information.

(5)	IPO proceeds net of redemptions reflect the deduction of $4,600,000 in underwriting fees paid by Alpha upon consummation of Alpha’s IPO.

Risk Factors (Page 71)

Semantix’s business and an investment in New Semantix Ordinary Shares are subject to numerous risks and uncertainties. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:

•

Semantix’s growth strategy is significantly dependent on the accelerated expansion of its proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, its proprietary data platform that was recently developed by Semantix and, therefore, has a limited operating track record.

•	Semantix’s current operations are international in scope, and Semantix plans further geographic expansion, creating a variety of operational challenges.

•	A significant portion of Semantix’s revenues is derived from a small number of customers and partial or full loss of revenues from any such customer may adversely affect it.

•	Semantix’s customers may terminate engagements before completion or choose not to enter into new engagements with Semantix on terms acceptable to Semantix, or at all.

•	The markets in which Semantix operates are highly competitive, and if Semantix does not compete effectively, its business, financial condition, and results of operations could be harmed.

•	Semantix may not be able to renew or maintain its reselling agreements with its suppliers.

•	Semantix has a history of losses, and Semantix may not be profitable in the future.

•

Semantix and its suppliers could suffer disruptions, outages, defects and other performance and quality problems with their solutions or with the public cloud and internet infrastructure on which their solutions rely. If the availability of Semantix’s proprietary data platform does not meet our service-level commitments to its customers, Semantix’s current and future revenue may be negatively impacted.

•

Because Semantix recognizes its revenue from its proprietary SaaS business over the term of each contract, downturns or upturns in new sales and renewals will not be immediately reflected in Semantix’s results of operations.

•

Semantix has identified material weaknesses in its internal control over financial reporting and, if Semantix fails to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, Semantix may be unable to accurately report its results of operations, meet its reporting obligations and/or prevent fraud.

•

Semantix expects fluctuations in its results of operations, making it difficult to project future results, and if Semantix fails to meet the expectations of securities analysts or investors with respect to its results of operations, Semantix’s stock price could decline.

•	The length of Semantix’s sales cycle varies by customer and can include high upfront costs. If Semantix is unable to effectively manage these factors, its business may be adversely affected.

•

If Semantix loses key members of its management team or is unable to attract and retain the executives and employees Semantix needs to support its operations and growth (especially skilled software engineers and developers), its business and future growth prospects may be harmed.

•	Semantix is exposed to fluctuations in currency exchange rates, which could negatively affect its results of operations and its ability to invest and hold its cash.

•	Semantix’s payment obligations under its indebtedness may limit the funds available to it and may restrict its flexibility in operating its business.

•

Semantix’s existing loan agreements contain restrictive covenants and events of default that impose significant operating and financial restrictions on Semantix, and Semantix is not currently in compliance with certain financial covenants included in its loan agreements.

•	Semantix agrees to indemnify customers and other third parties, which exposes Semantix to substantial potential liability.

•

The departure or loss of significant influence of Semantix Founders, particularly Leonardo dos Santos Poça D’Água, would be detrimental to New Semantix’s business and adversely affect the ability of New Semantix to execute its business strategies and continue to grow.

•	Unfavorable conditions in Semantix’s industry or the global economy could limit Semantix’s ability to grow its business and negatively affect its results of operations.

•

The extent to which the COVID-19 pandemic and measures taken in response thereto impact Semantix’s business, financial condition, results of operations and prospects will depend on future developments, which are highly uncertain and are difficult to predict.

•

If Semantix, its suppliers or its third-party service providers experience an actual or perceived security breach or unauthorized parties otherwise obtain access to Semantix’s customers’ data or Semantix’s data, Semantix’s data solutions and services may be perceived as not being secure, Semantix’s reputation may be harmed, demand for Semantix’s data solutions and services may be reduced and Semantix may incur significant liabilities.

•

Semantix relies on third-party and open source software for its data solutions. Semantix’s inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect Semantix’s business, results of operations and financial condition. In addition, Semantix’s use of open source software could negatively affect its ability to sell its data solutions and subject Semantix to possible litigation.

•

Semantix’s operations may be adversely affected by a failure to renew its leases on commercially acceptable terms, or at all, and to timely obtain or renew any licenses required to operate its occupied properties.

•

The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by Semantix and third-party sources and are based on Semantix’s ability to achieve, among other factors, certain growth milestones in accordance with its business plans. If these assumptions or analyses prove to be incorrect, Semantix’s actual operating results may be materially different from its forecasted results.

•

The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of New Semantix Ordinary Shares.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SEMANTIX

The following tables present Semantix’s selected consolidated financial and other data. The selected financial information related to Semantix’s consolidated statements of profit or loss, financial position and cash flows presented in the tables below is derived from Semantix’s historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020.

This selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix,” as well as the financial statements and the notes related thereto, included elsewhere in this proxy statement/prospectus.

Consolidated Statement of Profit or Loss Data

	For the year ended December 31,
	2021	2021	2020
	(in US$ millions)(1)	(in R$ millions)
Revenues	37.9	211.7	123.5
Cost of sales	(22.5)	(125.5)	(85.5)

Gross profit	15.4	86.2	38.0

Operating expenses
Sales and marketing expenses	(6.6)	(36.7)	(14.3)
General and administrative expenses	(14.6)	(81.5)	(33.1)
Research and development	(3.6)	(19.9)	(7.9)
Other expenses	(1.6)	(9.2)	(0.7)

Operating loss	(11.0)	(61.1)	(18.0)

Financial income	1.2	6.5	2.6
Financial expenses	(3.9)	(21.5)	(4.6)

Net financial results	(2.7)	(15.0)	(2.0)

Loss before income tax	(13.6)	(76.1)	(20.0)
Income tax	1.4	7.7	0.6

Loss for the year	(12.3)	(68.4)	(19.4)

Loss per share:
Basic and diluted losses per share (R$)	(7.4)	(41.5)	(12.10)

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

Consolidated Statement of Financial Position Data

	As of December 31,
	2021	2021	2020
	(in US$ millions)(1)	(in R$ millions)
ASSETS
Current assets
Cash and cash equivalents	9.3	52.1	25.9
Trade receivables and other, net	6.5	36.5	31.2
Tax receivables	0.9	5.0	3.0
Other assets	3.2	18.0	2.4
Total current assets	20.0	111.7	62.6

Non-current assets
Property and equipment, net	0.6	3.6	3.7
Right of use asset	0.5	3.0	2.8
Intangible assets, net	13.4	74.6	59.5
Deferred tax asset	2.1	11.7	4.6
Derivatives financial instruments	0.2	1.3	—
Other assets	0.1	0.6	7.0
Total non-current assets	17.0	94.7	77.7

Total assets	37.0	206.4	140.3

LIABILITIES
Current liabilities
Loans and borrowings²	7.9	44.1	5.6
Trade and other payables	14.0	78.4	41.9
Lease liabilities	0.2	1.1	1.4
Other liabilities	2.6	14.6	8.1
Taxes payable	0.7	3.9	3.8
Total current liabilities	25.4	142.0	60.8

Non-current liabilities
Loans and borrowings(²)	18.4	102.5	24.4
Lease liabilities	0.4	2.3	1.8
Other liabilities	3.0	16.5	62.6
Deferred income tax	1.3	7.0	6.9
Total non-current liabilities	23.0	128.3	95.8

Total liabilities	48.4	270.3	156.6

Net assets	(11.4)	(63.9)	(16.3)

EQUITY
Share capital	10.0	55.8	55.8
Foreign currency translation reserve	(0.2)	(1.0)	0.9
Capital reserves	2.9	16.0	1.8
Accumulated loss	(25.2)	(140.5)	(81.8)

	(12.5)	(69.7)	(23.3)
Non-controlling interests	1.0	5.8	7.0
Total equity	(11.4)	(63.9)	(16.3)

Total liabilities and equity	37.0	206.4	140.3

(1)

For convenience purposes only, amounts in reais as of December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

(2)

Since December 31, 2021, Semantix incurred additional reais-denominated indebtedness in the principal aggregate amount of R$60.0 million and U.S. dollar–denominated indebtedness (US$12.2 million), which is not reflected in loans and borrowings as of December 31, 2021. For more information on new indebtedness incurred by Semantix after December 31, 2021, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Indebtedness—Loans and Borrowings—New Indebtedness.”

Consolidated Statement of Cash Flows Data

	For the year ended December 31,
	2021	2021	2020
	(in US$ millions)(1)	(in R$ millions)
Net cash outflow from operating activities	(2.9)	(16.3)	(11.1)
Net cash outflow from investment activities	(3.9)	(21.9)	(42.3)
Net cash inflow from financing activities	11.9	66.3	50.1

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

Non-GAAP Financial Measures

	For the year ended December 31,
	2021	2021	2020
	(in US$ millions)(1)	(in R$ millions)
EBITDA(2)	(10.6)	(58.7)	(17.0)
Adjusted EBITDA(3)	(4.5)	(24.9)	(10.0)

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

(2)

Semantix calculates EBITDA as loss for the period plus net interest income (expenses), plus income tax plus depreciation and amortization. EBITDA is a non-GAAP measure. Semantix’s calculation of EBITDA may be different from the calculation used by other companies, including Semantix’s competitors in the industry, and therefore, Semantix’s measures may not be comparable to those of other companies. For further information see “—Reconciliation of Non-GAAP Financial Measures. ”

(3)

Semantix calculates Adjusted EBITDA as EBITDA excluding the impacts of certain events that Semantix believes are isolated in nature incurred as part of its recent expansion and, therefore, not reflective of its underlying performance, including (i) isolated research expenses incurred in connection with the recent redesign and relaunch of Semantix’s proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of its data platform, which Semantix does not expect to incur on an ongoing basis, (ii) non-cash expenses recorded under provisions relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of Semantix’s U.S. operations, with such amount corresponding to Semantix’s ongoing payment obligations under an onerous contract with the third-party software supplier despite the early termination of the resale contract by Semantix’s client, (iii) in 2021, concentrated expenses of an extraordinary nature related to third-party advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing following the expected Closing, (iv) a one-time earn-out payment to the former shareholders of LinkAPI (for additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix — Growth through Acquisitions—LinkAPI”) and (v) expenses related to stock option grants under the 2021 Plan as well as a separate stock option plan adopted by Semantix in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”) which do not relate directly to the performance of Semantix’s underlying business. Adjusted EBITDA is a non-GAAP measure. Semantix’s calculation of Adjusted EBITDA may be different from the calculation used by other companies, including Semantix’s competitors in the industry, and therefore, Semantix’s measures may not be comparable to those of other companies. For further information see “— Reconciliation of Non-GAAP Financial Measures.”

Reconciliation of Non-GAAP Financial Measures

The following table below sets forth a reconciliation of Semantix’s loss for the period to EBITDA and Adjusted EBITDA for each of the periods indicated:

	For the year ended December 31,
	2021	2021	2020
	(in US$ millions)(1)	(in R$ millions)
Loss for the period	(12.3)	(68.4)	(19.4)
(+/-) Net interest income (expenses)	1.7	9.4	0.7
(+/-) Income tax	(1.4)	(7.7)	(0.6)
(+) Depreciation and amortization	1.4	8.0	2.3
EBITDA	(10.6)	(58.7)	(17.0)
(+) Data platform relaunch research expenses(2)	0.2	1.1	3.9
(+) Stock option expenses(3)	2.4	13.4	3.1
(+) Transaction expenses(4)	1.2	6.7	—
(+) Earn-out payment expenses(5)	0.9	4.9	—
(+) Onerous contract provision expenses(6)	1.4	7.7	—
Adjusted EBITDA	(4.5)	(24.9)	(10.0)

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

(2)

Consists of isolated research expenses incurred in connection with the recent redesign and relaunch of Semantix’s proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of its data platform, which Semantix does not expect to incur on an ongoing basis.

(3)

Consists of expenses related to stock option grants under the 2021 Plan and a stock option plan adopted by Semantix in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”), including payroll expenses in the amounts of R$4.9 million and R$4.4 million for the years ended December 31, 2021 and 2020, respectively.

(4)

Consists of concentrated expenses of an extraordinary nature related to third-party advisory and support services incurred in 2021 in connection with the Business Combination that are not expected to be ongoing following the expected Closing.

(5)

Consists of expenses related to the one-time earn-out payment to the former shareholders of LinkAPI (for additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix — Growth through Acquisitions—LinkAPI”).

(6)

Consists of non-cash expenses recorded under provisions relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of Semantix’s U.S. operations, with such amount corresponding to Semantix’s ongoing payment obligations under an onerous contract with the third-party software supplier despite the early termination of the resale contract by Semantix’s client.

SELECTED HISTORICAL FINANCIAL DATA OF ALPHA

The following table sets forth summary historical financial information derived from Alpha’s (i) audited financial statements included elsewhere in this proxy statement/prospectus for the period December 10, 2020 (inception) to December 31, 2020 and (ii) audited financial statements included elsewhere in this proxy statement for the year ended December 31, 2021. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpha” and Alpha’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

As of December 31, 2021, Alpha had neither engaged in any operations nor generated any revenues. All activity for the period from inception through December 31, 2021 related to organizational activities, execution of the initial public offering, identifying a target for a business combination and activities pursuant to the Business Combination Agreement. Alpha does not expect to generate any operating revenues in future.

Statement of Operations Data:
	December 10, 2020 (inception) to December 31, 2020	For the Year Ended December 31, 2021
Formation and operating costs	$51,116	$2,301,149

Loss from operations	(51,116)	(2,302,149)
Interest earned on investments held in Trust Account	—	55,287

Net loss	$(51,116)	$(2,103,788)

Weighted average shares outstanding of Class A ordinary shares	—	19,651,099

Basic and diluted net loss per share, Class A ordinary shares	$—	$(0.08)

Weighted average shares outstanding of Class B ordinary shares	5,000,000 (1)	5,640,797

Basic and diluted net loss per share, Class B ordinary shares	$(0.01)	$(0.08)

(1)	Excludes an aggregate of up to 750,000 Class B ordinary shares that were intended to be forfeited if the over-allotment option was not exercised by the underwriters of the IPO.

	December 31, 2020		December 31, 2021
Balance Sheet Data:
Cash	$—		$392,469
Prepaid expenses and other	—		314,751
Deferred offering costs	$185,996		—
Investments held in Trust Account	—		230,055,287
Total assets	$185,996		$230,762,507

Derivative warrant liabilities	$—		15,365,022
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares and 0 shares at $10.00 per share redemption value at December 31, 2021 and December 31, 2020, respectively	—		230,000,000
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 23,000,000 shares and 0 shares subject to possible redemption) at December 31, 2021 and December 31, 2020, respectively	—		—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2021 and December 31, 2020	575	(1)	575
Total liabilities, redeemable shares and shareholders’ deficit	$185,996		$230,762,507

(1)

Included an aggregate of up to 750,000 Class B ordinary shares that were intended to be forfeited if the over-allotment option is not exercised in full or in part by the underwriters of the IPO. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares were no longer subject to forfeiture.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.

Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Semantix and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Semantix and its subsidiaries following the consummation of the Business Combination and, therefore, such references to “we,” “us” or “our” refer to the business of New Semantix and its subsidiaries when describing events or circumstances that will or could occur following the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of New Semantix, in which event the market price of New Semantix Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Related to Semantix’s Business and Industry

A significant portion of our revenues is derived from a small number of customers and partial or full loss of revenues from any such customer may adversely affect us.

We generate a significant portion of our revenues from our ten largest customers. During the years ended December 31, 2021 and 2020, our largest customer based on revenues, accounted for 11.4% and 10.2% of our revenues, respectively, and our ten largest customers together accounted for 53.8% and 59.7% of our revenues, respectively. For additional information regarding the material terms of our contracts with our largest customers, please refer to “Business of Semantix—Customers.”

Our ability to maintain close relationships with these and other major customers is essential to the growth and profitability of our business, particularly in relation to our land and expand strategy pursuant to which we seek to migrate our existing customers who purchase third-party software licenses from us to our higher-margin proprietary SaaS solutions. The volume of work we perform for each customer may vary from year to year, and as a result, a major customer in one year may not provide the same level of revenues for us in any subsequent year. The data solutions and services we provide to our customers, and the revenues associated with those solutions and services, may decline or vary as the type and quantity of solutions and services that we provide change over time. In addition, our reliance on any individual customer for a significant portion of our revenues may give that customer a certain degree of pricing leverage against us when negotiating contracts.

The loss of any of our major customers or a decrease in the scope of data solutions and services provided to them could have a material adverse effect on our business, financial condition, results of operations and prospects. For further information, please refer to “Business of Semantix—Customers.”

Our customers may terminate engagements before completion or choose not to enter into new engagements with us on terms acceptable to us, or at all.

Our contracts with our customers to provide data solutions (including both proprietary SaaS solutions and third-party software) typically have a term of around three years. However, these contracts may, in the majority of cases, be terminated at will by our customers without cause by only providing prior notice ranging from 30 to 90 days. Meanwhile, our contracts with our customers to provide data analytics and AI services are generally more short-term in nature, ranging from three months to two years.

Our customers may terminate or reduce their use of our data solutions and services for any number of reasons, including if they are not satisfied with the solution or service level, the value proposition for our data solutions and services, or we are unable to meet customer needs and expectations. This possibility of customer termination or reduction may be more likely to the extent of price increases that could make our solutions and services unaffordable, particularly as a result of us passing through price increases in purchasing third-party software licenses for resale due to foreign exchange effects or other factors that are in the complete discretion of our third-party software suppliers. Even if we successfully deliver on contracted data solutions and services and maintain close relationships with our customers, a number of factors outside of our control could cause the loss of or reduction in business or revenue from our existing customers. These factors include, among other things:

•	the business or financial condition of that customer or the economy generally;

•	a change in strategic priorities by our customers, resulting in a reduced level of spending on technology solutions and services;

•	changes in our customer’s personnel who are responsible for procurement of information technology (“IT”) solutions and services or with whom we primarily interact;

•	a demand for price reductions by our customers;

•	mergers, acquisitions or significant corporate restructurings involving one of our customers; and

•	a decision by that customer to move work in-house or to one or several of our competitors.

The ability of our customers to terminate their engagement with us at any time makes our future revenue flow uncertain. We may not be able to replace any customer that chooses to terminate or not renew its contract with us, which could materially adversely affect our revenue and thus our results of operations. Furthermore, terminations in engagements may make it difficult to plan our project resource requirements.

If a significant number of customers cease using or reduce their usage of our data solutions or services, we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations and financial condition.

Further, as we expand our portfolio of proprietary SaaS offerings, our potential customers may become concerned about disadvantages associated with switching providers, such as a loss of accustomed functionality, increased costs and business disruption. For prospective customers, switching from one vendor of solutions similar to those provided by us (or from an internally developed system) to a new vendor may be a significant undertaking. As a result, certain potential customers may resist changing vendors. There can be no assurance that our investments to overcome potential customers’ reluctance to change vendors will be successful, which may be particularly relevant in relation to our strategy to migrate certain of our customers that currently license third-party software through us, to our proprietary solutions, which may adversely affect our business, financial condition, results of operations and prospects.

In addition, while the restrictions imposed by the COVID-19 pandemic have prompted a shift to digital solutions and services that benefited our business in 2020 and 2021, there can be no assurance that once the COVID-19 pandemic is sufficiently controlled, this shift will continue and that we will continue to benefit from our customers’ increased spending on digital transformation efforts in response to the COVID-19 pandemic.

The markets in which we operate are highly competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed.

The markets for data cloud, big data, analytics and artificial intelligence are intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new solution and service introductions and improvements. As these markets continue to mature and new technologies and competitors enter such markets, we expect competition to intensify. Our current competitors include:

•	public cloud providers who offer proprietary data management, machine learning and analytics services, such as Amazon Web Services (“AWS”), Microsoft Azure (“Azure”) and Google Cloud Platform (“GCP”);

•

large, well-established, public and private data platform providers, including the suppliers from which we purchase software licenses for resale, such as Cloudera and Elastic, Confluent, Inc. (“Confluent”);

•	private and public companies who also act as resellers of third-party software licenses, such as Logicallis Group Ltd. (“Logicallis”);

•	less-established public and private cloud companies with solutions and services that compete in some of our markets;

•

other established vendors of legacy database solutions and big data offerings, such as Hewlett-Packard Development Company, L.P. (“HP”), International Business Machines Corporation (“IBM”), Oracle Corporation (“Oracle”) and Teradata Corporation (“Teradata”);

•

other vendors who offer data and business intelligence solutions that can be incorporated into our proprietary data platform, including Databricks Inc. (“Databricks”), Alteryx, Inc; (“Alteryx”), Fivetran Inc. (“Fivetran”), Tableau Software, LLC (“Tableau”), Microsoft Corporation’s Power BI, and QlikTech International AB (“Qlikview”); and

•

technology companies and systems management vendors who offer on-premise infrastructure monitoring, including IBM, Microsoft Corporation (“Microsoft”), Micro Focus International plc (“Micro Focus”), BMC Software, Inc. (“BMC”) and Computer Associates International, Inc. (“Computer Associates”).

We compete based on various factors, including price, performance, range of use cases, multi-cloud availability, brand recognition and reputation, customer support, and differentiated capabilities, including ease of implementation and data migration, ease of administration and use, scalability and reliability, data governance, security, and compatibility with existing standards and third-party data solutions. Some of our competitors have substantially greater brand recognition, customer relationships, and financial, technical, and other resources than we do, and may be able to respond more effectively than we can to new or changing opportunities, technologies, standards, customer requirements and buying practices.

Our proprietary data platform requires third-party public cloud infrastructure to operate. We currently only offer our proprietary data platform on the public clouds provided by AWS, Azure and GCP, which are also some of our primary competitors. There is a risk that one or more of these public cloud providers could use its control of its public clouds to embed innovations or privileged interoperating capabilities in competing data solutions, bundle competing data solutions, provide us unfavorable pricing, leverage its public cloud customer relationships to exclude us from opportunities, and treat us and our customers differently with respect to terms and conditions or regulatory requirements than it would treat its similarly situated customers. Further, they have the resources to acquire, invest in, or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide solutions that compete favorably with those of the public cloud providers.

Moreover, we resell software licenses of well-established data platform providers, such as Cloudera, Elastic, Confluent, among others. In addition to being our suppliers, these data platform providers are currently, and will increasingly become, our direct competitors as we develop and increase the range of our proprietary solutions. Nonetheless, our current operations require that we maintain a good relationship with these suppliers, who may, faced with increasing competition from us, alter pricing in a manner unfavorable to us or exclude us from opportunities as we expand our operations and increase our market share (for additional information, see “—We may not be able to renew or maintain our reselling agreements with our supplier” below). Furthermore, we face competition from other resellers of third-party software licenses given that our agreements with such suppliers for resale of their software licenses are non-exclusive.

New and innovative start-up companies, including emerging cloud-native data management companies, and larger companies that are making significant investments in research and development, may introduce data solutions or services that have greater performance or functionality, are easier or cheaper to implement or use, or incorporate technological advances that we have not yet developed or implemented or may invent similar or superior data solutions or services, including a better, more powerful and user-friendly data platform, that compete with our own.

We may also face competition from in-house development by our clients, academic and government institutions, and the open-source community who may offer similar solutions or an adequate substitute for our services and solutions. These factors may force us to compete on other fronts in addition to the quality of our services and to expend significant resources in order to remain competitive, which we may be unable to do.

Further, the markets in which we compete are subject to evolving industry standards and regulations, resulting in increasing data governance and compliance requirements for us and our customers (for additional information, see “—Risks Related to Semantix’s Compliance, Tax, Legal, and Regulatory Environment” below). Moreover, to the extent we expand our operations further into highly regulated industries (such as the health and finance industries), our solutions may need to address additional requirements specific to those customer segments.

For these reasons, competition may negatively impact our ability to maintain and grow consumption of our proprietary data platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations and financial condition.

If we are unable to adapt to rapidly changing technologies, methodologies and evolving industry standards, we may lose clients and our business could be materially adversely affected.

Rapidly changing technologies, methodologies and evolving industry standards are inherent in the market for our data solutions and services. Our ability to anticipate developments in our industry, enhance our existing data solutions and services, develop and introduce new data solutions, services or tools, provide enhancements and new features for our data solutions and tools, and keep pace with changes and developments are critical to meeting changing client needs. Developing solutions for our clients is extremely complex and could become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems, technologies and methodologies. Our ability to keep pace with, anticipate or respond to changes and developments is subject to a number of risks, including that:

•	we may not be able to develop new, or update existing, services, applications, tools and software quickly or inexpensively enough to meet our clients’ needs;

•	we may find it difficult or costly to make existing software and tools work effectively and securely over the internet or with new or changed operating systems;

•

we may find it challenging to develop new, or update existing, software, services and tools to keep pace with evolving industry standards, methodologies and regulatory developments in the industries where our clients operate at a pace and cost that is acceptable to our clients; and

•	we may find it difficult to maintain high quality levels of performance with new technologies and methodologies.

We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the data solutions, services, tools, technologies or methodologies we develop or implement may not be successful in the marketplace. Our failure to enhance our existing data solutions and services and to develop and introduce new data solutions and services to promptly address the needs of our clients could have a material adverse effect on our business.

We may not be able to renew or maintain our reselling agreements with our suppliers.

As part of our business, we resell software licenses of well-established data platform providers, such as Cloudera, Elastic, Confluent, ECE Software, among others. Of our gross revenues for the years ended December 31, 2021 and 2020, (i) 37.6% and 31.5%, respectively, were attributable to the resale of software licenses of Cloudera (via numerous supply contracts with such supplier and resale contracts with various clients) and (ii) 16.9% and 30.1%, respectively, were attributable to the resale of software licenses of Elastic (via numerous supply contracts with such supplier and resale contracts with various clients).

These software companies license us software on a non-exclusive basis, and they may terminate their relationship with us at any time without cause with only 30 to 90 days’ prior notice. Any such termination would be disruptive to our business, notwithstanding the acceleration of our proprietary SaaS solutions that do not depend on third-party software providers, and it may not be possible to secure alternative software providers on similar terms or with the same quality of solutions and services as our current suppliers offer. Accordingly, if we lose our current relationship with our main suppliers, our third-party software customers may elect to work with another data solutions company to fulfill their data needs, including the possibility of working with other companies that resell software licenses with the same third-party software providers that we currently work (considering that our relationships are non-exclusive) in order to maintain continuity and, in such case, terminate their relationship with us. Likewise, we cannot guarantee that our current customers that license third-party software through us will find our proprietary SaaS solutions to be adequate replacement. In any of these cases, we may experience a material adverse effect on our cash position, revenue and, by extension, our results of operations and financial position.

We have a history of losses, and we may not be profitable in the future.

We adopted IFRS for the first time in connection with the Business Combination in order to prepare our financial statements included in this proxy statement/prospectus. With the application of IFRS standards, we recorded net losses for all periods since 2019. For the years ended December 31, 2021 and 2020, we incurred net losses of R$68.2 million and R$19.4 million, respectively. As a result, we had an accumulated deficit of R$140.5 million as of December 31, 2021. These losses and accumulated deficit reflect the substantial investments we made to acquire new customers, market and sell our new proprietary solutions and develop our proprietary data platform.

We expect our costs and expenses to increase in the foreseeable future, particularly as a result of becoming a public company (for additional information, see “—Risks Related to Semantix’s Growth Strategy—We will incur increased costs as a result of operating as a public company” below) and in connection with the ongoing development of our proprietary SaaS solutions. As a result of these increased costs and expenses, we will have to generate and sustain increased revenue to be profitable in future periods. Further, in future periods, our revenue growth rate could decline, and we may not be able to generate sufficient revenue to offset higher costs and achieve or sustain profitability. If we fail to achieve, sustain or increase profitability, our business and results of operations could be adversely affected.

We and our suppliers could suffer disruptions, outages, defects and other performance and quality problems with our solutions or with the public cloud and internet infrastructure on which our solutions rely. If the availability of our proprietary data platform does not meet our service-level commitments to our customers, our current and future revenue may be negatively impacted.

Our business depends on the data solutions that we offer (including our proprietary data platform and the third-party platforms from which we purchase software licenses for resale) to be available without disruption.

We and our suppliers have experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with these data solutions. We have also experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which our proprietary data platform relies. These problems can be caused by a variety of factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open source software, human error or misconduct, natural disasters (such as tornadoes, earthquakes or fires), capacity constraints, design limitations, denial-of-service attacks or other security-related incidents.

Moreover, we typically commit to maintaining a minimum service-level of availability for our customers that use our proprietary data platform. If we are unable to meet these commitments, we may be obligated to provide customers with additional capacity, which could significantly affect our revenue. We rely on public cloud providers, such as AWS, Azure and GCP, and any availability interruption in the public cloud could result in us not meeting our service-level commitments to our customers.

In some cases, we may not have any contractual rights with our public cloud providers that would compensate us for any losses due to availability interruptions in the public cloud. Further, if our contractual and other business relationships with our public cloud providers are terminated, suspended or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we could be unable to provide our proprietary data platform and could experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

Any disruptions, outages, defects, and other performance and quality problems with our data solutions and services (including any failure to meet our service-level commitments) or with the public cloud and internet infrastructure on which they rely, or any material change in our contractual and other business relationships with our public cloud providers, could result in reduced use of our date solutions and services, increased expenses, including service credit obligations and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Because we recognize our revenue from our proprietary SaaS business over the term of each contract, downturns or upturns in new sales and renewals will not be immediately reflected in our results of operations.

Since 2019, we have derived an increasing portion of our revenues from our proprietary SaaS business, and we expect this business line to become increasingly significant in the future. Our proprietary SaaS represented 18.8% of our revenues for the year ended December 31, 2021, compared to 4.7% of our revenues for the year ended December 31, 2020. Our customer contracts typically have a term of around three years and we recognize revenue from our proprietary SaaS business ratably over the term of each contract. As a result, part of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to contracts entered into during previous quarters. Consequently, a future decline in new or renewed contracts, or a reduction in expansion rates, in any single quarter could have only a small impact on our revenue results during that quarter or subsequent period. Such a decline or deceleration, however, will negatively affect our revenue or revenue growth rates in future quarters and, in the aggregate, may cause a material adverse effect on our business, financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.

Prior to the Business Combination, we have been a private company with limited accounting resources and processes necessary to address our internal control over financial reporting and procedures. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with the IFRS and interpretations issued by the IFRS Interpretations Committee. Our management has not completed a formal assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. We have identified material weaknesses in our internal control over financial reporting as of December 31, 2021. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to:

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inability to implement a system of internal control over financial reporting considering the following components: (i) a control environment with standards, processes and structure to provide basis for carrying out internal control activities across the organization; (ii) a risk assessment process for identifying and assessing risks for the achievement of financial reporting objectives; (iii) governance and structure to manage and control access to in-scope application systems and changes to programs; and (iv) formal structure and controls related to “segregation of duties” around the critical elements of our financial reporting processes, including revenue recognition and significant or unusual transactions (among others); and

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insufficient accounting resources and processes necessary to comply with the IFRS and SEC reporting requirements, specifically: (i) ineffective design, implementation and operation of controls within the financial reporting process relating to preparation and review of the financial statements, including the technical application of IFRS and SEC applicability of required disclosures; (ii) ineffective design, implementation and operation of controls within the financial process covering the maintenance of proper accounting records and supported by formal accounting policies, especially related to the accounting for complex transactions; (iii) lack of sufficient level of knowledge, experience and training of the finance team in respect to financial reporting requirements for a US public company; (iv) design and maintain formal accounting policies and procedures, as well as analyze, record and disclose complex accounting matters timely and accurately, and (v) lack of comprehensive governance structure, including the lack of an audit committee in relation to financial reporting oversight.

Each of the material weaknesses described above may result in a misstatement of one or more account balances or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected, and accordingly, we determined that these control deficiencies constitute material weaknesses.

We intend to take necessary actions to design and implement formal accounting policies, procedures and controls required to remediate these material weaknesses. This includes hiring additional finance and accounting personnel with the requisite experience and knowledge. It also includes designing our financial control environment, including the establishment of controls to account for and disclose complex transactions. However, we cannot assure you that our efforts will be effective or prevent any future material weakness in our internal control over financial reporting.

As of the date of this proxy statement/prospectus, we have not yet incurred material expenses to address those matters giving rise to the material weaknesses we identified and intend to focus efforts following the closing of the Business Combination starting in the second half of 2022. We are currently unable to predict how long it will take and how much it will ultimately cost for us to implement the remediation measures required to address those matters giving rise to the material weaknesses we identified. However, these remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources.

Due to these material weaknesses in our controls over financial reporting, in the process of preparing our financial statements as of and for the year ended December 31, 2021 included in this proxy statement / prospectus, we identified certain errors relating to the accounting of two transactions reflected in our financial statements as of and for the six-months ended June 30, 2021 (the “June 2021 Financials”). The June 2021 Financials were previously included in this proxy statement/prospectus as part of our February 4, 2022 filing (the “Original Filing”) but are no longer required to be included pursuant to the applicable guidance set forth in Form 20-F and in Regulation S-X for foreign private issuers. These transactions that were erroneously accounted for relate to certain commitments we made in December 2020 as part of our acquisition of LinkAPI that involved subsequent payments to the former shareholders of LinkAPI in 2022, as follows:

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In January 2022, we paid the former shareholders of LinkAPI R$3.0 million as payment for its data integration platform, which was delivered to us in June 2021 and, therefore, should have been recorded upon delivery within intangible assets, net and other liabilities as of June 30, 2021 in the Original Filing; and

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Also in January 2022, we paid the former shareholders of LinkAPI R$4.8 million as a full-year retention bonus in recognition of their continued employment with us following our acquisition of LinkAPI and the achievement of certain pre-determined operating and financial milestones, which should have been partly reflected as part of our general and administrative expenses and other liabilities as of and for the six months ended June 30, 2021 in the Original Filing in the amount of R$2.4 million.

In addition, we also identified R$1.2 million recorded as accumulated loss as of and for the six months ended June 30, 2021 in the Original Filing relating to our results from Tradimus, our subsidiary providing data solutions to serve the healthcare sector (in which Excella, a third-party health service management company, also holds a 50.0% non-controlling stake) that should have instead been recorded as non-controlling interest to reflect Excella’s ownership stake.

We corrected these accounting errors in our financial statements as of and for the year ended December 31, 2021 included in this proxy statement/prospectus. The aggregate impacts of the aforementioned errors on our financial statements as of June 30, 2021 and for the six-month period ended June 30, 2021 were (i) an increase in current liabilities of R$3.0 million, with a corresponding increase to intangible assets, net, (ii) an increase in general and administrative expenses in the amount of R$2.4 million, and (iii) an increase in net loss attributable to non-controlling interests of R$1.2 million, with a corresponding increase in accumulated loss in the same amount. We intend to restate our June 30, 2021 balances if and when June 30, 2022 financial statements are needed, to reflect these corrections and, accordingly, our previously filed June 2021 Financials should be disregarded and should not be considered in making any investment decision.

Our management may be unable to conclude in future periods that our disclosure controls and procedures are effective due to the effects of various factors, which may, in part, include unremedied material weaknesses in internal controls over financial reporting. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in those reports is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

Following the Business Combination, New Semantix will be a public company in the United States subject to the Sarbanes-Oxley Act. If we are unable to successfully remediate our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, we may lose our status as an emerging growth company, investors may lose confidence in our financial reporting, and we could become subject to litigation or investigations by the Nasdaq, the SEC and other regulatory authorities.

Under Section 404 of the Sarbanes-Oxley Act, the management of New Semantix will not be required to assess or report on the effectiveness of our internal controls over financial reporting until our second annual report on Form 20-F following consummation of the Business Combination, which we currently expect to be only in 2023 for the fiscal year ending December 31, 2022. In addition, until we cease to be an “emerging growth company” (see “Risk Factors—Risks Related to New Semantix —As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), New Semantix will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies that, to some extent, are more lenient and less frequent than those of U.S. domestic registrants and non-emerging growth companies”) as such term is defined in the JOBS Act, our independent registered public accounting firm is not required to attest to and report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment, identify additional material weaknesses or issue a report that is qualified.

During the course of remediating these material weaknesses and satisfying the requirements of Section 404 of the Sarbanes-Oxley Act, we may identify additional material weaknesses and other deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we fail to maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may be unable to timely complete our evaluation testing and any required remediation.

In addition, these new obligations will also require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, financial condition and operating results.

See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Material Weakness in Internal Controls and Remediation.”

We expect fluctuations in our results of operations, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•	fluctuations in demand for or pricing of our solutions;

•	fluctuations in the price of the third-party software licenses that we purchase for resale;

•	our ability to attract new customers;

•	our ability to retain existing customers;

•	customer expansion rates;

•	seasonality;

•	investments in new features and functionality;

•	fluctuations in customer consumption resulting from our introduction of new features or capabilities to our systems that may impact customer consumption;

•	the timing of our customers’ purchases;

•	the speed with which customers are able to migrate data onto our proprietary data platform after purchasing capacity;

•	fluctuations or delays in purchasing decisions in anticipation of new solutions or enhancements by us or our competitors;

•	changes in customers’ budgets, the timing of their budget cycles and purchasing decisions;

•	our ability to control costs, including our operating expenses;

•	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

•	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

•	the amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•	the effects and timing of acquisitions and their integration;

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers and partners participate;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	health epidemics or pandemics, such as the COVID-19 outbreak;

•	the impact, or timing of our adoption, of new accounting pronouncements;

•	changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance;

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the overall tax rate for our business, which may be affected by the mix of income we earn in Brazil and in jurisdictions with different tax rates, the effects of stock-based compensation and the effects of changes in our business;

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the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•	fluctuations in the market values of our portfolio or strategic investments and in interest rates;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our solutions.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of New Semantix Ordinary Shares could decline substantially, and we could face costly lawsuits, including securities class actions.

The length of our sales cycle varies by customer and can include high upfront costs. If we are unable to effectively manage these factors, our business may be adversely affected.

Part of our business strategy involves the development of data solutions to better serve large enterprises. Sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles, more complex customer requirements, including our ability to partner with third parties that advise such customers or help them integrate their IT solutions, substantial upfront sales costs and less predictability in completing some of our sales. For example, large customers, which make up a considerable portion of our business, may require considerable time to evaluate and test the data solutions that we offer prior to making a purchase decision and placing an order. In addition, large customers may be switching from legacy on-premises solutions when purchasing our solutions, and may rely on third parties with whom we do not have relationships when making purchasing decisions. A number of factors also influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our solutions, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large enterprises typically taking longer to complete. Moreover, large customers often begin to deploy our solutions on a limited basis but nevertheless demand implementation services and negotiate pricing discounts, which increase our upfront investment in the sales effort with no guarantee that sales to these customers will justify our substantial upfront investment. If we fail to effectively manage these risks associated with sales cycles and sales to large customers, our business, financial condition and results of operations may be affected.

If we lose key members of our management team or are unable to attract and retain the executives and employees we need to support our operations and growth (especially skilled software engineers and developers), our business and future growth prospects may be harmed.

Our success depends in part on the continued services of our co-founder Leonardo dos Santos Poça D’Água, as well as our other executive officers and key employees in the areas of research and development (particularly, skilled developers), and sales and marketing.

From time to time, there may be changes in our executive management and technical teams or other key employees resulting from the hiring or departure of these personnel. Our executive officers and other key employees are employed on an at-will basis, which means that these personnel could terminate their employment with us at any time. The loss of one or more of our executive officers, or the failure by our executive team to effectively work with our employees and lead our company, including as a result of remote working conditions, could harm our business.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers experienced in designing and developing cloud-based data solutions, experienced sales professionals and expert customer support personnel. We also are dependent on the continued service of our existing software engineers because of the sophistication of our proprietary data platform.

In the past, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications, particularly developers. Increased hiring by technology companies, particularly in Latin America, the United States, Asia and Europe, and increasing worldwide competition for skilled technology professionals may lead to a shortage in the availability of skilled professionals in the locations where we operate and hire. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, or if our existing employees receive significant proceeds from liquidating their previously vested equity awards, it may adversely affect our ability to recruit and retain key employees.

We also believe our culture has been a key contributor to our success to date and that the critical nature of the solutions that we provide promotes a sense of greater purpose and fulfillment in our employees. As our workforce becomes more distributed around the world, we may not be able to maintain important aspects of our culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

Increases in wages, equity compensation and other compensation expenses could prevent us from sustaining our competitive advantage and increase our costs.

Wages for technology professionals in emerging countries where we have significant operations are lower than comparable wages in more developed countries. However, wages in the technology industry in these countries may increase at a faster rate than in the past, which may make us less competitive unless we are able to increase the efficiency and productivity of our employees. If we increase operations and hiring in more developed economies, our compensation expenses will increase because of the higher wages demanded by technology professionals in those markets. In all countries in which we operate, wage inflation, whether driven by competition for talent or ordinary course pay increases, may also increase our cost of providing services and reduce our profitability if we are not able to pass those costs on to our clients or charge premium prices when justified by market demand.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations and our ability to invest and hold our cash.

While our functional currency is the Brazilian real, most of our costs and a relevant portion of our sales related to our third-party software business area are denominated in, or linked to, U.S. dollars. As part of our core business, we purchase third-party software licenses from suppliers located outside of Brazil, which are denominated and payable in U.S. dollars, for resale to customers located in Brazil and elsewhere. Although the prices we charge our customers for these software licenses in Brazil are denominated in reais, such prices are necessarily linked to the U.S. dollar in an effort to pass through foreign exchange impacts and, therefore, pricing for these contracts with our customers requires certain assumptions, judgments and estimates from us regarding future foreign exchange behavior, which may not be accurate. Various events and circumstances, including political and macroeconomic events beyond our control or impossible or difficult to foresee, could have a significant impact on the foreign exchange environment, as evidenced by the dramatic volatility of the Brazilian real against the U.S. dollar in recent years (for additional information, see “Management’s Discussion and Analysis of Financial Condition and Operating Results of Semantix—Significant Factors Affecting our Results of Operations—Brazilian Macroeconomic Environment—Currency Fluctuations”). Accordingly, while we aim to purchase third-party software licenses only when we have a firm commitment from a customer, we are nevertheless exposed to foreign exchange volatility to the extent we are unable to fully pass through U.S. dollar amounts to our customers in the form of their reais-denominated contracts. In addition, we typically have up to 90 days to pay our suppliers from the time we sign a contract to purchase a software license until the due date for payment to our suppliers, which we consider in our cash flow planning. Accordingly, if there is significant unanticipated foreign exchange movement during the period from when we execute our contracts with suppliers (and set pricing with our customers) to the time we pay our suppliers, we could be forced to pay more for such software licenses in reais-terms without the ability to pass through such amounts to our customers. In addition, while we typically have contractual flexibility to anticipate payment to our suppliers prior to the contractual due date, we may not have the necessary cash on hand to respond quickly to material foreign exchange movements even if it is advantageous from a foreign exchange perspective to do

so. We do not currently enter into derivative transactions of any type to hedge our exposure originated by the resale of third-party software licenses. The software licenses we purchase and resell for our customers in Colombia and Mexico are purchased and resold in U.S. dollars, not in local currency.

Moreover, we have operations internationally that are denominated in foreign currencies, thus exposing us to foreign exchange risk primarily related to fluctuations between our functional currency, the Brazilian real, on the one hand, and the U.S. dollar, the Colombian peso and the Mexican peso, on the other hand. As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates may grow.

Furthermore, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to a decrease in our revenues from our third-party software business given that our customers may decide to reduce their spending indexed or linked to foreign currencies in this scenario. On the other hand, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to an increase in domestic revenues from our proprietary SaaS business, since these proprietary solutions offer an alternative that is not directly impacted by the foreign exchange environment.

Currently, we do not hedge our foreign exchange exposure relating to our operations in Colombia, Mexico and the United States. As a result, our financial statements may present gains or losses due to translation effects relating to the financial statements of our subsidiaries, particularly as these operations become more relevant.

In addition, we have U.S. dollar-denominated and Euro-denominated loans. To mitigate our exchange rate exposure in relation to these loans, we have entered into derivative financial transactions with financial institutions to hedge against the fluctuation of the Euro/real and U.S. dollar/real exchange rates and link our principal and interest to a fixed rate or the Brazilian interbank deposit certificate (Certificado de Depósito Interbancário, or “CDI rate”). However, the use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

Our payment obligations under our indebtedness may limit the funds available to us and may restrict our flexibility in operating our business.

We have increasing fixed financial costs in connection with our indebtedness and have incurred an increasing amount of debt in recent years to support our operations and development. As of December 31, 2021, we had total outstanding loans and borrowings in an aggregate principal amount of R$146.6 million and R$52.1 million in cash and cash equivalents. In addition, after December 31, 2021, we incurred new material indebtedness: (i) on January 14, 2022, we entered into a loan agreement with Banco Santander (Brasil) S.A., as lender, in the amount of R$30.0 million, accruing interest at a rate per annum equal to CDI plus 5.98% and maturing on December 30, 2024; (ii) on January 31, 2022, we entered into a loan agreement with Citibank, N.A., as lender, in the amount of US$2.1 million, with interest accruing at a rate per annum equal to 3.62% and maturing on December 30, 2025. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.62% per annum) into an effective annual rate of CDI plus 5.16%; (iii) on March 4, 2022, we entered into a loan agreement with Banco Bradesco S.A. in the amount of R$30.0 million with interest accruing at a rate per annum equal to 14.77% and maturing on March 4, 2026; (iv) on March 7, 2022, we entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of US$2.0 million, with interest accruing at a rate per annum equal to 3.05% and maturing on February 18, 2026. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.05% per annum) into an effective annual rate of 16.35%; and (v) on May 19, 2022, we entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of US$8.1 million, with interest accruing at a rate per annum equal to 3.66% and maturing on November 21, 2022.

We may be required to use a portion of our cash flows from operations to pay interest and principal on our indebtedness. Such payments will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing (or to obtain such financing on acceptable terms) for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry, and prevent us from taking advantage of business opportunities as they arise. A high level of leverage may also have significant negative effects on our future operations by increasing the possibility of an event of default under the financial and operating covenants contained in our debt instruments.

In addition, we are exposed to interest rate risk related to some of our indebtedness. For additional information on our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Operating Results of Semantix—Indebtedness.”

If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that any such refinancing would be possible or that any additional financing could be obtained. Our inability to obtain such refinancing or financing may have a material adverse effect on our business, financial condition, ratings and results of operations.

Our existing loan agreements contain restrictive covenants and events of default that impose significant operating and financial restrictions on us, and we are currently not in compliance with certain financial covenants included in our loan agreements.

Under certain of our loan agreements, we are subject to restrictive and affirmative covenants, including restrictions on our change of control, the change of our ownership structure and corporate reorganization, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends. In addition, certain of our loan agreements include financial covenants. These financial covenants comprise (i) a current assets/current liabilities ratio (current ratio), as calculated on an annual basis which may not be less than 1.2, (ii) a net debt/EBITDA ratio, as calculated on an annual basis, which may not exceed 3.5 on December 31, 2021 and 3.0 thereafter, and (iii) a debt/EBITDA ratio, as calculated on an annual basis, which may not exceed 3.5 on December 31, 2021.

Based on our financial statements as of and for the year ended December 31, 2021, our net debt/EBITDA ratio and our debt/EBITDA ratio were above 3.5 as of December 31, 2021, as calculated in the manner prescribed in the following loan agreements, which we refer to collectively as the “2021 Loan Agreements”:

•	loan agreement entered into with Citibank, N.A. on May 25, 2021, in the amount of US$3.8 million, with interest accruing at a rate per annum equal to 3.63% and maturing on June 27, 2025;

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loan agreement entered into with Itaú Unibanco S.A. – Nassau Branch on June 18, 2021, in the amount of EUR3.3 million, with interest accruing at a rate per annum equal to 1.42% and maturing on May 28, 2025;

•	loan agreement entered into with Itaú Unibanco S.A. on June 23, 2021, in the amount of R$0.6 million, with interest accruing at a rate per annum equal to 12.32% and maturing on May 20, 2025; and

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loan agreement entered into with Banco BTG Pactual S.A. on June 28, 2021, in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.15% and maturing on June 28, 2024.

As of December 31, 2021, the aggregate outstanding amount under the 2021 Loan Agreements was R$70.1 million. As of the date of this proxy statements/prospectus, we have received waivers from the relevant lenders under the 2021 Loan Agreements pursuant to which they waived and agreed not to enforce any of their rights with respect to our compliance with the applicable financial covenants. If we fail to comply with the covenants under any of our indebtedness in the future or otherwise receive waivers, we may be in default under the documents governing such indebtedness, which may entitle the lenders thereunder to accelerate their debt obligations. A default under any of our indebtedness could result in cross-defaults under our other indebtedness, which in turn could result in the acceleration of our other indebtedness that would have an adverse effect on our cash flows and liquidity. For a description of certain terms of our material financings, including our financial covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Indebtedness—Loans and Borrowings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Indebtedness—Restrictive and Financial Covenants.”

In the future, in order to avoid defaulting on our indebtedness, we may be required to take actions such as reducing or delaying capital expenditures, reducing or eliminating dividends or share repurchases, selling assets, restructuring or refinancing all or part of our existing debt, or seeking additional equity capital, any of which may not be available on terms that are favorable to us or to our shareholders, if at all. Complying with the covenants in our many financing agreements may cause us to take actions that make it more difficult to execute our business strategy successfully and we may face competition from companies not subject to such restrictions. For more information, see “—Our payment obligations under our indebtedness may limit the funds available to us and may restrict our flexibility in operating our business.”

The consummation of the Business Combination may trigger the acceleration or termination of certain of our loan and operating agreements if we do not obtain our counterparties’ consent or waiver, which could adversely affect us.

We are party to several loan and operating agreements, the terms of which provide for the acceleration of the underlying indebtedness or termination in the event of our change of control, a change in our share ownership structure or our corporate reorganization.

As a result of and in connection with the Business Combination, we will go through a corporate reorganization and our direct control and share ownership structure will change. Although we do not anticipate there being a change of control resulting from the Business Combination and that our current controlling shareholders will remain the controlling shareholders of New Semantix (for additional information regarding post-Business Combination ownership scenarios, see “Security Ownership of Certain Beneficial Owners and Management”), the type of share transfers being contemplated in connection with the Business Combination could require waivers under Brazilian law contracts.

Accordingly, we have obtained relevant waivers from certain of our counterparties to address and anticipate our change in our share ownership structure as a result of the Business Combination. As of the date of this proxy statement/prospectus, we have received all but one of the relevant waivers from our borrowers pursuant to which they have agreed not to enforce their rights under the applicable loan agreements in relation to the share ownership changes that will occur as a result of the Business Combination. We are currently awaiting as of the date of this proxy statement/prospectus a waiver under a loan agreement entered into on May 19, 2022 with Itaú Unibanco S.A. – Nassau Branch (“Itaú”) in the amount of US$8.1 million. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Operating Results of Semantix—Indebtedness—Loans and Borrowings—New Indebtedness.” At the time we entered into this new financing agreement, Itaú was aware of the Business Combination and the changes to share ownership structure anticipated in connection therewith. However, Itaú did not want to make any changes to its standard loan form contemplating any carve-out in connection with these anticipated share transfers, instead offering to provide a waiver following execution of the loan agreement, which we are still waiting to receive as of the date of this proxy statement. Itaú has already provided waivers under certain other of its loan agreements with us.

If we fail to comply with any covenants under any of our loan agreements or to obtain the necessary waivers from the relevant counterparties, we may be in default under the documents governing such indebtedness, which may entitle the lenders thereunder to accelerate the debt obligations. A default under any of our indebtedness could result in cross-defaults under our other indebtedness, which in turn could result in the acceleration of our other indebtedness, which in turn may have an adverse effect on our cash flows and liquidity.

In addition, we have not obtained relevant waivers or consents from certain of our customers under contracts that are governed by Brazilian law. Although we have concluded that the Business Combination would not result in a change of control under our main U.S.-law governed supply contracts (or have obtained waivers for certain other of our Brazilian law supply contracts), we still have not received waivers for some of our Brazilian law-governed customer contracts, which, absent receipt of a waiver, could, in certain cases, allow for early termination of these contacts. The majority of these agreements with our customers may be terminated without cause with only 30, 60 or 90-day prior notice, thus making early termination of our customer contracts an inherent and constant core business risk that exists irrespective of any share transfers. Nevertheless, a potential event of default under certain of these agreements, including as a result of changes of share ownership, may result in their immediate termination and the payment of fines. We estimate that the total fines that could be payable by us arising from the termination of customer contracts triggered as a result of the Business Combination and for which we do not have waivers is approximately R$1.6 million. We cannot guarantee that we will be able to replace any lost revenues with new customers or services in the event we lose any contracts as a result of the Business Combination, which could have an adverse effect on us and negatively influence our results of operations.

There are risks for which our insurance policies may not adequately cover or for which we have no insurance coverage. Insufficient insurance coverage or the materialization of such uninsured risks could adversely affect us.

Our insurance policies may not adequately cover all risks to which we are exposed, and we are subject to risks for which we are uninsured, such as war and acts of God, including hurricanes and other force majeure events. In addition, we cannot guarantee that we will be able to maintain our insurance policies in the future or that we will be able to renew them at reasonable prices or on acceptable terms, which may adversely affect our business. The occurrence of a significant loss that is not insured or compensable, or that is only partially insured or compensable, may require us to commit significant cash resources to cover such losses, which may adversely affect us.

We agree to indemnify customers and other third parties, which exposes us to substantial potential liability.

Our contracts with customers, investors, and other third parties may include indemnification provisions under which we agree to defend and indemnify them against claims and losses arising from alleged infringement, misappropriation, or other violation of intellectual property rights, data protection violations, breaches of representations and warranties, damage to property or persons, or other liabilities arising from our data solutions or services or such contracts. Although we attempt to limit our indemnity obligations, we may not be successful in doing so, and an event triggering our indemnity obligations could give rise to multiple claims involving multiple customers or other third parties. There is no assurance that our applicable insurance coverage, if any, would cover, in whole or in part, any such indemnity obligations. We may be liable for up to the full amount of the indemnified claims, which could result in substantial liability or material disruption to our business or could negatively impact our relationships with customers or other third parties, reduce demand for our data solutions and services, and adversely affect our business, financial condition and results of operations.

Seasonality may cause fluctuations in our results of operations.

Historically, we have received a higher volume of orders from new and existing customers during the second half of the year and, in particular, in the fourth fiscal quarter of each year. We believe that this results from the procurement, budgeting, and deployment cycles of many of our customers, particularly our large enterprise customers. We expect this seasonality to become more pronounced as we continue to target large enterprise customers.

Unfavorable conditions in our industry or the global economy could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in Brazil and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemic (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks, could cause a decrease in business investments, including spending on data solutions, and negatively affect the growth of our business. Competitors, many of whom are larger and have greater financial resources than we do, may respond to challenging market conditions by lowering prices in an attempt to attract our customers. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

The risks arising with respect to the historic business and operations of LinkAPI and Tradimus may be different than we anticipate and our strategic partnerships could be challenged, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.

Although we performed significant financial, legal, technological and business due diligence with respect to LinkAPI Tecnologia S.A. (“LinkAPI”) and Tradimus Consultoria e Serviços em T.I. Ltda. (later changed to Tradimus S.A.) (“Tradimus”), we may not have appreciated, understood or fully anticipated the extent of the risks associated with their business and the acquisitions and integrations. We may discover previously unidentified contingencies of LinkAPI or Tradimus for which we may be liable, in our capacity as successor. These contingencies may be of a labor, social security, regulatory, civil and tax nature, among others, or refer to consumer and environmental rights. Pursuant to the share purchase agreements entered into in connection with these acquisitions, we have agreed that we will be indemnified for certain matters in order to mitigate the consequences of any breaches of certain surviving covenants and the risks associated with past operations of LinkAPI and Tradimus and a portion of the purchase prices shall be withheld from the sellers to cover such indemnity claims for a period of time. Although we have the benefit of the indemnification provisions of these share purchase agreements, subject to a cap under certain circumstances as described therein, our exercise of due diligence and risk mitigation strategies may not anticipate or mitigate the full risks of the acquisitions and the associated costs, including costs and expenses associated with previously unidentified contingencies. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

In addition, we have entered into a shareholders’ agreement with Excella Gestão de Saúde Populacional Ltda. (“Excella”) to govern our relationship as shareholders of Tradimus following Excella’s December 2020 investment in the company. Pursuant to this shareholders’ agreement, we are deemed to control Tradimus as of the date of this proxy statement/prospectus by virtue of the following rights and powers vested in us pursuant to this agreement despite holding an equity interest equal to Excella’s stake:

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Tradimus is managed by a board of directors and an executive board. The board of directors consists of two directors appointed by us and two directors appointed by Excella, with the chairman of the board of directors being appointed by us. Each member of the executive board is responsible for exercising the functions required of them within their area of activity;

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a Semantix-appointed member has the casting vote in any deadlock on the approval of any resolution by the board of directors until Tradimus is not considered a joint operation by the auditors of both Semantix and Excella; and

•	the directors appointed by us have the right to appoint the chief executive officer.

Based on the above, since our investment in 2020 and through the date of this proxy statement/prospectus, we concluded that we have power over Tradimus and have the ability to direct the relevant activities and operations of Tradimus through the individuals that we appoint to the board of directors and the chief executive officer of Tradimus appointed by us. From May 26, 2023, any deadlocks at the shareholders’ meeting or board of directors’ meeting will be subject to a mandatory mediation procedure, as opposed to being resolved by the casting vote of a Semantix-appointed member. Accordingly, we will be required to update our analysis at that time (in accordance with IFRS 10—Consolidated financial statements) to determine whether continued consolidation is appropriate and, if not, whether our interest in Tradimus meets the definition of a joint operation or a joint venture (determination made in accordance with IFRS 11—Joint arrangements). As a result of being considered a joint operation or a joint venture, we would no longer be deemed to control Tradimus and, accordingly, Tradimus would no longer be fully consolidated in our financial statements. Moreover, if Excella challenges our control rights pursuant to the shareholders’ agreement, or such provisions vesting us with control are otherwise considered illegal or invalid, we may be unable to fully consolidate Tradimus’ results of operations even prior to May 26, 2023. Our inability to fully consolidate Tradimus in our financial statements would adversely affect our results of operations and financial position. For additional information regarding the material terms of this shareholders’ agreement, please refer to “Business of Semantix—Tradimus Healthcare Solutions.”

The extent to which the COVID-19 pandemic and measures taken in response thereto impact our business, financial condition, results of operations and prospects will depend on future developments, which are highly uncertain and are difficult to predict.

The global impact of the COVID-19 outbreak and measures taken to reduce the spread of the virus have had an adverse effect on the global macroeconomic environment, and have significantly increased economic uncertainty and reduced economic activity. Governmental authorities around the world, including in Brazil, have taken measures to try to contain the spread of COVID-19, including by implementing travel bans and restrictions, quarantines, shelter-in-place or total lock-down orders and business limitations and shutdowns, but there can be no assurance that such steps will be effective or achieve their desired results in a timely fashion or at all. While countries continue to advance on the immunization of their populations, it is still too early to assess when this pandemic and its effects will end and particularly when the impacts of the pandemic will fully subside in Brazil, particularly as new strains and variants emerge worldwide.

We experienced, and may continue to experience, a modest adverse impact on certain parts of our business as a result of the COVID-19 pandemic, including (i) delayed progress in the development of proprietary solutions due to stalled research and development efforts and (ii) the slower than anticipated international expansion of our business, particularly in the United States, where we commenced operations in early 2020.

We have taken numerous actions to protect our employees and our business following the spread of COVID-19 (such as implementing a “work from home” model and adopting other measures to manage the risks posed by COVID-19, including restricting employee travel, developing social distancing plans for our employees and canceling physical participation in, and sponsorship of, events, conferences and seminars). We may take further actions if and when required by government authorities or as we determine are in the best interests of our employees, customers and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.

As of this time, the COVID-19 outbreak has not severely impacted the industry verticals to which we sell a significant portion of our data solutions and services in the past two fiscal years (financial services, telecom, healthcare, industrials, agribusiness and retail). In fact, our most significant customers, which are large enterprises that have been resilient in light of the effects of the COVID-19 pandemic, have in certain circumstances accelerated their demand for the implementation of digital transformation solutions over the next few years. As a result, the extent to which the COVID-19 outbreak impacts our business, financial condition, results of operations and prospects in the longer term will depend on future developments, which are highly uncertain and are difficult to predict, including, but not limited to, the duration, spread and severity of the outbreak, the actions taken to contain COVID-19 or treat its impact, how quickly and to what extent normal economic and operating conditions broadly resume, and the extent of the impact of these and other factors on our employees, suppliers, partners and customers. In addition, while the restrictions imposed by the COVID-19 pandemic have prompted a shift to digital solutions and services that benefited our business in 2020 and 2021, there can be no assurance that once the COVID-19 pandemic is sufficiently controlled, this shift will continue and that we will continue to benefit from our customer’s increased spending on digital transformation efforts in response to the COVID-19 pandemic. Accordingly, once the COVID-19 pandemic is sufficiently controlled, we may experience decreases or decreased growth rates in sales of our data solutions and services to customers, as our prospective and existing customers may be less dependent on digital solutions, which would negatively affect our business, financial condition and operating results.

In addition, while our main customers have not been materially impacted by the COVID-19 pandemic, as the effects of the COVID-19 pandemic persist, certain of our customers or partners may experience future downturns or uncertainty in their own business operations or results resulting from the spread of COVID-19, which may decrease or delay their spending, or lead to requests for pricing discounts or renegotiations of their contracts, any of which may result in decreased revenue and cash receipts for us. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect accounts receivable from these customers. Competitors may also respond to market conditions by lowering prices and attempting to lure away our customers. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry.

The COVID-19 pandemic and related restrictions could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, make us and our service providers more vulnerable to security breaches, denial of service attacks or other hacking or phishing attacks, or have other unpredictable effects.

Our operations may be adversely affected by a failure to renew our leases on commercially acceptable terms, or at all, and to timely obtain or renew any licenses required to operate our occupied properties.

All of our offices and our data laboratory are located in leased properties. The leases are subject to renewal, and we may not be able to renew them on terms that we deem acceptable, or at all. If we do not renew our leases, we may not be able to locate suitable replacement properties for our offices, or may be delayed in finding a new location, which could lead to an interruption in our operations and potentially adversely affect us. In addition, any inability to renew our leases at terms that we deem acceptable, or at all, may have an adverse impact on us, including the interruption of our operations.

The operation of the properties we occupy or may come to occupy are subject to certain license and certification requirements under applicable law, including operation and use licenses (alvará de licença de uso e funcionamento) from the municipalities in which we operate and certificates of inspection from applicable local fire departments. Our operations may be adversely affected by a failure to timely obtain or renew any licenses required to operate our occupied properties. We have not yet obtained licenses for all of our occupied properties, and we cannot assure that we will be able to obtain the licenses for which we have applied in a timely manner, as applicable. In addition, we cannot assure you that we will obtain such licenses in a timely manner for the opening of new properties.

If we are unable to renew or obtain such licenses, we may be subject to certain penalties, which include the imposition of fines and/or the suspension or termination of our operations at the respective property. The imposition of such penalties, or, in extreme scenarios, the sealing off of the premises by relevant public authorities pending compliance with all the requirements demanded by the municipalities and fire departments, may adversely affect our operations and our ability to generate revenues at the relevant location.

Risks Related to Semantix’s Growth Strategy

Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record.

Our historical operations consisted primarily of the resale of third-party software licenses. However, since 2019, we have derived an increasing portion of our revenues from our proprietary SaaS business, which consists of revenue from fees charged to our customers for our proprietary data platform software, and we expect the expansion of our proprietary SaaS business to be the main driver of growth going forward. For the years ended December 31, 2021 and 2020, our proprietary SaaS business accounted for 18.8% and 4.7% of our revenues, respectively.

While we have been offering data solutions in Brazil since 2010, the development of our proprietary data platform in its current form is relatively recent and still evolving. The recent of growth of this business area may not be reflective of future growth and could slow, decline or never reach its full potential for a number of reasons, including less than expected demand for our proprietary data platform, an unwillingness of our current third-party customers to migrate to our propriety platform, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure to identify and capitalize on opportunities to grow or otherwise. We have confronted, and will continue to confront, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties and the future revenue growth potential of our proprietary SaaS business are incorrect or change, or if we do not address these risks successfully, we may fail to realize our growth strategy, resulting in future operating and financial results materially different from our expectations.

We believe our future success, growth and profitability depend significantly on the expansion of our proprietary SaaS business, and our growth estimates rely to a significant degree on our achievement of exponential growth of our proprietary SaaS business. Accordingly, if we are unable to achieve this objective, whether due to competitive difficulties, cost factors, an inability to attract clients or any other reason, our capacity to fully execute our business strategy may be limited, and our operating and financial results could differ materially from our expectations and projections, causing our business to suffer.

Our current operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.

A component of our growth strategy involves the expansion of our operations and customer base internationally. We currently have customers with operations in approximately 15 countries. Revenues generated from our operations outside Brazil represented 12.0% and 21.5% of our revenues for the years ended December 31, 2021 and 2020, respectively. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. For example, we anticipate that we will need to establish relationships with new partners in order to expand into certain countries, and if we fail to identify, establish and maintain such relationships, we may be unable to execute on our expansion plans. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Our current and future international business and operations involve a variety of risks, including:

•	slower than anticipated public cloud adoption by international businesses;

•	changes in a specific country’s or region’s political, economic, or legal and regulatory environment, including the effects of pandemics, tariffs, trade wars or long-term environmental risks;

•	the need to adapt and localize our solutions for specific countries;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	unexpected changes in trade relations, regulations or laws;

•	new, evolving, and more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;

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challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs that are specific to each jurisdiction;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we choose to do so in the future;

•	limitations on, or charges or taxes associated with, our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting or enforcing our intellectual property rights, including our trademarks and patents;

•	political instability or terrorist activities;

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COVID-19 or any other pandemics or epidemics that could result in decreased economic activity in certain markets, additional costs associated with travel, return to work or other restrictions that are specific to certain markets, decreased use of our data solutions and services, or in our decreased ability to import, export or sell our data solutions and services to existing or new customers in international markets;

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exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, U.S. bribery laws, the U.K. Bribery Act, and similar laws and regulations in other jurisdictions;

•	burdens of complying with laws and regulations related to labor and taxation; and

•	regulations, adverse tax burdens, and foreign exchange controls that could make it difficult or costly to repatriate earnings and cash.

We expect to invest substantial time and resources to further expand our international operations and, if we are unable to do so successfully and in a timely manner, our business and results of operations will be adversely affected.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe that maintaining and growing the Semantix brand is important to supporting continued acceptance of our existing and future data solutions and services, attracting new customers to our proprietary data platform, and retaining existing customers, particularly as our growth strategy depends on our self-developed proprietary data platform, as we aim to reduce our dependence on third-party software.

We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionalities and solutions, and our ability to successfully differentiate our proprietary data platform from competitive data solutions and services.

Additionally, our business partners’ performance may affect our brand and reputation if customers do not have a positive experience. Our efforts to build and maintain our brand have involved and will continue to involve significant expense. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. We strive to establish and maintain our brand in part by obtaining trademark rights. However, if our trademarks are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed. If we fail to successfully promote, protect and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.

Acquisitions, strategic investments, partnerships or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute shareholder value and adversely affect our business, financial condition and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, and platform technologies that we believe could complement or expand our data solutions and services, enhance our technology, or otherwise offer growth opportunities. Any such acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our proprietary data platform or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Any such transactions that we are able to complete may not result in the synergies or other benefits we expect to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations.

If we are unable to maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team. As we grow and develop our infrastructure as a public company, our operations may become increasingly complex. We may find it difficult to maintain these important aspects of our corporate culture. In addition, we believe that any potential transition to a fully or predominantly remote work environment in the aftermath of the COVID-19 pandemic may also present significant challenges to maintaining our corporate culture, including employee engagement and productivity. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and to effectively focus on and pursue our corporate objectives.

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

This proxy statement/prospectus contains market and industry data, estimates and statistics obtained from third-party sources. While we believe such information to be reliable in general, we have not independently verified the accuracy or completeness of any such third-party information. Such information may not have been prepared on a comparable basis or may not be consistent with other sources. Similarly, this proxy statement/prospectus contains information based on or derived from internal company surveys, studies and research that have not been independently verified by third-party sources. Industry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments.

In addition, the market for data solutions is relatively new and will experience changes over time. Data market estimates and growth forecasts, including for our proprietary SaaS business, are uncertain and based on assumptions and estimates that may be inaccurate. Our addressable market depends on a number of factors, including changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Moreover, geographic markets and the industries we operate in are not rigidly defined or subject to standard definitions. Accordingly, our use of the terms referring to our geographic markets and industries may be subject to interpretation, and the resulting industry data, projections and estimates may not be reliable. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate and our ability to produce accurate estimates and forecasts may in the future be impacted by the economic uncertainty associated with the COVID-19 pandemic, as well as with other macroeconomic factors to which we are subject (see “—Risks Related to Semantix’s Operations in Latin America” below). Even if the market in which we compete meets the size estimates and growth rates we forecast, our business could fail to grow at similar rates, if at all. For these reasons, you should not place undue reliance on such information.

The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by us and third-party sources and are based on our ability to achieve, among other factors, certain growth milestones in accordance with our business plans. Certain of the estimates and assumptions on which our projected financial and operating information are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Semantix Ordinary Shares.

The original projected financial and operating information appearing elsewhere in this proxy statement/prospectus was prepared in September 2021 (which we refer in this proxy statement/prospectus as the Original Projections) and reflected certain estimates and beliefs regarding our future performance and ability to grow that we believed were accurate as of the time the Original Projections were made but that, with the passage of time, we have updated to reflect certain unexpected developments and challenges in relation to meeting our performance targets. In particular, among other factors, the Original Projections assumed a pace of growth in relation to our proprietary SaaS business area that we no longer believe we can obtain by 2023 due to the delayed expansion of this business area in the first part of 2022, as our management continues to focus on the completion of the Business Combination and due to stalled investments necessary for this business area to grow at the pace originally expected (for additional information and uncertainties related to the growth of our proprietary SaaS business area, see “—Risks Related to Semantix’s Growth Strategy—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”). In addition, we have also updated certain other assumptions incorporated into the Original Projections regarding expectations of future profitability and selling, general and administrative expenses that we believe are no longer reliable. For additional information regarding the financial and operational assumptions incorporated into the Original Assumptions which have been since updated see “Proposals to be Considered by Alpha’s Shareholders Business Combination—Certain Unaudited Projected Financial Information.”

Since the Original Projections were prepared in September 2021, certain factors arose with the passage of time that affected our actual results in 2021 and 2022 to date, including, among other unanticipated circumstances, (i) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital contributions expected therefrom for investment purposes), (ii) the stalled sales growth of our proprietary

SaaS business area and international operations, due in part to our management’s focused attention on the Business Combination, (iii) differences in accounting treatment arising from the adoption of IFRS and in connection with the completion of the audit of our historical financial statements for the year ended December 31, 2021 by our independent registered public accounting firm and (iv) a less favorable macroeconomic environment. Accordingly, our management updated the Original Projections and prepared new projections for 2022 and 2023, as set forth under “Certain Unaudited Projected Financial Information—Semantix Updated Projections” (such updated projected financial information being referred to as the Updated Projections and, together with the Original Projections, the Projections). Accordingly, the Original Projections no longer reflect our management’s view on future performance, and you are cautioned not to place reliance on the Original Projections in making a decision regarding the Business Combination.

Among other updates, our management made the following main changes in preparing the Updated Projections as compared to the Original Projections:

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Updated Revenue Projections. Our management decreased total net revenues projections (i) for 2022, by R$105.6 million, from R$395.8 million in the Original Projections to R$290.2 million in the Updated Projections and (ii) for 2023, by R$131.6 million, from R$538.3 million in the Original Projections to R$406.7 million for the Updated Projections, mainly attributable to:

(a) a decrease in projected proprietary SaaS revenue (a R$98.7 million decrease in 2022 as compared to the Original Projections and a R$135.0 million decrease in 2023 as compared to the Original Projections), reflecting primarily a delay in previously expected strategic investments for the further development of Semantix’s proprietary SaaS business area, including delays in hiring additional developers, investments in Semantix’s proprietary platform to enhance functionality and conclusion of other strategic initiatives intended to attract new customers and increase average ticket, including international expansion, due to, among other factors, a longer than anticipated period for the consummation of the Business Combination, which occupied management’s attention to date and caused a corresponding delay in capital contributions expected from the Business Combination to be used for investment purposes; and

(b) a decrease in projected AI & data analytics services revenue (a R$13.5 million decrease in 2022 as compared to the Original Projections and a R$17.0 million decrease in 2023 as compared to the Original Projections), in line with the decrease in projected proprietary SaaS revenue for the same reasons.

These decreases were partially offset by an increase in third-party software revenue (a R$6.6 million increase in 2022 as compared to the Original Projections and a R$20.5 million increase in 2023 as compared to the Original Projections), mainly due to a review in market opportunity.

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Updated SG&A Projections. Our management increased our selling, general and administrative (“SG&A”) expenses projections (i) for 2022, by R$16.2 million, from R$169.8 million in the Original Projections to R$186.0 million in the Updated Projections and (ii) for 2023, by R$13.1 million, from R$217.8 million in the Original Projections to R$230.9 million in the Updated Projections, mainly in anticipation of higher than originally expected expenses related to the Business Combination as a result of the longer than anticipated transaction timeline and additional expenses arising as a result of being a U.S. public company, including expenses related to D&O insurance and an increase in expenses recorded reflecting accounting treatment for share-based compensation.

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Updated EBITDA Projections. Our management decreased our EBITDA projections (i) for 2022, by R$107.1 million, from a positive R$53.0 million EBITDA estimate in the Original Projections to a negative EBITDA estimate of R$54.1 million in the Updated Projections and (ii) for 2023, by R$123.6 million, from a positive R$123.0 million EBITDA estimate in the Original Projections to a negative R$0.6 million EBITDA estimate in the Updated Projections. Notwithstanding these downward adjustments, considering that many of the factors driving the negative results in 2022 and 2023 were isolated in nature, particularly the extraordinary expenses estimated related to the Business Combination on an extended time horizon as well as related additional estimated expenses emanating from our transition to being a public company (such as increased share-based compensation expenses and insurance costs for coverage of directors and officers) and, therefore, not reflective of our anticipated future performance, our management made additional adjustments in calculating Adjusted EBITDA for purposes of the Updated Projections, as reflected under “Certain Unaudited Projected Financial Information—Semantix Updated Projections—Semantix Updated Projected Non-GAAP Reconciliations.”

The above variations between the Original Projections and Updated Projections reflect certain unanticipated circumstances and events that our management was unable to forecast at the time that the Original Projections were made. When the Business Combination Agreement was executed, we had recently completed the relaunch of our proprietary SaaS platform and had at around the same time executed a number of strategic acquisitions and investments (mainly, LinkAPI and Tradimus) intended to accelerate the growth of this business area. We therefore believed that we were well-positioned for further expansion of our proprietary SaaS business area at a rapid pace. However, with the passage of time and, mainly, a longer than anticipated Business Combination transaction timeline that occupied our management’s attention and involved higher than expected expenses, we did not have the resources that we anticipated to fund growth initiatives for our proprietary SaaS business in the manner originally contemplated, particularly considering the delayed capital contributions from the Business Combination.

In addition, we lost certain clients at the end of 2021 and beginning of 2022 that we were not anticipating due to these clients reconsidering their data approach (corresponding to loss provisions and allowances for doubtful accounts totaling approximately R$25.0 million recorded in 2021 and with estimated future lost revenue going forward). As one of the clients that terminated its relationship with us was in the United States, this caused unanticipated delays in relation to our international expansion (for additional information regarding the risks in relation to early termination by some of our clients, see “— Risks Related to Semantix’s Business and Industry—Our customers may terminate engagements before completion or choose not to enter into new engagements with us on terms acceptable to us, or at all”).

Furthermore, the worsening of the global macroeconomic environment from the time that the Original Projections were prepared to the time that the Updated Projections were prepared, particularly the less favorable interest rate environment, also contributed to certain adjustments by our management to our original growth assumptions. For an explanation of the primary ways in which macroeconomic factors impact our results, see “—Risks Related to Semantix’s Operations in Latin America” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Significant Factors Affecting our Results of Operations— Brazilian Macroeconomic Environment.”

Our management also adjusted certain of the significant assumptions and beliefs on which it based the Updated Projections as compared to the Original Projections, as follows:

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a decrease in revenue growth expectations for the period from 2019 to 2023, assuming for purposes of the Updated Projections a CAGR of 47% in net revenue, while previously it was assumed for purposes of the Original Projections that net revenue could grow at a CAGR of 58% over the same period, reflecting the ongoing expectation that companies will accelerate digitalization to maintain their competitiveness, but adjusting expectations regarding our ability to fully capture this growth trend by 2023, considering delays in the implementation of certain strategic initiatives due in part to management’s diverted attention as a result of focus on the Business Combination to date and corresponding delay in capital contributions expected from the Business Combination to be used for investment purposes;

•	updated assumptions regarding product mix, which our management considered to be a main change in preparing the Updated Projections, assuming for purposes of the Updated Projections that:

(i) revenue from our proprietary SaaS data platform can increase to 55% of our software revenue by 2023, while previously it was assumed for purposes of the Original Projections that it could comprise 71% of our software revenues by 2023, reflecting the continued expectation that our proprietary solutions will propel growth and comprise a greater portion of total revenue over time, while adjusting expectations in relation to the speed that transformation may occur considering delays in implementing important investments and expansion initiatives geared towards growth of our proprietary SaaS business area, including further product development as well as sales force and marketing investments oriented towards (a) improving retention performance, (b) adding new proprietary SaaS clients and (c) ticket expansion for proprietary SaaS clients with new features to be added to our proprietary SaaS platform (for additional information and uncertainties related to the expansion of our proprietary SaaS business area, see “—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”); and

(ii) revenue contributions from our third-party software solutions will remain material through 2023 and beyond, assuming for purposes of the Updated Projections that 45% of our software revenue in 2023 will still derive from third-party solutions, while previously it was assumed for purposes of the Original Projections that third-party software would only comprise 29% of our software revenue in 2023, reflecting a review of market opportunity and assuming less conversion of existing clients from third-party software solutions to proprietary SaaS solutions than originally assumed;

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updated assumptions regarding profitability, assuming for purposes of the Updated Projections that costs can decrease as a percentage of revenues over time, though increasing in absolute value as the business grows, assuming a 1,500 increase in gross margin basis points from 2019 to 2023, while, for purposes of the Original Projections, a 2,127 increase in gross margin basis points was previously assumed over the same period, reflecting lower assumed revenue growth, as described above, and higher than originally assumed costs in relation to being a public company and to support expansion of our proprietary SaaS business area;

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updated assumptions regarding SG&A expenses, assuming for purposes of the Updated Projections that they will comprise 57% of our total revenue by 2023 despite expected increases in scale, while previously it was assumed for purposes of the Original Projections that SG&A would comprise only 40% of total revenue by 2023, reflecting mainly (i) lower assumed revenue forecasts, as described above, (ii) adjusted expectations regarding certain expenses correlated with being a public company (including D&O insurance), (iii) assumed increases in personnel expenses to reflect the recent hiring of new executives and the anticipated hiring of additional developers through 2023 to support growth and (iv) accounting for share-based compensation; and

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updated assumptions that sales and marketing expenses will comprise 12% of our total revenue in 2023 for purposes of the Updated Projections, while previously it was assumed that sales and marketing expenses would comprise 18% of total revenue in 2023 for purposes of the Original Projections, reflecting mainly the emergence of other expenses that were not previously considered in preparing the Original Projections that would effectively reduce funds allocable to sales and marketing expenses and updated assumptions in relation to revenue growth.

Important factors that may affect actual results and cause expected results not to be achieved including, among other matters, risks and uncertainties relating to our business, industry performance, and general business and economic conditions as described in this “Risk Factors” section, such as the ongoing impacts of the COVID-19 pandemic, the conflict between Russia and Ukraine (which arose only after the Original Projections were prepared) and other political and macroeconomic factors, especially considering the 2022 presidential elections in Brazil. In addition, actual consumer demand for the data solutions and services we sell, particularly demand for our proprietary data platform, will strongly impact actual results in a way that could be materially different from our Projections, particularly as the revenue projections substantially rely on a significant shift in our product mix, from third-party software solutions to higher-margin proprietary data solutions, and there is no guarantee that such migration will actually occur (for additional information and uncertainties related thereto, see “—Risks Related to Semantix’s Growth Strategy—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”). The Projections also reflect assumptions as to certain business decisions and strategy that are subject to change.

We believe that our preparation of the Updated Projections and our management’s inability to rely on the Original Projections as an accurate reflection of our future performance highlights the inherent limitations of our ability to accurately forecast our future performance due to the significant uncertainties, contingencies and numerous variables that are incorporated into the Projections, many of which are outside of our control. Our actual results for 2022 and 2023 may differ in material ways from the Updated Projections for those same reasons underlying our decision to update the Original Projections or otherwise. We may not be able to successfully implement our growth strategies which may cause actual results to differ materially from the Updated Projections.

There can be no assurance that the Projections appearing elsewhere in this proxy statement/prospectus will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that we, Alpha, or any of our or their respective affiliates, officers, directors, advisors or other representatives considered or consider the Projections necessarily predictive of actual future events, and the Projections should not be relied upon as such. None of Semantix, Alpha, or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from such Projections. None of Semantix, Alpha or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of New Semantix compared to the information contained in the Projections or that forecasted results will be achieved. Accordingly, there can be no assurance that our financial condition or results of operations will be consistent with those set forth in the Projections, which could have an adverse impact on the market price of New Semantix Ordinary Shares or our financial position following the closing of the Business Combination.

For additional information regarding the limitations and shortcomings of our Projections, see “Proposals to be Considered by Alpha’s Shareholders Business Combination—Certain Unaudited Projected Financial Information.”

In addition, the Projections have not been independently verified or confirmed by any third party. In particular, none of PricewaterhouseCoopers Auditores Independentes Ltda. or WithumSmith+Brown, PC have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Projections, and none of them have expressed an opinion or any other form of assurance with respect to such data.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our data solutions and proprietary data platform.

We must expand our sales and marketing organization to increase our sales to new and existing customers. We plan to continue expanding our direct and indirect sales force, both domestically and internationally. It may require significant time and resources to effectively onboard new sales and marketing personnel. Once a new customer begins using our data solutions and services, our sales team will need to continue to focus on expanding consumption with that customer. All of these efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. Our business and results of operations will be harmed if our sales and marketing efforts generate increases in revenue that are smaller than anticipated. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through equity financings, loans and borrowings from financial institutions and our operations. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial conditions. If we incur new debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, after the completion of the Business Combination, if New Semantix issues additional equity securities, shareholders will experience dilution, and the new equity securities could have rights senior to those of New Semantix Ordinary Shares. Because the decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, New Semantix shareholders bear the risk of future issuances of debt or equity securities reducing the value of New Semantix Ordinary Shares and diluting their interests.

If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, we may be required to significantly curtail, delay, or discontinue our operations.

If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, we may be required to significantly curtail, delay, or discontinue our operations. In general, we may be unable to expand our operations or otherwise capitalize on business opportunities, and defend against and prosecute litigation necessary to conduct our business as desired, which could materially affect our business, financial condition and results of operations. If we are ultimately unable to continue as a going concern, we may have to seek the protection of bankruptcy laws or liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our securityholders will lose all or a part of their investment. Our ability to continue our operations in full as planned and continue as a going concern may be further limited if we waive the Minimum Available Cash Condition prior to consummating the Business Combination.

Our total net revenue declined in the first quarter of 2022, driven mostly by decreases in revenue from our proprietary SaaS and AI & data analytics business areas, and, if such trend persists, this will impact our ability to meet our projected financial targets.

In the first quarter of 2022, we experienced a decline in our total net revenue causing us to not reach our performance goals for the period, mainly driven by (i) a decrease in proprietary SaaS revenue reflecting the early termination of certain contracts to offer proprietary retail solutions to certain retail clients, which we elected to terminate as a result of low margins and higher than anticipated investments required to service these contracts and (ii) a decrease in AI & data analytics revenue, mainly due to a lower volume of orders received during the period reflecting the natural seasonality of our business, as we historically experience higher volumes in the second half of the year and, in particular, in the fourth fiscal quarter of each year, which we believe results from the procurement, budgeting, and deployment cycles of many of our customers. If this negative trend persists and we are unable to attract new customers to replace those customers lost or otherwise efficiently serve our existing customers, we may be unable to meet our projected financial targets according to our timing expectations, or at all. In addition, we have incurred higher than expected operating expenses over the past two quarters, including as a result of increased expenses related to the Business Combination and in preparation of being a U.S. public company. Any general economic, business or industry conditions that cause customers or potential customers to reduce or delay their purchases of data solutions or services, or any inability by us to deliver products or service in accordance with customer expectations, could have a material adverse effect on us and our prospects and projected financial performance. Worldwide economic conditions could have an effect on the demand for our data solutions and services and could result in declining revenue and earnings.

Risks Related to Semantix’s Cybersecurity and Intellectual Property

If we, our suppliers or our third-party service providers experience an actual or perceived security breach or unauthorized parties otherwise obtain access to our customers’ data or our data, our data solutions and services may be perceived as not being secure, our reputation may be harmed, demand for our data solutions and services may be reduced and we may incur significant liabilities.

We are heavily dependent upon information technology systems, infrastructure and data to operate our business and solutions. The data solutions that we offer (including our proprietary data platform and the third-party platforms from which we purchase software licenses for resale) process, store, and transmit our customers’ and partners’ proprietary, confidential and sensitive data, such as personal, health and financial information. We also rely on third-party information technology systems in connection with our operations. For example, our proprietary data platform is built to be available on the infrastructure of third-party public cloud providers, such as AWS, Azure and GCP. We also use third-party service providers and sub-processors to help us deliver services to our customers and their end-users. These vendors may store or process proprietary, confidential, and sensitive data such as personal information, protected health information, or other information of our employees, our partners, our customers, or our customers’ end-users. We collect such information from individuals located both in Brazil and abroad and may store or process such information outside the country in which it was collected. While we, our suppliers, our third-party service providers and our sub-processors have implemented or are contractually obligated to implement security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, access, acquisition, modification, misuse, destruction, or loss of our, our customers’, or our partners’ data. Any security breach of our proprietary data platform or that of our suppliers from which we purchase software licenses for resale, our operational systems, physical facilities, or the systems of our third-party service providers or sub-processors, or the perception that one has occurred, could result in litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business. Even though we may not control the security measures of our suppliers, third-party service providers or sub-processors, we may be responsible for any breach of such measures.

Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware viruses, and social engineering (including phishing) are prevalent in our industry and our customers’ industries and have generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition to such attacks, we and our third-party vendors may experience unavailable systems, unauthorized accidental or unlawful access, acquisition or disclosure of information due to employee error, theft or misuse, sophisticated nation-state and nation-state supported actors, and advanced persistent threat intrusions. The techniques used to sabotage or to obtain unauthorized access to our proprietary data platform, systems, networks, or physical facilities in which data is stored or through which data is transmitted change frequently, and we may be unable to implement adequate preventative measures or stop security breaches prior to or while they are occurring. The recovery systems, security protocols, network protection mechanisms, and other security measures that we have integrated into our proprietary data platform, systems, networks and physical facilities, which are designed to protect against, detect, and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure or data loss. We may in the future become, the target of cyber-attacks by third parties seeking unauthorized access to our or our customers’ or partners’ data or to disrupt our operations or ability to provide our services. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks or physical facilities utilized by our suppliers or third-party processors. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups, such as external service providers and hostile foreign governments or agencies. In addition, our or our third party vendors’ systems may be vulnerable to breakdown or other interruptions from system malfunctions, natural disasters, terrorism, war and telecommunication and electrical failures.

We have contractual and other legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers or partners to lose confidence in the effectiveness of our security measures, divert management’s attention, lead to governmental investigations, and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any security breach or effort to mitigate security vulnerabilities could result in unexpected interruptions, delays, cessation of service and other harm to our business and our competitive position.

A security breach of our or our third-party vendor’s systems may cause us to breach customer contracts. Our agreements with certain customers may require us to use industry-standard or reasonable measures to safeguard proprietary, personal or confidential information. A security breach of our or our third-party vendor’s systems could lead to claims by our customers, their end-users, or other relevant stakeholders that we have failed to comply with such contractual or other legal obligations. As a result, we could be subject to legal action (including the imposition of fines or penalties) and our customers could end their relationships with us. There can be no assurance that any limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our proprietary data platform, systems, networks, or physical facilities could result in litigation with our customers, our customers’ end-users or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our proprietary data platform capabilities in response to such litigation, which could be costly and have an adverse effect on our business. If a security breach were to occur and the confidentiality, integrity or availability of our data or the data of our partners, our customers or our customers’ end-users was disrupted, we could incur significant liability, or our proprietary data platform, systems or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

If we fail to detect or remediate a security breach in a timely manner, or a breach otherwise affects a large amount of data of one or more customers or partners, or if we suffer a cyber-attack that impacts our ability to operate our proprietary data platform, we may suffer material damage to our reputation, business, financial condition and results of operations. Further, the policy coverage of our current or any future cybersecurity insurance may be insufficient. Accordingly, the successful assertion of one or more large claims against us could have an adverse effect on our business. Our risks are likely to increase as we continue to expand our proprietary data platform and geographic footprint, grow our customer and partner base, and process, store and transmit increasingly large amounts of data.

In addition, our workforce is generally working remotely and may continue to do so following the COVID-19 pandemic, which could increase our cyber security risk, create data accessibility concerns and make us more susceptible to security breaches or business disruptions. In addition, we, our customers and the third party suppliers upon which we rely may be vulnerable to a heightened risk of cyber-attacks as a result of the recent invasion of Ukraine by Russia, the impact of sanctions against Russia and the potential for retaliatory acts from Russia, given that nation-state actors may engage in cyber-attacks for geopolitical reasons and in conjunction with military conflicts and defense activities. For example, there have been publicized threats to increase cyber-attack activity against the critical infrastructure of any nation or organization that retaliates against Russia for its invasion of Ukraine. While we maintain and continue to improve our security measures and reinforce our internal control in anticipation of being a public company, we may be unable to adequately anticipate security threats or to implement adequate preventative measures, in part, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target. Other than reinforcement of our cybersecurity policies in anticipation of being a public company, we have not taken any other specific actions to mitigate the increased risk of cyber-attacks resulting from the ongoing conflict between Russia and Ukraine and do not immediately intend to implement any such actions given our current assessment of risk and the current geographic scope of our operations. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

We rely on third-party and open source software for our data solutions. Our inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect our business, results of operations and financial condition. In addition, our use of open source software could negatively affect our ability to sell our data solutions and subject us to possible litigation.

Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew our license agreements relating to various aspects of our offerings or to seek new licenses for existing or new offerings. Necessary licenses may not be available on acceptable terms that allow our data solutions offerings to remain competitive, or at all. In addition, a third party may assert that we or our customers are in breach of the terms of a license, which could, among other things, give such third party the right to terminate a license or seek damages from us, or both. Termination by the licensor would cause us to lose valuable rights and could prevent us from selling our products and services. Our inability to obtain certain licenses or other rights, or to obtain such licenses or rights on favorable terms, could result in delays in data solution releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our proprietary data platform, which may have a material adverse effect on our business, results of operations and financial condition. In addition, we may be subject to liability if third-party software that we license is found to infringe, misappropriate or otherwise violate intellectual property rights of others. Third parties may also allege that we are infringing, violating or otherwise misappropriating their intellectual property rights and that additional licenses are required for our use of their software or intellectual property, and we may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could also limit our ability to differentiate our offerings from those of our competitors. To the extent that our data solutions depend upon the successful operation of third-party software, any undetected errors or defects in, or failures of, such third-party software could also impair the functionality of data solutions, delay new feature introductions, result in a failure of our data solutions, and injure our reputation. Many third-party software providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers that could harm our reputation and increase our operating costs.

In addition, some of our data solutions (including our proprietary data platform) incorporate open source software, and we expect to continue to incorporate open source software in our data solutions in the future. Open source software is generally freely accessible, usable and modifiable. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our data solutions. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our data solutions, we cannot be certain that we have not incorporated open source software in our data solutions in a manner that is inconsistent with such policies. If we fail to comply with open source licenses, we may be subject to certain requirements, including requirements that we offer our data solutions that incorporate the open source software for no cost, that we discontinue our data solutions that incorporate the open source software, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenue from customers using data solutions that contained the open source software and required to comply with onerous conditions or restrictions on these data solutions. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our data solutions and to re-engineer our data solutions or discontinue offering our data solutions to customers in the event we cannot re-engineer them on a timely basis. Any of the foregoing could require us to devote additional research and development resources to re-engineer our data solutions, could result in customer dissatisfaction and may adversely affect our business, results of operations and financial condition. Additionally, the use of certain open source software can lead to greater risks that the use of third-party commercial software, as open source licensors generally make their open source software available “as-is” and do not provide updates, warranties, support, indemnities or other contractual protections regarding infringement or other intellectual property-related claims or quality of the code.

Our intellectual property rights may not protect our business or provide us with a competitive advantage.

To be successful, we must protect our technology and brand in Brazil and other jurisdictions through trademarks, trade secrets, patents, copyrights, service marks, invention assignments, contractual restrictions, and other intellectual property rights and confidentiality procedures.

We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. Despite our efforts to implement these protections, they may not protect our business or provide us with a competitive advantage for a variety of reasons, including:

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the failure by us to obtain, maintain and defend patents and other intellectual property rights for important innovations or maintain appropriate confidentiality and other protective measures to establish and maintain our trade secrets;

•	uncertainty in, and evolution of, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights;

•	potential invalidation or narrowing of our intellectual property rights through administrative processes or litigation;

•	any inability by us to detect infringement, misappropriation or other violations of our intellectual property rights by third parties; and

•	other practical, resource, or business limitations on our ability to enforce our rights.

Further, the laws of certain countries, including countries where we have not applied for patent protection or trademark or other intellectual property registration, may not be as protective of intellectual property and proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property and proprietary rights may be inadequate. Therefore, in certain jurisdictions, we may be unable to protect our proprietary technology adequately against unauthorized third party copying, infringement or use, which could adversely affect our competitive position. Filing, prosecuting, maintaining, and defending our intellectual property in all or many countries throughout the world may be prohibitively expensive, and we may choose to forgo such activities in some applicable jurisdictions. The lack of adequate legal protections of intellectual property or failure of legal remedies or related actions in jurisdictions outside of the United States or failure to obtain sufficient intellectual property protection could impede our ability to market our products, negatively affect our competitive position and could have a material adverse effect on our business, financial condition, results of operations, and prospects. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights abroad.

We enter into confidentiality and invention assignment agreements with our employees and consultants. These agreements generally require that all confidential information or intellectual property developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. We cannot assure you that these agreements will be effective in controlling access to, use of, and distribution of our proprietary information or in effectively securing exclusive ownership of intellectual property developed by our employees and consultants, and that all intellectual property developed by the individual during the course of employment be assigned to us. For example, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to data solutions and services.

Additionally, we may also be exposed to material risks of theft or unauthorized reverse engineering of our proprietary information and other intellectual property, including technical data, data sets, or other sensitive information. Our efforts to enforce our intellectual property rights may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop, which could have a material adverse effect on our business, financial condition, and results of operations. Moreover, if we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could seriously harm our business.

Litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any enforcement of our intellectual property may provoke third parties to assert counterclaims against us, which could result in the loss of our intellectual property rights. If we are unable to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property or are required to incur substantial expenses defending our intellectual property rights, our business, financial condition, and results of operations may be materially adversely affected.

Our success depends, in part, on our ability to develop our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of others. Claims by third parties that we infringe, misappropriate or otherwise violate their intellectual property rights could harm our business. Our competitors and other third parties may hold or obtain intellectual property rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our data solutions and services. From time to time, we may be subject to claims of infringement, misappropriation, or other violation of patents or other intellectual property rights and related litigation. If we are found to infringe, misappropriate or otherwise violate any third-party intellectual property, we may be required to obtain a license to such third-party intellectual property, make ongoing royalty or license payments, cease offering our products or using certain technologies, require us to redesign affected products, enter into costly settlement or license agreements or pay substantial damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or comply with other unfavorable terms. Furthermore, we could be found liable for treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. If we are required to obtain a license from any third party, such license may not be available at all or on commercially reasonable terms.

Any litigation, whether or not resolved in our favor and regardless of merit, could result in significant expense to us, be time consuming and divert the efforts of our technical and management personnel. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during any intellectual property-related litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Any of the foregoing could cause potential customers to refrain from purchasing our data solutions or services or otherwise cause us reputational harm and result in substantial costs, negative publicity and diversion of resources and management attention, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets and know-how, our business and competitive position would be harmed.

We rely on trade secrets and proprietary know-how protection for our confidential and proprietary information, including our software code, and we have taken security measures to protect this information, including by entering into confidentiality agreements with parties who have access to them, such as our employees, collaborators, contract manufacturers, consultants, advisors, and other third parties. These measures, however, may not provide adequate protection for our trade secrets, know-how or other confidential information. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Moreover, there can be no assurance that any confidentiality agreements that we have with our employees, consultants or other third parties will provide meaningful protection for our trade secrets, know-how and confidential information or will provide adequate remedies in the event of unauthorized use or disclosure of such information. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures is difficult. Accordingly, there also can be no assurance that our trade secrets or know-how will not otherwise become known or be independently developed by competitors or other third parties, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be materially and adversely harmed.

If our trademarks, service marks and trade names are not adequately protected, we may not be able to build or maintain name recognition in our markets of interest, and our competitive position may be harmed.

The registered or unregistered trademarks, service marks or trade names (collectively, “trademarks”) that we own may be challenged, infringed, circumvented, declared generic or descriptive, lapsed or determined to be infringing on or dilutive of other marks. During trademark registration proceedings, we may receive rejections of our applications by the U.S. Patent and Trademark Office (“USPTO”), or in other foreign jurisdictions. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Furthermore, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. We may not be able to protect our rights in these trademarks, which we need in order to build name recognition with potential customers. In addition, third parties may file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion and loss of goodwill. If they succeed in registering or developing common-law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our technologies, products or services. In addition, there could be potential trademark infringement or unfair competition claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks, we may not be able to compete effectively, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Semantix’s Compliance, Tax, Legal, and Regulatory Environment

Internet regulation in Brazil is recent and still limited and several legal issues related to the internet are uncertain.

In 2014, Brazil enacted a law, which we refer to as the Brazilian Civil Rights Framework for the Internet (Marco Civil da Internet), setting forth principles, guarantees, rights and duties for the use of the Internet in Brazil, including provisions about internet service provider liability, internet user privacy and internet neutrality. In May 2016, further regulations were passed in connection with the referred law. The administrative penalties imposed by the Brazilian Civil Rights Framework for the Internet include notification, fines (up to 10% of the revenues of the relevant entity’s economic group in Brazil in the preceding fiscal year) and suspension or prohibition from engaging in data processing activities. The Brazilian Civil Rights Framework for the Internet also determines joint and several liability between foreign parent companies and the local Brazilian subsidiary for the payment of fines that may be imposed for breach of its provisions. Administrative penalties may be applied cumulatively. Daily fines may be imposed in judicial proceedings, as a way to compel compliance with a Brazilian court order. If for any reason a company fails to comply with the court order, the fine can reach significant amounts. We may be subject to liability under these laws and regulations should we fail to adequately comply with the Brazilian Civil Rights Framework for the Internet.

However, unlike in the United States, little case law exists around the Brazilian Civil Rights Framework for the Internet and existing jurisprudence has not been consistent. Legal uncertainty arising from the limited guidance provided by current laws in force allows for different judges or courts to decide very similar claims in different ways and establish contradictory jurisprudence. This legal uncertainty allows for rulings against us and could set adverse precedents, which individually or in the aggregate could seriously harm our business, results of operations and financial condition. In addition, legal uncertainty may harm our customers’ perception and use of our data solutions and services.

We and our customers may be subject to new and evolving privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data.

The privacy and security of personal, sensitive, regulated or confidential data is a major focus in our industry and we and our customers that use our data solutions and services are subject to federal, state, local and foreign privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. Laws and regulations governing data privacy, data protection and information security are constantly evolving and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. The nature of our business exposes us to risks related to possible shortcomings in data protection and information security laws and regulations. Any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, including the data protection of our customers, the end-consumers of our customers and employees or third parties, could harm our reputation, impair our ability to attract and retain our customers, or subject us to claims or litigation arising from damages suffered by individuals.

Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into force on September 18, 2020 to regulate the processing of personal data in Brazil. The LGPD applies to individuals or legal entities, either private or governmental entities, that process or collect personal data in Brazil and which processing activities aim at offering or supplying goods or services to data subjects located in Brazil. The LGPD establishes detailed rules for, but not limited to, the collection, use, processing and storage of personal data and affect all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is collected and processed, whether in a digital or physical environment.

Since the entry into force of the LGPD, all processing agents/legal entities are required to adapt their data processing activities to comply with this new set of rules. We have implemented changes to our policies and procedures designed to ensure our compliance with the relevant requirements under the LGPD. Even so, as it is a recent law, the National Data Protection Authority (Autoridade Nacional de Proteção de Dados, or the “ANPD”) as regulatory agency may raise other relevant issues or provide new guidance that will require further action from the company to remain fully compliant.

The penalties for violations of the LGPD include: (i) warnings imposing a deadline for the adoption of corrective measures; (ii) a fine of up to 2% of the company’s or group’s revenue, subject to the limit of R$50 million per violation; (iii) daily fines; (iv) mandatory disclosure of the violation after it has been investigated and confirmed; (v) the restriction of access to the personal data to which the violation relates up to a six-month period, that can be extended for the same period, until the processing activities are compliant with the regulation, and in case of repeated violation, temporary block and/or deletion of the related personal data, and partial or complete prohibition of processing activities; and (vi) temporary or permanent prohibition against conducting activities related to data processing. Any additional privacy laws or regulations enacted or approved in Brazil or in other jurisdictions in which we operate could seriously harm our business, financial condition or results of operations. Under the LGPD, security breaches that may result in significant risk or damage to personal data must be reported to the ANPD, the data protection regulatory body, within a reasonable time period. The notice to the ANPD must include: (i) a description of the nature of the personal data affected by the breach; (ii) the affected data subjects; (iii) the technical and security measures adopted; (iv) the risks related to the breach; (v) the reasons for any delays in reporting the breach, if applicable; and (vi) the measures adopted to revert or mitigate the effects of the damage caused by the breach. Moreover, the ANPD could establish other obligations related to data protection that are not described above. In addition to the administrative sanctions, due to the noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by third parties that serve as processors of personal data on our behalf.

In addition to the civil liability, the imposition of the administrative sanctions of the LGPD does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as Law No. 8,078/1990, or the Brazilian Code of Consumer Defense, and Law No. 12,965/2014, or the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. We can also be held liable civilly for violation of these laws.

Similarly, many foreign countries and governmental bodies, including in countries in which we currently operate, have laws and regulations concerning the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. For example, the European Union’s (“EU”) General Data Protection Regulation (EU) 2016/679 (“GDPR”), went into effect in May 2018, and has and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the EEA by imposing stringent administrative requirements for controllers and processors of personal data of EEA data subjects, including, for example, data breach notification requirements, limitations on retention of information, and rights for data subjects over their personal data. The GDPR also provides that EU member states may make their own further laws and regulations limiting the processing of personal data. Ensuring compliance with the GDPR is an ongoing commitment that involves substantial costs, and despite our efforts, data protection authorities or others(including individual data subjects) may assert that our business practices fail to comply with the GDPR’s requirements. If our operations are found to violate GDPR requirements, we may incur substantial fines and other penalties, including bans on processing and transferring personal data, have to change our business practices, and face reputational harm, any of which could have an adverse effect on our business. In particular, serious breaches of the GDPR can result in administrative fines ranging from €10 million to €20 million or 2.0% or 4.0% of total worldwide annual revenue, whichever is higher. Such penalties are in addition to any civil litigation claims by data controllers, customers and data subjects, which includes the possibility of data subject-led class action claims and injunctions.

In addition, recent legal developments in Europe have created compliance uncertainty regarding transfers of personal data from the EEA to the United States. In July 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal data from the EEA to the United States, and made clear that reliance on standard contractual clauses for the transfer of personal data outside of the EEA alone may not be sufficient in all circumstances, in which organizations may be required to take supplementary measures. Authorities in Switzerland have also issued guidance calling the Swiss-U.S. Privacy Shield Framework inadequate and raising similar questions about the standard contractual clauses. At present, there are few, if any, viable alternatives to the standard contractual clauses. If we are unable to implement sufficient safeguards to ensure that our transfers of personal data from the EEA are lawful, we may face increased exposure to regulatory actions, substantial fines and injunctions against processing personal data from the EEA. Loss of our ability to lawfully transfer personal data out of the EEA to these or any other jurisdictions may cause reluctance or refusal by current or prospective European customers to use our data solutions or services, and we may be required to increase our data processing capabilities in the EEA at significant expense. Additionally, other countries outside of the EEA have passed or are considering passing laws requiring local data residency, which could increase the cost and complexity of delivering our services.

Further, the UK’s withdrawal from the EU and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. As of January 1, 2021 we are required to comply with the GDPR as well as the UK General Data Protection Regulation (“UK GDPR”), the implementation of which exposes us to two parallel data protection regimes in Europe, whereby additional and separate fines under the UK GDPR range from £8.7 million to £17.5 million or 2.0% to 4.0% of total worldwide annual revenue, whichever is higher. However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of data protection laws as between the UK and the EEA, and the relationship between the UK and the EEA in relation to certain aspects of data protection law remains uncertain. In addition, while the UK data protection regime currently permits data transfers from the UK to the EEA and other third countries covered by a European Commission adequacy decision, and currently includes a framework to permit the continued use of standard contractual clauses and binding corporate rules for personal data transfers from the UK to third countries, this is subject to change in the future, and any such changes could have implications for our transfer of personal data from the UK to the EEA and other third countries.

In the United States, California enacted the California Consumer Privacy Act (“CCPA”), which took effect in January 2020 and limits how we may collect, use and process personal data of California residents. The CCPA establishes a privacy framework for covered companies such as ours by, among other things, creating an expanded definition of personal information, establishing data privacy rights for California residents and creating a potentially severe statutory damages framework and private rights of action for certain data breaches. Further, in November 2020, California voters approved the California Privacy Rights Act (the “CPRA”), which will amend and expand the CCPA. Effective beginning January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding California residents’ rights with respect to their personal data, and by establishing a regulatory agency dedicated to implementing and enforcing the CCPA and CPRA. The effects of the CCPA and CPRA are potentially far-reaching, and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses, and it remains unclear how various provisions will be interpreted and enforced. Certain other state laws in the United States, including the recently enacted Virginia Consumer Data Protection Act, impose similar privacy obligations and all 50 states have laws including obligations to provide notification of certain security breaches to affected individuals, state officials and others. We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data.

While we strive to comply with all applicable privacy, data protection and information security laws and regulations, as well as our contractual obligations, posted privacy policies and applicable industry standards, such laws, regulations, obligations and standards continue to evolve and are becoming increasingly complex, and sometimes conflict among the various jurisdictions and countries in which we operate, which makes compliance challenging and expensive. For example, we continue to see jurisdictions imposing data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit our ability to expand into those markets or prohibit us from continuing to offer services in those markets without significant additional costs. In addition, any failure or perceived failure by us, or any third parties with whom we do business, to comply with laws, regulations, policies, industry standards or contractual or other legal obligations relating to privacy, data protection or information security may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.

We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in Brazil and other jurisdictions, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business. Moreover, existing Brazilian and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Additionally, our customers may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements application to certain other jurisdictions. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our data solutions or services in certain countries. These developments could adversely affect our business, results of operations and financial condition.

Changes in tax laws or differing interpretations of tax laws may adversely affect our results of operations.

We conduct business across several jurisdictions and file income tax returns in multiple jurisdictions as a result of our international operations. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms; the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.

Furthermore, Brazilian governmental authorities at the federal, state and local levels are considering changes in tax laws in order to cover budgetary shortfalls resulting from the recent economic downturn in Brazil and also in order to simplify the tax system. If these proposals are enacted they may harm our profitability by increasing our tax liabilities, increasing our tax compliance costs, or otherwise affecting our financial condition, results of operations and cash flows. Tax rules in Brazil, particularly at the local level, can change sometimes at short notice given the dynamics allowed by the tax legislation system based on a combination of voting, sanction and veto powers from the many legislators. Additionally, the Brazilian tax system is quite complex and requires substantial compliance costs, time and effort from companies operating in Brazil. Despite the fact that we apply all the proper efforts to manage our tax obligations, we may not always be timely aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.

A recent example involves the uncertainty as to the applicable taxes on the licensing and assignment of software rights in Brazil. Certain Brazilian state laws, including laws and decrees enacted by the State of São Paulo, required the payment of taxes on sales (Imposto Sobre Operações Relativas à Circulação de Mercadorias e Serviços de Transporte Interestadual de Intermunicipal e de Comunicações, or “ICMS”) in connection with these transactions, while municipalities also demanded the payment of taxes levied on the provision of services (Imposto sobre Serviço, or “ISS”). In February 2021, the Brazilian Supreme Court decided that only ISS taxes are due on the licensing and assignment of software rights and that the legislation enacted by the State of São Paulo is unconstitutional. Despite our consistent allegation of double taxation and existing case law in our favor, we may be party to tax claims filed by Brazilian municipalities due to our non-collection of ISS prior to the Brazilian Supreme Court judgment.

At the municipal level, the Brazilian government enacted Supplementary Law No. 157/16, which imposed changes regarding the collection of ISS applied to the rendering of part of our services. These changes created new obligations, as ISS will now be due in the municipality in which the acquirer of our services is located rather than in the municipality in which the service provider’s facilities are located. This obligation took force in January 2018, but has been delayed by Direct Unconstitutionality Action No. 5835 (“ADI”), filed by taxpayers. The ADI challenges the constitutionality of Supplementary Law No. 157/16 before the Brazilian Supreme Court, arguing that the new legislation would adversely affect companies’ activities due to the increase of costs and bureaucracy related to the ISS payment to several municipalities and the compliance with tax reporting obligations connected therewith. As a result, the Brazilian Supreme Court granted an injunction to suspend the enforcement of Supplementary Law No. 157/16. In June 2020, the ADI was included in the judgment agenda of the Brazilian Supreme Court but, as of the date of this proxy statement/prospectus, a final decision on this matter is currently pending.

Another example is the benefit provided by Brazilian Law No. 11,196/05 (“Lei do Bem”), which currently grants tax benefits to companies that invest in research and development by reducing annual corporate income tax expenses, provided that some requirements are met. We currently do not meet all the legal minimum requirements under Lei do Bem to take advantage of such tax benefit, but we expect to able to rely on this benefit in the future. If the taxes applicable to our business increase or any tax benefits are revoked and we cannot alter our cost structure to pass our tax increases on to customers, our financial condition, results of operations and cash flows could be adversely affected.

Moreover, we are subject to tax laws and regulations that may be interpreted differently by tax authorities and us. The application of indirect taxes, such as sales and use tax, value-added tax (“VAT”), provincial taxes, goods and services tax, business tax and gross receipt tax, to businesses such as ours is complex and continues to evolve. We are required to use significant judgment in order to evaluate applicable tax obligations. In many cases, the ultimate tax determination is uncertain because it is not clear how existing statutes apply to our business. One or more states or municipalities, the federal government or other countries may seek to challenge the taxation or procedures applied to our transactions, which could impose the charge of taxes or additional reporting, record-keeping or indirect tax collection obligations on businesses like ours. New taxes could also require us to incur substantial costs to capture data and collect and remit taxes. If such obligations were imposed, the additional costs associated with tax collection, remittance and audit requirements could have a material adverse effect on our business and financial results.

The Brazilian federal government also recently announced and presented to Congress (i) the Bill of Law No. 3,887/2020, focused on several changes on the taxes currently levied on revenues; and (ii) the Bill of Law No. 2,337/2021, the so called “second phase” of the envisaged Brazilian Tax Reform Plan, focused on income taxation, which includes several topics such as the taxation of dividends, adjustments in corporate taxation basis and rates of Brazilian entities, changes in the taxation of income and gains in connection with investments in the Brazilian capital markets, such as financial assets and investment funds, among others. While such legislation has not been enacted, and it is not possible to determine at this time, what changes to tax laws and regulations will come into effect (if any), any such change may have an adverse effect on our results and operations.

Our business, financial condition and results of operations may be adversely affected by the various conflicting and/or onerous legal and regulatory requirements imposed on us by the countries where we operate. In addition, we may be subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.

Since we maintain operations and provide services to customers in several jurisdictions, we are subject to numerous, and sometimes conflicting, legal requirements on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, government affairs, anti-bribery, whistle blowing, internal and disclosure control obligations, data protection and privacy and labor relations and work visa policies. Our failure to comply with these regulations in the conduct of our business could result in fines, penalties, criminal sanctions against us or our officers, disgorgement of profits, prohibitions on doing business and adverse impact on our reputation. Our failure to comply with these regulations in connection with the performance of our obligations to our customers could also result in liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our customers that we have not performed our contractual obligations. Due to the varying degree of development of the legal systems of the countries in which we operate, local laws might be insufficient to defend us and preserve our rights.

In particular, we are also subject to risks relating to compliance with a variety of Brazilian national and local laws including multiple tax regimes, labor laws, employee health safety and wages and benefits laws. For example, we currently do not comply with the legal minimum hiring quota for persons with disabilities in Brazil. The Law 8,213 of 1991 provides that companies with more than 100 employees are required to fill 2% to 5% of their job positions with disabled employees; and/or employees who have passed through a medical rehabilitation. Therefore, we may be subject to administrative penalties from the relevant labor authorities, as well as to further remedies that may be imposed by the Brazilian Labor prosecution officer. The administrative penalties issued by the Ministry of Economy may vary from R$2,656.61 to R$265,659.51 per person with disability that was not hired to fill out the quota. In the event of any investigation, the labor authority may (a) propose to us the execution of a Commitment Agreement (Termo de Ajustamento de Conduta), which could provide for additional obligations and penalties (normally, fixed per person not hired to fill out the quota, which, in general, may vary from R$500 to R$2,000); and/or (b) file a public civil action seeking the payment of damages and enforcement of our compliance with the legal quota requirements, subject to additional penalties.

In addition, we are and may, from time to time, become subject to legal proceedings and claims, such as claims brought by our customers in connection with commercial disputes, employment claims made by our current or former employees, intellectual property claims, tax claims, or securities class actions or other claims related to any volatility in the trading price of New Semantix Ordinary Shares. We may also, from time to time, be subject to litigation resulting from claims against us by third parties, including claims of breach of non-compete and confidentiality provisions of our employees’ former employment agreements with such third parties. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position, and results of operations. If we are unsuccessful in our defense in these legal proceedings, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations.

As we expand into new industries and regions, we will likely need to comply with new requirements to compete effectively. The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our data solutions and services, restrict our ability to offer data solutions and services in certain locations, impact our customers’ ability to deploy our data solutions or services in certain jurisdictions, or subject us to sanctions by regulators, including national data protection regulators, all of which could harm our business, financial condition and results of operations. Additionally, although we endeavor to have our data solutions and services comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our internal practices. Our failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may face restrictions and penalties under the Brazilian Consumer Protection Code in the future.

Brazil has a series of strict consumer protection statutes, collectively known as the Consumer Protection Code (Código de Defesa do Consumidor), that are intended to safeguard consumer interests and that apply to all companies in Brazil that supply products or services to Brazilian consumers (either individuals or legal entities). These consumer protection provisions include protection against misleading and deceptive advertising, protection against coercive or unfair business practices and protection in the formation and interpretation of contracts, usually in the form of civil liabilities and administrative penalties for violations. These penalties are often levied by the Brazilian Consumer Protection Agencies (Fundação de Proteção e Defesa do Consumidor, or “PROCONs”), which oversee consumer issues on a district-by-district basis. Companies that operate across Brazil may face penalties from multiple PROCONs, as well as the National Secretariat for Consumers (Secretaria Nacional do Consumidor, or “SENACON”). Companies may settle claims made by consumers via PROCONs by paying compensation for violations directly to consumers and through a mechanism that allows them to adjust their conduct, called a conduct adjustment agreement (Termo de Ajustamento de Conduta, or “TAC”). Brazilian Public Prosecutor Offices may also commence investigations related to consumer rights violations and this TAC mechanism is also available for them. Companies that violate TACs face potential automatic fines. Brazilian Public Prosecutor Offices may also file public civil actions against companies in violation of consumer rights, seeking strict observation to the consumer protection law provisions and compensation for the damages consumers may have suffered. To the extent consumers file such claims against us in the future, we may face reduced revenue due to refunds and fines for non-compliance that could negatively impact our results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We operate in jurisdictions that have a high risk of corruption and we are subject to anti-corruption, anti-bribery anti-money laundering and sanctions laws and regulations, including the Brazilian Federal Law No. 12,846/2013 (the “Clean Company Act”), and the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). Each of the Clean Company Act and the FCPA prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage, and impose liability against companies who engage in bribery of government officials, either directly or through intermediaries.

While we have policies and procedures to address compliance with such laws, there is a risk that our employees, agents, and other third parties with which we do business will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we expand internationally, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, forfeiture of significant assets, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition, and results of operations could be harmed.

Moreover, regulators may increase enforcement of these obligations, which may require us to adjust our compliance and anti-money laundering programs, including the procedures we use to verify the identity of our customers and to monitor our transactions and transactions made through our proprietary data platform.

Regulators regularly reexamine the transaction volume thresholds at which we must obtain and keep applicable records, verify identities of customers, and report any change in such thresholds to the applicable regulatory authorities, which could result in increased costs in order to comply with these legal and regulatory requirements. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow could harm our business, and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned data solutions and services improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our data solutions and services.

We may be held liable for the labor, tax social security and other obligations of third parties.

We outsource certain ancillary activities that support our business, including recruiters to attract talent and maintenance personnel. We do not provide benefits to these outsourced workers. According to Brazilian legislation, if our outsourced service providers fail to comply with their obligations under labor, social security, tax and/or environmental laws, we may be held jointly and severally or secondarily liable for any non-compliance, resulting in fines or other penalties, which may adversely affect us. In addition, if it is judicially determined that these outsourced workers effectively served in the capacity of employees despite being considered outsourced workers by us, we can be liable for payment of unpaid benefits and social security. We may also be liable for bodily injury or death at our offices and our data laboratory of the employees of third parties who provide services to us, which may adversely affect our reputation as well as our business. Further, any environmental damage and/or damage to third parties caused by service providers when undergoing work engaged by us expose us to joint and several liability for redress and/or damages for harm caused.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

Our proprietary data platform is subject to U.S. export controls, including the U.S. Export Administration Regulations, and we incorporate encryption technology into our proprietary data platform. This encryption technology may be exported outside of Brazil only with the required export authorizations, including by license, a license exception, or other appropriate government authorizations, including the filing of an encryption classification request or self-classification report.

Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, our activities are subject to U.S. economic sanctions laws and regulations administered by various U.S. agencies, including the U.S. Treasury Department’s Office of Foreign Assets Control, that prohibit the sale or supply of most products and services to embargoed jurisdictions or sanctioned parties. Violations of U.S. sanctions or export control regulations can result in significant fines or penalties and possible incarceration for responsible employees and managers.

If our channel partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected through reputational harm, as well as other negative consequences, including government investigations and penalties.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements and have enacted laws that could limit our ability to distribute our proprietary data platform in those countries. Changes in our proprietary data platform or future changes in export and import regulations may create delays in the introduction of our proprietary data platform in international markets, prevent our customers with international operations from using our proprietary data platform globally or, in some cases, prevent the export or import of our proprietary data platform to certain countries, governments, or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption technology. Any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our proprietary data platform by, or in our decreased ability to export or sell our proprietary data platform to, existing or potential customers with international operations. Any decreased use of our proprietary data platform or limitation on our ability to export or sell our proprietary data platform would adversely affect our business, financial condition, and results of operations.

Risks Related to Semantix’s Operations in Latin America

Brazil has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.

Our business is dependent to a certain extent upon the economic conditions prevalent in Brazil. Brazil has historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates of the economies of Brazil has slowed and the country has entered mild recessions. Additionally, economic and political developments in Brazil, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact our operations and/or the market value of New Semantix Ordinary Shares and have a material adverse effect on our business, financial condition and results of operations.

The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of New Semantix Ordinary Shares.

The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future. Our business and the market price of New Semantix Ordinary Shares may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:

•	growth or downturn of the economy;

•	interest rates and monetary policies;

•	exchange rates and currency fluctuations;

•	inflation;

•	liquidity of the capital and lending markets;

•	import and export controls;

•	exchange controls and restrictions on remittances abroad and payments of dividends;

•	modifications to laws and regulations according to political, social and economic interests;

•	fiscal policy and changes in tax laws and related interpretations by tax authorities;

•	economic, political and social instability, including general strikes and mass demonstrations;

•	labor and social security regulations;

•	energy and water shortages and rationing;

•	commodity prices;

•	public health, including as a result of epidemics and pandemics, such as the COVID-19 pandemic;

•	changes in demographics; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on our activities and consequently our results of operations, and may also adversely affect the trading price of New Semantix Ordinary Shares.

Further, Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. See “—The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations, may harm us and the price of New Semantix Ordinary Shares.”

As has been true in the past, the current political and economic environment in Brazil has and is continuing to affect the confidence of investors and the general public, which has historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil, which may adversely affect us and New Semantix Ordinary Shares.

The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations, may harm us and the price of New Semantix Ordinary Shares.

Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil.

The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. The negative macroeconomic environment in Brazil in recent years was in part due to economic and political uncertainties resulting from a global decrease in commodities prices as well as due to corruption investigations of Brazilian state-owned and private sector companies, politicians and business executives, which, in turn, led to the ouster and arrest of several prominent politicians. Launched by the Office of the Brazilian Federal Prosecutor at the end of 2014, the so-called Lava Jato investigation investigated members of the Brazilian government and other members of the legislative branch, as well as senior officers and directors of large state-owned companies as well as other companies in connection with allegations of political corruption. The resulting fallout from the Lava Jato operation contributed to the impeachment of Brazil’s former president, Dilma Rousseff, in August 2016, the arrest and conviction of former Brazilian President Luiz Inacio Lula da Silva, in April 2018, and the destabilization of the Brazilian economy. In November 2019, former President Luiz Inacio Lula da Silva was released from prison after a Brazilian Supreme Court ruling that allows defendants to remain free while their appeals are pending. In March 2021, a Brazilian Supreme Court ruling issued by Justice Edson Fachin annulled the decisions that had convicted former President Luiz Inacio Lula da Silva. As a result of this ruling, former President Luiz Inacio Lula da Silva recovered his political rights and is now able to run for office in the upcoming 2022 presidential elections in Brazil, which may result in further political uncertainty and consequent macroeconomic instability.

In April 2020, the Brazilian Supreme Court began investigating Brazil’s current president, Jair Messias Bolsonaro, in connection with allegations made by the former Minister of Justice. In addition, in February 2021, the Brazilian federal government moved to replace the then-chief executive officer of a state-controlled company. These events and further political instability had, and may continue to have, an adverse effect on the Brazilian economy.

On April 14, 2021, a Parliamentary Committee Inquiry (Comissão Parlamentar de Inquérito, or “CPI”) was established to investigate the Brazilian federal government’s potential mishandling of the COVID-19 pandemic and collapse of the healthcare system in the Brazilian state of Amazonas in particular at the beginning of 2021, including the potential misuse of government funds. Based on the final report of the CPI, the Attorney General’s Office began new six preliminary investigations involving Brazil’s current president, members of the Brazilian government and members of the legislative branch, which are under review by the Brazilian Supreme Court.

The potential outcome of these and other inquiries, as well as the effects of the 2022 presidential elections, are uncertain, but they have already had a negative impact on the general perception of the Brazilian economy and the securities of Brazilian companies and have affected and may continue to adversely affect our business, our financial condition and our operating results. We cannot predict whether the ongoing investigations will result in further political and economic instability, or if new allegations against government officials and/or executives of private companies will arise in the future or will result in additional investigations.

A failure by the Brazilian government to implement necessary reforms may result in diminished confidence in the Brazilian government’s budgetary condition and fiscal stance, which could result in downgrades of Brazil’s sovereign foreign credit rating by credit rating agencies, negatively impact Brazil’s economy, lead to further depreciation of the real and an increase in inflation and interest rates, adversely affecting our business, financial condition and results of operations.

Any of the above factors may create additional political uncertainty, which could harm the Brazilian economy and, consequently, our business and the value of our investments in Brazil, and could adversely affect our financial condition, results of operations and the price of New Semantix Ordinary Shares.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm the Brazilian economy and the price of New Semantix Ordinary Shares.

The market for securities offered by companies such as ours is influenced by economic and market conditions in Brazil and emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, our business may be adversely affected. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of China’s growth rate, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging countries have at times significantly affected the availability of credit to companies with significant operations in Brazil and resulted in considerable outflows of funds from Brazil, decreasing the amount of foreign investments in Brazil, impacting overall growth expectations for the Brazilian economy.

Crises and political instability in other emerging market countries, the United States, Europe or other countries, including increased international trade tensions and protectionist policies, could decrease investor demand for securities offered by companies with significant operations in Brazil, such as New Semantix Ordinary Shares. These developments, as well as potential crises and forms of political instability arising therefrom or any other as of yet unforeseen development, may harm our business and the price of New Semantix Ordinary Shares.

These developments, as well as potential crises and forms of political instability arising therefrom or any other as of yet unforeseen development, may adversely affect the United States and global economies and capital markets, which may, in turn, materially adversely affect the trading price of New Semantix Ordinary Shares.

Inflation and certain government measures to curb inflation may adversely affect the Brazilian economy and capital markets, and as a result, harm our business and the price of New Semantix Ordinary Shares.

In the past, high rates of inflation have adversely affected the economy and capital markets of Brazil and the ability of the Brazilian government to create conditions that stimulate or maintain economic growth. Moreover, governmental measures to curb inflation and speculation about possible governmental measures have contributed to the negative economic impact of inflation and have created general economic uncertainty and heightened volatility in the capital markets. As part of these measures, governments have at times maintained a restrictive monetary policy and high interest rates that has limited the availability of credit and economic growth.

Inflation as measured by the Broad National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or “IPCA”), which is published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística, or “IBGE”), was 10.1%, 4.5% and 4.3% as of December 31, 2021, 2020 and 2019, respectively. Inflation measured by the General Market Prices Index (Índice Geral de Preços-Mercado, or “IGP-M”) was 17.8%, 23.1% and 7.3% as of December 31, 2021, 2020 and 2019, respectively. As of May 31, 2022, the accumulated IPCA was 4.8% and the accumulated IGP-M was 7.5%. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government intervening in the economy and introducing policies that could harm our business and the trading price of New Semantix Ordinary Shares. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, as of December 31, 2019, the SELIC rate was 4.50%. On August 8, 2020, the SELIC rate was set at 2.0%, increasing to 4.25% in June 2021 and further increasing to 6.25% in September 2021, and in October 2021, it was set at 7.75% due to concerns with inflationary pressure. On December 8, 2021, the SELIC rate was further increased to 9.25%. On February 2, 2022, the SELIC rate was further increased to 10.75%. On March 16, 2022, the SELIC rate was further increased to 11.75%, and on May 4, 2022, the SELIC rate was further increased to 12.75%. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us and increase our indebtedness.

The measures taken by the Brazilian government to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting the availability of credit and retarding economic growth. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed materially to economic uncertainty in Brazil and to heightened volatility in its securities markets. Periods of higher inflation may slow the growth rate of the Brazilian economy and lead to reduced demand for our data solutions and services. Inflation is also likely to increase some of our costs and expenses, which we may not be able to fully pass on to customers and could adversely affect our operating margins and operating income. In addition, inflation affects our financial liquidity and financial capital resources primarily by exposing us to the variations in our floating-rate loans. As of December 31, 2021, approximately 68.7% of our loans and borrowings were subject to floating interest rates, particularly the CDI rate. Rising interest rates may also impact the costs of our fundraising and indebtedness, increasing our financial expenses. Such an increase could adversely affect our ability to pay our obligations to the extent it reduces cash on hand. Mismatches between rates contracted in assets versus liabilities and/or high volatility in interest rates may result in financial losses for us.

Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.

The Brazilian real has been historically volatile and has been devalued frequently, and the Brazilian government has in the past implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system.

There has been persistently high volatility in the foreign exchange market for the Brazilian real in recent years, especially over the period covered by this proxy statement/prospectus, and the real weakened significantly over this period.

As of December 31, 2019, the real/U.S. dollar exchange rate reported by the Central Bank was R$4.031 per US$1.00. As of December 31, 2020, the real/U.S. dollar exchange rate reported by the Central Bank was R$5.197 per US$1.00. As of December 31, 2021, the real/U.S. dollar exchange rate reported by the Central Bank was R$5.581 per US$1.00. As of March 31, 2022, the real/U.S. dollar exchange rate reported by the Central Bank was R$4.738 per US$1.00. As of May 31, 2022, the real/U.S. dollar exchange rate reported by the Central Bank was R$4.7289 per US$1.00. There can be no assurance that the real will not appreciate or further depreciate against the U.S. dollar or other currencies in the future.

A devaluation of the real relative to the U.S. dollar could create inflationary pressures and cause governments to, among other measures, increase interest rates. Any depreciation of the real may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of our results of operations. Restrictive macroeconomic policies could reduce the stability of the Brazilian economy and harm our results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian economy. These policies and any reactions to them may harm us by curtailing access to foreign financial markets and prompting further government intervention. A devaluation of the real relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth. On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate foreign exchange current accounts. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy and affect our business, results of operations and profitability.

For additional information on the impact of fluctuations in currency exchange rates on our business, see “—Risks Related to Semantix’s Business and Industry—We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations and our ability to invest and hold our cash.”

Changes in the political and economic environments in Latin American countries could adversely affect us.

In addition to Brazil, we have operations in Colombia and Mexico, corresponding to 0.4% and 7.2%, respectively, of our revenues for the year ended December 31, 2021 (2.0% and 9.0%, respectively, for the year ended December 31, 2020). In conducting our businesses in emerging markets, we are subject to political, economic, legal, operational and other risks that are inherent to operating in these countries.

We may encounter the following difficulties, among others, related to the foreign markets in which we currently operate or will operate in the future:

•	unforeseen regulatory changes;

•	inability to attract personnel and generate business outside of Brazil;

•	changes in tax law;

•	changes in trade and investment policies and regulations;

•	difficulties in registering and protecting trademarks and software;

•	nationalization, expropriation, price controls and other restrictive governmental actions;

•	adoption of governmental measures that protect, subsidize or otherwise favor competitors native to such foreign markets; and

•	cultural and linguistic barriers.

In addition, the Mexican and Colombian currencies have been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. As of December 31, 2019, the Mexican peso/U.S. dollar exchange rate was 18.92 Mexican pesos per US$1.00. As of December 31, 2020, the

Mexican peso/U.S. dollar exchange rate was 19.88 Mexican pesos per US$1.00. As of December 31, 2021, the Mexican peso/U.S. dollar exchange rate was 20.50 Mexican pesos per US$1.00. As of December 31, 2019, the Colombian peso/U.S. dollar exchange rate was 3,289.47 Colombian pesos per US$1.00. As of December 31, 2020, the Colombian peso/U.S. dollar exchange rate was 3,439.20 Colombian pesos per US$1.00. As of December 31, 2021, the Colombian peso/U.S. dollar exchange rate was 4,051.27 Colombian pesos per US$1.00.

If one or more of these risks materialize, and we are not able to overcome these difficulties, our business, results of operations and financial condition may be adversely affected.

Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.

Our performance is impacted by the overall health and growth of the global economy, specifically in Brazil. In Brazil, gross domestic product (“GDP”) growth has fluctuated over the past few years, with contractions of 3.5% and 3.3% in 2015 and 2016, respectively, followed by growth of 1.1% in both 2017 and 2018. In 2019, Brazilian GDP grew by 1.4%, and in 2020, it contracted 4.1%. In 2021, Brazilian GDP grew by 4.6%. In the first quarter of 2022, Brazilian GDP grew by 1.7% compared to the first quarter of 2021. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force (particularly in information technology sectors), and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.

Any further downgrading of Brazil’s credit rating could reduce the trading price of New Semantix Ordinary Shares.

Given the current significance of our Brazil operations to our results of operations as a whole, we may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign credit ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

The rating agencies began to review Brazil’s sovereign credit rating in September 2015. Subsequently, the three major rating agencies downgraded Brazil’s investment-grade status:

•

Standard & Poor’s initially downgraded Brazil’s credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On January 11, 2018, Standard & Poor’s further downgraded Brazil’s credit rating from BB to BB-stable, which was reaffirmed on June 2, 2021.

•

In December 2015, Moody’s placed Brazil’s Baa3’s issue and bond ratings under review for downgrade and subsequently downgraded the issue and bond ratings to below investment grade, at Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil’s debt indicators, taking into account the low growth environment and the challenging political scenario. On May 25, 2021, Moody’s maintained Brazil’s credit rating at Ba2-stable.

•

Fitch downgraded Brazil’s sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country’s budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other reasons, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil’s public finances. On May 27, 2021, Fitch reaffirmed Brazil’s credit rating at BB-negative.

Brazil’s sovereign credit rating is currently rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading price of New Semantix Ordinary Shares to decline.

Additionally, a downgrade of the sovereign credit rating of Brazil may affect our own credit rating, hindering our ability to secure loans at competitive rates compared to our competitors, which may impact our ability to grow our business and, consequently, affect the price of New Semantix Ordinary Shares.

Public health threats or outbreaks of communicable diseases could have an adverse effect on our operations and financial results.

We may face risks related to public health threats or outbreaks of communicable diseases. The outbreak of communicable diseases could result in a widespread health crisis that could adversely affect the global economy and our ability and our business partners’ ability to conduct business in Brazil for an indefinite period of time. For example, the outbreak of COVID-19 spread across the globe, resulting in global and regional economic slowdown, a shutdown of production and supply chains and a disruption of international trade, all of which negatively impacted, and could further negatively impact, the Brazilian economy. Disruptions in public and private infrastructure, including communications and financial, could materially and adversely disrupt our normal business operations.

The current COVID-19 pandemic may continue to have a negative impact on global, regional and national economies and to disrupt supply chains and otherwise reduce international trade and business activity. Reflecting this, the COVID-19 pandemic has already caused, since early 2020, equity and other financial markets to decline sharply and to become volatile, and such effects may continue or worsen in the future. This may in turn further impact the stock market in Brazil. The current COVID-19 pandemic and its potential impact on the global economy may affect our ability to meet our financial targets. While we cannot predict the future impacts on our business or if we will be able to achieve our financial targets, we would be materially adversely affected by a protracted downturn in local, regional or global economic conditions.

Risks Related to New Semantix

New Semantix will incur increased costs as a result of operating as a public company.

Following the Business Combination, New Semantix will become a public company and will incur significant legal, accounting and other expenses that Semantix did not incur as a private company. As a public company, New Semantix will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. New Semantix’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, New Semantix expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, New Semantix expects these rules and regulations to make it more difficult and more expensive for New Semantix to obtain director and officer liability insurance and New Semantix may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. New Semantix cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for New Semantix to attract and retain qualified persons to serve on New Semantix’s board of directors, its board committees or as executive officers.

Most members of New Semantix’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of New Semantix’s business by diverting the attention of some of its senior management team away from revenue producing activities to management and administrative oversight, adversely affecting New Semantix’s ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing its businesses. New Semantix’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.

In addition, the public reporting obligations associated with being a public company in the United States may subject New Semantix to litigation as a result of increased scrutiny of its financial reporting. If New Semantix is involved in litigation regarding its public reporting obligations, this could subject New Semantix to substantial costs, divert resources and management attention from New Semantix’s business and seriously undermine New Semantix’s business.

Any of these effects could harm New Semantix’s business, financial condition and results of operations.

The departure or loss of significant influence of Semantix Founders, particularly Leonardo dos Santos Poça D’Água, would be detrimental to New Semantix’s business and adversely affect the ability of New Semantix to execute its business strategies and continue to grow.

Leonardo dos Santos Poça D’Água is the co-founder, Chairman of the Board and Chief Executive Officer of Semantix and is responsible for Semantix’s strategic vision and disruptive innovation, as well as the management and growth of Semantix’s operations. Under the control of Mr. Leonardo Santos, Semantix has been able to take advantage of his technology expertise for the development and the execution of its business strategies, including the management and operation of its businesses.

Following the Business Combination, Mr. Leonardo Santos, together with the other two co-founders of Semantix, will beneficially own 31.6% of the New Semantix Ordinary Shares issued and outstanding immediately after the Closing of the Business Combination, assuming no Alpha shares are redeemed. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.” However, subsequent to the Closing of the Business Combination, it is expected that 50% of the New Semantix Ordinary Shares indirectly held by Leandro dos Santos Poça D’Água, a co-founder of Semantix and the brother of our chief executive officer, corresponding to approximately 5.0% of the New Semantix Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination assuming no redemptions, will be transferred to an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água, pursuant to their recently-agreed divorce proceedings. As a result of the transfer of such New Semantix Ordinary Shares, our chief executive officer will no longer be deemed to exercise voting power over the New Semantix Ordinary Shares indirectly owned by Lívia Ricardi de Almeida Poça D’Água, nor will he have a call option over such New Semantix Ordinary Shares. However, the New Semantix Ordinary Shares to be indirectly held by Lívia Ricardi de Almeida Poça D’Água will remain subject to the provisions of the Lock-up Agreement and our CEO will have a right of first refusal over such New Semantix Ordinary Shares.

Although the Shareholders Agreement contemplates that Semantix’s Founders will be able to appoint a minimum of four directors (at least two of which must be independent if the director designated by the Sponsor is independent or, if the director designated by the Sponsor is not independent, with at least three of such directors being independent) to the board of directors of New Semantix following the closing of the Business Combination, and Mr. Leonardo Santos will continue to be part of the management of New Semantix, which may give them some level of control over, and the ability to significantly influence, management decisions at New Semantix, Semantix’s Founders may not be able to exert the same level of control that they had exerted over Semantix prior to the Business Combination. Absent the control of Semantix’s Founders, the remaining significant shareholders of New Semantix will consist of professional investors and investment funds that may not have specific technology experience.

In addition, there is no guarantee that the Shareholders Agreement will continue to be in effect into the future. For example, pursuant to the terms of the Shareholders Agreement, the Shareholders Agreement would terminate upon a divestment of equity interests in New Semantix by Crescera or Inovabra, such that the collective equity interests held by Crescera, Inovabra and Semantix’s Founders falls below 40% of the total outstanding equity interests in New Semantix. If the Shareholders Agreement terminates, Semantix’s Founders’ ability to elect four directors to the board of directors of New Semantix would no longer be contractually guaranteed and the level of control they would be able to exert over New Semantix would be significantly diminished.

Such a decrease in the level of control previously exerted by Semantix’s Founders, particularly Mr. Leonardo Santos, could have a detrimental effect on New Semantix’s business and operations. Moreover, the absence of a controlling shareholder may also make New Semantix more susceptible to the formation of new shareholder alliances, disputes among our shareholders, and other events resulting from the absence of a controlling shareholder or a control group, including New Semantix’s inability to obtain the minimum quorums required to pass on a decision. If a new control group emerges and takes over decision-making power, New Semantix could suffer sudden and unexpected changes in its strategies and corporate policies, including through the replacement of New Semantix’s management, which could adversely affect New Semantix. Additionally, New Semantix cannot assure you that any such new control group would project the same level of influence or support that Semantix has experienced under its current controlling shareholder prior to the Business Combination, which could also adversely affect New Semantix.

New Semantix may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

Semantix is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, New Semantix will be required to provide management’s attestation on internal controls in connection with New Semantix’s second annual report on Form 20-F following consummation of the Business Combination. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Semantix as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Semantix is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of New Semantix Ordinary Shares.

As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), New Semantix will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies that, to some extent, are more lenient and less frequent than those of U.S. domestic registrants and non-emerging growth companies.

As a foreign private issuer and emerging growth company, New Semantix will be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, New Semantix is not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, New Semantix intends to rely on exemptions from certain U.S. corporate governance related rules which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. See “New Semantix Management Following the Business Combination—Foreign Private Issuer Exemptions” for more information.

New Semantix will follow certain Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, such laws and regulations may not contain any provisions comparable to the U.S. rules relating to the filing of reports on Form 10-Q or 8-K, the U.S. proxy rules, or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although New Semantix will be subject to Cayman Islands laws and regulations having, in some respects, a similar effect as Regulation Fair Disclosure. As a result of the above, even though New Semantix is required to file reports on Form 6-K disclosing the limited information which New Semantix has made or is required to make public pursuant to Cayman Islands law, or is required to distribute to shareholders generally, and that is material to New Semantix, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, New Semantix will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company New Semantix is permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, New Semantix will not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or “PCAOB,” (unless the SEC determines otherwise) and New Semantix’s auditors will not need to attest to its internal controls under Section 404(b) of the Sarbanes Oxley Act for up to five years or such earlier time that New Semantix is no longer an emerging growth company. New Semantix may follow these reporting exemptions until New Semantix is no longer an emerging growth company. As a result, New Semantix’s shareholders may not have access to certain information that they deem important. New Semantix will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which New Semantix has total annual revenues of at least US$1.07 billion, or (c) in which New Semantix is deemed to be a large accelerated filer, which means the market value of New Semantix Ordinary Shares that is held by non-affiliates exceeds US$700.0 million as of the prior June 30th, and (2) the date on which New Semantix has issued more than US$1.0 billion in non-convertible debt during the prior three year period. Accordingly, the information about New Semantix available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. New Semantix could be an “emerging growth company” for up to five years, although circumstances could cause New Semantix to lose that status earlier, including if the market value of New Semantix Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 (the end of New Semantix’s second fiscal quarter) before that time, in which case New Semantix would no longer be an “emerging growth company” as of the following December 31 (New Semantix’s fiscal year end). New Semantix cannot predict if investors will find New Semantix Ordinary Shares less attractive because New Semantix may rely on these exemptions. If some investors find New Semantix Ordinary Shares less attractive as a result, there may be a less active trading market for New Semantix Ordinary Shares and the price of New Semantix Ordinary Shares may be more volatile.

As a foreign private issuer, New Semantix is permitted to, and New Semantix will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of New Semantix Ordinary Shares.

As a foreign private issuer, New Semantix is permitted to, and New Semantix will, follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for domestic U.S. issuers, provided that New Semantix discloses any significant ways in which its corporate governance practices differ from those followed by domestic companies under Nasdaq listing standards. For example, Section 5605 of the Nasdaq equity rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, New Semantix is permitted to, and New Semantix will, follow home country practice in lieu of the above requirements. See “New Semantix Management Following the Business Combination—Foreign Private Issuer Exemptions.”

As a result of New Semantix’s reliance on the corporate governance exemptions available to foreign private issuers under Nasdaq rules, you will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Availing of any of these exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic registrant, may provide less protection to you than is accorded to investors under Nasdaq’s corporate governance rules. Therefore, any foreign private issuer exemptions New Semantix avails itself of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

New Semantix may lose its foreign private issuer status which would then require New Semantix to comply with the Exchange Act’s domestic reporting regime and cause New Semantix to incur significant legal, accounting and other expenses.

In order to maintain New Semantix’s current status as a foreign private issuer, either (a) more than 50% of the voting power of all New Semantix’s outstanding classes of voting securities (on a combined basis) must be either directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of New Semantix’s executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of New Semantix’s assets cannot be located in the United States; and (3) New Semantix’s business must be administered principally outside the United States. New Semantix intends to monitor the composition of its shareholder base to determine whether New Semantix meets these criteria. If New Semantix loses this status, New Semantix would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. New Semantix may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules, and report its financial statements under US GAAP, which may differ materially from IFRS, all of which may involve time, effort and additional costs to implement. The regulatory and compliance costs to New Semantix under U.S. securities laws if New Semantix is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs New Semantix will incur as a foreign private issuer.

There will be differences between your current rights as a holder of Alpha Ordinary Shares and the rights you will have as a holder of New Semantix Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, Alpha shareholders will no longer be shareholders of Alpha, but will be shareholders of New Semantix. There will be differences between the current rights of Alpha shareholders and the rights you will have as a holder of the New Semantix Ordinary Shares and New Semantix Warrants, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Alpha shareholders and the New Semantix shareholders, see the section entitled “Proposals to be Considered by Alpha’s Shareholders—The Governing Documents Proposals.”

Upon completion of the Business Combination, Alpha shareholders will become New Semantix shareholders, Alpha warrantholders will become holders of New Semantix Warrants and the market price for the New Semantix Ordinary Shares may be affected by factors different from those that historically have affected Alpha.

Upon completion of the Business Combination, Alpha shareholders will become New Semantix shareholders and Alpha’s warrantholders will become holders of New Semantix Warrants, which may be exercised to acquire New Semantix Ordinary Shares. New Semantix’s business differs from that of Alpha, and, accordingly, the results of operations of New Semantix will be affected by some factors that are different from those currently affecting the results of operations of Alpha. Alpha is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. New Semantix is a holding company incorporated in the Cayman Islands and, after the consummation of the Business Combination, its subsidiaries will be engaged in offering proprietary SaaS and third-party software solutions together with AI and data analytics services designed to enable companies to manage data effectively. New Semantix’s business and results of operations will be affected by operating, industry and regional risks to which Alpha was not exposed. For a discussion of the future business of New Semantix currently conducted and proposed to be conducted by Semantix, see “Semantix’s Business.”

New Semantix Warrants will become exercisable for New Semantix Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

New Semantix Warrants to purchase an aggregate of 18,500,000 New Semantix Ordinary Shares will become exercisable in accordance with the terms of the agreement governing those securities. Assuming the Business Combination closes, these warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional New Semantix Ordinary Shares will be issued, which will result in dilution to the holders of New Semantix Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Semantix Ordinary Shares. However, there is no guarantee that the New Semantix Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Semantix, its share price and trading volume could decline significantly.

The trading market for New Semantix Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about New Semantix or its business. New Semantix may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of New Semantix, or if these securities or industry analysts are not widely respected within the general investment community, the demand for New Semantix Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that New Semantix obtains securities or industry analyst coverage, if one or more of the analysts who cover New Semantix downgrade their assessment of New Semantix or publish inaccurate or unfavorable research about New Semantix’s business, the market price and liquidity for New Semantix Ordinary Shares could be negatively impacted.

Future resales of New Semantix Ordinary Shares issued to Semantix shareholders and other significant shareholders may cause the market price of the New Semantix Ordinary Shares to drop significantly, even if New Semantix’s business is doing well.

Under the Business Combination Agreement, Semantix shareholders will receive, among other things, 62,000,000 New Semantix Ordinary Shares (none of which will be eligible for sale immediately after the consummation of the Business Combination). Pursuant to the Lock-Up Agreement, Semantix shareholders will be restricted from selling New Semantix Ordinary Shares for a period of six months following the Closing.

Upon expiration or waiver of the lock-up period, and upon effectiveness of the registration statement New Semantix files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, Semantix shareholders and certain other significant shareholders of New Semantix may sell large amounts of New Semantix Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in New Semantix’s share price or putting significant downward pressure on the price of the New Semantix Ordinary Shares. See “Shares Eligible for Future Sale.”

New Semantix shareholders may experience dilution due to the issuance of Semantix Earn-Out Shares following the consummation of the Business Combination.

Certain Semantix shareholders are entitled to Semantix Earn-Out Shares, consisting of up to an additional 2,500,000 newly issued New Semantix Ordinary Shares to be issued in two equal 1,250,000 tranches based on the achievement of closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date.

To the extent the conditions to the issuance of the Semantix Earn-Out Shares are satisfied, additional New Semantix Ordinary Shares will be issued, which will result in dilution to the holders of New Semantix Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that the Semantix Earn-Out Shares may be issued could adversely affect the market price of New Semantix Ordinary Shares. In addition, such dilution could, among other things, limit the ability of Alpha shareholders to influence the management of New Semantix through the election of directors following the Business Combination. However, there can be no assurance the conditions to the issuance of the Semantix Earn-Out Shares will be satisfied by the fifth anniversary of the Closing Date, and as such, the right to receive the Semantix Earn-Out Shares may be forfeited. For additional information on dilution scenarios, see “Summary of the Proxy Statement/Prospectus—Ownership of New Semantix Upon Completion of the Business Combination.”

Future issuances of any equity securities may dilute the interests of Alpha shareholders and decrease the trading price of New Semantix Ordinary Shares.

Any future issuance of equity securities could dilute the interests of Alpha shareholders and could substantially decrease the trading price of New Semantix Ordinary Shares. New Semantix may issue equity or equity-linked securities in connection with the Business Combination or in the future, including pursuant to the PIPE Financing, or other offering of equity securities, for a number of reasons, including to finance New Semantix’s operations and business strategy (including in connection with acquisitions and other transactions), to adjust New Semantix’s ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

Alpha shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Alpha shareholders will own a smaller percentage of New Semantix than they currently own of Alpha. Upon completion of the Business Combination, it is anticipated that Alpha shareholders will own approximately 28.7% of the New Semantix Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, assuming no redemption of the Alpha Shares. Consequently, Alpha shareholders, as a group, will have reduced ownership and voting power in New Semantix compared to their ownership and voting power in Alpha. For additional information on dilution scenarios, see “Summary of the Proxy Statement/Prospectus—Ownership of New Semantix Upon Completion of the Business Combination.”

A market for New Semantix Ordinary Shares may not develop, which would adversely affect the liquidity and price of New Semantix Ordinary Shares.

An active trading market for New Semantix Ordinary Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your New Semantix Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of Alpha public shares in connection with the Closing of the Business Combination.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because New Semantix is incorporated under the laws of the Cayman Islands, New Semantix conducts substantially all of its operations, and a majority of its directors and executive officers reside, outside of the United States.

New Semantix is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, will conduct a majority of its operations through its subsidiary, Semantix, outside the United States. Substantially all of New Semantix’s assets are located outside the United States, primarily in Brazil. A majority of New Semantix’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against New Semantix or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Latin American region could render you unable to enforce a judgment against New Semantix’s assets or the assets of New Semantix’s directors and officers.

New Semantix’s corporate affairs are governed by its Articles, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against New Semantix’s directors, actions by minority shareholders and the fiduciary responsibilities of New Semantix’s directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of New Semantix’s shareholders and the fiduciary responsibilities of New Semantix’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, shareholders of New Semantix may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as New Semantix) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. New Semantix’s directors have discretion under its Articles to determine whether or not, and under what conditions, New Semantix’s corporate records may be inspected by New Semantix’s shareholders, but are not obliged to make them available to New Semantix’s shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

It is not expected that New Semantix will pay dividends in the foreseeable future after the Business Combination.

It is expected that New Semantix will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that New Semantix will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, New Semantix’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by New Semantix from subsidiaries, New Semantix’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the New Semantix Ordinary Shares will appreciate in value after the Business Combination or that the trading price of the New Semantix Ordinary Shares will not decline.

Semantix has granted in the past, and New Semantix will also grant in the future, share incentives, which may result in increased share-based compensation expenses.

Prior to the consummation of the Business Combination, the board of directors of New Semantix will adopt, and the New Semantix shareholders will approve, the 2022 Plan, with effectiveness contingent on the consummation of the Business Combination, which will exist concurrently with the New Semantix Legacy Plan until the expiration of the New Semantix Legacy Plan. Initially, the maximum number of ordinary shares of New Semantix that may be issued under the 2022 Plan after it becomes effective will have an initial share reserve equal to approximately ten percent (10%) of the total number of New Semantix Ordinary Shares that are outstanding (on a fully diluted basis) upon consummation of the Business Combination. Moreover, in connection with the Business Combination, all outstanding Unvested Semantix Options at the time of consummation of the Business Combination will be converted into unvested options for New Semantix Ordinary Shares under the New Semantix Legacy Plan, which is expected to total 6,880 options exercisable for New Semantix Ordinary Shares, with an amount and value determined in accordance with the Exchange Ratio. New Semantix will account for compensation costs for all share options using a fair-value based method and recognize expenses in its consolidated statements of profit or loss in accordance with IFRS. As a result of these grants, Semantix incurred share-based compensation of R$1.8 million in 2020 and R$7.8 million in 2021. For more information on the share incentive plans, see “Executive Compensation.”

Semantix believes the granting of share-based compensation is of significant importance to its ability to attract and retain key personnel and employees, and as such, after the consummation of the Business Combination, New Semantix will also grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on Semantix and New Semantix’s business and results of operations.

If the New Semantix Ordinary Shares or the New Semantix Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the New Semantix Ordinary Shares or the New Semantix Warrants may be disrupted.

The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. New Semantix expects that New Semantix Ordinary Shares or the New Semantix Warrants will be eligible for deposit and clearing within the DTC system. New Semantix expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the New Semantix Ordinary Shares or the New Semantix Warrants. New Semantix expects these actions, among others, will result in DTC agreeing to accept the New Semantix Ordinary Shares or the New Semantix Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept New Semantix Ordinary Shares or the New Semantix Warrants for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept New Semantix Ordinary Shares or the New Semantix Warrants, it will generally have discretion to cease to act as a depository and clearing agency for New Semantix Ordinary Shares or the New Semantix Warrants.

If DTC determines at any time after the completion of the transactions and the listing that the New Semantix Ordinary Shares or the New Semantix Warrants were not eligible for continued deposit and clearance within its facilities, then New Semantix believes the New Semantix Ordinary Shares or the New Semantix Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While New Semantix would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of the New Semantix Ordinary Shares or the New Semantix Warrants.

The listing of New Semantix securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Upon the Closing, we intend to apply to continue the listing of the New Semantix Ordinary Shares and warrants on the Nasdaq under the symbols “STIX” and “STIXW,” respectively. Unlike an underwritten initial public offering of the Alpha securities, the initial listing of New Semantix’s securities as a result of the Business Combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•

underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of Alpha’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for New Semantix’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

Risks Related to Alpha and the Business Combination

For purposes of this subsection only, “we,” “us” or “our” refer to Alpha, unless the context otherwise requires.

Our Sponsor, officers and directors, and one of our Sponsor’s affiliates, have agreed to vote in favor the Business Combination, regardless of how our public shareholders vote.

Unlike other blank check companies in which the initial shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor, officers and directors and one of our Sponsor’s affiliates have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any Founder Shares, placement shares or public shares held by them, in favor of the Business Combination. Our Sponsor owns approximately 20% of Alpha’s issued and outstanding ordinary shares as of the record date for the extraordinary general meeting. As a result, in addition to our initial shareholders’ ordinary shares, we would need only 8,625,001, or 37.5%, of the 23,000,000 public shares outstanding as of the record date to be voted in favor of the Business Combination Proposal (assuming all outstanding shares are voted) in order to have the Business Combination approved. Further, Innova, a shareholder of Alpha and affiliate of our Sponsor which owns 2,300,000 Alpha Class A Ordinary Shares, has agreed pursuant to the Shareholder Non-Redemption Agreement to, among other things, vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of our shareholders is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such shareholder holds of record or beneficially. As of the date of the accompanying proxy statement/prospectus, our Sponsor and Sponsor’s affiliates subject to the voting obligations under the Sponsor Letter Agreement and the Shareholder Non-Redemption Agreement, respectively, collectively own approximately 28.0% of the issued and outstanding Alpha Ordinary Shares. Assuming only a majority of all the Alpha Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting or by proxy, including the Sponsor and Sponsor’s affiliates subject to the voting obligations under the Sponsor Letter Agreement and the Shareholders Non-Redemption Agreement, (i) 7,187,502 Alpha Ordinary Shares will need to be voted in favor of the Business Combination Proposal and the Adjournment Proposal (which require the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), thus we would not need any additional of the issued and outstanding Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates to be voted in favor of the Business Combination Proposal and the Adjournment Proposal and (ii) 9,583,335 Alpha Ordinary Shares will need to be voted in favor of the Merger Proposal and the Governing Documents Proposals (which require the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting), and of these 9,583,335 Alpha Ordinary Shares, 1,533,335 of the Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates, which represents 5.3% of the total issued and outstanding Alpha Ordinary Shares, need to be voted in favor to approve the Merger Proposal and the Governing Documents Proposals. Assuming all the Alpha Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting or by proxy, including the Sponsor and Sponsor’s affiliates subject to the voting obligations under the Sponsor Letter Agreement and the Shareholders Non-Redemption Agreement, (i) 14,375,001 Alpha Ordinary Shares will need to be voted in favor of the Business Combination Proposal and the Adjournment Proposal (which require the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 14,375,001 Alpha Ordinary Shares, 6,325,001 of the Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates, which represents 22.0% of the total issued and outstanding Alpha Ordinary Shares, need to be voted in favor to approve the Business Combination Proposal and the Adjournment Proposal, and (ii) 19,166,668 Alpha Ordinary Shares will need to be voted in favor of the Merger Proposal and the Governing Documents Proposals (which require the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting), and of these 19,166,668 Alpha Ordinary Shares, 11,116,668 of the Alpha Ordinary Shares not held by the Sponsor or Sponsor’s affiliates, which represents 38.7% of the total issued and outstanding Alpha Ordinary Shares, need to be voted in favor to approve the Merger Proposal and the Governing Documents Proposals. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their ordinary shares in accordance with the majority of the votes cast by Alpha’s public shareholders.

Subsequent to the completion of the Business Combination, New Semantix may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Semantix’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on Semantix, we cannot assure you that this diligence will surface all material issues that may be present inside Semantix, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Semantix’s business and outside of our control will not later arise. As a result of these factors, New Semantix may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New Semantix reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Semantix’s liquidity, the fact that charges of this nature are reported, could contribute to negative market perceptions about New Semantix or New Semantix’s securities. In addition, charges of this nature may cause New Semantix to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by a Semantix or by virtue of post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to complete our initial business combination and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, following the conclusion of the Business Combination, we will be required to comply with certain SEC and other legal requirements as a public company. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete our initial business combination and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosure in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect our ability to complete our initial business combination and may increase the costs and time related thereto.

Our ability to consummate the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets.

In late 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The COVID-19 outbreak has and a significant outbreak of other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and our ability to consummate the Business Combination could be materially and adversely affected. Furthermore, we may be unable to complete the Business Combination if continued concerns relating to COVID-19 continue to restrict travel, limit the ability to have meetings with potential investors, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts Alpha’s ability to consummate the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning new strains of COVID-19 and the severity of the actions to contain COVID-19 or treat its impact, particularly the effectiveness and distribution of one or more vaccines, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, Alpha’s ability to consummate the Business Combination, or the operations of the Semantix business with which we ultimately consummate the Business Combination, may be materially adversely affected.

Citi, BofA Securities and Credit Suisse were to be compensated in part on a deferred basis for already-rendered services in connection with Alpha’s IPO, and Credit Suisse, Semantix’s financial advisor was to be compensated for advisory services provided to Semantix in connection with the Business Combination. However, Citi, BofA Securities and Credit Suisse gratuitously and without any consideration from Alpha or Semantix waived such compensation and disclaimed any responsibility for this proxy statement / prospectus.

On May 13, 2022, Alpha received notice from BofA Securities, one of the underwriters in its IPO, resigning as underwriter and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $3,461,500, and on June 3, 2022, Alpha received from BofA Securities a formal letter confirming its resignation and waiver of fees. On May 18, 2022, Alpha received notice from Citi, the other underwriter in its IPO, resigning as underwriter and capital markets advisor and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $4,588,500 or any fees under its capital markets advisory agreement, and on May 19, 2022, Alpha received from Citi a formal letter confirming its resignation and waiver of fees. On May 26, 2022, Semantix received notice from Credit Suisse, its financial advisor in connection with the Business Combination, resigning as advisor to Semantix and waiving all right to fees under its financial advisory agreement with Semantix, and on June 1, 2022, Semantix received from Credit Suisse a formal letter confirming its resignation and waiver of fees. The Advisors did not communicate to Alpha or Semantix the reasons leading to their resignation and waiver of their fees after doing substantially all of the work to earn their fees. There is no dispute among any of Semantix, the Advisors or Alpha with respect to the Advisors’ capital markets advisory or financial advisory services or their resignation.

The underwriting fees were agreed between Alpha and the underwriters in the IPO underwriting agreement signed by the parties on February 18, 2021, and were earned in full upon completion of the IPO but payment was conditioned upon closing of Alpha’s business combination. The financial advisory fees due to Credit Suisse were agreed between Semantix and Credit Suisse in an engagement letter dated December 22, 2020 and corresponded to 1.75% of the amount to be received by New Semantix in connection with the Business Combination upon Closing. BofA Securities, Citi and Credit Suisse provided a waiver to receive such fees on a gratuitous basis without any consideration to BofA Securities, Citi or Credit Suisse from Alpha or Semantix. BofA Securities informed Alpha that, since they were not mandated in any capacity in connection with the proposed Business Combination with Semantix and had not done any diligence in respect of Semantix, they were waiving their fee. BofA Securities did not give Alpha any further reasons for the waiver of its fee. Citi informed Alpha that, since they were not mandated in any capacity in connection with the proposed Business Combination with Semantix beyond their capital markets engagement, they were waiving their fees, and cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fee. Credit Suisse did not provide Semantix any specific reasons for the waiver of its fee and suspended all advisory work in connection with the Business Combination upon resignation. Prior to its withdrawal, Credit Suisse performed the following services: (i) facilitated outreach to potential business combination counterparties, including Alpha, (ii) provided financial advice to Semantix in considering its strategic alternatives, (iii) assisted Semantix’s management with industry data and other industry and business information to help build the disclosure included in this proxy statement/prospectus, (iv) assisted Semantix’s management with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management, (v) supported the preparation of the PIPE presentation and the analyst presentation, at the direction of Semantix’s management and (vi) participated in discussions and provided advice to Semantix as to the structuring and terms of the Business Combination. Additionally, in connection with the Business Combination, representatives of Credit Suisse, with respect to Semantix, and Citi, with respect to Alpha, in their respective roles as financial advisor and capital markets advisor, helped to facilitate the overall transaction execution process through (i) the convening of meetings and telephone and video conferences that were attended by representatives of Alpha, Semantix and their respective advisors and (ii) organizing and processing publicly available market data with respect to sector-specific comparable companies. None of the Advisors has received any fees pursuant to their respective engagement letters or the Underwriting Agreement, other than $4,600,000 in underwriting fees paid, in the aggregate, by Alpha to Citi and BofA Securities upon the consummation of Alpha’s IPO. While BofA Securities did not participate in any aspect of the Business Combination, and Alpha has no other contractual relationship with BofA Securities or Citi and Semantix has no other contractual relationship with Credit Suisse, investors should be aware that the waiver of a deferred underwriting fee or a financial advisor fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for Alpha to complete the Business Combination. For additional information, see “Proposals to be Considered by Alpha’s Shareholders Business Combination—Resignation of Underwriters and Capital Markets and Financial Advisors.”

The resignation of Alpha’s and Semantix’s capital markets and financial advisors may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction.

The Advisors did not prepare or provide any of the disclosure in the prospectus/proxy statement or any analysis underlying such disclosure or any other materials that have been provided to Alpha’s shareholders or the PIPE Investors, but Credit Suisse assisted Semantix’s management with industry data and other industry and business information to help build the disclosure included in this proxy statement/prospectus and also with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management, and supported the preparation of the PIPE presentation and the analyst presentation, at the direction of Semantix’s management. None of Credit Suisse or any of its affiliates has withdrawn its association with the materials in the immediately preceding sentence or notified Alpha or, to the knowledge of Alpha or Semantix, the PIPE Investors of such disassociation. However, with all other members of the transaction working group, the Advisors did receive drafts of this prospectus/proxy statement prepared by Alpha and Semantix and provided limited comments in the ordinary course. Additionally, in verbal conversations we have engaged in with the Advisors subsequent to their resignation, we have been advised by the Advisors that, given that they are no longer engaged in any capacity by Alpha or Semantix, they do not intend to review any disclosures in this proxy statement/prospectus pertaining to their roles and resignation. We provided such disclosures to the Advisors and requested confirmation that they agree with the disclosures. Following delivery of the disclosure to the Advisors, they have either stated that they do not intend to review the disclosure or have not responded to such request. There can be no assurances that Advisors agree with this disclosure and no inference can be drawn to this effect. Shareholders should not put any reliance on the fact that one or more of the Advisors were previously involved with any aspect of the transactions described in this prospectus/proxy statement.

Neither Alpha nor Semantix relied on their respective capital markets or financial advisors in the preparation and analysis of the materials, including projections, provided to the Alpha Board for use as a component of its overall evaluation of Semantix. The Advisors have resigned from their engagements, as the case may be, as underwriters, capital markets advisors and financial advisors to Alpha and Semantix and have disclaimed any responsibility for the contents of this proxy statement/prospectus.

In connection with such resignations, the Advisors waived their rights to any fees owed to them, all of which fees related to services that had already been rendered. Such a resignation and fee waiver for services already rendered is unusual. Citi cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fee. While the Advisors did not provide any additional detail in their resignation letters either to Alpha and Semantix or to the Securities and Exchange Commission, such resignation may be an indication by such Advisors that such firms do not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. However, neither Semantix nor Alpha will speculate about the reasons why the Advisors withdrew from their roles as capital markets advisors, financial advisors and underwriters, as the case may be, in connection with the Business Combination and forfeited their fees after doing substantially all the work to earn their fees. Accordingly, shareholders should not place any reliance on the fact that the Advisors have been previously involved with this transaction. For additional information, see “ Proposals to be Considered by Alpha’s Shareholders Business Combination—Resignation of Underwriters and Capital Markets and Financial Advisors.”

We have not obtained an opinion from an independent investment banking firm or any other independent third party, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view.

Since the Business Combination is not with an affiliated entity, we are not required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or from any other independent third party that the price we are paying for a target is fair to our shareholders from a financial point of view, unless the Alpha Board cannot independently determine the fair market value of the target business or businesses. Since no opinion has been obtained, our shareholders are relying on the judgment of the Alpha Board, who determined fair market value based on standards generally accepted by the financial community.

We note that Citi, in its capacity as Alpha’s capital markets advisor, and Credit Suisse, in its role as Semantix’s financial advisor, respectively, have resigned from their engagements in connection with the Business Combination. Shareholders should not place any reliance on the fact that Alpha’s and Semantix’s advisors were previously involved with the transaction. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus. See “Summary—Recent Developments”.

In evaluating the target business for our Business Combination, our management has relied on the availability of all of the funds from the sale of the shares to the PIPE Investors in connection with the Business Combination. If the sale of some or all of the shares to PIPE Investors fails to close, we may lack sufficient funds to consummate the business combination.

In connection with the entry into the Business Combination, we entered into the Subscription Agreements pursuant to which the PIPE Investors agreed to purchase an aggregate of 9,364,500 Alpha Class A Ordinary Shares (which such shares will convert to New Semantix Ordinary Shares in connection with the Business Combination) for a purchase price of $10.00 per share, or $93,645,000 in the aggregate, in a private placement to close immediately prior to our Business Combination. The funds from the PIPE Investment may be used as part of the expenses in connection with the Business Combination or for working capital in New Semantix post-closing. The obligations under the Subscription Agreements do not depend on whether any public shareholders elect to redeem their shares and provide us with a minimum funding level for the business combination. However, if the sales of the shares to the PIPE Investors do not close for any reason, including by reason of the failure by some or all of the PIPE Investors, as applicable, to fund the purchase price for their respective subscription shares, for example, we may lack sufficient funds to consummate the Business Combination. The PIPE Investors’ obligations to purchase the subscription shares are subject to fulfillment of customary closing conditions. The PIPE Investors’ obligations to purchase the shares pursuant to the Subscription Agreements are subject to termination prior to the closing of the sale of such subscription shares automatically upon termination of the Business Combination Agreement. In the event of any such failure to fund by a PIPE Investor, any obligation is so terminated or any such condition is not satisfied and not waived by such PIPE Investor, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall may also reduce the amount of funds that we have available for working capital of New Semantix post-Business Combination.

Our shareholders will experience immediate dilution due to the issuance of ordinary shares to the Semantix shareholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that our current shareholders have on the management of New Semantix.

Based on Semantix’s current capitalization, we anticipate New Semantix issuing (or reserving for issuance) an aggregate of 62,000,000 ordinary shares, subject to adjustment, to the Semantix shareholders as consideration in the Business Combination. It is anticipated that, upon completion of the Business Combination, assuming no redemptions: (1) Alpha’s public shareholders (other than Innova) will own approximately 20.7% of New Semantix’s outstanding ordinary shares; (2) the PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser)) will own approximately 3.2% of New Semantix’s outstanding ordinary shares; (3) the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser) will own approximately 8.1% of New Semantix’s outstanding ordinary shares; and (4) the current shareholders of Semantix will own approximately 68.1% of New Semantix’s outstanding ordinary shares. In addition, the ownership percentage with respect to the post-Business Combination company does not take into account:

•	warrants to purchase ordinary shares that will remain outstanding immediately following the Business Combination;

•	the issuance of any shares upon completion of the Business Combination upon rollover of the Unvested Semantix Options; or

•	the issuance of any shares upon completion of the Business Combination under the 2022 Plan (see the section entitled “Executive Compensation—Share Incentive Plans” for more information).

However, these ownership percentages include Founder Shares, which will automatically convert into New Semantix Ordinary Shares on a one-for-one basis upon the consummation of the Business Combination (a portion of such ordinary shares will be subject to vesting conditions).

If any of the Alpha Ordinary Shares are redeemed in connection with the Business Combination, the percentage of our outstanding ordinary shares held by our public shareholders will decrease and the percentages of our outstanding ordinary shares held immediately following the Closing of the Business Combination by each of our initial shareholders and the Semantix shareholders will increase. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for New Semantix Ordinary Shares, or awards are issued under the 2022 Plan, our existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current shareholders to influence the management of New Semantix through the election of directors following the Business Combination.

The SPAC Mergers may be a taxable event for U.S. Holders of Alpha Class A Ordinary Shares or Alpha Warrants.

As discussed in more detail and subject to the limitations and qualifications described under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—Tax Treatment of the SPAC Mergers,” the SPAC Mergers will, together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) (i.e., an F Reorganization). Assuming this treatment applies, a U.S. Holder will not recognize gain or loss on the exchange of Alpha Securities for New Semantix Securities pursuant to the SPAC Mergers. However, neither Alpha nor Semantix has requested, and neither intends to request, a ruling from the IRS and there can be no assurance that the IRS will not assert that the SPAC Mergers (or either of the First Merger or the Second Merger) do not qualify as a reorganization within the meaning of Section 368 of the Code, or otherwise as a tax-free transaction.

If the SPAC Mergers did not qualify as a tax-free transaction, then a U.S. Holder that exchanges its Alpha Securities for New Semantix Securities pursuant to the SPAC Mergers will be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New Semantix Securities received and (ii) the U.S.

Holder’s adjusted tax basis in the Alpha Securities exchanged. In addition, unless the SPAC Mergers qualify as an “F reorganization” it is possible that the PFIC rules, further described below, could apply to the transfer of the Alpha Securities pursuant to the SPAC Mergers, depending on Alpha and New Semantix’s PFIC status.

U.S. Holders of Alpha Securities should consult their tax advisers regarding the U.S. federal income tax consequences of the SPAC Mergers, including in the event that the SPAC Mergers do not qualify for tax-free treatment.

New Semantix may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Alpha Class A Ordinary Shares or Alpha Warrants.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Based on the expected composition of New Semantix’s income and assets and the estimated value of New Semantix’s assets, including goodwill, New Semantix currently does not expect to be a PFIC for its taxable year ending December 31, 2022 or any future year. However, because New Semantix’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of New Semantix’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of New Semantix Ordinary Shares from time to time, which could be volatile), there can be no assurances New Semantix will not be a PFIC for its current or any future taxable year.

Assuming the SPAC Mergers qualify as an F Reorganization, New Semantix should be treated as the same corporation as Alpha for purposes of the PFIC rules. In that case, Alpha should not be treated as a PFIC for its taxable year ending December 31, 2021 if it qualifies for the start-up exception (as further discussed under “Material Taxation Considerations—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules”) for its taxable year ending December 31, 2021, which requires that New Semantix will not be a PFIC for its taxable years ending December 31, 2022, and December 31, 2023. However, if Alpha is determined to be a PFIC with respect to a U.S. Holder who exchanges Alpha Class A Ordinary Shares for New Semantix Ordinary Shares in connection with the SPAC Mergers and such U.S. Holder did not make any of the PFIC Elections (defined under “Material Taxation Considerations—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules”) with respect to the Alpha Class A Ordinary Shares, then, although not free from doubt, New Semantix would also be treated as a PFIC as to such U.S. Holder with respect to such New Semantix Ordinary Shares, even if New Semantix is not a PFIC, unless such U.S. Holder makes a purging election with respect to its shares.

If New Semantix is a PFIC for any taxable year during which a U.S. person owns New Semantix Ordinary Shares, the U.S. person generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. Prospective holders of New Semantix Securities should consult their tax advisers regarding the application of the PFIC rules to New Semantix and the risks of owning equity securities in a company that may be a PFIC. See “Material Taxation Considerations—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Since holders of our Founder Shares and placement units will lose their entire investment in us if our initial business combination is not completed, a conflict of interest may arise in determining whether Semantix is an appropriate target for the Business Combination.

Our Sponsor currently owns 5,750,000 Founder Shares. The Founder Shares will be worthless if we do not consummate our initial business combination. Our Sponsor has also purchased 7,000,000 private placement warrants for an aggregate purchase price of $7,000,000 million. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private placement warrants, which will expire worthless if we do not consummate a business combination prior to February 23, 2023. In addition, our Sponsor has agreed, pursuant to the Sponsor IPO letter agreement, in partial consideration of receiving the Founder Shares issued to our Sponsor and for our covenants and commitments therein, to waive its redemption rights with respect to its Founder Shares and any public shares our Sponsor may have acquired after our IPO in connection with the completion of the Business Combination.

If we do not consummate the Business Combination or another initial business combination, Sponsor will realize a loss on the private placement warrants it purchased. As a result, the personal and financial interests of certain of our officers and directors, directly or as members of Sponsor, in consummating the Business Combination or another initial business combination, may have influenced their motivation in identifying and selecting Semantix as the target for the Business Combination and, if the Business Combination is not consummated, may in the future influence their motivation in identifying and selecting a target business for an alternative initial business combination and completing an initial business combination that is not in the best interests of our shareholders. Consequently, the discretion of our officers and directors, in identifying and selecting Semantix or another suitable target business combination may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination or another initial business combination are appropriate and in the best interest of our public shareholders.

Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus.

When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the Business Combination, our shareholders should be aware that our Sponsor and certain of our directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. Accordingly, our Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case our Sponsor would lose its entire investment. As a result, our Sponsor may have a conflict of interest in determining whether Semantix is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. See the section entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” for more information. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Our shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that certain of our directors and officers are principals of our Sponsor;

•

the fact that 5,750,000 Founder Shares held by our Sponsor, for which it paid $25,000, will convert on a one-for-one basis, into 5,750,000 shares of New Semantix Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares in New Semantix, as described further below, and will be worthless if an initial business combination is not consummated:

	Alpha Class B Ordinary Shares(1)	Value of Alpha Class B Ordinary Shares implied by Business Combination(3)	Value of Alpha Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	5,750,000	$57,500,000	$56,982,500
Alec Oxenford	—	—	—
Rafael Steinhauser	—	—	—
Rahim Lakhani	—	—	—
Alfredo Capote	—	—	—
David Lorié	—	—	—
Amos Genish	—	—	—
Ariel Lebowits	—	—	—

(1)	Interests shown consist solely of Founder Shares. Such shares will automatically convert into New Semantix Ordinary Shares upon the closing on a one-for-one basis.
(2)	Alpha Capital Sponsor LLC is the record holder of the shares reported herein.
(3)

Assumes a value of $10.00 per share, the deemed value of the New Semantix Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

(4)

Assumes a value of $9.91 per share, which was the closing price of the Alpha Class A Ordinary Shares on the Nasdaq on June 10, 2022. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

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the fact that if an initial business combination is not consummated by February 23, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $64,650,000 in the aggregate, which investment included $57,500,000 in value of Alpha Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination (inclusive of the Sponsor’s initial capital contribution of $25,000), the 7,000,000 private placement warrants acquired for a purchase price of $7,000,000 in the aggregate, and $150,000 currently outstanding under an unsecured promissory note issued in the amount of up to $500,000;

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the fact that given the differential in the purchase price that our Sponsor paid for the Alpha Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 5,750,000 New Semantix Ordinary Shares that the Sponsor will receive upon conversion of the Alpha Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Semantix Ordinary Shares trades below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

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the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Alpha fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the fact that in connection with the Business Combination, we entered into the Subscription Agreements with the PIPE Investors, including affiliates of Sponsor, which provide for the purchase by the PIPE Investors of an aggregate of 9,364,500 Alpha Class A Ordinary Shares, for a purchase price of

$10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the Closing;

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the fact that affiliates of our Sponsor who are our officers and directors have entered into Subscription Agreements with us in connection with the PIPE Financing for an aggregate subscription of 100,000 Alpha Class A Ordinary Shares that will be worthless if an initial business combination is not consummated;

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the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by February 23, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

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the fact that we have issued an unsecured promissory note in the amount of up to $500,000 to our Sponsor, payable in full upon the earlier of June 30, 2022 or the consummation of a business combination. There is currently $150,000 outstanding under such promissory note;

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the fact that a certain affiliate of our Sponsor who is a shareholder of Alpha owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares, has agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of the Alpha shareholders is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially;

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the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

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the fact that pursuant to the A&R Registration Rights Agreement (as defined below), the Sponsor can demand registration of its registrable securities and it will also have piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing, whereas it does not have such rights today;

•	the potential continuation of certain of our directors as directors and in other roles at New Semantix; and

•	the continued indemnification of current directors and officers of Alpha and the continuation of directors’ and officers’ liability insurance for a period of six years after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal—Certain Other Interests in the Business Combination.”

Since our Sponsor and our officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if our initial business combination is not completed, a conflict of interest may arise in determining whether the Business Combination or an alternative initial business combination target is appropriate for our initial business combination.

At the Closing of the Business Combination or, if the Business Combination is not consummated, at the closing of an alternative initial business combination, our Sponsor and our officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying Semantix or any alternative target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor and our officers and directors may influence their motivation in identifying and selecting Semantix or an alternative target business combination and completing the Business Combination or an alternative initial business combination.

We are attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that is not as profitable as we suspected, if at all.

We are seeking to effectuate the Business Combination with a privately held company. Very little public information generally exists about private companies, including Semantix. The Alpha Board was required, and our shareholders will be required to evaluate the Business Combination on the basis of limited information and certain information relating to projections and forecasts, which are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them, which may result in the Business Combination being less profitable than we suspected, if at all.

We have a minimum cash condition, which may make it more difficult for us to complete the Business Combination as currently contemplated.

The Business Combination Agreement provides that Semantix’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the First Effective Time, the Available Cash in the Trust Account into which substantially all of the proceeds of our IPO and private placements of our warrants have been deposited, together with the aggregate gross proceeds from the PIPE Financing, after deducting the amount required to be paid to our shareholders who elect to exercise their redemption rights, be equal to at least $85,000,000.

There can be no assurance that Semantix would waive the Minimum Available Cash Condition. If such condition neither met nor waived pursuant to the terms of the Business Combination Agreement, then the proposed Business Combination Agreement would not be consummated.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if it develops, it may not be sustained.

The Nasdaq may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

As a result of the Business Combination, Nasdaq rules require that we apply for the listing of New Semantix’s ordinary shares and warrants. While we will apply to have New Semantix’s ordinary shares and warrants listed on the Nasdaq upon consummation of the Business Combination, we will be required to meet Nasdaq’s initial listing requirements. We may be unable to meet those requirements. Even if New Semantix’s securities are listed on the Nasdaq immediately following the Business Combination, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial listing requirements and the Nasdaq does not list New Semantix’s securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for New Semantix; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If New Semantix’s performance following the Business Combination, or the valuation of the New Semantix Shares in the Business Combination do not meet market expectations, the price of our securities may decline.

If New Semantix’s performance following the Business Combination does not meet market expectations, the price of New Semantix’s ordinary shares may decline from the price of our ordinary shares prior to the Closing of the Business Combination. The market value of the Alpha Ordinary Shares at the time of the Business Combination may vary significantly from the price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of ordinary shares of New Semantix issued as consideration to the Semantix equityholders in the Business Combination will not be adjusted to reflect any changes in the market price of the Alpha Ordinary Shares, the value of New Semantix’s ordinary shares issued in the Business Combination may be higher or lower than the value of the same number of shares of the Alpha Ordinary Shares on earlier dates.

Following the Business Combination, fluctuations in the price of New Semantix’s ordinary shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for New Semantix’s ordinary shares. In addition, the valuation of the New Semantix Shares in the Business Combination was established in November 2021 in connection with the execution of the Business Combination Agreement. The valuation of the stock market and certain companies that may be deemed comparable to Semantix has declined significantly since then. Because the number of ordinary shares of New Semantix issued as consideration to the Semantix equityholders in the Business Combination will not be adjusted to reflect any changes in the valuation of the stock market or comparable companies, the valuation ascribed to New Semantix in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Factors affecting the trading price of New Semantix’s ordinary shares following the Business Combination may include:

•	actual or anticipated fluctuations in New Semantix’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about operating results;

•	New Semantix’s operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Semantix or the digital payment industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to New Semantix;

•	changes in laws and regulations affecting New Semantix’s business;

•	commencement of, or involvement in, litigation involving us or New Semantix;

•	changes in New Semantix’s capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of shares of New Semantix’s ordinary shares available for public sale;

•	any significant change in the board or management;

•	sales of substantial amounts of ordinary shares by New Semantix’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism (including the recent conflict in Ukraine).

Broad market and industry factors may depress the market price of New Semantix’s ordinary shares irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Semantix’s securities, may not be predictable. A loss of investor confidence in the market for companies engaging in digital payments or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact our business, operating results and financial condition.

We may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect our ability to complete the proposed Business Combination. We could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to our directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting our ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.

During the pendency of the Business Combination, we will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries relating to or the making, submission or announcement of, or enter into, a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

During the pendency of the Business Combination, we will not be able to enter into a business combination with another party because of restrictions in the Business Combination. Furthermore, certain provisions of the Business Combination will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement, in part because of the inability of our board of directors to change its recommendation in connection with the Business Combination other than in the circumstances described in the Business Combination Agreement. The Business Combination Agreement does not permit our board of directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals, unless our board of directors determines in good faith, and after consultation with its outside counsel, that the failure to make such a change in recommendation would breach its fiduciary duties under applicable law. In the event that our board changes it recommendation, we will continue to submit the Business Combination Agreement to our shareholders for approval and thus our board would not be allowed to terminate the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede our ability to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, we may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by our shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement—Conditions to Complete the Business Combination”), or that other Closing conditions are not satisfied. If we do not complete the Business Combination, we could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

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negative reactions from the financial markets, including declines in the price of our Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

•	efforts will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

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we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

We have incurred and expect that we will incur significant, non-recurring costs in connection with consummating the Business Combination. We will also incur significant legal, financial advisor, accounting, banking and consulting fees, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. We estimate that we will incur approximately $5.9 million in aggregate transaction costs. Some of these costs are payable regardless of whether the Business Combination is completed.

New Semantix may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, New Semantix will have the ability to redeem outstanding New Semantix public warrants, as they will be subject to the same terms and conditions as the current Alpha public warrants (subject to adjustment as set forth in the Business Combination Agreement), which currently provide for redemptions at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Semantix’s ordinary shares is equal to or exceed $18.00 per share (as adjusted for share sub divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date they send the notice of redemption to the warrantholders (the price for such period, the “Reference Value”). If and when the warrants become redeemable by New Semantix, they may not exercise their redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or New Semantix is unable to effect such registration or qualification. New Semantix will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, following the Business Combination, New Semantix may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 of our Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

In the event that New Semantix elects to redeem all of the outstanding warrants, New Semantix would only be required to have the notice of redemption mailed by first class mail, postage prepaid by New Semantix not less than 30 days prior to the redemption date to registered holders of the outstanding warrants to be redeemed at their last address as they shall appear on the registration books.

Prior to the Business Combination, the public warrants will have substantially the same risk described above. The private placement warrants, which are not redeemable by New Semantix so long as they are held by the Sponsor or its permitted transferees, will, in connection with the Business Combination, be converted into and become warrants to purchase New Semantix Ordinary Shares.

Following the Business Combination, New Semantix’s management will have the ability to require holders of New Semantix Warrants to exercise such warrants on a cashless basis will cause holders to receive fewer ordinary shares upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If New Semantix calls the New Semantix Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, New Semantix’s management will have the option to require any holder that wishes to exercise their warrant (including any warrants held by our Sponsor, our former officers or directors or their permitted transferees) to do so on a “cashless basis.” If New Semantix’s management chooses to require holders to exercise their warrants on a cashless basis, the number of ordinary shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in New Semantix’s company.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to optimize our capital structure.

We have entered into the Business Combination Agreement and do not know how many shareholders may exercise their redemption rights, and therefore has structured the transaction based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires us to have a minimum amount of cash at the First Effective Time and we may need to reserve a portion of the cash in the Trust Account to meet such requirements. In addition, if a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

The Business Combination Agreement requires us to have a minimum amount of cash at Closing. As a result, the probability that the Business Combination would be unsuccessful is increased by the ability of the public shareholders to exercise redemption rights. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

If you or a “group” of shareholders are deemed to hold in excess of 15% of Alpha’s Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of Alpha’s Class A ordinary shares.

Our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of our public shares outstanding, which we refer to as the “Excess Shares.” However, we are not restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination, Nevertheless, your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination, and as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

If a shareholder fails to receive notice of our offer to redeem our public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

We will comply with the proxy rules, when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a shareholder fails to receive our proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

We may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem Alpha’s public shares and liquidate, in which case Alpha’s public shareholders may only receive $                 per share, or less than such amount in certain circumstances, and Alpha’s warrants will expire worthless.

Our Sponsor, officers and directors have agreed that we must complete our initial business combination by February 23, 2023. If the Business Combination does not occur, we may not be able to find a suitable target business and complete our initial business combination within such time period. If we have not completed its initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Alpha Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive $10.01 per share, and our warrants will expire worthless. In certain circumstances, our public shareholders may receive less than $10.01 per share on the redemption of their shares. See “—Alpha’s directors may decide not to enforce the indemnification obligations of Alpha Capital Sponsor LLC, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Alpha’s public shareholders” and other risk factors herein.

The exercise price for the public warrants is higher than in many similar blank check companies in the past, and, accordingly, the warrants are more likely to expire worthless.

The exercise price of the public warrants is higher than is typical in many similar blank check companies in the past. Historically, the exercise price of a warrant was generally a fraction of the purchase price of the units in the IPO. The exercise price for our public warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the warrants are less likely to ever be in the money and more likely to expire worthless.

Our directors may decide not to enforce the indemnification obligations of our Sponsor resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Alpha Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Alpha Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, the Alpha Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by Alpha’s shareholders in connection with Alpha’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If we are unable to consummate our initial business combination prior to February 23, 2023, our public shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination prior to February 23, 2023, we will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described herein. Any redemption of public shareholders from the Trust Account shall be effected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond February 23, 2023 before the redemption proceeds of our Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their ordinary shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.

We identified a material weakness in our internal control over financial reporting relating to our complex financial instruments. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management also evaluates the effectiveness of our internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In addition, in connection with the preparation of our financial statements as of September 30, 2021, management identified errors made in our historical financial statements where we improperly classified a portion of our public shares as permanent equity to maintain shareholders’ equity greater than $5,000,000 on the basis that we will consummate our initial business combination only if we have net tangible assets of at least $5,000,001. As part of such process, management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible assets required by us to complete our initial business combination. Therefore, management concluded that our previously issued financial statements impacted should be restated to report all public shares as temporary equity. Management concluded that the foregoing constituted a material weakness as of September 30, 2021.

As a result, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations and cash flows for the period presented. However, we cannot assure you that the foregoing will not result in any future material weaknesses or deficiencies in internal control over financial reporting. Even though we have strengthened our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, our management team and their affiliates is presented for informational purposes only. Past performance by our management, including their affiliates’ past performance, is not a guarantee success with respect to the Business Combination. You should not rely on the historical record of our management team or their affiliates as indicative of our future performance. Additionally, in the course of their respective careers, members of our management team have been involved in businesses and deals that were unsuccessful.

We are dependent upon our officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the Business Combination or another initial business combination. In addition, our officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including completion of the Business Combination or identifying an alternative business combinations and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or officers. The unexpected loss of the services of one or more of our directors or officers could have a detrimental effect on us.

Because the market price of Alpha Ordinary Shares will fluctuate, Semantix shareholders and holders of Semantix equity awards cannot be sure of the value of the New Semantix Ordinary Shares they will receive in connection with the Business Combination.

The market price of Alpha Ordinary Shares has fluctuated since the date of the announcement of the parties’ entry into the Business Combination Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Semantix special meeting and the Alpha special meeting, the date the Business Combination is completed and thereafter. The market price of New Semantix Ordinary Shares, when received by Semantix shareholders after the Business Combination is completed, could be greater than, less than or the same as the market price of Alpha Ordinary Shares on the date of this proxy statement/prospectus or at the time of the Semantix special meeting. Accordingly, you should obtain current stock price quotations for Alpha Ordinary Shares before deciding how to vote or abstain from voting on any of the proposals described in this proxy statement/prospectus.

Since our announcement of the Business Combination, there has been a meaningful drop in the market values of growth-oriented companies. Accordingly, securities of growth companies may be more volatile than other securities and may involve special risks.

Since our announcement of the Business Combination, there has been a meaningful drop in the market values of growth-oriented companies like ours. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops. As a result, our securities are subject to potential downward pressures which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of Alpha Class A Ordinary Shares outstanding, which may cause further volatility in the price of our securities.

THE EXTRAORDINARY GENERAL MEETING OF ALPHA SHAREHOLDERS

For purposes of this section, “we,” “us” or “our” refer to Alpha, unless the context otherwise requires.

The Alpha Extraordinary General Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Alpha Board for use at the extraordinary general meeting of shareholders to be held on                 , and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                 . This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting of shareholders.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held online via live webcast, at                 , Eastern Time, on                 , 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of our directors, officers, employees and shareholders, our shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. The Alpha extraordinary general meeting can be accessed virtually by visiting our meeting website (                ), where our shareholders will be able to listen to the meeting, submit questions and vote online.

Purpose of the Extraordinary General Meeting

At the Alpha extraordinary general meeting, we will ask our shareholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination;

•	The Merger Proposal—a proposal by special resolution to approve the Plan of Merger;

•	The Governing Documents Proposals—three separate proposals by special resolution to approve, material differences between the Proposed Governing Documents and the Existing Governing Documents; and

•

The Adjournment Proposal—a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting or if our shareholders have elected to redeem an amount of public shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Recommendation of the Alpha Board

The Alpha Board believes that the Business Combination Proposal and the other proposals be presented at the extraordinary general meeting of shareholders are in the best interests of Alpha and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposals and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alpha and our shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. When you consider the recommendation of the Alpha Board in favor of the Business Combination Proposal, you should keep in mind that certain of our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. These interests include, among other things:

•	the fact that certain of our directors and officers are principals of our Sponsor;

•

the fact that 5,750,000 Founder Shares held by our Sponsor, for which it paid $25,000, will convert on a one-for-one basis, into 5,750,000 shares of New Semantix Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares in New Semantix, as described further below, and will be worthless if an initial business combination is not consummated:

	Alpha Class B Ordinary Shares(1)	Value of Alpha Class B Ordinary Shares implied by Business Combination(3)	Value of Alpha Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	5,750,000	$57,500,000	$56,982,500
Alec Oxenford	—	—	—
Rafael Steinhauser	—	—	—
Rahim Lakhani	—	—	—
Alfredo Capote	—	—	—
David Lorié	—	—	—
Amos Genish	—	—	—
Ariel Lebowits	—	—	—

(1)	Interests shown consist solely of Founder Shares. Such shares will automatically convert into New Semantix Ordinary Shares upon the closing on a one-for-one basis.
(2)	Alpha Capital Sponsor LLC is the record holder of the shares reported herein.
(3)

Assumes a value of $10.00 per share, the deemed value of the New Semantix Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

(4)

Assumes a value of $9.91 per share, which was the closing price of the Alpha Class A Ordinary Shares on the Nasdaq on June 10, 2022. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

•

the fact that if an initial business combination is not consummated by February 23, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $64,650,000 in the aggregate, which investment included $57,500,000 in value of Alpha Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination (inclusive of the Sponsor’s initial capital contribution of $25,000), the 7,000,000 private placement warrants acquired for a purchase price of $7,000,000 in the aggregate, and $150,000 currently outstanding under an unsecured promissory note issued in the amount of up to $500,000;

•

the fact that given the differential in the purchase price that our Sponsor paid for the Alpha Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 5,750,000 New Semantix Ordinary Shares that the Sponsor will receive upon conversion of the Alpha Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Semantix Ordinary Shares trades below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if we fail to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that in connection with the Business Combination, we entered into the Subscription Agreements with the PIPE Investors, including affiliates of Sponsor, which provide for the purchase by the PIPE Investors of an aggregate of 9,364,500 Alpha Class A Ordinary Shares, for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the First Merger;

•

the fact that affiliates of our Sponsor who are our officers and directors have entered into Subscription Agreements with us in connection with the PIPE Financing for an aggregate subscription of 100,000 Alpha Class A Ordinary Shares that will be worthless if an initial business combination is not consummated;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by February 23, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•

the fact that we have issued an unsecured promissory note in the amount of up to $500,000 to our Sponsor, payable in full upon the earlier of June 30, 2022 or the consummation of a business combination. There is currently $150,000 outstanding under such promissory note;

•

the fact that a certain affiliate of our Sponsor who is a shareholder of Alpha owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares, has agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of our shareholders is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially;

•

the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•

the fact that pursuant to the A&R Registration Rights Agreement (as defined below), our Sponsor can demand registration of its registrable securities and it will also have “piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing, whereas it does not have such rights today;

•	the potential continuation of certain of our directors as directors and in other roles at New Semantix; and

•	the continued indemnification of current directors and officers of Alpha and the continuation of directors’ and officers’ liability insurance for a period of six years after the Business Combination.

See the section entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned shares of Alpha Ordinary Shares at the close of business on June 14, 2022, which is the record date for the extraordinary general meeting of shareholders. You are entitled to one vote for each share of Alpha Ordinary Shares that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 28,750,000 shares of Alpha Ordinary Shares outstanding, of which 23,000,000 are Alpha Class A Ordinary Shares and 5,750,000 are Alpha Class B Ordinary Shares held by Alpha’s Sponsor.

Our Sponsor has agreed to vote all of their Founder Shares and any public shares acquired by them in favor of the Business Combination Proposal. Our issued and outstanding warrants do not have voting rights at the extraordinary general meeting of shareholders. Further, Innova, a shareholder of Alpha and affiliate of our Sponsor which owns 2,300,000 Alpha Class A Ordinary Shares, has agreed pursuant to the Shareholder Non-Redemption Agreement to, among other things, vote in favor of the Business Combination Proposal.

Voting Your Shares

Each Alpha Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting of shareholders. Your one or more proxy cards show the number of shares of Alpha Ordinary Shares that you own.

If you are a holder of record, there are two ways to vote your shares of Alpha Ordinary Shares at the extraordinary general meeting of shareholders:

•

You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable extraordinary general meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Alpha Ordinary Shares will be voted, as recommended by the Alpha Board. With respect to each proposal for the extraordinary general meeting of shareholders, that means voting “FOR” for each.

•

You can attend the extraordinary general meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of Alpha Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Alpha Ordinary Shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Alpha Ordinary Shares, you may contact our proxy solicitor:

Tel:

Email:

Quorum and Vote Required for Shareholder Proposals

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of shareholders if a majority of the Alpha Ordinary Shares outstanding and entitled to vote at the extraordinary general meeting of shareholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Merger Proposal and the Governing Documents Proposals require a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and Broker Non-Votes

Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the extraordinary general meeting are “non-routine” matters.

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to D.F. King, our proxy solicitor, prior to the date of the extraordinary general meeting or by voting in person at the extraordinary general meeting. Attendance at the extraordinary general meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to D.F. King.

Redemption Rights

Pursuant to our Existing Governing Documents, we are providing our shareholders with the opportunity to have their public shares redeemed at the closing of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Alpha Class A Ordinary Shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 10, 2022 of approximately $230.3 million, the estimated per share redemption price would have been approximately $10.01. Our shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals. Our Existing Governing Documents provide that an Alpha shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Alpha, will be restricted from exercising this redemption right in an amount of shares exceeding 15% of the public shares in the aggregate without our prior consent. There will be no redemption rights with respect to the Alpha Warrants.

Our Sponsor, the holder of our Alpha Class B Ordinary Shares issued in a private placement prior to the IPO, has entered into the Sponsor IPO letter agreement with us pursuant to which our Sponsor has agreed to waive, in partial consideration of receiving the Founder Shares and for our covenants and commitments therein, its redemption rights with respect to its Founder Shares and any public shares our Sponsor may have acquired after our IPO in connection with the completion of the Business Combination. Permitted transferees of our Sponsor will be subject to the same obligations. In addition, concurrently with the execution and delivery of the Business Combination Agreement, Innova, a shareholder of Alpha and affiliate of the Sponsor which owns

2,300,000 Alpha Class A Ordinary Shares, has agreed pursuant to the Shareholder Non-Redemption Agreement to, among other things, not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially.

Holders of our outstanding warrants will not have redemption rights with respect to such warrants. Assuming maximum redemptions of 20,700,000 Class A ordinary shares (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on Nasdaq of $0.31 as of June 10, 2022, the aggregate fair value of warrants that can be retained by the redeeming shareholders, assuming maximum redemptions of 20,700,000 Class A ordinary shares, is $6,417,000. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Semantix because there would be fewer shares outstanding overall. See “Risk Factors—Risks Related to New Semantix—Future resales of New Semantix Ordinary Shares issued to Semantix shareholders and other significant shareholders may cause the market price of New Semantix Ordinary Shares to drop significantly, even if New Semantix’s business is doing well.”

In order to exercise your redemption rights, you must:

•

if you hold your public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•

prior to 5:00 p.m., local time, on                 (two (2) business days before the extraordinary general meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind or by email at mzimkind@continentalstock.com; and

•

deliver your public shares electronically through DTCC to the transfer agent at least two (2) business days before the general meeting. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

We will pay the redemption price to our shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the extraordinary general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting the transfer agent at the email or address listed above.

Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, shareholders should review the market price of our Alpha Class A Ordinary Shares as they may receive higher proceeds from the sale of their Alpha Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Alpha Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Alpha Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your public shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Alpha or Semantix following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by February 23, 2023, we will be required to liquidate and dissolve our Trust Account by returning the then- remaining funds in such account to the public shareholders and our warrants will expire worthless.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	Interim Redemptions(2)	Maximum Redemptions(3)
IPO underwriting fees(4)	$4,600,000	$4,600,000	$4,600,000
IPO proceeds net of redemptions(5)	$230,000,000	$126,500,000	$23,000,000
Underwriting fees as a % of IPO proceeds net of redemptions	2.0%	3.6%	20.0%
(1)	This scenario assumes that no public shares are redeemed.
(2)

This scenario assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non- Redemption Agreement), resulting in an aggregate payment of $103.5 million out of the Trust Account, which is derived from an assumed redemption price of $10.00 per share based on the Trust Account balance as of December 31, 2021.

(3)

This scenario assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination (being our estimate of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement), resulting in an aggregate payment of $207,000,000 million out of the Trust Account, which is derived from an assumed redemption price of $10.00 per share based on the Trust Account balance as of December 31, 2021. Also assumes that after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of the proceeds actually paid to Alpha upon consummation of PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(4)

Pursuant to the IPO underwriting agreement, upon the consummation of the Business Combination, Citi and BofA Securities were entitled to $8,050,000 of deferred underwriting commission, however, BofA Securities was not engaged as a financial advisor, placement agent, capital markets advisor or in any other capacity, to Alpha or any other party in connection with the Business Combination. However, Citi and BofA

Securities agreed to waive their rights to the deferred underwriting commission in the aggregate amount of $8,050,000 in connection with their decision not to provide further services as a financial advisor, placement agent, capital markets advisor or in any other capacity in connection with closing of the Business Combination, such that we now do not expect to pay any deferred underwriting fees in connection with closing of our initial business combination. See “Business of Alpha—Alpha History” and “Risk Factors—Risks Related to Alpha and the Business Combination—Citi and BofA Securities, the underwriters in Alpha’s IPO, were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with Alpha’s IPO, yet Citi and BofA Securities gratuitously and without any consideration from Alpha waived such compensation and disclaimed any responsibility for this proxy statement / prospectus” for additional information.
(5)	IPO proceeds net of redemptions reflect the deduction of $4,600,000 in underwriting fees paid by Alpha upon consummation of Alpha’s IPO.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of Alpha Class A Ordinary Shares or Alpha Warrants in connection with the Business Combination.

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Alpha Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except—(a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Solicitation of Proxies

We will pay the cost of soliciting proxies for the extraordinary general meeting. We have engaged D.F. King to assist in the solicitation of proxies for the extraordinary general meeting. We have agreed to pay D.F. King a fee of $25,000. We will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. We also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Alpha Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Alpha Class A Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership

As of the record date, our Sponsor beneficially owns an aggregate of 20% of the outstanding shares of Alpha Ordinary Shares. Our Sponsor has agreed to vote all of their Founder Shares and any Alpha Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal. Our Sponsor and Sponsor’s affiliate subject to the voting obligations under the Sponsor Letter Agreement or Shareholder Non-Redemption Agreement, respectively, collectively own approximately 28.0% of the issued and outstanding ordinary shares.

PROPOSALS TO BE CONSIDERED BY ALPHA’S SHAREHOLDERS

BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

Alpha is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The transactions contemplated by the Business Combination Agreement and related agreements, including the Business Combination and the PIPE Financing, are a result of an extensive search for a potential transaction utilizing the network and investing, operating and transaction experience of Alpha’s management team and the Alpha Board.

On February 23, 2021, Alpha consummated the IPO of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ full exercise of the over-allotment option. Each unit consists of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230,000,000. Substantially concurrent with the closing of the IPO and the sale of the units, Alpha completed a private placement of 7,000,000 warrants at a price of $1.00 per warrant, issued to the Sponsor, generating gross proceeds of $7,000,000. A total of $230,000,000 was placed in the Trust Account.

Prior to the completion of the IPO, neither Alpha, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with any business combination target with respect to a potential business combination with Alpha.

As described in the prospectus for the IPO, Alpha’s business strategy is to focus on effecting a business combination with a Latin American technology company where Alpha’s management team can apply its unique combination of experience and skills to create value for Alpha’s shareholders over time. However, Alpha was not required to complete its initial business combination with a business in this sector or geographic region.

As described in the prospectus for the IPO, Alpha’s Sponsor, management and their respective affiliates may from time to time be engaged in other business endeavors, including other blank check companies. However, prior to the entry into the Business Combination Agreement and the related agreements, neither Alpha’s Sponsor, management or their respective affiliates has participated in the management or operation of any other blank check company and neither Alpha’s Sponsor, management or their respective affiliates is participating in the management or operation of any other blank check company that is in the process of searching for a target company.

Alpha identified certain general, non-exclusive criteria and guidelines that it believed were important in analyzing prospective target businesses for a business combination. Alpha intended to use these criteria and guidelines in evaluating business combination opportunities:

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Proprietary technology platform which enhances competitive position. Businesses with defensible proprietary technology and intellectual property rights, which create a competitive moat. We sought businesses with a first-mover advantage and the opportunity to achieve market leadership with access to capital at a competitive all-in cost.

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Size. Target businesses whose equity value is between $600 million and $1.5 billion. Our management team believed businesses of such size have an adequate mix of market positioning and potential to scale and grow, while also having profitability potential.

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Minority equity participation. Making a capital investment with the goal of acquiring a significant minority position in the target company’s equity. We fundamentally believed that the founders and the respective management teams should continue to manage and operate the business.

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Recurrent and scalable revenue business model. Businesses with models that deliver fast growth, highly recurring, contracted revenue, with a preference for those that have minimal or no government contracts or whose business model has limited visibility due to potential regulatory changes. In addition, we would expect the target to deliver steady results consistent with guidance provided to investors.

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Companies with a clear path to profitable growth. By leveraging our operational expertise, we planned to increase profitability through areas with additional operating leverage, ideally with positive and growing gross and EBITDA margins. We would also expect these companies to have momentum to reach net income profitability in the medium term with a high quality of earnings and strong internal controls to be fully compliant with PCAOB auditing standards. We sought to invest in companies that we believe possess not only established business models and sustainable competitive advantages, but also a growing platform to provide capital gains to equity investors.

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Consolidation platform benefitting from a public currency. Target companies that can utilize access to the public equity markets to enhance its ability to pursue -accretive transformational or tuck-in acquisitions, high-return on capital growth projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly-traded equity compensation.

•	Impact investing. Being mindful of Environmental, Social and Governance (ESG) factors to ensure that any business combination complements corporate social responsibility with profitability.

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Resilient. Companies with recession-resilient business models as well experience in absorbing the recurring volatility in Latin American countries. We believe this resilience can be further fostered by having the companies pursue growth out of the region into global addressable markets.

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Visionary management team. Founders and management teams who are able to execute on the target markets they pursue and serve. We intended to seek businesses with proven and accomplished founders and management teams that are eager to march forward together with the support of a board of directors, tech industry leaders and having access to large global institutional investors who invest in equity through public markets.

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Publicly traded company readiness. Management and stakeholders who aspire to have their business become a public company. Companies should have a strong corporate government and internal processes with standards comparable to a publicly listed company. We believe this will enable a target company to engage in a business combination with us on an expedited basis.

•	Adequate valuation. A strong risk-adjusted return profile with substantial upside potential to balance and limit potential downside risks

After the IPO, Alpha commenced an active search for prospective business combination candidates, leveraging its professional network by discussing potential candidates with representatives of the IPO underwriters, other investment banking professionals and other professionals with whom members of Alpha’s management have relationships. Alpha contacted, and was contacted by, a number of individuals and entities with respect to business combination opportunities. During this search process, Alpha reviewed, and entered into preliminary discussions with respect to a number of acquisition opportunities other than Semantix.

During that process, Alpha’s management:

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developed an initial list of potential business combination candidates, which were primarily identified through Alpha’s knowledge and network and the knowledge and network of Alpha’s financial advisors;

•	considered and conducted analyses of approximately 160 potential business combination candidates; and

•	engaged in preliminary, high-level discussions with approximately 50 potential business combination candidates or their representatives.

Of these approximately 50 potential candidates, Alpha engaged in meaningful and detailed discussions, due diligence, and negotiations with three potential business combination candidates or their representatives, one of which was Semantix. The potential pre-money valuations discussed for these potential targets ranged from $600 million to over $800 million and these target businesses operated in a variety of industries, including the technology & internet, data & artificial intelligence, logistics, fintech and financial services, cryptocurrencies, e-commerce and online education. During the process described in this “Background of the Business Combination”, the Alpha Board was updated at various points regarding the process and provided direction to Alpha management.

Alpha did not pursue further a potential transaction with the other potential business combination targets with which it engaged in discussions for a variety of factors, including insufficient track record to validate projected financial performance, Alpha’s assessment of the target company’s public market readiness or its ability to execute its business plan, scale its business, achieve its targeted financial projections or monetize its business model, the long-term viability of the target business or its industry, an inability to reach an agreement on valuation, the fact that fundraising was recently completed and capital requirements were below the amount desired to be invested by Alpha and Alpha’s assessment of limited Wall Street interest in the target business or industry.

While Alpha’s management continued its evaluation, analysis and due diligence review of other potential business combination targets, on April 11, 2021, a representative (“Credit Suisse Representative”) of Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”), financial advisor to Semantix, contacted Mr. Steinhauser on LinkedIn and followed up with an email on April 12, 2021 to discuss potential business combinations. As described in “Summary—Recent Developments”, Credit Suisse has subsequently resigned and withdrawn from its role with respect to the Business Combination and shareholders should not place any reliance on the participation of Credit Suisse in the transactions contemplated by this proxy statement/prospectus. On April 13, 2021, Mr. Steinhauser responded to the Credit Suisse Representative to organize an introductory telephone call. On April 19, 2021 Messrs. Steinhauser, Oxenford and the Credit Suisse Representative held an initial telephonic meeting to discuss a range of potential business combination targets with Alpha, which included Semantix. Based on Alpha’s initial assessment of Semantix’s financial valuation, projections and product, Mr. Steinhauser noted to Credit Suisse that Alpha would be interested in engaging in further discussions regarding a potential business combination between Alpha and Semantix. At this time, Alpha was still engaged in meaningful and detailed discussions with two other potential business combination candidates: a for-profit education company (“Company A”) and a fintech company (“Company B”).

On April 21, 2021, Mr. Steinhauser sent an email to the Credit Suisse Representative to request written information about Semantix in the form of a company overview. The Credit Suisse Representative responded on the same day, providing an overview presentation of Semantix. On April 27, 2021, Alpha organized an introductory call with Semantix for May 3, 2021. As described in “Summary—Recent Developments”, Credit Suisse has subsequently resigned and withdrawn from its role with respect to the Business Combination and shareholders should not place any reliance on the participation of Credit Suisse in the transactions contemplated by this proxy statement/prospectus.

On May 3, 2021, Messrs. Alfredo Capote Chief Strategy Officer, Rahim Lakhani, Chief Financial Officer, Kirill Matalov, Vice-President of Strategy, Messrs. Oxenford and Steinhauser, all of Alpha and Leonardo Santos, Chief Executive Officer and Adriano Alcalde, Chief Financial Officer, of Semantix held an introductory telephonic meeting, which was also attended by Credit Suisse, and during which representatives of Semantix provided a high-level overview of the business and operations of Semantix. As described in “Summary—Recent Developments”, Credit Suisse has subsequently resigned and withdrawn from its role with respect to the Business Combination and shareholders should not place any reliance on the participation of Credit Suisse in the transactions contemplated by this proxy statement/prospectus. The parties discussed their respective reasons for considering entering into a business combination, including Semantix’s use of capital and strategic initiatives. The parties agreed to continue discussing the potential business combination in further detail and determined to enter into a mutual nondisclosure agreement in order to permit the sharing of confidential information.

On May 5, 2021, Alpha and Semantix executed a mutual nondisclosure agreement in connection with Alpha’s consideration of a possible business combination involving Semantix.

Between May 5, 2021 and August 13, 2021, Alpha, Innova, an affiliate of the Sponsor, and its advisors held numerous telephonic meetings and exchanged emails with representatives of Semantix to discuss Semantix’s potential valuation, corporate structure, key performance indicators as compared to industry benchmarks, current financials and its financial model in detail, including revenue trends, details of each business segment and management’s growth strategy for the business. In addition, Alpha conducted general market diligence of the data software and analytics industry as part of its due diligence review of Semantix.

On May 11, 2021, Alpha submitted a non-binding letter of intent to Company A. After further discussions and Alpha’s evaluation of the financial valuations and projections, trading history, institutional investor interest in publicly traded comparable companies and management performance, Alpha determined that Company A would find it difficult to perform in the public markets at the valuation levels being discussed. Accordingly, Alpha terminated discussions with Company A regarding a potential business combination on May 16, 2021.

On May 24, 2021, David Lorie (Director of the Company) and Messrs. Matalov, Oxenford and Steinhauser of Alpha and Messrs. Santos and Alcalde of Semantix held a telephonic meeting, which was also attended by Credit Suisse and Innova, to explore a potential business combination and to discuss the Semantix business model and operations in further detail. As described in “Summary—Recent Developments”, Credit Suisse has subsequently resigned and withdrawn from its role with respect to the Business Combination and shareholders should not place any reliance on the participation of Credit Suisse in the transactions contemplated by this proxy statement/prospectus.

On June 5, 2021, Alpha submitted a non-binding letter of intent to Company B. Subsequently, discussions between Alpha and Company B did not progress in any material respect as Company B was engaged in separate discussions regarding another transaction. Accordingly, by August 13, 2021, Alpha considered the discussions with Company B regarding a potential business combination terminated.

On June 29, 2021, Messrs. Capote and Matalov of Alpha held a telephonic meeting with Citigroup Global Markets Inc. (together with its affiliates, “Citi”), Alpha’s advisor in connection with the IPO and ongoing capital markets advisor, regarding a possible business combination involving Semantix. The parties discussed the potential challenges of marketing a business combination with Semantix, current market valuations of publicly traded companies in the industry, Alpha’s potential valuations of Semantix, the Semantix business and an update on the PIPE market. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus.

On July 15, 2021, Messrs. Capote, Lakhani, Lorie, Matalov, Oxenford and Steinhauser of Alpha had another meeting with Citi regarding a possible business combination involving Semantix. The parties discussed the Semantix business, comparables, Alpha’s view of the valuation and how investors would view Semantix.

On July 21, 2021, Messrs. Capote, Lakhani, Lorie, Matalov, Oxenford and Steinhauser of Alpha and Messrs. Santos and Alcalde and Thiago Lima (Semantix’s former CTO) held a telephonic meeting during which Semantix management presented a detailed company overview, including in-depth business, operational and strategic matters, a review of Semantix’s strategic initiatives, plans for future growth and potential future capital requirements. The parties further discussed the amount of capital Semantix was looking to raise in connection with such a business combination, the uses of such capital and the desired attributes of a potential partner. In addition, the parties discussed the structure of a potential business combination and the impact on Semantix of being a publicly traded company.

On July 30, 2021, Messrs. Capote, Lakhani, Lorie, Matalov, Oxenford and Steinhauser of Alpha had a meeting with Citi to discuss Alpha’s view of the potential valuations of Semantix, the market for companies in the industry and potential investor perspectives. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus.

On August 5, 2021, Messrs. Oxenford and Steinhauser of Alpha had an introductory call with Crescera, an investor in Semantix, to introduce Alpha and learn about Crescera and discuss its views on Semantix, its business and its leadership team.

On August 9, 2021, Messrs. Oxenford and Steinhauser of Alpha had an introductory call with Inovabra, an investor in Semantix, to introduce Alpha and learn about Inovabra and discuss its views on Semantix and its investment strategy.

On August 12, 2021, Alpha’s management sent Alpha’s co-sponsors, members of its board of directors and board of advisors a description of Semantix, its business and key investment highlights and informed them that management intended to send a preliminary, non-binding letter of intent to Semantix along with its valuation. Following discussions between Alpha’s management, the members of its board of directors and Davis Polk & Wardwell LLP (“Davis Polk”), Alpha’s legal advisors, on August 13, 2021, Alpha sent Semantix the draft non-binding letter of intent, including the following core terms:

•	a pre-money enterprise value of Semantix equal to $630,000,000;

•	a minimum cash condition of $55,000,000;

•	an amount of $324,000,000 in cash to be available on the combined company’s balance sheet as a result of the proposed business combination;

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Semantix existing management team’s right to an earn-out with respect to 2,500,000 shares of the surviving company to be issued based on the achievement of pre-determined share price milestones, which number of shares and share milestones were proposed by Alpha, with the advice of its financial advisors, based on the valuation of Semantix in the transaction and comparable de-SPAC precedent transactions involving a target equityholder earnout reviewed by Alpha and its financial advisors;

•	a post-Business Combination board of directors consisting of seven directors, six directors designated by Semantix and one director designated by Alpha, and two observers to be designated by Alpha;

•	a PIPE financing expectation of $50,000,000; and

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a lock-up of all shares issued as consideration in the proposed business combination for six-months. In addition, with respect to 15% of Alpha shares held by the Sponsor, a one-year lock-up and corresponding earn-out.

On August 18, 2021, Semantix sent Alpha a revised proposal regarding the non-binding letter of intent that agreed with the $630,000,000 pre-money enterprise value valuation, but proposing, among other things, that (i) the minimum cash condition be increased to $100,000,000, (ii) that if total cash consideration to Semantix falls below $150,000,000, then an additional twenty percent of the Alpha shares and private placement warrants held by the Sponsor would be forfeited and (iii) capping the obligation to pay Alpha’s transaction expenses if Semantix determines not to proceed with definitive agreements at $1,000,000. Later that day, Alpha reviewed and discussed the proposals received from Semantix with its legal advisors in detail.

After further internal deliberations between Alpha’s management team and its board of directors and advisors, Innova and Inovabra regarding its participation in a potential PIPE financing, on August 25, 2021, Alpha delivered an updated non-binding letter of intent to Semantix, accepting most of the terms of Semantix’s August 18, 2021 proposal. As described in “Summary—Recent Developments”, Alpha’s Advisors have subsequently resigned and withdrawn from their roles with respect to the Business Combination and shareholders should not place any reliance on the participation of its Advisors in the transactions contemplated by this proxy statement/prospectus. The updated non-binding letter of intent proposed, among things, (i) to increase the size of the PIPE financing to

$130,000,000, of which at least $50,000,000 would be committed by existing Semantix shareholders, (ii) that the Sponsor earn-out would have the same price targets as the earn-out in respect of the Semantix equityholders, (iii) that no amount of the Alpha shares or private placement warrants held by the Sponsor would be subject to forfeiture and (iv) that Alpha’s right to reimbursement of expenses would be uncapped.

Following the receipt of the non-binding letter of intent and updated proposal from Alpha, Semantix requested a discussion with Alpha to review and discuss the details of the non-binding letter of intent and to engage in additional negotiations. On August 25, 2021, Messrs. Oxenford and Steinhauser of Alpha had a telephone conversation with Messrs. Alcalde and Santos of Semantix to discuss the non-binding letter of intent and terms, including the addition of a cap on reimbursement of expenses. In addition, Alpha and its advisors held several calls with key stakeholders of Alpha, including Innova, Inovabra and Crescera to further discuss the potential business combination with Semantix and the terms of a potential PIPE financing in connection with the transaction. As described in “Summary—Recent Developments”, Alpha’s Advisors have subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of its Advisors in the transactions contemplated by this proxy statement/prospectus.

On August 27, 2021, Semantix indicated to Alpha’s management team that it was prepared to proceed with the non-binding letter of intent solely to the extent that Alpha agreed to the following modifications to the non-binding letter of intent: (i) revising the exclusivity provisions to be mutual on Alpha and Semantix and (ii) limiting the obligation of Semantix to reimburse Alpha’s expenses to the extent Semantix unilaterally determined not to proceed with entering into definitive agreements with Alpha. After further internal deliberations, Alpha delivered an updated non-binding letter of intent to Semantix later that day accepting those proposals.

Following the receipt of the revised non-binding letter of intent on August 27, 2021, Semantix reviewed and discussed the proposals with its advisors, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”). As described in “Summary—Recent Developments”, Credit Suisse has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Credit Suisse in the transactions contemplated by this proxy statement/prospectus. Later in the day on August 27, 2021, Semantix sent Alpha a revised proposal regarding the non-binding letter of intent that proposed, among other things, (i) to limit Alpha’s right to expense reimbursement to the extent Semantix determined not to proceed with entering into definitive agreements with Alpha, (ii) that the Sponsor will enter into a customary support agreement in connection with the Business Combination, and (iii) to cap Alpha’s transaction expenses at $17,000,000, with any amount in excess of that cap to reduce the equity consideration to Alpha’s shareholders.

Following the receipt of Semantix’s revisions to the non-binding letter of intent, Alpha reviewed and discussed the proposals from Semantix with its advisors and its board of directors. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus. After internal deliberations between Alpha’s management team and its board of directors and advisors, on August 28, 2021, Alpha delivered an updated non-binding letter of intent to Semantix, accepting most of the terms of Semantix’s August 27, 2021 revised non-binding letter of intent. The updated non-binding letter of intent proposed, among things, (i) limiting Semantix’s ability to engage in debt financing transactions in the 30 day exclusivity period to no more than $10,000,000 in aggregate proceeds, (ii) to provide for Alpha’s right to expense reimbursement would be limited to the extent Semantix determined not to proceed with entering into definitive agreements with Alpha and Alpha confirmed its readiness to enter into definitive agreements on the terms set out in the non-binding letter of intent and (iii) to remove the $17,00,000 cap on Alpha’s transaction expenses as provided for in Semantix’s August 27, 2021 revised non-binding letter of intent.

Following the receipt of the revised non-binding letter of intent on August 28, 2021, Semantix reviewed and discussed the proposals with its advisors. As described in “Summary—Recent Developments”, Credit Suisse has

subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Credit Suisse in the transactions contemplated by this proxy statement/prospectus. On August 29, 2021, Semantix sent Alpha a revised non-binding letter of intent that proposed, among other things, (i) to limit Alpha’s right to expense reimbursement to the extent Semantix determined not to proceed in good faith with entering into definitive agreements with Alpha and (ii) to cap Alpha’s transaction expenses at $17,000,000, with any amount in excess of that cap to reduce the equity consideration to Alpha’s shareholders. Later that day, Alpha reviewed and discussed the proposals received from Semantix with its advisors in detail. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus.

After internal deliberations between Alpha’s management team and its board of directors and advisors, on August 30, 2021, Alpha delivered an updated non-binding letter of intent to Semantix that proposed, among things, (i) that Alpha’s right to reimbursement of expenses would be capped at $20,400,000 and (ii) that Alpha’s right to expense reimbursement would be limited to the extent Semantix determined not to proceed with entering into definitive agreements with Alpha and Alpha confirmed its readiness to enter into definitive agreements on the terms set out in the non-binding letter of intent. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus.

On August 31, 2021, the Alpha Board held a telephonic meeting to discuss the potential business combination with Semantix with Alpha’s management team. Following discussions and internal deliberations, the Alpha Board unanimously resolved, by a unanimous written consent, the proposed non-binding letter of intent to combine with Semantix, including the following key terms:

•	a pre-money enterprise value of Semantix equal to $630,000,000;

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Semantix existing management team’s right to an earn-out with respect to 2,500,000 shares of the surviving company to be issued based on the achievement of pre-determined share price milestones, which number of shares and price milestones were determined by the parties, with the advice of their respective financial advisors, based on the valuation of Semantix in the transaction and comparable de-SPAC precedent transactions involving a target equityholder earnout reviewed by the parties;

•	a PIPE financing expectation of $130,000,000, with at least $50,000,000 funded by existing Semantix shareholders;

•	the Sponsor and its affiliates agreeing to vote in favor of the proposed business combination and to not redeem the shares it holds of Alpha in advance of Closing;

•	a post-Business Combination board of directors consisting of seven directors, six directors designated by Semantix and one director designated by Alpha, and two observers to be designated by Alpha;

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a lock-up of all shares issued as consideration in the proposed business combination for six-months. In addition, with respect to 85% of Alpha shares held by the Sponsor, a one-year lock-up and corresponding earn-out;

•

mutual exclusivity provisions for a period ending on September 30, 2021, subject to Semantix’s right for share issuances in connection with the then ongoing transaction with LinkAPI and debt financing in the ordinary course of business;

•

Alpha’s right to expense reimbursement of 50% of its transaction expenses in the event that Semantix determined not to proceed with entering into definitive agreements with Alpha and Alpha confirmed its readiness to enter into definitive agreements on the terms set out in the non-binding letter of intent; and

•

certain conditions to the consummation of the business combination including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances and a minimum cash condition of $100,000,000.

On August 31, 2021, Alpha and Semantix each executed the agreed upon non-binding letter of intent approved by the Alpha Board.

On September 2, 2021, Alpha, Semantix, Davis Polk and Skadden held an introductory kick-off call, led by Messrs. Steinhauser and Oxenford, to discuss the proposed business combination contemplated by the terms of the non-binding letter of intent.

On September 9, 2021, Alpha and representatives from Davis Polk held a telephonic meeting with Skadden to discuss the transaction structure and related considerations. Later on September 9, 2021, Alpha’s management team held a telephonic meeting with Citi to discuss next steps in the Business Combination process, including Semantix’s business model, the positioning of Semantix in the industry, the current and expected future financial performance of Semantix, the software platforms that Semantix provides (both proprietary and third party), the commercial efforts in terms of customer acquisition and retention, key performance indicators of the business, As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus. Alpha’s view of Semantix, the recent performance of comparable companies, the use of proceeds and the process to signing. Also on September 9, 2021, Messrs. Capote, Lakhani and Steinhauser of Alpha held a telephonic meeting with representative from Crescera, an existing Semantix Shareholder, to discuss the proposed business combination and the timeline and process to signing.

On September 10, 2021, Messrs. Capote, Oxenford and Steinhauser held a telephonic meeting with representatives of Inovabra to discuss their potential participation in the PIPE Financing.

On September 13, 2021 and September 14, 2021, Alpha held in-person discussions with Semantix’s senior management team, including Leonardo Santos, Chief Executive Officer, Adriano Alcalde, Chief Financial Officer, and Juliana Inaba, Chief Legal Officer, at the Semantix principal executive office, to discuss and review the existing business plan for Semantix.

Between September 15, 2021 and November 16, Alpha and Semantix, together with their respective financial and legal advisors held telephonic meetings to discuss certain matters relating to the proposed business combination, including the timeline to signing and closing the potential business combination, the disclosure documentation required to be publicly filed by Alpha in connection with the business combination (including the review of such documentation by the SEC), certain outstanding due diligence matters, the proposed PIPE Financing (including the marketing and timing of such financing and the investors to be approached in connection therewith) and the transaction structure.

On September 18, 2021, Alpha engaged Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados (“Mattos Filho”) to advise on Brazilian law related matters and to conduct legal due diligence review on Semantix.

Between September 20, 2021 and October 22, 2021, Mattos Filho conducted legal due diligence based on the documents and information made available by Semantix and its advisors in its virtual data room and numerous telephonic meetings and emails with Semantix’s representatives as well as a videoconference call with the Semantix legal department on October 5, 2021. The scope of Mattos Filho’s due diligence included review and analysis of Semantix’s corporate documents, relevant contracts, civil litigation, labor and tax litigation, real estate, intellectual property, data protection, compliance and insurance as well as the laws of Brazil. Mattos Filho produced a diligence report with its key findings, which Alpha reviewed and discussed with Mattos Filho and other advisors in detail.

On October 1, 2021, Alpha engaged Avalia Systems (“Avalia”), a software due diligence firm, to conduct due diligence on Semantix’s intellectual property, development capabilities and product licensing risks.

Between October 1, 2021 and November 1, 2021, Avalia conducted software due diligence into the Semantix Data Platform and LinkAPI’s products based on questionnaires completed by Semantix management, documentation and internal systems made accessible to Avalia and interviews with Semantix personnel. On November 1, 2021, Avalia produced a diligence report with its key findings, which Alpha reviewed and discussed extensively.

On October 4 and 5, 2021, Alpha held in-person discussions with Semantix’s senior management team, including Leonardo Santos, Adriano Alcalde and Juliana Inaba at Semantix’s principal executive office, to discuss and review the status of the negotiations of the Business Combination Agreement and the transactions related thereto, the status of the preparation of the financial statements and the audit and various other matters.

Between October 12, 2021 and the execution of the Subscription Agreements on November 16, 2021, Alpha, Semantix and their advisors negotiated the terms of the Subscription Agreements with the PIPE Investors. By the end of October, after positive feedback and interest from potential PIPE investors, a satisfactory book of demand for the PIPE Financing had begun to form.

On October 15, 2021, Davis Polk sent Skadden the first draft of the Business Combination Agreement reflecting the terms agreed to in the executed non-binding letter of intent.

Between October 20, 2021 and October 24, 2021, Alpha, Semantix and Credit Suisse had multiple telephonic and in-person meetings to discuss the minimum cash condition. As a result of further financial diligence and such meetings, the parties agreed to reduce the minimum cash condition to $85,000,000. As described in “Summary—Recent Developments”, Credit Suisse has subsequently resigned and withdrawn from its role with respect to the Business Combination and shareholders should not place any reliance on the participation of Credit Suisse in the transactions contemplated by this proxy statement/prospectus.

On October 24, 2021, Skadden sent Davis Polk their markup of the Business Combination Agreement, which Alpha reviewed and discussed with Davis Polk. Thereafter, counsel delivered to each other the various ancillary documents. Between October 24, 2021 and the execution of the Business Combination Agreement on November 16, 2021, representatives of Alpha, Semantix, Davis Polk and Skadden had multiple telephonic meetings to negotiate the terms of the Business Combination Agreement and ancillary documents, including with respect to the representations and warranties, interim operating covenants of the parties, additional agreements, closing conditions and structure, and exchanged numerous drafts of the Business Combination Agreement and ancillary documents reflecting such discussions.

On November 8, 2021, the Alpha Board held a telephonic meeting at which all senior management and members of the Alpha Board were in attendance. Representatives of Citi, Withum Smith+Brown, PCP, auditors to Alpha, Mattos Filho, Maples and Calder, Cayman counsel to Alpha (“Maples”), and Davis Polk were also in attendance. During the meeting, representatives of Mattos Filho provided the Alpha Board with an executive summary of the legal due diligence findings in the proposed transaction. A representative of Citi provided an update on general market conditions for special purpose acquisition companies and reviewed the general deal valuation framework, including a comparable companies analysis prepared by Alpha’s management team and focused on certain companies that may be deemed comparable to Semantix with respect to certain similar attributes, including analytics, high-growth services and Brazilian software companies listed on different stock exchange. Only one company meeting the criteria was excluded, on the basis that it does not have an established presence outside of the U.S. Following discussion, Alpha management and representatives of Davis Polk provided the Alpha Board an updated on the current terms and structure of the proposed business combination with Semantix and related transaction arrangements, including, among other things, the material terms and conditions of the proposed Business Combination Agreement, the post-Business Combination structure of Alpha and Semantix. There being no further business, the meeting was adjourned until November 10, 2021. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus.

On November 10, 2021, the Alpha Board resumed its board meeting in which all senior management and members of the Alpha Board were in attendance. A representative of Maples provided the Alpha Board with an overview of the applicable laws relating to the fiduciary duties of directors of companies organized under the laws of the Cayman Islands, including in relation to the Alpha Board’s consideration of the proposed business combination with Semantix. Following discussion, representatives of Davis Polk then led the Alpha Board through an explanation of the terms and structure of the proposed business combination with Semantix and related transaction arrangements, including among other things, the post-Business Combination structure of Alpha and Semantix and the proposed resolutions approving the forms of the Business Combination Agreement, the Subscription Agreements, the Shareholder Non-Redemption Agreement, the Exchange Agreement, the Voting and Support Agreement, the A&R Registration Rights Agreement and the transactions contemplated thereby (the “Resolutions”). The Alpha Board then engaged in extensive discussions and deliberations with Alpha’s management and advisors, including Citi. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus. Following these discussions and deliberations, Alpha’s independent directors held an executive session to further discuss the merits of the proposed transaction. Upon rejoining the broader board of directors meeting, the independent directors engaged in an additional questions and answers session. Following the discussions, a motion was duly made that the Alpha Board approve the Resolutions, which the Alpha Board, having determined that the Business Combination and the transactions contemplated thereby were in the best interest of Alpha, approved unanimously.

On November 11, 2021, Alpha executed an engagement letter with Citi, pursuant to which Citi was formally engaged as Alpha’s capital markets advisor to provide certain capital markets and advisory services in connection with the Business Combination and the PIPE Financing. As described in “Summary—Recent Developments”, Citi has subsequently resigned and withdrawn from its roles with respect to the Business Combination and shareholders should not place any reliance on the participation of Citi in the transactions contemplated by this proxy statement/prospectus.

On November 14 and November 15, 2021, Alpha, Semantix and their advisors held telephonic meetings to discuss and negotiate the remaining open points in the Business Combination Agreement and ancillary documents. After such calls, Alpha then engaged in extensive discussions and deliberations with its advisors.

In the evening hours of November 16, 2021, following the approval of the Business Combination by the Alpha Board and Semantix Board, Alpha, New Semantix, First Merger Sub, Second Merger Sub, Third Merger Sub executed the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, (i) Alpha and the Sponsor entered into the Sponsor Agreement, (ii) Alpha and the PIPE Investors entered into each of the Subscription Agreements and (iii) Semantix and certain Semantix shareholders and Semantix optionholders entered into the Exchange Agreement and Voting and Support Agreement.

On the morning of November 17, 2021, prior to the commencement of trading of the Alpha Class A Ordinary Shares on Nasdaq, Alpha and Semantix issued a joint press release announcing the Business Combination.

On the morning of November 17, 2021, in accordance with the Business Combination Agreement, (i) Semantix and each of the Semantix shareholders and Semantix optionholders entered into and delivered to Alpha the Exchange Agreement and (ii) Semantix delivered to Alpha a copy of the minutes of the shareholders’ meeting of Semantix held by Semantix’s ordinary shareholders, confirming an irrevocable approval by such shareholders of the adoption of the Business Combination Agreement, the other ancillary agreements contemplated thereto and the consummation of the Business Combination and ratification of all acts or performed or required to be performed by the officers of the Company for the signing and execution of the Business Combination Agreement and the other ancillary agreements contemplated thereby.

Other than discussions regarding the director to the post-Closing board of directors to be designated by Alpha, and the two board observers to be designated by Alpha, prior to the entry into the Business Combination Agreement and the related agreements, neither Alpha’s management nor any persons affiliated with Alpha engaged in any discussions involving continuing employment or involvement for any persons affiliated with Alpha in the management of Semantix following the Closing.

Since November 17, 2021, Alpha and Semantix, along with their respective legal advisors, have worked jointly on the preparation of this proxy statement/prospectus.

Since November 17, 2021, Alpha and Semantix, along with their respective advisors, including Citi and Credit Suisse, were in regular contact regarding the status of the capital markets in the United States and the market for de-SPAC transactions, in particular. As part of those discussions, Alpha and Semantix, regularly reviewed the financial performance of Semantix’s business and how the performance of Semantix’s business compared to the Original Projections (as defined below) that were prepared in September 2021. See “Business Combination Proposal— Certain Unaudited Projected Financial Information” for further information regarding the Original Projections. From November 17, 2021 to May 2022, certain factors arose with the passage of time that affected Semantix’s actual results in 2021 and 2022 to date, including, among other unanticipated circumstances, (i) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital contributions expected therefrom for investment purposes), (ii) the stalled sales growth of Semantix’s proprietary SaaS business area and international operations, due in part to management’s focused attention on the Business Combination, (iii) differences in accounting treatment arising from the adoption of IFRS and in connection with the completion of the audit of Semantix’s historical financial statements for the year ended December 31, 2021 by its independent registered public accounting firm and (iv) a less favorable macroeconomic environment Accordingly, Semantix’s management determined the Original Projections do not reflect their view on future performance. As a result, Alpha and Semantix’s management decided to update the Original Projections for 2022 and 2023. See “Business Combination Proposal— Certain Unaudited Projected Financial Information” for further information regarding the Updated Projections (as defined below). As described in “Summary—Recent Developments”, the Advisors have subsequently resigned and withdrawn from their roles with respect to the Business Combination and shareholders should not place any reliance on the participation of the Advisors in the transactions contemplated by this proxy statement/prospectus.

On May 17, 2022, the Alpha Board held a telephonic meeting at which all senior management and members of the Alpha Board were in attendance. Representatives of Citi, Maples, and Davis Polk were also in attendance. During the meeting, a representative of Citi provided an update on general market conditions for special purpose acquisition companies. Following such discussion, Alpha’s management provided an update on BofA Securities’ withdrawal from the transaction as described in this proxy statement/prospectus, and following such discussion, Alpha’s management provided an update on Semantix’s recent business performance as a means of explaining the need for preparing the Updated Projections and the impact of the Updated Projections on the valuation framework for the transaction, including an update of the comparable companies analysis that focused on certain companies that may be deemed comparable to Semantix with respect to certain similar attributes, such as analytics, high-growth services and Brazilian software companies listed on different stock exchange. Only one company meeting the criteria was excluded, on the basis that it does not have an established presence outside of the U.S. Following this discussion, Alpha management and representatives of Davis Polk discussed with the Alpha Board the material terms and conditions of the Business Combination Agreement in relation to the Updated Projections, including the fact that the Business Combination Agreement does not permit the Alpha Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals, unless the Alpha Board determines in good faith, and after consultation with its outside counsel, that the failure to make such a change in recommendation would reasonably be expected to breach its fiduciary duties under applicable law. A representative of Maples provided the Alpha Board with an overview of the applicable laws relating to the fiduciary duties of directors of companies organized under the laws of the Cayman Islands in relation to the Alpha Board’s consideration of the Updated Projections. The Alpha Board then engaged in extensive discussions and deliberations with Alpha’s management and advisors, including Citi. Following the discussions, a motion was duly made that the Alpha Board reaffirm its prior determination that the Business Combination and the transactions contemplated thereby were in the best interest of Alpha and its shareholders, which motion was approved unanimously.

Following the May 17, 2022 meeting of the Alpha Board, on May 18, 2022 Alpha received notice from Citi resigning as capital markets advisor and underwriter in Alpha’s IPO and terminating its engagements in respect of the Business Combination as described in “Summary—Recent Developments”. In addition, on May 26, 2022, Semantix received notice from Credit Suisse, its financial advisor in connection with the Business Combination, resigning as advisor to Semantix and waiving all right to fees under its financial advisory agreement with

Semantix, and on June 1, 2022, Semantix received from Credit Suisse a formal letter confirming its resignation and waiver of fees. Following such resignations, the Alpha Board has considered its assessment of the Business Combination and the involvement of the Advisors, including the fact that in verbal conversations it has engaged with the Advisors subsequent to their resignation, Alpha’s management has been advised by the Advisors that, given they are no longer engaged in any capacity by Alpha or Semantix, they do not intend to review any disclosures in this proxy statement/prospectus pertaining to their roles and resignation and that following delivery of the disclosure—see “Summary—Recent Developments”—to the Advisors, they have either stated that they do not intend to review the disclosure or have not responded to such request. The Alpha Board considered that (i) at no time prior to or after their resignation did any of the Advisors indicate that they had any specific concerns with the Business Combination and the Advisors did not advise Alpha or Semantix that they were in disagreement with the contents of this prospectus/proxy statement or the registration statement of which it forms a part, (ii) the Advisors did not prepare or provide any of the disclosure in this prospectus/proxy statement or any analysis underlying such disclosure or any other materials or work product that have been provided to Alpha’s shareholders or the PIPE Investors (other than limited comments in the ordinary course of review by the entire working group), but Credit Suisse assisted Semantix’s management with industry data and other industry and business information to help build the disclosure included in this proxy statement/prospectus and also with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management, and supported the preparation of the PIPE presentation and the analyst presentation, at the direction of Semantix’s management, (iii) neither Alpha nor Semantix relied on their respective capital markets or financial advisors in the preparation and analysis of the materials, including projections, provided to the Alpha Board for use as a component of its overall evaluation of Semantix and (iv) the Alpha Board did not receive or rely upon any financial or valuation analyses conducted or prepared by any of the Advisors in making its determination that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Alpha and its shareholders. Based on the foregoing, the Alpha Board reaffirmed its prior determination that the Business Combination and the transactions contemplated thereby were in the best interests of Alpha and its shareholders. As described in “Summary—Recent Developments”, the Advisors have subsequently resigned and withdrawn from their roles with respect to the Business Combination and shareholders should not place any reliance on the participation of the Advisors in the transactions contemplated by this proxy statement/prospectus. See “Citi, BofA Securities and Credit Suisse were to be compensated in part on a deferred basis for already-rendered services in connection with Alpha’s IPO and the business combination, yet Citi, BofA Securities and Credit Suisse gratuitously and without any consideration from Alpha waived such compensation and disclaimed any responsibility for this proxy statement / prospectus” for further information regarding the risks associated with the resignation of the financial institutions.

Resignation of Underwriters and Capital Markets and Financial Advisors

On May 13, 2022, Alpha received notice from BofA Securities, one of the underwriters in its IPO, resigning as underwriter and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $3,461,500, and on June 3, 2022, Alpha received from BofA Securities a formal letter confirming its resignation and waiver of fees. On May 18, 2022, Alpha received notice from Citi, the other underwriter in its IPO, resigning as underwriter and capital markets advisor and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $4,588,500, and on May 19, 2022, Alpha received from Citi a formal letter confirming its resignation and waiver of fees. On May 26, 2022, Semantix received notice from Credit Suisse, its financial advisor in connection with the Business Combination, resigning as advisor to Semantix and waiving all right to fees under its financial advisory agreement with Semantix, and on June 1, 2022, Semantix received from Credit Suisse a formal letter confirming its resignation and waiver of fees. The Advisors did not communicate to Alpha or Semantix the reasons leading to their resignation and waiver of their fees after doing substantially all of the work to earn their fees. There is no dispute among any of Semantix, the Advisors or Alpha with respect to the Advisors’ capital markets advisory or financial advisory services or their resignation. As a result of these resignations and the associated waiver of fees, the transactions fees payable by Alpha and Semantix at the consummation of the Business Combination will be reduced by an aggregate of R$82.8 million under the no redemptions scenario, R$70.7 million under the interim redemptions scenario and R$58.5 million under the maximum redemptions scenario. None of the Advisors has received any fees pursuant to their respective engagement letters or the Underwriting Agreement, other than $4,600,000 in underwriting fees paid, in the aggregate, by Alpha to Citi and BofA Securities upon the consummation of Alpha’s IPO. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information and the estimated transaction fees and expenses required to be paid in connection with the Business Combination. Alpha and Semantix continue to have customary obligations with respect to use of information, expense reimbursement and indemnification under the capital markets advisory, financial advisory and Underwriting Agreement with BofA Securities, Citi and Credit Suisse (the “Advisors”). However, Alpha and Semantix are not party to any agreements that would require the payment of fees (other than expense reimbursement) or underwriting commissions to the Advisors with respect to the Business Combination or any other transactions described herein.

At no time prior to or after their resignation did any of the Advisors indicate that they had any specific concerns with the Business Combination and the Advisors did not advise Alpha or Semantix that they were in disagreement with the contents of this prospectus/proxy statement or the registration statement of which it forms a part. The Advisors did not prepare or provide any of the disclosure in this prospectus/proxy statement or any analysis underlying such disclosure or any other materials or work product that have been provided to Alpha’s shareholders or the PIPE Investors, but Credit Suisse assisted Semantix’s management with industry data and other industry and business information to help build the disclosure included in this proxy statement/prospectus, and also with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management, and Credit Suisse supported the preparation of the PIPE presentation and the analyst presentation, at the direction of Semantix’s management. None of Credit Suisse or any of its affiliates has withdrawn its association with the materials in the immediately preceding sentence or notified Alpha or, to the knowledge of Alpha or Semantix, the PIPE Investors of such disassociation. However, with all other members of the transaction working group, the Advisors did receive drafts of this prospectus/proxy statement prepared by Alpha and Semantix and provided limited comments in the ordinary course. Additionally, in verbal conversations we have engaged in with the Advisors subsequent to their resignation, we have been advised by the Advisors that, given that they are no longer engaged in any capacity by Alpha or Semantix, they do not intend to review any disclosures in this proxy statement/prospectus pertaining to their roles and resignation. We provided such disclosures to the Advisors and requested confirmation that they agree with the disclosures. Following delivery of the disclosure to the Advisors, they have either stated that they do not intend to review the disclosure or have not responded to such request. There can be no assurances that the Advisors agree with this disclosure and no inference can be drawn to this effect. Shareholders should not put any reliance on the fact that one or more of the Advisors were previously involved with any aspect of the transactions described in this prospectus/proxy statement.

Neither Alpha nor Semantix relied on their respective financial advisors in the preparation and analysis of the materials, including projections, provided to the Alpha Board for use as a component of its overall evaluation of Semantix. The Alpha Board did not receive or rely upon any financial or valuation analyses conducted or prepared by any of the Advisors in making its determination that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Alpha and its shareholders.

In its role as financial advisor to Semantix, representatives to Credit Suisse performed the following services: (i) facilitated outreach to potential business combination counterparties, including Alpha, (ii) provided financial advice to Semantix in considering its strategic alternatives, (iii) assisted Semantix’s management with industry data and other industry and business information to help build the disclosure included in this proxy statement/prospectus, (iv) assisted Semantix’s management with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management, (v) supported the preparation of the PIPE presentation and the analyst presentation, at the direction of Semantix’s management and (vi) participated in discussions and provided advice to Semantix as to the structuring and terms of the Business Combination. Additionally, in connection with the Business Combination, representatives of Credit Suisse, with respect to Semantix, and Citi, with respect to Alpha, in their roles as financial advisor and capital markets advisor, respectively, helped to facilitate the overall transaction execution process through (i) the convening of meetings and telephone and video conferences that were attended by representatives of Alpha, Semantix and their respective advisors and (ii) organizing and processing publicly available market data with respect to sector-specific comparable companies. Please see “Proposals to be Considered by Alpha’s Shareholders Business Combination—Background of the Business Combination”.

The services being provided by the Advisors prior to such resignations were substantially complete at the time of their resignations (or in the case of the underwriting services provided by BofA Securities and Citi pursuant to the Underwriting Agreement, at the time of Alpha’s initial public offering). Alpha and Semantix have considered engaging additional financial advisors, and on May 24, 2022, Alpha engaged D.A. Davidson to provide capital markets advisory services to the extent required prior to the Closing. Neither Semantix nor Alpha believes that the Advisors’ resignation will impact the consummation of the Business Combination, other than by reducing the aggregate advisory fees payable at the Closing. The Advisors’ resignation did not impact the Alpha Board’s analysis of or continued support of the Business Combination. The availability of the PIPE Financing, the funds in the Trust Account and any contemplated post-transaction financing arrangements are not impacted by the resignation of the Advisors. In addition, Semantix does not expect the resignation of Citi will impact its separate lending relationship with an affiliate of Citi.

The resignation of the Advisors and the waiver of fees for services that have already been rendered is unusual. Shareholders should be aware that the resignation of the Advisors indicates that the Advisors do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and shareholders should not place any reliance on the participation of the Advisors prior to such resignation in the transactions contemplated by this proxy statement/prospectus. As a result, Alpha shareholders may be more likely to elect to redeem their shares, which may have the effect of reducing the proceeds available to New Semantix to achieve its business plan. See “Unaudited Pro Forma Condensed Combined Financial Information”.

Alpha shareholders may believe that when financial institutions, such as the Advisors, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. The resignation letters of each of the Advisors with respect to their engagements with Alpha and Semantix, each stated that the Advisors are not responsible for any part of this proxy statement/prospectus. Citi cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fee. While the Advisors did not provide any additional detail in their resignation letters either to Alpha or Semantix or to the Securities and Exchange Commission, such resignation may be an indication by such Advisors that such firms do not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. However, neither Alpha nor Semantix will speculate about the reasons why the Advisors withdrew from their roles as capital markets, financial advisors and underwriters, as the case may be, in connection with the Business Combination and forfeited their fees after doing substantially all the work to earn their fees. Accordingly, shareholders should not place any reliance on the fact that the Advisors have been previously involved with this transaction.

In addition, we note that unaffiliated investors are subject to certain material risks as a result of Semantix going public through a merger rather than through a traditional underwritten offering. See “Risk Factors—The listing of New Semantix securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.”

The Alpha Board’s Reasons for Approval of the Business Combination

In reaching its resolution by a unanimous vote of the directors then present as described above, and in its resolution to reaffirm by a unanimous vote of the directors then present as described above on May 17, 2022, (a) that it was fair to and in the best interests of Alpha and its shareholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Alpha is or will be a party and to consummate the transactions contemplated thereby, (b) to adopt and approve the Business Combination Agreement, the ancillary documents to which Alpha is or will be a party and the transactions contemplated thereby, (c) to recommend that the Alpha shareholders vote in favor of the Business Combination Proposal and the other proposals contemplated thereby or in connection with the Business Combination Agreement and the other ancillary documents to which Alpha is or will be a party and the transactions contemplated thereby, and (d) to direct that such proposals be submitted to the Alpha shareholders for approval, the Alpha Board considered a wide variety of factors in connection with its evaluation of the business combination, including the fact that that the Business Combination does not permit the Alpha Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals, unless the Alpha Board determines in good faith, and after consultation with its outside counsel, that the failure to make such a change in recommendation would reasonably be expected to breach its fiduciary duties under applicable law. In light of the complexity of those factors, the Alpha Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Alpha Board may have given different weight to different factors. Alpha’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Before reaching its decision, the Alpha Board reviewed the results of due diligence conducted by Alpha’s management, together with its advisors, which included, among other things:

•	extensive meetings with Alpha’s management team, as well as with its legal and financial advisors, regarding Semantix’s operations, business model, and projections;

•	review of various industry and financial data, including Semantix’s existing business model, historical and projected financial information, and various valuation analyses;

•	research on the data software, analytics and artificial intelligence industries, including historical growth trends and market share information as well as end-market size and growth projections;

•	review of Semantix’s commercial strategy;

•	analysis of Semantix’s historical and projected financial information to understand and validate the key assumptions underpinning the financial projections prepared by Semantix management;

•	review of Semantix’s material contracts regarding financials, tax, legal, accounting, information technology, insurance, employment and intellectual property;

•	financial and valuation analysis of Semantix and the Business Combination;

•

Semantix’s historical financial statements prepared under Brazilian GAAP, which present different financial information than Semantix’s financial statements prepared in accordance with IFRS accounting standards that are included in this proxy statement/prospectus;

•	tax, legal and other diligence findings of external advisors; and

•	assessment of Semantix’s public company readiness.

As described in “Summary—Recent Developments”, the Advisors have subsequently resigned and withdrawn from their roles with respect to the Business Combination and shareholders should not place any reliance on the participation of the Advisors in the transactions contemplated by this proxy statement/prospectus.

As described in the prospectus for its IPO, Alpha identified general, non-exclusive criteria and guidelines that Alpha believed would be important in analyzing prospective target businesses for a business combination. Alpha indicated its intention to acquire a company that it believes possesses the following characteristics:

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Proprietary technology platform which enhances competitive position. Businesses with defensible proprietary technology and intellectual property rights, which create a competitive moat. We sought businesses with a first-mover advantage and the opportunity to achieve market leadership with access to capital at a competitive all-in cost.

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Size. Target businesses whose equity value is between $600 million and $1.5 billion. Our management team believed businesses of such size have an adequate mix of market positioning and potential to scale and grow, while also having profitability potential.

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Minority equity participation. Making a capital investment with the goal of acquiring a significant minority position in the target company’s equity. We fundamentally believed that the founders and the respective management teams should continue to manage and operate the business.

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Recurrent and scalable revenue business model. Businesses with models that deliver fast growth, highly recurring, contracted revenue, with a preference for those that have minimal or no government contracts or whose business model has limited visibility due to potential regulatory changes. In addition, we would expect the target to deliver steady results consistent with guidance provided to investors.

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Companies with a clear path to profitable growth. By leveraging our operational expertise, we planned to increase profitability through areas with additional operating leverage, ideally with positive and growing gross and EBITDA margins. We would also expect these companies to have momentum to reach net income profitability in the medium term with a high quality of earnings and strong internal controls to be fully compliant with PCAOB auditing standards. We sought to invest in companies that we believe possess not only established business models and sustainable competitive advantages, but also a growing platform to provide capital gains to equity investors.

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Consolidation platform benefitting from a public currency. Target companies that can utilize access to the public equity markets to enhance its ability to pursue -accretive transformational or tuck-in acquisitions, high-return on capital growth projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly-traded equity compensation.

•	Impact investing. Being mindful of Environmental, Social and Governance (ESG) factors to ensure that any business combination complements corporate social responsibility with profitability.

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Resilient. Companies with recession-resilient business models as well experience in absorbing the recurring volatility in Latin American countries. We believe this resilience can be further fostered by having the companies pursue growth out of the region into global addressable markets.

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Visionary management team. Founders and management teams who are able to execute on the target markets they pursue and serve. We intended to seek businesses with proven and accomplished founders and management teams that are eager to march forward together with the support of a board of directors, tech industry leaders and having access to large global institutional investors who invest in equity through public markets.

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Publicly traded company readiness. Management and stakeholders who aspire to have their business become a public company. Companies should have a strong corporate government and internal processes with standards comparable to a publicly listed company. We believe this will enable a target company to engage in a business combination with us on an expedited basis.

•	Adequate valuation. A strong risk-adjusted return profile with substantial upside potential to balance and limit potential downside risks.

Based on its due diligence investigations of Semantix and the industry in which it operates, including the financial and other information provided by Semantix in the course of negotiations, the Alpha Board believes that Semantix meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The Alpha Board’s Reasons for the Business Combination.”

In particular, the Alpha Board considered the following positive factors:

•	Commercial Rationale. The Alpha Board noted that Semantix possesses several compelling qualities that it believes enable multiple avenues for value creation:

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Large and Growing Data Addressable Market: Semantix is a growing pure play digital transformation provider with a diversified technology-enabled ecosystem. The proprietary data solutions as a service (SaaS), third-party software licenses and the highly complementary artificial and data analytics services segments are strong, with its proprietary SaaS solutions growing as a percentage of revenue. We understand that according to industry forecasts that worldwide big data and analytics markets are expected to grow substantially between 2020 and 2024, reaching a projected TAM of US$88.6 billion by 2024.

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Proven Business Model with Underlying Growth Drivers: Semantix’s compelling business model is highlighted by strong retention and high operating leverage. The large and growing TAM is underpinned by perception of strong demand and adoption across attractive end markets. Semantix already has a proven go-to-market strategy known as “land and expand” through which it first introduces companies to simple, entry-level data software via third-party licenses and, over time, aims to enhance customers’ data generation and interpretation with the more robust and multifaceted capabilities of the Semantix Data Platform, thus, in the process, migrating these customers to higher margin products through this transition to the Semantix Data Platform.

•	Robust Products and/or Solutions: Semantix has a strong multi-cloud data platform that allows its customers to simply, nimbly and securely manage their data.

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Strong Business Fundamentals Underpinned by Attractive Key Metrics: Significant customer base of over 300 companies across a broad range of sectors with a varied client portfolio of all sizes from small businesses to large enterprises. Fundamentally, Semantix has robust scale and recurring revenues, and a differentiated product offering.

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Benefit from Being a Public Company: Increased funding and exposure is expected to allow Semantix to bring additional products and services to market and accelerate value realization for their customers.

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Financial Condition. The Alpha Board also considered factors such as Semantix’s historical financial results, outlook, and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors, as described further below.

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Attractive Valuation. The Alpha Board’s determination that if Semantix is able to meet its financial projections, then Alpha’s shareholders will have acquired their shares in New Semantix at an attractive valuation, which would increase shareholder value.

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Strong Management Team. Led by Chief Executive Officer Leonardo Santos, Semantix’s management team is experienced with a proven track record. Mr. Santos’ experience in building Semantix through consistent organic and inorganic growth is particularly relevant for Semantix’s next stage.

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Strong Sponsorship. Following the closing, New Semantix will have blue chip shareholders and a permanent capital and public platform suitable for its long-term success, providing stability to all stakeholders.

•

Continued Ownership of Semantix Shareholders. The Alpha Board considered that the Semantix shareholders would continue to be significant shareholders of New Semantix after Closing, with the Semantix shareholders entering into the Lock-up Agreement.

•	Significant Financing Support. Subject to the terms and conditions of the Subscription Agreements, approximately $93 million of private capital has been committed by the PIPE Investors.

•

Terms of the Business Combination Agreement. The Alpha Board reviewed the financial and other terms and conditions of the Business Combination Agreement, including with respect to the Business Combination, and determined that they were reasonable and were the product of arm’s-length negotiations among the parties.

•

Other Alternatives. Our board of directors’ belief that the Business Combination represents the best potential business combination for Alpha resulting from the process utilized to evaluate and assess other potential acquisition targets, and our board of directors’ and management’s belief that such process had not presented a better alternative for a business combination.

The Alpha Board also reviewed a comparable companies analysis prepared by Alpha’s management team. The analysis focused on certain companies, which were deemed comparable to Semantix with respect to certain similar attributes, including analytics, high-growth services and Brazilian software companies listed on different stock exchanges. Alpha’s management team further narrowed the peer group by selecting companies with growth trajectories similar to Semantix and with similar proprietary software development and implementation capabilities. Only one company meeting the criteria was excluded, on the basis that it does not have an established presence outside of the U.S. As presented to the Alpha Board on November 8, 2021, the analysis provided for the following peers, insights and metrics:

•	Analytics peers (Snowflake, Datadog, Couchbase, mongoDB, Dynatrace, Confluent, Elastic, alteryx, splunk)

•	Expected revenue growth 2020A-2021E ranging from 6% to 94%

•	Firm value to 2022E revenue to revenue growth rate ranging from 0.3x to 1.0x

•	2022E gross margin range from 68% to 91%

•	2022E EBITDA margin range from 2% to 26%

•	Firm value to 2022E revenue range from 8.3x to 50.5x

•	Firm value to 2023E revenue range from 6.7x to 32.0x

•	High-growth services peers (epam, Globant and endava)

•	Expected revenue growth 2020A-2021E ranging from 38% to 53%

•	Firm value to 2022E revenue to revenue growth rate ranging from 0.2x to 0.3x

•	2022E gross margin range from 35% to 39%

•	2022E EBITDA margin range from 19% to 25%

•	Firm value to 2022E revenue range from 7.6x to 9.0x

•	Firm value to 2023E revenue range from 6.0x to 7.4x

•	Brazil software peers (locaweb, TOTVS, VTEX)

•	Expected revenue growth 2020A-2021E ranging from 14% to 51%

•	Firm value to 2022E revenue to revenue growth rate ranging from 0.2x to 0.6x

•	2022E gross margin range from 53% to 88%

•	2022E EBITDA margin range from 25% to 27%

•	Firm value to 2022E revenue range from 5.8x to 23.6x

•	Firm value to 2023E revenue range from 5.1x to 18.3x

Based on the comparable companies analysis and other due diligence, the Alpha Board determined that Semantix presented an investment case in line with companies that may be deemed comparable to Semantix in certain respects, including analytics, high-growth services and Brazilian software companies, based on the following metrics:

•	Semantix’s 2020AE-2021E estimated revenue growth was expected to be 38% (actual revenue growth from 2020 to 2021 was 71.4%);

•	Semantix’s firm value to 2022E revenue to revenue growth rate of 0.1x

•	Semantix’s 2022E gross margin of 56.3%

•	Semantix’s 2022E EBITDA margin of 13.4%

•	Semantix’s firm value to 2022E revenue of 8.7x

•	Semantix’s firm value to 2023E revenue of 6.4x

Additionally, the Alpha Board determined that the agreed implied firm value of Semantix of approximately US$696 million for purposes of the transaction was at an appropriate level when compared with public peers’ metrics. For certain risk associated with these projections and estimates, see “Risk Factors—Risk Related to Semantix’s Growth Strategy—The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by us and third-party sources and are based on our ability to achieve, among other factors, certain growth milestones in accordance with our business plans. Certain of the estimates and assumptions on which our projected financial and operating information are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Semantix Ordinary Shares.”

In connection with reaffirming its prior determination that the Business Combination and the transactions contemplated thereby were in the best interest of Alpha and its shareholders on May 17, 2022, the Alpha Board also reviewed an updated comparable companies analysis prepared by Alpha’s management team that reflects the Updated Projections (as discussed below). The analysis focused on the same companies deemed comparable to Semantix with respect to certain similar attributes, including analytics, high-growth services and Brazilian software companies listed on different stock exchanges. Alpha’s management team further narrowed the peer group by selecting companies with growth trajectories similar to Semantix and with similar proprietary software development and implementation capabilities. Only one company meeting the criteria was excluded, on the basis that it does not have an established presence outside of the U.S. As presented to the Alpha Board on May 17, 2022, the analysis provided for the following peers, insights and metrics:

•	Analytics peers (Snowflake, Datadog, Couchbase, mongoDB, Dynatrace, Confluent, Elastic, alteryx, splunk)

•	Expected revenue growth 2020A-2021E ranging from 6% to 94%

•	Firm value to 2022E revenue to revenue growth rate ranging from 0.1x to 0.4x

•	2022E gross margin range from 69% to 89%

•	2022E EBITDA margin range from 1% to 23%

•	Firm value to 2022E revenue range from 2.2x to 20.4x

•	Firm value to 2023E revenue range from 1.8x to 14.9x

•	High-growth services peers (epam, Globant and endava)

•	Expected revenue growth 2020A-2021E ranging from 38% to 53%

•	Firm value to 2022E revenue to revenue growth rate ranging from 0.1 to 0.4x

•	2022E gross margin range from 31% to 39%

•	2022E EBITDA margin range from 15% to 26%

•	Firm value to 2022E revenue range from 3.4x to 6.0x

•	Firm value to 2023E revenue range from 2.7x to 4.9x

•	Brazil software peers (locaweb, TOTVS, VTEX)

•	Expected revenue growth 2020A-2021E ranging from 14% to 51%

•	Firm value to 2022E revenue to revenue growth rate ranging from 0.0x to 0.1x

•	2022E gross margin range from 63% to 83%

•	2022E EBITDA margin range from 14% to 23%

•	Firm value to 2022E revenue range from 1.4x to 3.7x

•	Firm value to 2023E revenue range from 1.1x to 3.2x

Based on the updated comparable companies analysis and discussions regarding the financial performance of Semantix’s business, the Alpha Board determined that Semantix continued to present an investment case in line with companies that may be deemed comparable to Semantix in certain respects, including analytics, high-growth services and Brazilian software companies, based on the following metrics that incorporate the Updated Projections (as defined below):

•	Semantix’s 2020AE-2021E estimated revenue growth was expected to be 38% (actual revenue growth from 2020 to 2021 was 71.4%);

•	Semantix’s firm value to 2022E revenue to revenue growth rate of 0.3x

•	Semantix’s 2022E gross margin of 45.5%

•	Semantix’s 2022E EBITDA margin of 0.4%

•	Semantix’s firm value to 2022E revenue of 11.1x

•	Semantix’s firm value to 2023E revenue of 7.9x

Additionally, the Alpha Board determined that the agreed implied firm value of Semantix of approximately US$696 million for purposes of the transaction was still an attractive level when compared with public peers’ metrics. For certain risk associated with these projections and estimates, see “Risk Factors—Risk Related to Semantix’s Growth Strategy—The projected financial and operating information in this proxy statement/ prospectus relies in large part upon assumptions and analyses developed by us and third-party sources and are based on our ability to achieve, among other factors, certain growth milestones in accordance with our business plans. Certain of the estimates and assumptions on which our projected financial and operating information are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Semantix Ordinary Shares.”

In the course of its deliberations, the Alpha Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:

•	Risks Associated with the Business Combination.

•	the risk that the announcement of the Business Combination and potential diversion of Semantix’s management and employee attention may adversely affect Semantix’s operations;

•	the risk that the Alpha Board may not have properly valued Semantix’s business;

•

the risk that the Business Combination might not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Alpha shareholders;

•

the risk that Alpha does not obtain the proceeds of the PIPE Financing or, that some of the current Alpha public shareholders exercise their redemption rights, resulting in Alpha being unable to retain sufficient cash in the Trust Account to meet the requirements of the Business Combination Agreement;

•	the risk that New Semantix may not be able to maintain the listing of New Semantix’s securities on Nasdaq following the Business Combination;

•

the fact that Alpha shareholders will not hold a majority position in New Semantix following the Business Combination, which may reduce the influence that Alpha’s current shareholders can exert on New Semantix and New Semantix’s board of directors and management;

•

the Business Combination Agreement provides that Alpha will not have any surviving remedies against Semantix or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Semantix set forth in the Business Combination Agreement;

•	the possible negative effect of the Business Combination and public announcement of the Business Combination or Semantix’s financial performance and operating results, and Alpha’s stock price;

•

the fact that the Business Combination Agreement includes an exclusivity provision that prohibits Alpha from soliciting or discussing other business combination proposals, and which restricts Alpha’s ability to consider other potential business combinations for so long as the Business Combination Agreement remains in effect;

•	the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•

the significant fees and expenses associated with completing the Business Combination and related transactions and the substantial time and effort of management required to complete the Business Combination; and

•	the possibility of litigation challenging the Business Combination.

•	Risks Associated with Semantix’s Business.

•	the risk of competition in the industry, including the potential for new entrants;

•	the risk associated with Semantix’s ability to maintain and grow its customer base using the Semantix Data Platform;

•	the risk associated with the scalability and security and robustness of Semantix’s platforms;

•	the fact that Semantix’s business growth depends on its ability to attract new and retain highly skilled sales team;

•	risks associated with Semantix’s ability to continue hiring senior executives who can scale the business and manage the increasing complexity of the business;

•	risks associated with Semantix’s ability to continue hiring engineers and data experts as labor markets remain competitive;

•	risks associated with customer concentration, with a significant portion of Semantix’s revenues derived from a small number of customers;

•	risks in relation to the ability of Semantix’s customers and suppliers to terminate important contracts at will with only prior written notice;

•	risks associated with a history of losses;

•	risks associated with Semantix’s inability to comply with certain financial ratios in its loan agreements;

•	the risk associated with macroeconomic uncertainty, including as it relates to COVID-19 and the 2022 presidential elections in Brazil, and the effects it could have on Semantix’s revenues;

•	risks associated with geographic expansion; and

•	the risk that certain key employees of Semantix might not choose to remain with Semantix post-Closing.

•

Risks Related to Limitations of Review. The fact that Alpha did not obtain a fairness opinion from any independent investment banking or accounting firm that the price Alpha is paying to acquire Semantix is fair to Alpha or its shareholders from a financial point of view.

•	The other risks described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Alpha Board also considered that certain of the officers and directors of Alpha may have interests in the Business Combination as individuals that may conflict with the interests of Alpha’s shareholders. Alpha’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Alpha Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. See the section entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

After considering the foregoing potentially negative and potentially positive reasons, the Alpha Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination outweighed the potentially negative reasons. In connection with its deliberations, the Alpha Board did not consider the fairness of the consideration to be paid by Alpha in the Business Combination to any person other than Alpha. The Alpha Board did not receive or rely upon any financial or valuation analyses conducted or prepared by any of the Advisors in making this determination.

Certain Unaudited Projected Financial Information

The Original Projections

In connection with its consideration of the potential business combination, the Alpha Board was provided in September 2021 with unaudited projected financial information internally prepared by management of Semantix (the “Original Projections”). The Alpha Board reviewed and discussed the Original Projections, and a summary of the Original Projections is provided in this proxy statement/prospectus because they were made available to Alpha and its board of directors in connection with their review of the proposed business combination.

However, since the Original Projections were prepared in September 2021, certain factors arose with the passage of time that affected Semantix’s actual results in 2021 and 2022 to date, including, among other unanticipated circumstances, (i) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital contributions expected therefrom for investment purposes), (ii) the stalled sales growth of Semantix’s proprietary SaaS business area and international operations, due in part to management’s focused attention on the Business Combination, (iii) differences in accounting treatment arising from the adoption of IFRS and in connection with the completion of the audit of Semantix’s historical financial statements for the year ended December 31, 2021 by its independent registered public accounting firm and (iv) a less favorable macroeconomic environment. Accordingly, Semantix’s management updated the Original Projections and prepared new projections for 2022 and 2023, as set forth under “ —Semantix Updated Projections” below (such updated projected financial information being referred to as the “Updated Projections” and, together with the Original Projections, the “Projections”). Accordingly, the Original Projections no longer reflect Semantix’s management’s view on future performance. You are cautioned not to place reliance on the Original Projections in making a decision regarding the Business Combination.

Some of the significant assumptions and beliefs on which Semantix’s management based its forecasts in preparing the Original Projections include the below factors, certain of which Semantix’s management has reconsidered and adjusted in connection with the preparation of the Updated Projections. For additional information regarding Semantix’s updated assumptions and projections and the ways in which such assumptions vary from the assumptions used to prepare the Original Projections set forth below as well as a description of the material reasons for these changes, see “ —Semantix Updated Projections”):

a)    the earlier expectation of a compounded annual growth rate (“CAGR”) of 58% in net revenue from 2019 through 2023 (which assumption Semantix’s management subsequently adjusted in preparing the Updated Projections), based on the expected accelerated digitalization of companies to maintain their competitiveness and Semantix’s belief that it is able to capture this growth trend with its data solutions;

b)    significant acceleration in usage and demand for Semantix’s proprietary SaaS data platform as main growth lever despite such business area comprising a relatively minor portion of Semantix’s product mix historically, reflecting Semantix’s earlier belief that its proprietary SaaS data platform could increase from 1% of its software revenue in 2019 to 71% in 2023 (which assumption Semantix’s management subsequently adjusted in preparing the Updated Projections), while Semantix previously believed that its lower-margin third-party software could decrease from 99% of its software revenue in 2019 to 29% in 2023 (which assumption Semantix’s management subsequently adjusted in preparing the Updated Projections), relying in part on the migration of customers from third-party platforms to Semantix’s proprietary data platform (for additional information and uncertainties related thereto, see “Risk Factors—Risks Related to Semantix’s Growth Strategy—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”);

c)    strong growth in AI & data analytics services, especially due to the offering of training related to Semantix’s proprietary SaaS data platform;

d)    improving profitability due to the earlier expectation of costs to decrease as a percentage of revenues over time, though increasing in absolute value as the business grows, resulting in an earlier expectation of a 2,127 increase in gross margin basis points from 2019 to 2023 (which assumption Semantix’s management subsequently adjusted in preparing the Updated Projections);

e)    selling, general and administrative (“SG&A”) expenses previously expected to remain consistent with historical operating trends, from 46% of total revenue in 2019 to an originally projected 40% of total revenue in 2023 despite expected increases in scale (which assumption Semantix’s management subsequently adjusted in preparing the Updated Projections);

f)    increase in cross and up-selling with existing clients, based on Semantix’s ability to continue to develop and foster strong relationships with existing customers;

g)    investments in well-defined sales and marketing strategies that we believe should generate leads and drive demand, with sales and marketing expenses originally projected to increase from a 14% of total revenue in 2019 to 18% of total revenue in 2023 (which assumption Semantix’s management subsequently adjusted in preparing the Updated Projections);

h)    roll-up of proprietary products and solutions, with a product roadmap aimed to offer new complementary products and solutions to stay ahead of competition by pioneering customers’ demands that enable digital transformation; and

i)    expansion of Semantix’s geographic reach, including increase of penetration and growth of Semantix’s current markets and also in other countries.

Original Projections

The key elements of the Original Projections provided by the management of Semantix to Alpha in September 2021 are summarized in the table below. The Alpha Board also considered the Original Projections as translated to U.S. dollars, applying an exchange rate of R$5.4394 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2021, as reported by the Central Bank:

	Semantix Unaudited Original Projected Financial Information for the Years Ended(1) (2)
	(in R$ millions, except for percentages or otherwise indicated)
Net revenue	2021E(3)	2022E	2023E
Software	157.2	329.6	454.6
% of total revenue	79%	83%	84%
Proprietary SaaS	41.8	181.0	321.1
% of software revenue	27%	55%	71%
% of total revenue	21%	46%	60%
% growth	146%	333%	77%
Third-party software	115.4	148.6	133.4
% of software revenue	73%	45%	29%
% of total revenue	58%	38%	25%
% growth	41%	29%	(10%)
AI & data analytics services	40.6	66.2	83.7
% of total revenue	21%	17%	16%
% growth	13%	63%	27%
Total net revenue	197.8	395.8	538.3
% growth	46%	100%	36%

Gross profit	82.8	222.9	340.9
% growth	73%	169%	53%
Gross margin	42%	56%	63%
Margin change	+640 bps	+1,440 bps	+700 bps

SG&A	67.7	169.8	217.8
% of total revenue	34%	43%	40%

EBITDA(4)	4.0	53.1	123.0

Adjusted EBITDA(5)	15.1	53.1	123.0
Adjusted EBITDA margin	8%	13%	23%
% growth	n.a.	252%	132%
Margin change	+1,230 bps	+580 bps	+940 bps

	Semantix Unaudited Original Projected Financial Information for the Years Ended(1) (2)
	(in US$ millions, except for percentages or otherwise indicated(6))
Net revenue	2021E(3)	2022E
Software	28.9	60.6
% of total revenue	79%	83%
Proprietary SaaS	7.7	33.3
% of software revenue	27%	55%
% of total revenue	21%	46%
% growth	146%	333%
Third-party software	21.2	27.3
% of software revenue	73%	45%
% of total revenue	58%	38%
% growth	41%	29%
AI & data analytics services	7.5	12.2
% of total revenue	21%	17%
% growth	13%	63%
Total net revenue	36.4	72.8
% growth	46%	100%

Gross profit	15.2	41.0
% growth	73%	169%
Gross margin	42%	56%
Margin change	+640bps	+1,440bps

SG&A	12.5	31.2
% of total revenue	34%	43%

EBITDA(4)	2.8	9.8

Adjusted EBITDA(5)	2.8	9.8
Adjusted EBITDA margin	8%	13%
% growth	n.a.	252%
Margin change	+1,230 bps	+580 bps

(1)

The Original Projections are being included in this proxy statement/prospectus because they were made available to Alpha and its board of directors in connection with their review of the proposed business combination. However, since the Original Projections were prepared in September 2021, certain factors arose with the passage of time that affected Semantix’s actual results in 2021 and 2022 to date, including, among other unanticipated circumstances, (i) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital contributions expected therefrom for investment purposes), (ii) the stalled sales growth of Semantix’s proprietary SaaS business area and international operations, due in part to management’s focused attention on the Business Combination, (iii) differences in accounting treatment arising from the adoption of IFRS and in connection with the completion of the audit of Semantix’s historical financial statements for the year ended December 31, 2021 by its independent registered public accounting firm and (iv) a less favorable macroeconomic environment. Accordingly, Semantix’s management updated these Original Projections for 2022 and 2023 and, therefore, the Original Projections no longer reflect Semantix’s management’s view on future performance. You are cautioned not to place reliance on the Original Projections in making a decision regarding the Business Combination (for additional information regarding Semantix’s updated assumptions and projections, see “—Semantix Updated Projections” below).

(2)

The Original Projections were initially prepared by Semantix’s management in September 2021 considering the historical results of Semantix and LinkAPI, a company acquired by Semantix in December 2020 (for additional information regarding LinkAPI, see “Management’s Discussion and Analysis of Financial

Condition and Results of Operations of Semantix— Growth through Acquisitions—LinkAPI”). At that point in time, the only historical financial statements available for Semantix were prepared in accordance with Brazilian GAAP and were different in significant ways from Semantix’s financial statements prepared in accordance with IFRS accounting standards that are included in this proxy statement/ prospectus, and no IFRS financial statements for LinkAPI were then available. Starting in October 2021, Semantix’s management began the process to update its historical financial statements, including the adoption of IFRS accounting standards. At the same time, management of LinkAPI began the process to prepare financial statements in conformity with IFRS accounting standards. However, these processes were not yet complete at the time the Original Projections were prepared and made available to the Alpha Board and, therefore, some of the historical financial information incorporated into the Original Projections differs from the historical financial information included elsewhere in this proxy statement/ prospectus.
(3)

These estimates for the year ended December 31, 2021 were prepared by Semantix’s management in September 2021 and, therefore, did not fully consider actual events and the actual performance of Semantix occurring in 2021 subsequent to the date that the Original Projections were prepared. Accordingly, actual results for the year ended December 31, 2021 are different from the previously projected estimates for 2021 set forth above. See “Risk Factors—Risks Related to Semantix’s Growth Strategy—The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by us and third-party sources and are based on our ability to achieve, among other factors, certain growth milestones in accordance with our business plans. Certain of the estimates and assumptions on which our projected financial and operating information are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Semantix Ordinary Shares.”

(4)

Semantix calculated projected EBITDA as projected income (loss) for the period plus projected net interest income (expenses), plus projected income tax plus projected depreciation and amortization. EBITDA is a non-GAAP measure. Semantix’s calculation of projected EBITDA may be different from the calculation used by other companies, including Semantix’s competitors in the industry, and therefore, these EBITDA measures may not be comparable to those of other companies. For a reconciliation of Semantix’s originally projected EBITDA to its originally projected net income (loss), see “—Semantix Original Projected Non-GAAP Reconciliations” below.

(5)

Semantix calculated projected Adjusted EBITDA for 2021 as projected EBITDA excluding the projected impacts in 2021 of isolated research expenses incurred in connection with the recent redesign and relaunch of Semantix’s proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of its data platform, which Semantix does not expect to incur on an ongoing basis. For a reconciliation of Semantix’s projected EBITDA to its projected net income (loss), see “—Semantix Original Projected Non-GAAP Reconciliations” below.

(6)

Amounts in reais for the years presented have been translated to U.S. dollars using an exchange rate of R$5.4394 to US$1.00, the commercial selling rate for U.S. dollars as reported by the Central Bank as of September 30, 2021, the month during which the Original Projections were prepared by Semantix’s management. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Semantix Original Projected Non-GAAP Reconciliation

The following table below sets forth a reconciliation of Semantix’s originally projected profit (loss) for each of the years indicated to originally projected EBITDA and originally projected Adjusted EBITDA for each of the same years.

	For the year ended December 31(1)(2)
	2021E(3)	2022E	2023E
	(in R$ millions)
Profit (loss) for the year	(9.9)	39.5	82.4
(+/-) Net interest income (expenses)	8.6	(5.4)	(4.0)
(+) Income tax	0.1	7.0	20.6
(+) Depreciation and amortization	5.2	12.0	24.1
EBITDA	4.0	53.1	123.0
(+) Data platform relaunch research expenses	11.1	—	—
Adjusted EBITDA(4)	15.1	53.1	123.0

(1)

The Original Projections are being included in this proxy statement/prospectus because they were made available to Alpha and its board of directors in connection with their review of the proposed business combination. However, since the Original Projections were prepared in September 2021, certain factors arose with the passage of time that affected Semantix’s actual results in 2021 and 2022 to date, including, among other unanticipated circumstances, (i) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital contributions expected therefrom for investment purposes), (ii) the stalled sales growth of Semantix’s proprietary SaaS business area and international operations, due in part to management’s focused attention on the Business Combination, (iv) differences in accounting treatment arising from the adoption of IFRS and in connection with the completion of the audit of Semantix’s historical financial statements for the year ended December 31, 2021 by its independent registered public accounting firm and (v) a less favorable macroeconomic environment. Accordingly, Semantix’s management updated these Original Projections for 2022 and 2023 and, therefore, the Original Projections no longer reflect Semantix’s management’s view on future performance. You are cautioned not to place reliance on the Original Projections in making a decision regarding the Business Combination (for additional information regarding Semantix’s updated assumptions and projections, see “—Semantix Updated Projections” below).

(2)

The Original Projections were initially prepared by Semantix’s management in September 2021 considering the historical results of Semantix and LinkAPI, a company acquired by Semantix in December 2020 (for additional information regarding LinkAPI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix— Growth through Acquisitions—LinkAPI”). At that point in time, the only historical financial statements available for Semantix were prepared in accordance with Brazilian GAAP and were different in significant ways from Semantix’s financial statements prepared in accordance with IFRS accounting standards that are included in this proxy statement/ prospectus, and no IFRS financial statements for LinkAPI were then available. Starting in October 2021, Semantix’s management began the process to update its historical financial statements, including the adoption of IFRS accounting standards. At the same time, management of LinkAPI began the process to prepare financial statements in conformity with IFRS accounting standards. However, these processes were not yet complete at the time the Original Projections were prepared and made available to the Alpha Board and, therefore, some of the historical financial information incorporated into the Original Projections differs from the historical financial information included elsewhere in this proxy statement/ prospectus.

(3)

These estimates for the year ended December 31, 2021 were prepared by Semantix’s management in September 2021 and, therefore, did not fully consider actual events and the actual performance of Semantix occurring in 2021 subsequent to the date that the Original Projections were prepared. Accordingly, actual results for the year ended December 31, 2021 are different from the previously projected estimates for 2021 set forth above. See “Risk Factors—Risks Related to Semantix’s Growth Strategy—The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by us and third-party sources and are based on our ability to achieve, among other factors, certain growth milestones in accordance with our business plans. Certain of the estimates and assumptions on which our projected financial and operating information are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Semantix Ordinary Shares.”
(4)

Semantix calculated projected Adjusted EBITDA for 2021 as projected EBITDA excluding the projected impacts in 2021 of isolated research expenses incurred in connection with the recent redesign and relaunch of Semantix’s proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of its data platform, which Semantix does not expect to incur on an ongoing basis.

Semantix Updated Projections

Semantix believed the forecasts and assumptions described above incorporated into the Original Projections were reasonable at the time the Original Projections were prepared, given the information Semantix had at that time and its business strategy and performance trends at such time. However, since the Original Projections were prepared in September 2021, certain factors arose with the passage of time that affected Semantix’s actual results in 2021 and 2022 to date, including, among other unanticipated circumstances, (i) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital contributions expected therefrom for investment purposes), (ii) the stalled sales growth of Semantix’s proprietary SaaS business area and international operations, due in part to management’s focused attention on the Business Combination, (iii) differences in accounting treatment arising from the adoption of IFRS and in connection with the completion of the audit of Semantix’s historical financial statements for the year ended December 31, 2021 by its independent registered public accounting firm and (iv) a less favorable macroeconomic environment. Accordingly, Semantix’s management prepared the Updated Projections to reflect the adjusted assumptions and expectations of Semantix’s management regarding Semantix for 2022 and 2023. Accordingly, the Original Projections do not reflect Semantix’s management’s view on future performance, and you are cautioned not to place reliance on the Original Projections in making a decision regarding the Business Combination.

For additional information, see “Risk Factors —Risks Related to Semantix’s Growth Strategy —The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by us and third-party sources and are based on our ability to achieve, among other factors, certain growth milestones in accordance with our business plans. Certain of the estimates and assumptions on which our projected financial and operating information are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Semantix Ordinary Shares.”

Comparison of Original Projections and Updated Projections

Among other updates, Semantix’s management made the following main changes in preparing the Updated Projections as compared to the Original Projections:

•

Updated Revenue Projections. Semantix’s management decreased total net revenues projections (i) for 2022, by R$105.6 million, from R$395.8 million in the Original Projections to R$290.2 million in the Updated Projections and (ii) for 2023, by R$131.6 million, from R$538.3 million in the Original Projections to R$406.7 million for the Updated Projections, mainly attributable to:

(a) a decrease in projected proprietary SaaS revenue (a R$98.7 million decrease in 2022 as compared to the Original Projections and a R$135.0 million decrease in 2023 as compared to the Original Projections), reflecting primarily a delay in previously expected strategic investments for the further development of Semantix’s proprietary SaaS business area, including delays in hiring additional developers, investments in Semantix’s proprietary platform to enhance functionality and conclusion of other strategic initiatives intended to attract new customers and increase average ticket, including international expansion, due to, among other factors, a longer than anticipated period for the consummation of the Business Combination, which occupied management’s attention to date and caused a corresponding delay in capital contributions expected from the Business Combination to be used for investment purposes; and

(b) a decrease in projected AI & data analytics services revenue (a R$13.5 million decrease in 2022 as compared to the Original Projections and a R$17.0 million decrease in 2023 as compared to the Original Projections), in line with the decrease in projected proprietary SaaS revenue for the same reasons.

These decreases were partially offset by an increase in third-party software revenue (a R$6.6 million increase in 2022 as compared to the Original Projections and a R$20.5 million increase in 2023 as compared to the Original Projections), mainly due to a review in market opportunity.

•

Updated SG&A Projections. Semantix’s management increased its selling, general and administrative (“SG&A”) expenses projections (i) for 2022, by R$16.2 million, from R$169.8 million in the Original Projections to R$186.0 million in the Updated Projections and (ii) for 2023, by R$13.1 million, from R$217.8 million in the Original Projections to R$230.9 million in the Updated Projections, mainly in anticipation of higher than originally expected expenses related to the Business Combination as a result of the longer than anticipated transaction timeline and additional expenses arising as a result of being a U.S. public company, including expenses related to D&O insurance and an increase in expenses recorded reflecting accounting treatment for share-based compensation.

•

Updated EBITDA Projections. Semantix’s management decreased its EBITDA projections (i) for 2022, by R$107.1 million, from a positive R$53.0 million EBITDA estimate in the Original Projections to a negative EBITDA estimate of R$54.1 million in the Updated Projections and (ii) for 2023, by R$123.6 million, from a positive R$123.0 million EBITDA estimate in the Original Projections to a negative R$0.6 million EBITDA estimate in the Updated Projections. Notwithstanding these downward adjustments, considering that many of the factors driving the negative results in 2022 and 2023 were isolated in nature, particularly the extraordinary expenses estimated related to the Business Combination on an extended time horizon as well as related additional estimated expenses emanating from Semantix’s transition to being a public company (such as increased share-based compensation expenses and insurance costs for coverage of directors and officers) and, therefore, not reflective of Semantix’s anticipated future performance, Semantix’s management made additional adjustments in calculating Adjusted EBITDA for purposes of the Updated Projections, as reflected below under “—Semantix Updated Projected Non-GAAP Reconciliations.”

The above variations between the Original Projections and Updated Projections reflect certain unanticipated circumstances and events that Semantix’s management was unable to forecast at the time that the Original Projections were made. When the Business Combination Agreement was executed, Semantix had recently completed the relaunch of its proprietary SaaS platform and had at around the same time executed a number of strategic acquisitions and investments (mainly, LinkAPI and Tradimus) intended to accelerate the growth of this business area. Semantix therefore believed that it was well-positioned for further expansion of its proprietary SaaS business area at a rapid pace. However, with the passage of time and, mainly, a longer than anticipated Business Combination transaction timeline that occupied management’s attention and involved higher than expected expenses, Semantix did not have the resources that it anticipated to fund growth initiatives for its proprietary SaaS business in the manner originally contemplated, particularly considering the delayed capital contributions from the Business Combination. At the conclusion of the Business Combination, Semantix intends to use a relevant portion of the proceeds from the Business Combination to continue the expansion of its proprietary SaaS business area through organic initiatives as well as acquisition opportunities and, accordingly, with the appropriate resources accelerate growth of its proprietary SaaS business area in furtherance of its business strategy.

In addition, Semantix lost certain clients at the end of 2021 and beginning of 2022 that it was not anticipating due to these clients reconsidering their data approach (corresponding to loss provisions and allowances for doubtful accounts totaling approximately R$25.0 million recorded in 2021 and with estimated future lost revenue going forward). As one of the clients that terminated its relationship with Semantix was in the United States, this caused unanticipated delays in relation to Semantix’s international expansion (for additional information regarding the risks in relation to early termination by Semantix’s clients, see “Risk Factors—Risks Related to Semantix’s Business and Industry—Our customers may terminate engagements before completion or choose not to enter into new engagements with us on terms acceptable to us, or at all”).

Furthermore, the worsening of the global macroeconomic environment from the time that the Original Projections were prepared to the time that the Updated Projections were prepared, particularly the less favorable interest rate environment, also contributed to certain adjustments by Semantix’s management to its original growth assumptions. For an explanation of the primary ways in which macroeconomic factors impact Semantix’s results, see “Risk Factors—Risks Related to Semantix’s Operations in Latin America” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Significant Factors Affecting our Results of Operations—Brazilian Macroeconomic Environment.”

Key Elements of the Updated Projections

Considering the above main updates to the Original Projections, the key elements of the Updated Projections are summarized in the table below presented in both reais, the functional currency of Semantix, and as translated to U.S. dollars, applying an exchange rate of R$5.00 to US$1.00, the commercial selling rate for U.S. dollars as of May 5, 2022, the date on which the Updated Projections were prepared by Semantix’s management, as reported by the Central Bank.

	Semantix Unaudited Projected Financial Information for the Years Ended
	(in R$ millions, except for percentages or otherwise indicated)
Net revenue	2022E	2023E
Software	237.5	340.0
% of total revenue	82%	84%
Proprietary SaaS	82.3	186.1
% of software revenue	35%	55%
% of total revenue	28%	46%
% growth	107%	126%
Third-party software	155.2	153.9
% of software revenue	65%	45%
% of total revenue	53%	38%
% growth	18%	(1%)
AI & data analytics services	52.7	66.7
% of total revenue	18%	16%
% growth	30%	27%
Total net revenue	290.2	406.7
% growth	37%	40%

Gross profit	132.0	230.3
% growth	53%	74%
Margin%	46%	57%
Margin change	+478 bps	+1,111 bps

SG&A	186.0	230.9
% of total revenue	64%	57%

EBITDA(1)	(54.0)	(0.6)

Adjusted EBITDA(2)	1.2	56.5
% growth	105%	4,608%
Margin%	0%	14%
Margin change	+1,223 bps	+1,346 bps

	Semantix Unaudited Projected Financial Information for the Years Ended
	(in US$ millions, except for percentages or otherwise indicated(3))
Net revenue	2022E	2023E
Software	47.5	68.0
% of total revenue	82%	84%
Proprietary SaaS	16.5	37.2
% of software revenue	35%	55%
% of total revenue	28%	46%
% growth	107%	126%
Third-party software	31.0	30.8
% of software revenue	65%	45%
% of total revenue	53%	38%
% growth	18%	(1%)
AI & data analytics services	10.5	13.3
% of total revenue	18%	16%
% growth	30%	27%
Total net revenue	58.0	81.3
% growth	37%	40%
Gross profit	26.4	46.1
% growth	53%	74%
Margin%	46%	57%
Margin change	+478 bps	+1,111 bps
SG&A	37.2	46.2
% of total revenue	64%	57%
EBITDA(1)	(10.8)	(0.1)
Adjusted EBITDA(2)	0.2	11.3
% growth	105%	4,608%
Margin%	0%	14%
Margin change	+1,223 bps	+1,346 bps

(1)

Semantix calculated projected EBITDA as projected income (loss) for the period plus projected net interest income (expenses), plus projected income tax plus projected depreciation and amortization. EBITDA is a non-GAAP measure. Semantix’s calculation of projected EBITDA may be different from the calculation used by other companies, including Semantix’s competitors in the industry, and therefore, these EBITDA measures may not be comparable to those of other companies. For a reconciliation of Semantix’s projected EBITDA to its projected net income (loss), see “—Semantix Updated Projected Non-GAAP Reconciliations” below.

(2)

Semantix calculated projected Adjusted EBITDA for as projected EBITDA excluding the projected impacts of certain extraordinary expenses estimated related to execution of the Business Combination on a delayed timeframe as well as related additional estimated expenses emanating from Semantix’s transition to being a public company (such as increased share-based compensation expenses and insurance costs for coverage of directors and officers), which Semantix’s management believes are isolated in nature and, therefore, not reflective of Semantix’s anticipated future performance. For a reconciliation of Semantix’s projected Adjusted EBITDA to its projected net income (loss), see “—Semantix Updated Projected Non-GAAP Reconciliations” below.

(3)

Amounts in reais for the years presented have been translated to U.S. dollars using an exchange rate of R$5.00 to US$1.00, the commercial selling rate for U.S. dollars as reported by the Central Bank as of May 5, 2022, the date on which the Updated Projections were prepared by Semantix’s management, which is different from the exchange rate used for the translations of the Original Projections. These translations are not comparable In addition, these translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

The Updated Projections now incorporate 2021 actual results prepared in accordance with IFRS, whereas the Original Projections considered only 2021 estimates based on Brazilian GAAP. The Original Projections were initially prepared by Semantix’s management in September 2021 considering the historical results of Semantix and LinkAPI, a company acquired by Semantix in December 2020 (for additional information regarding LinkAPI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Growth through Acquisitions—LinkAPI”). At that point in time, the only historical financial statements available for Semantix were prepared in accordance with Brazilian GAAP and were different in significant ways from Semantix’s financial statements prepared in accordance with IFRS accounting standards that are included in this proxy statement/prospectus, and no IFRS financial statements for LinkAPI were then available. Starting in October 2021, Semantix’s management began the process to update its historical financial statements, including the adoption of IFRS accounting standards. At the same time, management of LinkAPI began the process to prepare financial statements in conformity with IFRS accounting standards. However, these processes were not yet complete at the time the Original Projections were prepared and made available to the Alpha Board and, therefore, some of the historical financial information incorporated into the Original Projections differs from the historical financial information included elsewhere in this proxy statement/ prospectus and now incorporated into the Updated Projections.

In connection with the preparation of Semantix’s IFRS financial statements, the management of Semantix identified certain differences in the adoption of Brazilian GAAP and IFRS accounting standards, mainly related to the accounting for research and development expenses and share-based compensation which totaled R$11.3 million in incremental expenses in the year ended December 31, 2020 after adoption of IFRS accounting standards.

Furthermore, as part of the process of preparing Semantix’s audited IFRS financial statements as of and for the year ended December 31, 2021 for inclusion in this proxy statement/prospectus, different accounting treatment for certain items contributed to a relevant variation as compared to the previously projected 2021 results incorporated into the Original Projections. The main impacts arising from these differences in accounting treatment relate mostly to SG&A as follows: (i) the recording of an additional R$2.5 million in research and development expenses reflecting accounting for payments made on a three-year contract that Semantix entered into in 2019 in connection with the relaunch of its proprietary SaaS platform that were not previously considered when preparing the Original Projections, (ii) additional amortization expenses recorded in the amount of R$2.8 million corresponding to certain expenses related to Semantix’s internal software development, (iii) the recording of R$13.4 million in share-based compensation expenses related to stock-option grants that was not considered when preparing the Original Projections and (iv) expenses recorded related to earn-out payments in the amount of R$4.9 million (primarily related to Semantix’s acquisition of LinkAPI) that were not considered when preparing the Original Projections. These differences in accounting treatment for 2021 also impacted projections for subsequent periods when preparing the Updated Projections, particularly the accounting for share-based compensation, which contributed to a projected increase of SG&A in the amount of R$24.9 million in 2022 and R$33.6 million in 2023 when preparing the Updated Projections as compared to the Original Projections.

Semantix Updated Projected Non-GAAP Reconciliations

The following table below sets forth a reconciliation of Semantix’s updated projected profit (loss) for each of the years indicated to updated projected EBITDA and updated projected Adjusted EBITDA for each of the same years.

	For the year ended December 31,
	2022E	2023E
	(in R$ millions)
Profit (loss) for the year	(78.4)	(26.7)
(+/-) Net interest income (expenses)	13.3	10.6
(+) Income tax	—	—
(+) Depreciation and amortization	11.1	15.5
EBITDA	(54.0)	(0.6)
(+) Share-based compensation	24.9	33.6
(+) Business combination transaction expenses	18.6	—
(+) D&O insurance	11.7	23.5
Adjusted EBITDA (1)	1.2	56.5

(1)

Semantix calculated projected Adjusted EBITDA as projected EBITDA excluding the projected impacts of certain extraordinary expenses estimated related to execution of the Business Combination on a delayed timeframe as well as related additional estimated expenses emanating from Semantix’s transition to being a public company (such as increased share-based compensation expenses and insurance costs for coverage of directors and officers), which Semantix’s management believes are isolated in nature and, therefore, not reflective of Semantix’s anticipated future performance. For a reconciliation of Semantix’s projected Adjusted EBITDA to its projected net income (loss), see “—Semantix Updated Projected Non-GAAP Reconciliations” below.

Updated Assumptions

Semantix’s management also adjusted certain of the significant assumptions and beliefs on which it based the Updated Projections as compared to the Original Projections, as follows:

a)    a decrease in revenue growth expectations for the period from 2019 to 2023, assuming for purposes of the Updated Projections a CAGR of 47% in net revenue, while previously it was assumed for purposes of the Original Projections that net revenue could grow at a CAGR of 58% over the same period, reflecting the ongoing expectation that companies will accelerate digitalization to maintain their competitiveness but adjusting expectations regarding Semantix’s ability to fully capture this growth trend by 2023 considering delays in the implementation of certain strategic initiatives due in part to management’s diverted attention as a result of focus on the Business Combination to date and corresponding delay in capital contributions expected from the Business Combination to be used for investment purposes;

b)    updated assumptions regarding product mix, which Semantix’s management considered to be a main change in preparing the Updated Projections, assuming for purposes of the Updated Projections that:

(i) revenue from Semantix’s proprietary SaaS data platform can increase to 55% of its software revenue by 2023, while previously it was assumed for purposes of the Original Projections that it could comprise 71% of its software revenues by 2023, reflecting the continued expectation that Semantix’s proprietary solutions will propel growth and comprise a greater portion of total revenue over time, while adjusting expectations in relation to the speed that transformation may occur considering delays in implementing important investments and expansion initiatives geared towards growth of its proprietary SaaS business area, further product development as well as sales force and marketing investments oriented towards (a) improving retention performance, (b) adding new proprietary SaaS clients and (c) ticket expansion for proprietary SaaS clients with new features to be added to Semantix’s proprietary SaaS platform (for additional information and uncertainties related to Semantix’s expansion of its proprietary SaaS business area, see “Risk Factors—Risks Related to Semantix’s Growth Strategy—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”); and

(ii) revenue contributions from Semantix’s third-party software solutions will remain material through 2023 and beyond, assuming for purposes of the Updated Projections that 45% of Semantix’s software revenue in 2023 will still derive from third-party solutions, while previously it was assumed for purposes of the Original Projections that third-party software would only comprise 29% of Semantix’s software revenue in 2023, reflecting a review of market opportunity and assuming less conversion of existing clients from third-party software solutions to proprietary SaaS solutions than originally assumed;

c)    updated assumptions regarding profitability, assuming for purposes of the Updated Projections that cost can decrease as a percentage of revenues over time, though increasing in absolute value as the business grows, assuming a 1,500 increase in gross margin basis points from 2019 to 2023, while, for purposes of the Original Projections, a 2,127 increase in gross margin basis points was previously assumed over the same period, reflecting lower assumed revenue growth, as described above, and higher than originally assumed costs in relation to being a public company and to support expansion of Semantix’s proprietary Saas business area;

d)    updated assumptions regarding SG&A expenses, assuming for purposes of the Updated Projections that they will comprise 57% of total revenue by 2023 despite expected increases in scale, while previously it was assumed for purposes of the Original Projections that SG&A would comprise only 40% of total revenue by 2023, reflecting mainly (i) lower assumed revenue forecasts, as described above, (ii) adjusted expectations regarding certain expenses correlated with being a public company (including D&O insurance), (iii) assumed increases in personnel expenses to reflect the recent hiring of new executives and the anticipated hiring of additional developers through 2023 to support growth and (iv) accounting for share-based compensation; and

e)    updated assumptions that sales and marketing expenses will comprise 12% of total revenue in 2023 for purposes of the Updated Projections, while previously it was assumed that sales and marketing expenses would comprise 18% of total revenue in 2023 for purposes of the Original Projections, reflecting mainly the emergence of other expenses that were not previously considered in preparing the Original Projections that would effectively reduce funds allocable to sales and marketing expenses and updated assumptions in relation to revenue growth.

Notwithstanding the updates and adjustments described above in preparing the Updated Projections, the Semantix forecasts continue to be solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared in good faith by Semantix’s management, based on their reasonable estimates, beliefs and assumptions with respect to the expected future financial performance of Semantix based on available information and Semantix’s growth strategy at the time each of the Original Projections and Updated Projections were prepared and speak only as of that time.

The inclusion of Projections in this proxy statement/prospectus should not be regarded as an indication that Semantix, New Semantix, Alpha, their board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such Projections necessarily to be predictive of actual future results. The Projections are not included in this proxy statement/prospectus in order to induce any Alpha shareholders to vote in favor of or against the Business Combination.

The Projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place reliance on this information. You are cautioned not to place reliance on the Projections in making a decision regarding the Business Combination, as the Projections may be materially different than actual results. New Semantix will not refer back to the Projections in its future periodic reports filed under the Exchange Act. The Projections are forward looking and reflect numerous estimates, beliefs and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future performance, the acceleration of data analytics adoption and matters specific to Semantix’s business, all of which are difficult to predict and many of which are beyond Semantix’s and Alpha’s control. In particular, the Updated Projections reflect Semantix’s beliefs and expectations regarding customer demand for, and future performance of, its proprietary data platform, which Semantix assumes will drive future revenue growth, as well as Semantix’s ability to expand its business geographically and otherwise, and such beliefs may not correspond with actual future results.

The Projections included in this document were prepared by, and are the responsibility of, Semantix’s management. Neither Semantix’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the Projections contained herein, and, accordingly, neither Semantix’s independent registered public accounting firm, nor any other independent accountants have expressed an opinion or any other form of assurance with respect thereto. The report of Semantix’s independent registered public accounting firm included in this document relates to Semantix’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.

The Updated Projections were prepared in response to unanticipated circumstances that arose since the time the Original Projections were prepared, and additional factors may arise that could further affect actual results and cause the results reflected in the Updated Projections to not be accurate. There are important factors that may affect actual results and cause the results reflected in the Projections not to be achieved including, among other matters, risks and uncertainties relating to Semantix’s business, industry performance, and general business and economic conditions, such as the ongoing impacts of the COVID-19 pandemic, the conflict between Russia and the Ukraine (which arose only after the Original Projections were prepared) and other political and macroeconomic factors, especially considering the 2022 presidential elections in Brazil. In addition, actual customer demand for the data solutions and services that Semantix sells, particularly demand for Semantix’s proprietary data platform, will strongly impact actual results in a way that could be materially different from the Projections, particularly as the revenue projections substantially rely on a significant shift in Semantix’s product mix, from third-party software solutions to higher-margin proprietary data solutions, and there is no guarantee that such migration will actually occur. The Projections also reflect assumptions as to certain business decisions and strategy that are subject to change.

In addition, the Projections treat Semantix on a standalone basis, without giving effect to the Business Combination. The Updated Projections do reflect certain cost estimates regarding the Business Combination, however, the actual expenses that may be incurred in connection with consummating the transactions may be significantly higher. The Updated Projections do not illustrate the effect of any business or strategic decision or action that has been or will be taken as a result of the Business Combination Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transactions.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NONE OF SEMANTIX, NEW SEMANTIX NOR ALPHA INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR SEMANTIX, NEITHER ALPHA, SEMANTIX NOR NEW SEMANTIX UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING

UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROJECTIONS DO NOT NECESSARILY REPRESENT THE CURRENT VIEW OF THE BUSINESS BY SEMANTIX’S MANAGEMENT AND SHOULD NOT BE VIEWED AS AN INDICATOR OF NEW SEMANTIX’S FUTURE PERFORMANCE. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE RELIANCE ON THE PROJECTIONS SET FORTH ABOVE. NONE OF SEMANTIX, NEW SEMANTIX, ALPHA, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SEMANTIX SHAREHOLDER, ALPHA SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

While presented in this proxy statement/prospectus with numeric specificity, the Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies and numerous variables, many of which are beyond Semantix’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors” beginning on page 71 of this proxy statement/ prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 7 of this proxy statement/prospectus. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

We encourage you to review the financial statements of Semantix included elsewhere in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

In addition, neither BofA Securities nor Citi played any role in preparing the projected financial information shared with Alpha, but Credit Suisse assisted Semantix’s management with market data, comparable company analysis and other relevant information to help build the Projections, using the estimates, assumptions and input provided by Semantix’s management. The Advisors have resigned in their roles as advisors to Alpha and Semantix in connection with the Business Combination. Citi cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fee. While the Advisors did not provide any additional detail in their resignation letters either to Alpha and Semantix or to the Securities and Exchange Commission, such resignation may be an indication by such Advisors that such firms do not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction, including the projected financial information shared with Alpha. However, neither Semantix nor Alpha will speculate about the reasons why the Advisors withdrew from their roles as capital markets advisor, financial advisor and underwriters, as the case may be, in connection with the Business Combination and forfeited their fees after doing substantially all the work to earn their fees. Accordingly, shareholders should not place any reliance on the fact that the Advisors have been previously involved with this transaction.

Semantix does not, and New Semantix will not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Projections should not be viewed as public guidance.

Satisfaction of 80% Test

It is a requirement under our Existing Governing Documents and Nasdaq listing requirements that the Business Combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our execution of a definitive agreement for our initial business combination in connection with our initial business combination.

As of the date of the execution of the Business Combination, the balance of the funds in the Trust Account was approximately $230 million and 80% thereof represents approximately $184 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the board of directors looked at the pre-money enterprise value of Semantix of approximately $630 million (calculated on a cash free basis). In determining whether the enterprise value described above represents the fair market value of Semantix, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Semantix was the result of an arm’s-length negotiation. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside financial advisor as to whether the 80% asset test has been met.

Interests of Alpha’s Directors and Executive Officers in the Business Combination

When considering the Alpha Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination, Alpha’s shareholders should be aware that its Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. Alpha’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Alpha’s shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that certain of Alpha’s directors and officers are principals of its Sponsor;

•

the fact that 5,750,000 Founder Shares held by its Sponsor, for which it paid $25,000, will convert on a one-for-one basis, into 5,750,000 shares of New Semantix Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares in New Semantix, as described further below:

	Alpha Class B Ordinary Shares(1)	Value of Alpha Class B Ordinary Shares implied by Business Combination(3)	Value of Alpha Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	5,750,000	$57,500,000	$56,982,500
Alec Oxenford	—	—	—
Rafael Steinhauser	—	—	—
Rahim Lakhani	—	—	—
Alfredo Capote	—	—	—
David Lorié	—	—	—
Amos Genish	—	—	—
Ariel Lebowits	—	—	—

(1)	Interests shown consist solely of Founder Shares. Such shares will automatically convert into New Semantix Ordinary Shares upon the closing on a one-for-one basis.

(2)	Alpha Capital Sponsor LLC is the record holder of the shares reported herein.
(3)

Assumes a value of $10.00 per share, the deemed value of the New Semantix Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

(4)

Assumes a value of $9.91 per share, which was the closing price of the Alpha Class A Ordinary Shares on the Nasdaq on June 10, 2022. Also assumes the completion of the Business Combination and that the New Semantix Ordinary Shares are unrestricted and freely tradable.

•

the fact that if an initial business combination is not consummated by February 23, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $64,650,000 in the aggregate, which investment included $57,500,000 in value of Alpha Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination (inclusive of the Sponsor’s initial capital contribution of $25,000), the 7,000,000 private placement warrants acquired for a purchase price of $7,000,000 in the aggregate, and $150,000 currently outstanding under an unsecured promissory note issued in the amount of up to $500,000;

•

the fact that given the differential in the purchase price that its Sponsor paid for the Alpha Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 5,750,000 New Semantix Ordinary Shares that the Sponsor will receive upon conversion of the Alpha Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Semantix Ordinary Shares trades below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that its Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if Alpha fails to complete an initial business combination and accordingly, its Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that in connection with the Business Combination, we entered into the Subscription Agreements with the PIPE Investors, including affiliates of Sponsor, which provide for the purchase by the PIPE Investors of an aggregate of 9,364,500 Alpha Class A Ordinary Shares, for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the First Merger;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by February 23, 2023, its Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than Alpha’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Alpha’s indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•

the fact that a certain affiliate of its Sponsor who is a shareholder of Alpha owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares, has agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of the Alpha shareholders is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially;

•	the fact that, unless a business combination is completed, Alpha’s directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on Alpha’s behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•

the fact that pursuant to the A&R Registration Rights Agreement (as defined below), its Sponsor can demand registration of its registrable securities and it will also have piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing, whereas it does not have such rights today;

•	the potential continuation of certain of our directors as directors and in other roles at New Semantix; and

•	the continued indemnification of current directors and officers of Alpha and the continuation of directors’ and officers’ liability insurance for a period of six years after the Business Combination.

These interests may influence Alpha’s directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination.

Certain Other Interests in the Business Combination

In addition to the interests of Alpha’s directors and officers in the Business Combination, you should be aware that Citi has financial interests that may conflict with the interests of Alpha shareholders and Alpha warrantholders generally.

Alpha consummated its IPO on February 23, 2023. Citi and BofA Securities, Inc. (“BofA Securities”) acted as global coordinators and representatives of the underwriters of the IPO and Alpha paid to Citi and BofA Securities underwriting discounts and commissions equal to approximately $4,600,000 upon consummation of the offering. Pursuant to the IPO underwriting agreement, upon consummation of the Business Combination, Citi and BofA Securities are entitled to $8,050,000 of deferred underwriting commission, however, BofA Securities has not been engaged as a financial advisor, placement agent, capital markets advisor or in any other capacity, to Alpha or any other party, and has not acted and will not act as a financial advisor, placement agent, capital markets advisor or in any other capacity, in connection with the Business Combination. Moreover, Citi and BofA Securities have resigned as underwriters and agreed to waive their rights to the deferred underwriting commission. See “Business of Alpha—Alpha History” and “Risk Factors—Risks Related to Alpha and the Business Combination—Citi and BofA Securities, the underwriters in Alpha’s IPO, were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with Alpha’s IPO, yet Citi and BofA Securities gratuitously and without any consideration from Alpha waived such compensation and disclaimed any responsibility for this proxy statement / prospectus” for additional information.

Citi was also engaged by Alpha as a capital markets advisor to assist with the Business Combination. Alpha had decided to retain Citi as Alpha’s capital markets advisor based primarily on (i) Citi’s extensive knowledge, strong market position and positive reputation in equity capital markets (and particularly with respect to special purpose acquisition company vehicles) and (ii) Citi’s long-standing relationship with Alpha, including Citi’s previous role acting as a global coordinator and representative of the underwriters of the IPO. Citi was not entitled to receive any additional fees for serving as Alpha’s capital markets advisor to assist with the Business Combination. On May 18, 2022, Alpha received notice from Citi terminating its engagement as a capital markets advisor and waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation as underwriter in Alpha’s IPO.

Under the terms of the IPO underwriting agreement, Alpha agreed to indemnify Citi and BofA Securities and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Neither Alpha nor Semantix relied on their respective financial advisors in the preparation and analysis of the materials, including projections, provided to the Alpha Board for use as a component of its overall evaluation of Semantix. The Alpha Board did not receive or rely upon any financial or valuation analyses conducted or prepared by any of the Advisors in making its determination that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of Alpha and its shareholders.

In addition, certain affiliates of Citi are also lenders of Semantix. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Indebtedness”.

Neither Citi, Credit Suisse, BofA Securities nor any other advisor is entitled, formally or informally, to be retained or engaged in any future matter after the consummation of the Business Combination.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of Alpha Class A Ordinary Shares or Alpha Warrants in connection with the Business Combination.

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Alpha Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except —(a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Regulatory Approvals Required for the Business Combination

Alpha and Semantix are not aware of any regulatory approvals in either the United States or Brazil required for the consummation of the Business Combination.

Listing of New Semantix’s Ordinary Shares

Approval of the listing on Nasdaq of New Semantix’s Ordinary Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Required Vote

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the transactions contemplated by the Business Combination Agreement, dated as of November 16, 2021 (as may be amended, supplemented, or otherwise modified from time to time), by and among Alpha Capital Acquisition Company, Alpha Capital Holdco Company, Alpha Merger Sub I Company, Alpha Merger Sub II Company, Alpha Merger Sub III Company and Semantix Tecnologia em Sistema de Informação S.A., pursuant to which, among other things, Semantix Tecnologia em Sistema de Informação S.A. and Alpha Capital Acquisition Company will become wholly owned subsidiaries of Alpha Capital Holdco Company, on the terms and conditions set forth therein, be authorised, approved and confirmed in all respects.”

Recommendation with Respect to the Business Combination

The Alpha Board has determined that the Business Combination Agreement is advisable, fair to and in the best interests of Alpha and its shareholders and recommends that the shareholders vote or instruct that their vote be cast “FOR” the approval of the Business Combination Proposal.

THE ALPHA BOARD RECOMMENDS THAT ALPHA’S SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF THE ALPHA BOARD, YOU SHOULD KEEP IN MIND THAT ALPHA’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE TRANSACTION THAT MAY CONFLICT WITH YOUR INTERESTS AS A SHAREHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

THE BUSINESS COMBINATION AGREEMENT

The following summary describes certain material provisions of the Business Combination Agreement. This summary is qualified in its entirety by reference to the full text of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A. You are encouraged to carefully read the Business Combination Agreement in its entirety for a more complete understanding of the Business Combination. The Business Combination Agreement is included to provide investors and security holders with information regarding the terms of the Business Combination Agreement. In particular, the assertions embodied in representations and warranties by the parties contained in the Business Combination Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also qualified, modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Alpha and New Semantix do not believe that these schedules contain information that is material to an investment decision.

The Pre-Closing Exchange

The Business Combination Agreement provides that, in connection with, and prior to the Closing of, the Business Combination, the Semantix shareholders will contribute their shares of Semantix to Newco in exchange for Newco Ordinary Shares, and Semantix will, as a result, become a wholly owned indirect subsidiary of Newco. Subsequent to the execution of the Business Combination Agreement, the Semantix shareholders approved the Business Combination and agreed to perform such Pre-Closing Exchange, including voting in favor of the relevant matters at the shareholders’ meetings of Semantix and the exchange of their Semantix shares for the Newco Ordinary Shares.

The Mergers

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into Alpha, with Alpha surviving as a direct wholly owned subsidiary of New Semantix , (ii) immediately thereafter, Alpha will merge with and into Second Merger Sub with Second Merger Sub surviving as a direct wholly owned subsidiary of New Semantix and (iii) as promptly as practicable thereafter, Third Merger Sub will merge with and into Newco with Newco surviving as a direct wholly owned subsidiary of New Semantix.

Structure

The following diagram depicts the organizational structure of Alpha, New Semantix and Semantix immediately before the Business Combination.

Pre-Business Combination Structure

The following diagram depicts the organizational structure of New Semantix and its subsidiaries immediately after the consummation of the Business Combination.

Post-Business Combination Structure

*	New Semantix is expected to change its name to Semantix, Inc. upon the Closing of the Business Combination.

Effective Times of the Mergers and Closing of the Business Combination

The Mergers are to become effective by the registration of plans of merger by the Cayman Islands Registrar of Companies and each will be effective immediately upon such registration.

Subject to the terms and conditions of the merger agreement, the closing will take place at a time and place to be specified by Alpha and Semantix, on the date which is no later than five (5) business days after the date on which all of the conditions described below under the subsection entitled “The Business Combination — The Business Combination Agreement—Conditions to Complete the Business Combination,” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Alpha and Semantix may mutually and reasonably agree.

Alpha, Semantix and New Semantix currently expect to complete the Business Combination in the first half of 2022. However, any delay in satisfying any conditions to the Business Combination could delay completion of the Business Combination. If the Closing has not occurred by August 16, 2022, subject to certain conditions, either Alpha or Semantix may terminate the Business Combination Agreement.

Consideration to be Received in the Business Combination

Alpha Shareholders Merger Consideration

Pursuant to the First Merger, each share of Alpha Class A Ordinary Shares and Alpha Class B Ordinary Share issued and outstanding immediately prior to the First Effective Time (other than shares owned by Alpha, First Merger Sub or any wholly owned subsidiary of Alpha immediately prior to the First Effective Time), will be cancelled and automatically converted into the right to receive one New Semantix Ordinary Share. Each Alpha Class A Ordinary Share validly submitted for redemption in the manner set forth in this prospectus/proxy statement will, in accordance with the Existing Governing Documents, be cancelled and redeemed prior to the First Effective Time and for the avoidance of doubt will not be entitled to any merger consideration.

At the First Effective Time, each of Alpha’s outstanding and unexercised warrants immediately prior to the First Effective Time will cease to represent a right to acquire Alpha Class A Ordinary Shares and will instead represent the right to acquire the same number of New Semantix Ordinary Shares, at the same exercise price and on the same other terms as in effect immediately prior to the Closing of the Business Combination, such warrants as of the Closing of the Business Combination, being referred to herein as New Semantix Warrants.

Semantix Shareholders Merger Consideration

Subsequent to the Pre-Closing Exchange and at the Third Effective Time, New Semantix, Third Merger Sub or any holder of Newco Ordinary Shares:

(a)	The total consideration payable to Semantix shareholders will be an amount of New Semantix Ordinary Shares equal to (a) $620 million in enterprise value, divided by (b) $10.00;

(b)

Each Vested Semantix Option will be automatically “net exercised” in full immediately prior to the Third Effective Time for New Semantix Ordinary Shares as determined by multiplying such net number of Semantix Shares by the Exchange Ratio, rounded to the nearest whole share; and

(c)

Each Unvested Semantix Option will automatically be assumed by New Semantix and will be converted into an option to acquire an amount of New Semantix Ordinary Shares with an amount and value determined in accordance with the Exchange Ratio on substantially the same terms and conditions applicable to such Unvested Semantix Option prior to the closing of the Third Merger.

Earn-out Consideration

In addition, certain Semantix shareholders will receive additional consideration in the form of earn-out of New Semantix Ordinary Shares. The Semantix Earn-Out Shares consists of up to an additional 2,500,000 newly issued New Semantix Ordinary Shares. The Semantix Earn-Out Shares will be issued in two equal 1,250,000 tranches based on the achievement of closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above will also be achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value in excess of the applicable closing share price target set forth above. Such Semantix shareholders’ right and entitlement to receive the Semantix Earn-Out Shares will be forfeited to the extent that the relevant share price targets have not been achieved by the fifth anniversary of the Closing Date.

Ownership of New Semantix Following the Business Combination

The following table illustrates varying estimated ownership levels in New Semantix immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Semantix(1)
	No Redemptions(2)	Interim Redemptions(3)	Maximum Redemptions(4)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Alpha shareholders (other than the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser))(5)	20.7%	11.5%	—%
Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser)(5)(6)(7)	8.1%	9.0%	10.2%
PIPE Investors (other than Semantix shareholders and the Sponsor’s affiliates (consisting of certain entities affiliated with Alec Oxenford and Rafael Steinhauser))	3.2%	3.5%	4.0%
Semantix shareholders(8)	68.1%	75.9%	85.8%

(1)

As of immediately following the consummation of the Business Combination and in each case, in consideration of PIPE Investors that are also existing shareholders of Semantix. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”

(2)	Assumes that no public shares are redeemed.
(3)

Assumes that 10,350,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share (being our estimate of 50% of the maximum number of public shares that could be redeemed after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement).

(4)

Assumes that 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon the consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

(5)	Excludes New Semantix Warrants.
(6)

Considering the exercise of all New Semantix Warrants, the Sponsor and its affiliates (consisting of Innova and certain entities affiliated with Alec Oxenford and Rafael Steinhauser) would own (i) 13.7% of New Semantix’s share capital under the no redemptions scenario, (ii) 15.8% of New Semantix’s share capital under the interim redemptions scenario, and (iii) 18.5% of New Semantix’s share capital under the maximum redemptions scenario.

(7)

Includes 862,500 Alpha Earn-Out Shares subject to vesting requirements under the Sponsor Letter Agreement but which, prior to vesting or forfeiture, entitle the holder to all rights of other New Semantix Ordinary Shares (other than the right to receive dividends), including the right to vote.

(8)	Excludes (i) equity awards issued at Closing upon rollover of the Unvested Semantix Options, (ii) Semantix Earn-Out Shares, and (iii) equity awards to be issued under the 2022 Plan.

Alpha cannot predict how many of the public Alpha shareholders will exercise their right to have their Alpha Class A Ordinary Shares redeemed for cash. As a result, Alpha has elected to provide the unaudited pro forma condensed combined financial information under the above three different redemption scenarios of Alpha shares into cash, each of which produce different allocations of total Alpha equity between holders of Alpha ordinary shares. The actual results will likely be within the parameters described by the three redemption scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results.

Representations and Warranties

In the Business Combination Agreement, Alpha made certain customary representations and warranties to Semantix, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; capitalization; subsidiaries; authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary agreements; no conflict; governmental approvals; SEC filings and financial statements; absence of certain changes; litigation and proceedings; certain business activities; material contracts; Nasdaq stock market quotation; PIPE Investment; financial ability and Trust Account; taxes; information supplied; employees and employee benefit plans; board approval and required shareholder vote; affiliate transactions; brokers’ and similar fees; not being required to register as an “investment company” under (and within the meaning of) the Investment Company Act; status as an “emerging growth company” under applicable securities laws; and disclaimer of other warranties.

In the Business Combination Agreement, each of New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub, made certain customary representations and warranties to Semantix, severally but not jointly, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; capitalization; authority and binding effect relative to execution and delivery of the Reorganization Agreement and other ancillary agreements; and disclaimer of other warranties.

In the Business Combination Agreement, Semantix made certain customary representations and warranties to Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub, including among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; capitalization; subsidiaries; authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary agreements; no conflict; governmental approvals; capitalization; compliance with laws; financial statements; no undisclosed liabilities; absence of certain changes; litigation and proceedings; employee benefit plans; employees and labor; real and tangible property; taxes; environmental matters; brokers’ and similar fees; intellectual property; privacy; material contracts; insurance; affiliate agreements; information supplied; anti-bribery and anti-corruption; international trade and sanctions; board approval and required shareholder vote; and disclaimer of other warranties.

Alpha, Semantix, New Semantix and the Merger Subs have qualified certain of the representations and warranties by a materiality or a material adverse effect standard. The Business Combination Agreement defines “material adverse effect” as:

•

With respect to Alpha, any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of Alpha, taken as a whole; or (b) the ability of Alpha to consummate the Business Combination by the Outside Date (as defined below); provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a material adverse effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures (each as defined in the Business Combination Agreement)) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Business Combination (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) will not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Business Combination; (iv) changes or proposed changes in applicable legal requirement or enforcement or interpretations thereof or decisions by courts or any governmental entity after the date of this Agreement; (v) changes in U.S. GAAP, Brazilian GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which Alpha operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (viii) will not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a material adverse effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Reorganization Agreement or (B) taken with the prior written consent of or at the prior written request of Semantix; (x) any change, event, effect or occurrence to the extent relating to any of the Group Companies or the Semantix shareholders; (xi) any SPAC Shareholder Redemption (as defined in the Business Combination Agreement), in and of itself; or (xii) any breach of any covenants, agreements or obligations of a PIPE Investor under a Subscription Agreement (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of Alpha, taken as a whole, relative to similarly situated companies in the industries in which Alpha conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a material adverse effect has occurred, but solely to the extent of such disproportionate effect.

•

With respect to Semantix and all of its direct and indirect subsidiaries (collectively, the “Group Companies”), any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Group Companies to consummate the Business Combination by the Outside Date (as defined below); provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a material adverse effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures (each as defined in the Business Combination Agreement)) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Business Combination (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) will not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Business Combination; (iv) changes or proposed changes in applicable legal requirement or enforcement or interpretations thereof or decisions by courts or any governmental entity after the date of this Agreement; (v) changes in U.S. GAAP, Brazilian GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (viii) will not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a material adverse effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Reorganization Agreement or (B) taken with the prior written consent of or at the prior written request of New Semantix, First Merger Sub, Second Merger Sub, Third Merger Sub or Alpha; (x) matters set forth on the disclosure schedules including (A) accounting effects on Semantix’s statement of profit and loss expected to result from Semantix’s adoption of a revenue recognition accounting standard in line with PCAOB requirements and other accounting effects resulting from the adoption of PCAOB standards and (B) prepayment and/or termination penalties under certain of the Group Companies’ contractual arrangements as set forth in the disclosure schedules, in the event that the Group Companies are unable to obtain the necessary waivers and consents to consummate the Business Combination; or (xi) any change, event, effect or occurrence to the extent relating to Alpha, New Semantix, First Merger Sub, Second Merger Sub, Third Merger Sub and each of their respective subsidiaries or a holder of Alpha shares; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a material adverse effect has occurred, but solely to the extent of such disproportionate effect.

In addition, the representations and warranties made by Alpha, Semantix, New Semantix and Merger Subs:

•

have been qualified by information that Alpha and Semantix each set forth in disclosure schedules that the parties exchanged in connection with signing the Business Combination Agreement; the information contained in such disclosure schedules modifies, qualifies and creates exceptions to the representations and warranties in the Business Combination Agreement;

•

in the case of Alpha, have been qualified by information that Alpha set forth in the reports that it has filed or furnished with the SEC since the date of the Business Combination Agreement (subject to certain exceptions); and

•	are subject to the materiality and material adverse effect standards described in the Business Combination Agreement, which may differ from what may be viewed as material by you.

The accuracy of each party’s representations and warranties, subject in each appropriate case to a materiality or a material adverse effect standard, is a condition to completing the Business Combination. See “—Conditions to Complete the Business Combination.”

Conduct of Business Pending Consummation of the Business Combination and Covenants

Covenants of Semantix

Semantix made certain covenants under the Business Combination Agreement, including, among others, the following:

•

From the date of the Business Combination Agreement until the earlier of the Third Effective Time or the termination of the Business Combination Agreement (the “Interim Period”), Semantix will, and will cause its subsidiaries to:

•

except as consented to by Alpha in advance and in writing, as expressly contemplated by the Business Combination Agreement and the other ancillary documents, as required by applicable legal requirements, as set forth in the disclosure schedules, or as a result of or in connection with COVID-19, use its commercially reasonable efforts to carry on its business in the ordinary course of business.

•

except as consented to by Alpha in advance and in writing, as expressly contemplated by the Business Combination Agreement and the other ancillary documents, as required by applicable legal requirements, as set forth in the disclosure schedules, or as a result of or in connection with COVID-19, during the Interim Period, Semantix will, and will cause each of its subsidiaries not to:

•

other than in the ordinary course of business consistent with past practice or as otherwise required by any existing Employee Benefit Plan (as defined in the Business Combination Agreement) (i) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or contractor, other than (A) in the ordinary course of business, increases of not more than 5% in the base compensation of any employee who has annual base compensation of less than $100,000 or (B) the payment of annual and other bonuses and other short-term incentive compensation in the ordinary course of business, (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of the Reorganization Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business; or (iv) hire or terminate any employee whose base salary exceed or would exceed, on an annualized basis, $100,000, other than terminations for cause;

•

other than the granting of non-exclusive licenses in the ordinary course of business or expirations of intellectual property in accordance with the applicable statutory term (if such term is non-renewable), (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any owned intellectual property or licensed intellectual property, in each case, that is material to any of the Group Companies; or (ii) voluntarily extend, amend, waive, cancel or modify any rights in or to any owned intellectual property or licensed intellectual property, in each case, that is material to any of the Group Companies (or any of their respective businesses);

•

other than in connection with any intra-Group Company actions, (i) make, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any share capital or otherwise or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers); or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units or restricted shares or stock or other contracts for the purchase or acquisition of such shares or capital stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with Semantix’s governing documents and such plan or agreement, as in effect as of the date of this Business Combination Agreement or modified after the date of the Business Combination Agreement in accordance with the Business Combination Agreement);

•

amend the certificate of organization or bylaws (or other comparable governing documents) of any Group Company member other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

•

except in the ordinary course of business (i) merge, consolidate or combine the itself with a third party, or (ii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing a majority of the equity interest in or all or substantially all of the assets of) any business or any corporation, partnership, association or other business organization or division thereof;

•

voluntarily dispose of or amend any real property lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, considered as a whole;

•

other than with respect to its real property leases and intellectual property or in the ordinary course of business or pursuant to existing contracts, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties;

•

(i) make, create any loans, advances or capital contributions to, or investments in, any person other than any of the Group Companies and other than advances for business expenses to employees and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any indebtedness in excess of $5,000,000 other than (x) guarantees of any indebtedness of any subsidiaries, (y) guarantees by the subsidiaries of the indebtedness of Semantix or (z) indebtedness incurred under existing credit facilities; (iii) except in the ordinary course of business, create any liens on any material property or material assets of any of the Group Companies in connection with any indebtedness thereof (other than permitted liens); or (iv) cancel or forgive any indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers;

•

compromise, settle or agree to settle any legal proceeding (i) involving payments by any Group Company of $100,000 or more, or (ii) that imposes any non-monetary obligations on a Group Company (excluding confidentiality, non-disparagement or other similar obligations), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate: (i) modify or amend, in a manner that is adverse to the applicable Group Company, or terminate any material contract (other than the repayment of existing indebtedness); (ii) enter into any contract that would have been a material contract, had it been entered into prior to the date of the Business Combination Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any material contract (other than assignments by the applicable Group Company to any other Group Company);

•

except as required by Brazilian GAAP (or any interpretation thereof) or applicable legal requirement (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

•

except in the ordinary course of business, (i) make, change or revoke any material tax election, (ii) change (or request to change) any material method of accounting for tax purposes, (iii) settle or compromise any material tax liability, (iv) file any amended material tax return, (v) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes, or (vi) settle or consent to any claim or assessment relating to any material amount of taxes;

•

take, or knowingly fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Business Combination Agreement constituting a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the SPAC Mergers and the Third Merger;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

•

enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) employee benefit plans and (iv) employment arrangements entered into in the ordinary course;

•	engage in any material new line of business; or

•	agree in writing or otherwise agree or commit to take any of the foregoing actions.

•

to deliver to Alpha for inclusion in this Registration Statement and proxy statement, (i) audited consolidated balance sheets of Semantix as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of Semantix for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards, together with their respective auditor’s reports thereon and consent to use such financial statements and reports, (ii) the unaudited consolidated balance sheets of Semantix as of June 30, 2021, and statements of income (loss), changes in shareholders’ equity and cash flows of Semantix for the six-month period then ended, reviewed in accordance with PCAOB Accounting Standard 4105, together with the auditor’s limited review report thereon and consent to use such financial statements and report and (iii) the audited consolidated balance sheets of LinkAPI as of the dates required by Rule 3-05 of Regulation S-X (as interpreted by the SEC), and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of LinkAPI for the required periods then ended, audited in accordance with applicable auditing standards required by the SEC for their inclusion in this Registration Statement on Form F-4 and the proxy statement/prospectus, together with their respective auditor’s reports thereon and consent to use such financial statements and reports.

•

to deliver to Alpha unaudited financial statements for each quarterly period after the date of the Business Combination Agreement until the definitive version of this proxy statement is filed with the SEC and delivered to Alpha shareholders of record.

Covenants of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub

Alpha made certain covenants under the Business Combination Agreement, including, among others, the following:

•	During the Interim Period, Alpha and New Semantix will, and New Semantix will cause each of its subsidiaries to:

•

except as consented to by Semantix in advance and in writing (not to be unreasonably conditioned, withheld or delayed), as expressly contemplated by the Business Combination Agreement and the other ancillary documents, as required by applicable legal requirements, as set forth in the disclosure schedules, or as a result of or in connection with COVID-19, use its commercially reasonable efforts to carry on its business in the ordinary course of business.

•

except as consented to by Semantix in advance and in writing (not to be unreasonably conditioned, withheld or delayed), as expressly contemplated by the Business Combination Agreement and the other ancillary documents, as required by applicable legal requirements, as set forth in the disclosure schedules, or as a result of or in connection with COVID-19, during the Interim Period, Alpha and New Semantix will, and New Semantix will cause each of its subsidiaries not to:

•

declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital or capital stock (or warrant) or split, combine or reclassify any share capital or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or capital stock or warrant, or effect any like change in capitalization;

•	purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Alpha, New Semantix or any of New Semantix’s subsidiaries;

•

except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge, mortgage, charge, assign by way of security or otherwise encumber, or agree to any of the foregoing with respect to, any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or shares of capital stock or equity securities or convertible or exchangeable securities;

•	amend the certificate of organization or bylaws (or other comparable governing documents) of Alpha, New Semantix or any of New Semantix’s subsidiaries;

•

(i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•

except in the ordinary course of business (i) incur any indebtedness or guarantee any indebtedness; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, (a) in excess of $2,000,000 in the aggregate or (b) except in the ordinary course of business; provided, however, that Alpha will be permitted to incur indebtedness from its affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Alpha in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at the Closing;

•	except as required by Brazilian GAAP or applicable legal requirements, make any change in accounting methods, principles or practices;

•

except in the ordinary course of business, (i) make, change or revoke any material tax election, (ii) change (or request to change) any method of accounting for tax purposes, (iii) settle or compromise any material tax liability, (iv) file any amended material tax return, (v) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes, or (vi) settle or consent to any claim or assessment relating to any material amount of taxes;

•	(i) take, or knowingly fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impeded the Intended Tax Treatment;

•	create any liens on any material property or material assets of Alpha, New Semantix, First Merger Sub, Second Merger Sub or Third Merger Sub;

•	liquidate, dissolve, reorganize or otherwise wind up the business or operations of Alpha, New Semantix, First Merger Sub, Second Merger Sub or Third Merger Sub;

•	commence, settle or compromise any legal proceeding material to Alpha, New Semantix, First Merger Sub, Second Merger Sub or Third Merger Sub or their respective properties or assets;

•	engage in any material new line of business;

•

modify or amend the Trust Agreement (as defined in the Business Combination Agreement) or Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Investment; or

•	commit, resolve or agree to take any of the foregoing actions.

•	to make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement at the Closing.

•

to take all actions necessary to ensure that Alpha continues to qualify as an “emerging growth company” under applicable securities laws from the date of the Business Combination Agreement through the Closing,

Joint and Other Covenants

The Business Combination Agreement also contains additional covenants and agreements among the various parties pertaining to, among other matters:

•	each of Alpha and Semantix has agreed not to solicit, initiate, encourage, facilitate or permit the marking, submission or announcement of any proposal for a competing transaction;

•	Alpha has agreed to cause New Semantix to prepare, file or confidentially submit and distribute this Form F-4 and the proxy statement/ prospectus included herein (and any amendments and supplements);

•	New Semantix must use its commercially reasonable best efforts to have the Registration Statement of which this proxy statement/prospectus is a part declared effective under the Securities Act.

•

Alpha will duly convene a meeting of Alpha shareholders and to solicit proxies from its shareholders in favor of the approval of the Business Combination Agreement and other related shareholder proposals;

•	prior to the Closing of the Business Combination, Semantix will cause the formation of Newco;

•

Newco has agreed, in connection with becoming a party to the Business Combination Agreement, to obtain and deliver (i) the unanimous approval of its board of directors of (A) the Business Combination Agreement, the Pre-Closing Exchange, the Third Merger and the other ancillary agreements to which it is a party and the other transactions contemplated thereby and (B) determination to recommend that the Newco shareholders vote to approve the Third Merger and such other actions contemplated by the Business Combination Agreement and (ii) the approval of the Third Merger and such other actions contemplated by the Business Combination;

•

Alpha and New Semantix must use commercially reasonable best efforts to cause New Semantix Ordinary Shares to be approved for listing on the Nasdaq (or other public stock exchange market in the United States as agreed by the parties) at the Closing;

•	each party will make any required filings or required notifications pursuant to any applicable antitrust laws or other applicable legal requirements;

•	each party agrees to confidentiality measures and each party will cooperate to make public announcements and other communications regarding the Business Combination Agreement and the transactions;

•

Alpha must make appropriate arrangements to have the Transfer Agent distribute the proceeds of the Trust Account at the closing of the Business Combination to Alpha so that such funds are available to Alpha and to be used in accordance with the Business Combination Agreement;

•	New Semantix agrees to maintain all director and officer indemnification provisions in Alpha’s and Semantix’s respective governing documents for a period of six years following Closing;

•

prior to the Closing, each of Semantix and Alpha agrees to purchase a “tail” directors’ and officers’ liability insurance policy for a period of six years covering the actions or omissions of its respective directors and officers occurring prior to the Closing;

•

each party agrees to reasonably cooperate and take certain actions to have the Business Combination qualify for the tax treatment intended by the parties as provided for in the Business Combination Agreement;

•	the SPAC Parties agree to not amend, modify or waive the terms of the Subscription Agreements and to use its commercially reasonable efforts to consummate the transactions contemplated therein;

•	the parties agree to take all actions necessary for New Semantix to qualify as a “foreign private issuer” under applicable securities laws;

•	the SPAC Parties agree to take all actions necessary to continue to qualify as an “emerging growth company” under applicable securities laws;

•	the parties agree to take all necessary actions to cause the post-Closing New Semantix board to be composed as provided in the Shareholders agreement; and

•	the parties agree to cooperate to establish an employee incentive plan for New Semantix.

Board of Directors

The Business Combination Agreement provides that, immediately following the Closing. New Semantix’s board of directors will consist of seven directors. The initial composition of New Semantix’s board of directors will be comprised of (i) six individuals to be designated by the New Semantix shareholders as specified in the Shareholders Agreement and (ii) one individual by the Sponsor, in each case, in accordance with, and subject to, the terms and conditions of the Shareholders Agreement. The directors of New Semantix will include Leonardo dos Santos Poça D’Água, Dorival Dourado Júnior, Veronica Allende Serra, Jaime Cardoso Danvila, Rafael Padilha de Lima Costa, Rafael Steinhauser and Ariel Lebowits. See “New Semantix Management After the Business Combination—Executive Officers and Directors.”

Conditions to Complete the Business Combination

The obligations of the parties to consummate the Business Combination are subject to the satisfaction of the following conditions at or prior to the First Effective Time:

•

at the extraordinary general meeting (including any adjournments thereof), the approval of the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals by Alpha shareholders;

•	the approval by the Newco shareholders of the Third Merger and such other actions contemplated by the Business Combination Agreement;

•	receipt of all necessary pre-Closing governmental authorizations as contemplated by the Business Combination Agreement;

•	Alpha having at least $5,000,001 of net tangible assets remaining after accounting for the Alpha shareholder redemptions;

•	the absence of any law or order enjoining or prohibiting the consummation of the Business Combination and other related transactions;

•

the receipt of approval for the New Semantix Ordinary Shares to be listed on the NASDAQ (or another public stock market or exchange in the United States as may be mutually agreed upon by Alpha and Semantix);

•	the effectiveness of the Form F-4 and the absence of any issued or pending stop order by the SEC;

•	the delivery to Alpha of the Exchange Agreement, duly executed by each of the Semantix shareholders, Semantix optionholders and Semantix; and

•	the delivery to Alpha of the minutes of the shareholders’ meeting of Semantix ratifying the Business Combination and other related transactions.

Unless waived by Semantix in writing, the obligations of Semantix to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each the following conditions:

•

the representations and warranties of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub pertaining to corporate organization, capitalization, due authorization, no conflicts governmental filings, business activities, Alpha board approval and recommendation, and brokers’ and similar fees being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•

all other representations and warranties of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub being true and correct as of the Closing or, if they expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to Alpha;

•

each of the covenants of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub to be performed or complied with as of or prior to the Closing pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•	subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to Alpha will have occurred that exists as of the Closing;

•	delivery by Alpha to Semantix of a certificate signed by an officer of Alpha, dated as of the Closing, certifying that certain conditions have been fulfilled;

•	the amendment and restatement of the memorandum and articles of association of New Semantix;

•

making of appropriate arrangements by Alpha to have the Trust Account (less certain amounts paid and to be paid pursuant to the Business Combination Agreement) available to Alpha for payments to be made under the Business Combination Agreement at Closing;

•	delivery by New Semantix of the Registration Rights Agreement; and

•

Alpha having at least $85,000,000 in cash available for distribution upon the consummation of the Business Combination immediately before the Closing after giving effect to the Alpha shareholder redemptions, for the avoidance of doubt, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment.

Unless waived by Alpha in writing, the obligations of Alpha, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each the following conditions:

•

the representations and warranties of Semantix pertaining to corporate organization, due authorization, no conflicts with Semantix’s governing documents and brokers’ and similar fees being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•

the representations and warranties of Semantix pertaining to capitalization being true and correct in all material respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date, other than deviations reflected on a closing payments schedule to be delivered pursuant to the Business Combination Agreement prior to Closing;

•

all other representations and warranties of Semantix being true and correct as the Closing or, if they expressly relate to an earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to Semantix;

•

each of the covenants of Semantix to be performed or complied with as of or prior to the Closing pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•	subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to Semantix will have occurred that exists as of the Closing; and

•	delivery by Semantix to Alpha of a certificate signed by an officer of Semantix, dated as of the First Effective Time, certifying that certain conditions have been fulfilled.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the Business Combination contemplated thereby abandoned under certain customary and limited circumstances:

•	by mutual written consent of Alpha and Semantix;

•

by written notice by either Alpha or Semantix if the Closing has not occurred on or prior to the date that is nine (9) months following the date of the Business Combination Agreement (the “Outside Date); provided that such party shall not be entitled to terminate if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure constitutes a breach of the Business Combination Agreement;

•

by written notice from either Alpha or Semantix to the other if a governmental entity shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

•

prior to the Closing, by written notice to Alpha from Semantix if there is any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of Alpha, New Semantix, First Merger Sub, Second Merger Sub or Third Merger Sub, or if any representation or warranty of Alpha, New Semantix, First Merger Sub, Second Merger Sub or Third Merger Sub shall have become untrue, in either case, such that the conditions to Semantix’s obligations to consummate the Business Combination would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by Semantix of written notice to Alpha of such breach (or such shorter period of time that remains between the date that Semantix provides such notice and the Outside Date) and, if Alpha, New Semantix, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, continues to exercise commercially reasonably efforts to cure such breach, Semantix cannot terminate if it has materially breached the Business Combination Agreement and has not cured such breach or such breach by Alpha, New Semantix, First Merger Sub, Second Merger Sub or Third Merger Sub is cured during such 30 period;

•

prior to the Closing, by written notice to Semantix from Alpha if there is any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of Semantix, or if any representation or warranty of Semantix shall have become untrue, in either case, such that the conditions to Alpha’s obligations to consummate the Business Combination would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by Alpha of written notice to Semantix of such breach (or such shorter period of time that remains between the date that Alpha provides such notice and the Outside Date) and, if Semantix continues to exercise commercially reasonably efforts to cure such breach, Alpha cannot terminate if it has materially breached the Business Combination Agreement and has not cured such breach or such breach by Semantix is cured during such 30 period;

•	by written notice from either Alpha or Semantix to the other if, at the extraordinary general meeting (including any adjournments thereof), the Alpha Shareholder Approval is not obtained; and

•

by written notice from Alpha to Semantix, if Semantix has not delivered by March 31, 2022 (i) the PCAOB Audited 2020 and 2019 Financial Statements, and (ii) the PCAOB Audited 2021 Financial Statements.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or shareholders, other than liability of any party thereto for any intentional breach of the Business Combination Agreement by such party prior to such termination or intentional fraud; provided, that obligations under the Confidentiality Agreement (as defined in the Business Combination Agreement Agreement) and certain obligations related to the Trust Account, director and officer indemnification and insurance and certain other provisions required under the Business Combination Agreement shall, in each case, survive any termination of the Business Combination Agreement. There are no termination fees in connection with the termination of the Business Combination Agreement.

Nonsurvival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any related document or instrument delivered pursuant to the Business Combination Agreement, will survive the Closing except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing, or (ii) any party’s liability for such party’s intentional fraud.

Governing Law

The Business Combination Agreement is governed and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable conflicts of law thereof. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Reorganization Agreement or the transactions contemplated thereby.

Expenses

In general, all costs and expenses incurred in the negotiation and execution of the Business Combination Agreement will be paid by the party incurring such expenses. If the Business Combination is consummated, New Semantix will be responsible for the transaction costs of Alpha, provided that Alpha has agreed to use commercially reasonable efforts to keep such costs under $20,400,000.

Amendments, Waivers and Consents

On January 7, 2022 and on February 28, 2022, Alpha and Semantix executed letter agreements pursuant to which, among other things, Alpha consented to Semantix entering into certain loan agreements and incurring new indebtedness in excess of the maximum thresholds provided for in the Business Combination Agreement, and Alpha also agreed on behalf of itself as well as New Semantix and the Merger Subs to waive any potential conflicts with the provisions of the Business Combination Agreement resulting from such actions. For more information on new indebtedness incurred by Semantix after December 31, 2021, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix—Indebtedness—Loans and Borrowings—New Indebtedness.”

On January 27, 2022, Alpha and Semantix executed a letter agreement pursuant to which, among other matters, Alpha agreed on behalf of itself as well as New Semantix and the Merger Subs to waive any potential conflicts with the provisions of the Business Combination Agreement related to Semantix engaging in preliminary, non-binding discussions to potentially acquire a target company following the completion of the Business Combination.

On February 23, 2022, Alpha and Semantix executed a letter agreement pursuant to which, among other matters, Alpha agreed on behalf of itself as well as New Semantix and the Merger Subs to waive any potential conflicts with the provisions of the Business Combination Agreement related to Semantix engaging in negotiations and executing a non-binding memorandum of understanding relating to a potential commercial partnership.

On April 13, 2022, Alpha, New Semantix, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix executed an amendment to the Business Combination Agreement to correct certain scrivener’s errors contained in the Business Combination Agreement, the form of Shareholders Agreement attached thereto and the form of A&R Registration Rights Agreement attached thereto. In addition, this amendment to the Business Combination Agreement also revised the list of Semantix shareholders that would be eligible to receive the Semantix Earn-Out Shares upon the achievement of certain price targets described in the Business Combination Agreement.

On May 6, 2022, Alpha and Semantix executed a letter agreement pursuant to which Alpha consented to Semantix entering into a loan agreement with a key employee of Semantix and extending credit to such employee pursuant to such loan agreement, and Alpha also agreed on behalf of itself as well as New Semantix and the Merger Subs to waive any potential conflicts with the provisions of the Business Combination Agreement with respect to such actions. It is expected that this lending arrangement between Semantix and its employee will be extinguished prior to the Closing of the Business Combination.

On May 13, 2022, Alpha and Semantix executed a letter agreement pursuant to which, among other things, Alpha consented to Semantix entering into certain loan agreements and incurring new indebtedness in excess of the maximum thresholds provided for in the Business Combination Agreement, and Alpha also agreed on behalf of itself as well as New Semantix and the Merger Subs to waive any potential conflicts with the provisions of the Business Combination Agreement resulting from such actions. As of the date of this proxy statement/prospectus, no such new loan agreement has been entered into by Semantix.

On June 1, 2022, Alpha and Semantix executed letter agreements pursuant to which, among other matters, Alpha agreed on behalf of itself as well as New Semantix and the Merger Subs to waive any potential conflicts with the provisions of the Business Combination Agreement related to Semantix engaging in preliminary, non-binding discussions to potentially acquire two target companies following the completion of the Business Combination.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements themselves, and you are urged to read such related agreements in their entirety. The Voting and Support Agreement, the Lock-up Agreement, the form of Subscription Agreement, the Shareholder Non-Redemption Agreement, the Sponsor Letter Agreement, the Shareholders Agreement, the Exchange Agreement and the form of Amended and Restated Registration Rights Agreement are attached hereto as Annex D, Annex E, Annex F, Annex G, Annex H, Annex I, Annex J and Annex K respectively.

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha, Semantix and certain of the Semantix shareholders have entered into the Voting and Support Agreement, pursuant to which, prior to the First Effective Time (and conditioned upon the occurrence of the First Effective Time), such Semantix shareholders will, among other things, vote to approve the Third Merger and such other actions as contemplated in the Business Combination Agreement for which the approval of the Semantix shareholders and the Newco shareholders is required.

Lock-up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha and the Semantix shareholders have entered into the Lock-up Agreement, pursuant to which, the Semantix shareholders agreed, among other things, to certain transfer restrictions on the New Semantix Ordinary Shares to be issued to such Semantix shareholders for a period of six months following the Closing Date, subject to the following exceptions of permitted transfers (i) if such New Semantix shareholder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, any affiliate of its controlling shareholder or to any members of its controlling shareholder or any of their affiliates, or (ii) if such New Semantix shareholder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such New Semantix shareholder’s immediate family or any trust for the direct or indirect benefit of such New Semantix Shareholder or the immediate family of such New Semantix shareholder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers (as defined in the Lock-up Agreement) made in connection with any forward purchase agreement or similar arrangement; provided, however, that (x) such New Semantix shareholder shall, and shall cause any such transferee of his, her or its Lock-up Shares (as defined in the Lock-up Agreement), to enter into a written agreement, in form and substance reasonably satisfactory to Alpha, agreeing to be bound by the Lock-up Agreement prior and as a condition to the occurrence of such Transfer, and that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of the Lock-up Agreement applicable to the transferring New Semantix shareholder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of the Lock-up Agreement.

On June 13, 2022, Alpha granted its consent under the Lock-up Agreement to allow Leonardo dos Santos Poça D’Água to pledge a certain amount of his New Semantix Ordinary Shares as collateral in order to obtain financing from a third-party financial institution other than New Semantix, Semantix, Alpha or a related person thereof (as such item is used in Item 404 of Regulation S-K) to acquire (i) New Semantix Ordinary Shares beneficially owned by either Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, or ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias, pursuant to the call option contained in the Exchange Agreement, and (ii) New Semantix Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água, pursuant to the right of first refusal contractually held by Leonardo dos Santos Poça D’Água over such New Semantix Ordinary Shares. For additional information, see “Security Ownership of Certain Beneficial Owners and Management—Semantix Founders Post-Closing Share Transfer.”

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors have committed to subscribe for and purchase for an aggregate purchase price of $93,645,000, 9,364,500 Alpha Class A Ordinary Shares (at $10.00 per share), which includes subscriptions by two affiliates of the Sponsor that have agreed to subscribe for 100,000 Alpha Class A Ordinary Shares in the aggregate and two affiliates of Semantix that have agreed to subscribe for 6,146,500 Alpha Class A Ordinary Shares in the aggregate. Such subscribed shares will convert to New Semantix Ordinary Shares in connection with the Business Combination. New Semantix has also agreed to grant certain customary registration rights to the PIPE Investors in connection with the PIPE Financing.

Shareholder Non-Redemption Agreement

Concurrently with the execution and delivery of the Business Combination Agreement and the Subscription Agreements , and as an inducement to Alpha’s and Semantix’s willingness to enter into the Business Combination Agreement, a certain shareholder of Alpha and affiliate of the Sponsor owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares has entered into the Shareholder Non-Redemption Agreement with Alpha, under which, among other things, such Alpha shareholder has agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of such Alpha shareholder is required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder holds of record or beneficially. Semantix and Newco are named third-party beneficiaries under the Shareholder Non-Redemption Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor has entered into the Sponsor Letter Agreement pursuant to which the Sponsor agreed to (i) vote all of its Founder Shares in favor of the Business Combination and related transactions and to take certain other actions in support of the Business Combination Agreement and related transactions and (ii) waive any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the Existing Governing Documents), including those rights that would otherwise apply pursuant to Section 17.3 of the Existing Governing Documents as a result of the issuance of New Semantix Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment such that the New Semantix Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of New Semantix Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the Existing Governing Documents (which for the avoidance of doubt does not include the Sponsor’s rights under Section 17.8 of the Existing Governing Document, which provides that in no event may any Founder Share convert into New Semantix Ordinary Shares at a ratio that is less than one-for-one), to which it would otherwise be entitled to in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

In addition, the Sponsor has agreed that the Alpha Earn-Out Shares held by the Sponsor as of the date of the Sponsor Letter Agreement will be subject to vesting requirements. The Alpha Earn-Out Shares will vest in two equal 431,250 tranches based on the achievement of closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above is also achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Semantix board of directors in good faith) in excess of the applicable closing share price target set forth above. The Alpha Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Semantix or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Alpha Earn-Out Shares will, with the exception of the right to receive dividends and other limited exceptions, be entitled to all rights of other shares of New Semantix Ordinary Shares.

Shareholders Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Sponsor and certain shareholders of Semantix have entered into a shareholders agreement (the “Shareholders Agreement”), pursuant to which, among other things, at the Third Effective Time, New Semantix’s board of directors will consist of seven directors, of which (i) four directors will be designated by Semantix’s Founders (with at least two such directors being independent if the director designated by the Sponsor is independent or, if the director designated by the Sponsor is not independent, with at least three of such directors being independent), (ii) one director will be designated by Crescera, (iii) one director will be designated by Inovabra, and (iv) one director will be designated by the Sponsor. The directors will be divided into three staggered classes designated as Class I, Class II and Class III. In addition, Semantix’s Founders will have the right to appoint the chairperson of the board of directors, subject to the maintenance of a number of New Semantix Ordinary Shares representing at least seven and one-half percent (7.5%) of the New Semantix Ordinary Shares then issued and outstanding.

Under the Shareholders Agreement, the right of Semantix’s Founders, Crescera and Inovabra to appoint directors as described above is subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding. The Sponsor’s right to appoint a director shall terminate at the earliest of (i) the date when the Sponsor no longer holders any New Semantix Ordinary Shares, or (ii) three years after the closing of the Business Combination, at which time a new director will be appointed by Semantix’s Founders.

The Shareholders Agreement will terminate upon the occurrence of certain triggering events, including, without limitation, in the event that the collective equity interests held by Crescera, Inovabra and Semantix’s Founders falls below 40% of the total outstanding equity interests in New Semantix. See “New Semantix Management After the Business Combination—Executive Officers and Directors.”

On April 13, 2022, New Semantix, Sponsor and certain shareholders of Semantix executed an amendment and restatement to the Shareholders Agreement to correct certain scrivener’s errors contained in the Shareholders Agreement.

Exchange Agreement

On November 17, 2021, New Semantix, Alpha, Semantix, the Semantix shareholders and the Semantix optionholders entered into an exchange agreement (the “Exchange Agreement”), pursuant to which, prior to the First Effective Time (and conditioned upon the Closing), the Semantix shareholders agreed to, among other things, exchange with Newco all of the issued and outstanding equity of Semantix for newly issued Newco Ordinary Shares and, after giving effect to the Pre-Closing Exchange, the Company will become a wholly owned subsidiary of Newco.

In addition, under the Exchange Agreement, DDT Investments Ltd., which is the investment vehicle owned by Leonardo dos Santos Poça D’Água, shall have the right, but not the obligation, to purchase on one or more occasions, from the Closing of the Business Combination until the fifth anniversary of the Closing, up to 5% of the outstanding New Semantix Ordinary Shares held by each of Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, and ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias.

A&R Registration Rights Agreement

At the consummation of the Business Combination, New Semantix, the Sponsor and certain persons named therein will enter into the A&R Registration Rights Agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $30 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Semantix shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing. New Semantix has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

MERGER PROPOSAL

Overview

The Merger Proposal, if approved, will authorize the Plan of Merger.

A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

Reasons for the Merger Proposal

The Companies Act required that the entry into the Plan of Merger be authorized by special resolution of the members of Alpha.

Vote Required for Approval

The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger be authorised, approved and confirmed in all respects, that Alpha Capital Acquisition Company be and is hereby authorised to enter into the Plan of Merger, and that the merger of Alpha Merger Sub I Company with and into Alpha Capital Acquisition Company, with Alpha Capital Acquisition Company surviving the merger as a wholly owned subsidiary of Alpha Capital Holdco Company, be authorised, approved and confirmed in all respects.”

Recommendation of the Alpha Board

THE ALPHA BOARD UNANIMOUSLY RECOMMENDS THAT ALPHA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of Alpha’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alpha and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Alpha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

Overview

If the Business Combination is consummated, Alpha’s Existing Governing Documents will effectively be replaced by the Proposed Governing Documents of New Semantix given that Alpha shareholders will, effective as of the consummation of the Business Combination (and assuming such shareholders do not redeem their Alpha Class A Ordinary Shares) hold New Semantix Ordinary Shares subject to the Proposed Governing Documents. Alpha’s shareholders are asked to consider and vote upon and to approve by special resolution three separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents.

The Proposed Governing Documents differ materially from the Existing Governing Documents. The below table sets forth a summary of the principal changes proposed between the Existing Governing Documents and the Proposed Governing Documents. This summary is qualified by reference to the complete text of the Existing Governing Documents and the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex B. Alpha shareholders are urged to carefully read the relevant provisions of New Semantix’s Articles that will be in effect as of consummation of the Business Combination.

Existing Governing Documents of Alpha	Proposed Governing Documents of New Semantix

Authorized Share Capital (Governing Documents Proposal 3A)

Alpha authorized share capital is $22,100 divided into (i) 200,000,000 Class A Ordinary Shares of a par value of $0.0001 each, (ii) 20,000,000 Class B Ordinary Shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each.	New Semantix will be authorized to issue 287,500,000 New Semantix Ordinary Shares, par value $0.001 per New Semantix Ordinary Share. Every holder of New Semantix Ordinary Shares, present in person or by proxy and entitled to vote thereon, shall be entitled to one vote in respect of each Ordinary Share held by them.

Method to Appoint and Elect Directors (Governing Documents Proposal 3B)
Prior to the closing of an initial business combination, Alpha may appoint or remove any director by ordinary resolution of the holders of Class B Ordinary Shares. Prior to the closing of an initial business Combination, holders of the Alpha Class A Ordinary Shares have no right to vote on the appointment or removal of any director.	Per the Articles and Shareholders Agreement, immediately following the Closing of the Business Combination, New Semantix’s board of directors will consist of seven directors, of which (i) four directors will be designated by Semantix’s Founders (with at least two such directors being independent if the director designated by the Sponsor is independent or, if the director designated by the Sponsor is not independent, with at least three of such directors being independent), (ii) one director will be designated by Crescera, (iii) one director will be designated by Inovabra, and (iv) one director will be designated by the Sponsor. The directors will be divided into three staggered classes designated as Class I, Class II and Class III. Director nominees must be elected by an ordinary resolution of the holders of New Semantix Ordinary Shares in accordance with the Articles and the Shareholders Agreement at each annual general meeting of New Semantix to fill the seats of those directors whose

Existing Governing Documents of Alpha	Proposed Governing Documents of New Semantix

terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New Semantix shall be nominated by the directors. At the 2023 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. Subject to the Articles and Shareholders Agreement, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Without prejudice to the power of New Semantix to appoint a person to be a director by ordinary resolution and subject to the Articles, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.

Other Changes in Connection with Adoption of the Proposed Governing Documents (Governing Documents Proposal 3C)
The Existing Governing Documents include provisions related to Alpha’s status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to Alpha’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as Alpha will cease to be a blank check company at such time.

GOVERNING DOCUMENTS PROPOSAL 3A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Alpha’s shareholders are being asked to approve the change in the authorized share capital of Alpha from (i) $22,100 divided into 200,000,000 Alpha Class A Ordinary Shares of a par value of $0.0001 each, (ii) 20,000,000 Alpha Class B Ordinary Shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each, to 287,500,000 New Semantix Ordinary Shares, par value $0.001 per New Semantix Ordinary Share.

As of the date of this proxy statement/prospectus, there are (i) 23,00,000 Alpha Class A Ordinary Shares issued and outstanding, (ii) 5,750,000 Alpha Class B Ordinary Shares issued and outstanding and (iii) no Alpha preference shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 11,500,000 public warrants and 7,000,000 private placement warrants of Alpha, in each case, issued and outstanding.

Pursuant to the Business Combination, at the First Effective Time, (i) each issued and outstanding Alpha Class A Ordinary Share and Alpha Class B Ordinary Share will be canceled and converted into the right to receive one New Semantix Ordinary Share and (ii) each issued and outstanding whole warrant to purchase Alpha Class A Ordinary Shares will be converted into the right to purchase one share of New Semantix Ordinary Share at an exercise price of $11.50 per share, subject to the same terms and conditions existing prior to such conversion. See the section titled “Business Combination Agreement Proposal” for a further discussion of these considerations.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for Governing Documents Proposal 3A

The approval of the authorized share capital of New Semantix is necessary for New Semantix to issue the New Semantix Ordinary Shares in connection with the consummation of the Business Combination. Further, our board of directors believes that it is important for New Semantix to have available for issuance a number of authorized shares of share capital sufficient to support the growth and to provide flexibility for future corporate needs of New Semantix.

Vote Required for Approval

The approval of Governing Documents Proposal 3A requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the principal differences between the existing amended and restated memorandum and articles of association of Alpha Capital Acquisition Company and the amended and restated memorandum and articles of association of Alpha Capital Holdco Company as attached to the accompanying proxy statement/prospectus as Annex C and as described in the Governing Documents Proposal 3A be approved.”

Recommendation of the Alpha Board

THE ALPHA BOARD UNANIMOUSLY RECOMMENDS THAT ALPHA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3A.

The existence of financial and personal interests of one or more of Alpha’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alpha and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Alpha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL 3B—APPROVAL OF METHOD TO APPOINT AND ELECT DIRECTORS

Overview

Alpha’s shareholders are being asked to approve Governing Documents Proposal 3B, pursuant to which, upon the Closing of the Business Combination, our director nominees are to be elected by an ordinary resolution of the holders of New Semantix Ordinary Shares in accordance with the Articles and the Shareholders Agreement at each annual general meeting of New Semantix to fill the seats of those directors whose terms expire at such annual general meeting.

The Existing Governing Documents provide that prior to the closing of an initial business combination, Alpha may appoint or remove any director by ordinary resolutions of the holders of Alpha Class B Ordinary Shares. Prior to the closing of an initial business Combination, holders of the Alpha Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

The Proposed Governing Documents provide that director nominees must be elected by an ordinary resolution of the holders of New Semantix Ordinary Shares in accordance with the Articles and the Shareholders Agreement at each annual general meeting of New Semantix to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New Semantix shall be nominated by the directors. At the 2023 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. Subject to the Articles and Shareholders Agreement, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Without prejudice to the power of New Semantix to appoint a person to be a director by ordinary resolution and subject to the Articles, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise. See the section entitled “New Semantix Management Following the Business Combination—Board of Directors” for further discussion of these considerations.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for Governing Documents Proposal 3B

The purpose of this proposal is to effect the method of appointment and election of directors to the New Semantix Board as negotiated between the parties in connection with the Business Combination Agreement.

Vote Required for Approval

The approval of Governing Documents Proposal 3B requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

RESOLVED, as a special resolution, that the principal differences between the existing amended and restated memorandum and articles of association of Alpha Capital Acquisition Company and the amended and restated memorandum and articles of association of Alpha Capital Holdco Company as attached to the accompanying proxy statement/prospectus as Annex C and as described in the Governing Documents Proposal 3B be approved.

Recommendation of the Alpha Board

THE ALPHA BOARD UNANIMOUSLY RECOMMENDS THAT ALPHA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3B.

The existence of financial and personal interests of one or more of Alpha’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alpha and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Alpha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL 3C—APPROVAL OF OTHER CHANGES IN CONNECTION WITH THE ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Alpha’s shareholders are being asked to approve Governing Documents Proposal 3C, pursuant to which the Proposed Governing Documents of New Semantix will not include the various provisions of Alpha’s Existing Governing Documents that are applicable only to blank check companies, which will no longer be applicable to us upon the consummation of the Business Combination.

The Proposed Governing Documents do not include provisions related to a blank check company (including those related to operation of the Trust Account, winding up our operations should we not complete an initial business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Semantix will not be a blank check company. The Proposed Governing Documents do not contain the requirement to dissolve New Semantix allowing it to continue as a corporate entity with perpetual existence following the Business Combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for New Semantix following the Business Combination.

Reasons for Governing Documents Proposal 3C

Our board of directors believes that the provisions that relate to the operation of Alpha as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval

The approval of Governing Documents Proposal 3C requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

RESOLVED, as a special resolution, that the principal differences between the existing amended and restated memorandum and articles of association of Alpha Capital Acquisition Company and the amended and restated memorandum and articles of association of Alpha Capital Holdco Company as attached to the accompanying proxy statement/prospectus as Annex B and as described in the Governing Documents Proposal 3C be approved.

Recommendation of the Alpha Board

THE ALPHA BOARD UNANIMOUSLY RECOMMENDS THAT ALPHA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3C.

The existence of financial and personal interests of one or more of Alpha’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alpha and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Alpha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Alpha Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Alpha shareholders, (ii) in order to solicit additional proxies from Alpha shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iii) if Alpha shareholders redeem an amount of public shares such that the minimum available cash condition to the obligation to Closing the Business Combination would not be satisfied.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Alpha’s shareholders, the Alpha Board may not be able to adjourn the extraordinary general meeting of shareholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of shareholders to approve the Transaction Proposals or Alpha shareholders have elected to redeem an amount of public shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required For Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Alpha shareholders, (ii) in order to solicit additional proxies from Alpha shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iii) if Alpha shareholders redeem an amount of public shares such that the minimum available cash condition to the obligation to Closing the Business Combination would not be satisfied be authorised, approved and confirmed in all respects.”

Recommendation of the Alpha Board

THE ALPHA BOARD UNANIMOUSLY RECOMMENDS THAT ALPHA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Alpha’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Alpha and Alpha shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Alpha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal—Interests of Alpha’s Directors and Executive Officers in the Business Combination” and “Risk Factors—Risks Related to Alpha and the Business Combination—Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical audited consolidated balance sheet of Semantix as of December 31, 2021, with the historical audited balance sheet of Alpha as of December 31, 2021, giving pro forma effect to the Business Combination and related transactions, as if they had occurred as of December 31, 2021.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statements of operations of Semantix and Alpha for such period on a pro forma basis as if the Business Combination, the PIPE Financing, and the step-acquisition of LinkAPI by Semantix that occurred on June 30, 2021 (for the remaining 49% ownership) had occurred on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021, has been derived from:

•	the historical audited financial statements of Alpha as of and for the year ended December 31, 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•

the historical audited consolidated financial statements of Semantix as of and for the year ended December 31, 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, has been derived from:

•	the historical audited financial statements of Alpha as of and for the year ended December 31, 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•

the historical audited consolidated financial statements of Semantix as of and for the year ended December 31, 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”). Semantix has elected not to present any estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Semantix and Alpha included in this proxy statement/prospectus and Semantix’s and Alpha’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

(In thousands of Brazilian reais)

	Historical					Scenario 1: Assuming No redemptions				Scenario 2: Assuming Interim redemptions			Scenario 3: Assuming Maximum redemptions
	Semantix (IFRS Historical)		Alpha (US GAAP, Translated to reais)	IFRS Conversion and Presentation Alignment (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	R	$ 52,149	R$ 2,190	R	$ —	R$ 1,283,685	A	R	$1,798,465	R$ 706,165	A	R$1,220,945	R$ 128,646	A	R	$643,426
						522,530	B			522,530	B		522,530	B
						(6,232)	C (ii)			(6,232)	C (ii)		(6,232)	C (ii)
						(29,908)	C (iii)			(29,908)	C (iii)		(29,908)	C (iii)
						(24,492)	C (iii)			(24,492)	C (iii)		(24,492)	C (iii)
						(1,457)	C (v)			(1,457)	C (v)		(1,457)	C (v)
Prepaid expenses and other		—	1,756		—	—			1,756	—		1,756	—			1,756
Trade receivables and other, net		36,525	—		—	—			36,525	—		36,525	—			36,525
Tax receivables		4,993	—		—	—			4,993	—		4,993	—			4,993
Cash and investments held in Trust Account		—	1,283,685		—	(1,283,685)	A		—	(706,165)	A	—	(128,646)	A		—
										(577,520)	E (i)		(1,155,039)	E (i)
Other assets		18,019	—		—	(5,132)	C (v)		12,887	(5,132)	C (v)	12,887	(5,132)	C (v)		12,887

Total current assets		111,686	1,287,631		—	455,309			1,854,626	(122,211)		1,277,106	(699,730)			699,587

Non-current assets
Property and equipment, net		3,555	—		—	—			3,555	—		3,555	—			3,555
Right of use asset		2,976	—		—	—			2,976	—		2,976	—			2,976
Intangible assets, net		74,628	—		—	—			74,628	—		74,628	—			74,628
Deferred tax asset		11,698	—		—	—			11,698	—		11,698	—			11,698
Derivatives financial instruments		1,308	—		—	—			1,308	—		1,308	—			1,308
Other assets		584	—		—	—			584	—		584	—			584

Total non-current assets		94,749	—		—	—			94,749	—		94,749	—			94,749

Total assets	R	$ 206,435	R$1,287,631	R	$ —	R$ 455,309		R	$1,949,375	R$ (122,211)		R$1,371,855	R$ (699,730)		R	$794,336

	Historical					Scenario 1: Assuming No redemptions				Scenario 2: Assuming Interim redemptions				Scenario 3: Assuming Maximum redemptions
	Semantix (IFRS Historical)		Alpha (US GAAP, Translated to reais)	IFRS Conversion and Presentation Alignment (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES
Current liabilities
Loans and borrowings	R	$ 44,060	R$ —	R	$ —	R$ —		R	$ 44,060	R	$ —		R$ 44,060	R$ —		R	$ 44,060
Trade and other payables		78,389	—		—	(1,457)	C (v)		76,932		(1,457)	C (v)	76,932	(1,457)	C (v)		76,932
Lease liabilities		1,094	—		—	—			1,094		—		1,094	—			1,094
Accrued offering costs and expenses		—	6,232		—	(6,232)	C (ii)		—		(6,232)	C (ii)	—	(6,232)	C (ii)		—
Other liabilities		14,628	—		—	—			14,628		—		14,628	—			14,628
Taxes payable		3,859	—		—	—			3,859		—		3,859	—			3,859

Total current liabilities	142,030		6,232	—		(7,689)		140,573		(7,689)			140,573	(7,689)		140,573

Non-current liabilities
Loans and borrowings		102,534	—		—	—			102,534		—		102,534	—			102,534
Lease liabilities		2,250	—		—	—			2,250		—		2,250	—			2,250
Warrant liability		—	85,735		—	—			85,735		—		85,735	—			85,735
Deferred underwriting discount		—	44,918		—	(44,918)	C (i)		—		(44,918)	C (i)	—	(44,918)	C (i)		—
Other liabilities		16,487	—		1,283,377	(1,283,377)	E (i)		133,316		(1,283,377)	E (i)	133,316	(1,283,377)	E (i)		133,316
						116,829	F				116,829	F		116,829	F
Deferred income tax		7,029	—		—	—			7,029		—		7,029	—			7,029

Total non-current liabilities	128,300		130,653	1,283,377		(1,211,466)		330,864		(1,211,466)			330,864	(1,211,466)		330,864

Total Liabilities	R	$ 270,330	R$ 136,885	R	$ 1,283,377	R$(1,219,155)		R	$ 471,437	R	$(1,219,155)		R$ 471,437	R$(1,219,155)		R	$471,437

Net Assets	R$(63,895)		R$1,150,746	R$(1,283,377)		R$ 1,674,464		R$1,477,938		R$ 1,096,944			R$ 900,418	R$ 519,425		R$322,899

Shareholder’s Equity
Commitments and contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value		—	1,283,377		(1,283,377)	—			—		—		—	—			—

	Historical						Scenario 1: Assuming No redemptions					Scenario 2: Assuming Interim redemptions					Scenario 3: Assuming Maximum redemptions
	Semantix (IFRS Historical)		Alpha (US GAAP, Translated to reais)		IFRS Conversion and Presentation Alignment (Note 4)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
Equity
Share capital (historical)	R$	55,818	R$	—	R$	—	R$	(55,818)	D	R$	—	R$	(55,818)	D	R$	—	R$	(55,818)	D	R$	—
Class B Ordinary shares, $0.0001 par value, 20,000,000 shares authorized; 5,750,000 shares issued and outstanding		—		3		—		(3)	E (iii)		—		(3)	E (iii)		—		(3)	E (iii)		—
Share Capital (New Semantix)		—		—		—		5	B		56		5	B		50		5	B		44
								51	E (ii)				45	E (ii)				39	E (ii)
Additional paid-in capital (“APIC”)		—		—		—		1,283,377	E (i)		1,843,717		705,857	E (i)		1,341,823		128,338	E (i)		839,974
								(24,492)	C (iii)				(24,492)	C (iii)				(24,492)	C (iii)
								17,166	C (iv)				17,363	C (iv)				17,604	C (iv)
								(5,132)	C (v)				(5,132)	C (v)				(5,132)	C (v)
								55,818	D				55,818	D				55,818	D
								(51)	E (ii)				(45)	E (ii)				(39)	E (ii)
								3	E (iii)				3	E (iii)				3	E (iii)
								228,956	E (iv)				304,379	E (iv)				379,802	E (iv)
								(116,829)	F				(116,829)	F				(116,829)	F
								522,525	B				522,525	B				522,525	B
								(117,624)	G				(117,624)	G				(117,624)	G
Foreign currency translation reserve		(1,022)		—		—		—			(1,022)		—			(1,022)		—			(1,022)
Capital reserves		15,999		—		—		—			15,999		—			15,999		—			15,999
Accumulated loss		(140,477)		(132,634)		—		44,918	C (i)		(386,599)		44,918	C (i)		(462,219)		44,918	C (i)		(537,883)
								(29,908)	C (iii)				(29,908)	C (iii)				(29,908)	C (iii)
								(17,166)	C (iv)				(17,363)	C (iv)				(17,604)	C (iv)
								(228,956)	E (iv)				(304,379)	E (iv)				(379,802)	E (iv)
								117,624	G				117,624	G				117,624	G

Equity attributable to owners of the company		(69,682)		(132,631)		—		1,674,464			1,472,151		1,096,944			894,631		519,425			317,112
Non-controlling interests		5,787		—		—		—			5,787		—			5,787		—			5,787

Total (deficit) equity	R$	(63,895)	R$	(132,631)	R$	—	R$	1,674,464		R$	1,477,938	R$	1,096,944		R$	900,418	R$	519,425		R$	322,899

Total equity and liabilities	R$	206,435	R$	1,287,631	R$	—	R$	455,309		R$	1,949,375	R$	(122,211)		R$	1,371,855	R$	(699,730)		R$	794,336

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands of Brazilian reais, except share and per share amounts)

	Historical							Scenario 1: Assuming No redemptions					Scenario 2: Assuming Interim redemptions					Scenario 3: Assuming Maximum redemptions
	Semantix (IFRS)		Transaction accounting adjustments of acquisition of LinkAPI			Alpha (US GAAP, Translated to reais)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
Revenue	R$	211,659	R$			R$	—	R$	—		R$	211,659	R$	—		R$	211,659	R$	—		R$	211,659
Cost of sales		(125,454)					—		—			(125,454)		—			(125,454)		—			(125,454)

Gross profit		86,205		—			—		—			86,205		—			86,205		—			86,205
Formation and operating costs		—					(12,442)		3,569	AA		(8,873)		3,569	AA		(8,873)		3,569	AA		(8,873)
Sales and marketing expenses		(36,693)					—		—			(36,693)		—			(36,693)		—			(36,693)
General and administrative expenses		(81,522)					—		—			(81,522)		—			(81,522)		—			(81,522)
Research and development		(19,920)					—		—			(19,920)		—			(19,920)		—			(19,920)
Change in fair value of warrant liability		—					3,843		—			3,843		—			3,843		—			3,843
Offering costs allocated to warrants		—					(3,074)		—			(3,074)		—			(3,074)		—			(3,074)
Other expenses		(9,205)					—		(228,956)	CC		(255,327)		(304,379)	CC		(330,947)		(379,802)	CC		(406,611)
									(17,166)	DD				(17,363)	DD				(17,604)	DD

Operating loss		(61,135)		—			(11,673)		(242,553)			(315,361)		(318,173)			(390,981)		(393,837)			(466,645)
Financial income		6,528					299		(299)	BB		6,528		(299)	BB		6,528		(299)	BB		6,528
Financial expenses		(21,508)					—		—			(21,508)		—			(21,508)		—			(21,508)

Net financial results		(14,980)		—			299		(299)			(14,980)		(299)			(14,980)		(299)			(14,980)

Loss before income tax		(76,115)		—			(11,374)		(242,852)			(330,341)		(318,472)			(405,961)		(394,136)			(481,625)
Income tax		7,741					—		—			7,741		—			7,741		—			7,741

Loss for the period	R$	(68,374)	R$	—		R$	(11,374)	R$	(242,852)		R$	(322,600)	R$	(318,472)		R$	(398,220)	R$	(394,136)		R$	(473,884)

Profit(loss) attributed to:
Controlling interests		(68,188)		174	EE		(11,374)		(242,852)			(322,240)		(318,472)			(397,860)		(394,136)			(473,524)
Non-controlling interests		(186)		(174)	EE		—		—			(360)		—			(360)		—			(360)
Weighted average shares outstanding of Class A ordinary shareholders		1,643,585					19,651,099					99,252,000					88,902,000					78,552,000
Basic and diluted losses per share	R$	(41.49)				R$	(0.45)				R$	(3.25)				R$	(4.48)				R$	(6.03)
Weighted average shares outstanding of Class B ordinary shares							5,640,797
Basic and diluted losses per share						R$	(0.45)

Note 1 - Description of the Proposed Transactions

On November 16, 2021, Alpha, Semantix, New Semantix, and the Merger Subs entered into the Business Combination Agreement. As a result of the transactions contemplated by the Business Combination Agreement, it is expected that each of Alpha and Semantix will become wholly-owned subsidiaries of New Semantix and each of the current shareholders of Semantix and the current shareholders of Alpha will become shareholders of New Semantix. Upon the closing of the Business Combination, New Semantix’s shares and warrants are expected to trade on the NASDAQ under the ticker symbol STIX and STIXW, respectively and New Semantix will become a publicly-listed entity. The Business Combination is expected to close in the first half of 2022, following the receipt of the required approval by Alpha’s shareholders and the fulfillment of other customary closing conditions. The unaudited pro forma condensed combined financial information contained herein assume, among other things, that Alpha’s shareholders approve the proposed Business Combination.

Certain Semantix shareholders would be expected to receive additional consideration in the form of earn-out of New Semantix Ordinary Shares totaling up to an additional 2,500,000 newly issued New Semantix Ordinary Shares, subject to meeting certain price targets. The Sponsor has agreed that 862,500 New Semantix Ordinary Shares to be issued to the Sponsor in respect of the Alpha Class B Ordinary Shares held by the Sponsor as of the date of the Sponsor Letter Agreement will be unvested and subject to the restrictions and forfeiture provisions, including vesting requirements based on those same earn-out price targets. See “The Business Combination Agreement”.

In connection with the execution of the Business Combination Agreement, Alpha and New Semantix also entered into separate Subscription Agreements, each dated November 16, 2021, with the PIPE Investors, pursuant to which, and subject to the terms and conditions thereto, the PIPE Investors collectively subscribed for an aggregate of 9,364,500 Alpha Class A Ordinary Shares for an aggregate purchase price of R$522,529,736 ($93,645,000), which such shares will convert to New Semantix Ordinary Shares in connection with the Business Combination. The PIPE Financing is conditioned on, and is expected to be consummated immediately prior to, the closing of the Business Combination, and with each Alpha Class A Ordinary Share subscribed for by the PIPE Investors to be exchanged for one New Semantix Ordinary Share, substantially concurrently with the closing of the Business Combination.

Alpha does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. See Note 3-Accounting for the Business Combination for more details.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus—The Business Combination” and “Certain Agreements Related to the Business Combination”.

Note 2 - Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that New Semantix will experience. Semantix and Alpha have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of operations reflects the step-acquisition of LinkAPI by Semantix that occurred on June 30, 2021 (for the remaining 49% ownership) as if it had occurred on January 1, 2021, the beginning of the earliest period presented.

The historical financial statements of Semantix have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Brazilian reais (“BRL”). The historical financial statements of Alpha have been prepared in accordance with U.S. GAAP in its presentation currency of the U.S. dollar. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Semantix and no material accounting policy difference is identified in converting Alpha’s historical financial statements to IFRS. The financial statements of Alpha have been translated into BRL for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•	at the period end exchange rate as of December 31, 2021 of $1.00 to R$5.5799 for the balance sheet;

•	the average exchange rate for the period from January 1, 2021 through December 31, 2021 of $1.00 to R$5.4068 for the statement of operations for the period ending on that date.

The exchange rate adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New Semantix after giving effect to the Business Combination.

To effect the Business Combination, Alpha must have cash held either in or outside the Trust Account, including the aggregate amount of any proceeds from the PIPE Financing, equal or exceeding $85 million. The PIPE Financing exceeds this minimum. Alpha cannot predict how many of the public shareholders will exercise their right to have their Alpha Class A Ordinary Shares redeemed for cash. Pursuant to the Sponsor IPO letter agreement, the Sponsor has agreed, in partial consideration of receiving its Founder Shares and for the covenants and commitments of Alpha therein, to waive its redemption rights with respect to its Founder Shares and any public shares Sponsor may have acquired after Alpha’s IPO in connection with the completion of the Business Combination. Additionally, on November 16, 2021, a certain shareholder of Alpha and affiliate of Sponsor agreed pursuant to the Shareholder Non-Redemption Agreement to, among other things, not redeem, transfer, or exercise 2,300,000 Alpha Class A Ordinary Shares held by it.

As a result, Alpha has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios of Alpha public shares into cash, each of which produce different allocations of total Alpha equity between holders of Alpha ordinary shares, as more fully described below

•

Scenario 1 - Assuming no redemptions: This presentation assumes that no public shareholders of Alpha exercise redemption rights with respect to their public shares for a pro rata share of cash in the Trust Account upon consummation of the Business Combination.

•

Scenario 2 - Assuming interim redemptions: This presentation assumes Alpha public shareholders holding 10.35 million Class A Ordinary Shares will exercise their redemption rights for $103.5 million of funds in the Trust Account upon consummation of the Business Combination at a redemption price of approximately $10 per share, after considering the 2.3 million Alpha public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement; and

•

Scenario 3 - Assuming maximum redemptions: This presentation assumes that Alpha public shareholders holding 20.7 million Alpha Class A Ordinary Shares will exercise their redemption rights for $207 million upon consummation of the Business Combination at a redemption price of approximately $10 per share. The maximum redemption amount is derived, after giving effect to the payments to redeeming shareholders of Alpha and 2.3 million Alpha public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 100,114,500, 89,764,500, and 79,414,500 New Semantix Ordinary Shares to be issued to Alpha and Semantix shareholders under Scenario’s 1 through 3, respectively.

The actual results will likely be within the parameters described by the three redemption scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under each scenario, Semantix is considered to be the accounting acquirer, as further discussed in Note 3 below.

After the Business Combination, Alpha’s current public shareholders, the Sponsor, which owns the Founder Shares, the PIPE Investors, and current Semantix shareholders, under the different redemption scenarios would be expected to own approximately the following percentages of New Semantix Ordinary Shares:

Ownership percentage post-Business Combination[1]	Scenario 1: Assuming No redemptions		Scenario 2: Assuming Interim redemptions		Scenario 3: Assuming Maximum redemptions
New Semantix shares	62,000,000	61.93%	62,000,000	69.07%	62,000,000	78.07%
Public shares (Class A)	23,000,000	22.97%	12,650,000	14.09%	2,300,000	2.90%
PIPE Investment shares	9,364,500	9.36%	9,364,500	10.43%	9,364,500	11.79%
Founder shares (Class B)[2]	5,750,000	5.74%	5,750,000	6.41%	5,750,000	7.24%

Total shares	100,114,500	100.00%	89,764,500	100.00%	79,414,500	100.00%

1.	In each case, not giving effect to any shares issuable upon the exercise or conversion of warrants and consideration for PIPE Investors that are also current shareholders of Semantix.
2.	Including 862,500 Alpha Earn-Out Shares that are subject to vesting.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account (i) Alpha Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter,(ii) equity awards issued at Closing upon rollover of the Unvested Semantix Options, (iii) Semantix Earn-Out Shares, (iv) New Semantix Warrants and (v) equity awards to be issued under the 2022 Plan.

Note 3 - Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, Alpha would be expected to be treated as the “acquired” company for financial reporting purposes, and Semantix will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•	Semantix’s current shareholders will hold a majority of the voting power of the New Semantix post Business Combination;

•	Semantix’s operations will substantially comprise the ongoing operations of New Semantix;

•	Pursuant to the Shareholders’ Agreement, Semantix’s current shareholders will have the ability to nominate the majority of the members of the board of directors;

•	Semantix is the larger entity in terms of substantive operations and employee base; and

•	Semantix’s senior management will comprise the senior management of New Semantix, including the CEO and CFO roles.

Another determining factor was that Alpha does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of Alpha will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of New Semantix Ordinary Shares issued over the fair value of Semantix’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes that Alpha Warrants would be expected to be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of operations. However, Semantix’s evaluation of the post-

Business Combination accounting for the warrants is ongoing, including the possibility of accounting for the public warrants as equity in accordance with IFRS 2 following consummation of the Business Combination.

Note 4 - IFRS Conversion and Presentation Alignment

The historical financial information of Alpha has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Alpha’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Alpha Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, Alpha’s historical financial information were converted from USD to Brazilian reais in accordance with the presentation of Semantix’s historical financial information, as discussed in Note 2.

Note 5 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of are as follows:

A.	To reflect the release of cash and investments held in the Trust Account in conjunction with the redemption of Alpha Ordinary Shares which has been reflected as a reduction of other liabilities.

B.

To reflect the proceeds from the PIPE Financing with the corresponding issuance of 9.4 million Alpha Ordinary Shares, with a nominal value of $0.0001, at $10.00 per share, or $93.6 million (R$522.5 million).

C.

To reflect the estimated payment in aggregate that consists of (i) Alpha’s deferred underwriting fees of R$44.9 million which were capitalized as of December 31, 2021. Subsequently, in May 2022, two of the underwriters of the IPO agreed to waive their right to underwriting commissions of R$44.9 million. (ii) outstanding offering costs and expenses of R$6.2 million (iii) transaction costs expected to be incurred by Semantix in the amount of R$24.5 million, and Alpha in the amount of R$29.9 million, respectively, that are direct and incremental costs related to the Business Combination. These costs are reflected as an adjustment to APIC and accumulated loss, respectively, (iv) additionally, a reclassification is made in order to correctly allocate transaction costs between the liability and equity components of the instruments in proportion to the allocation of proceeds to be received under each of the redemption scenarios (R$17.2 million under the No Redemption scenario, R$17.4 million under the Interim Redemption scenario, and R$17.6 million under the Maximum Redemption scenario), and (v) Semantix transaction costs of R$5.1 million that were incurred, and booked in Other assets as of December 31,2021, and R$1.5 million that were booked to Trade and other payables.

D.	To reflect the removal of Semantix Share Capital/Premium to APIC of R$55.8 million.

E.

To reflect the capital reorganization of Semantix, as per the Business Combination Agreement, consisting of (i) the reclassification non-redeemed shares from liability to permanent equity (ii) the booking of par value shares issued (iii) the removal of historical Alpha equity balances, and (iv) in accordance with IFRS 2, the deemed costs of the shares issued by Semantix in excess of the net assets of Alpha, which primarily consists of cash and marketable securities held in the Trust Account and certain public and private warrants liabilities, is accounted for as stock-based compensation and reflected as an adjustment to accumulated deficit. A one percent change in the market price per share of Alpha Capital Class A Ordinary shares would result in the change of R$13.9 million, R$8.9 million, and R$3.9 million in the estimated expense assuming no redemptions, interim redemptions, and maximum redemptions, respectively. The stock based compensation is calculated as follows:

(in thousands of Brazilian reais)	Scenario 1: Assuming No redemptions		Scenario 2: Assuming Interim redemptions		Scenario 3: Assuming Maximum redemptions
Deemed cost of shares issued to Alpha Capital shareholders(1)	R$	1,394,712	R$	892,615	R$	390,519
Net assets of Alpha December 31, 2021(2)		1,150,746		1,150,746		1,150,746
Effect redemption of Alpha ordinary shares		—		(577,520)		(1,155,039)
Less: Alpha’s transaction costs		(29,908)		(29,908)		(29,908)
Plus: Effect of underwriting fee waiver		44,918		44,918		44,918
Adjusted net assets of Alpha as of December 31, 2021		1,165,756		588,236		10,717

IFRS 2 charge for listing services	R$	228,956	R$	304,379	R$	379,802

(1)	Estimated fair value determined based on quoted market price of $9.92/share as of June 7, 2022 and foreign exchange rate of $1.00 to R$4.8903.
(2)

Calculated based on exchange rate as of December 31,2021 of $1.00 to R$5.5799 (see Note 2). On the basis of the foreign exchange rate of $1.00 to R$4.8903 as of June 7, 2022, the net assets of Alpha as of December 31, 2021 translated into Brazilian real is approximately $1,008,530.

F.	To reflect adjustment made for the 2,500,000 Semantix Earn-Out Shares consideration in agreement with the Business Combination Agreement of R$116.8 million.

G.	To reflect the removal of Alpha historical accumulated deficit.

Note 6 - Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement Of Operations for the Year Ended December 31, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

AA.	To reflect the elimination of office and administrative support fees paid by Alpha to the Sponsor.

BB.	To reflect the elimination of interest and dividend income generated from the cash held in the Trust Account.

CC.

Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of New Semantix Ordinary Shares issued over the fair value of Alpha’s identifiable net assets at the date of the Business Combination.

DD.	Reflects the estimated transaction costs under the three scenarios to be expensed as part of the Business Combination, as described in C(iv).

EE.	Adjustment to remove the Non-Controlling Interest related to LinkAPI due to the step-acquisition of LinkAPI being reflected as if it had occurred as of January 1, 2021.

Note 7 - Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, PIPE Financing, and step-acquisition of LinkAPI. As the Business Combination, PIPE Financing, and step-acquisition of LinkAPI, are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. As per Note 2, the following are also not included in calculation of pro forma EPS, (i) New Semantix Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter, (ii) equity awards issued at Closing upon rollover of the Unvested Semantix Options, (iii) 2,500,000 Semantix Earn-Out Shares, and (iv) equity awards to be issued under the 2022 Plan. The 2,500,000 Semantix Earn-Out Shares will not have been issued at Closing and their subsequent issuance is subject to the fulfillment of certain conditions, such that they are not included in the calculation of pro forma EPS for the year ended December 31, 2021. The New Semantix Options and New Semantix Warrants issued in connection with the Business Combination are not included in the basic earnings per share calculation as the options are not exercised at the date of the consummation of the Business Combination Agreement.

Since Semantix reported a loss for the year ended December 31, 2021, the number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because the potentially dilutive shares would have been antidilutive if included in the calculation. Consequently, the Option Holders and New Semantix Warrants issued in connection with the Business Combination are not included in the diluted earnings per share calculation as they are antidilutive.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption of Alpha’s public shares:

	Year Ended December 31, 2021
	Scenario 1: Assuming No redemptions		Scenario 2: Assuming Interim redemptions		Scenario 3: Assuming Maximum redemptions
	(in thousands of Brazilian reais, except share and per share data)
Numerator:
Net loss attributable to common stockholders	R$	(322,240)	R$	(397,860)	R$	(473,524)
Denominator:
New Semantix shares		62,000,000		62,000,000		62,000,000
Public shares		23,000,000		12,650,000		2,300,000
PIPE Investment shares		9,364,500		9,364,500		9,364,500
Founder Shares[1]		4,887,500		4,887,500		4,887,500

Total weighted average shares outstanding - basic and diluted		99,252,000		88,902,000		78,552,000

Net loss per share - basic and diluted	R$	(3.25)	R$	(4.48)	R$	(6.03)

1.	Excluding 862,500 Alpha Earn-Out Shares that are subject to vesting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Davis Polk & Wardwell LLP, which is filed as Exhibit 8.1 to this registration statement, the following are the material U.S. federal income tax consequences to U.S. Holders (defined below) of (i) the SPAC Mergers, (ii) the ownership and disposition of New Semantix Securities received by holders of Alpha Securities in the SPAC Mergers and (iii) the exercise of redemption rights by U.S. Holders of Alpha Class A Ordinary Shares.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Alpha Securities and, after the completion of the Business Combination, will hold New Semantix Securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:

•	our Sponsor or any member thereof;

•	financial institutions or financial services entities;

•	broker-dealers

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons liable for alternative minimum tax;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of Alpha’s shares, by vote of value, or will hold five percent or more of the shares of New Semantix, by vote or value;

•	persons that acquired Alpha Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation ;

•	persons that hold Alpha Securities, or will hold New Semantix Securities, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Alpha Securities or New Semantix Securities, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any Alpha Securities, or New Semantix Securities and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Business Combination, ownership and disposition of New Semantix Securities, or the exercise of redemption rights with respect to the Alpha Class A Ordinary Shares.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.

We have not and do not intend to seek any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any aspect of the Business Combination or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Alpha Securities or New Semantix Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. HOLDERS OF ALPHA SECURITIES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF NEW PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, OR THE REDEMPTION OF THEIR ALPHA CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Tax Treatment of the SPAC Mergers

Under Section 368(a)(1)(F) of the Code, a reorganization is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” In the opinion of Davis Polk & Wardwell LLP, subject to the assumptions, qualifications and limitations described herein and in the opinion included as filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, the SPAC Mergers will, together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) (i.e., an F Reorganization). If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the SPAC Mergers could differ from those described herein. In addition, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the SPAC Mergers (or any other aspect of the Business Combination) qualify as tax-free transactions. Neither Alpha nor Semantix has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Business Combination.

If, as expected, the SPAC Mergers qualify as an F Reorganization:

•	a U.S. Holder that exchanges its Alpha Securities pursuant to the SPAC Mergers generally will not recognize gain or loss on the exchange of such Alpha Securities for New Semantix Securities,

•

the adjusted tax basis of a U.S. Holder in the New Semantix Ordinary Shares received as a result of the SPAC Mergers will equal the adjusted tax basis of the Alpha Class A Ordinary Shares surrendered in exchange therefor,

•	the adjusted tax basis of a U.S. Holder in the warrants received as a result of the SPAC Mergers will equal the adjusted tax basis of the Alpha Warrants surrendered in exchange therefor, and

•

a U.S. Holder’s holding period in the New Semantix Securities received in the exchange will include the holding period in the Alpha Securities surrendered in exchange therefor. However, it is unclear whether the redemption rights with respect to the Alpha Class A Ordinary Shares may prevent the holding period of the New Semantix Ordinary Shares from commencing prior to the termination of such rights.

If the SPAC Mergers do not qualify as an F Reorganization, the tax consequences of the SPAC Mergers will depend on whether the SPAC Mergers or any component thereof would qualify for tax-free treatment under other provisions of the Code, and whether Alpha and/or New Semantix are PFICs. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the SPAC Mergers if they do not qualify as an F Reorganization or otherwise as a tax-free transaction (including the requirement to recognize gain in that event). In addition, U.S. Holders should consult their tax advisers regarding whether the PFIC rules could apply to the transfer of their Alpha Securities pursuant to the SPAC Mergers if they do not qualify as an F Reorganization (regardless of whether the SPAC Mergers otherwise qualify for tax-free treatment).

Because the F Reorganization will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the F Reorganization. All U.S. Holders considering exercising redemption rights are urged to consult their tax advisors with respect to the potential tax consequences to them of the F Reorganization and an exercise of redemption rights.

Consequences of Ownership and Disposition of New Semantix Ordinary Shares and Warrants

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the New Semantix Ordinary Shares to the extent the distribution is paid out of New Semantix’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New Semantix Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New Semantix Ordinary Shares. Because New Semantix may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New Semantix will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Semantix Ordinary Shares and Warrants” below) only if the New Semantix Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the New Semantix Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Semantix Ordinary Shares and Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the New Semantix Ordinary Shares or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such New Semantix Ordinary Shares or warrants exceeds one year at the time of such disposition. It is unclear, however, whether the redemption rights with respect to the Alpha Class A Ordinary Shares may have suspended the running of the applicable holding period for this purpose.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New Semantix Ordinary Shares or warrants so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a New Semantix Ordinary Share acquired pursuant to the exercise of a warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New Semantix Ordinary Share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in a New Semantix Ordinary Share received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the New Semantix Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the New Semantix Ordinary Share received generally would equal the U.S. Holder’s tax basis in the warrants. If the cashless exercise was not treated as a recapitalization (but not a realization event), it is unclear whether a U.S. Holder’s holding period for the New Semantix Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the New Semantix Ordinary Share would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered warrants with an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the New Semantix Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the New Semantix Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of New Semantix Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of warrants would, however, be treated as receiving a constructive distribution from New Semantix if, for example, the adjustment increases the warrantholders’ proportionate interest in New Semantix’s assets or earnings and profits (e.g., through an increase in the number of New Semantix Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of New Semantix Ordinary Shares which is taxable to the U.S. Holders of such New Semantix Ordinary Shares as described under “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from New Semantix equal to the fair market value of the increase in the interest. For certain information reporting purposes, New Semantix is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which New Semantix may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Redemption of New Semantix Ordinary Shares

Subject to the PFIC Rules discussed below,” in the event that a U.S. Holder’s New Semantix Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “The Extraordinary General Meeting of Alpha Shareholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the New Semantix Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Semantix Ordinary Shares or Warrants”) or rather as a distribution, in which case such redemption would be treated as described in “—Taxation of Distributions.”

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of New Semantix Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all New Semantix Ordinary Shares outstanding both before and after such redemption. The redemption of New Semantix Ordinary Shares generally will be treated as a sale of the New Semantix Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only New Semantix Ordinary Shares actually owned by the U.S. Holder, but also any New Semantix Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include New Semantix Ordinary Shares which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of New Semantix Ordinary Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the Alpha Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all New Semantix Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all New Semantix Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the New Semantix Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Semantix. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above under “—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Semantix Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

U.S. HOLDERS OF ALPHA CLASS A ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Alpha Securities and New Semantix Securities could be materially different from that described above if Alpha or New Semantix is or was treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Based on the expected composition of New Semantix’s income and assets and the estimated value of New Semantix’s assets, including goodwill, New Semantix currently does not expect to be a PFIC for its taxable year ending December 31, 2022. However, because New Semantix’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of New Semantix’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the New Semantix Ordinary Shares from time to time, which could be volatile), there can be no assurances the New Semantix will not be a PFIC for its taxable year ending December 31, 2022 or any future taxable year. Because Alpha is a blank-check company with no current active business, based upon the composition of Alpha’s income and assets, unless Alpha qualifies for the start-up exception (defined below), Alpha believes it would qualify as a PFIC for its taxable year ending December 31, 2021. Pursuant to the start-up exception, however, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”).

Assuming the SPAC Mergers qualify as an F Reorganization, New Semantix should be treated as the same corporation as Alpha for purposes of the PFIC rules, including the start-up exception. In that case, Alpha should not be treated as a PFIC for its taxable year ending December 31, 2021, if it qualifies for the start-up exception for its taxable year ending December 31, 2021, which requires that New Semantix will not be a PFIC for its taxable years ending December 31, 2022, and December 31, 2023. As discussed above, there can be no assurance with respect to New Semantix’s PFIC status for any taxable year. Because PFIC status for any taxable year will not be determinable until after the end of such year, and, in the case of the application of the start-up exception for Alpha in its taxable year ending December 31, 2021, until after the end of New Semantix’s taxable year ending December 31, 2023, there can be no assurance with respect to Alpha’s status as a PFIC for its taxable year ending December 31, 2021.

If Alpha is determined to be a PFIC with respect to a U.S. Holder who exchanges Alpha Class A Ordinary Shares for New Semantix Ordinary Shares in connection with the SPAC Mergers and such U.S. Holder did not make any of the PFIC Elections (defined below) with respect to the Alpha Class A Ordinary Shares, then, although not free from doubt, New Semantix would also be treated as a PFIC as to such U.S. Holder with respect to such New Semantix Ordinary Shares, even if New Semantix is not a PFIC, unless such U.S. Holder makes a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an “excess distribution,” as described below. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s New Semantix Ordinary Shares. In the absence of a purging election, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such New Semantix Ordinary Shares for a period that includes its holding period for the Alpha Class A Ordinary Shares exchanged therefor. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

In addition, if Alpha is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its shares redeemed, as described above under the heading “—Redemption of New Semantix Ordinary Shares,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make a qualified electing fund (“QEF”) election for Alpha’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, a QEF election along with an applicable purging election, or a mark-to-market election (collectively, the “PFIC Elections”).

If New Semantix is a PFIC for any taxable year during which a U.S. person owns New Semantix Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described below on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

If Alpha or New Semantix is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of New Semantix Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its New Semantix Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such New Semantix Ordinary Shares. The amounts allocated to the taxable year of the sale or disposition and to any year before New Semantix became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its New Semantix Ordinary Shares exceed 125% of the average of the annual distributions on the New Semantix Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner.

In general, a U.S. Holder of Alpha Class A Ordinary Shares may avoid the adverse PFIC tax consequences described above in respect of the New Semantix Ordinary Shares by making and maintaining a timely and valid QEF election to include in income its pro rata share of New Semantix’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which New Semantix’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from Alpha or New Semantix, as the case may be. We do not intend to prepare or provide the information necessary for a U.S. Holder to make a qualified electing fund election with respect to New Semantix Ordinary Shares.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire New Semantix Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Alpha or New Semantix was a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury Regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired New Semantix Ordinary Shares (or has a properly maintained QEF election in effect with respect to New Semantix Ordinary Shares), the QEF election will apply to the newly acquired New Semantix Ordinary Shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New Semantix Ordinary Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election (discussed above). As a result of a purging election, the U.S. Holder will have a new basis and holding period in the New Semantix Ordinary Shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

Alternatively, if New Semantix is a PFIC and if the New Semantix Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The New Semantix Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the New Semantix Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the New Semantix Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of New Semantix Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the New Semantix Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the New Semantix Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the New Semantix Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of New Semantix Ordinary Shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New Semantix Ordinary Shares will be treated as discussed under “—Taxation of Distributions” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of New Semantix, even if the U.S. Holder made a mark-to-market election with respect to the New Semantix Ordinary Shares. Currently, a mark-to-market election may not be made with respect to the warrants.

If New Semantix is a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any New Semantix Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to New Semantix and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the determination of whether Alpha or

New Semantix is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of New Semantix Ordinary Shares.

Information Reporting and Backup Withholding

Dividend payments with respect to New Semantix Ordinary Shares and proceeds from the sale, exchange or redemption of New Semantix Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the SPAC Mergers, ownership and disposition of New Semantix Ordinary Shares and warrants and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of New Semantix. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of New Semantix’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of New Semantix’s Ordinary Shares or on an instrument of transfer in respect of such shares.

New Semantix has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain after the effectiveness of the registration statement of which this prospectus forms a part an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law, the following undertaking is hereby given to New Semantix:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to New Semantix or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	on or in respect of the shares, debentures or other obligations of New Semantix; or

2.2	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of twenty years from January 7, 2022.

BUSINESS OF ALPHA

Unless the context otherwise requires, all references in this subsection to “the Company,” “Alpha,” “we,” “us” or “our” refer to the business of Alpha Capital Acquisition Company prior to the consummation of the Business Combination.

Alpha is a blank check company incorporated in the Cayman Islands on December 10, 2020 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

Alpha was established by our founders – Alec Oxenford and Rafael Steinhauser – with the mission of providing technology-focused companies in Latin America with broader access to the capital markets. We believe that the businesses with the greatest propensity for long-term value creation seek partners who are themselves proven value builders and have demonstrated success in ushering companies from private to public operating environments.

Alpha History

In December 2020, one of our officers purchased an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In January 2021, the Founder Shares were assigned to our Sponsor for the same purchase price that was initially paid by one of our officers. Our Founder Shares will automatically convert into Alpha Class A Ordinary Shares, on a one-for-one basis, upon the completion of a business combination. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the issued and outstanding ordinary shares upon completion of the IPO.

On February 23, 2021, we completed our IPO of 23,000,000 units at a price of $10.00 per unit, generating gross proceeds of $230,000,000. Each unit consists of one Alpha Class A Ordinary Share and one-half of one public warrant. Each whole warrant entitles the holder thereof to purchase one Alpha Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.

Substantially concurrently with the completion of the IPO, our Sponsor purchased an aggregate of 7,000,000 private placement warrants at a price of $1.00 per warrant, or $7,000,000 in the aggregate. A total of $232,400,000, comprised of $225,400,000 of the proceeds from the IPO, including $8,050,000 of the underwriters’ deferred discount, and $7,000,000 of the proceeds of the sale of the private placement warrants, was placed in a U.S.-based trust account at Citibank, N.A., maintained by Continental Stock Transfer & Trust, acting as trustee. Each of the underwriters in our IPO waived its deferred underwriting discount in the aggregate amount of $8,050,000, such that we now do not expect to pay any deferred underwriting fees in connection with closing of our initial business combination. On May 13, 2022, Alpha received notice from BofA Securities formally waiving any entitlement to its portion of the deferred underwriting fee earned at the time of Alpha’s IPO, and on June 3, 2022, Alpha received from BofA Securities a formal letter confirming its resignation and waiver of fees. Aside from general dialogue between representatives of Alpha and BofA Securities (and other investment banking professionals) about sourcing targets and broader SPAC market conditions in the ordinary course, subsequent to Alpha’s IPO, BofA Securities has had no involvement in the proposed business combination with Semantix (other than periodically discussing broader market conditions with representatives of Alpha in the ordinary course), and BofA Securities was not retained in any role after Alpha’s IPO. In particular, BofA Securities did not assist in (i) procuring Semantix as a target business, (ii) developing any financial models or other target evaluation materials while Alpha was pursuing a business combination with Semantix, (iii) marketing the transaction, (iv) preparation or review of this proxy statement / prospectus or any of its underlying disclosure, or (v) any other role in the business combination. Due to the lack of any role by BofA Securities in the proposed business combination, Alpha accepted the waiver from BofA Securities.

On May 18, 2022, Alpha received notice from Citi, one of the underwriters in its IPO, waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $4,588,500, and on May 19, 2022, Alpha received from Citi a formal letter confirming its resignation and waiver of fees. This fee was agreed between Alpha and Citi in the IPO underwriting agreement signed by the parties on February 18, 2021, and was earned in full upon completion of the IPO but payment was conditioned upon closing of Alpha’s business combination such that the waiver was given by Citi on a gratuitous basis without any consideration to Citi from Alpha. Citi informed Alpha that, since they were not mandated in any capacity in connection with the proposed business combination with Semantix, they were waiving their fee. Citi cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fee.

On April 12, 2021, we announced that, commencing April 12, 2021, holders of the 23,000,000 units sold in the IPO may elect to separately trade the Alpha Class A Ordinary Shares and the public warrants included in the units. Those units not separated continued to trade on Nasdaq under the symbol “ASPCU” and the Alpha Class A Ordinary Shares and public warrants that were separated trade under the symbols “ASPC” and “ASPCW,” respectively.

Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors will make the determination as to the fair market value of our initial business combination upon standards generally accepted by the financial community. If our board of directors is not able to independently determine the fair market value of our initial business combination (including with the assistance of financial advisors), we will obtain an opinion from an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm with respect to the satisfaction of such criteria. While we consider it likely that our board of directors will be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of the target’s assets or prospects.

We may structure our initial business combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post transaction company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to the business combination may collectively own a minority interest in the post transaction company, depending on valuations ascribed to the target and us in the business combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.

Corporate Information

Our executive offices are located at 1230 Avenue of the Americas, 16th Floor, New York, NY 10020, and our telephone number is (732) 838-4533. Our website is www.alpha-capital.io. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have received a tax exemption undertaking from the Cayman Islands government, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our ordinary shares held by non-affiliates did not exceed $250 million as of the prior June 30, or (2) our annual revenues did not exceed $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates did not exceed $700 million as of the prior June 30.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We have also entered into indemnity agreements with them.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our amended and restated memorandum and articles of association provide that we will have only until February 23, 2023 to complete our initial business combination. If we have not completed our initial business combination within such period we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our Alpha Warrants, which will expire worthless if we fail to complete our initial business combination by February 23, 2023.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by February 23, 2021. However, if our Sponsor or management team acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the allotted time period.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 23,

2021 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,400,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The funds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third-party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of our IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than WithumSmith+Brown, PC, our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the funds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to $1,400,000 from the proceeds of our IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by February 23, 2021 (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 23, 2023. or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

We currently utilize office space at 1230 Avenue of the Americas, 16th Floor, New York, NY 10020. We consider our current office space adequate for our current operations.

Employees

We currently have four officers: Alec Oxenford, Rafael Steinhauser, Rahim Lakhani and Alfredo Capote. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time.

On February 23, 2022, in connection with the Business Combination Proposal, a purported shareholder of Alpha sent a demand letter to Alpha’s counsel, alleging that the registration statement filed by the Company on February 7, 2022 with the SEC omitted material information related to the Business Combination and demanding that Alpha, its board of directors and New Semantix make supplemental corrective disclosures addressing the alleged deficiencies. On March 10, 2022, another purported shareholder of Alpha sent a similar demand letter to Alpha, making similar allegations and alleging that Alpha and its board of directors breached their fiduciary duties and/or violated federal securities laws in connection with the alleged disclosure deficiencies. Alpha believes the purported claims described in the demands are without merit.

There can be no assurances that additional demands, or complaints asserting similar allegations, will not be made or filed with respect to the merger. If additional similar demands or complaints are made or filed, absent new or different allegations that are material, neither Alpha nor New Semantix will necessarily announce them.

To the knowledge of our management, there is no additional material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

Alpha has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission.

Directors and Executive Officers

Name	Age	Position
Alec Oxenford	52	Chief Executive Officer and Chairman
Rafael Steinhauser	62	President and Director
Rahim Lakhani	43	Chief Financial Officer
Alfredo Capote	50	Chief Strategy Officer
David Lorié	52	Director
Amos Genish	61	Director
Ariel Lebowits	44	Director

Our directors and executive officers are as follows:

Alec Oxenford, Chief Executive Officer and Chairman

Alejandro (Alec) Carlos Francisco Oxenford has served as our CEO and a member of our board of directors since December 2020. From 2015 to 2020, Mr. Oxenford was Co-Founder and CEO / President of letgo, a person-to-person mobile classifieds company, leading its launch, scaling and monetization. During his tenure at letgo, he supervised a 350 person team based in New York and Barcelona and the company became the second fastest growing app in the United States between 2015 and 2017 according to Comscore, as well as reaching 100 million downloads and 400 million listings in 2020. The company achieved unicorn status in 2019. In 2020, Mr. Oxenford also supervised the merger between letgo and OfferUp to create the #1 player in the category. Mr. Oxenford currently serves on the board of OfferUp (2020—present) and has served on the boards of letgo Global BV (2015-2020), OLX BV (2016 – 2019) and OLX Brazil (2008- 2018). Mr. Oxenford also founded DeRemate.com, an online auction platform, in 1999, and co-founded DineroMail, an online payment platform, in 2003. Mr. Oxenford has an MBA with distinction from Harvard Business School (1997) and a bachelor of business administration degree from Universidad Católica de Argentina (1993). We believe Mr. Oxenford’s experience as a serial technology entrepreneur makes him well qualified to serve as a director.

Rafael Steinhauser, President and Director

Rafael Steinhauser has served as our President and Director since December 2020. Mr. Steinhauser has over 35 years of senior corporate experience in Europe and Latin America in the high-tech industry. Mr. Steinhauser has been a member of our Board of Directors and has served as President since our inception. He served as president of Qualcomm Latin America from 2011 to 2020. Between 2000 and 2011, Mr. Steinhauser was regional president of Nortel Networks, president of Cisco (its Brazil operation became the fastest growing large country in the world), and president of Acision. Mr. Steinhauser has also held executive Telecom Service Provider assignments as Head of Mobile Satellite Services of Eutelsat in Paris, France and as Executive Vice President of the Competitive local Exchange Carrier Vesper in Rio de Janeiro, and as a sales engineer at Standard Electrik Lorenz and Siemens in Germany. Mr. Steinhauser graduated in Aerospace Engineering from the Technische Universitat Berlin and in Performing Arts from the Escola Superior Celia Helena in Sao Paulo. He co-founded in 2015 the B-Future Forum, a sustained action-oriented dialog on the future of humanity, and EBAC in 2016, a world-class higher educational institution for the Creative Arts in Brazil. He was nominated and won various awards including the Shell Prize and twice the State of Sao Paulo Governor Prize for his work in Performing Arts. He has three nationalities and is fluent in Spanish, Portuguese, English, French, and German. We believe Mr. Steinhuaser is well qualified to serve as director due to his extensive corporate and private venture capital experience in Latin America.

Rahim Lakhani, Chief Financial Officer

Rahim Lakhani has been our CFO since December 2020. From 2019 to 2020, Mr. Lakhani was CFO of letgo Global B.V., a leading online marketplace. From 2018 to 2019, Mr. Lakhani served as COO and CFO of

Offerpad which is fully verticalized online marketplace for homes. During this time, he also held a board member role for one the joint ventures for Offerpad called Offerpad Home Loans. Prior to joining Offerpad, Mr. Lakhani was CFO for AB Inbev in India & SE Asia from 2015 to 2018. Mr. Lakhani has an MBA from Wharton School of Business and a bachelor of science in Industrial Engineering from Georgia Institute of Technology.

Alfredo Capote, Chief Strategy Officer

Alfredo Capote has served as our Chief Strategy Officer since December 2020. From May 2020 to date, Mr. Capote has served as an advisor to lead the investment team at LIV Capital Acquisition Company a Special Purpose Acquisition Company focused on pursuing a business combination with a mid-sized company in Mexico. From 2017 to May 2020, Mr. Capote served as Deputy Chief Executive Officer of Promecap Acquisition Company, S.A.B. de C.V., a Special Purpose Acquisition Company listed in the Mexican Stock Exchange, that completed its business combination with Grupo Acosta Verde, S.A.B. de C.V. Prior to joining Promecap, Mr. Capote was an Executive Director of 500 Startups, a global venture capital fund focused on early-stage investments, and has worked at the Abrajj Group. Prior to his investment experience, he was an investment banker for 20 years with senior positions at Citi, Goldman Sachs, and Morgan Stanley. Mr. Capote has an MBA from Northwestern University (1998), a Master in Administration from ITAM in Mexico (1996), and a Bachelor of Science in Chemical Engineering from Manhattan College in New York (1993).

David Lorié, Director

David Lorié has served as a director since February 2021. From 2016 to 2020, Mr. Lorié was General Counsel of letgo Global B.V., a Dutch company. From 2010 to 2015, Mr. Lorié served as Corporate Counsel of LeapFrog Enterprises, Inc., a Delaware company. Mr. Lorié has a Juris Doctor from the University of California, Davis in 1996, a Bachelor of Arts from the University of California, Davis in 1991 and a Bachelor of Science from the University of California, Davis in 1991. We believe Mr. Lorié’s experience in Latin American corporate finance, mergers and acquisitions and the high tech industry make him well qualified to serve as a director.

Amos Genish, Director

Amos Genish has served as a director since February 2021. Mr. Genish is the Senior Partner of and has served as Head of the Digital Retail Unit at Brazilian investment bank BTG Pactual, which manages digital banks for retail and SME, consumer financing banking, digital investment platforms, insurance business and acts as a start-up accelerator, since 2019. Previously, Mr. Genish served on the board of directors of the Brazilian publicly listed bank Itau Unibanco Holding S.A. from 2017-2019. Mr. Genish also served as the Chief Executive Officer of Telecom Italia from 2017 to 2018, the Chief Convergence Officer of French mass media conglomerate, Vivendi, in 2017, and the Chief Executive Officer of Telefonica Brazil from 2015 to 2016. Mr. Genish co-founded and served as the Chief Executive Officer of the Brazilian telecommunication company Global Village Telecom from 1999 to 2015. Mr. Genish received a bachelor´s degree in accounting and economics from Tel Aviv University in 1986. We believe Mr. Genish’s experience with digital investment platforms as well as his significant experience managing telecommunications companies make him well qualified to serve as a director.

Ariel Lebowits, Director

Ariel Lebowits has served as a director since February 2021. Mr. Lebowits is a senior finance executive with over 20 years’ experience in finance, including mergers and acquisitions. Since 2016, Mr. Lebowits has served as the Head of M&A of OLX Group, a Prosus-owned company that operates one of the world’s fastest-growing network of trading platforms, operating in 30+ countries around the world. From 2013 to 2016, Mr. Lebowits served as the CFO of OLX Group and from 2006 to 2013, Mr. Lebowits was the CFO of OLX (prior to its acquisition by Prosus). Mr. Lebowits holds a Bachelor of Arts in Economics from the University at

Buffalo. We believe Mr. Lebowits’ significant experience in finance and M&A make him well qualified to serve as a director.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Lorié and Lebowits, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mr. Genish, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Messrs. Oxenford and Steinhauser, will expire at the third annual general meeting.

Only holders of Class B ordinary shares have the right to appoint directors in any general meeting held prior to or in connection with the completion of our initial business combination. Holders of our public shares will not be entitled to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association relating to the rights of holders of Class B ordinary shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of our ordinary shares voting in a general meeting. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder, stockholder or officer of an organization that has a relationship with the company). Our board of directors has determined that David Lorié, Amos Genish and Ariel Lebowits are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors conduct regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing February 17, 2021 through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor or an affiliate thereof up to $55,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to our Sponsor, secretarial and administrative support services provided to members of our management team and other expenses and obligations of our Sponsor. In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Semantix. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by New Semantix to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee will be composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee will be available on our website at www.alpha-capital.io.

Audit Committee

Amos Genish, Ariel Lebowits and David Lorié serve as members and Mr. Lebowits serves as chair of the audit committee. Messrs. Lebowits, Genish and Lorié are independent of and unaffiliated with our Sponsor and our underwriters. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent.

Each of Mr. Lorié and Mr. Genish is financially literate and our board of directors has determined that Mr. Lebowits qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the registered public accounting firm has with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpha”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

David Lorié and Ariel Lebowits serve as the members and Ms. Lorié serves as the chair of the compensation committee. Under Nasdaq listing standards, all the directors on the compensation committee must be independent.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our Sponsor of up to $55,000 per month, for up to 24 months, for office space, utilities, secretarial and administrative support, other expenses and obligations of our Sponsor and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance are David Lorié and Ariel Lebowits. Mr. Lorié serves as the chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2020 there were no delinquent filers.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (our “Code of Ethics”). Our Code of Ethics is available on our website. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website.

Conflicts of Interest

All of our executive officers and certain of our directors have or may have fiduciary and contractual duties to certain companies in which they have invested. These entities may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing it. However, we do not expect these duties to present a significant conflict of interest with our search for an initial business combination. Additionally, we do not believe, however, these duties have materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
(iii)	directors should not improperly fetter the exercise of future discretion;
(iv)	duty to exercise powers fairly as between different sections of shareholders;
(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-

current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the other entities to which our officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity/Organization	Entity’s Business	Affiliation
Alec Oxenford	OfferUp	Online marketplace	Director
Amos Genish	BTG Pactual	Investment Bank	Senior Partner and Head of Digital Retail
Ariel Lebowits	OLX Group	Online marketplace	Head of M&A

There are also other potential conflicts of interest:

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Our officers and directors are not required to, and will not, commit their lull time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

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Our initial shareholders hold Founder Shares and private placement warrants. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Furthermore, our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our initial business combination or (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup.

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The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable until 30 days following the completion of our initial business combination. Because each of our officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on Nasdaq, we will also pay our Sponsor or an affiliate thereof up to $55,000 per month for office space, utilities, secretarial and administrative services provided to members of our management team and other expenses and obligations of our Sponsor.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor, officers and directors have agreed to vote their Founder Shares, and they and the other members of our management team have agreed to vote their Founder Shares and any shares purchased during or after the offering in favor of our initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALPHA

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Alpha, included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Alpha is a blank check company incorporated on December 10, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Alpha expects to incur significant costs in the pursuit the Business Combination. Alpha cannot assure you that its plans to complete the Business Combination will be successful.

Recent Developments

Entry Into Business Combination Agreement

On November 16, 2021, the Business Combination Agreement was entered into by and among Alpha, Semantix, New Semantix, First Merger Sub, Second Merger Sub and Third Merger Sub (collectively, the “Parties”). Pursuant to the Business Combination Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, pursuant to which, among other things, First Merger Sub will be merged with and into the Alpha with Alpha continuing as the surviving company and, subsequently, Alpha will be merged with and into Second Merger Sub with Second Merger Sub continuing as the surviving company and Third Merger Sub shall be merged with and into Newco, a to-be formed Cayman Islands exempted company that will become the parent company of Semantix, with Newco continuing as the surviving company.

Results of Operations

Alpha’s entire activity since inception up to December 31, 2021 relates to its formation, its IPO and, since the closing of its IPO, a search for a business combination candidate. Alpha will not generate any operating revenues until the closing and completion of the Business Combination, at the earliest.

For the year ended December 31, 2021, Alpha had net loss of $2,103,788, which consisted of $55,287 in interest earned on marketable securities held in the Trust Account and $710,688 in change in fair value of warrants, offset by $286,108 in formation and operating costs.

For the period from December 10, 2020 (inception) through December 31, 2020, Alpha had net loss of $51,116, which consisted of $51,116 in formation and operating costs.

Liquidity and Capital Resources

Alpha’s liquidity needs up to February 23, 2021 were satisfied through payment from its Sponsor of $25,000 to cover certain offering costs in exchange for the issuance of the Founder Shares, the loan under an unsecured promissory note from the Sponsor of $170,000, and payment of certain costs of $18,694 by an officer. Alpha repaid the promissory note and the amount due to the officer in full in February 2021. Subsequent to the consummation of its IPO, Alpha’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account.

On February 23, 2021, Alpha consummated its IPO of 23,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $230,000,000. The units included 3,000,000 units of Alpha purchased pursuant to the over-alottment option exercised by the underwriters in full. Simultaneously with the closing of the IPO, Alpha consummated the sale of an aggregate 7,000,000 private placement warrants to its Sponsor at a price of $10.00 per warrant, generating gross proceeds of $7,000,000.

Following the IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $230,000,000 was placed in the Trust Account. Alpha incurred $13,650,000 in transaction costs including $4,600,000 of underwriting fees and $8,050,000 deferred underwriting fees in connection with the IPO and the sale of the private placement warrants. Each of the underwriters in our IPO waived its deferred underwriting discount in the aggregate amount of $8,050,000, such that we now do not expect to pay any deferred underwriting fees in connection with closing of our initial business combination. On May 13, 2022, Alpha received notice from BofA Securities formally waiving any entitlement to its portion of the deferred underwriting fee earned at the time of Alpha’s IPO, and on June 3, 2022, Alpha received from BofA Securities a formal letter confirming its resignation and waiver of fees. Aside from general dialogue between representatives of Alpha and BofA Securities (and other investment banking professionals) about sourcing targets and broader SPAC market conditions in the ordinary course, subsequent to Alpha’s IPO, BofA has had no involvement in the proposed business combination with Semantix (other than periodically discussing broader market conditions with representatives of Alpha in the ordinary course), and BofA was not retained in any role after Alpha’s IPO. In particular, BofA Securities did not assist in (i) procuring Semantix as a target business, (ii) developing any financial models or other target evaluation materials while Alpha was pursuing a business combination with Semantix, (iii) marketing the transaction, (iv) preparation or review of this proxy statement / prospectus or any of its underlying disclosure, or (v) any other role in the business combination. Due to the lack of any role by BofA Securities in the proposed business combination, Alpha accepted the waiver from BofA Securities.

On May 18, 2022, Alpha received notice from Citi, one of the underwriters in its IPO, waiving any entitlement to its portion of the deferred underwriting fee that accrued from its participation in Alpha’s IPO in the amount of $4,588,500, and on May 19, 2022, Alpha received from Citi a formal letter confirming its resignation and waiver of fees. This fee was agreed between Alpha and Citi in the IPO underwriting agreement signed by the parties on February 18, 2021, and was earned in full upon completion of the IPO but payment was conditioned upon closing of Alpha’s business combination such that the waiver was given by Citi on a gratuitous basis without any consideration to Citi from Alpha. Citi informed Alpha that, since they were not mandated in any capacity in connection with the proposed business combination with Semantix, they were waiving their fee. Citi cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fee.

As of December 31, 2021, Alpha had approximately $0.4 million in its operating bank account, and a working capital deficit of approximately $4 million.

For the period from January 1, 2021 through December 31, 2021, net cash used in operating activities was $(1,480,185). Net loss of $(2,103,788) was impacted by interest earned on investments of $(55,287), offering costs allocated to warrants of $568,614, and the change in fair value of derivative warrant liabilities of $(710,688).

At June 10, 2022, Alpha had investments held in the Trust Account of $230,282,859.39. Alpha intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable)) to complete the Business Combination. To the extent that Alpha’s shares or debt are used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-Business Combination entity, make other acquisitions and pursue Alpha’s growth strategies.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Alpha’s officers and directors may, but are not obligated to, loan Alpha funds as may be required on a non-interest basis (“Working Capital Loans”). To date, there are $150,000 outstanding under such loans.

Based on the foregoing, Alpha’s management believes that it will have sufficient working capital and borrowing capacity to meet Alpha’s needs through the completion of the Business Combination. Over this time period, Alpha will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

Critical Accounting Policies and Estimates

The preparation of the unaudited condensed financial statements in conformity with US GAAP requires Alpha’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Alpha has identified the following as its critical accounting policies:

Derivative Financial Instruments

Alpha evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. Alpha has determined the warrants are a derivative instrument.

Ordinary Shares Subject to Possible Redemption

Alpha accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480-10-S99 “Classification and Measurement of Redeemable Securities.” Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Alpha’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Alpha’s Class A ordinary shares feature certain redemption rights that are considered to be outside of Alpha’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of Alpha’ balance sheet.

Net Income Per Ordinary Share

Alpha has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 18,500,000 potential ordinary shares for outstanding warrants to purchase Alpha’s shares were excluded from diluted earnings per share for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods.

Off-Balance Sheet Arrangements

As of December 31, 2021, Alpha did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in Alpha’s reports filed or submitted under the Exchange Act, as amended is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including Alpha’s Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, Alpha’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of Alpha’s disclosure controls and procedures. Based upon their evaluation, Alpha’s Chief Executive Officer and Chief Financial Officer concluded that its disclosure controls and procedures were not effective as of September 30, 2021, due to the material weakness in accounting for complex financial instruments. In light of this material weakness, Alpha performed additional analysis as deemed necessary to ensure that our audited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, Alpha’s management believes that the financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations and cash flows for the periods presented.

It is noted that the non-cash adjustments to the financial statements do not impact the amounts previously reported for Alpha’s cash and cash equivalents or total assets. In light of this material weakness, Alpha performed additional analysis as deemed necessary to ensure that our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Alpha not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, not evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

See “Risk Factors—Risks Related to Alpha and the Business Combination—We identified a material weakness in our internal control over financial reporting relating to our complex financial instruments. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.”

Changes in Internal Control over Financial Reporting

There was no change in Alpha’s internal control over financial reporting that occurred during the fiscal year ended December 31, 2021 that has materially affected, or is reasonably likely to materially affect, Alpha’s internal control over financial reporting. In light of the material weakness, Alpha has enhanced Alpha’s processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to Alpha’s financial statements. Alpha’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among Alpha’s personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of Alpha’s remediation plan can only be accomplished over time, and Alpha can offer no assurance that these initiatives will ultimately have the intended effects.

BUSINESS OF SEMANTIX

This section sets forth certain information on Semantix’s business and certain of Semantix’s financial and operating information appearing elsewhere in this proxy statement/prospectus. It may not contain all the information about Semantix that may be important to you, and we urge you to read the entire proxy statement/prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix,” and Semantix’s financial statements included elsewhere in this proxy statement/prospectus.

Overview

Semantix’s mission is to empower organizations to optimize their data journeys by providing a data-centric platform to accelerate digital transformation and enhance business performance through seamless, low-code and low-touch data analytics solutions. Semantix’s proprietary data software is designed to allow customers to access data from any source and develop appropriate analytics to meet their industry and business needs. Semantix’s portfolio of products enables companies to commence their data lifecycle with simple solutions that can be later scaled-up and tailored with the objective of satisfying specific analytic demands and business circumstances.

Founded in 2010, with operations across Latin America and an emerging presence in the United States, Semantix offers proprietary SaaS data solutions and third-party software licenses together with highly complementary AI and data analytics services designed to enable companies to manage data effectively. Semantix’s software solutions aim to extract business insights and apply AI automation for Semantix’s customers across their business processes, with Semantix serving over 300 companies across a broad range of sectors, including finance, retail, telecommunications, healthcare, industrials and agribusiness, among others, with a varied client portfolio of all sizes, from small businesses to large enterprises.

Semantix embraces a data-driven world where companies can harness the use of data to unlock insights for their businesses to improve efficiency and profitability. In furtherance of this vision, Semantix pioneered the data cloud category in Latin America and seeks to replicate this early success globally by offering build to suit data solutions that allow organizations to unify and connect to a single copy of all of their data effortlessly and securely. These data solutions eliminate silos and inefficiencies created by data storage in various cloud formats and on-premise data centers.

Semantix offers a robust set of proprietary SaaS and third-party software solutions to its customers that allow them to simply, nimbly and securely manage their data. We believe Semantix’s unique value proposition is an internally-developed, frictionless, end-to-end proprietary SaaS data platform, which we refer to as the Semantix Data Platform (SDP).

SDP seeks to reduce the complexity in the implementation of big data projects via an all-in-one proprietary platform that guides customers through their entire data lifecycles, from capturing data, to structuring that data in the form of a data lake, then providing easy access to such data for exploration and interaction and, finally, creating reports, dashboards and algorithms fueled by the data to enhance business performance. SDP also provides customers with the flexibility, scalability, and performance of having access to a global cloud from any of the leading platforms such as Microsoft’s Azure, Amazon’s AWS and Alphabet’s Google Cloud. This broad access is combined with a high degree of cost predictability that customers appreciate, particularly as SDP largely eliminates exchange rate risk in the pricing of services for Latin American customers that they would be otherwise exposed to licensing data solutions from international suppliers who primarily price their services in U.S. dollars. In addition, Semantix has a team of software developers who can support all of its customers on a global basis at competitive rates.

The graphic below highlights the key features and competitive advantages of SDP:

While Semantix’s proprietary SaaS business line has gained substantial momentum since 2020 and is expected to be a key growth driver in accordance with Semantix’s strategic plans, the majority of Semantix’s revenues continue to be derived from the resale of third-party software licenses that it purchases from third-party data platform software providers located outside of Brazil, such as Cloudera and Elastic. In 2021, 62.0% of Semantix’s revenues derived from its third-party software business line, 18.8% derived from its proprietary SaaS business line and 19.2% derived from its AI & data analytics business line.

Whether through its own technology or third-party technology, Semantix resolves the challenges posed by multiple data silos and data governance by providing frictionless data access to users in a scalable and safe manner with almost no maintenance requirements. Any and all enhancements to Semantix’s data software are also provided by Semantix’s technical team, which we believe is a key differentiating factor favoring Semantix vis-à-vis global data software providers and provides a diversified revenue stream to Semantix. With an enterprise ready, stack agnostic, all-in-one software development approach, Semantix seeks to guide customers with all their data needs supported by 24x7 premium customer care for its SaaS solutions.

Semantix Key Business Areas

Semantix offers data solutions through (i) its proprietary SaaS software solutions, primarily its propriety data integration platform SDP, which Semantix expects to propel future revenue growth at an accelerated pace with attractive margins, (ii) third-party software licenses and (iii) AI and data analytics services, which Semantix offers to customers to further enrich their data journeys. The graphic set forth below summarizes Semantix’s key business areas:

Semantix pursues a “land and expand” strategy through which it first introduces customers to simple, entry-level data software via third-party licenses and, over time, aims to enhance customers’ data generation and interpretation with the more robust and multifaceted capabilities of SDP, thus, in the process, migrating these customers to higher margin products through this transition to SDP software. Semantix has been able to make this transition happen. In 2019, 99.0% of Semantix’s revenues from data software products were derived from the resale of third-party software licenses. However, by 2021, approximately 19.0% of Semantix’s revenues were derived from its proprietary SaaS business line, which Semantix believes demonstrates the importance of its proprietary solutions as a growth driver.

This increasing relevance of Semantix’s proprietary SaaS platform was accelerated following Semantix’s December 2020 acquisition of LinkAPI, through which Semantix acquired the capability to build, monitor and manage integration and application programming interfaces (“APIs”), thus fortifying’s SDP’s functionality by allowing SDP to access data from any and all data lakes with over 200 pre-ready components to facilitate speedy integration (for additional information regarding the LinkAPI investment, see “Unaudited Pro Forma Condensed Combined Financial Information”).

Given this substantial momentum driving Semantix’s proprietary SaaS business area, Semantix seeks to further expand this business area as follows (i) migrate customers using third party platforms to SDP and (ii) in some cases, offer SDP initially to certain new customers, while for other new customers, Semantix will develop a data plan to start with third-party software and then eventually advance to SDP.

Semantix resells licenses of international software providers such as Cloudera, Elastic, Confluent, among others, to its customers, focusing on licenses for data lake creation, data search and data visualization in particular. While third-party software remains a relevant part of Semantix’s business, Semantix focus going forward will be to deploy and implement SDP as its core offering in the future. Semantix’s SDP SaaS business has become increasingly more significant to its revenue mix, particularly since 2020.

Semantix’s SDP Overview

Semantix’s SDP data platform is an all-in-one solution that enables companies to pursue a complete digital journey and supports a growing variety of industry verticals and data needs. The data cloud collection, storage and utilization processes of SDP are summarized below:

•	First stage – data sources: several pre-formatted connectors capture data from different systems, files, data bases and APIs, thus enabling the building and handling of data lakes with greater ease;

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Second stage – data loaders: with the captured data, data loaders enable the construction of a data lake in properly organized, normalized and clean layers (consisting of the raw layer of unaltered ingested data, which users can then transform on a trusted layer and finally make it available for business intelligence reports and consumption on the service layer);

•	Third stage – data visualization: after data is available for consumption, the Semantix platform creates reports and dashboards to facilitate greater data insight for its customers;

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Fourth stage – machine learning development (data sandbox): at this point, the Semantix platform applies data science and hypothesis testing to create algorithms, machine learning models, deep learning and other applications; and

•	Fifth stage – data sharing (monetization): management of APIs and connections, allowing monetization of data in secure, governed, and compliant ways.

Through Semantix’s SDP solution, customers are able to combine their existing data with newly generated data for a broader and more comprehensive data view, while simultaneously enhancing data insights and even facilitating the creation of new revenue streams to improve efficiency and profitability across business processes.

Moreover, Semantix provides AI & data analytics services, including cloud monitoring, data integration, data science and data engineering, in addition to providing training related to SDP’s software.

Semantix’s Key Performance and Operating Indicators

As Semantix’s customers experience the powerful benefits of a data-centric platform and the improvements of an accelerated digital transformation, they typically expand the scope of products and services provided by Semantix significantly. This is evidenced by a stable net revenue retention rate (“NRR”), which is a key KPI that Semantix’s strategy is measured by.

Semantix calculates NRR on a monthly basis by dividing: (i) revenues from its proprietary SaaS and third-party software business lines during a defined period by (ii) its revenues from its proprietary SaaS and third-party software business lines for the same period of the previous year using the same base/cohort of customers for each period. As of December 31, 2021, Semantix’s NRR was 136.0%.

Moreover, 83% of Semantix’s contracts with customers in the year ended December 31, 2021 had a term of at least 12 months, with its proprietary SaaS and third-party software contracts typically having a term of around three years. In addition, Semantix’s customers that contributed more than US$1.0 million to revenue in the trailing 12 months as of December 31, 2021 increased to eleven customers.

Semantix also has a track record of successfully converting investments in sales and marketing into revenue growth, as reflected in a ratio of customer lifetime value (“LTV”) to customer acquisition costs (“CAC”), which Semantix refers to as its “LTV/CAC ratio” of 8.4x for the year ended December 31, 2021.

For additional information on the calculation of Semantix’s NRR, LTV/CAC and customers with trailing 12-month revenue greater than US$1 million, see “Management’s Discussion and Analysis of Financial Condition and Operating Results of Semantix—Key Business Metrics.”

Semantix’s Growth Strategies

We believe Semantix is well-positioned to expand its presence as a data leader across Latin America and globally. This expansion strategy is bolstered by structural competitive advantages provided by its own integrated platform and proprietary technologies with vast untapped potential to be further unlocked. In particular, Semantix intends to pursue the following vectors for sustainable growth:

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Roll-up of proprietary products and solutions: Semantix aims to accelerate the expansion of its proprietary SaaS data software solutions and increase this business area’s relevance in terms of Semantix’s revenue mix. Guided by a clear “land and expand” strategy with companies and with a product roadmap aimed to better serve large and mid-sized enterprises, Semantix believes that certain of its customers will naturally migrate away from third-party products offerings to its proprietary solutions. In this way, Semantix expects to be able to extract further value from its existing client portfolio, with its legacy business serving as a strong source of referrals for its proprietary platforms and solutions. Moreover, Semantix’s increased offering of AI & data analytics services facilitates a deepening of its customer relationships, which, in turn, presents additional cross-selling and upselling opportunities for its proprietary solutions.

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Expand global footprint through selective geographic extension to attract diverse customers across geographies: Semantix believes that most organizations will eventually universally embrace a data-centric business approach, as evidenced by an increase in public cloud adoption, and, therefore, that there is a substantial opportunity to continue to grow its customer base globally. Semantix intends to pursue geographic expansion through focusing on increasing penetration in countries where it is already present, such as in Brazil, Colombia, Mexico and the United States, while landing and expanding into new locations, including other Latin American and European markets and eventually Asia. Semantix believes that this increased global penetration will be driven by the expansion of LatAm-based customers who decide to expand outside of their local markets, as well as multinationals that develop a software solution to serve its Latin American operations and then seek to implement it across its operations around the globe. Semantix believes it is well-positioned to capture this global expansion trend with a portfolio of products with global reach, internationally competitive pricing and the ability to provide 24x7 support in English. In recognition of such qualities, several of Semantix’s international technology partners with operations outside of Brazil have already indicated interest in having Semantix serve regional and local customers in these other jurisdictions. To drive new customer growth, Semantix intends to continue investing in sales and marketing both in Brazil as well as in its core expansion markets. Semantix intends to expand its operations internationally both organically and via acquisitions. For the year ended December 31, 2021, 12.5% of Semantix’s revenue was generated outside of Brazil.

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Expand relationships with existing customers and focus on cross and up-selling opportunities: As customers realize the manifold benefits of Semantix’s SDP software platform, they typically increase their platform consumption by processing, storing and sharing more data, and gradually replacing third-party software products. In this way, Semantix’s client relationships typically begin with offering a single software product or service and, over time, evolve to encompass a full range of data solutions across a broader range of platforms. To this end, Semantix intends to continue to expand the scope of the technical services provided by its software engineers as well as build to suit data software solutions to existing clients, particularly through increased investments in enhanced upselling and cross-selling efforts. Semantix intends to focus such endeavors on large customers with expansive data needs in order to promote scale and operating leverage in Semantix’s software and technical services.

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Execute bolt-on acquisitions with strategic value: Semantix intends to pursue select strategic acquisitions, joint ventures, investments and alliances that can (i) accelerate the execution of Semantix’s business plan, (ii) maximize cross and up-selling opportunities, and (iii) strengthen Semantix’s relationships with regional, pan-LatAm and multinational players to expand awareness and usage of its product portfolio. In addition, Semantix intends to pursue acquisition opportunities that may expand its technological and software development capabilities, add proprietary intellectual property and bring experienced, talented and dedicated professionals to the team. An example of this is the 2020 bolt-on acquisition of LinkAPI, through which Semantix was able to capture certain technological capabilities developed by LinkAPI to enhance data integration and reduce friction in relation to Semantix’s big data and artificial intelligence solutions. Currently, Semantix is in preliminary discussions with potential acquisition targets that Semantix may consider acquiring following the completion of the Business Combination.

An overview of Semantix’s growth strategies is set forth in the graphic below:

Market Opportunity

Semantix believes it is poised to capitalize on positive industry trends on multiple fronts across business areas. Recent technology and market trends are transforming the ways organizations use data, which we believe will favor Semantix, including:

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Companies must digitally transform their businesses to maintain competitiveness. Semantix has observed that the digitalization journey is a top priority for nearly all global organizations irrespective of industry with a fundamental shift in the way organizations use technology to interact with their customers and compete. Today, software applications are a critical driver of business performance. In turn, poor technology performance negatively impacts user experience and results in lost revenue, customer churn, negative brand perception and reduced employee productivity. In response to this, companies across industries are heavily investing to digitally transform their businesses and enhance customer experience.

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Data is at the heart of business innovation. Semantix believes data is the key input in a company’s digital transformation, enabling richer insights for business optimization. Data has transformed the parameters for managing customer relationships, delivering engaging and personalized customer experiences, anticipating new market trends, predicting customer behavior and informing new business strategies. Semantix believes organizations everywhere are seeking ways to transform their businesses by capturing, analyzing, and mobilizing data.

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Data creation and replication is growing at a rapid pace and at a faster rate than installed storage capacity. The increase of cloud-based applications and connected devices have led to an explosion of digital data. According to the International Data Corporation (“IDC”), a global provider of market intelligence for the information technology and consumer technology markets, 2020 marked record growth in terms of data created and replicated, due in part to the dramatic increase in the number of people working, learning, and entertaining themselves from home, reaching 64 zettabytes of data created or replicated in 2020. According to IDC forecast studies, this figure is expected to grow to up to 181 zettabytes of data by 2025, representing a potential estimated CAGR of 23% between 2020 and 2025. Also according to IDC, data creation and replication is expected to grow at a faster rate than installed storage capacity. This data contains valuable insights for organizations to improve agility, accelerate innovation and better manage costs.

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Increasing demand for innovation based on data. According to industry forecasts, worldwide big data and analytics markets are expected to grow substantially between 2020 and 2024, reaching a projected total addressable market of US$88.6 billion by 2024, of which (i) the analytical data stores market is expected to reach US$32.6 billion, (ii) the transactional databases market is expected to reach US$48.2 billion and (iii) the data integration/intelligence software market is expected to reach US$7.9 billion. Semantix believes such trends support a long runway for high growth for Semantix, as data analytics solutions coupled with cloud-based platforms offer an attractive share gain opportunity against legacy (mainly on-premise) incumbents and also creates a market expansion opportunity on the back of increasing demand for more innovation.

The Artificial Intelligence Opportunity

Big data and AI have a powerful synergistic relationship, with data essentially fueling AI, thus furthering potential opportunities for Semantix as organizations seek partners to guide their AI efforts as a natural part of their overall data journeys.

Organizations seeking to develop AI projects internally would need to assemble dedicated teams to develop complex analytical models and devote significant time and financial resources to build big data infrastructure and data governance management, resulting in high aggregated costs and related risks in the development of an AI infrastructure with limited access to high performance technologies. Consequently, 53% of organizations rated their own ability to mine and exploit data as “limited,” according to data compiled by the technology research and consulting company Gartner, Inc. in 2020, which Semantix believes reinforces the need for companies to rely on external providers to fill the gap and to support their data journey.

In addition, Gartner predicts that until 2022, 85% of AI projects will deliver erroneous outcomes due to data bias, failures in algorithms or shortcomings of the teams responsible for managing these AI projects.

In order to address these challenges, Semantix aims to streamline and reorient the data journey for companies in a frictionless way via an all-in-one platform that encompasses the entire AI lifecycle, infrastructure automation, data integration, data engineering and data visualization.

Semantix Corporate History

Semantix was founded in 2010 in São Paulo, Brazil with an early focus on the resale of third-party software licenses as well as educational initiatives to spread awareness on the powers of big data and AI through courses and consulting services.

In 2013, Semantix developed its first machine learning/AI project with algorithms focused on better serving the Brazilian financial sector and was recognized by Cloudera with their 2013 Training Award. In 2014, Semantix developed its first big data project for a client in the Brazilian financial sector.

In 2015, while other competitors were still exclusively offering software subscription for traditional on-premises data platforms, Semantix was the pioneer in the creation of the data cloud category in Latin America through the launch of its proprietary data platform combined with a public cloud infrastructure.

In 2017, Semantix received an investment from a venture capital fund established through Inovabra, the technology investment and innovation arm of Bradesco, one of Brazil’s largest financial institutions, which allowed Semantix to further invest in its proprietary platform.

In 2018, Semantix built a data laboratory in the city of Campinas, Brazil, in partnership with the University of Campinas, with the purpose of fostering innovation, creating and sharing knowledge with the community and training and retaining qualified personnel.

In 2019, Semantix received an investment from a venture capital fund managed by an affiliate of Crescera Capital, which enabled Semantix to pursue its inorganic growth strategy and international expansion. Accordingly, in that same year, Semantix acquired an omnichannel algorithm focused on providing solutions to the retail sector from Fast Omni Ltda.

In 2020, Semantix acquired 100.0% of the shares of Tradimus, a company that began its operations in 2012 and offers a comprehensive data software solution focused on improving the operational efficiency of hospitals, clinics and imaging and diagnostics companies. In December 2020, Tradimus and Excella, a subsidiary of Caledonia S.A., a health service management company, became a shareholder of Tradimus, holding a 50.0% non-controlling stake, thus effectively diluting Semantix’s stake in Tradimus.

In December 2020, Semantix also acquired 51.0% of the shares of LinkAPI, a company that offers software to build and manage integrations and APIs with performance, scalability, control and security. The strategic rationale for the acquisition of the LinkAPI stake by Semantix was to harness the technological capabilities developed by LinkAPI to enhance data integration and reduce friction in relation to Semantix’s big data and artificial intelligence solutions. In June 2021, Semantix exercised its call option to acquire the additional 49.0% of the LinkAPI outstanding capital.

As of the date of this proxy statement/prospectus, Semantix distributes its solutions and services throughout Latin America and the United States, with offices in the cities of São Paulo, Miami, Mexico City and Bogota.

Semantix’s current corporate structure is presented below:

Pending Acquisitions

Semantix, through one of its subsidiaries, has signed a non-binding letter of intent and is in advanced negotiations to acquire a data analytics company based in Brazil focused on the healthcare sector (which we refer to as the “Health Analytics Asset”) with the strategic objective to further expand its presence and capabilities in serving healthcare clients following its 2020 investment in Tradimus. The Health Analytics Asset net revenues in 2021 corresponded to around 5.0% of Semantix’s net revenues that same year. Completion of the Share Purchase Agreement is subject to further negotiation and execution of definitive agreements. There can be no assurance that definitive agreements for the contemplated acquisition will be entered into on the anticipated timeline or at all or that the final commercial terms for the proposed Share Purchase Agreement will not differ, including materially, from the terms currently contemplated by the parties.

Products and Solutions

Semantix offers a powerful set of data solutions to guide its customers’ data journeys built on a cloud-native architecture to achieve a high level of scalability.

Software as a Service (SaaS) – Proprietary Data Platform

Semantix’s proprietary SDP platform has become increasingly significant to its revenue mix, particularly since 2020. Semantix expects this trend to accelerate as its customers increasingly migrate from third-party platforms to SDP. SDP offers data integration, data operations (DataOps), machine learning operations (ML Ops), data governance, data sharing and data visualization with an intuitive user-friendly interface.

Semantix’s proprietary SaaS solutions utilize a flexible pricing model adaptable to diverse customer needs with variable pricing based on size and usage capacity along three main metrics: (i) storage (cloud) space utilized, (ii) number of pipelines or flows of data and (iii) number of platform users.

SDP – The Multi-Cloud Data Platform

The SDP is a multi-cloud, native SaaS data platform aimed to facilitate quicker implementation of big data and data science projects using public clouds with access to pre-configured dashboards and algorithms available through Semantix’s AI Store. Semantix’s customers may select which public cloud they want to use at the onset of their SDP engagement, and may migrate from one cloud provider to another after implementing the data solution.

The SDP infrastructure is set forth on the graphic below:

Semantix believes its SDP creates value for its customers by enabling the following main business objectives for its customers:

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Driving deeper insights towards becoming a data-driven business and unlocking new monetization streams. Semantix’s platform allows customers to implement big data projects through the elimination of data silos while still maintaining a high level of data governance. SDP offers embedded tools that enable organizations to drive greater insights, improve products and services and pursue new business opportunities.

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Increasing agility while reducing time spent managing infrastructure. Semantix’s platform consolidates data into a single, analytics-ready source of truth, simplifying governance and minimizing errors, complexity, and costs associated with managing data silos. As a result, organizations have the power to map, extract, ingest and treat real time data.

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Implementing a cross-border multi-cloud strategy. Semantix’s platform allows customers to pursue a global multi-cloud strategy, aiming to provide the most appropriate cloud strategy that best fits each data challenge in each region. By doing so, the platform can optimize the best features and functionality that each public cloud provides, without relying specifically on a single public cloud provider.

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Access data with security. Semantix believes that its platform adopts best practices in terms of data security and governance, including the encryption of data stored or in transit, providing security to share data within an organization or to any other party.

Organizations use SDP to power the following use cases:

•	Data Integration: SDP allows customers to capture data from any source using modular functionalities with a full set of integration tools available on demand for structured and unstructured data.

•	DataOps: SDP allows customers to accelerate the process of deriving value from data, creating agile pipelines to explore and transform data from data lakes, improving the quality of insights.

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MLOps: SDP allows customers to standardize and streamline the continuous delivery of high-performing models instantaneously, creating pipelines, training models, auto scaling, and monitoring AI models.

•	Data Governance: SDP allows customers to monitor data to predict and prevent failures, providing real-time visibility into the data’s current state, with data catalog, data discovery and data lineage.

•	Data Sharing: SDP allows customers to share live data within an organization and externally with governance and security, while maintaining a single source of truth.

•	Data Visualization: SDP allows customers to create reports and dashboards using data from modules already integrated in the platform.

Semantix’s AI Store plays an important complementary role along the end-to-end journey of big data projects, consisting of a store with pre-configured algorithms classified by use case or industry. The AI Store enables customers to work with machine learning, advanced analytics and AI models using the functionalities of SDP.

The graphic below shows the data journey of Semantix’s customers through SDP:

Below is a description of certain key data functions applying AI to enhance customer business performance across industries using Semantix solutions:

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Finance: Semantix serves financial institutions using data to predict customer behavior, offer real time stock market insights, fraud detection and prevention, risk analysis and manual processes automation. Semantix also provides solutions to the credit market, to support the operational flow of credit, credit scoring, portfolio management and transaction security.

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Health: Semantix serves hospitals, clinics and imaging and diagnostics facilities using data to collect patients’ records and monitor hospital and healthcare facility performance. Big data applications in healthcare can also help prevent epidemics, treat diseases, reduce medical costs, improve financial indicators and better manage medical accounts receivables.

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Retail: Semantix applies data from retail operations to deepen understanding of consumer spending habits and help attract new customers. Big data in retail also enables companies to provide targeted marketing to consumers and recommend specific products and services to customers based on insights from customers’ data and purchase history, resulting in personalized shopping experiences and improved customer service. Within the retail category, Semantix, through its Live Shopping solution, offers an additional service to retailers to enhance brand awareness and marketing when launching new products via a live video streaming online shopping experience. In addition, Semantix offers its Smart ID solution to retailers with the objective of facilitating easy, safe and fast customer authentication, e-service registration and digital consent. Finally, through its Intelligent Chat solution, Semantix facilitates real-time conversations among companies, customers, partners, vendors, suppliers and other external parties to improve customer confidence and loyalty.

Third-Party Software

Semantix also sells third-party software licenses that it purchases from third-party data platform software providers located outside of Brazil. Such third-party software providers have a variety of use cases overlapping with SDP, including solutions for data ingestion and storage, and performance of data analysis and visualization, as well as other solutions that are not native to SDP, such as search (for workplace search, app search and site search) and observability (for logging, metrics and application performance management). In addition to being sold as separate features, Semantix may add certain of these third-party software functionalities into SDP on a case-by-case basis.

Semantix serves various sectors through its third-party software business line, including the finance, retail, telecommunications, healthcare, industrials and other sectors.

Semantix resells third-party software licenses to its customers through two main modalities:

•	The Marketplace Model, consisting of the resale of third-party software licenses to Semantix’s customers without any support-related service in connection with the licensed software; and

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The Managed Service Provider Model, which is the main sales model in Semantix’s third-party software business area (constituting approximately 70.8% of its sales from third-party software licenses for the year ended December 31, 2021), consisting of the resale of third-party software licenses combined with assistance provided by Semantix’s specialists to its customers in connection with the software installation.

Like Semantix, third-party software providers help companies accelerate their digital transformation and extract real-time insights from data to drive value and competitive differentiation. Accordingly, the third-party software licenses that Semantix resells are designed to enable companies to better manage their data lifecycle, including flow management, streams management, data engineering, data warehousing, streaming analytics, operational databases and machine learning.

Most of the licenses Semantix purchases for resale are denominated and payable in U.S. dollars to suppliers located outside of Brazil. Accordingly, although the price Semantix charges its customers for these licenses in Brazil is denominated in reais, the prices charged to Semantix’s Brazilian customers are linked to the U.S. dollar to minimize foreign exchange exposure.

Pricing of contracts for the resale of software licenses is based on the price of the underlying license, consisting typically of a fixed amount set forth in the contract depending on the specific license, subject to adjustment for inflation and foreign exchange variation. Certain relevant customers may be able to set a maximum exchange rate pursuant to which the variation of the price of software licenses may be subject.

Despite being a reseller, most of the third-party software contracts executed with its customers provide that Semantix is responsible for any software-related issues given that the customers have a relationship with Semantix, not with the software providers. However, Semantix is contractually entitled to receive indemnification from its suppliers in connection with damages incurred by Semantix’s customers in relation to the third-party software so long as such indemnification is sought within 12-months of the incident giving rise to such obligations. In addition, third-party software contracts under the managed service provider model establish certain service level metrics by which the effectiveness of the services provided by Semantix is monitored. Third-party software contracts may not be early terminated by Semantix’s customers unless Semantix is entitled to terminate its contract with the relevant supplier without penalty.

AI & Data Analytics Services

Semantix also provides AI & data analytics services, including consulting, cloud monitoring, data integration, data science and data engineering, in addition to providing training related to its proprietary platform. In this way, Semantix seeks to leverage data gathered via third-party software and SDP to support the creation of algorithms focused on AI and data analytics, data visualization and data sharing. Revenues from Semantix’s AI & data analytics service contracts are based on the hours of services provided and the rate per hour for the employees providing the services.

For addition information regarding Semantix’s data science and software engineering teams, see “—Software Engineering and Research & Development” below.

Semantix Technology Lifecycle

SDP offers a complete system for the creation and implementation of big data projects: from the data source, to data ingestion, then data preparation and, finally, data modelling. Semantix integrates data from various data lakes (raw, trusted, services layers), allowing the creation of algorithms for consumption via API management (data sharing) as well as visualization of insights via dashboards and reports. Semantix is also able to provide 24x7 support to guide its proprietary data solutions and an array of complementary AI & data analytics services.

Semantix developed integrated and innovative technologic tools across its SDP to power its data solutions, including for data storage, data interaction, data sharing and security and authentication.

Data Ingestion

One of the biggest challenges in implementing big data projects is consolidating data from various sources, which SDP resolves through data ingestion from multiple sources, including relational databases, APIs and custom connectors in order to address diverse customer needs. This powerful data ingestion is facilitated via LinkAPI’s solution incorporated into SDP, which provides an abstraction for ingestion between the source and the platform, as further described below:

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Multiple Sources: SDP’s data ingestion system includes over 200 connectors available for tools, databases and preexisting systems. This allows the ingestion of data from the user source to SDP at a fast pace with limited configuration.

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Partitioning: SDP automatically segments data by ingestion time, making the raw layer easily accessible, and allowing customers full control over the partitions they are managing to improve scalability and optimize performance.

•	Scheduler Groups: Semantix offers ways to group different tables of the same database in different segments, allowing multiple scheduler configurations for each specific group.

Data Storage

From the moment of data ingestion into SDP, all data and files are maintained on a reliable object storage, with virtually no storage limit. This allows engineers to be able to focus on the transformations without having to worry about capacity limitations.

•	Cache: SDP maintains a cache layer between the data warehouse and the object storage for performance enhancement.

•	Format Flexibility: SDP allows the user to choose between multiple formats, including CSV, Parquet, Avro and others, to better fit its application.

•	Storage Options: Users can opt between cloud data storage solutions provided by Google (Google Cloud Storage, or “GCS”), Amazon (Amazon Simple Storage Service, or “S3”) or Microsoft’s Azure.

Data Interaction

SDP’s data warehouse and processing environment allows customers to utilize Structured Query Language (“SQL”) to make queries, execute python scripts or spark scripts, which are then integrated with all layers of the data lake:

•	Data Warehouse: Semantix’s data warehouse provides an ACID (Atomicity, Consistency, Isolation, Durability) compliant environment and fast processing of large datasets (petabytes).

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Jobs: The Jobs module provides an interface in which users can schedule SQL, python and/or spark scripts in a versioned manner (using the git programming language). Alongside with the SQL/python editors, the user can also make use of automated ready-to-go transformations that make engineers’ jobs easier.

•	Sandbox: Semantix also provides notebooks inside SDP with access to the data lake where users can interact and enter an exploratory mode.

•	SQL Lab: SDP offers an easy-to-use SQL assistant with auto-complete on the data lake layers, which means that engineers can quickly test queries and gather information.

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Organized Layers: The ingested data is written in SDP’s raw layer, so users can transform the data on the trusted layer and make it available to business intelligence reports on the service layer. These are the recommended default layers, however, the user has full power to overwrite the existing layers as well as to create new ones.

Data Sharing

SDP enables sharing via SQL Lab in small quantities and through an API account that makes the data available for other systems. Only users with permission can access this endpoint.

Data Visualization

SDP includes a visualization module where users can create different screens and dashboards. This visualization module is already integrated at all data layers of the platform, as well as access permissions layers, so only users with access to specific visualization/dashboards can view.

Security and Authentication

SDP allows profiles with different permissions. The authentication is very simple to use and is valid throughout all platform extensions.

•	Authentication: SDP has its own single sign-on (“SSO”) authentication, meaning that once users are authenticated they can access every service they have permission to access.

•	Role Access: SDP provides a role-based security model access control, with granular privileges on system objects and actions.

•	Encryption: SDP encrypts all data at rest, as the data in motion is maintained in an isolated environment, always with a high security level.

Customers

As of December 31, 2021, Semantix had over 300 customers with operations in more than 15 countries in the finance, retail, telecommunications, healthcare, industrials and other sectors. Semantix’s customers consist of large and medium enterprises as well as small and midsize businesses.

Semantix solutions support various use cases for the benefit of its customers. Companies’ management teams benefit from Semantix solutions in order to bring efficiency, speed, assertiveness and optimization to decisions. Chief Information Officers (CIOs) benefit from transforming raw data into analytics. Project and business leaders benefit by capturing optimization metrics for their most relevant businesses. Data scientists optimize their capabilities for building new algorithms. CEOs benefit from having a strong ally capable of increasing their revenues and enabling effective cloud management.

During the years ended December 31, 2021 and 2020, Semantix’s largest customer based on revenues, accounted for 11.4% and 10.2% of its revenue, respectively, and its ten largest customers together accounted for 53.8% and 59.7% of its revenue, respectively. For additional information regarding customer concentration, see “Risk Factors—Risks Related to Semantix’s Business and Industry—A significant portion of our revenue is derived from a small number of customers and partial or full loss of revenues from any such customer may adversely affect us.”

Semantix’s largest customers typically engage Semantix for more than one software product or solution together with complementary data analytics and other support services, each pursuant to separate contracts with varying scopes and durations based on the type of product or service.

Below is a summary of Semantix’s existing contracts with its largest customers:

License and Service Contracts with Leading Banking Institution

Since 2017, Semantix has licensed third-party software to one of the largest banking institutions in Brazil and Latin America and, in connection with such software, has also provided various support services. Semantix’s contracts with this customer are governed by Brazilian law and range in duration from 12 to 36 months, subject to renewal.

Pursuant to these contracts, Semantix must indemnify the banking institution and its affiliates for losses arising from (i) a failure or delay to adhere to the terms of the contracts, (ii) acts or omissions related to the provision of Semantix’s products or services, (iii) breaches of representations and warranties and (iv) any complaints from third parties arising from the breach or nonperformance of Semantix’s contractual obligations. Semantix’s indemnification liability is typically capped under these contracts, subject to exceptions, including in the event of willful misconduct, fraud or infringement of third-party rights.

Each party may terminate the contracts without cause by providing 30-days prior notice, and at will in case of insolvency type events. In addition, each party may terminate at will if the other party breaches any obligation under the contracts, in which case a penalty shall be applied. Moreover, the banking institution may terminate at will certain of the contracts executed with Semantix in case there is a direct or indirect change in Semantix’s control for which Semantix is seeking waivers in connection with the Business Combination.

In the year ended December 31, 3021, this customer accounted for 11.4% of Semantix’s revenues considering all engagements and various contracts with this customer in the aggregate.

License and Service Contracts with Leading Credit Reporting Company

Third-party Software and AI & Data Analytics Services

Since 2018, Semantix has licensed third-party software to a leading credit reporting company in Brazil and, in connection with such software, has provided various support services. Semantix’s contracts with this customer are governed by Brazilian law and range in duration from 18 to 36 months, subject to renewal. In addition, Semantix provides separate consulting and data analytics services to this credit reporting company pursuant to contracts typically with a term of less than one year.

Pursuant to certain of these contracts, Semantix must indemnify the credit reporting company for all losses arising from their commercial relationship.

In all of Semantix’s contracts with this customer, the credit reporting company may terminate the contracts without cause by providing 30-days prior notice, and Semantix may terminate without cause by providing 120-days prior notice. In addition, each party may immediately terminate the contracts if the other party commits an unremedied breach or the other party suffers insolvency type events. Each party may also immediately terminate as a result of acts or facts that prevent the performance of the contracts, or a change in corporate structure or corporate purpose that may impact the performance of the contracts or impact any third-party rights. Semantix has obtained a waiver from this customer in connection with the Business Combination. Moreover, the credit reporting company may immediately terminate the contracts if Semantix files a legal proceeding against it to dispute any matter. If the termination is in response to any action, inaction or fault of Semantix, Semantix will be subject to penalty.

Proprietary SaaS

Furthermore, since 2020, Semantix has licensed Open Galaxy and Semantix ID proprietary SaaS software to this credit reporting company and, in connection with such software, also provides various consulting and support services. Semantix offers these proprietary solutions to this customer pursuant to a Brazilian law governed contract with an initial term of 38 months, expiring December 5, 2023, which will automatically be extended for successive terms of 38 months if neither party expressly disagrees.

Under the contract, Semantix will not be liable for any indirect or incidental damages arising from, or related to, the credit reporting company’s inability to use Semantix’s products.

Each party may terminate the contract without cause by providing 90-days prior notice. In addition, each party may immediately terminate the contract if (i) the other party commits an unremedied breach, (ii) the other party suffers insolvency type events, or (iii) the contract is suspended due to legal violations or acts of God and force majeure events. Semantix may also immediately terminate as a result of a change in its relationship with the partners used for the provision of Semantix’s services or if compelled by law or court order.

License and Service Contracts with Large Telecom Company

Since 2018, Semantix has licensed third-party software to a large telecom company and, in connection with such software, has also provided various support services. Semantix’s contracts with this customer are governed by Brazilian law and range in duration from 12 to 24 months, subject to renewal.

Pursuant to these contracts, Semantix must indemnify the telecom company for all losses arising from their commercial relationship.

The telecom company may terminate the contracts without cause by providing 30-days prior notice. In addition, each party may immediately terminate the contract at will if the other party commits an unremedied breach or suffers insolvency type events. Each party may also immediately terminate as a result of (i) cancelation of licenses necessary for the performance of the contracts, (ii) negligence or bad performance, (iii) acts or facts that prevent the performance of the contracts or (iv) the assignment or transfer of the contracts.

License and Service Contracts with Large Financial Institution

Since 2017, Semantix has licensed third-party software to a large financial institution and, in connection with such software, has also provided various support services. Semantix’s contracts with this customer are governed by Brazilian law and range in duration from 12 to 24 months, subject to renewal. In addition, Semantix provides separate consulting and data analytics services (mainly data engineering) to this financial institution pursuant to a Brazilian law governed contract with a 36-month term.

Pursuant to these contracts, each party must indemnify the other party for all losses arising from negligence and willful misconduct, provided that a pro rata contribution shall apply if the other party contributed to the damages.

Each party may terminate the contracts without cause by providing 30-days prior notice. In addition, each party may immediately terminate the contracts at will if the other party commits an unremedied breach or a legal violation, or files a legal proceeding that may affect the rights and obligations under the contracts. The financial institution may also immediately terminate at will if Semantix suffers insolvency type events or there is a change in Semantix’s ownership structure that may (i) compromise the performance of, or conflict with, this customer’s interests and activities, (ii) violate governmental regulation or (iii) compromise Semantix’s technical and/or financial aptitude. Moreover, the financial institution may immediately terminate at will if Semantix commits any act that is harmful to public order or if it has reasonable belief that any such act was committed by Semantix.

License and Service Contracts with Next

Since 2021, Semantix provides big data AI & analytics solutions to Next Tecnologia e Serviços Digitais S.A. (“Next”), Banco Bradesco S.A.’s digital banking subsidiary, pursuant to a service contract valid until April 2022, subject to renewal. On April 27, 2021, Next expanded the scope of contracted serviced to also include API development services related to open banking also through April 2022, subject to renewal. For additional information, see “Certain Semantix Relationships and Related Party Transactions—License and Service Agreements—Software and Service Agreements with Bradesco.”

Pursuant to these contracts, Semantix must indemnify Next for all losses arising from negligence and willful misconduct.

Each party may terminate the contracts without cause by providing 30-days prior notice. In addition, each party may immediately terminate the contracts at will if the other party commits an unremedied breach or suffers insolvency type events. Next may immediately terminated the contracts at will if Semantix’s authorization to provide its services and products is cancelled, Semantix suspends its activities over 30 days or if Semantix breaches any labor, confidentiality and data protection obligations.

Case Studies

The following are examples of how Semantix empowered important customers to transform their data into actionable insights:

•	Luxury Automotive Company

•

Background: the customer is one of the largest luxury automotive manufacturers in the world selling luxury passenger cars and off-road vehicles, trucks, vans, and buses. In Brazil specifically, it is one of the country’s largest manufacturers of trucks and buses. The manufacturer was facing disruptions in its production lines, leading to operational interruptions.

•

Semantix’s Solution: the manufacturer used third-party software licenses coupled with AI and data analytics services to develop and implement AI models to monitor production disruption and identify the problem source.

•	Key Benefits:

◾	significant reduction in production lines disruption;

◾	higher efficiency in vehicle delivery audit;

◾	reduction of assembly problems arising from ecosystem moisture; and

◾	accelerated identification of defective parts in the production process.

•	Multinational Electronics Company

•

Background: the customer is a manufacturer and seller of electronics and computer gadgets. It is one of the largest electronics companies and one of the most valuable brands in the world, with presence in Brazil for over 30 years. The electronics manufacturer needed an all-in-one integration solution and APIs to connect all of its e-commerce operations in Latin America.

•	Semantix’s Solution: the manufacturer implemented Semantix’s data integration solution to integrate its e-commerce operations in Latin America.

•	Key Benefits:

◾	real time data insights; and

◾	significant improvement in the integration of its global activities and operations, by means of an important increase in the number of APIs used per year.

•	Large Financial Institution

•

Background: the customer is one of the world’s largest financial institutions, with a strong presence in Brazil. The financial institution was experiencing a shortage of AI experts and big data technology to build its business intelligence infrastructure, comply with regulatory requirements and prevent fraudulent transactions.

•

Semantix’s Solution: the financial institution used third-party software licenses coupled with AI and analytics provided by Semantix to create a real time big data consumption API in order to deliver customized offerings to clients, comply with regulatory requirements and reduce fraudulent transactions.

•	Key Benefits:

◾	real time business intelligence;

◾	real time fraud prevention system; and

◾	development of other projects as a result of the implementation of the solution, such as fraud monitoring and compliance.

•	Large Telecom Company

•

Background: the customer is a mobile telecommunications services provider that offers service both in Brazil and abroad and encourages mobile phone users to earn credits through a loyalty program. The telecom company was lacking real time control of user consumption, with the effect of thwarting optimization of its customers’ lifetime value.

•

Semantix’s Solution: the telecom company used third-party software licenses combined with AI and data analytics services to deliver a real time big data consumption API in order to provide customized offerings to its clients.

•	Key Benefits:

◾	real time data consumption monitoring of every device;

◾	the offering of customized products and services driving boosts in customer lifetime value; and

◾	the telecom company being now positioned as one of the largest machine-to-machine (“M2M”) companies in Brazil.

Sales Channels and Marketing

Semantix sells its products and services to enterprises and governmental organizations through its direct sales team, consisting of 40 individuals (account executives, sales development representatives, and pre-sales personnel). Semantix’s direct sales team is segmented as follows:

•	Key Accounts Team: focused on telecom companies, major Brazilian financial institutions and governmental entities;

•	Corporate Accounts Team: focused on companies with over 1,000 employees in other industries; and

•	Middle Market Team: focused on companies with 500 to 1,000 employees.

To the extent of marketing to companies with under 500 employees, which comprises a very minor portion of Semantix’s marketing strategy, such marketing is through indirect sales channels.

Semantix’s current marketing strategies are focused on strengthening brand awareness to consolidate SDP as the platform of choice for customers. Semantix establishes well-defined marketing strategies in digital and physical channels to generate leads and drive demand. Recent marketing initiatives included a 30-day free trial of SDP to increase usage, digital marketing strategies to drive traffic to the website and participation at physical events to enhance brand awareness.

Suppliers

Semantix believes it has developed solid relationships with the well-established data platform providers from which it purchases software licenses for resale. Semantix is the largest Cloudera partner in Latin America, and was recognized as Elastic’s second largest Managed Services Provider Global Partner in 2020.

Semantix has a relationship with approximately 115 suppliers, the most relevant of which are based outside of Brazil.

Of Semantix’s gross revenues for the years ended December 31, 2021 and 2020, (i) 37.6% and 31.5%, respectively, were attributable to the resale of software licenses of Cloudera (via numerous supply contracts with such supplier and resale contracts with various clients) and (ii) 16.9% and 30.1%, respectively, were attributable to the resale of software licenses of Elastic (via numerous supply contracts with such supplier and resale contracts with various clients).

Reseller programs are tier-based, based on the number of certified professionals that the reseller has for the software product, sales history and payment track record of the reseller. Depending on its tier, a reseller may obtain discounts from suppliers and better business opportunities. Accordingly, Semantix focuses on building sustainable long-term relationships and a consistent payment track record with its suppliers, while also maintaining a high number of certified professionals for each type of software.

Semantix’s relationship with its suppliers is initially established via one-time agreements, which, dependent on the scope and nature of the supplier relationship, may eventually lead to the establishment of a future master reseller agreement between Semantix and the supplier. The one-time agreement allows Semantix to resell the supplier’s products in a specific transaction and is usually executed to test whether Semantix could be considered a reliable partner. After the testing phase through one or more one-time reseller agreements and the demonstration that Semantix has savvy personnel to provide pre-sales and post-sales support, Semantix and the supplier may enter into a master reseller agreement. Currently, Semantix has master reseller agreements in place with its main suppliers. Semantix’s suppliers may terminate these agreements with or without cause, and, in the case of termination without cause, subject only to prior notice ranging from 30 to 90 days dependent on the supplier.

The agreements between Semantix and the suppliers are entered into on a non-exclusive basis. Accordingly, Semantix may resell software licenses from several different suppliers and may also compete with its own proprietary solutions. If any conflict of interest arises due to Semantix’s role as reseller of third-party software licenses and as proprietary SaaS provider, Semantix discloses such conflict to the relevant supplier to resolve the conflict in the best possible way for both parties and in view of maintaining a solid commercial relationship with the supplier.

In addition, to ensure that Semantix’s customers can operate Semantix’s proprietary platform and/or third-party software in any environment, Semantix maintains relationships with public cloud providers (AWS, Azure and GCP) to integrate and achieve the highest interoperability across architectures.

Semantix has entered into standard form umbrella contracts with each of AWS, Azure and GCP pursuant to which these providers provide standard cloud storage capacity for use by Semantix’s customers in exchange for timely payment by Semantix. These providers may generally terminate their relationship with Semantix with or without cause, as follows:

Semantix’s agreement with AWS allows AWS to terminate for any reason with 30 days’ advance notice or, in case of a breach of contract, if such breach is uncured for 30 days. AWS may also terminate immediately upon notice if (i) AWS determines that Semantix use of its service poses a security risk, could otherwise adversely impact AWS’ systems, could subject AWS to liability or could be fraudulent, (ii) Semantix fails to pay AWS in accordance with its agreement, (iii) Semantix ceases to operate in the ordinary course, makes an assignment for the benefit of creditors or become the subject of any bankruptcy, reorganization, liquidation, dissolution or other similar proceeding or (iv) to comply with the law or the requests of governmental entities.

Semantix’s agreement with Azure allows Azure to terminate for any reason with 15 days’ advance notice, or in case of a breach of contract, if such breach is uncured for 15 days.

Semantix’s agreement with GCP allows GCP to terminate for any reason with 30 days’ advance notice, or in case of a breach of contract if such breach is uncured for 30 days. GCP may also terminate immediately upon notice that Semantix ceases to operate in the ordinary course or becomes the subject of any bankruptcy proceeding.

Software Engineering and Research & Development

Semantix’s technical area is formed by engineers, scientists and programmers that work as developers to enhance Semantix’s current products and develop new features for its customers.

Some of the key technical roles within Semantix’s data science and software engineering teams are as follows:

•

Data analytics and software engineer manager: responsible for (i) ensuring adherence to Semantix’s technology roadmap, (ii) developing the features and improvements strategy and (iii) managing Semantix’s data solutions growth and go-to-market strategy;

•	Four big data specialists: responsible for testing new data solutions and other tools, components and features of SDP;

•	Seven system engineers: responsible for creating the coding structure of SDP;

•	DevOps engineer: responsible for ensuring SDP’s infrastructure automation and creating performance indicators;

•	Two back-end developers: responsible for building and maintaining all of the API layers needed to power the user-facing component of SDP; and

•	Front-end developer: responsible for the creation and maintenance of the user interface with the SDP.

In addition, Semantix’s research and development (“R&D”) teams serve as the bedrock for innovation, driving product enhancement and the development of new features. Semantix believes that these teams will allow Semantix to expand and refine its portfolio of data-centric products, functioning as a hub to attract and retain new talent to power Semantix’s technology evolution. For the years ended December 31, 2021 and 2020, expenses with R&D accounted for 9.4% and 6.4%, respectively, of Semantix’s revenues.

Semantix has several initiatives to support R&D as follows:

•

Semantix promotes an Entrepreneurs in Residence (“EiRs”) program as well as events with scientists and engineers (hackathon challenges) bringing together talent both internally and externally to foster product development and enhancements;

•

Semantix has established a data lab at, and in partnership with, the University of Campinas (Universidade de Campinas, or “UNICAMP”), one of the top universities in Brazil, with programs to attract talent coordinated by Semantix’s teams devoted to visual computing and AI; and

•	Semantix welcomes opportunities for co-innovation of data-centric solutions with ecosystem players focused on strategic verticals.

Competition

The markets in which Semantix operates are highly competitive and rapidly evolving with the constant introduction of new technologies and innovations. Semantix’s current competition primarily includes the following:

•	public cloud providers who offer proprietary data management, machine learning and analytics services, such as AWS, Azure and GCP;

•	large, well-established, public and private data platform providers, including the suppliers from which Semantix purchases software licenses for resale, such as Cloudera, Elastic and Confluent;

•	private and public companies who also act as resellers of third-party software licenses, such as Logicallis;

•	less-established public and private cloud companies with products that compete in some of Semantix’s markets;

•	other established vendors of legacy database solutions and big data offerings, such as HP, IBM, Oracle and Teradata;

•

other vendors who offer data and business intelligence solutions that can be incorporated into Semantix’s platform, including Databricks, Alteryx, Fivetran, Tableau, Microsoft’s Power BI, and Qlikview; and

•	technology companies and systems management vendors who offer on-premise infrastructure monitoring, including IBM, Microsoft, Micro Focus, BMC and Computer Associates.

Semantix believes it competes favorably based on the following competitive factors:

•	ability to efficiently and seamlessly ingest large quantities of diverse data types in one location at scale;

•	ability to provide and innovate around architectures purpose-built for the cloud;

•	ability to provide advanced AI, data analytics and machine learning solutions;

•	ability to provide unified, real-time observability of IT environments;

•	ability to drive business value and generate additional return to customers;

•	ability to support multiple use cases in one platform;

•	ability to provide seamless and secure access of data to many simultaneous users;

•	ability to seamlessly and securely share and move data across public clouds or regions;

•	ability to monitor any combination of public clouds, private clouds, on-premise and multi-cloud hybrids;

•	ability to provide a consistent user experience across multiple public cloud providers;

•	ability to provide pricing transparency and optimized price-performance benefits;

•	ability to elastically scale up and scale down in high-intensity solutions;

•	extensibility across an enterprise, including development, operations and business users;

•	ability to enable collaboration between development, operations and business users;

•	ease of deployment in any region of the world;

•	performance, scalability, and reliability;

•	built-in security and governance; and

•	award-wining AI and analytics platform company, with high customer satisfaction.

Awards and Accolades

Semantix has received various awards and accolades in recognition of its operational and technical excellence, innovative solutions and collaborative work environment, as follows:

•	In 2021, Semantix was recognized as a leader in data preparation and integration platforms in Brazil in a survey conducted by ISG Provider Lens;

•	Also in 2021, Semantix was ranked as one of the top 10 startups in the AI sector in the report prepared by Distrito Inteligência Artificial;

•	Semantix was named Leading Innovators in Big Data and AI Business Solutions Platforms in Brazil by Acquisition International magazine in 2020;

•	Both Semantix and LinkAPI were ranked among the 20 Most Promising Latin America Tech Companies by CIO Review in 2020, occupying the eleventh and sixth places, respectively;

•	Semantix’s co-founder, Leonardo Santos, was named one of the Top Transformational Business Leaders by Industry Wired in 2019; and

•	Semantix was also considered one of the best companies to work for in Brazil (GPTW) as of May 2021.

Seasonality

Consistent with other data solutions and software providers, Semantix historically has received a higher volume of orders from new and existing customers in the second half of the year and, in particular, in the fourth fiscal quarter of each year. Semantix believes that this results from the procurement, budgeting, and deployment cycles of many of its customers, particularly its large enterprise customers.

Tradimus Healthcare Solutions

On May 26, 2021, Semantix Participações and Excella (together with Semantix Participações, the “Tradimus Shareholders”), and as an intervening and consenting party, Tradimus, entered into a shareholders’ agreement (the “Tradimus Shareholders’ Agreement”) to govern the relationship among the parties as partners in a company providing data solutions to serve the healthcare sector. For the years ended December 31, 2021 and 2020, Tradimus generated R$2.2 million and R$1.8 million in revenues, respectively.

The Tradimus Shareholders’ Agreement is governed under Brazilian law with an initial term of 20 years, subject to automatic renewal. Pursuant to the terms of the Tradimus Shareholders’ Agreement and the rights and powers of the parties described therein, Semantix Participações enjoys effective control over Tradimus.

Below is a summary of the main terms and conditions of the Tradimus Shareholders’ Agreement. The agreement described below has been filed as exhibit to the registration statement of which this proxy statement/prospectus forms a part. The summary below is qualified in its entirety by reference to the full text of the agreement.

Management

Board of Directors

The board of directors of Tradimus must be composed of four members, each serving a two-year term, of which two shall be appointed by Semantix Participações and two by Excella so long as each of them holds 50% of Tradimus’s voting and total share capital. Should at any time a Tradimus Shareholder individually hold more than 50% of Tradimus’s voting and total share capital, such Tradimus Shareholder shall have the right to appoint three directors, in which case the other Tradimus Shareholder shall have the right to appoint one director, provided that it still holds at least 45% of Tradimus’s voting and total share capital. In the event that any of the Tradimus Shareholders ceases to hold at least 45% of Tradimus’s voting and total share capital, it shall lose any rights to appoint members to the board of directors.

Notwithstanding the equal representation of the parties on the Tradimus board of directors, the Tradimus Shareholders’ Agreement stipulates that any deadlock on the approval of any resolution by the board of directors shall be decided by the casting vote of a Semantix-appointed member unless Tradimus is considered a joint operation by the auditors of both Tradimus Shareholders (which is currently not the case).

Board of Executive Officers

The board of executive officers of Tradimus shall be composed of a minimum of two and a maximum of four officers serving for a two-year term, which must include one chief executive officer, one chief financial officer, and the remaining officers with no specific designation. For as long as each of the Tradimus Shareholders holds 50% of Tradimus’s voting and total share capital, all officers shall be elected by a majority of the members of the board of directors, provided that (i) the directors appointed by Semantix Participações shall have the right to appoint the chief executive officer and up to one additional officer with no specific designation, and (ii) the directors appointed by Excella shall have the right to appoint up to two officers, without specific designation. Should at any time a Tradimus Shareholder hold an interest in Tradimus equal to or greater than 45% but lower than 50% of its voting and total share capital, the director appointed by such party shall have the right to appoint one officer with no specific designation.

Voting Rights

For as long as each of the Tradimus Shareholders holds 50% of Tradimus’s voting and total share capital, all resolutions adopted at the general shareholders’ meeting require their mutual consent, except if Tradimus is deemed to be in a situation of financial stress, in which case a Tradimus Shareholder may, under certain specific circumstances, unilaterally decide to grant a loan to Tradimus that, if defaulted, may be converted into new shares via capital increase. Should a Tradimus Shareholder at any point hold an interest in Tradimus lower than 50% but equal to or greater than 45% of its voting and total share capital, the approval of certain matters shall still be subject to the affirmative vote of such Tradimus Shareholder, including but not limited to (i) amendments to the bylaws, (ii) corporate reorganizations, (iii) issuance or sale of securities exchangeable for or convertible into shares, (iv) capital increases and (v) liquidation or dissolution.

Additionally, all resolutions adopted at a board of directors meeting require the approval by a simple majority of its members. However, should at any time a Tradimus Shareholder hold an interest in Tradimus that entitles it to appoint solely one member to the board of directors, the approval of certain matters shall still be subject to the affirmative vote of such director, including but not limited to (i) capital increases, (ii) certain acquisitions, sales, assignments, disposals or any other form of transfer of equity interests, (iii) the approval or amendment to annual budget and/or business plan, (iv) incurring indebtedness in excess of R$200,000,000.00, either individually or in the aggregate, during the preceding 12 months, and (v) the granting of collateral to a third party.

Moreover, beginning on May 26, 2023 and for as long as each Tradimus Shareholder holds 50% of Tradimus’s voting and total capital, any deadlocks at the shareholders’ meeting or at the meeting of the board of directors should be subject to a mandatory mediation procedure. Should the mediation be fruitless, the disputed matter shall be considered not approved, in which case it may only be submitted for further deliberation after six months.

If the Tradimus Shareholders or the members of the board of directors fail to reach a consensus after three consecutive mediations held in accordance with the stipulated procedures or following five mediations held within a period of 18 months, a corporate deadlock will be declared (the “Deadlock”), in which case any Tradimus Shareholder may, within up to 60 days of the Deadlock, notify Tradimus and the other Tradimus Shareholder of its intention of initiating a procedure for the sale of all of its equity interest in Tradimus.

Transfer Rights

The Tradimus Shareholders are subject to a lock-up period in respect of both their direct and indirect interest in Tradimus until May 26, 2023, provided that they continue to hold 50% of Tradimus’s voting and total share capital. As a result, any transfer of shares to third parties (other than affiliates) during the lock-up period must be pre-approved by the non-selling Tradimus Shareholder.

Right of First Refusal and Tag Along Rights

If a Tradimus Shareholder decides to sell all or part of its equity interest in Tradimus, the other Tradimus Shareholder shall have the right of first refusal for the purchase of all (and no less than all) offered shares. In the event the Tradimus Shareholder offeree does not exercise its right of first refusal and the Tradimus Shareholder offeror decides to sell its shares to a third party, the Tradimus Shareholder offeree shall have tag along rights pursuant to which it may sell a number of shares proportional to the shares offered by the Tradimus offeror relative to its equity interest in Tradimus and under the same terms and conditions agreed for such sale.

Non-Compete

Each of the Tradimus Shareholders and its respective affiliates will not, for two years from the date on which they cease to be a shareholder of Tradimus, directly or indirectly, engage in any business activity in which Tradimus and/or its subsidiaries are also engaged in, including but not limited to the development and sale of proprietary solutions aimed at enhancing business capabilities of players in the healthcare industry.

Employees

As of December 31, 2021, Semantix grew its workforce by 78%, compared to December 31, 2020 (from 313 to 559 people).

The table below shows the number of employees by activity as of the dates indicated:

	As of December 31,
	2021	2020
Management	5	8
Administrative	46	26
Sales & Marketing	72	27
Data Analytics and Software Development	294	163
R&D	142	89

Total	559	313

As of December 31, 2021, over 99% of Semantix’s employees were located in Brazil.

Semantix offers competitive compensation and benefits that are in line with the software industry. Consistent with market practice, Semantix’s compensation program for all employees includes base pay, variable compensation and benefits. In addition, certain of Semantix’s employees also receive stock-based compensation. Semantix offers a wide array of benefits including health care, dental plan, life insurance, transportation vouchers, meal tickets or restaurant vouchers. For additional information, see “Executive Compensation.”

In accordance with Brazilian labor law, all employees may join unions. However, less than 1% of Semantix’s employees are unionized, represented by the Union of Workers in Data Processing and Information Technology in the State of São Paulo (Sindicato dos Trabalhadores em Processamento de Dados e Tecnologia da Informação do Estado de São Paulo, or “SINDPD”), as of the date of this proxy statement/prospectus. Semantix has not experienced any work stoppages and believes it has good working relationship with SINDPD. Semantix has entered into a collective bargaining agreement related to variable compensation (profit sharing plan) with SINDPD and renegotiates such agreement on an annual basis, usually in January of each year.

Semantix has outsourced certain ancillary activities that support its business that are not directly related to its core business, including recruiters to attract talent and maintenance functions. Semantix does not provide benefits to its outsourced workers. For additional information, see “Risk Factors—Risks Related to Semantix’s Business and Industry—We may be held liable for the labor, environmental, tax and social security obligations of third parties.”

Intellectual Property

Intellectual property rights are important to the success of Semantix’s business. Semantix relies on a combination of patent, copyright (including software), trademark, domain name and trade secret laws in Brazil and other jurisdictions, as well as license agreements, reseller agreements, confidentiality procedures, non-disclosure agreements with its own employees and third parties, and other contractual protections, to protect its intellectual property rights, including Semantix’s proprietary technology, software, know-how, and brand. Semantix also uses open source software in its services.

As of the date of this proxy statement/prospectus, Semantix had one patent application pending in Brazil. Semantix also held one patent application in foreign jurisdictions.

As of the date of this proxy statement/prospectus, Semantix held 31 registered trademarks in Brazil, held 20 registered or protected trademarks in foreign jurisdictions and six trademark applications in foreign jurisdictions. LinkAPI held one registered trademark and had one trademark application in Brazil. Moreover, Tradimus held four registered trademarks in Brazil.

As of the date of this proxy statement/prospectus, Semantix held title to eight registered and several unregistered proprietary software in Brazil.

As of the date of this proxy statement/prospectus, Semantix held 30 domain names registered with the Registro.br (the Brazilian internet domain name registry) and 31 other domain names registered with other internet domain name registries in foreign jurisdictions. LinkAPI also held one domain name registered with the Registro.br. Semantix continually reviews its development efforts to assess the existence and patentability of new intellectual property.

Although Semantix relies on intellectual property rights, including patents, copyrights (including software), trademarks, domain names and trade secrets, as well as contractual protections to establish and protect Semantix’s proprietary rights, Semantix believes that factors such as the technological and creative skills of its personnel, creation of new services, features and functionality, and frequent enhancements to its platform are more essential to establishing and maintaining Semantix’s competitive position.

Despite Semantix’s efforts to protect its technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use Semantix software, trademarks, domain names and other technology. Any significant impairment of Semantix intellectual property rights could adversely affect its business or its ability to compete.

Semantix controls access to and use of its proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners.

Semantix requires its employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements, and Semantix controls and monitors access to its software, documentation, proprietary technology, and other confidential information. Semantix’s policy is to require all employees and independent contractors to sign agreements assigning to Semantix any inventions, trade secrets, works of authorship, developments, processes, and other intellectual property generated by them on Semantix’s behalf and under which they agree to protect Semantix’s confidential information. In addition, Semantix generally enters into confidentiality agreements with its customers and partners.

Facilities

Semantix’s headquarters are located in the city of São Paulo, Brazil. Semantix also has a data laboratory at the University of Campinas in the city of Campinas, Brazil. In addition, Semantix has offices in the city of Bogotá, Colombia, in the city of Mexico City, Mexico, and in the city of Miami, United States. Semantix’s headquarters, data laboratory and offices are leased from third parties. Semantix believes that its current facilities are adequate to meet Semantix’s current needs.

Semantix’s property and equipment consist mostly of furniture and fixtures and leasehold improvements. As of December 31, 2021, the total book value of Semantix’s property and equipment was R$3.6 million, as set forth in the table below:

As of December 31, 2021
(R$ millions)
Furniture and fixtures	1.1
IT and telecom equipment	1.1
Leasehold improvements	1.3
Total	3.6

Regulatory Overview

Data Protection and Privacy

Semantix uses, collects, stores, transmits and processes customer date to run its business. As a result, Semantix’s compliance with local, state, federal, and foreign laws and regulations dealing with the use, collection, storage, transmission, disclosure, disposal and other processing of personal data is core to the operation of its business. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personal data. The applicability of these laws and regulations to Semantix, and their scope and interpretation, are constantly evolving, often uncertain, and may conflict between jurisdictions, and Semantix anticipates the number of data privacy laws and the scope of individual data privacy and protection rights will increase, and as a result, Semantix’s associated compliance burdens and costs could increase in the future. It may be costly to implement security or other measures designed to comply with these laws and regulations, as well as any new or updated laws or regulations. Any actual or perceived failure to safeguard data adequately, destroy data securely, or otherwise comply with the requirements of these laws and regulations, may subject Semantix to litigation, regulatory investigations or enforcement actions under federal, state or foreign data security, unfair practices or consumer protection laws and contractual penalties, and result in monetary damages, damage to Semantix’s reputation or adversely affect Semantix’s ability to retain customers or attract new customers.

A number of the jurisdictions in which Semantix operates have adopted or are considering adopting data protection and privacy laws and regulations, including Brazil and the United States.

Brazil

In September 2020, Brazilian Federal Law No. 13,709, of August 14, 2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into effect to regulate the processing of personal data in Brazil. The LGPD establishes general principles, obligations and detailed rules to be observed by individuals and public or private companies in operations involving processing of personal data in Brazil, including but not limited to the collection, use, processing and storage of personal data, in all economic sectors, including in the relationship between customers and suppliers of goods and services, employees and employers, and other relationships in which personal data is processed, whether in a digital or physical environment. The LGPD provides for, among other things, the rights of the data subjects, the legal bases applicable to the processing of personal data, the requirements to obtain consent, the obligations and requirements related to security incidents and leakages and transfers of personal data, the obligations of a data controller and a data processor, as well as the creation of the Brazilian Data Protection Authority (Autoridade Nacional de Proteção de Dados, or “ANPD”), which is the entity responsible for the inspection, promotion, disclosure, regulation, and application of the LGPD.

Federal Law No. 14,010, June 10, 2020 amended certain provisions of the LGPD. As a result, in case of noncompliance with the LGPD, Semantix is subject to administrative sanctions applicable by the ANPD as of August 1, 2021 onwards, on an isolated or cumulative basis, that can range from warnings, obligation to disclose incidents, temporary blocking and/or elimination of personal data related to the infraction, a simple fine of up to 2.0% of Semantix’s revenue, or revenue of Semantix’s group of companies in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50 million per violation, a daily fine, up to the aforesaid global limit, suspension of the operation of the database related to the infraction for a maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder, suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period, to the partial or total prohibition to exercise activities related to data processing.

The imposition of LGPD administrative sanctions does not inhibit the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. Semantix can also be subject to civil liabilities for violation of any of these laws.

In addition to the administrative sanctions due to the noncompliance with the obligations established by the LGPD, Semantix can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by service providers that serve as data processors on Semantix’s behalf.

The United States

In the United States, various laws and regulations apply to the security, collection, storage, use, disclosure and other processing of certain types of data. For example, California adopted the California Consumer Privacy Act (the “CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to California consumers and allows California consumers to request a copy of the personal information collected about them, request deletion of their personal information and request to opt out of certain sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action. Further, in November 2020, California voters passed the California Privacy Rights Act (the “CPRA”), which expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. In addition, other states, such as Virginia, have also adopted or are considering adopting similar data privacy laws and all 50 states have adopted laws requiring notice to consumers of a security breach involving their personal information.

European Union and the United Kingdom

The European Union’s (EU) General Data Protection Regulation (EU) 2016/679 (the “GDPR”) became effective in May 2018, and is applicable to companies processing personal data of data subjects in the European Economic Area (the “EEA”). The GDPR is wide-ranging in scope and implements stringent requirements in relation to the collection, use, retention, protection, disclosure, transfer and other processing of personal data relating to EEA data subjects, with substantial monetary penalties for violations. Personal data as defined under the GDPR includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses, and cookie identifiers. Among other requirements, the GDPR mandates more stringent administrative requirements for controllers and processors of personal data, including, for example, notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data, and data breach reporting. In the case of noncompliance with the obligations under the GDPR, companies may be exposed to significant fines ranging from €10 million to €20 million or 2.0% to 4.0% of total worldwide annual revenue, whichever is higher. The GDPR also provides that EU member states may enact their own additional laws and regulations in relation to certain data processing activities. Recent legal developments in the EU have also created complexity and uncertainty regarding transfers of personal data from the EEA to “third countries,” especially the United States. For example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) in Schrems II invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal data from the EEA to the United States, and made clear that reliance on standard contractual clauses may not be sufficient in all circumstances, whereby organizations may be required to take supplementary measures. Furthermore, on June 4, 2021, the European Commission published a new set of modular standard contractual clauses which are designed to take into account the CJEU’s judgement in Schrems II and must be used for all new contracts entered into – and new processing operations undertaken – as of September, 27 2021.

The United Kingdom’s (“UK”) withdrawal from the EU and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. Following the UK’s withdrawal from the EU on January 31, 2020 (“Brexit”), pursuant to the transitional arrangements agreed to between the UK and EU, the GDPR continued to have effect in law in the UK, and continued to do so until December 31, 2020 as if the UK remained a member state of the EU for such purposes. Following December 31, 2020, and the expiry of those transitional arrangements, the data protection obligations of the GDPR continue to apply to UK-related processing of personal data in substantially unvaried form by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended, which, together with the amended UK Data Protection Act of 2018, transposes the GDPR in UK national law (“UK GDPR”). However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of data protection laws as between the UK and the EEA, and the relationship between the UK and the EEA in relation to certain aspects of data protection laws remains uncertain. For example, the new set of standard contractual clauses only apply to the transfer of personal data outside of the EEA and not the UK. Although the European Commission adopted an adequacy decision with respect to the UK on June 28, 2021, allowing the flow of personal data from the EEA to the UK to continue, this decision will be regularly reviewed and may be revoked if the UK diverges from its current adequate data protection laws following Brexit. The UK Information Commissioner’s Office has consulted on, and is developing, its own international data transfer requirements, including its own specific international data transfer agreement and a UK addendum to the standard contractual clauses. Semantix is accordingly monitoring these developments, but it may, in addition to other impacts, experience additional costs associated with increased compliance burdens and be required to engage in new contract negotiations with third parties that aid in processing personal data on Semantix’s behalf or localize certain data.

Regulators in the EEA and UK are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem. National laws in the EEA that implement the ePrivacy Directive are likely to be replaced by the ePrivacy Regulation, which will significantly increase fines for non-compliance, although it will not have effect in the UK as a result of Brexit. This again introduces the possibility that Semantix will be subject to separate and additional legal regimes with respect to ePrivacy, which may result in further costs and may necessitate changes to Semantix’s business practices. The GDPR and UK GDPR require opt-in, informed consent for the placement of cookies on a customer’s device, and imposes conditions on obtaining valid consent (e.g. a prohibition on pre-checked consents). Increased regulation of cookies may lead to broader restrictions and impairments on Semantix’s online activities and may negatively impact Semantix’s ability to understand its customers, and there has been a notable rise in enforcement activity from supervisory authorities across the EEA in relation to cookies-related violations.

Cybersecurity

Brazil

In the cases in which we provide services to financial institutions, payment institutions and other entities licensed to operate by the Brazilian Central Bank, we may be required by such institutions to comply with certain requirements set forth in the Cybersecurity Regulations (as defined below). The Brazilian National Monetary Council Resolution No. 4,893, dated as of February 26, 2021 (“Resolution 4,893/21”) and the Brazilian Central Bank Resolution No. 85, dated as of April 8, 2021 (“Resolution 85/21” and, together with Resolution 4,893/21, “Cybersecurity Regulations”) provide general rules related to (i) the cybersecurity policy that needs to be implemented by such entities, as well as (ii) their engagement of data storage, data processing and cloud computing service providers.

Particularly in relation to data processing and cloud computing service providers, the Cybersecurity Regulations define a series of rules related to the engagement of third parties to provide “material services” of such nature in Brazil and offshore. The rules create minimum criteria and conditions for the engagement of third parties, establishing “indirect” rules for such outsourced entities.

As part of the controls required by the Cybersecurity Regulations, regulated entities are required to adopt corporate governance and management practices in proportion to the relevance of the service to be provided and the related risks. In other words, regulated entities should have their own governance mechanisms for engaging material cloud computing, data processing and data storage services, and be liable for that.

Among the abovementioned controls, regulated entities must verify if the third parties performing such material services are able to ensure the following: (i) compliance with the legislation and regulations in force; (ii) access to the regulated entity to the data and information to be processed or stored by the service provider; (iii) confidentiality, integrity, availability and retrieval of data and information processed or stored by the service provider; (iv) adherence to the certifications required by the regulated entity for the provision of the services to be contracted; (v) access to the reports prepared by an independent specialized auditing firm engaged by the service provider, regarding the procedures and controls used to provide the services to be contracted; (vi) provision of adequate information and management resources to monitor the services to be provided; (vii) identification and segregation of customer data of the institution through physical or logical controls; and (viii) the quality of access controls aimed at protecting the data and information of the regulated entity’s clients.

Semantix currently provides services related to data processing for Brazilian regulated institutions, including the largest local banks, such as Banco Bradesco S.A., Banco Santander (Brasil) S.A. and Banco Itaú Unibanco S.A. The agreements executed by Semantix with such institutions establish responsibilities for non-compliance with the Cybersecurity Regulations, which include fines and reimbursement of financial losses on behalf of the regulated entities. Therefore, in case of incidents involving the data processed under the scope of such agreements, Semantix may be liable for such events.

Anti-corruption and Sanctions

Semantix is subject to anti-corruption, anti-bribery, anti-money laundering and sanction laws and regulations, including the Brazilian Federal Law No. 12,846/2013 (“Clean Company Act”), the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and the Proceeds of Crime Act, as amended. The Clean Company Act, the FCPA and the Proceeds of Crime Act prohibit corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. These laws and regulations prohibit, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such a person. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, Semantix is subject to U.S. and foreign laws and regulations that restrict its activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry.

Legal Proceedings

Semantix is and, from time to time, may become, subject to various legal and administrative proceedings that arise in the ordinary course of its business, including tax, labor, regulatory, environmental and civil proceedings. As of December 31, 2021, Semantix did not record any provisions for legal proceedings.

Tax Proceedings

On February 27, 2020, the São Paulo State Revenue Service issued a tax assessment against Semantix seeking the payment of state taxes on sales (ICMS) allegedly due on the resale of third-party software licenses between July 2018 and December 2018. In July 2020, a partially favorable decision was issued and Semantix appealed to the relevant administrative court in order to revert the unfavorable portion of this decision. Semantix is currently awaiting a judgement on this appeal. As of December 31, 2021, the estimated value involved in this proceeding was R$2.5 million. Based on the advice of both in-house and external counsels, Semantix believes that the risk of loss in this lawsuit is remote.

On December 13, 2021, the Municipality of São Paulo Revenue Service issued a tax assessment against Semantix seeking the payment of municipal taxes and fines due on the provision of services (ISS) arising from (i) the alleged underpayment of ISS taxes in the city of São Paulo between January 2016 and February 2017, claiming that Semantix’s reporting of its headquarters in the city of Cotia, another municipality in the state of São Paulo, was improper and unsubstantiated and (ii) the resale by Semantix of third-party software licenses between 2016 and 2018. In January 2022, Semantix is expected to file its answer before the administrative court. As of December 31, 2021, the estimated value involved in this proceeding is R$8.1 million. Based on the advice of both in-house and external counsels, Semantix estimates that the risk of loss in this proceeding is remote in relation to R$2.0 million and possible in relation to R$6.1 million. Semantix does not currently intend to record any provisions or make judicial deposits in respect of such amounts. This decision may be reassessed by Semantix once the related administrative proceeding is concluded, which is currently expected to occur between 2024 and 2026. Any judicial proceedings on this matter would likely require Semantix to make judicial deposits in the amounts involved.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SEMANTIX

The following discussion and analysis provides information that Semantix’s management believes is relevant to an assessment and understanding of Semantix’s consolidated results of operations and financial condition. The discussion should be read together with the section of this proxy statement/prospectus entitled “Selected Consolidated Historical Financial Data of Semantix,” the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and the respective notes thereto, included elsewhere in this proxy statement/prospectus.

The discussion and analysis should also be read together with Semantix’s unaudited pro forma financial information as of and for the years ended December 31, 2021 and 2020. See the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Semantix’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Operating Results of Semantix” to “we,” “our” and “Semantix” refer to the business and operations of Semantix Tecnologia em Sistema de Informação S.A. and its consolidated subsidiaries.

Overview

Semantix’s mission is to empower organizations to optimize their data journeys by providing a data-centric platform to accelerate digital transformation and enhance business performance through seamless, low-code and low-touch data analytics solutions. Semantix’s proprietary data software is designed to allow customers to access data from any source and develop appropriate analytics to meet their industry and business needs. Semantix’s portfolio of products enables companies to commence their data lifecycle with simple solutions that can be later scaled-up and tailored with the objective of satisfying specific analytic demands and business circumstances.

Founded in 2010, with operations across Latin America and an emerging presence in the United States, Semantix offers proprietary SaaS data solutions and third-party software licenses together with highly complementary AI and data analytics services designed to enable companies to manage data effectively. Semantix’s software solutions aim to extract business insights and apply AI automation for Semantix’s customers across their business processes, with Semantix serving over 300 companies across a broad range of sectors, including finance, retail, telecommunications, healthcare, industrials and agribusiness, among others, with a varied client portfolio of all sizes, from small businesses to large enterprises.

Semantix embraces a data-driven world where companies can harness the use of data to unlock insights for their businesses to improve efficiency and profitability. In furtherance of this vision, Semantix pioneered the data cloud category in Latin America and seeks to replicate this early success globally by offering build to suit data solutions that allow organizations to unify and connect to a single copy of all of their data effortlessly and securely. These data solutions eliminate silos and inefficiencies created by data storage in various cloud formats and on-premise data centers.

Semantix offers a robust set of proprietary SaaS and third-party software solutions to its customers that allow them to simply, nimbly and securely manage their data. We believe Semantix’s unique value proposition is an internally-developed, frictionless, end-to-end proprietary SaaS data platform, which we refer to as the Semantix Data Platform (SDP).

SDP seeks to reduce the complexity in the implementation of big data projects via an all-in-one proprietary platform that guides customers through their entire data lifecycles, from capturing data, to structuring that data in the form of a data lake, then providing easy access to such data for exploration and interaction and, finally, creating reports, dashboards and algorithms fueled by the data to enhance business performance. SDP also provides customers with the flexibility, scalability, and performance of having access to a global cloud from any of the leading platforms such as Microsoft’s Azure, Amazon’s AWS and Alphabet’s Google Cloud. This broad access is combined with a high degree of cost predictability that customers appreciate, particularly as SDP largely eliminates exchange rate risk in the pricing of services for Latin American customers that they would be otherwise exposed to licensing data solutions from international suppliers who primarily price their services in U.S. dollars. In addition, Semantix has a team of software developers who can support all of its customers on a global basis at competitive rates.

The graphic below highlights the key features and competitive advantages of SDP:

While Semantix’s proprietary SaaS business line has gained substantial momentum since 2020 and is expected to be a key growth driver in accordance with Semantix’s strategic plans, the majority of Semantix’s revenues continue to be derived from the resale of third-party software licenses that it purchases from third-party data platform software providers located outside of Brazil, such as Cloudera and Elastic. In 2021, 62.0% of Semantix’s revenues continued to be derived from its third-party software business line, while its proprietary SaaS business line accounted for 18.8% of its 2021 revenues, with the remaining 19.2% derived from its AI & data analytics business line.

Whether through its own technology or third-party technology, Semantix resolves the challenges posed by multiple data silos and data governance by providing frictionless data access to users in a scalable and safe manner with almost no maintenance requirements. Any and all enhancements to Semantix’s data software are also provided by Semantix’s technical team, which we believe is a key differentiating factor favoring Semantix vis-à-vis global data software providers and provides a diversified revenue stream to Semantix. With an enterprise ready, stack agnostic, all-in-one software development approach, Semantix seeks to guide customers with all their data needs supported by 24x7 premium customer care for its SaaS solutions.

Significant Factors Affecting our Results of Operations

Impact of the COVID-19 Pandemic

The COVID-19 pandemic caused general business disruption worldwide. To contain the spread of the virus, governments around the world, including in Brazil, enacted various policies limiting social interaction and commercial activity for the general population, including but not limited to, lockdown periods, reduced business hours, cancelation of large events and festivities and travel bans for passengers from selected countries, among others.

While countries continue to advance on the immunization of their populations, it is still too early to assess when this pandemic and its effects will end and particularly when the impacts of the pandemic will fully subside in Brazil, particularly as new strains and variants emerge worldwide. We experienced, and may continue to experience, a modest adverse impact on certain parts of our business as a result of the COVID-19 pandemic, including (i) delayed progress in the development of proprietary solutions due to stalled research and development efforts, and (ii) the slower than anticipated international expansion of our business, particularly in the United States, where we commenced operations in early 2020.

We have also experienced, and may continue to experience, a positive impact on other aspects of our business, especially considering that the restrictions imposed by the COVID-19 pandemic prompted a shift to digital solutions and services that benefited our business in 2020 and 2021. Moreover, we have observed a reduction of certain operating expenses due to reduced business travel and the cancelation of physical participation in, and sponsorship of, events, conferences and seminars. In 2020, we also experienced a decrease in office leasing expenses as well as a related reduction in maintenance, electricity and certain other ordinary course operating expenses. While a reduction in operating expenses may have an immediate positive impact on our results of operations, we do not yet have visibility into the full impact this will have on our business. We cannot predict how long we will continue to experience these impacts as policies restricting movement and other related measures, including home office policies, may change over time. Our results of operations, cash flows, and financial condition have not been adversely impacted by the COVID-19 pandemic to date. However, as certain of our customers or partners experience downturns or uncertainty in their own business operations or results resulting from the spread of COVID-19, they may decrease or delay their spending, request pricing discounts, or seek renegotiations of their contracts, any of which may result in decreased revenue and cash receipts for us. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect accounts receivable from these customers.

The global impact of COVID-19 continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time, especially as COVID-19 outbreaks and variant strains continue to emerge worldwide despite the greater availability of vaccines. Given the uncertainty, we cannot reasonably estimate the ongoing impact of the COVID-19 pandemic on our future results of operations, cash flows, or financial condition. For additional details, see the section titled “Risk Factors.”

Brazilian Macroeconomic Environment

As the majority of our operations and services are performed in Brazil, we are generally affected by macroeconomic conditions, economic growth and political stability in Brazil and, to a lesser extent, in Latin America. Such factors affect us more broadly through the resulting impact on the demand for technology services, financing costs, the general availability of financing and exchange rate fluctuations between the Brazilian real and foreign currencies, mainly the U.S. dollar, the Mexican peso and the Colombian peso, as a result of our operations outside of Brazil and our relevant revenues and costs denominated or linked to the U.S. dollar despite only having limited operations in the United States.

Brazil is the largest economy in Latin America, as measured by gross domestic product (“GDP”). The following table shows sets forth certain data relating to GDP, inflation and interest rates in Brazil and the U.S. dollar/real exchange rate as of the dates and for the periods indicated.

	As of and for the years ended December 31,
	2021	2020
Real growth (contraction) in GDP	4.6%	(3.9)%
Inflation (IGP-M)(1)	17.8%	23.1%
Inflation (IPCA)(2)	10.1%	4.5%
Long-term interest rates — TJLP (average)(3)	4.8%	4.9%
CDI interest rate (average)(4)	4.4%	2.8%
Period-end exchange rate—reais per US$1.00	5.581	5.197
Average exchange rate—reais per US$1.00(5)	5.396	5.158
Appreciation (depreciation) of the real against the US$ in the period(6)	(7.4%)	(22.4%)

Source: FGV, IBGE, Central Bank and Bloomberg.

(1)	Inflation (IGP-M) is the general market price index measured by the FGV.
(2)	Inflation (IPCA) is a broad consumer price index measured by the IBGE.
(3)	TJLP is the Brazilian long-term interest rate (average of monthly rates for the period).
(4)	The CDI interest rate is an average of interbank overnight rates in Brazil (daily average for the period).
(5)	Average exchange rate on each business day of the year.
(6)	Takes into consideration the U.S. dollar selling exchange rate at closing as reported by the Central Bank at the end of the period’s last day and the day immediately prior to the period’s first day.

GDP

Trends in Brazil’s GDP tend to impact our results of operations, mainly by generally affecting the overall purchasing power of our customers. Brazil’s GDP is also impacted to a large degree by the political environment.

Recently, the Brazilian political and economic environment has experienced high levels of volatility and instability, including, until 2017, a contraction of Brazil’s GDP followed by slight GDP growth of 1.3% in 2018 and 1.4% in 2019, which was erased as a result of the COVID-19 pandemic. This sluggish macroeconomic environment brought sharp fluctuations of the real against the U.S. dollar, high levels of unemployment and low levels of consumer confidence and spending.

In the first half of 2020, Brazil’s GDP decreased 5.9% compared to the same period in 2019 (an 11.4% decrease in the second quarter of 2020 compared to the same period in 2019). Such decrease was mainly attributable to the ongoing effects of the COVID-19 pandemic. The quarantines imposed by governments around the world to flatten the contagion curve of the pandemic resulted in recession. Governments and central banks around the world subsequently announced a series of stimulus measures to provide support during the crisis. In Brazil, the stimulus package and the flattening of the contagion curve of the pandemic resulted in positive effects on the economy, with the Brazilian Central Bank’s data demonstrating a 7.7% increase in GDP in the third quarter of 2020 compared to the second quarter of 2020. In the fourth quarter of 2020, Brazil’s GDP increased by 3.2% compared to the third quarter of 2020. However, even with this recovery, the full-year 2020 GDP drop was the worst since 1990.

In the first quarter of 2021, Brazil’s GDP grew by 1.2% year-over-year, mainly boosted by agricultural exports despite the worsening of the COVID-19 pandemic. In the second quarter of 2021, Brazil’s GDP decreased 0.3% compared to the first quarter of 2021 driven by a retraction of agriculture, industry and investments, and by stagnation in household consumption. In the third quarter of 2021, Brazil’s GDP decreased

0.1% compared to the second quarter of 2021 mainly driven by a retraction of agriculture. In the fourth quarter of 2021, Brazil’s GDP increased 0.5% compared to the third quarter of 2021 mainly driven by an increase in services and industry. The full-year 2021 GDP increased 4.6% compared to 2020.

In the first quarter of 2022, Brazilian GDP grew by 1.7% compared to the first quarter of 2021, mainly driven by an increase in services.

The negative macroeconomic environment in Brazil in recent years was in part due to economic and political uncertainties resulting from a global decrease in commodities prices as well as due to corruption investigations of Brazilian state-owned and private sector companies, politicians and business executives, which, in turn, led to the ouster and arrest of several prominent politicians. Launched by the Office of the Brazilian Federal Prosecutor at the end of 2014, the so-called Lava Jato operation investigated members of the Brazilian government and other members of the legislative branch, as well as senior officers and directors of large state- owned companies as well as other companies in connection with allegations of political corruption. The resulting fallout from the Lava Jato investigation contributed to the impeachment of Brazil’s former president, Dilma Rousseff, in August 2016, the arrest and conviction of former Brazilian President Luiz Inacio Lula da Silva, in April 2018, and the destabilization of the Brazilian economy. In November 2019, former President Luiz Inacio Lula da Silva was released from prison after a Brazilian Supreme Court ruling that allows defendants to remain free while their appeals are pending. In March 2021, a Brazilian Supreme Court ruling annulled the decisions that had convicted former President Luiz Inacio Lula da Silva. As a result of this ruling, former President Luiz Inacio Lula da Silva recovered his political rights and is now able to run for office in the upcoming 2022 presidential elections in Brazil, which may result in further political uncertainty and consequent macroeconomic instability.

In April 2020, the Brazilian Supreme Court began investigating Brazil’s current president, Jair Messias Bolsonaro, in connection with allegations made by the former Minister of Justice. In addition, in February 2021, the Brazilian federal government moved to replace the then-chief executive officer of a state-controlled company. These events and further political instability had, and may continue to have, an adverse effect on the Brazilian economy.

On April 14, 2021, a Parliamentary Committee Inquiry (Comissão Parlamentar de Inquérito, or “CPI”) was established to investigate the Brazilian federal government’s potential mishandling of the COVID-19 pandemic and collapse of the healthcare system in the Brazilian state of Amazonas in particular at the beginning of 2021, including the potential misuse of government funds. Based on the final report of the CPI, the Attorney General’s Office began new six preliminary investigations involving Brazil’s current president, members of the Brazilian government and members of the legislative branch, which are under review by the Brazilian Supreme Court.

The potential outcome of these and other inquiries, as well as the effects of the 2022 presidential elections in Brazil, are uncertain, but they have already had a negative impact on the general perception of the Brazilian economy and the securities of Brazilian companies and have affected and may continue to adversely affect our business, our financial condition and our operating results. For more information, see “Risk Factors—Risks Related to Semantix’s Operations in Latin America—The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations, may harm us and the price of New Semantix Ordinary Shares.”

Inflation and Interest Rates

The two primary inflation indices in Brazil are the IPCA and the IGP-M.

The IPCA averaged 3.88% per annum between 2017 and 2020 against an average of 6.71% per annum between 2000 and 2016. The IPCA reached 4.52% per annum as of December 31, 2020 on an accumulated basis, and 10.06% as of December 31, 2021 on an accumulated basis. As a result, the Central Bank decreased the SELIC rate from an average of 14.17% per annum between 2000 and 2016 to an average of 6.40% per annum between 2017 and 2020. The SELIC rate reached a historic low of 2.00% in August 2020. The SELIC rate has increased throughout 2021 as a result of increases in inflation, reaching 9.25% as of December 31, 2021. On February 2, 2022, the SELIC rate was further increased to 10.75%. On March 16, 2022, the SELIC rate was further increased to 11.75%, and on May 4, 2022, the SELIC rate was further increased to 12.75%. As of the date of this proxy statement/prospectus, the SELIC rate was 12.75%.

The IGP-M is calculated by attributing increased weight to certain wholesale and other prices when compared to the IPCA. As a result, the IGP-M and the IPCA have diverged significantly in recent years, with the IGP-M averaging 9.36% per year between 2017 and 2020 and reaching 23.14% per annum as of December 31, 2020 on an accumulated basis, and 17.8% as of December 31, 2021 on an accumulated basis. As of May 31, 2022, the accumulated IPCA was 4.8% per annum and the accumulated IGP-M was 7.5% per annum.

Inflation affects our results of operations and financial performance primarily by affecting our revenues from services, which are supported by contracts with annual inflation-adjustment clauses. Inflation also affects our results by increasing costs and prices pursuant to inflation-indexed supply contracts, wage expenses through our collective bargaining agreements and other miscellaneous operating expenses, primarily electricity, as well as affecting expenditures and investments in software and equipment. In addition, some of our indebtedness is generally adjusted with reference to inflation indexes. For example, a significant portion of our real-denominated debt bears interest based on the CDI rate, which is partially adjusted for inflation.

We are exposed to interest rate risk primarily on our loans. Inflation affects our financial liquidity and financial capital resources primarily by exposing us to the direct variations in our floating-rate loans, with respect to our indebtedness that bears interest rates that are partially adjusted by inflation, such as the CDI rate. Rising interest rates may also impact the costs of our fundraising and indebtedness, increasing our financial expenses. Such an increase could adversely affect our ability to pay our obligations to the extent it reduces cash on hand. Mismatches between rates contracted in assets versus liabilities and/or high volatility in interest rates may result in financial losses for us.

As of December 31, 2021, approximately 68.7% of our loans and borrowings were subject to floating interest rates, particularly the CDI rate, reflecting new loans and financings since the end of 2020. As of December 31, 2020, none of our loans and borrowings were subject to floating interest rates, with 100.0% of our then outstanding borrowings accruing interest at fixed interest rates.

Currency Fluctuations

Our functional currency is the Brazilian real. However, we have operations internationally that are denominated in foreign currencies. This exposure to foreign exchange variation is primarily related to fluctuations between the Brazilian real, on the one hand, and the U.S. dollar, the Colombian peso and the Mexican peso, on the other hand. Our subsidiaries outside of Brazil use their local currency as their functional currency.

The following table shows the balance of our trade receivables, net and trade and other payables denominated in foreign currency and translated into Brazilian reais as of the dates indicated:

	As of December 31, 2021			As of December 31, 2020
	COP	MXN	USD	COP	MXN	USD
	(in R$ millions)
Trade receivables, net	2.4	3.1	—	2.5	4.2	2.0
Trade and other payables	(0.5)	(4.3)	(7.6)	(0.8)	(3.0)	(0.5)

Of our trade receivables as of December 31, 2021, R$3.1 million, or 8.5%, was exposed to the real/Mexican peso exchange rate variation, R$2.4 million, or 6.6%, and was exposed to the real/Colombian peso exchange rate variation. As of December 31, 2021, we did not have trade receivables exposed to the real/U.S. dollar exchange rate variation. Of our trade and other payables as of December 31, 2021, R$0.5 million, or 0.6%, was exposed to the real/Mexican peso exchange rate variation, R$4.3 million, or 5.5%, was exposed to the real/Colombian peso exchange rate variation and R$7.6 million, or 9.7%, was exposed to the real/U.S. dollar exchange rate variation.

Of our trade receivables as of December 31, 2020, R$4.2 million, or 13.5%, was exposed to the real/Mexican peso exchange rate variation, R$2.5 million, or 8.0%, was exposed to the real/Colombian peso exchange rate variation and R$2.0 million, or 6.4%, was exposed to the real/U.S. dollar exchange rate variation. Of our trade and other payables as of December 31, 2020, R$3.0 million, or 7.2%, was exposed to the real/Mexican peso exchange rate variation, R$0.8 million, or 1.8%, was exposed to the real/Colombian peso exchange rate variation and R$0.5 million, or 1.2%, was exposed to the real/U.S. dollar exchange rate variation.

Moreover, as part of our core business, we purchase third-party software licenses from suppliers located outside of Brazil, most of which are denominated and payable in U.S. dollars, for resale to customers located in Brazil and elsewhere outside the United States. Accordingly, although the prices we charge our customers for these licenses in Brazil are denominated in reais, these prices are linked to the U.S. dollar with the objective to incorporate conservative foreign exchange estimates and projections in our pricing model. In this way, we believe our business provides a built-in hedge in relation to foreign exchange exposure, as we have been historically able to largely offset our U.S.-dollar denominated costs via corresponding revenue streams linked to the U.S.-dollar. Our policy to only purchase software licenses from a third-party once we have a firm commitment from a customer reinforces this natural hedge, as we are able to price our contracts with customers for resale substantially concurrently with our purchase orders with third-party suppliers/licensors, thus limiting the window of foreign exchange exposure. The licenses we purchase for our customers in Colombia and Mexico are purchased and resold in U.S. dollars, not in local currency. For additional information, see “—Description of Principal Line Items—Revenues—Third-party software.”

We recognize foreign exchange gains and losses arising from exchange rate variation during the period between the date we sign a purchase order for a software license and the date we actually pay for such third-party software licenses that we acquire for resale. Our exposure to foreign exchange rate variation for each purchase is 90 days on average, as we typically have approximately three months to deliver payment once we finalize a purchase order. However, we have the flexibility to pay our suppliers prior to the payment due date in case we project or expect a significant currency fluctuation that is not favorable to us.

For the years ended December 31, 2021 and 2020, we recorded net foreign exchange losses in profit before income tax in the amount of R$4.0 million and R$1.1 million, respectively.

Notwithstanding the above, despite the built-in hedge that is inherent to operations, from time to time, we may elect to enter into derivative transactions, including currency swaps and non-deliverable forwards transactions, to hedge our exposure originated by the resale of software licenses. At this juncture, we do not hedge our foreign exchange exposure relating to either our U.S.-dollar denominated third-party software licensing costs or our international operations in Colombia, Mexico and the United States. As a result, our financial statements may present gains or losses due to translation effects relating to the financial statements of our subsidiaries, particularly as these operations become more relevant.

In addition, we entered into U.S. dollar-denominated and Euro-denominated loans in the year ended December 31, 2021 with an aggregate balance of R$40.3 million as of December 31, 2021. To mitigate our exchange rate exposure, we have entered into derivative financial transactions with financial institutions to hedge against the fluctuation of the Euro/real and U.S. dollar/real exchange rates and link our principal and interest to a fixed rate or the CDI rate. For the year ended December 31, 2021, we recorded profit of R$1.3 million in connection with derivative financial instruments.

Furthermore, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to a decrease in our domestic revenues from our third-party software business given that our customers may decide to reduce their spending indexed or linked to foreign currencies. On the other hand, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to an increase in domestic revenues from our proprietary SaaS business, the pricing of which is not linked to the U.S. dollar variation.

Growth through Acquisitions

LinkAPI

On December 21, 2020, we acquired 51.0% of the shares of LinkAPI, a company that offers software to facilitate application integration and Application Programming Interfaces (APIs) with scalability, control and security, for R$29.1 million. The strategic rationale for the acquisition of LinkAPI shares by Semantix was to harness the technological capabilities developed by LinkAPI to enhance data integration and reduce friction in relation to Semantix’s big data and artificial intelligence solutions. With the acquisition of our controlling stake, we began to consolidate the results of LinkAPI as of the date of acquisition on December 21, 2020, with the 49.0% attributable to non-controlling shareholders reflected as a non-controlling interest on our balance sheet prior to June 2021.

In June 2021, we exercised our call option to acquire the additional 49.0% of the LinkAPI outstanding share capital for R$51.5 million. Since that date, we no longer report non-controlling interest related to LinkAPI. For the period from December 21, 2020 to December 31, 2020, LinkAPI did not generate material revenues. For the year ended December 31, 2021, LinkAPI generated R$19.4 million in revenues.

Tradimus

On February 21, 2020, we acquired 100.0% of the shares of Tradimus, a company that began its operations in 2012 and offers a comprehensive solution focused on improving the operational efficiency of hospitals, clinics and imaging and diagnostics companies, for R$4.4 million. For the years ended December 31, 2021 and 2020, Tradimus generated R$2.2 million and R$1.8 million in revenues, respectively.

As part of the formation of a partnership to develop valued-based healthcare solutions, on December 30, 2020, Tradimus and Excella, a subsidiary of Caledonia S.A., a third-party health service management company, entered into a memorandum of understanding pursuant to which Excella undertook the obligation to invest at the minimum R$10.0 million in Tradimus, subject to the fulfillment of certain conditions. On March 5, 2021, this investment was approved by the Brazilian antitrust regulator. On May 26, 2021, Excella became a shareholder of Tradimus as a result of a R$5.0 million investment, holding a 50.0% non-controlling stake, thus effectively diluting our stake in Tradimus. We expect that the remaining R$5.0 million investment will be made by Excella in May 2022.

Organic Growth and International Expansion

We are in the early stages of our international expansion and intend to continue expanding into new markets. As detailed below, in 2019 and 2020, we expanded internationally to the United States, Mexico and Colombia because we identified customer needs and opportunities in these markets that were similar to those in Brazil. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Mexico and Colombia

As part of the consolidation of our international operations, Semantix Colômbia S.A.S. (“Semantix Colombia”) and Semantix México, S. de R.L. de C.V. (“Semantix Mexico”), which were our sister entities under common control with us, became our indirect subsidiaries as a result of our acquisition of 100.0% of the shares of Semantix Participações S.A. (“Semantix Participações”) on June 19, 2019. For the years ended December 31, 2021 and 2020, Semantix Colombia and Semantix Mexico generated R$17.0 million and R$13.8 million, respectively, in aggregated revenues.

United States

On February 26, 2020, we formed Semantix Corp. (“Semantix US”), a South Dakota corporation established for the purpose of expanding our offering of solutions in the United States. For the years ended December 31, 2021 and 2020, Semantix US generated R$8.4 million and R$12.7 million in revenues, respectively, in each period reflecting revenue from a data project for a customer with U.S. operations that subsequently cancelled its contract with us. We believe this decelerated launch of our United States operations was mainly a result of the COVID-19 pandemic, particularly our inability to find a marketing point person to brand ourselves in the United States coupled with the effects of the cancelation of physical participation in, and sponsorship of, events, conferences and seminars.

Development of SDP—our Proprietary Data Platform

Since 2019, we have derived an increasingly relevant portion of our revenues from our proprietary SaaS business, which consists of revenue from fees charged to our customers for our proprietary data solutions, including our proprietary data platform (SDP) software, and the provision of support-related services. In particular, our December 2020 acquisition of LinkAPI served to accelerate our proprietary SaaS business due to the expanded technological capabilities of SDP resulting from the technology acquired through that acquisition (for additional information, see “—Growth through Acquisitions—LinkAPI”). We believe our future success depends significantly on the growth of our proprietary SaaS business, which has become the core focus of our growth strategy. As a result, our sales efforts have and will continue to deploy most of our resources to develop this business line.

Key Business Metrics

We monitor the key business metrics set forth below to help us measure the effectiveness of our sales and marketing efforts and customer satisfaction, which we believe, in turn, allows us to better evaluate our business and growth trends. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

	As of and for the year ended December 31,
	2021	2020
Net revenue retention rate	136.0%	103.0%
LTV/CAC	8.4x	8.5x
Customers with trailing 12-month revenue greater than US$1 million	11	9

Net Revenue Retention Rate

We measure the retention and growth of revenue from existing customers through our net revenue retention rate (“NRR”), which is a metric to track the effect on our revenues of customer renewals, expansion, contraction, and churn. We calculate NRR on a monthly basis by dividing our revenues from our proprietary SaaS and third-party software business lines during a defined period by our revenues from our proprietary SaaS and third-party software business lines for the same period of the previous year using the same base/cohort of customers for each period. In this way, we believe NRR is reflective of customer satisfaction and is useful in demonstrating positive as well as negative changes with respect to customer retention and the effectiveness of our upselling strategy.

For purposes of this calculation, we consider a cohort to be any group of customers that became active during the same specified period of time (usually a month or a year), as measured by the existence of a valid, unexpired contract in place with such customer. In addition, for purpose of our NRR calculation, we exclude any revenues for initial installation of our software solutions, as such revenue is only realized by its very nature during the initial period of measurement and, therefore, distorts comparability between periods and obscures revenue growth (or retraction) linked to performance. For the same reason, we also exclude certain variable fees corresponding to take rate on total payments value (TPV), as such amounts are based only on the value of our customers’ transactions and, therefore, we believe not reflective of our performance.

As of December 31, 2021, our NRR was 136.0%, compared to 103.0% as of December 31, 2020. This increase was mainly due to new third-party software licenses sold to existing customers during the year ended December 31, 2021, which we believe demonstrates the success of our upselling strategy with current customers.

LTV/CAC

Increasing our customer base is important for our continued revenue growth. We believe we are positioned to grow significantly through a combination of our own sales and marketing initiatives and word-of-mouth referrals from existing customers.

We measure the efficiency of new customer acquisition by comparing customer lifetime value (“LTV”) to customer acquisition costs (“CAC”) for the associated time period to get an “LTV/CAC ratio.” LTV is based on the present value of estimated contribution margin generated by a customer during the lifetime of a customer’s relationship with our proprietary SaaS and third-party software businesses. We calculate contribution margin as revenues minus (i) in the case of our third-party software business line, costs we incur to purchase third-party software licenses to resell to our customers and (ii) the in the case of our proprietary SaaS business line, personnel costs.

We calculate LTV based on the following key assumptions: (i) 11.9% per annum as the discount rate applied to the projected stream of contribution margin generated by a customer; and (ii) growth and churn estimates based on a historical analysis across our cohorts considering also estimated inflation rates. We estimate lifetime for our customers also based on analysis of historical churn across cohorts. We calculate CAC as sales and marketing expenses in any given period divided by the number of new customers acquired in the associated time period.

For the year ended December 31, 2021, we excluded certain write-off and loss allowance expenses from sales and marketing in the calculation of CAC. For additional information, see “Results of Operations—Year Ended December 31, 2021 compared to Year Ended December 31, 2020—Sales and Marketing.”

For the year ended December 31, 2021, we estimate that our LTV/CAC was 8.4x, compared to 8.5x for the year ended December 31, 2020. This decrease was mainly due to an in our sales and marketing expenses, despite the increase in our proprietary SaaS revenues which correspond to the sale of higher value-added, higher margin products, reflecting the maturation of our proprietary SaaS solutions over the period in accordance with our growth strategy, as well as a reduction in churn for the period.

Customers with Trailing 12-Month Revenue Greater than US$1 Million

Large customer relationships lead to scale and operating leverage in our business model. Compared with smaller customers, large customers present a greater opportunity for us to sell additional capacity because they have larger budgets, and a wider range of potential use cases. As a measure of our ability to scale with our customers and attract large enterprises, we count the number of customers that contributed more than US$1 million in revenues in the trailing 12 months. Our customer count is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity.

As of December 31, 2021, we had 11 customers that contributed more than US$1 million in revenues in the trailing 12 months, compared to nine customers as of December 31, 2020. This increase was mainly due to an increase in revenues from our third-party software business line.

Non-GAAP Financial Measures

This proxy statement/prospectus presents our EBITDA and Adjusted EBITDA for the convenience of the investors. EBITDA and Adjusted EBITDA are non-GAAP financial measures. A non-GAAP financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that excludes or includes amounts that would not be adjusted in the most comparable GAAP measure.

We use these non-GAAP financial measures for decision-making purposes and to assess our financial and operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of our non-GAAP measures provides useful supplemental information to investors and financial analysts and other interested parties in their review of our operating performance. Additionally, we believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and facilitates period-to-period comparisons of results of operations. The non-GAAP financial measures described in this proxy statement/prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculations of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable IFRS measure, see “Selected Consolidated Historical Financial Data of Semantix—Non-GAAP Financial Measures—Reconciliation of Non-GAAP Financial Measures.”

	For the year ended December 31,
	2021	2021	2020
	(in US$ millions)[1]	(in R$ millions)
Loss for the period	(12.3)	(68.4)	(19.4)
EBITDA[2]	(10.6)	(58.7)	(17.0)
Adjusted EBITDA[3]	(4.5)	(24.9)	(10.0)

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

(2)

We calculate EBITDA as loss for the period plus net interest income (expenses), plus income tax plus depreciation and amortization. EBITDA is a non-GAAP measure. Our calculation of EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information see “Selected Consolidated Historical Financial Data of Semantix—Non-GAAP Financial Measures—Reconciliation of Non-GAAP Financial Measures.”

(3)

We calculate Adjusted EBITDA as EBITDA excluding the impacts of certain events that we believe are isolated in nature incurred as part of our recent expansion and, therefore, not reflective of our underlying performance, including (i) isolated research expenses incurred in connection with the recent redesign and relaunch of our proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of our data platform, which we do not expect to incur on an ongoing basis, (ii) non-cash expenses recorded under provisions relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations, with such amount corresponding to our ongoing payment obligations under an onerous contract with the third-party software supplier despite the early termination of the resale contract by our client, (iii) in 2021, concentrated expenses of an extraordinary nature related to third-party advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing following the expected Closing, (iv) a one-time earn-out payment to the former shareholders of LinkAPI (see “— Growth through Acquisitions—LinkAPI”) and (v) expenses related to stock option grants under the 2021 Plan as well as a separate stock option plan adopted by us in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”) which do not relate directly to the performance of our underlying business. Adjusted EBITDA is a non-GAAP measure. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information see “— Reconciliation of Non-GAAP Financial Measures.

Critical Accounting Estimates and Judgments

Our financial statements are prepared in conformity with IFRS. In preparing our financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. Our significant accounting policies are described in note 4 to our historical audited annual consolidated financial information as of and for the years ended December 31, 2021 and 2020, included elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements

For information about recent accounting pronouncements that will apply to us in the near future, see note 5 to our historical audited annual consolidated financial information as of and for the years ended December 31, 2021 and 2020, included elsewhere in this proxy statement/prospectus.

Description of Principal Line Items

Revenues

Our revenues consist of the fees we charge our customers for the following solutions, products and services:

•

Third-party software: the majority of our revenue is currently derived from the resale of licenses to our customers that we purchase from third-party data platform software providers, such as Cloudera, Elastic, Confluent, among others, with a particular focus on licenses for data lake creation, data search and data visualization.

Most of the licenses we purchase for resale are denominated and payable in U.S. dollars to suppliers located outside of Brazil. Accordingly, although the prices we charge our customers for these licenses in Brazil are denominated in reais, these prices are linked to the U.S. dollar with the objective to incorporate conservative foreign exchange estimates and projections in our pricing model. Our policy to only purchase software licenses from a third-party once we have a firm commitment from a customer enables us to price our contracts for resale substantially concurrently with our purchase orders with suppliers.

We offer third-party software licenses through two main modalities:

i. The Marketplace Model, consisting of the resale of third-party software licenses to our customers without any installation or support-related service in connection with the licensed software; and

ii. The Managed Service Provider Model, consisting of the resale of third-party software licenses combined with assistance provided by our specialists to our customers in connection with the software installation.

Revenue from third-party software is recognized at the point in time when we transfer possession of the license to our customer which occurs upon our receipt of the invoice from the supplier from which we purchase the underlying license. Pricing is based on the price of the underlying license, consisting typically of a fixed amount set forth in the contract depending on the specific license provided by us, subject to adjustment for inflation and foreign exchange variation, if material. Our customers are not able to purchase these third-party software licenses directly from the relevant suppliers, as these suppliers use distributors like us to increase their presence and capillarity worldwide. We typically bill our customers annually, with this annual payment due upfront at the time of contract. Our customer contracts typically have a term of around three years, and are subject to annual price adjustments to reflect potential material foreign exchange variation and inflation.

•

Proprietary software as a service (SaaS): consists of revenue from (i) fees charged to our customers for our proprietary data platform software and (ii) the provision of support-related services. We recognize revenue from proprietary SaaS ratably over the term of each contract when the performance obligation has been fulfilled. We use a time-based output method to measure progress and recognize revenue on a straight-line basis over the contract term. Our customer contracts typically have a term of around three years. The transaction price for our proprietary data platform contracts consists of the following components: (i) a fixed fee element, (ii) a variable fee, which is a take rate on the total payments value (TPV) of transactions effected through our proprietary solutions, (iii) a usage-based fee, reflecting a fixed amount per usage metric, considering as metrics storage (cloud), number of pipelines or flows of data, and number of platform users and (iv) certain potential discounts applied if the stated service- level in the contract is not met. If the proprietary software that we sell is not delivered concurrently with related support services, or they do not have the same pattern of transfer, we establish stand-alone selling prices for each performance obligation and allocate the transaction price accordingly. Our proprietary SaaS business has become increasingly significant to our revenue mix, particularly since 2020, and we expect this trend to accelerate as our customers increasingly migrate from third-party platforms (for which we receive licensing fees) to our proprietary platform.

•

AI & data analytics services: consists of revenue from providing technical and advisory services, including consulting, cloud monitoring, data integration, data science and data engineering, in addition to providing training related to our proprietary platform. Each AI & data analytics service is distinct and represents a single performance obligation. We recognize service revenue over time by application of the input method (i.e. hours spent on contract) pursuant to which we recognize revenue from our AI & data analytics service contracts based on the hours of services provided and the rate per hour for the employee providing the services. Our customer contracts for AI & data analytics services typically have a term ranging from three months to two years.

•

Other revenue: consists primarily of revenue from training related to big data, data architecture and other technology-related training offered to our customers. Revenue is recognized over time. The progress of the performance obligation is measured based on the hours incurred.

Foreign currency transactions are translated into Brazilian reais based on the exchange rate on the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year-end exchange rates, are generally recognized in profit or loss.

Cost of Sales

Our cost of sales includes cost of services provided and cost of sales of goods:

•

Cost of sales of goods: consists primarily of the costs we incur to purchase third-party software licenses to resell to our customers. Most of the software licenses we purchase for resale are denominated and payable to companies located outside of Brazil in U.S. dollars; and

•

Cost of services provided: consists primarily of personnel costs in connection with our proprietary SaaS business line, in addition to personnel costs to provide the AI & data analytics services for a specific customer project, including fixed and variable compensation, benefits and social and payroll taxes.

Sales and Marketing Expenses

Our sales and marketing expenses consist primarily of personnel-related expenses associated with our sales and marketing operations, including fixed and variable compensation, benefits and social and payroll taxes. Sales and marketing expenses also include sales commissions paid to our sales force and commercial representatives, traveling expenses and expenses for events, conferences and seminars. For the year ended December 31, 2021, our sales and marketing expenses also include (i) a write-off in connection with receivables from a single client related to third-party software licenses sold which we do not expect to collect and (ii) expenses with a loss allowance established following the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations. We expect that our sales and marketing expenses will increase in absolute value as we grow our business. However, we expect that our sales and marketing expenses will decrease as a percentage of our revenues over time.

General and Administrative Expenses

General and administrative expenses consist of personnel, outsourced services, depreciation and amortization, facilities and certain other expenses, as described below:

•

Personnel: consist of compensation-related expenses for our finance, legal, human resources, administrative personnel and personnel that provide services that are not allocated into specific projects, including fixed and variable compensation, stock option, benefits and social and payroll taxes;

•

Outsourced services: include expenses incurred with consultants, recruiters, legal advisers, audit services, information technology providers, third-party cloud infrastructure, and software dedicated for use for our general and administrative functions;

•

Depreciation and amortization: relate mainly to software licenses for our administrative functions, furnishings, information technology and telecommunication equipment, which are used in our head office, back-office and other support-related operations. In addition, depreciation and amortization include goodwill recorded in connection with acquisitions and capitalization of internal-use software development;

•	Facilities: relate to lease expenses for our office space, office maintenance, electricity, office supplies, among other miscellaneous expenses related to facility upkeep; and

•	Other expenses: include expenses in connection with our data lab in the city of Campinas, in the State of São Paulo, and other administrative expenses.

We expect administrative expenses to increase as a result of becoming a publicly-traded company and adhering to the compliance framework required by the Sarbanes-Oxley Act. Public company costs include expenses associated with annual and quarterly reporting, investor relations, registrar and transfer agent fees, incremental insurance costs, accounting and legal services, and other investments to strengthen corporate governance and internal controls. For additional information, see “Risk Factors—Risks Related to New Semantix—New Semantix will incur increased costs as a result of operating as a public company.”

Research and Development

Our research and development expenses consist primarily of personnel-related expenses associated with our research and development team, including fixed and variable compensation, benefits and social and payroll taxes. Research and development expenses also include outsourced services fees, third-party cloud infrastructure expenses incurred in developing our proprietary platform, computer equipment, software, and research subscription services used by our research and development teams. We expect that our research and development expenses will increase in absolute value as our business grows, particularly as we incur additional costs related to continued investments in our proprietary platform. In addition, we capitalize development expenses that qualify as internal-use software development costs in varying amounts that may fluctuate significantly from period to period. These costs consist of labor expenses associated with hiring developers, among others, including the third-party cloud infrastructure used in the internal development phases.

Other Expenses

Other expenses consist of (i) for the year ended December 31, 2021, provisions recorded relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations (see “—Sales and Marketing Expenses” above) reflecting our ongoing payment obligations under an onerous contract with the third-party software supplier despite our client’s cancelation, (ii) municipal property taxes (Imposto sobre a Propriedade Predial e Territorial Urbana, or “IPTU”) due on the property where our office is located, (iii) federal income taxes on foreign exchange transactions, in addition to other taxes applied in foreign exchange transactions (Imposto sobre Operações Financeiras, or “IOF”) due on payments made abroad to our international suppliers when purchasing software licenses with funds originating from Brazil, (iv) municipal taxes levied on the provision of services (Imposto sobre Serviço, or “ISS”) due on the purchase of software licenses from our international suppliers and on the services provided by our international suppliers which we resell in Brazil, and (v) federal contributions levied on services provided by non-Brazilian residents (Contribuição sobre Intervenção do Domínio Econônomico, or “CIDE”) due on the services provided by our international suppliers which we resell in Brazil.

Financial Result

Financial result consists of financial income minus financial expenses. Financial income consists of interest income from financial assets (fixed income and certificates of banking deposits (Certificados de Depósito Bancário)), foreign exchange gains and other financial income. Financial expenses consist of foreign exchange losses, interest on loans, interest on leases and other financial expenses.

Given that most of the software licenses we purchase for resale are denominated and paid in U.S. dollars, we recognize foreign exchange gains and losses due to the exchange rate variation between the date of purchase and the date of payment of such third-party software licenses purchased for resale to our suppliers. Our exposure to foreign exchange rate variation for each purchase is 90 days on average, but we have the flexibility to pay our suppliers in advance of the expected payment date in case we project or expect a significant currency fluctuation that would make it more advantageous to pay sooner.

Income Tax

The current Brazilian corporate income tax (“CIT”) is calculated at a nominal rate of approximately 34%. CIT is composed of (i) an income tax rate of 15% with an additional rate of 10% for taxable income in excess of R$20,000.00 per month and (ii) the social contribution rate of 9%, totaling 34% applicable to non-financial institutions in Brazil. Deferred income tax and social contribution relate to taxes payable arising from temporary and recognition differences between tax laws and accounting methods.

Results of Operations

Year Ended December 31, 2021 compared to Year Ended December 31, 2020

The following table sets forth our income statement data for the periods indicated:

	For the year ended December 31,
	2021	2021	2020	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except for percentages)
Revenues	37.9	211.7	123.5	71.4%
Cost of sales	(22.5)	(125.5)	(85.5)	46.8%

Gross profit	15.4	86.2	38.0	126.8%

Operating expenses
Sales and marketing expenses	(6.6)	(36.7)	(14.3)	156.6%
General and administrative expenses	(14.6)	(81.5)	(33.1)	146.2%
Research and development	(3.6)	(19.9)	(7.9)	151.9%
Other expenses	(1.6)	(9.2)	(0.7)	1,214.3%

Operating loss	(11.0)	(61.1)	(18.0)	239.4%

Financial income	1.2	6.5	2.6	150.0%
Financial expenses	(3.9)	(21.5)	(4.7)	357.4%

Net financial results	(2.7)	(15.0)	(2.0)	650.0%

Loss before income tax	(13.6)	(76.1)	(20.0)	280.5%
Income tax	1.4	7.7	0.6	1,183.3%

Loss for the year	(12.3)	(68.4)	(19.4)	252.6%

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

Revenues

Revenues for the year ended December 31, 2021 were R$211.7 million, an increase of R$88.2 million, or 71.4%, from R$123.5 million for the year ended December 31, 2020, reflecting mainly (i) an increase in revenues associated with our third-party software business line due to an increase in demand for our managed service provider model, and (ii) an increase in revenues associated with our proprietary SaaS business line as a result of our acquisition of LinkAPI in December 2020, thus introducing an additional solution to our SaaS portfolio, as well as an increase in revenues from the sale of our SDP proprietary solution.

The table below shows our revenues and percentage of revenues by business line for the periods indicated:

	For the year ended December 31,
	2021	2021	2020	Variation
	(in US$ millions) (1)	(in R$ millions, except for percentages)
Revenues:
Third-party software	23.5	131.3	81.3	61.5%
AI & data analytics services	7.3	40.5	35.7	13.4%
Proprietary software as a service (SaaS)	7.1	39.8	5.8	586.2%
Other revenue	0.1	0.1	0.7	(85.7)%

Total	38.0	211.7	123.5	71.4%

Percentage of revenues:
Third-party software		62.0%	65.8%
AI & data analytics services		19.2%	28.9%
Proprietary software as a service (SaaS)		18.8%	4.7%
Other revenue		—%	0.6%

Total		100.0%	100.0%

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

As mentioned above, the increase in revenues was primarily due to:

•

Third-party software: an increase of R$50.0 million, or 61.5%, in third-party software revenues to R$131.3 million for the year ended December 31, 2021 from R$81.3 million for the year ended December 31, 2020, driven primarily by an increase in solutions and services purchased by our existing customers, reflecting (i) an increase in demand for our managed service provider model which pairs installation services (for which we charge additional amounts) together with the resale of third-party software licenses, with our managed service model generating R$92.3 million in revenues during the period, reflecting in part the migration of existing customers from our marketplace model and (ii) a general trend of existing customers increasing the scope of their orders with us, as reflected in (A) the increase of our NRR over the period, increasing to 136.0% as of December 31, 2021 from 103.0% as of December 31, 2020, with such increase driven almost entirely by our third-party software business line over the period and (B) an increase in the number of customers that contributed more than US$1 million in revenues in the trailing 12 months, to 11 customers as of December 31, 2021 from nine customers as of December 31, 2020, with such variation driven almost entirely by our third-party software business line;

•

Proprietary software as a service (SaaS): an increase of R$34.0 million in proprietary SaaS revenues to R$39.8 million for the year ended December 31, 2021 from R$5.8 million for the year ended December 31, 2020, mainly due to (i) an increase of R$19.4 million in revenues from the sale of proprietary solutions, driven primarily by the sale of application integration solutions and APIs following our acquisition of LinkAPI in December 2020 and (ii) an increase of R$9.3 million in revenues from increased sales volume related to wider adoption of our SDP proprietary data platform among our customers. For the year ended December 31, 2021, we estimate that our LTV/CAC decreased to 8.4x from 8.5x for the year ended December 31, 2020, driven primarily by the increase in sales and marketing expenses despite the increase in proprietary SaaS revenues, which positively contributed to our revenue mix with higher-margin products; and

•

AI & data analytics services: an increase of R$4.8 million, or 13.4%, in AI & data analytics services revenues to R$40.5 million for the year ended December 31, 2021 from R$35.7 million for the year ended December 31, 2020, mainly due to increased volume of contracts for projects with existing customers.

The table below shows our revenues by geography for the periods indicated:

	For the year ended December 31,
	2021	2021	2020
	(in US$ millions)(1)	(in R$ millions)
Brazil	33.4	186.3	96.9
Latin America (other than Brazil)	3.0	17.0	13.8
United States of America	1.5	8.4	12.7

Total	37.9	211.7	123.5

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.581 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2021, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Semantix’s Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of New Semantix Ordinary Shares.”

Of our revenues for the year ended December 31, 2021, R$186.3 million were attributable to our operations in Brazil, R$17.0 million were attributable to our operations in Latin America (other than Brazil) and R$8.4 million were attributable to our operations in the United States, compared to R$96.9 million in Brazil, R$13.8 million in Latin America (other than Brazil) and R$12.7 million in the United States for the year ended December 31, 2020. This variation in geographic mix reflects (i) an increase in sales in Brazil and in Latin America, driven mainly by those factors described above, and (ii) in each period, revenues in the United States from a data project for a customer with U.S. operations that subsequently cancelled its contract with us (for additional information, see “—Sales and marketing expenses” and “—Other expenses” below), reflecting the decelerated launch of our United States operations as a result of the COVID-19 pandemic and the corresponding effects on our marketing momentum in the region, particularly due to our inability to identify a marketing point person to brand ourselves in the United States as well as the cancelation of physical participation in, and sponsorship of, events, conferences and seminars in the country.

Cost of sales

Cost of sales for the year ended December 31, 2021 was R$125.5 million, an increase of R$40.0 million, or 46.8%, from R$85.5 million for the year ended December 31, 2020. This increase was primarily due to (i) an increase in cost associated with our third-party software business line due to an increase of R$26.8 million in costs to purchase third-party software licenses, mainly due to an increase in volume and (ii) R$9.5 million in costs associated with our proprietary SaaS and AI & data analytics services business lines due to a R$7.5 million increase in personnel costs mainly reflecting the integration of new employees as a result of the acquisition of LinkAPI in December 2020, coupled with an increase of R$2.0 million in salary and other employee-related expenses due to promotions and new hires in response to the growing demand for our AI & data analytics services.

Gross profit

For the reasons described above, gross profit for the year ended December 31, 2021 was R$86.2 million, an increase of R$48.2 million, or 126.8% from R$38.0 million for the year ended December 31, 2020, reflecting mainly the increased revenues in our managed service provider model in our third-party software business line and the positive effects of the increased revenues in our proprietary SaaS business line.

Sales and marketing expenses

Sales and marketing expenses for the year ended December 31, 2021 were R$36.7 million, an increase of R$22.4 million, from R$14.3 million for the year ended December 31, 2020. This increase was primarily due to (i) a write-off of R$9.4 million in connection with receivables from a single client related to third-party software licenses sold which we do not expect to collect, (ii) an increase of R$8.6 million in expenses with a loss allowance established following the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations, and (iii) an increase of R$4.3 million in personnel expenses due to an increase in salary expenses, coupled with new hires.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2021 were R$81.5 million, an increase of R$48.4 million, from R$33.1 million for the year ended December 31, 2020. This increase was primarily due to (i) an increase of R$20.6 million in expenses incurred in connection with outsourced services mainly due (A) to concentrated expenses of an extraordinary nature of R$6.7 million related to advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing following the expected Closing, (B) an increase of R$ 6.0 million in expenses with information technology providers to support the growth of our business and (C) expenses of R$4.9 million related to the one-time earn-out payment to former shareholders of LinkAPI who continued providing services to us after the acquisition, including data integration services, (ii) R$13.4 million in expenses incurred in connection with stock option grants under the 2021 Plan and a stock option plan adopted by Semantix in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”), including an increase of R$4.9 million in payroll expenses related to such plans, (iii) an increase of R$9.8 million in personnel expenses due to an increase in salary expenses, coupled with new hires and (iv) an increase of R$6.8 million in facilities expenses mainly due to an increase of R$4.0 million in expenses with the improvement of our telecommunications infrastructure, particularly due to the return of in-person work.

Research and development

Research and development expenses for the year ended December 31, 2021 were R$19.9 million, an increase of R$12.0 million, from R$7.9 million for the year ended December 31, 2020. This increase was mainly due to (i) an increase of R$5.1 million in personnel-related expenses, mainly due to the expansion of our research and development team as a result of the acquisition of LinkAPI in December 2020 and (ii) an increase of R$3.7 million in third-party cloud infrastructure expenses incurred in connection with our proprietary platform.

Other expenses

Other expenses for the year ended December 31, 2021 were R$9.2 million, an increase of R$8.5 million, from R$0.7 million for the year ended December 31, 2020. This increase was primarily due to expenses of R$7.7 million related to provisions recorded relating to early termination by a single client of a three-year contract to purchase third-party software in the early phases our U.S. operations (see “—Sales and marketing expenses” above) reflecting our ongoing payment obligations under an onerous contract with the third-party software supplier despite our client’s cancelation and (ii) an increase of R$0.8 million in municipal taxes levied on the provision of services (ISS) due on the purchase of software licenses from our international suppliers as a result of a change in the interpretation by the Brazilian Supreme Court with respect to which taxes are applicable on the licensing and assignment of software rights in Brazil, which may result in increased ISS taxes going forward.

Operating loss

For the reasons described above, operating loss for the year ended December 31, 2021 was R$61.1 million, an increase of R$43.1 million, from an R$18.0 million loss for the year ended December 31, 2020.

Financial income

Financial income for the year ended December 31, 2021 was R$6.5 million, an increase of R$3.9 million, from R$2.6 million for the year ended December 31, 2020. This increase was due to (i) an increase of R$1.4 million in interest income from financial assets mainly as a result of increased volume of investments during the period (from R$10.7 million as of December 31, 2020 to R$35.8 million as of December 31, 2021) due to an increase in lending activity during the year ended December 31, 2021, (ii) an increase of R$1.3 million in income from fair value of derivative financial instrument as a result of the swap instruments we entered into during the period in connection with our U.S.-denominated and Euro-denominated loans and (iii) an increase of R$1.1 million in foreign exchange gains resulting from the exchange rate variation between the date we purchase and the date we pay our suppliers for third-party software licenses purchased for resale.

Financial expenses

Financial expenses for the year ended December 31, 2021 were R$21.5 million, an increase of R$16.8 million, from R$4.7 million for the year ended December 31, 2020. This increase was primarily due to (i) an increase of R$10.2 million in interest on loans reflecting an increase in lending activity during the year ended December 31, 2021, with an outstanding loan balance of R$146.6 million as of December 31, 2021, compared to R$30.0 million as of December 31, 2020, (ii) an increase of R$4.0 million in foreign exchange losses due to the variation of the real/U.S. dollar exchange rate between the purchase date and the payment date of certain third-party software licenses purchased for resale and (iii) an increase of R$2.8 million in other financial expenses mainly due to an increase in taxes on foreign exchange transactions (IOF) arising from our foreign currency loan transactions during the period.

Loss before income tax

For the reasons described above, loss before income tax for the year ended December 31, 2021 was R$76.1 million, an increase of R$56.1 million, from R$20.0 million loss for the year ended December 31, 2020.

Income tax

Income tax for the year ended December 31, 2021 resulted in gains of R$7.7 million as compared to gains of R$0.6 million for the year ended December 31, 2020. This R$7.1 million increase of gains reflects the recognition of less deferred tax credits in 2020.

Loss for the year

For the reasons described above, loss for the year ended December 31, 2021 was R$68.4 million, an increase of R$49.0 million, from R$19.4 million loss for the year ended December 31, 2020.

Liquidity and Capital Resources

As of December 31, 2021, we had R$52.1 million in cash and cash equivalents (R$25.9 million as of December 31, 2020). Semantix’s management believes that our current available cash and cash equivalents and the cash flows from our operating activities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. Our cash and cash equivalents include cash on hand and immediate demand deposits with financial institutions. For more information, see note 15 to our historical audited annual consolidated financial statements for the years ended December 31, 2021 and 2020, included elsewhere in this proxy statement/prospectus.

Cash Flows

The following table shows the generation and use of cash for the periods indicated:

	For the year ended December 31,
	2021	2020
Cash Flow Data
Net cash (outflow) from operating activities	(16.3)	(11.1)
Net cash (outflow) from investment activities	(21.9)	(42.3)
Net cash inflow from financing activities	66.3	50.1

Operating Activities

Our net cash outflow from operating activities was R$16.3 million for the year ended December 31, 2021. This cash outflow was primarily due to: (i) our R$68.4 million loss for the year ended December 31, 2021, and (ii) trade receivables of R$23.6 million reflecting an increase in sales of third-party software licenses made at the end of the fourth quarter of 2021, the payment of which was due after December 31, 2021. These effects were partially offset by (i) accounts payable and accrued expenses of R$36.5 million primarily due to better payment terms generally negotiated with our suppliers and (ii) the impact of certain non-recurring losses during the period that affected our net income but did not have a cash effect, including (A) a write-off of R$9.4 million in connection with receivables from a single client related to third-party software licenses sold which we do not expect to collect, (B) loss allowance of R$9.0 million, mainly reflecting expenses of R$8.6 million with loss allowance established in connection with the early termination by a single client of a three-year contract to purchase third-party licenses under our U.S. operations and (C) an onerous contract provision of R$7.7 million established in connection with the early termination of the same contract described above, reflecting ongoing payment obligations we still have to our supplier despite the termination by our client.

Our net cash outflow from operating activities was R$11.1 million for the year ended December 31, 2020. This cash outflow was primarily due to: (i) our R$19.4 million loss for the year ended December 31, 2020, and (ii) trade receivables of R$16.9 million primarily due to an increase in sales of third-party software licenses made at the end of the fourth quarter of 2020, the payment of which was due after December 31, 2020. These effects were partially offset by (i) accounts payable and accrued expenses of R$14.8 million primarily due to better payment terms generally negotiated with our suppliers, in particular as a result of the COVID-19 pandemic and (ii) our recording of other liabilities of R$7.1 million primarily due to the establishment of a provision for operating risks that impacted our income statement but had no cash effect.

Investment Activities

Our net cash outflow from investment activities was R$21.9 million for the year ended December 31, 2021, primarily due to (i) as the primary driver, R$21.2 million in net cash used to capitalize our development expenses for our proprietary data platform during the period and (ii) R$0.6 million in net cash used to purchase property and equipment.

Our net cash outflow from investment activities was R$42.3 million for the year ended December 31, 2020, primarily due to (i) as the primary driver, R$26.6 million in net cash used to purchase our controlling equity stake in LinkAPI and Tradimus and (ii) a R$15.1 million increase in cash used to capitalize our development expenses during the period for our proprietary data platform.

Financing Activities

Our net cash inflow from financing activities was R$66.3 million for the year ended December 31, 2021, primarily due to (i) as the primary driver, R$120.2 million in cash inflow from new lending over the period, reflecting our loans from Itaú Unibanco S.A., Banco Bradesco S.A., Banco do Brasil, Citibank, N.A., Banco BMG S.A. and Banco BTG Pactual S.A. that year and (ii) to a lesser extent, R$5.0 million in cash inflow from proceeds from non-controlling interest related to the investment made by Excella to purchase a 50.0% non-controlling stake in Tradimus. This effect was partially offset by (i) payment of our acquisition of LinkAPI’s shares in the amount of R$47.8 million, (ii) payment of loans and financing of R$9.8 million during the period and (iii) payment of lease expenses of R$1.2 million during the period.

Our net cash inflow from financing activities was R$50.1 million for the year ended December 31, 2020, primarily due to (i) a R$29.5 million in cash inflow from new lending over the period, reflecting our working capital loans from Banco Daycoval S.A., Itaú Unibanco S.A. and Banco Bradesco S.A. that year and (ii) the effects of our R$21.6 million inflow from the payment of the second tranche of our capital increase approved in 2019 reflecting Crescera’s investment in us.

Indebtedness

As of December 31, 2021, we had R$146.6 million in outstanding loans and borrowings (R$30.0 million as of December 31, 2020) and R$3.3 million in lease liabilities (R$3.2 million as of December 31, 2020).

The following table sets forth selected information with respect to our loans and borrowings as of the dates indicated below:

				As of December 31,
Financial institution	Transaction	Interest	Maturity	2021	2020
				(R$ millions)
Banco Daycoval S.A.	Working capital	12.01% per annum	2024	8.2	10.0
Itaú Unibanco S.A.	Working capital	10.34% per annum	2024	8.1	9.7
Banco Bradesco S.A.	Working capital	8.44% per annum	2025	10.1	10.3
Banco Bradesco S.A.	Working capital	CDI + 4.10% per annum	2026	10.1	—
Banco do Brasil S.A.	Working capital	CDI + 5.20% per annum	2025	15.1	—
Citibank, N.A.	4,131 loan	CDI + 4.53% per annum	2025	21.1	—
Itaú Unibanco S.A. – Nassau Branch	4,131 loan	12.28% per annum	2025	19.2	—
Banco BMG S.A.	Working capital	CDI + 6.32% per annum	2023	9.3	—
Banco BTG Pactual S.A.	Working capital	CDI + 5.15% per annum	2024	30.0	—
Itaú Unibanco S.A.	Financing of LinkAPI acquisition	12.49% per annum	2025	0.4	—
Banco do Brasil S.A.	Working capital	CDI + 5.3% per annum	2025	15.0	—

Total				146.6	30.0

Current				44.1	5.6
Non-current				102.5	24.4

The following is a description of our indebtedness as of December 31, 2021:

Loans and Borrowings

On August 25, 2020, we entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 8.44% and maturing on August 25, 2025. This loan is guaranteed by certain of our shareholders and by the Investments Guarantee Fund (Fundo Garantidor

para Investimentos, or “FGI”), a fund owned by the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social, or “BNDES”). As of December 31, 2021, R$10.1 million was outstanding under this loan.

On September 28, 2020, we entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$9.5 million, with interest accruing at a rate per annum equal to 10.34% and maturing on September 25, 2024. This loan is guaranteed by Semantix Participações. As of December 31, 2021, R$8.1 million was outstanding under this loan.

On September 30, 2020, we entered into a loan agreement with Banco Daycoval S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 12.01% and maturing on September 30, 2024. This loan is guaranteed by certain of our shareholders and FGI, and secured by receivables from trade bills and escrow receivables. As of December 31, 2021, R$8.2 million was outstanding under this loan.

On March 23, 2021, we entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 4.10% and maturing on March 23, 2026. This loan is secured by receivables from trade bills and escrow receivables. As of December 31, 2021, R$10.1 million was outstanding under this loan.

On April 7, 2021, we entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.20% and maturing on February 18, 2025. This loan is secured by financial investments. As of December 31, 2021, R$15.1 million was outstanding under this loan.

On May 25, 2021, we entered into a loan agreement with Citibank, N.A. in the amount of US$3.8 million, with interest accruing at a rate per annum equal to 3.63% and maturing on June 27, 2025. On the same date, we contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.63% per annum) into an effective annual rate of CDI plus 4.53%. This loan is secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments and derivative financial instruments. As of December 31, 2021, R$21.1 million was outstanding under this loan.

On June 18, 2021, we entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of EUR3.3 million, with interest accruing at a rate per annum equal to 1.42% and maturing on May 28, 2025. On the same date, we contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (1.42 % per annum) into an effective annual rate of 12.28%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments. As of December 31, 2021, R$19.2 million was outstanding under this loan.

On June 18, 2021, we entered into a loan agreement with Banco BMG S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 5.91% and maturing on June 19, 2023. This loan is secured by escrow receivables. As of December 31, 2021, R$9.3 million was outstanding under this loan.

On June 23, 2021, we entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$0.6 million, with interest accruing at a rate per annum equal to 12.32% and maturing on May 20, 2025. This loan is secured by financial investments. As of December 31, 2021, R$0.4 million was outstanding under this loan.

On June 28, 2021, we entered into a loan agreement with Banco BTG Pactual S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.15% and maturing on June 28, 2024. This loan is currently secured by financial investments and will also be secured by receivables from trade bills and financial investments, and escrow receivables. As of December 31, 2021, R$30.0 million was outstanding under this loan.

On December 22, 2021, we entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.30% and maturing on November 10, 2025. This loan is secured by financial investments. As of December 31, 2021, R$15.0 million was outstanding under this loan.

Restrictive and Financial Covenants

Certain of our loan agreements include financial covenants, as detailed below:

•

under the terms of our loan agreement with Itaú Unibanco S.A. entered into on September 28, 2020, our current assets/current liabilities ratio (current ratio), as calculated on an annual basis, may not be less than 1.2;

•

under the terms of our loan agreement with Citibank, N.A. entered into on May 25, 2021, our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.5 on December 31, 2021 and 3.0 thereafter;

•

under the terms of our loan agreement with Itaú Unibanco S.A. entered into on June 18, 2021, (i) our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.5 on December 31, 2021 and 3.0 thereafter, and (ii) our current assets/current liabilities ratio (current ratio), as calculated on an annual basis, must exceed 1.2;

•

under the terms of our loan agreement with Itaú Unibanco S.A. entered into on June 23, 2021, (i) debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.5 on December 31, 2021, (ii) our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0 on December 31, 2022 and thereafter, and (iii) our current assets/current liabilities ratio (current ratio), as calculated on an annual basis, may not be less than 1.2; and

•

under the terms of our loan agreement with Banco BTG Pactual S.A., entered into on June 28, 2021, our net debt/EBITDA ratio, as calculated on a semiannual basis, may not exceed 3.5 on December 31, 2021 and 3.0 thereafter.

The calculation of our net debt, EBITDA, current assets and current liabilities for covenant purposes may differ from those presented in this proxy statement/prospectus.

In addition, under certain of our loan agreements, we are subject to restrictive and affirmative covenants, including restrictions on our change of control, the change of our ownership structure and corporate reorganization, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends.

Based on our financial statements as of and for the year ended December 31, 2021, our net debt/EBITDA ratio and our debt/EBITDA ratio were above 3.5, in each case as of December 31, 2021, as calculated in the manner prescribed in the applicable loan agreements. As a result, as of the date of this proxy statement/prospectus, we have sought and received waivers from Itaú Unibanco S.A., Banco BTG Pactual S.A. and Citibank, N.A. pursuant to which these lenders waived and agreed not to enforce any of their rights with respect to such financial covenants under the applicable loans. As of December 31, 2021, the aggregate outstanding amount under the 2021 Loan Agreements for which we received waivers was R$70.1 million. For more information regarding the loans containing financial covenants for which waivers were sought, see “Risk Factors—Related to Semantix’s Business and Industry—Our existing loan agreements contain restrictive covenants and events of default that impose significant operating and financial restrictions on us, and we are currently not in compliance with certain financial covenants included in our loan agreements.”

New Indebtedness

The following is a description of new indebtedness we borrowed after December 31, 2021:

On January 14, 2022, we entered into a loan agreement with Banco Santander (Brasil) S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.98% and maturing on December 30, 2024. This loan is secured by a standby letter of credit issued by Banco Santander (Brasil) S.A., as well as receivables from trade bills and financial investments.

On January 31, 2022, we entered into a loan agreement with Citibank N.A. in the amount of US$2.1 million, with interest accruing at a rate per annum equal to 3.62% and maturing on December 30, 2025. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.62% per annum) into an effective annual rate of CDI plus 5.16%. This loan is secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments. In addition, this loan is guaranteed by Semantix Participações.

On March 4, 2022, we entered into a loan agreement with Banco Bradesco S.A. in the amount of R$30.0 million with interest accruing at a rate per annum equal to 14.77% and maturing on March 4, 2026. This loan is secured by receivables from financial investments.

On March 7, 2022, we entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of US$2.0 million, with interest accruing at a rate per annum equal to 3.05% and maturing on February 18, 2026. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.05% per annum) into an effective annual rate of 16.35%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments.

On May 19, 2022, we entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch in the amount of US$8.1 million, with interest accruing at a rate per annum equal to 3.66% and maturing on November 21, 2022. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.66% per annum) into an effective annual rate of 19.71%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A.

Under the terms of our new loan agreements with Banco Santander (Brasil) S.A, and Citibank, N.A., our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0 on December 31, 2022 and thereafter.

Lease Liabilities

Lease liabilities correspond to lease agreements for certain items in our operations, primarily in connection with leasing office space under agreements that are generally indexed to reais.

Capital Expenditures

Capital expenditures are payments related to the acquisition of subsidiaries, property and equipment/prepayment right of use and intangible assets that are reflected in our net cash outflow from investment activities.

For the year ended December 31, 2021, capital expenditures amounted to R$21.9 million, of which (i) R$21.2 million related to the capitalization of development expenses in connection with our proprietary data platform and (iii) R$0.6 million related to the acquisition of property and equipment.

For the year ended December 31, 2020, capital expenditures amounted to R$42.3 million, of which (i) R$26.6 million related to the acquisition of our controlling equity stake in LinkAPI and Tradimus, (ii) R$15.1 million related to the capitalization of development expenses in connection with our proprietary data platform and (iii) R$0.6 million related to the acquisition of property and equipment.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2021 and 2020.

JOBS Act

Each of Alpha and Semantix is, and consequently, following the merger, New Semantix will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, New Semantix will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, and may not be required to, among other things, (1) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. If some investors find New Semantix’s securities less attractive as a result, there may be a less active trading market for New Semantix’s securities and the prices of New Semantix’s securities may be more volatile.

These exemptions will apply for a period of five years following the completion of New Semantix’s initial public offering or until New Semantix is no longer an “emerging growth company,” whichever is earlier.

Material Weaknesses in Internal Controls and Remediation

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2021. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. For additional information regarding the material weaknesses identified, see “Risk Factors—Related to Semantix’s Business and Industry—We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.”

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business, including credit risk, liquidity risk, the effects of changes in interest rates and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below and in note 23 to our historical audited annual consolidated financial statements for the years ended December 31, 2021 and 2020, included elsewhere in this proxy statement/prospectus.

Foreign Exchange Risk

Foreign exchange risk arises from the possibility that changes in exchange rates will affect the values of the financial assets and liabilities denominated in foreign currencies against the Brazilian real, which is our functional currency, in case we do not hedge the currency exposure by hedging instruments.

We have operations internationally that are denominated in foreign currencies. This exposure to foreign exchange variation is primarily related to fluctuations between the Brazilian real and the U.S. dollar, the Colombian peso and the Mexican peso. Our subsidiaries outside of Brazil use their local currency as their functional currency.

The following table shows the balance of our trade receivables, net and trade and other payables denominated in foreign currency and translated into Brazilian reais as of the dates indicated:

	As of December 31, 2021			As of December 31, 2020
	COP	MXN	USD	COP	MXN	USD
	(in R$ millions)
Trade receivables, net	2.4	3.1	—	2.5	4.2	2.0
Trade and other payables	(0.5)	(4.3)	(7.6)	(0.8)	(3.0)	(0.5)

Moreover, as part of our core business, we purchase third-party software licenses from suppliers located outside of Brazil, most of which are denominated and payable in U.S. dollars, for resale to customers located in Brazil and elsewhere outside the United States. Accordingly, although the prices we charge our customers for these licenses in Brazil are denominated in reais, these prices are linked to the U.S. dollar with the objective to incorporate conservative foreign exchange estimates and projections in our pricing model. In this way, we believe our business provides a built-in hedge in relation to foreign exchange exposure, as we have been historically able to largely offset our U.S.-dollar denominated costs via corresponding revenue streams linked to the U.S.-dollar. Our policy to only purchase software licenses from a third-party once we have a firm commitment from a customer reinforces this natural hedge, as we are able to price our contracts with customers for resale substantially concurrently with our purchase orders with third-party suppliers/licensors, thus limiting the window of foreign exchange exposure. The licenses we purchase for our customers in Colombia and Mexico are purchased and resold in U.S. dollars, not in local currency. For additional information, see “—Description of Principal Line Items—Revenues—Third-party software.”

We recognize foreign exchange gains and losses arising from exchange rate variation during the period between the date we sign a purchase order for a software license and the date we actually pay for such third-party software licenses that we acquire for resale. Our exposure to foreign exchange rate variation for each purchase is 90 days on average, as we typically have approximately three months to deliver payment once we finalize a purchase order. However, we have the flexibility to pay our suppliers prior to the payment due date in case we project or expect a significant currency fluctuation that is not favorable to us.

For the years ended December 31, 2021 and 2020, we recorded net foreign exchange losses in loss before income tax in the amount of R$4.0 million and R$1.1 million, respectively.

We performed a sensitivity analysis regarding our exposure to the foreign exchange risk as of December 31, 2021 and 2020. For this analysis, we estimated an increase or decrease in the current interest rate by 10%. As a result, the balance of trade receivables, net and trade and other payables denominated in foreign currency would be impacted as follows:

	December 31, 2021			December 31, 2020
	COP	MXN	USD	COP	MXN	USD
Increase in exchange rate in 10%	2.0	(1.4)	(8.4)	1.9	1.3	1.7
Decrease in exchange rate in 10%	1.7	(1.1)	(6.9)	1.6	1.1	1.4

Notwithstanding the above, despite the built-in hedge that is inherent to operations, from time to time, we may elect to enter into derivative transactions, including currency swaps and non-deliverable forwards transactions, to hedge our exposure originated by the resale of software licenses. At this juncture, we do not hedge our foreign exchange exposure relating to either our U.S.-dollar denominated third-party software licensing costs or our international operations in Colombia, Mexico and the United States. As a result, our financial statements may present gains or losses due to translation effects relating to the financial statements of our subsidiaries, particularly as these operations become more relevant.

In addition, we entered into U.S. dollar-denominated and Euro-denominated loans in the year ended December 31, 2021 with an aggregate balance of R$40.3 million as of December 31, 2021. To mitigate our exchange rate exposure, we have entered into derivative financial transactions with financial institutions to hedge against the fluctuation of the Euro/real and U.S. dollar/real exchange rates and link our principal and interest to a fixed rate or the CDI rate. For the year ended December 31, 2021, we recorded profit of R$1.3 million in connection with derivative financial instruments.

Furthermore, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to a decrease in our domestic revenues from our third-party software business given that our customers may decide to reduce their spending indexed or linked to foreign currencies. On the other hand, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to an increase in domestic revenues from our proprietary SaaS business, the pricing of which is not linked to the U.S. dollar variation.

We do not consider our foreign exchange exposure to be material given that it is either hedged or it has a similar and offsetting impact on both our revenues and costs.

Interest Rate Risk

The interest risk arises from the possibility of us incurring losses due to fluctuations in interest rates in respect of fair value of future cash flows of a financial instrument.

Our main exposure to interest rate risk is related to loans and borrowings payable subject to variable interest rate, principally the CDI rate. Our investments are made for capital preservation purposes and we do not enter into investments for trading or speculative purposes. Our trade receivables, accounts payable and other liabilities do not bear interest.

As of December 31, 2021, we had R$146.6 million in outstanding loans and borrowings (R$30.0 million as of December 31, 2020). As of December 31, 2021, approximately 68.7% of our loans and borrowings were subject to floating interest rates, particularly the CDI rate, reflecting new loans and financings since the end of 2020. As of December 31, 2020, none of our loans and borrowings were subject to floating interest rates, with 100.0% of our then-outstanding borrowings accruing interest at fixed interest rates.

We performed a sensitivity analysis regarding our exposure to the interest rate risk as of December 31, 2021. For this analysis, we estimated an increase or decrease in the current interest rate by 10%. As a result, our financial expenses would be impacted as follows:

			Basic interest rate shock
(in R$ millions)	Interest Rate Risk	Amount as of December 31, 2021	+10%	(10)%
Loans and financing	CDI	100.7	1.1	-1.1

The analysis above includes one U.S. dollar-denominated loan and one Euro-denominated loan swapped to CDI in reais.

Liquidity Risk

Liquidity risk is the risk that we may not have sufficient cash or other assets to meet our obligations under our financial liabilities on their respective maturity dates. Our approach to managing liquidity risk is to ensure, to the greatest extent possible, that we maintain sufficient liquidity to meet our liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses.

Our finance department is responsible for managing our cash surplus and any cash required for working capital purposes. As of December 31, 2021, we had investments in fixed income and certificates of banking deposits (Certificados de Depósito Bancário) of R$35.8 million (R$10.7 million as of December 31, 2020) that are expected to generate cash inflows promptly to address any potential liquidity issues.

For a presentation of the contractual maturities of our financial obligations, see “—Contractual Obligations.”

Credit Risk

Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. We are exposed to credit risk primarily in respect of our cash and cash equivalents, deposits in banks and other financial institutions, as well as credit exposures to clients, including accounts receivable and committed transactions. If customers are classified by an independent agency, these classifications are used. If there is no independent rating, the credit analysis area evaluates the credit quality of the customer, taking into account their financial position, past experience and other factors. Individual risk limits are determined on the basis of internal or external classifications according to the limits determined by our board of directors. The use of credit limits is monitored regularly.

No credit limit was exceeded during 2021 and 2020, and we do not expect any loss arising from default stems from these counterparties higher than the amount already provisioned.

A default on a financial asset is when the counterparty fails to make contractual payments within 60 days of when they fall due.

CERTAIN ALPHA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In December 2020, one of our officers paid made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of our expenses, for which we issued 5,750,000 Founder Shares to such officer. In January 2021, the Founder Shares were assigned to the Sponsor for the same purchase price initially paid by one of our officers. Our initial shareholders collectively own 20% of our issued and outstanding shares as of our IPO.

In connection with our IPO, our Sponsor purchased an aggregate of 7,000,000 private placement warrants at a price of $1.00 per warrant. Each private placement warrant may be exercised for one Alpha Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as provided herein. The private placement warrants (including the Alpha Class A Ordinary Shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Certain of our officers and directors presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity.

We entered into an Administrative Services Agreement pursuant to which we pay our Sponsor up to $55,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, we will cease paying any of these monthly fees. Accordingly, in the event the consummation of our initial business combination takes until February 23, 2023, our Sponsor will be paid an aggregate of up to approximately $1,320,000 ($55,000 per month) for office space, administrative and support services, and other expenses and obligations of our Sponsor and will be entitled to be reimbursed for any out-of-pocket expenses.

Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Our Sponsor agreed to loan us up to $250,000 under an unsecured promissory note to be used for a portion of the expenses of our IPO. These loans were non-interest bearing and unsecured, and were repaid upon completion of the IPO out of the $1,000,000 of offering proceeds that had been allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account. The value of our Sponsor’s interest in this loan transaction corresponded to the principal amount outstanding under any such loan.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Any such loans may be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined Alpha with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the Founder Shares, private placement warrants and warrants issued upon conversion of working capital loans (if any).

Related Party Policy

The audit committee of our board of directors will adopt a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) our directors, nominees for director or officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its shareholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, our Sponsor entered into the Sponsor Letter Agreement with Alpha, New Semantix and Semantix pursuant to which the Sponsor agreed to vote all of its Founder Shares in favor of the Business Combination and related transactions, to take certain other actions in support of the Business Combination Agreement and related transactions and not to redeem any such shares. The Sponsor agreed that it will not transfer and, subject to the achievement of certain milestones, may be required to forfeit, any such deferred Founder Shares, subject to the terms of the Sponsor Letter Agreement. The Sponsor also waived any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the Existing Governing Documents), including those rights that would otherwise apply pursuant to Section 17.3 of the Existing Governing Documents as a result of the issuance of New Semantix Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment such that the New Semantix Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of New Semantix Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the Existing Governing Documents (which for the avoidance of doubt does not include the Sponsor’s rights under Section 17.8 of the Existing Governing Document, which provides that in no event may any Founder Share convert into New Semantix Ordinary Shares at a ratio that is less than one-for-one), to which it would otherwise be entitled in connection with the Business Combination and agreed to a lock-up of its Founder Shares for one year after the Closing of the Business Combination Agreement.

In addition, the Sponsor has agreed that the Alpha Earn-Out Shares held by the Sponsor as of the date of the Sponsor Letter Agreement will be subject to vesting requirements. The Alpha Earn-Out Shares will vest in two equal 431,250 tranches based on the achievement of closing share price targets of New Semantix Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above is also achieved if there is a transaction during the relevant period that results in the New Semantix Ordinary Shares being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Semantix board of directors in good faith) in excess of the applicable closing share price target set forth above. The Alpha Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Semantix or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Alpha Earn-Out Shares will, with the exception of the right to receive dividends and other limited exceptions, be entitled to all rights of other shares of New Semantix Ordinary Shares.

Amended and Restated Registration Rights Agreement

Currently, our Sponsor has the benefit of registration rights with respect to our securities that it holds pursuant to a registration rights agreement entered into in connection with our IPO.

In connection with closing of the Business Combination, our Sponsor, New Semantix and certain Semantix equity holders and certain members of the Sponsor (collectively, the “other investors”) will enter into the A&R Registration Rights Agreement. As a result, our Sponsor and the other investors will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of four such demand registrations, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $30.0 million. Any such demand may be in the form of an underwritten offering, it being understood that New Semantix will not be required to conduct more than six underwritten offerings in any 12-month period.

In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the consummation of the Business Combination.

New Semantix has also agreed to file within 30 days of closing of the Business Combination a resale shelf registration statement covering the resale of all registrable securities.

Finally, pursuant to the Subscription Agreements with the PIPE Investors, New Semantix has agreed that New Semantix will:

•	file within 30 calendar days after the closing of the Business Combination a registration statement with the SEC for a secondary offering of the New Semantix Ordinary Shares;

•

use commercially reasonable efforts to cause such registration statement to be declared effective promptly thereafter, but in no event later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies New Semantix that it will “review” the registration statement) after closing and (ii) the 10th business day after the date New Semantix is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, as the case may be; and

•

maintain the effectiveness of such registration statement until the earliest of (i) the second anniversary of the effectiveness of the registration statement, (ii) the date on which the PIPE Investors cease to hold any ordinary shares issued pursuant to the Subscription Agreements or (iii) on the first date on which the subscription investors can sell all of their shares issues pursuant to the subscription agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or amount of such securities that may be sold. New Semantix will bear the cost of registering these securities.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder, stockholder or officer of an organization that has a relationship with the company). Our independent directors have regularly scheduled meetings at which only independent directors are present. Our board of directors has determined that Amos Ginesh, Ariel Lebowits and Davie Lorié are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

CERTAIN SEMANTIX RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As a Brazilian corporation with the majority of its operations in Brazil, Semantix adopted corporate governance policies and practices required by applicable legislation to govern transactions with related parties, including those requirements of Brazilian Corporate Law. Brazilian Corporate Law prohibits a company’s management from, among other matters (i) performing any action that may result in a personal advantage at the company’s expense, (ii) receiving any personal advantage from third parties arising, directly or indirectly, as a result of the exercise of that person’s responsibilities with the company and (iii) participating in any transaction, or resolution with respect thereto taken by management, in which they have a conflict of interest.

Prior to the completion of this Business Combination, New Semantix intends to adopt a new related party transaction policy. Semantix expects that this related party transaction policy will require certain related party transactions to be approved by New Semantix’s board of directors or a designated committee thereof, which may include the audit committee, once implemented.

Below is a description of agreements between Semantix and related parties.

Loans and Borrowings with Bradesco

Semantix has entered into three loan agreements with Banco Bradesco S.A. (“Bradesco”), one of Brazil’s largest financial institutions and an indirect investor in Semantix via its investment in the venture capital fund Inovabra that is 100% funded with Bradesco proprietary capital as part of Bradesco group’s innovation program. The head of Private Equity and Venture Capital at Bradesco serves as a member on Semantix’s board of directors and will continue as a board member of New Semantix. For additional information, see “Security Ownership of Certain Beneficial Owners and Management.”

On August 25, 2020, Semantix entered into a loan agreement with Bradesco in the amount of R$10.0 million, with interest accruing at a rate per annum of 8.44% and maturing on August 25, 2025. As of December 31, 2021, R$10.1 million was outstanding under this loan.

On March 23, 2021, Semantix entered into a loan agreement with Bradesco in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 4.10% and maturing on March 23, 2026. As of December 31, 2021, R$10.1 million was outstanding under this loan.

On March 4, 2022, Semantix entered into a loan agreement with Bradesco in the amount of R$30.0 million, with interest accruing at a rate per annum equal to 14.77% and maturing on March 4, 2026.

For additional information on such loan agreements, see “Management’s Discussion and Analysis of Financial Condition and Operating Results of Semantix—Liquidity and Capital Resources—Indebtedness—Loans and Borrowings” and “Management’s Discussion and Analysis of Financial Condition and Operating Results of Semantix—Liquidity and Capital Resources—Indebtedness— New Indebtedness.”

License and Service Agreements

Certain of Semantix’s customers are affiliated with its shareholders. Accordingly, in the ordinary course of its business, Semantix provides data solutions and complementary professional services to these customers, including AI services, data analytics services and related support, as memorialized in software and service agreements negotiated with these customers at arm’s length.

In particular, Semantix provides data solutions and related professional services to Bradesco, who is also Semantix’s indirect shareholder via Inovabra (see “—Loans and Borrowings with Bradesco” above and “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding this relationship).

Additionally, Semantix (including through its subsidiary, Tradimus) provides data solutions and related professional services to Hospital Care Caledônia S.A. (“Hospital Care”), a health services management holding company that is a portfolio company of the same investment fund managed by Crescera Capital (“Crescera Asset Management”) that also invests in Semantix since 2019.

Furthermore, Semantix also provides data solutions and related professional services to Grupo Fartura de Hortifrut S.A. (“OBA”), a grocery store chain that is a portfolio company of another investment fund managed by an affiliate of Crescera Asset Management.

Semantix, OBA and Hospital Care each had the same two individuals (that are managing partners of Crescera Capital) serving as board members for each company, and following the Business Combination, one such individual is expected to remain as a board member of New Semantix. For additional information regarding Crescera, see “Security Ownership of Certain Beneficial Owners and Management.”

Software and Service Agreements with Bradesco

Since 2019, Semantix has licensed third-party software to Bradesco for a 36-month term and, in connection with such software, provided various support and data analytics services to Bradesco. In addition, Semantix has provided separate data analytics services as well as consulting and general IT support to Bradesco pursuant to contracts typically with a one-year term, subject to termination and renewal.

Furthermore, since March 2021, Semantix also provides big data AI & analytics solutions to Next Tecnologia e Serviços Digitais S.A. (“Next”), Bradesco’s digital banking subsidiary, pursuant to a service contract valid until April 2022, subject to renewal. On April 27, 2021, Next expanded the scope of contracted serviced to also include API development services related to open banking also through April 2022, subject to renewal.

Since June 2021, Semantix also licenses third-party data solutions to Banco Bradescard S.A., a Bradesco subsidiary that issues credit cards, pursuant to a one year contract.

As a result of the above, Semantix generated revenue from Bradesco (including through Next and Banco Bradescard S.A.) corresponding to R$11.8 million and R$14.5 million, respectively, in 2020 and 2021.

License and Service Agreements with OBA

Since 2019, Semantix has licensed its “Open Galaxy” proprietary software to OBA and has also provided related support services to OBA in connection with its software and technology infrastructure. These agreements are typically effective for 24 months, subject to certain renewal and termination rules.

Additionally, since 2020, Semantix has licensed to OBA the use of its “Smarter Sales” proprietary retail platform, and provides installation, integration and infrastructure services related thereto, in accordance with an agreement effective for 60 months, subject to certain renewal and termination rules. In 2021, the scope of this relationship was expanded in order to include additional software and services powered by LinkAPI (i.e., Enterprise Cloud Dedicada, API Management Enterprise and Squad Integration Experience), for a term of 60 months.

As a result of the above, Semantix generated revenue from OBA corresponding to R$1.8 million and R$3.0 million, respectively, 2020 and 2021.

License and Service Agreements with Hospital Care

Since 2019, Semantix (including through its subsidiary Tradimus) has licensed to Hospital Care Tradimus’ proprietary data solution aimed at improving operating efficiencies at hospitals and has also provided related platform installation support services and data-analytics services in relation thereto. These agreements range from 60 to 84 months, subject to certain termination and renewal rules.

In 2021, the parties expanded the scope of their relationship so that certain add-on proprietary solutions, including solutions powered by LinkAPI (i.e., SDP, Integration Platform and API Management) and certain services (i.e., installation, support, training) related to such data solutions are provided to Hospital Care. This agreement is valid for a period of 84 months, subject to the certain renewal and termination rules.

As a result of the above, Semantix generated revenue from Hospital Care corresponding to R$0.7 million and R$0.7 million, respectively, in 2020 and 2021.

Transactions with Officers and Directors

•

In 2021 and 2020, Semantix paid an aggregate of R$6.3 million and R$3.6 million, respectively, in cash compensation to Semantix executive officers and directors as a group. In addition, starting in 2020, Semantix began offering stock options to purchase Class A preferred shares of Semantix to its executive officers and directors. For information regarding options, see the section entitled “Executive Compensation—Share Incentive Plans.”

•

In February 2021, Semantix’s board of directors adopted the 2021 Plan, which was subsequently amended in November 2021. The 2021 Plan awards executive officers and directors with outstanding performance with options to purchase Class A preferred shares. For more details on the 2021 Plan, see “Executive Compensation.”

NEW SEMANTIX MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as New Semantix’s directors and executive officers following the closing of the Business Combination. The corporate address for New Semantix’s directors and executive officers is Avenida Eusébio Matoso, 1.375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.

Name	Position(s) to be Held in New Semantix Following the Business Combination

Leonardo dos Santos Poça D’Água	Chairman of the Board, Chief Executive Officer, Class III Director (Semantix’s Founders designee)
Ariel Lebowits	Class I Director (Semantix’s Founders independent designee)
Veronica Allende Serra	Class I Director (Semantix’s Founders independent designee)
Jaime Cardoso Danvila	Class II Director (Crescera designee)
Rafael Padilha de Lima Costa	Class II Director (Inovabra designee)
Rafael Steinhauser	Class III Director (Alpha’s designee)
Dorival Dourado Júnior	Class III Director (Semantix’s Founders independent designee)
Adriano Alcalde	Chief Financial Officer
André Guimarães Frederico	General Manager Latin America
Mathias Rech Santos	Chief Human Resources Officer
Marcela Bretas	Chief Strategy Officer

Leonardo dos Santos Poça D’Água

Mr. Santos is the co-founder, Chairman of the Board and Chief Executive Officer of Semantix. Mr. Santos is responsible for Semantix’s strategic vision and disruptive innovation, as well as the management and growth of Semantix’s operations. Mr. Santos previously served as Chief Technology Officer of Billabong International (GSM Group), a lifestyle & technical apparel brand committed to the leading edge of surf culture and beach fashion, from 2009 to 2014. Prior to that, Mr. Santos served as a technology consultant of Microsoft in Brazil from 2000 to 2003. Mr. Santos has over 20 years of experience in technology, software, and online, offline and omnichannel retail. Mr. Santos holds an international executive MBA degree from FIA – Fundação Instituto de Administração in Brazil and several specializations, including a specialization in strategic leadership of technology and innovation from Stanford University, a specialization in strategy and management omnichannel from the Fashion Institute of Technology and a specialization in accounting and finance from Harvard University. We believe Mr. Santos is well qualified to serve as director due to his intimate knowledge of Semantix, his experience serving as Chief Executive Officer of Semantix since its inception and his position as one of the co-founders of Semantix.

Dorival Dourado Júnior

Mr. Dourado has served as a member of the board of directors of Semantix since 2017. Mr. Dourado is also a board member and member of various committees (including the compliance and risk committee, audit committee and innovation and strategy committee) of the financial institution Banco BMG S.A. (B3: BMGB4). Mr. Dourado is also a member of the audit committee of BMG Seguros S.A. From March 2018 to June 2020, Mr. Dourado was the Chief Executive Officer of the credit as a service company MOVA Sociedade de Empréstimo Entre Pessoas S.A. and, from June 2017 to April 2019, a member of the consulting committee for the Brazilian Fintech Association. In addition, from January 2019 to May 2021, Mr. Dourado was the Head of Innovation for the financial institution Omni S.A. – Crédito, Financiamento e Investimento (“Omni”). Prior to that, Mr. Dourado served as a board member of Omni group’s microfinance institution Avante.Com.Vc Soluções e Participações S.A. (March 2018 to December 2021) and was the Chief Executive Officer of Vector Inovação

e Tecnologia Ltda. (December 2017 to May 2019), the investment arm of Omni group. Mr. Dourado was a co-founder of the credit bureau Boa Vista Serviços SCPC S.A., where he served as the Chief Executive Officer from 2010 to 2015. In 2009 and 2010, Mr. Dourado held the position of Global Senior Vice President of Products for the credit reporting and marketing services at the Experian group. From 2002 to 2010, Mr. Dourado worked for the credit reporting company Serasa S.A. (Serasa Experian Brasil), where he was the Chief Information Officer and Chief Operating Officer. Prior to that, Mr. Dourado served as an advisor to the management committee of the Brazilian Public Key Infrastructure (“ICP-Brasil”), a Brazilian federal certification system, and as an advisor to the Municipal Secretary for Technology and Innovation of the city of São Paulo. From 1978 to 2000, Mr. Dourado worked for the largest Brazilian publishing company, Editora Abril S.A., in several business areas, such as media, internet, cable TV, public TV, yellow pages, data base marketing, subscription, advertising and others. Mr. Dourado has a bachelor’s degree in business administration from FASP – Faculdades Associadas de São Paulo. We believe Mr. Dourado is well qualified to serve as director due to his knowledge of Semantix and his successful professional career of over 45 years as a senior executive in Brazil and abroad.

Veronica Allende Serra

Ms. Serra will serve as a member of New Semantix’s board of directors upon the Closing of the Business Combination. Ms. Serra is the founding partner of Pacific Investments, Pacific Growth and Innova with 20 years of experience making private and growth equity investments in the U.S. and Latin America. Innova was established in 2009 to focus on innovation and technology. Innova’s investments include leading anti-fraud platform Clear Sale S.A. (B3: CLSA3) and leading LatAm mobile content and services company Movile Mobile Commerce Holdings SL. Before Pacific, Ms. Serra headed the Latin America investments group of International Real Returns LLC. Prior to that, Ms. Serra worked for Leucadia National Corporation, Goldman Sachs and Banco BBA. Ms. Serra sits on the nonprofit boards of Endeavor Global, Instituto Sidarta (education), Harvard Business School’s Latin American Advisory Board and the HBS Alumni Board (since 2015). Ms. Serra was an early investor (2001) and director of MercadoLibre, Inc. (2007-2016) (Nasdaq: MELI). Ms. Serra holds an MBA degree from Harvard Business School and a law degree from Universidade de São Paulo (USP). We believe Ms. Serra is well qualified to serve as director due to her experience with U.S.-listed companies and her successful career in the technology industry.

Jaime Cardoso Danvila

Mr. Danvila has served as a member of the board of directors of Semantix since June 2019. Mr. Danvila is also a partner at Crescera Partners S.A. (“Crescera Partners”), Crescera Partners’ Co-CEO and responsible for Crescera Partners’ Private Equity platform focused on Consumption, Retail & Services and Health. Mr. Danvila also serves as the Chairman of the board of directors of Crescera Capital Acquisition Corp. and participates as a member of Crescera Partners’ executive committee. Prior to joining Crescera Partners in May 2010, Mr. Danvila served as an Investment Banking Officer at Citibank from June 2000 to April 2008, an M&A Officer at Bradesco Banco de Investimentos from April 2008 to April 2010, and as an Economist at the International Monetary Fund from May 1999 to May 2000. Mr. Danvila also serves or has served as a board member of the Board of Directors for the following companies: Hospital Vera Cruz (from June 2017 to March 2022); Hospital Care Caledônia S.A. (from May 2017 to present date); São Lucas Hospital Care S.A. (from December 2017 to March 2022); Grupo Fartura de Hortifruti S.A. (Rede Oba) (from November 2017 to present date); Vita Participações S.A. (from August 2018 to present date); Grupo Baia Sul (from December 2018 to March 2022); Chicago Prosum Participações S.A. (from July 2020 to present date); Companhia Brasileira de Planos Funerários (Grupo Zelo) (from July 2020 to present date); Allpark Empreendimentos, Participações e Serviços (Estapar) (B3: ALPK3) (from February 2012 to January 2021); Hortigil Hortifruti S.A. (from September 2010 to April 2016); Laticínios São Vicente (from May 2013 to August 2019); Forno de Minas Alimentos S.A. (from January 2014 to March 2018) and TZ Participações S.A. (Terra Zoo) (from February 2022 to present date). Mr. Danvila holds a Master of Arts and C. Phil degree in Economics from UCLA. We believe Mr. Danvila is well qualified to serve as director due to his knowledge of Semantix and his extensive private equity and investment experience.

Rafael Padilha de Lima Costa

Mr. Padilha has served as a member of the board of directors of Semantix since 2019. Mr. Padilha is the Managing Director and Head of Private Equity & Venture Capital at Banco Bradesco S.A. Mr. Padilha acts as a board member for Log Commercial Properties e Participações S.A. (B3: LOGG3), 4I For Intelligence Holding S.A. and Asaas Gestão Financeira Institução de Pagamento S.A. Mr. Padilha acted as a board member for R3CEV, LLC (2019) and H. Hemo Hemoterapia Brasil S.A (2019-2020). Prior to joining Bradesco’s Private Equity & Venture Capital team, Mr. Padilha worked at the Investment Banking division of Banco Bradesco BBI S.A. Mr. Padilha holds an MBA degree from the University of Chicago Graduate School of Business and an undergraduate degree in business administration with honors from the University of Miami. We believe Mr. Padilha is well qualified to serve as director due to his knowledge of Semantix and extensive private equity and investment experience.

Rafael Steinhauser

Mr. Steinhauser will serve as a member of New Semantix’s board of directors upon the Closing of the Business Combination. Mr. Steinhauser served as the president and director of Alpha from 2020 until its merger with Semantix. Prior to that, he served as president of Qualcomm Latin America from 2011 to 2020. Mr. Steinhauser was President for Latin America for Acision from 2009 to 2011 and president of NextWave Latin America from 2006 to 2009. He also served as President of Cisco Brazil from 2002 to 2006, and as president of Brazil Nortel Networks from 2000 to 2002. Earlier in his career, Mr. Steinhauser held executive positions with various telecom service providers, such as Head of Mobile Satellite Services of Eutelsat in Paris and as Executive VP of the Competitive Local Exchange Carrier Vésper in Rio de Janeiro, and as a sales engineer at Standard Electrik Lorenz and Siemens in Germany. Mr. Steinhauser graduated in Aerospace Engineering from the Technische Universität Berlin and in Performing Arts from the Escola Superior Célia Helena in São Paulo. He co-founded in 2015 the B Future Forum, a sustained action-oriented dialog on the future of humanity, and EBAC in 2016, a world-class higher educational institution for the Creative Arts in Brazil. He was nominated and won various awards including the Shell Prize and twice the State of São Paulo Governor Prize for his work in Performing Arts. We believe Mr. Steinhauser is well qualified to serve as director due to his leadership and success during his 35-year career as a senior corporate executive in Europe and Latin America in the high-tech industry.

Ariel Lebowits

Mr. Lebowits will serve as a member of New Semantix’s board of directors upon the Closing of the Business Combination. Mr. Lebowits served as a director of Alpha since 2020 until its merger with Semantix. Mr. Lebowits is a senior finance executive with over 20 years’ experience in corporate finance, M&A, raising capital, financial reporting and financial planning. Mr. Lebowits currently serves as Head of M&A of OLX Group, a Prosus-owned company, since 2016. From 2013 to 2016, Mr. Lebowits served as the CFO of OLX Group and from 2006 to 2013, Mr. Lebowits was the CFO of OLX (prior to its acquisition by Prosus). Mr. Lebowits holds a Bachelor of Arts in Economics from the University of Buffalo. We believe Mr. Lebowits is well qualified to serve as director due to his significant experience in finance and M&A.

Adriano Alcalde

Mr. Alcalde has served as Semantix’s Chief Financial Officer since June 2020. Mr. Alcalde oversees Semantix’s finance, accounting and legal divisions. Mr. Alcalde has over 20 years of executive management experience across retail, e-commerce, technology and software. Prior to joining Semantix, Mr. Alcalde served as Chief Financial Officer of Petsupermarket Comércio de Produtos Para Animais S.A. (known as Petlove), a Brazilian ecosystem for pet services and products that is an investee of prominent private equity and venture capital funds, including funds managed by Tiger Global Management, LLC, Monashees Gestão de Investimentos Ltda., Kaszek Management S.A., Riverwood Capital, LLC, L. Catterton Management Ltd., and Softbank Group Corp. Mr. Alcalde previously served as Chief Financial Officer of NS2.com Internet S.A. (known as Netshoes), a publicly traded Brazilian e-commerce sporting goods conglomerate. Mr. Alcalde holds a master’s degree in accounting and controllership from Universidade de São Paulo (USP), a bachelor’s degree in accounting and controllership from Universidade de São Paulo (USP), a bachelor’s degree in business administration from Pontifícia Universidade Católica of São Paulo (PUC-SP), and an MBA degree from Business School São Paulo – Universidade Anhembi Morumbi in Brazil.

André Guimarães Frederico

Mr. Frederico has served as Semantix’s General Manager Latin America since December 2021. Mr. Frederico oversees Semantix’s sales process and operations in the Latin America region with a focus on accelerated SaaS growth. Prior to joining Semantix, Mr. Frederico was the head of the Cloud Solutions Business Unit at TIVIT Terceirização de Processos, Serviços e Tecnologia S.A. (“TIVIT”), a Brazilian provider of digital technology solutions, where he was responsible for all cloud results, sales and operations. Until August 2018, Mr. Frederico was the executive officer of M&A, Strategy, Marketing and Investors Relations at TIVIT. Mr. Frederico has had the challenge of helping TIVIT continue its growth, while mixing both organic and spot acquisitions for the business. Mr. Frederico was responsible for the aforementioned activities at TIVIT for all LatAm, reported directly to TIVIT’s CEO and was also a member of TIVIT’s executive committee. Prior to his TIVIT’s experience, Mr. Frederico was the Chief Financial Officer of BRQ Soluções em Informática S.A. and worked at Merrill Lynch’s investment banking division and at Patria Investments’ private equity division. Mr. Frederico has a bachelor’s degree in business administration from Fundação Getulio Vargas (FGV-SP) in Brazil, and an executive MBA from Wharton School of the University of Pennsylvania.

Mathias Rech Santos

Mr. Rech has served as Semantix’s Chief Human Resources Officer since February 2022. Prior to joining Semantix, from April 2021 to January 2022, Mr. Rech served as Head of Business Development for iFood.com Agência de Restaurantes Online S.A., a Brazilian online food delivery portal. Mr. Rech has previously performed important leadership roles in The Kraft Heinz Company both in Latin America and in the U.S., as Human Resources Manager and Head of Performance and Talent Management Latin America from November 2015 to August 2019, and as Global Head of Engagement and Business Transformation Associate Director in the U.S. from August 2019 to April 2021. Prior to that, from October 2012 to November 2015, Mr. Rech served as plant manager for the DIAM Group, a French-based group that supports clients in retail and merchandising projects. Mr. Rech holds a degree in engineering from Universidade Federal do Paraná in Brazil, with one year as an exchange student in Santa Barbara City College, in California.

Marcela Bretas

Ms. Bretas has served as Semantix’s Chief Strategy Officer since May 2022. Prior to joining Semantix, from November 2017 to April 2022, Ms. Bretas served as the Head of Strategic Planning, Partnerships and M&A for B3 S.A. – Brasil, Bolsa, Balcão (“B3”), the Brazilian stock exchange, and from January 2020 to April 2022, Ms. Bretas was also the Head of Investor Relations of B3. From 2019 to April 2022, Ms. Bretas was a member of the executive committee of two B3 affiliates, Portal de Documentos S.A. and BLK Sistemas Financeiros Ltda. From May 2015 to November 2017, Ms. Bretas was the Head of Investor Relations at CETIP S.A. – Mercados Organizados, the Brazilian central depository for private fixed income securities that merged with B3. Prior to that, from 2011 to 2015, Ms. Bretas was an Investment Banking Vice President at Morgan Stanley. Ms. Bretas holds a bachelor’s degree in business administration from Fundação Getulio Vargas (FGV-SP) in Brazil and an MBA degree from Columbia Business School.

Family Relationships

There are no familial relationships among the New Semantix’s directors and executive officers.

Board of Directors

The Articles provide that there shall be a board of directors consisting of no less than one (1) director, provided that the directors may increase or decrease the limits on the number of directors. Immediately following the closing of the Business Combination, New Semantix’s board of directors will be comprised of seven (7) directors.

In accordance with the Articles and for so long as the Shareholders Agreement remains in force and effect, the board of directors will be divided into three (3) classes designated as Class I, Class II and Class III, with as nearly equal a number of directors in each group as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors will initially serve until the first (1st) annual general meeting of shareholders following the closing of the Business Combination;

•	the Class II directors will initially serve until the second (2nd) annual general meeting of shareholders following the closing of the Business Combination; and

•	the Class III directors will initially serve until the third (3rd) annual general meeting of shareholders following the closing of the Business Combination.

Class I directors will correspond to two (2) independent directors appointed (and whose removal can be exclusively requested) by Semantix’s Founders.

Class II directors will correspond to one (1) director appointed (and whose removal can be exclusively requested) by each of Crescera and Inovabra.

Class III directors will correspond to one (1) director appointed (and whose removal can be exclusively requested) by Alpha and two (2) directors appointed (and whose removal can be exclusively requested) by Semantix’s Founders. If the director appointed by Alpha is not an independent director, one (1) of the directors appointed by Semantix’s Founders shall be an independent director. In addition, Semantix’s Founders will have the right to appoint the chairperson of the board of directors, subject to the maintenance of a number of New Semantix Ordinary Shares representing at least seven and one-half percent (7.5%) of the New Semantix Ordinary Shares then issued and outstanding.

Under the Shareholders Agreement, the right of Semantix’s Founders, Crescera and Inovabra to appoint directors as described above is subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding. The Sponsor’s right to appoint a director shall terminate at the earliest of (i) the date when the Sponsor no longer holders any New Semantix Ordinary Shares, or (ii) three years after the closing of the Business Combination, at which time a new director will be appointed by Semantix’s Founders.

The Shareholders’ Agreement will terminate upon the occurrence of certain triggering events, including, without limitation, in the event that the collective equity interests held by Crescera, Inovabra and Semantix’s Founders falls below 40% of the total outstanding equity interests in New Semantix. See “New Semantix Management After the Business Combination—Executive Officers and Directors.”

Each of Semantix’s Founders have appointed Mr. Leonardo dos Santos Poça D’Água as their representative pursuant to the Shareholders Agreement. As a result, Mr. Leonardo dos Santos Poça D’Água will, immediately following the Business Combination, have the right to take any and all actions or exercise any and all powers to be taken or exercised by Semantix’s Founders under the Shareholders Agreement on their behalf, and will effectively be able to nominate, appoint and remove each of the four directors to be appointed by Semantix’s Founders under the Shareholders’ Agreement. In addition, by virtue of his appointment as representative of Semantix’s Founders, Leonardo dos Santos Poça D’Água may be deemed to exercise voting power over all outstanding New Semantix Ordinary Shares to be held by Semantix’s Founders.

Subject to the above, New Semantix’s shareholders may, by a simple majority of votes, appoint any person to be a director and may remove any director and may appoint another person in the director’s stead. Without prejudice to such shareholders’ power to appoint a person to be a director and subject to the appointment rights above, the board of directors, so long as a quorum of directors remains in office, shall have the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.

New Semantix is a foreign private issuer under the rules of the SEC. As a result, as described below, in accordance with the Nasdaq listing standards, we will rely on home country governance requirements and certain exemptions thereunder rather than on Nasdaq’s corporate governance requirements, including the requirement that, within one year of the completion of the Business Combination, we have a board that is composed of a majority of independent directors.

Immediately following the closing of the Business Combination, the following directors will be independent under applicable Nasdaq listing standards: Dorival Dourado Júnior, Veronica Allende Serra, Ariel Lebowits, Jaime Cardoso Danvila, Rafael Padilha de Lima Costa and Rafael Steinhauser.

Committees of the Board of Directors

Upon the Closing of the Business Combination, New Semantix will have an audit committee, a compensation committee and a nominating and corporate governance committee. New Semantix has adopted a charter for each of these committees. The charter of each committee will be available on New Semantix’s website.

Audit Committee

Upon the Closing of the Business Combination, New Semantix’s board of directors will have established an audit committee consisting of Ariel Lebowits, Dorival Dourado Júnior and Rafael Steinhauser, with Ariel Lebowits serving as the chair of the committee. Ariel Lebowits satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Ariel Lebowits, Dorival Dourado Júnior and Rafael Steinhauser satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Members will serve on this committee until the earliest of (1) the moment they cease to be a director, (2) their resignation, (3) the majority of New Semantix’s board of directors favorably votes for a change in the composition of the audit committee, and (4) as otherwise determined by New Semantix’s board of directors. New Semantix’s audit committee will oversee accounting and financial reporting processes and the audits of financial statements. The audit committee will be responsible for, among other things:

•	selecting New Semantix’s independent auditor, approving related fees and terminating New Semantix’s relationship with its independent auditor at the committee’s discretion;

•	pre-approving audit and non-audit services permitted to be performed by the independent auditor;

•

annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and New Semantix;

•

reviewing with the independent auditor any audit problems or difficulties and management’s response, as well as resolving any disagreements between management and the independent auditor regarding financial reporting;

•	reviewing and discussing annual and quarterly financial statements with management and the independent auditor;

•	reviewing management’s reports;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on New Semantix’s financial statements;

•	assessing and monitoring risk exposures, as well as the policies and guidelines to risk management process;

•	reviewing all related-party transactions on an ongoing basis;

•	periodically reviewing and reassessing the adequacy of the audit committee charter;

•	any other matters that are specifically delegated to the audit committee by New Semantix’s board of directors from time to time;

•	periodically meeting with management, internal audit team and the independent auditors, separately; and

•	reporting regularly to the full board of directors.

Compensation Committee

Upon the Closing of the Business Combination, New Semantix’s board of directors will have established a compensation committee consisting of Leonardo dos Santos Poça D’Água, Rafael Steinhauser and Dorival Dourado Júnior, with Leonardo dos Santos Poça D’Água serving as the chair of the committee. The compensation committee assists New Semantix’s board of directors in reviewing and approving the compensation structure of New Semantix’s directors and executive officers, including all forms of compensation to be provided to New Semantix’s directors and executive officers. In addition, the compensation committee has overall responsibility for evaluating and making recommendations to New Semantix’s board of directors regarding New Semantix’s compensation plans, policies and programs. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. As discussed below, as a foreign private issuer whose securities will be listed on Nasdaq, New Semantix will be permitted to follow certain home country corporate governance practices in lieu of the requirements of Nasdaq rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with Nasdaq Rule 5600 Series, including an exemption to the requirement that each member of the compensation committee must be an independent director as defined under Nasdaq Rule 5605(a)(2).

The compensation committee will be responsible for, among other things:

•	establishing and annually reviewing a general compensation policy for New Semantix;

•	managing New Semantix’s employee benefit plans and determining the directors, officers and employees eligible to participate in any of these plans;

•	approving increases in directors’ fees and increases in salaries paid to executive officers;

•

annually reviewing and approving corporate goals and objectives relevant to the compensation of New Semantix’s chief executive officer, chief financial officer and other executive officers and key employees, evaluating their performance in light of those goals and objectives, and approving their compensation level based on this evaluation; and

•	determining any long-term incentive component of compensation.

Nominating and Corporate Governance Committee

Upon the Closing of the Business Combination, New Semantix’s board of directors will have established a nominating and corporate governance committee consisting of Leonardo dos Santos Poça D’Água, Veronica Allende Serra and Jaime Cardoso Danvila, with Leonardo dos Santos Poça D’Água serving as the chair of the committee. The nominating and corporate governance committee assists New Semantix’s board of directors in identifying individuals qualified to become members of the board of directors and in determining the composition of the board and its committees. As discussed below, as a foreign private issuer whose securities will be listed on Nasdaq, New Semantix will be permitted to follow certain home country corporate governance practices in lieu of the requirements of Nasdaq rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with Nasdaq Rule 5600 Series, including an exemption to the requirement that each member of the nominating and governance committee must be an independent director as defined under Nasdaq Rule 5605(a)(2).

The nominating and corporate governance committee will be responsible for, among other things:

•	developing and annually reviewing criteria for selection of members of New Semantix’s board of directors and its committees;

•	actively seeking individuals qualified to become members of New Semantix’s board of directors;

•	reviewing and approving New Semantix’s Code of Ethics on an annual basis;

•	monitoring compliance with the Code of Ethics; and

•	reviewing and expressing its opinion about potential conflicts of interest among members of the board of directors and New Semantix.

Code of Business Conduct

We will adopt a new code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees. It will be available on our website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our board committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Foreign Private Issuer Exemptions

After the closing of the Business Combination, New Semantix will be considered a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the applicable securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. New Semantix intends to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules of which were adopted by the SEC and Nasdaq as listing standards and requirements. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Certain corporate governance practices in the Cayman Islands, which is New Semantix’s home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, New Semantix is not required to have:

•	a majority of the board of directors consisting of independent directors;

•	a compensation committee consisting of independent directors;

•	a nominating committee consisting of independent directors; or

•	regularly scheduled executive sessions with only independent directors each year.

In addition, New Semantix will rely on the foreign private issuer exemption with respect to Nasdaq Rule 5635, which requires an issuer to obtain shareholder approval prior to an issuance of securities (in certain circumstances) in connection with certain events, including: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) private placements. Cayman Islands law does not require shareholder approval prior to an issuance of securities to the extent the securities are authorized. Accordingly, New Semantix will follow Cayman Islands home country practice in reliance on the foreign private issuer exemption with respect to this rule.

Accordingly, New Semantix’s shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. In addition, New Semantix is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. For further details, see “Risk Factors—Risks Related to New Semantix—As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), New Semantix will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies that, to some extent, are more lenient and less frequent than those of U.S. domestic registrants and non-emerging growth companies.”

EXECUTIVE COMPENSATION

Compensation of Directors and Executive Officers

In 2021 and 2020, Semantix paid an aggregate of R$6.3 million and R$3.6 million, respectively, in cash compensation to Semantix executive officers and directors as a group.

Semantix commenced awarding options to purchase Class A preferred shares of Semantix to certain of its executive officers, directors, employees and service providers in 2020. In 2021 and 2020, Semantix incurred R$1.4 million and R$0.9 million, respectively, of share-based compensation expense related to equity awards made by Semantix to its executive officers and directors. For information regarding options, see the section entitled “—Share Incentive Plans.”

Share Incentive Plans

New Semantix Legacy Plan

In February 2021, Semantix’s board of directors adopted the 2021 Plan, which was subsequently amended in November 2021. Concurrently with the adoption of the 2021 Plan, Semantix also terminated a previous stock option plan which had been adopted in 2020 and all equity awards under the previous stock option plan.

In total, the 2021 Plan provides for the issuance of up to 45,000 Class A preferred shares of Semantix. As of December 31, 2021, 20,400 Semantix Options had been granted under the 2021 Plan at a weighted average exercise price of R$106.24 per share (of which 18,650 had been granted to Semantix’s executive officers, directors and other members of Semantix’s administrative, supervisory or management bodies at a weighted average exercise price of R$115.20 per share). As of December 31, 2021, 21,337 Class A preferred shares of Semantix remained available to be awarded under the 2021 Plan, and 20,400 Semantix Options were outstanding (3,850 of which were vested and 16,550 remained unvested as of such date). Since December 31, 2021, no additional Semantix Options have been awarded and 1,625 Class A preferred shares of Semantix have been issued upon the exercise of Vested Semantix Options. As of the date of this proxy statement/prospectus, a total of 9,340 Semantix Options were outstanding (6,880 of which remained unvested as of such date). Semantix Options awarded under the 2021 Plan have a term of five years after the award date.

Prior to the consummation of the Business Combination, it is anticipated that the board of directors of New Semantix will adopt, and the New Semantix shareholders will approve the 2021 Plan, with effectiveness contingent on the consummation of the Business Combination (the “New Semantix Legacy Plan”). Following the consummation of the Business Combination, no further awards will be awarded under the New Semantix Legacy Plan. In connection with the Business Combination, all outstanding Vested Semantix Options under the 2021 Plan at the time of consummation of the Business Combination will be “net-exercised” in full for New Semantix Ordinary Shares, while all outstanding Unvested Semantix Options under the 2021 Plan at the time of consummation of the Business Combination will be converted into unvested options for New Semantix Ordinary Shares under the New Semantix Legacy Plan.

New Semantix 2022 Omnibus Incentive Plan

Prior to the consummation of the Business Combination, the board of directors of New Semantix will adopt, and the New Semantix shareholders will approve, the 2022 Plan, with effectiveness contingent on the consummation of the Business Combination. The following summarizes the material terms of the 2022 Plan, which is qualified in its entirety by the terms and conditions of the 2022 Plan, a copy of which is attached as Exhibit 10.9.

Eligibility and Administration. Officers, employees, consultants, partners and non-employee directors of New Semantix and its affiliates will be eligible to receive awards under the 2022 Plan.

New Semantix’s board of directors will administer the 2022 Plan unless they appoint a committee of directors to administer certain aspects of the 2022 Plan. The board of directors or committee administering the

2022 Plan is referred to herein as the “plan administrator.” Subject to applicable laws and regulations, the plan administrator is authorized to delegate its administrative authority under the 2022 Plan to an officer of New Semantix or other individual or group.

The plan administrator will have the authority to exercise all powers either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan, including, without limitation: (i) to select those eligible recipients who will be granted awards; (ii) to determine whether and to what extent awards are to be granted hereunder to participants; (iii) to determine the number of New Semantix Ordinary Shares or cash to be covered by each award; (iv) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, of each award granted thereunder; (v) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, which govern all written instruments evidencing awards; (vi) to determine the fair market value in accordance with the terms of the 2022 Plan; (vii) to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment, tenure or service for purposes of awards; (viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2022 Plan as it will from time to time deem advisable; (ix) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the 2022 Plan or the applicable award agreement; and (x) to construe and interpret the terms and provisions of the 2022 Plan and any award issued under the 2022 Plan (and any award agreement relating thereto), and to otherwise supervise the administration of the 2022 Plan and to exercise all powers and authorities either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan.

Shares Available for Awards. The initial reserve of New Semantix Ordinary Shares for issuance under the 2022 Plan will equal approximately 10% of the Fully Diluted Shares (as such term is defined in the 2022 Plan) as of the consummation of the Business Combination (ordinary shares), as increased on the first day of each fiscal year of New Semantix beginning in the fiscal year immediately following the effective date of the 2022 Plan by a number of shares equal to the lesser of (x) a number equal to 2% of the Fully-Diluted Shares (as such term is defined in the 2022 Plan) on the final day of the immediately preceding fiscal year and (y) such smaller number of shares as is determined by New Semantix’s board of directors.

Shares issued under the 2022 Plan may consist of authorized but unissued or reacquired New Semantix Ordinary Shares. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, the shares with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2022 Plan. If an award under the 2022 Plan is paid or settled in cash, is exchanged or withheld as full or partial payment in connection with any option or share appreciation right (“SAR”), or is exchanged or withheld to satisfy the tax withholding obligations related to an award under the 2022 Plan, then any shares subject to such award may, to the extent of such cash settlement, exchange or withholding, be used again for new grants under the 2022 Plan. If an award under the 2022 Plan is forfeited, exchanged, surrendered, cancelled or expires, then any forfeited, exchanged, surrendered, cancelled or expired shares subject to such award may be used for new grants under the 2022 Plan. In addition, (i) to the extent an award is denominated in shares, but paid or settled in cash, the number of shares with respect to which such payment or settlement is made will again be available for grants of awards pursuant to the 2022 Plan and (ii) shares underlying awards that can only be settled in cash will not be counted against the aggregate number of ordinary shares available for awards under the 2022 Plan. For the sake of clarity, shares underlying awards outstanding under the New Semantix Legacy Plan that are forfeited, cancelled, exchanged or surrendered, or that expire or are otherwise settled in cash, will not again be available for awards under the 2022 Plan.

Awards that are assumed, converted, or substituted under the 2022 Plan as a result of New Semantix’s acquisition of another company (including by way of merger, combination or similar transactions) (each such award a “Substitute Award”) will not reduce the shares available for grant under the 2022 Plan.

The maximum amount of compensation awarded to a non-employee member of the New Semantix board of directors pursuant to an award under the 2022 Plan for service as a non-employee director for a calendar year, when aggregated with non-employee director cash fees, may not exceed $750,000 (calculating the value of any such awards based on the grant date fair value of such awards for New Semantix’s financial reporting purposes). This limitation will be increased to $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for New Semantix’s financial reporting purposes) for awards granted to non-employee directors of New Semantix in their initial calendar year of service as such on New Semantix’s board of directors.

Equitable Adjustments. The 2022 Plan provides that, in the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend, combination or exchange of shares, change in corporate structure or a similar corporate event affecting the ordinary shares of New Semantix (in each case, a “Change in Capitalization”), the plan administrator will make, in its sole discretion, an equitable substitution or proportionate adjustment in (i) the number of ordinary shares reserved under the 2022 Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2022 Plan, (iii) the kind, number and purchase price of ordinary shares, or the amount of cash or amount or type of property, subject to outstanding restricted shares, restricted share units, share bonuses and other share-based awards granted under the 2022 Plan and (iv) the performance goals and performance periods applicable to any awards granted under the 2022 Plan. The plan administrator will make other equitable substitutions or adjustments as it determines in its sole discretion.

In addition, in the event of a Change in Capitalization (including a change in control, as described below), the plan administrator may cancel any outstanding awards for the payment of cash or in-kind consideration. However, if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of New Semantix Ordinary Shares, cash or other property covered by such award, the New Semantix board of directors may cancel the award without the payment of any consideration to the participant.

Awards. The 2022 Plan provides for the grant of options (including incentive share options (“ISOs”) and nonqualified share options), SARs, restricted shares, restricted share units (“RSUs”), other share-based awards, share bonuses, cash awards and substitute awards. Certain awards under the 2022 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Plan will be granted pursuant to an award agreement containing terms and conditions applicable to the award, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than ISOs can be granted to employees, consultants, and directors, but ISOs can be granted only to employees. No more than ordinary shares reserved for issuance under the 2022 Plan may be issued pursuant to the exercise of ISOs (subject to equitable adjustments).

Treatment of Outstanding Awards Upon a Change in Control. In the event that a “change in control” (as such term is defined in the 2022 Plan) occurs, each award granted under the 2022 Plan will continue to operate in accordance with its terms, subject to adjustment (including, without limitation, assumption or conversion into equivalent awards of the acquirer’s equity) as described above with respect to Changes in Capitalization.

Except as provided in the applicable award agreement, if (i) a change in control occurs and (ii) either (x) an outstanding award is not assumed or substituted in connection with such change in control or (y) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated without cause or by the participant for good reason (if applicable) within 12 months following the change in control, then (i) any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the 2022 Plan will lapse, the awards will vest in full and any performance conditions will be deemed to be achieved at the greater of target or actual performance levels.

For purposes of the 2022 Plan, an outstanding award will be considered to be assumed or substituted for if, following the change in control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the change in control except that, if the award related to ordinary shares, the award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the plan administrator, in its sole discretion).

Amendment and Termination. The 2022 Plan provides that New Semantix’s board of directors or plan administrator, if one is appointed, may amend, alter or terminate the 2022 Plan, or amend any outstanding awards, but participant consent is required if the action would adversely affect the participant’s rights with respect to outstanding awards. Unless the New Semantix board of directors determines otherwise, shareholder approval of an amendment, alteration or termination will be obtained if required to comply with applicable law. The plan administrator may amend the terms of any award, prospectively or retroactively, so long as the amendment does not adversely affect the rights of any participant without the participant’s consent.

Effective Date; Term. The 2022 Plan will become effective on the date of the consummation of the Business Combination, subject to (i) approval of the board of directors of New Semantix and the New Semantix shareholders and (ii) the consummation of the Business Combination. No award will be granted pursuant to the 2022 Plan on or after the tenth anniversary of the effective date of the 2022 Plan, but awards before such date will continue to remain outstanding in accordance with their terms.

DESCRIPTION OF NEW SEMANTIX SHARE CAPITAL

The following description of the material terms of the share capital of New Semantix following the Business Combination includes a summary of specified provisions of New Semantix’s Articles that will be in effect upon the Closing of the Business Combination. This description is qualified by reference to New Semantix’s Articles as will be in effect upon the Closing of the Business Combination, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

New Semantix is an exempted company incorporated with limited liability in the Cayman Islands. Its affairs are governed by its Articles and the Companies Act.

Upon the Closing of the Business Combination, the authorized share capital of New Semantix will be US$287,500 consisting of 287,500,000 New Semantix Ordinary Shares, par value US$0.001 per New Semantix Ordinary Share. As of the date of this proxy statement/prospectus, there was one New Semantix Ordinary Share issued and outstanding.

Shares

General

All of the issued and outstanding New Semantix Ordinary Shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding New Semantix Ordinary Shares are generally not issued and legal title to the issued shares is recorded in fully registered, book-entry form in the register of members. Holders of New Semantix Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.

Register of Members

New Semantix must keep a register of members in accordance with the Companies Act, and there shall be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the Closing of this Business Combination, the register of members will be immediately updated to record and give effect to the issue of shares by New Semantix. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Issue of Shares

Subject to the Articles and the rules of Nasdaq, the board of directors of New Semantix may issue, allot and dispose of or grant options over all shares and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. Subject to the description in “—Variation of Rights of Shares” below, the issuance of any such shares is subject to and cannot adversely affect the rights of the holders of any existing shares of New Semantix.

Dividends

Subject to the Companies Act and the special rights attaching to shares of any class, the New Semantix directors may, in their absolute discretion, declare dividends on shares in issue and authorize payment of the dividends out of the funds of New Semantix lawfully available for those purposes. Dividends must be paid out of the realized or unrealized profits of New Semantix, out of New Semantix’s share premium account, or as otherwise permitted by the Companies Act. A dividend may not be paid if this would result in New Semantix being unable to pay its debts as they fall due in the ordinary course of business.

Except as otherwise provided by the rights attached to shares, or as otherwise determined by the directors, all dividends in respect of shares must be declared and paid according to the par value of the shares that a shareholder holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, then that share will rank for dividend accordingly.

For the purpose of determining the shareholders entitled to receive payment of any dividend the New Semantix, directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination. If no record date is fixed for the determination of shareholders entitled to receive payment of a dividend, the date on which the resolution of the directors declaring such dividend is adopted will be the record date.

Voting Rights

Each New Semantix Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote. Voting at any general meeting is by show of hands, unless voting by way of poll is demanded by the chairman of the board of directors or any shareholder present in person or by proxy.

General meetings require a quorum to be present. Quorum is met by the presence, in person or by proxy, of one or more persons holding at least twenty per cent in par value of the issued New Semantix Ordinary Shares that confer the right to attend and vote at that meeting.

A special resolution will be required for important matters such as a reduction of New Semantix’s share capital, registration by way of continuation, approval of a plan of merger or consolidation, making changes to the Articles, or the voluntary winding up of New Semantix.

An ordinary resolution of the shareholders of New Semantix requires the affirmative vote of at least a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting. Any action required or permitted to be taken at a general meeting of New Semantix may be taken by resolution in writing of all the shareholders.

Variation of Rights of Shares

All or any of the rights attached to any class of shares of New Semantix (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not New Semantix is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by New Semantix’s board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Ordinary Shares

Any shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form prescribed by the Nasdaq or as otherwise approved by the board of directors. The transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the register of members.

Redemption of Ordinary Shares

New Semantix may issue shares on terms that such shares are subject to redemption, at the option of New Semantix or at the option of the shareholder, on such terms and in such manner as may be determined by the board of directors of New Semantix, before the issue of such shares. New Semantix may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its board of directors and agreed with the shareholder or are otherwise authorized by its Articles. Subject to the Companies Act, the redemption or repurchase of any share may be paid out of a company’s profits, its capital, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if the company has commenced liquidation. In addition, New Semantix may accept the surrender of any fully paid share for no consideration.

Changes in Capital

New Semantix may from time to time by ordinary resolution:

•	increase the share capital by such sum as the resolution prescribes;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•	sub-divide its existing shares into shares of a smaller amount than that fixed by its Articles or into shares without par value; and

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Act and its Articles, New Semantix’s shareholders may by special resolution reduce its share capital.

Liquidation

On a winding up of New Semantix, if the assets available for distribution among its shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by its shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to New Semantix for unpaid calls or otherwise.

Directors

Appointment and Removal

The management of New Semantix is vested in a board of directors. The Articles provide that there shall be a board of directors consisting of no less than one (1) director, provided that the directors may increase or decrease the limits on the number of directors. We expect that upon the Closing of the Business Combination, the board of directors will consist of seven (7) directors and will have no vacancy.

For so long as the Shareholders Agreement remains in force and effect, the directors must be divided into three (3) classes designated as Class I, Class II and Class III, with as nearly equal a number of directors in each group as possible. Subject to Articles and the Shareholders Agreement, directors must be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.

Director nominees must be elected by an ordinary resolution in accordance with the Articles and the Shareholders Agreement at each annual general meeting of New Semantix to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New Semantix shall be nominated by the directors. At the 2023 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. Subject to the Articles and Shareholders Agreement, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Without prejudice to the power of New Semantix to appoint a person to be a director by ordinary resolution and subject to the Articles, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.

Indemnity of Directors and Officers

In accordance with the Articles, every director and officer of New Semantix must be indemnified out of the assets of New Semantix against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by their own actual fraud or willful default.

In accordance with the Articles, New Semantix must purchase directors’ and officers’ liability insurance from time to time in an amount determined by the board of directors to be reasonable and customary and must maintain such coverage for so long as each director nominated pursuant to the Articles serves as a director of New Semantix. New Semantix must use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such director, in respect of any act or omission occurring at or prior to such event.

Certain Anti-Takeover Provisions in New Semantix’s Articles

As described in “—Directors” above, New Semantix’s Articles provide that, for so long as the Shareholders Agreement remains in force and effect, New Semantix’s board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of New Semantix’s board only by successfully engaging in a proxy contest at two or more annual general meetings.

New Semantix’s authorized but unissued New Semantix Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Semantix Ordinary Shares could render more difficult or discourage an attempt to obtain control of New Semantix by means of a proxy contest, tender offer, merger or otherwise.

Enforcement of Civil Liabilities – Cayman Islands

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

New Semantix’s Cayman Islands legal counsel have advised that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against the company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering – Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection Law – Cayman Islands

New Semantix has certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts New Semantix’s shareholders on notice that through investment in the company the shareholder will provide the company with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, references to “the “company” refers to New Semantix and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Whom this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Alpha

Price Range of Alpha Securities

Alpha’s units, Alpha Class A Ordinary Shares and public warrants are currently listed on the Nasdaq under the symbols “ASCPU,” “ASCP,” and “ASCPW,” respectively. Holders of the Alpha units, Alpha Class A Ordinary Shares and public warrants should obtain current market quotations for their securities. The market price of Alpha’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus, there was one holder of record of our units, one holder of record of our Alpha Class A Ordinary Shares, one holder of record of our Alpha Class B Ordinary Shares and one holder of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A ordinary shares and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Alpha has not paid any cash dividends on its Alpha Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Semantix revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Semantix’s Board of Directors at such time.

Semantix

Historical market price information for Semantix’s share capital is not provided because there is no public market for Semantix’s share capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semantix.”

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, New Semantix will have 287,500,000 New Semantix Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 100,114,500 New Semantix Ordinary Shares issued and outstanding, assuming no public shares are redeemed in connection with the Business Combination. All of the New Semantix Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by New Semantix’s “affiliates” or Alpha’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the New Semantix Ordinary Shares in the public market could adversely affect prevailing market prices of the New Semantix Ordinary Shares. Prior to the Business Combination, there has been no public market for New Semantix Ordinary Shares. New Semantix has applied for listing of the New Semantix Ordinary Shares on the Nasdaq, but New Semantix cannot assure you that a regular trading market will develop in the New Semantix Ordinary Shares.

Lock-up Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha and the Semantix shareholders have entered into the Lock-up Agreement, pursuant to which, the Semantix shareholders agreed, among other things, to certain transfer restrictions on the New Semantix Ordinary Shares to be issued to such Semantix shareholders for a period of six months following the Closing Date, subject to the following exceptions of permitted transfers (i) if such New Semantix shareholder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, any affiliate of its controlling shareholder or to any members of its controlling shareholder or any of their affiliates, or (ii) if such New Semantix shareholder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such New Semantix shareholder’s immediate family or any trust for the direct or indirect benefit of such Semantix Shareholder or the immediate family of such New Semantix shareholder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers (as defined in the Lock-up Agreement) made in connection with any forward purchase agreement or similar arrangement; provided, however, that (x) such New Semantix shareholder shall, and shall cause any such transferee of his, her or its Lock-up Shares (as defined in the Lock-up Agreement), to enter into a written agreement, in form and substance reasonably satisfactory to Alpha, agreeing to be bound by the Lock-up Agreement prior and as a condition to the occurrence of such Transfer, and that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of the Lock-up Agreement applicable to the transferring New Semantix shareholder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of the Lock-up Agreement.

On June 13, 2022, Alpha granted its consent under the Lock-up Agreement to allow Leonardo dos Santos Poça D’Água to pledge a certain amount of his New Semantix Ordinary Shares as collateral in order to obtain financing from a third-party financial institution other than New Semantix, Semantix, Alpha or a related person thereof (as such item is used in Item 404 of Regulation S-K) to acquire (i) New Semantix Ordinary Shares beneficially owned by either Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, or ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias, pursuant to the call option contained in the Exchange Agreement, and (ii) New Semantix Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água, pursuant to the right of first refusal contractually held by Leonardo dos Santos Poça D’Água over such New Semantix Ordinary Shares. For additional information, see “Security Ownership of Certain Beneficial Owners and Management—Semantix Founders Post-Closing Share Transfer.”

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

New Semantix is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that New Semantix sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by New Semantix’s affiliates. Generally, subject to certain limitations, holders of New Semantix’s restricted shares who are not affiliates of New Semantix or who are affiliates of New Semantix by virtue of their status as an officer or director of New Semantix may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of New Semantix restricted shares by an officer or director who is an affiliate of New Semantix solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of New Semantix restricted shares who will be an affiliate of New Semantix other than by virtue of his or her status as an officer or director of New Semantix.

New Semantix is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of New Semantix’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of New Semantix and has beneficially owned New Semantix’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about New Semantix.

Persons who are affiliates of New Semantix and have beneficially owned New Semantix’s restricted securities for at least six months would be subject to additional restrictions, by which such person may sell only a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal New Semantix Ordinary Shares; or

•	the average weekly trading volume of New Semantix’s Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New Semantix under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Semantix.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•	at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act, each of Semantix’s employees, consultants or advisors who purchases equity shares from New Semantix in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

At the consummation of the Business Combination, New Semantix, the Sponsor and certain persons named therein will enter into an amended and restated registration rights agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $30 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Semantix shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing. New Semantix has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us regarding (i) the actual beneficial ownership of Alpha Ordinary Shares as of June 13, 2022 prior to the consummation of the Business Combination and (ii) the expected beneficial ownership of New Semantix Ordinary Shares immediately following consummation of the Business Combination by:

•

each person known by Alpha to beneficially own more than 5% of the outstanding shares of Alpha Ordinary Shares immediately prior to the consummation of the Business Combination and each person expected to beneficially own more than 5% of the New Semantix Ordinary Shares immediately after the consummation of the Business Combination;

•	each of Alpha’s current executive officers and directors; and

•	all executive officers and directors of Alpha as a group pre-Business Combination and all expected directors and officers of New Semantix as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Existing Governing Documents, each Alpha Ordinary Share entitles the holder to one vote per share. Pursuant to the Articles, each New Semantix Ordinary Share will entitle the holder to one vote on all matters upon which the holders are entitled to vote. Unless otherwise indicated, Alpha believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

The calculation of the pre-Business Combination percentage of beneficial ownership is based on 28,750,000 Alpha Ordinary Shares outstanding on June 13, 2022, of which 23,000,000 are Alpha Class A Ordinary Shares and 5,750,000 are Alpha Class B Ordinary Shares held by Alpha’s Sponsor.

The expected beneficial ownership of New Semantix Ordinary Shares immediately following the consummation of the Business Combination assumes consummation of the PIPE Financing and also assumes two alternative scenarios:

•

a “no redemption” scenario where no Alpha shareholders exercise redemption rights with respect to their public shares. Also assumes that a minimum of $230.3 (which was the approximate value of the Trust Account as of June 13, 2022) of cash would be held in the Trust Account, including the aggregate amount of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition; and

•

a “maximum redemption” scenario where 20,700,000 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share, after considering the 2,300,000 public shares not subject to redemption pursuant to the Shareholder Non-Redemption Agreement. Also assumes that, after giving effect to the payments to the redeeming Alpha public shareholders in this maximum redemption scenario, a minimum of $85,000,000 of cash would be held in the Trust Account, including the net amount of proceeds actually paid to Alpha upon consummation of the PIPE Investment, in satisfaction of the Minimum Available Cash Condition.

The expected beneficial ownership of New Semantix Ordinary Shares post-Business Combination is based on (i) 100,114,500 New Semantix Ordinary Shares issued and outstanding, assuming no redemption of public shares and (ii) 79,414,500 New Semantix Ordinary Shares issued and outstanding, assuming maximum redemption.

The expected beneficial ownership percentages set forth below do not take into account (i) equity awards issued at Closing upon rollover of the Unvested Semantix Options which are not expected to become exercisable within 60 days as of June 13, 2022 and (ii) up to 2,500,000 Semantix Earn-Out Shares that may be issued in accordance with, and subject to, the terms and conditions of the Business Combination Agreement but take into account (A) New Semantix Warrants, which will become exercisable within 30 days after the Closing, (B) the Alpha Class B Ordinary Shares, which at Closing will convert on a one-for-one basis into New Semantix Ordinary Shares, including 862,500 Alpha Earn-Out Shares subject to vesting requirements under the Sponsor Letter Agreement but which, prior to vesting or forfeiture, entitle the holder to all rights of other New Semantix Ordinary Shares (other than the right to receive dividends), including the right to vote, (C) Vested Semantix Options under the 2021 Plan, and (D) equity awards issued at Closing upon rollover of the Unvested Semantix Options which are expected to become exercisable within 60 days of June 13, 2022.

	Pre-Business Combination		Post-Business Combination Assuming No Redemption		Post-Business Combination Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Alpha’s Officers, Directors and Five Percent or More Holders Pre-Business Combination:(1)
Alec Oxenford	—	—	—	—	—	—
Rafael Steinhauser	—	—	—	—	—	—
Rahim Lakhani	—	—	—	—	—	—
Alfredo Capote	—	—	—	—	—	—
David Lorié	—	—	—	—	—	—
Amos Genish	—	—	—	—	—	—
Ariel Lebowits	—	—	—	—	—	—
Alpha Capital Sponsor LLC(2)	5,750,000	20.0%	12,750,000	11.9%	12,750,000	14.8%
Innova Capital SPAC, LP(3)	2,300,000	8.0%	3,450,000	3.4%	3,450,000	4.3%
Sculptor Capital LP(4)	1,272,102	5.5%	1,908,153	1.9%	—	—
The Goldman Sachs Group, Inc.(5)	1,248,083	5.4%	1,872,124	1.9%	—	—
All directors and executive officers as a group (7 individuals)(2)	—	—	—	—	—	—
Directors and Executive Officers of New Semantix After Consummation of the Business Combination:(6)
Leonardo dos Santos Poça D’Água(7)	—	—	31,613,498	31.6%	31,613,498	39.8%
Dorival Dourado Júnior	—	—	45,222	*	45,222	*
Veronica Allende Serra(3)	—	—	—	—	—	—
Jaime Cardoso Danvila	—	—	—	—	—	—
Rafael Padilha de Lima Costa	—	—	—	—	—	—
Rafael Steinhauser	—	—	—	—	—	—
Ariel Lebowits	—	—	—	—	—	—
Adriano Alcalde	—	—	122,943	*	122,943	*
André Guimarães Frederico	—	—	—	—	—	—
Mathias Rech Santos	—	—	—	—	—	—
Marcela Bretas	—	—	—	—	—	—
All directors and executive officers as a group (11 individuals)	—	—	31,781,663	31.7%	31,781,663	40.0%
Five Percent or More Holders and Certain Other Holders:
Fundo de Investimento em Partipações Multiestratégia Inovabra I – Investimento no Exterior (8)	—	—	14,959,631	14.9%	14,959,631	18.8%
Crescera Growth Capital Master Fundo de Investimento em Participações Multiestratégia (9)	—	—	21,154,456	21.1%	21,154,456	26.6%

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is 1230 Avenue of the Americas, 16th Floor, New York, NY 10020.
(2)

Alpha Capital Sponsor LLC is the record holder of such shares, and Alpha Capital Sponsor LLC is controlled by a board of managers consisting of Alec Oxenford, Rafael Steinhauser and Rahim Lakhani. Each manager of Alpha Capital Sponsor LLC has one vote, and the approval of two of the three members of the board of managers is required to approve an action of Alpha Capital Sponsor LLC. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Alpha Capital Sponsor LLC. Based upon the foregoing analysis, no individual manager of Alpha Capital Sponsor LLC exercises voting or dispositive control over any of the securities held by Alpha Capital Sponsor LLC even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares and, for the avoidance of doubt, each expressly disclaims any such beneficial interest to the extent of any pecuniary interest he may have therein, directly or indirectly. Additionally, because Alpha’s co-sponsors, who are members of Alpha Capital Sponsor LLC, do not exercise voting or dispositive control over any of the securities held by Alpha Capital Sponsor LLC, they will not be deemed to have or share beneficial ownership of such shares, and for the avoidance of doubt, each expressly disclaims any such beneficial interest except to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)

Innova Capital SPAC LP, a Cayman Islands exempted limited partnership, is the record holder of such shares, and Innovatech Ltd., a Cayman Islands company, serves as the general partner of Innova Capital SPAC LP. Veronica Allende Serra serves as a director of Innovatech Ltd. and, accordingly, shares voting and investment discretion with respect to the shares held of record by Innova Capital SPAC LP and may be deemed to have shared beneficial ownership of such shares directly held by Innova Capital SPAC LP. Ms. Serra disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of Innova Capital SPAC LP and Innovatech Ltd. is Edificio Os Bandeirantes - Av. Brg. Faria Lima, 2179 - Jardins, São Paulo - SP, 01450-010, Brazil.

(4)

This information is based solely on the Schedule 13G/A filed with the SEC on February 14, 2022 on behalf of Sculptor Capital LP (“Sculptor”), Sculptor Capital Holding Corp. (“SCHC”), Sculptor Capital Management, Inc. (“SCU”), Sculptor Master Fund, Ltd. (“SCMF”), Sculptor Special Funding, LP (“NRMD”) and Sculptor Enhanced Master Fund, Ltd. (“SCEN”). Sculptor, a Delaware limited partnership, is the principal investment manager to a number of private funds and discretionary accounts and thus may be deemed to be the beneficial owner of the Alpha Class A Ordinary Shares in the accounts managed by Sculptor. SCHC, a Delaware corporation, serves as the sole general partner of Sculptor. As such, SCHC may be deemed to control Sculptor and, therefore, may be deemed to be the beneficial owner of the Alpha Class A Ordinary Shares. SCU, a Delaware limited liability company, is a holding company that is the sole shareholder of SCHC, and may be deemed to be the beneficial owner of the Alpha Class A Ordinary Shares. Wayne Cohen is the President and Chief Operating Officer of SCU. Sculptor is the investment adviser to SCMF, a Cayman Islands company. NRMD is a Cayman Islands exempted limited partnership. SCEN is a Cayman Islands company. The business address of each of Sculptor, SCHC, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of each of SCMF, SCEN, and NRMD is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way—Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman.

(5)

This information is based solely on the Schedule 13G filed with the SEC on January 27, 2022 on behalf of The Goldman Sachs Group, Inc. (“GS Group”) and Goldman Sachs & Co. LLC. (“Goldman Sachs”). Goldman Sachs is a registered broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Goldman Sachs is a subsidiary of GS Group. The business address of each of GS Group and Goldman Sachs is 200 West Street, New York, NY 10282.

(6)	Unless otherwise noted, the business address of the directors and executive officers of New Semantix is Avenida Eusébio Matoso, 1.375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.
(7)

Consists of (i) 10,692,801 New Semantix Ordinary Shares to be held immediately following consummation of the Business Combination by DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, which is an investment vehicle owned by Leonardo dos Santos Poça D’Água, a co-founder of Semantix, (ii) 10,460,348 New Semantix Ordinary Shares to be held immediately following consummation of the Business Combination by Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, which is an investment vehicle owned by Leandro dos Santos Poça D’Água, also co-founder of Semantix and the brother of Leonardo dos Santos Poça D’Água and (iii) 10,460,348 New Semantix Ordinary Shares to be held immediately following consummation of the Business Combination by ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands, which is an investment vehicle owned by Leonardo Augusto Oliveira Dias, the third co-founder of Semantix. Each of Semantix’s Founders have appointed Leonardo dos Santos Poça D’Água as their representative pursuant to the Shareholders Agreement. As a result, Leonardo dos Santos Poça D’Água will, immediately following the Business Combination, have the right to take any and all actions or exercise any and all powers to be taken or exercised by Semantix’s Founders under the Shareholders Agreement on their behalf, and will effectively be able to nominate, appoint and remove each of the four directors to be appointed by Semantix’s Founders under the Shareholders Agreement. By virtue of his appointment as representative of Semantix’s Founders, Leonardo dos Santos Poça D’Água is effectively deemed to exercise voting power over all outstanding New Semantix Ordinary Shares held by Semantix’s Founders. In addition, under the Exchange Agreement, DDT Investments Ltd., which is the investment vehicle owned by Leonardo dos Santos Poça D’Água, shall have the right, but not the obligation, to purchase on one or more occasions, from the Closing of the Business Combination until the fifth anniversary of the Closing, up to 5.0% of the outstanding New Semantix Ordinary Shares held by each of Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, and ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias. After the Closing of the Business Combination, it is expected that 50.0% of the New Semantix Ordinary Shares to be held by Cumorah Group Ltd., corresponding to approximately 5.0% of the New Semantix Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination assuming no redemptions, will be transferred to an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água. For additional information, see “—Semantix Founders Post-Closing Share Transfer” below.

(8)

Fundo de Investimento em Partipações Multiestratégia Inovabra I – Investimento no Exterior is managed by 2b Capital S.A., an asset management entity that is a direct subsidiary of Banco Bradesco BBI S.A., which is, in turn, a subsidiary of Banco Bradesco S.A. 2b Capital S.A. has sole voting power over the shares held by Inovabra and is managed by Rafael Padilha de Lima Costa and Marlos Francisco de Souza Araújo, who also occupy leading positions at Banco Bradesco BBI S.A and Banco Bradesco S.A. All investment decisions and dispositive control over the shares held by Inovabra are made by a majority vote of an investment committee of 2b Capital S.A. comprised of eleven members. The members of the investment committee who make the investment decisions over the shares held by Inovabra are Rafael Padilha de Lima Costa, Maurício Machado de Minas, Octavio de Lazari Junior, Marcelo de Araújo Noronha, André Rodrigues Cano, Cassiano Ricardo Scarpelli, Eurico Ramos Fabri, Rogério Pedro Câmara, Moacir Nachbar Junior, Leandro de Miranda Araujo and Ivan Luiz Gontijo Junior. No single natural person controls investment or voting decisions with respect to the shares held by Inovabra. Includes 5,871,500 New Semantix Ordinary Shares to be held immediately following consummation of the Business Combination by Inovabra as a result of its commitment to purchase New Semantix Ordinary Shares under the PIPE Financing. The business address of Inovabra is Avenida Presidente Juscelino Kubitschek, 1309, 10th floor, São Paulo, SP, Brazil, CEP 04543-011.

(9)

Crescera Growth Capital Master Fundo de Investimento em Participações Multiestratégia is managed by Crescera Growth Capital Ltda. (the “Crescera Manager”), which entity has sole voting power over the shares held by Crescera. Jaime Cardoso Danvila, Daniel Arthur Borghi, Priscila Pereira Rodrigues and Natalia Alcantara Curi Galarti are vested with the power and authority to represent Crescera Manager in relation to corporate acts. All investment decisions and dispositive control over the shares held by Crescera are made by a majority vote of an investment committee comprised of five members. The members of the investment committee who make the investment decisions over the shares held by Crescera are Jaime Cardoso Danvila, Daniel Arthur Borghi, Sergio Eraldo Salles, Thomas Keesee and Priscila Pereira Rodrigues. No single natural person controls investment or voting decisions with respect to the shares held by Crescera. Includes 275,000 New Semantix Ordinary Shares to be held immediately following consummation of the Business Combination by Crescera as a result of its commitment to purchase New Semantix Ordinary Shares under the PIPE Financing. The business address of Crescera is Rua Aníbal de Mendonça, 27, 2nd floor, Rio de Janeiro, RJ, Brazil, CEP 22.410-050.

Semantix Founders Post-Closing Share Transfer

On June 7, 2022, 50% of the shares issued by Cumorah Group Ltd., the investment vehicle owned by Leandro dos Santos Poça D’Água, a co-founder of Semantix and brother of our CEO, was transferred to Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água. After the Closing of the Business Combination, it is expected that 50.0% of the New Semantix Ordinary Shares to be held by Cumorah Group Ltd., corresponding to approximately 5.0% of the New Semantix Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination assuming no redemptions, will be transferred to an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água. As a result of the transfer of such New Semantix Ordinary Shares, Leonardo dos Santos Poça D’Água will no longer be deemed to exercise voting power over the New Semantix Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, nor will he have a call option over such New Semantix Ordinary Shares. However, the New Semantix Ordinary Shares to be beneficially owned by Lívia Ricardi de Almeida Poça D’Água will remain subject to the provisions of the Lock-up Agreement and Leonardo dos Santos Poça D’Água will have a right of first refusal over such New Semantix Ordinary Shares.

On June 13, 2022, Alpha granted its consent under the Lock-up Agreement to allow Leonardo dos Santos Poça D’Água to pledge a certain amount of his New Semantix Ordinary Shares as collateral in order to obtain financing from a third-party financial institution other than New Semantix, Semantix, Alpha or a related person thereof (as such item is used in Item 404 of Regulation S-K) to acquire (i) New Semantix Ordinary Shares beneficially owned by either Cumorah Group Ltd. or ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias, pursuant to the call option contained in the Exchange Agreement, and (ii) New Semantix Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, pursuant to the right of first refusal contractually held by Leonardo dos Santos Poça D’Água over such New Semantix Ordinary Shares.

Registration Rights Agreement

At the consummation of the Business Combination, New Semantix, the Sponsor and certain persons named therein will enter into the A&R Registration Rights Agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $30 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Semantix shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Semantix subsequent to the Closing. New Semantix has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

ADDITIONAL INFORMATION

Submission of Future Shareholder Proposals

The Alpha Board is aware of no other matter that may be brought before the extraordinary general meeting. Alpha does not expect to hold a 2022 annual meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Alpha does not consummate a business combination by February 23, 2023, Alpha is required to begin the dissolution process provided for in its amended and restated certificate of incorporation, as amended. Alpha will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Shareholder Communications

Shareholders and interested parties may communicate with the Alpha Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Alpha Capital Acquisition Company, 1230 Avenue of the America, Fl. 16, New York, NY 10020. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, Alpha and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Alpha will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Shareholders may notify Alpha of their requests by calling +1 732-838-4533 or writing Alpha at its principal executive offices at 1230 Avenue of the America, Fl. 16, New York, NY 10020.

Enforceability of Civil Liabilities Under U.S. Securities Laws

New Semantix is an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of the directors and executive officers of New Semantix, and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

New Semantix has been advised by its Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against New Semantix judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against New Semantix predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is Privy Council authority (the decisions of which Court are binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be capable of being enforced without applying the principles outlined above, subject to the limitations of the domestic Court’s insolvency regime. However, subsequent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should, in appropriate circumstances, be enforced by applying the principles set out above, and not for instance by the simple exercise of the Courts’ discretion. Those cases have been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a foreign bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for the provision of active assistance of overseas bankruptcy proceedings. New Semantix understands that the Cayman Islands Court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Legal Matters

The validity of the New Semantix Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Maples and Calder (Cayman) LLP, Cayman Islands counsel to New Semantix.

Other Matters

As of the date of this proxy statement/prospectus, the Alpha Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Experts

The consolidated financial statements of Semantix Tecnologia em Sistema de Informação S.A. and its subsidiaries as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Alpha Capital Acquisition Company as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

CHANGES IN SEMANTIX’S CERTIFYING ACCOUNTANT

Engagement of PricewaterhouseCoopers Auditores Independentes Ltda. and Dismissal of KPMG Auditores Independentes Ltda.

On October 8, 2021, Semantix approved the engagement of PricewaterhouseCoopers Auditores Independentes Ltda. as Semantix’s independent registered public accounting firm to audit the consolidated financial statements for Semantix as of December 31, 2020, December 31, 2019 and January 1, 2019 and for each of the two fiscal years in the period ended December 31, 2020 in accordance with IFRS and PCAOB standards. KPMG Auditores Independentes Ltda. was dismissed on September 21, 2021.

As of and for the year ended December 31, 2020, KPMG Auditores Independentes Ltda. performed the audit of Semantix’s parent company and consolidated financial statements prepared under the accounting practices adopted in Brazil and based on the pronouncements, orientations and interpretations as issued by the Committee of Brazilian Accounting Practices (Comitê de Políticas Contábeis (CPC)) and issued its report in accordance with International Standards on Auditing (“ISA”) and Brazilian Auditing Standards (“BR GAAS”).

During the year ended December 31, 2020 and the subsequent interim period through September 21, 2021, in connection with this audit conducted in accordance with BR GAAS and ISA, there were no: (1) disagreements with KPMG Auditores Independentes Ltda. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The audit report of KPMG Auditores Independentes Ltda. on the parent company and consolidated financial statements of Semantix as of and for the year ended December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2020 and the subsequent interim period through October 8, 2021, neither Semantix nor anyone acting on its behalf consulted with PricewaterhouseCoopers Auditores Independentes Ltda. regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Semantix’s consolidated financial statements, and neither a written report nor oral advice was provided to Semantix that PricewaterhouseCoopers Auditores Independentes Ltda. concluded was an important factor considered by Semantix in reaching a decision as to any accounting, auditing, or financial reporting issue; (2) any matter that was the subject of a disagreement within the meaning of Item 16F(a)(1)(iv) of Form 20-F; or (3) any reportable event within the meaning of Item 16F(a)(1)(v) of Form 20-F.

Subsequent to the dismissal of KPMG Auditores Independentes Ltda. and prior to the issuance of Semantix’s financial statements as of December 31, 2020, December 31, 2019 and January 1, 2019 and for each of the two fiscal years in the period ended December 31, 2020, Semantix and PricewaterhouseCoopers Auditores Independentes Ltda. identified material weaknesses in Semantix internal control over financial reporting. See “Risk Factors—Risks Related to Semantix’s Business and Industry—We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.”

Semantix has requested that KPMG Auditores Independentes Ltda. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 4, 2022, is filed as exhibit 16.1 to this registration statement on Form F-4.

Engagement of KPMG Auditores Independentes Ltda. and Dismissal of PricewaterhouseCoopers Auditores Independentes Ltda.

On November 13, 2020, Semantix approved the engagement of KPMG Auditores Independentes Ltda. as Semantix’s independent accounting firm for Semantix’s fiscal year ended on December 31, 2020. PricewaterhouseCoopers Auditores Independentes Ltda. was dismissed on November 9, 2020.

PricewaterhouseCoopers Auditores Independentes Ltda. was previously engaged to audit Semantix’s consolidated financial statements prepared under the accounting practices adopted in Brazil applicable for small and medium-sized entities as issued by the Committee of Brazilian Accounting Practices (Comitê de Políticas Contábeis (CPC)) as of and for the year ended December 31, 2019 in accordance with ISA and BR GAAS.

During the period from January 1, 2020 through November 9, 2020, there were no: (1) disagreements with PricewaterhouseCoopers Auditores Independentes Ltda. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report within the meaning of Item 16F(a)(1)(iv) of Form 20-F; or (2) reportable events within the meaning of Item 16F(a)(1)(v) of Form 20-F.

Furthermore, for the period from January 1, 2020 through November 13, 2020, neither Semantix nor anyone acting on its behalf consulted with KPMG Auditores Independentes Ltda. regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to Semantix’s consolidated financial statements, and neither a written report was provided to Semantix or oral advice was provided that KPMG Auditores Independentes Ltda. concluded was an important factor considered by Semantix in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was the subject of a disagreement or a reportable event.

Semantix has requested that PricewaterhouseCoopers Auditores Independentes Ltda. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 4, 2022, is filed as exhibit 16.2 to this registration statement on Form F-4.

WHERE YOU CAN FIND MORE INFORMATION

Alpha files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Alpha’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Alpha files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the extraordinary general meeting, you should contact us by telephone or in writing:

Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Tel: +1 732-838-4533

Email: info@alpha-capital.io

You may also obtain these documents by requesting them in writing or by telephone from Alpha’s proxy solicitation agent at the following address and telephone number:

Toll free:

Email:

If you are an Alpha shareholder and would like to request documents, please do so by                  to receive them before the Alpha extraordinary general meeting of shareholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Alpha has been supplied by Alpha, and all such information relating to Semantix has been supplied by Semantix. Information provided by either Alpha or Semantix does not constitute any representation, estimate or projection of any other party.

None of Alpha, New Semantix or Semantix has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

EXPLANATORY NOTE TO THE FINANCIAL STATEMENTS

The Registrant was incorporated on November 8, 2021. Prior to the consummation of the Business Combination, the Registrant will not have commenced operations and has nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, the financial statements of the Registrant have been omitted from this prospectus/proxy statement.

INDEX TO FINANCIAL STATEMENTS

ALPHA CAPITAL ACQUISITION COMPANY

Page
Audited Financial Statements as of December 31, 2021 and 2020:
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2021 and 2020	F-3
Statement of Operations for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020	F-4
Statement of Changes in Shareholder’s Deficit for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020	F-5
Statement of Cash Flows for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Alpha Capital Acquisition Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Alpha Capital Acquisition Company (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020), in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 23, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 23, 2022

PCAOB ID Number 100

ALPHA CAPITAL ACQUISITION COMPANY

BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets:
Cash	$392,469	$—
Prepaid expenses and other	314,751	—
Deferred offering costs	—	185,996

Total current assets	707,220	185,996
Investments held in Trust Account	230,055,287	—

Total Assets	$230,762,507	$185,996

Liabilities, Redeemable Shares, and Shareholders’ Deficit
Current liabilities:
Accrued offering costs and expenses	$1,116,831	$166,710
Due to related party	—	402
Promissory note — related party	—	45,000

Total current liabilities	1,116,831	212,112
Derivative warrant liabilities	15,365,022	—
Deferred underwriting discount	8,050,000	—

Total Liabilities	24,531,853	212,112

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares and 0 shares at $10 per share redemption value at December 31, 2021 and 2020, respectively	230,000,000	—

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 23,000,000 shares and 0 shares subject to possible redemption) at December 31, 2021 and 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	575	575 (1)
Additional paid-in capital	—	24,425
Accumulated deficit	(23,769,921)	(51,116)

Total Shareholders’ Deficit	(23,769,346)	(26,116)

Total Liabilities, Redeemable Shares, and Shareholders’ Deficit	$230,762,507	$185,996

(1)

Included an aggregate of up to 750,000 Class B ordinary shares that were intended to be forfeited if the over-allotment option is not exercised in full or in part by the underwriters. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from December 10, 2020 (Inception) Through December 31, 2020
Formation and operating costs	$2,301,149	$51,116

Loss from operations	(2,301,149)	(51,116)
Other income (expense)
Interest earned on investments held in Trust Account	55,287	—
Change in fair value of derivative warrant liabilities	710,688	—
Offering costs allocated to warrants	(568,614)	—

Total other income, net	197,361	—

Net loss	$(2,103,788)	$(51,116)

Weighted average shares outstanding of Class A ordinary shares	19,651,099	—

Basic and diluted net loss per share, Class A ordinary shares	$(0.08)	$—

Weighted average shares outstanding of Class B ordinary shares	5,640,797	5,000,000

Basic and diluted net loss per share, Class B ordinary shares	$(0.08)	$(0.01)

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 10, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(51,116)	(51,116)

Balance as of December 31, 2020	—	$—	5,750,000	$575	$24,425	$(51,116)	$(26,116)
Cash received in excess of fair value of private placement warrants	—	—	—	—	883,006	—	883,006
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(907,431)	(21,615,017)	(22,522,448)
Net loss	—	—	—	—	—	(2,103,788)	(2,103,788)

Balance as of December 31, 2021	—	$—	5,750,000	$575	$—	$(23,769,921)	$(23,769,346)

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from December 10, 2020 (Inception) Through December 31, 2020
Cash flows from Operating Activities:
Net loss	$(2,103,788)	$(51,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by an officer of the company in exchange for the issuance of Class B ordinary shares	—	5,714
Offering costs allocated to warrants	568,614	—
Change in fair value of derivative warrant liabilities	(710,688)	—
Interest earned on investments held in Trust Account	(55,287)	—
Operating cost paid by Sponsor	—	402
Operating costs paid by Sponsor loan	—	45,000
Changes in operating assets and liabilities:
Prepaid expenses and other	(314,751)	—
Accrued offering costs and expenses	1,136,117	—
Due to related party	(402)	—

Net cash used in operating activities	(1,480,185)	—

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(230,000,000)	—

Net cash used in investing activities	(230,000,000)	—

Cash flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	225,400,000	—
Proceeds from private placement	7,000,000	—
Proceeds from promissory note to related party	125,000	—
Repayment of promissory note to related party	(170,000)	—
Payments of offering costs	(482,346)	—

Net cash provided by financing activities	231,872,654	—

Net change in cash	392,469	—
Cash, beginning of the period	—	—

Cash, end of the period	$392,469	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions	$8,050,000	$—

Deferred offering costs included in the accrued offering costs	$—	$166,710

Deferred offering costs paid by an officer of the Company in exchange for the issuance of Class B ordinary shares	$—	$19,286

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Alpha Capital Acquisition Company (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 10, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from December 10, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liabilities as other income (expense).

The Company’s sponsor is Alpha Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s IPO was declared effective on February 18, 2021 (the “Effective Date”). On February 23, 2021, the Company consummated the IPO of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ full exercise of the over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,000,000, which is discussed in Note 4.

Transaction costs amounted to $13,132,346 consisting of $4,600,000 of underwriting discount, $8,050,000 of deferred underwriting discount, and $482,346 of other offering costs.

Trust Account

Following the closing of the IPO on February 23, 2021, $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account, which can only be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association or (iii) absent an initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”), the Company’s return of the funds held in the Trust Account to the Company’s public shareholders as part of the redemption of the Public Shares.

Initial Business Combination

The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially $10.00 per public share. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares were recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company submits its initial Business Combination to its public shareholders for a vote, the Company will complete its initial Business Combination only if it receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions in connection with the initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO without the Company’s prior consent.

The Sponsor, officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination, and (b) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, (c) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a initial Business Combination within the Combination Period and (d) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Company will have until 24 months from the closing of the IPO to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, liquidate and dissolve, subject in each case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, the Company may not be able to complete the initial Business Combination, and holders would receive such lesser amount per share in connection with any redemption of the Public Shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $0.4 million in its operating bank account and working capital deficit of approximately $0.4 million.

The Company’s liquidity needs up to February 23, 2021, were satisfied through payment from the Sponsor of $25,000 to cover certain offering costs of the Company in exchange for the issuance of the Founder Shares (see Note 5), the loan under an unsecured promissory note from the Sponsor of $170,000, and payment of certain costs of the Company of $18,694 by an officer of the Company. The Company repaid the promissory note and the amount due to the officer in full in February 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021 and 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Going Concern

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through February 23, 2023, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Investments Held in Trust Account

Investments held in Trust Account consist of money market funds investing in United States Treasury securities and United States Treasury securities.

The Company classifies its money market funds as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “Trust interest income” line item in the statements of operations. Trust interest income is recognized when earned.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets. The fair values of prepaid expenses and other, accounts payable and accrued expenses, due to related party, and promissory note are estimated to approximate the carrying values as of December 31, 2021 and 2020 due to the short maturities of such instruments.

The fair value of Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as Level 3. See Note 6 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. At December 31, 2021 and 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480-10-S99 “Classification and Measurement of Redeemable Securities.” Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

Net Loss Per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. Earnings and losses are shared pro rata between the two classes of shares. The 18,500,000 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	Year Ended December 31, 2021		For the Period from December 10, 2020 (Inception) December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(1,634,585)	$(469,203)	$—	$(51,116)
Denominator:
Weighted-average shares outstanding	19,651,099	5,640,797	—	5,000,000
Basic and diluted net loss per share	$(0.08)	$(0.08)	$—	$(0.01)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are charged to temporary equity.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt –debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. For smaller reporting companies, this update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. Management is currently evaluating the new guidance but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the IPO, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriters’ full exercise of the over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share.

An aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and can only be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act. As of February 23, 2021, $230,000,000 of the IPO proceeds was held in the Trust Account.

Public Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon no less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,000,000, in a private placement. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the

Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Note 5 — Related Party Transactions

Founder Shares

On December 11, 2020, the Company temporarily issued to an officer of the Company, and subsequently assigned to the Sponsor, 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), with a consideration of $25,000, or approximately $0.004 per share, to cover certain offering and formation costs of the Company. In January 2021, the founder shares were assigned to the Sponsor for the same purchase price initially paid by the officer of the Company. The Founder Shares included an aggregate of up to 750,000 shares that were intended to be forfeited depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the IPO. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares are no longer subject to forfeiture.

The Sponsor, and certain officers of the Company, have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the Lock-up.

Promissory Note — Related Party

On December 11, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to an officer of the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. On January 26, 2021 the Promissory Note was assigned to the Sponsor. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the IPO. As of December 31, 2021 and 2020, there were $0 and $45,000, respectively, outstanding under the Promissory Note. The facility is no longer available as of December 31, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on anon-interest basis (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021 and 2020, the Company had no Working Capital Loans.

Administrative Service Fee

Commencing on the date of the IPO, the Company began paying its Sponsor or an affiliate thereof up to $55,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of the Company’s management team and other expenses and obligations of the Sponsor. Upon completion of the initial Business Combination or its liquidation, the Company will cease paying these monthly fees. During the year ended December 31, 2021, the Company incurred an aggregate amount of $629,389 of administrative service fees.

Note 6 — Recurring Fair Value Measurements

Investments Held in Trust Account

As of December 31, 2021, investment in the Company’s Trust Account consisted of $613 money market funds investing in United States Treasury securities and $230,054,674 in U.S. Treasury Securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2021 are as follows:

	Carrying Value/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Treasury Securities	$230,054,674	$2,326	$—	$230,057,000

	$230,054,674	$2,326	$—	$230,057,000

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Total	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$613	$613	$—	$—
U.S. Treasury Securities held in Trust Account	230,054,674	230,054,674	—	—

	$230,055,287	$230,055,287	$—	$—

Liabilities:
Warrant Liability — Public Warrants	$9,200,000	$9,200,000	$—	$—
Warrant Liability — Private Placement Warrants	6,165,022	—	—	6,165,022

	$15,365,022	$9,200,000	$—	$6,165,022

There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2020.

Initial Measurement

The estimated fair value of the Warrants on February 23, 2021 was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected share-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per ordinary share equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the warrant liabilities were as follows at initial measurement:

Input	February 23, 2021 (Initial Measurement)
Expected term (years)	6.53
Expected volatility	14.5%
Risk-free interest rate	0.85%
Ordinary share price	$9.57
Dividend yield	0.00%

Subsequent Measurement

The fair value of the Public Warrants at December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market. As of December 31, 2021, the aggregate value of Public Warrants was $9,200,000.

The estimated fair value of the Private Placement Warrants on December 31, 2021 is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected share-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per ordinary share equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 31, 2021:

Input	December 31, 2021
Expected term (years)	5.46
Expected volatility	14.2%
Risk-free interest rate	1.30%
Ordinary share price	$9.86
Dividend yield	0.00%

The following table sets forth a summary of the changes in the fair value of the warrant liability (Level 3) for the year ended December 31, 2021:

Warrant Liability
Fair value as of January 1, 2021	$—
Initial fair value of warrant liabilities upon issuance at IPO	16,075,710
Transfer out of Level 3 to Level 1	(9,315,564)
Change in fair value	(595,124)

Fair value as of December 31, 2021	$6,165,022

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There was a transfer out of Level 3 to Level 1 for the fair value of the Public Warrants when they began to trade separately from the Units during the year ended December 31, 2021.

Note 7 — Commitments and Contingencies

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from February 23, 2021 to purchase up to an additional 3,000,000 units to cover over-allotments. On February 23, 2021, the underwriters fully exercised the over-allotment option.

On February 23, 2021, the Company paid an underwriting discount of $4,600,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $8,050,000, upon the completion of the Company’s initial Business Combination.

Business Combination Agreement

On November 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub” and, together with First Merger Sub, the “SPAC Merger Subs”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with SPAC Merger Subs, the “Merger Subs”), and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Semantix”).

Please refer to the Form 8-K filed with SEC on November 17, 2021 for details.

Note 8 — Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480-10-S99 “Classification and Measurement of Redeemable Securities.” Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

As of December 31, 2021, the Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$230,000,000
Less:
Proceeds allocated to Public Warrants	(9,958,716)
Class A ordinary shares issuance costs	(12,563,732)

Plus:
Accretion of carrying value to redemption value	22,522,448

Class A ordinary shares subject to possible redemption	$230,000,000

Note 9 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and 2020 there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, and 2020, there were no Class A ordinary shares issued and outstanding, excluding 23,000,000 and 0 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,750,000 Class B ordinary shares (the “Founder Shares”) issued and outstanding. The Founder Shares included an aggregate of up to 750,000 shares that were intended to be forfeited depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the IPO. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares are no longer subject to forfeiture.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Company Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 7, 2022, the Company issued an unsecured promissory note in the amount of up to $500,000 to the Sponsor.

Report of independent registered

public accounting firm

To the Board of Directors and Shareholders of

Semantix Tecnologia em Sistema de Informação S.A.

Opinion on the financial statements

We have audited the accompanying consolidated statement of financial position of Semantix Tecnologia em Sistema de Informação S.A. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of profit or loss, of other comprehensive income or loss, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Auditores

Independentes Ltda.

São Paulo, Brazil

April 4, 2022

We have served as the Company’s auditor since 2021

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Financial Position

As of December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	2021	2020
ASSETS
Current assets
Cash and cash equivalents	15	52,149	25,936
Trade receivables and other, net	16	36,525	31,245
Tax receivables		4,993	2,964
Other assets	11	18,019	2,444

Total current assets		111,686	62,589

Non-current assets
Property and equipment, net	13	3,555	3,712
Right of use asset	14	2,976	2,780
Intangible assets, net	12	74,628	59,523
Deferred tax asset	10	11,698	4,638
Derivatives financial instruments	23	1,308	—
Other assets	11	584	7,047

Total non-current assets		94,749	77,700

Total assets		206,435	140,289

LIABILITIES
Current liabilities
Loans and borrowings	17	44,060	5,624
Trade and other payables	18	78,389	41,860
Lease liabilities	14	1,094	1,380
Other liabilities	19	14,628	8,101
Taxes payable		3,859	3,788

Total current liabilities		142,030	60,753

Non-current liabilities
Loans and borrowings	17	102,534	24,414
Lease liabilities	14	2,250	1,825
Other liabilities	19	16,487	62,648
Deferred income tax	10	7,029	6,938

Total non-current liabilities		128,300	95,825

Total liabilities		270,330	156,578

Net assets		(63,895)	(16,289)

EQUITY
Share capital	20	55,818	55,818
Capital reserves		15,999	1,800
Foreign currency translation reserve		(1,022)	896
Accumulated loss		(140,477)	(81,832)

		(69,682)	(23,318)
Non-controlling interests	22	5,787	7,029

Total equity		(63,895)	(16,289)

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Consolidated Statements of Profit or Loss

For the years ended December 31, 2021 and 2020

(In thousands of reais, unless otherwise indicated)

	Notes	2021	2020
Revenues	7	211,659	123,453
Cost of sales	8	(125,454)	(85,472)

Gross profit		86,205	37,981

Operating expenses
Sales and marketing expenses	8	(36,693)	(14,288)
General and administrative expenses	8	(81,522)	(33,082)
Research and development	8	(19,920)	(7,876)
Other expenses	8	(9,205)	(739)

Operating loss		(61,135)	(18,004)

Financial income	9	6,528	2,610
Financial expenses	9	(21,508)	(4,652)

Net financial results		(14,980)	(2,042)

Loss before income tax		(76,115)	(20,046)
Income tax	10	7,741	612

Loss for the year		(68,374)	(19,434)

Net loss attributed to:
Controlling interests		(68,188)	(19,434)
Non-controlling interests	22	(186)	—

		(68,374)	(19,434)

Loss per share:
Basic and diluted losses per share (R$)	25	(41.49)	(12.10)

The above consolidated statement of profit or loss should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Other Comprehensive Income or Loss

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	2021	2020
Loss for the year	(68,374)	(19,434)
Other comprehensive income (loss)
Items that are or may be reclassified subsequently to profit or loss
Foreign currency translation differences	(1,918)	843

Total comprehensive loss for the year	(70,292)	(18,591)

Comprehensive loss attributed to:
Controlling interests	(70,106)	(18,591)
Non-controlling interests	(186)	—

The above consolidated statement of other comprehensive income or loss should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Changes in Equity

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	Attributable to the owner of the Company
		Share capital	Capital reserves	Foreign currency translation reserve	Accumulated loss	Total	Non-controlling interest	Total Equity
Balance as of December 31, 2019		34,247	—	53	(9,816)	24,484	—	24,484

Loss for the year					(19,434)	(19,434)	—	(19,434)
Foreign currency translation differences				843		843		843

Total comprehensive income for the period		—	—	843	(19,434)	(18,591)	—	(18,591)
Transactions with owners of the Company:
Capital contribution	20	21,571				21,571		21,571
Share-based payment	21		1,800			1,800		1,800
Acquisition of non-controlling interest					(52,582)	(52,582)	7,029	(45,553)

Balance as of December 31, 2020		55,818	1,800	896	(81,832)	(23,318)	7,029	(16,289)

Profit (Loss) for the year					(68,188)	(68,188)	(186)	(68,374)
Foreign currency translation differences				(1,918)		(1,918)		(1,918)

Total comprehensive income (loss) for the period		—	—	(1,918)	(68,188)	(70,106)	(186)	(70,292)
Transactions with owners of the Company:
Transaction with non-controlling interest-Tradimus	22				3,889	3,889	6,147	10,036
Share-based payment	21		14,199			14,199		14,199
Transaction with non-controlling interest-LinkAPI	22				5,654	5,654	(7,203)	(1,549)

Balance as of December 31, 2021		55,818	15,999	(1,022)	(140,477)	(69,682)	5,787	(63,895)

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Cash Flows

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	2021	2020
Cash flows from operating activities
Loss for the year		(68,374)	(19,434)
Adjustments for:
Depreciation and amortization	8	7,950	2,308
Deferred income tax	10	(7,741)	(612)
Onerous contract provision	8	7,745	—
Fair value adjustment of derivatives financial instruments	9	(1,308)	—
Share based payment	21	7,757	1,800
Loss on disposals of property and equipment and right of use		90	—
Loss allowance	8	8,950	472
Accounts receivable write-off	8	9,415	—
Provision for contingencies	19	6,148	1,681
Interest accrued	9	11,340	1,213

Adjusted loss for the year		(18,028)	(12,572)
Change in operating assets and liabilities
Trade receivables	16	(23,645)	(16,882)
Recoverable taxes		(2,029)	(1,195)
Other assets	11	(4,094)	(1,863)
Account payables and accrued expenses	18	36,529	14,836
Taxes payable		1,762	224
Other liabilities	19	(762)	7,073

Cash used in operations		(10,267)	(10,379)
Interest paid		(5,116)	(675)
Income tax and social contribution paid		(921)	—

Net cash outflow from operating activities		(16,304)	(11,054)

Cash flows from investment activities
Purchase and development of intangible assets	12	(21,249)	(15,106)
Acquisition of subsidiaries net of cash acquired		—	(26,609)
Acquisitions of property and equipment/prepayment right of use	13	(618)	(623)

Net cash outflow from investment activities		(21,867)	(42,338)

Cash flows from financing activities
Capital increase	20	—	21,571
Loans obtained	17	120,175	29,500
Proceeds from non-controlling interest		5,018	—
Acquisition of non-controlling interest		(47,888)	—
Payment of loans and financing	17	(9,843)	—
Principal elements of lease payments	14	(1,160)	(940)

Net cash inflow from financing activities		66,302	50,131

Increase (decrease) in cash and cash equivalents		28,131	(3,261)

Cash and cash equivalents at the beginning of the year	15	25,936	28,354
Cash and cash equivalents at the end of the year	15	52,149	25,936
Effect of exchange rate changes		(1,918)	843

Increase/(decrease) in cash and cash equivalents		28,131	(3,261)

Supplementary non-cash information
New lease agreements	14	1,728	—
Remeasurement of lease agreement	14	(411)	231
Unpaid amount related to business combination	19	4,959	5,116
Other receivables related to the sale of non-controlling interest	11	5,018	—

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 1. General Information

Semantix Tecnologia em Sistema de Informação S.A. (“Company”) is a privately held corporation, based in São Paulo—SP, which began operations in 2007. The Company and its subsidiaries (jointly, “the Group”) are engaged in the provision of big data, data analytics and artificial intelligence, developing disruptive solutions and platforms as a one-stop-shop for data driven solutions. The Group provides software as a services (“SaaS”) and platform as a services (“PaaS”) as its core business, with a focus on providing complete solutions in data integration, data engineering, analytics, data sharing and governance, and artificial intelligence and machine learning tools to assist with automation.

Consolidated subsidiaries

The Company’s subsidiaries as of December 31, 2021 and December 31, 2020 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

	Place of Business/ Country of Incorporation	Ownership held by Group		Ownership held by NCI		Principal Activities
		2021	2020	2021	2020
		%	%	%	%
Semantix Participações S.A.	Brazil	100.0	100.0	0.0	0.0	Managing share capital
Semantix Colombia S.A.S	Colombia	99.9	99.9	0.1	0.1	SaaS and PaaS provider
Semantix México, S. de RL de C.V.	Mexico	100.0	100.0	0.0	0.0	SaaS and PaaS provider
Semantix Gestão Financeira Ltda.	Brazil	100.0	100.0	0.0	0.0	SaaS and PaaS provider
Tradimus	Brazil	50.0	100.0	50.0	0.0	SaaS and PaaS provider
Semantix Corp	United States	100.0	100.0	0.0	0.0	SaaS and PaaS provider
LinkAPI	Brazil	100.0	51.0	0.0	49.0	SaaS integration provider

The issuance of the consolidated financial statements was authorized by the Board of Directors on April 4, 2022.

COVID-19 Impact

The COVID-19 pandemic spread rapidly in 2020, with a significant number of cases. Measures taken by various governments to contain the virus have affected economic activity. The Group has taken several measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its directors and employees (such as social distancing and working from home).

During 2021, the impact on the business of the Group and results has not been significant. The impact on our business and results has been positive. As the Group is naturally a digital and online service provider, we have found increased demand for our products and services and it is expected to continue increasing.

The Group will continue to follow the various government policies in each country that the Group operates and, in parallel, we will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health of our people.

Note 2. Basis of preparation and accounting

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(“IFRS IC”) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements consist of the consolidated statement of profit or loss, consolidated statement of other comprehensive income or loss, consolidated statement of financial position, consolidated statement of changes in equity and consolidated statement of cash flows and have been prepared under a historical cost basis, except for certain financial instruments that have been measured at fair value.

Due to the activities of the Group, costs and expenses presented in the consolidated statement of profit or loss and consolidated statement of other comprehensive income or loss were classified according to their function.

The consolidated statement of financial position has been prepared based on the nature of the transactions, distinguishing: (a) current assets from non-current assets, where current assets are intended as the assets that should be realized, sold or used during the normal operating cycle, or the assets owned with the aim of being sold in the short term (within 12 months); (b) current liabilities from non-current liabilities, where current liabilities are intended as the liabilities that should be paid during the normal operating cycle, or over the 12-month period subsequent to the reporting date.

The consolidated statement of cash flows has been prepared using the indirect method.

The Group prepares and publishes its consolidated financial statements in Brazilian reais (“BRL” or “R$”), and the numbers are rounded to the thousands of BRL unless otherwise stated. Foreign operations are included in accordance with the policies set out in note 2.1.

The accounting policies set out in Note 3. Summary of significant accounting policies have been applied in preparing the consolidated financial statements for the year ended December 31, 2021, the comparative information presented for the year ended December 31, 2020.

The Group has applied the accounting judgments, estimates and significant accounting assumptions described in Note 4 in preparing the consolidated financial statements.

2.1. Functional and presentation currency

The consolidated financial statements are presented in BRL, which is the Group’s presentation currency. Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”).

2.2. Consolidation

The Company consolidates all entities over which it has control (subsidiaries), that is, when it is exposed or has rights to variable returns of its involvement with the investee and has the ability to affect those returns through its power to direct the relevant activities of the entity.

The subsidiaries are fully consolidated from the date the control is transferred to the Group. Consolidation is ceased from the date the Group no longer has control.

The acquisition method of accounting is used to account for business combinations by the Group.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, consolidated statement of other comprehensive income or loss, consolidated statement of changes in equity and consolidated statement of financial position, respectively.

Note 3. Summary of significant accounting policies

The significant accounting policies applied in the preparation of these individual and consolidated financial statements are defined below. These policies were applied consistently in the years presented, unless otherwise stated.

3.1. Segment Reporting

For reviewing the operational performance of the Group and allocating resources purposes, the Chief Operating Decision Maker (“CODM”) of the Group, which is comprised of the Board of Directors of the Group, reviews the consolidated results as a whole. The CODM considers the whole Group a single operating and reportable segment, when monitoring operations, making decisions on fund allocation, and evaluating performance. The CODM reviews relevant financial data on a consolidated basis for all subsidiaries and business lines.

The Group’s revenue, profit or loss, and assets and liabilities for this one reportable segment can be determined by reference to the consolidated financial statements.

For more information regarding the Group’s non-current assets and revenue by geographic area, refer to note 6.

3.2. Business Combination

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises the:

•	fair values of the assets transferred

•	liabilities incurred to the former owners of the acquired business

•	equity interests issued by the Group, and

•	fair values of any liability resulting from a contingent consideration arrangement (“earn out”).

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

Acquisition-related costs are expensed as incurred.

The excess of the consideration transferred over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired,

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

the difference is recognized directly in profit or loss as bargain purchase. In a business combination where a put and/or call option is included in the arrangement for the Group to acquire from or for non-controlling interest (“NCI”) shareholders to sell to the remaining shares held by NCI shareholders (in whole or in part), the Group will evaluate the nature of such option(s) and apply either the ‘present-access’, in which the NCI is already recognized in equity, since the non-controlling shareholders are exposed to substantially risks and has access to the returns associated with its interests, or ‘anticipated acquisition’ method, in which substantially all of risks and returns associated with the underlying ownership interest are transferred to the acquirer and no NCI is recognized, in order to measure goodwill and NCI.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Earn out is classified either as equity or financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with fair value changes recognized in the consolidated statement of profit or loss.

3.3. Foreign currency translation

(i) Transaction and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates, are generally recognized in profit or loss.

(ii) Group companies

The results and financial position of foreign operations (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position,

•

income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•	all resulting exchange differences are recognized in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, are recognized in consolidated statement of other comprehensive income or loss.

3.4. Financial Instruments

The Group classifies its financial assets according to the business model and evaluation of the ‘solely payments of principal and interest’ requirements per IFRS 9. The Group’s financial assets consist of ordinary trade receivables that are held to collect and do not include particular unusual terms.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Impairment of trade receivables

The Group recognizes a provision for expected credit losses (“ECL”) on trade receivables and contract assets measured under IFRS 15. To measure the expected credit losses, trade receivables and contract assets have been grouped as they have substantially the same risk characteristics and are related to the same types of contracts; therefore, the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets. The Group applies the ‘simplified’ approach as required by IFRS 9 since generally the Group’s trade receivables do not include a significant financing component and are not consider to be complex. The Group therefore recognizes the lifetime expected credit losses over the life of the trade and other receivables.

The Group evaluates whether ECL would be required to be recorded for other receivables periodically and on an individual basis. Details of the critical estimates and judgements used are disclosed below.

Measurement of impairment

The Group considers that the relative short-term nature of the material portion of the trade receivables (<90 days), the Group deemed the impact of considering multiple probability weighted scenarios, discounting and forward looking elements, not significant. Therefore, historical average loss rates are not further adjusted either up or down.

On an annual basis, the Group updates a provision matrix using the most recent historical loss experience (i.e. the 12 months of the previous fiscal year) and reviews the forecasts of future economic conditions index.

The Group recognizes an impairment loss or (partial) reversal in the aggregate for all trade receivables as a provision with corresponding amount recognized in Sales and marketing expenses.

Based on Group’s historical experience, receivables are deemed uncollectible when it remains more than 360 days past due.

Financial Liabilities

Loans and borrowings are initially recognized at fair value, net of transaction costs incurred. Loans are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the consolidated statement of profit or loss over the period of the borrowings using the effective interest method.

Loans are removed from the consolidated statement of financial position when the obligation specified in the contract is discharged, canceled, or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statement of profit or loss as other income or finance costs.

Loans and financing are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period.

Derivative financial instruments

The Group holds derivative financial instruments to hedge its foreign currency exposure.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Derivatives are initially measured at fair value. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized in the consolidated statement of profit or loss at the end of each reporting period.

3.5. Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, bank deposits and other short-term highly liquid investments, with original maturities of three months, or less that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value.

3.6. Trade Receivables

Trade receivables are recognized initially at the amount of consideration expected to be received. They are subsequently measured at amortized cost using the effective interest method, less loss allowance. See note 16 for further information about the Group’s accounting for trade receivables and note 3.4 for a description of the Group’s impairment policies.

3.7. Property and equipment, Net

(i) Recognition and measurement

Property and equipment asset items are measured at the historical cost of acquisition, less depreciation and any impairment loss. The historical cost includes expenditures that are directly attributable to the acquisition of the item.

(ii) Subsequent costs

Subsequent cost of an asset component is included in the carrying amount of an item or as a separate asset, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost can be measured reliably. The carrying amount of any component accounted as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

Gains and losses on the disposal of an item of the property and equipment are determined by comparing the proceeds arising from the disposal with the book value of the asset and are recognized net within other income in the consolidated statement of profit or loss.

(iii) Depreciation

Depreciation is recognized in the consolidated statement of profit or loss based on the straight-line method in relation to the estimated useful lives, since this method is the closest that reflects the consumption pattern of future economic benefits incorporated into the asset. Depreciation is calculated based on the historical book value.

Depreciation methods, useful lives and residual values should be reviewed at each financial year’s close and any adjustments recognized as a change in accounting estimates.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

As of December 31, 2021, the average useful lives applied by the Group remain unchanged as shown below:

Category	Useful life (years)
Buildings	10
Furniture and fixtures	10
IT equipment	5
Telecommunications equipment	5
Leasehold improvement	6 - 10

The assets’ net book values and useful lives are reviewed at each reporting date, and adjusted prospectively, where applicable.

During 2021, the Group reviewed the estimated useful lives of these assets and no significant change was identified.

3.8. Intangible Assets and Goodwill

(i) Goodwill

Goodwill is measured as described in note 12. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortized but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes.

(ii) Customer contracts

Customer contracts acquired in a business combination are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses, if any.

(iii) Software

Costs associated with maintaining software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets where the following criteria are met:

•	it is technically feasible to complete the software so that it will be available for use

•	management intends to complete the software and use or license it there is an ability to use or sell the software

•	it can be demonstrated how the software will generate probable future economic benefits

•	adequate technical, financial and other resources to complete the development and to use or sell the software are available, and

•	the expenditure attributable to the software during its development can be reliably measured.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Directly attributable costs that are capitalized as part of the software include employee costs and an appropriate portion of relevant overheads.

Capitalized development costs are recorded as intangible assets and amortized from the point at which the asset is ready for use.

(iv) Brands

Brands acquired in a business combination are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses, if any.

(v) Useful lives

Amortization is recognized in the consolidated statement of profit or loss based on the straight-line method in relation to the estimated useful lives, since this method is the closest that reflects the consumption pattern of future economic benefits incorporated into the asset. The estimated useful lives of intangible assets are as follows:

Category	December 31, 2021	December 31, 2020
Brands	30	30
Software	From 3 to 7 years	From 3 to 7 years
Customer contracts	10	10

The assets’ net book values and useful lives are reviewed at each reporting date, and adjusted prospectively, where applicable.

During 2021, the Group reviewed the estimated useful lives of these assets and no significant change was identified.

3.9. Impairment of non financial assets

An impairment loss is recognized in the statement of profit or loss for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows that are largely independent of the cash inflows from other assets or groups of assets (cash-generating units).

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other non financial assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period. Therefore, impairment losses recognized for goodwill cannot be reversed in a subsequent period.

3.10. Provisions

Provisions are recognized when: (i) the Group has a present or constructive obligation as a result of past events; (ii) it is probable that an outflow of resources will be required to settle the obligation; and (iii) the value can be reliably estimated. Provisions are not recognized for future operating losses.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Provisions are measured at the present value of expenses that must be required to settle the obligation by applying a discount rate plus the effects of taxes on profit, which reflects current market valuations for the value of money over time and for the specific risks of the obligation. The increase in provision due to the passage of time is recognized as financial expense.

3.11. Revenue Recognition

The revenue is composed of Third-party software, Artificial intelligence & analytics services and Software as a services, usually without a significant financing component in its revenue.

(i) Third-party software

The Group offers services of resale of third-party software licenses to its customers which includes: (i) Cloudera Hadoop, (ii) Confluent Enterprise Platinum, (iii) Software ECE, among others. The Group purchases licenses from these third parties and resale the licenses to its end customers. There is a single performance obligation which is transfer of possession of license to its customer. The Group acts as the principal in the resale of licenses. Revenue is recognized on a gross basis at a point in time upon transfer of possession of the license and the transaction price is typically the fixed amount in the contract depending on the specific license provided by the Group.

(ii) Artificial intelligence & data analytics services

The Group offers artificial intelligence (“AI”) and data analytics services to its clients which includes (i) technical support and (ii) consulting services. Each professional service is distinct and represents a single performance obligation. The revenue is recognized over time by application of input method i.e. hours spent on contract. Professional services fees typically determined by the hour of services provided and the rate per hour for the employees providing the services.

(iii) Proprietary software as a service

The Group offers proprietary software as a service (“SaaS”) in its data platform to its clients, which includes (a) SaaS (access to the platform) and (b) support services. The Group considers them as two performance obligations. The two performance obligations are delivered concurrently and have the same pattern of transfer, the Group will treat them as one performance obligation. Revenue is recognized ratably over the contract period as we satisfy the performance obligation. We use a time-based output method to measure progress and recognize revenue on a straight-line basis over the contract term. The transaction price for our proprietary data platform contracts consists of the following components:

•	Fixed fee element. For example, access to the platform for a certain period is at a fixed amount, as well as the usage-based fee is a fixed amount per usage measure.

•	A variable fee calculated once a certain threshold is reached, resulting in a discount provided to the client if the service level agreement (“SLA”) is not met

For variable fees that meet the practical expedient for recognizing revenue as invoiced, the Group will apply the practical expedient and recognize revenue in the amount to which the entity has a right to invoice. For variable considerations that do not meet the practical expedient, the Group will use the most likely method in estimating the variable considerations.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

If in future contracts, the two performance obligations are not delivered concurrently and have the same pattern of transfer, the Group will establish the stand-alone selling price for each performance obligation and allocate the transaction price accordingly.

3.12. Taxes

(i) Current income tax

The income tax expense or credit for the period is the tax payable (or receivable) on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

The current income tax charge is on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.

Income tax and the current and deferred social contribution are calculated based on the rates of 15%, plus the additional 10% on the excess taxable income of R$240 for income tax and 9% on the taxable profit for social contribution on net income.

(ii) Deferred income tax

Deferred income tax is provided in full, using the liability method and is generated by temporary differences between the tax bases of assets and liabilities and their carrying amounts. Deferred income tax assets referring to all deductible temporary differences and unused tax losses are recognized to the extent it is probable that future taxable profit will be available against which the temporary differences and unused tax losses can be utilized, except when the deferred income tax asset relating to a deductible temporary difference results from the initial recognition of an asset or liability, in a transaction that is not a business combination, and that at the time of transaction, affects neither the accounting nor the taxable profit or loss.

Unrecognized deferred income tax assets are reviewed at each statement of financial position date and recognized to the extent that it is probable that there will be future taxable profit to allow the recovery of these assets.

Deferred tax liabilities and assets are not recognized for temporary differences between the carrying amount and tax bases of investments in foreign operations where the Group is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are measured at the rates expected to be applicable in the year in which the asset is realized or the liability is settled, based on rates (and tax laws) that are in force or substantively in force at the statement of financial position dates.

Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(iii) Sales taxes

Net revenue, expenses and assets are recognized net of sales tax, except:

•

When the sales taxes incurred on the purchase of goods or services are not recoverable from tax authorities, in which case the sales tax is recognized as part of the cost of acquiring the asset or expense item, as applicable.

•	When the amounts receivable or payable are stated with the amount of sales taxes included.

The net amount of sales taxes, recoverable or payable to the tax authority, is included as part of taxes receivables or taxes payables in the consolidated statement of financial position, and net of corresponding revenue or cost / expense, in the consolidated statement of profit or loss.

Revenues in Brazil are subject to taxes and contributions, at the following statutory rates:

PIS (“Programa de Integração Social by its acronym in Portuguese”) and COFINS (“Contribuição para o Financiamento da Seguridade Social by its acronym in Portuguese”) are contributions levied by the Brazilian Federal government on gross revenues. These amounts are invoiced to and collected from the Group’s customers and recognized as deductions to gross revenue against tax liabilities, as we are acting as tax withholding agents on behalf of the tax authorities. PIS and COFINS paid on certain purchases may be claimed back as tax credits to offset PIS and COFINS payable.

These amounts are recognized as recoverable taxes and are offset on a monthly basis against taxes payable and presented net, as the amounts are due to the same tax authority. PIS and COFINS are contributions calculated on two different regimes according to Brazilian tax legislation: cumulative method and non-cumulative method. PIS and COFINS are charged based on the cumulative method (at rates 0.65% and 3.00%, respectively) and non-cumulative method (at rates 1.65% and 7.6% respectively) according to the type of revenue.

ISS (Imposto Sobre Serviços by its acronym in Portuguese) is a tax levied by municipalities on revenues from the provision of services. ISS tax is added to amounts invoiced to the Group’s customers for the services the Group renders. These are recognized as deductions to gross revenue against tax liabilities, as the Group acts as agent collecting these taxes on behalf of municipal governments. The rates may vary from 2.90% to 5.00%.

INSS (Instituto Nacional do Seguro Social by its acronym in Portuguese) is a social security charge levied on wages paid to employees.

3.13. Leases

Leases of the Group includes office spaces. Rental contracts are typically made for fixed periods, but may have extension options by Brazilian Law. Contracts may contain both lease and non-lease components. However, the Group elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

At the inception or modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease on the basis of its individual prices.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for the Group.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments for the Group’s leases:

•	fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•	variable lease payments that are based on an index or a rate, initially measured using the index or rate as at the commencement date;

Lease payments to be made under reasonable extension options are also included in the measurement of the liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the interest rate implicit in the lease. If this rate cannot be readily determined, then the lessee uses its incremental borrowing rate. The average incremental borrowing rate for the leases is 9.32%.

The Group is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Lease payments are allocated between principal and finance costs. The finance cost is charged to profit or loss over the lease period to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of a lease liability

•	any lease payments made at or before the commencement date less any lease incentives received

•	any initial direct costs, and

•	restoration costs.

A lease liability is remeasured upon a change in the lease term, changes in an index or rate used to determine the lease payments or reassessment of exercise of a purchase option. The corresponding adjustment is made to the related right-of-use asset. However, if the carrying amount of the right-of-use asset has already been reduced to zero and there is a further reduction in the measurement of the lease liability, then the Group recognizes any remaining amount of the remeasurement in the consolidated statement of profit or loss.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases and all leases of low-value assets are recognized on a straight-line basis as an expense in the consolidated statement of profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise of assets with amount lower than R$25 at the lease inception.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

3.14. Earnings per share

(i) Basic earnings per share

Basic earnings per share are calculated by dividing:

•	the profit attributable to owners of the Group, excluding any costs of servicing equity other than ordinary shares

•	by the weighted average number of ordinary shares outstanding during the financial year and excluding treasury shares if applicable.

(ii) Diluted earnings per share

Diluted earnings per share adjust the figures used in the determination of basic earnings per share to consider the weighted average number of additional ordinary shares that would have been outstanding, assuming the conversion of all dilutive potential ordinary shares.

3.15. Employee benefits

(i) Profit sharing

The Group recognizes a liability and an expense for profit sharing based on the agreement with its employees, which considers the income for the year after certain adjustments. The Group recognizes the liability when it is contractually obligated or when there is a previous practice that has created a constructive obligation over the service period, if applicable.

(ii) Share-based compensation

The Group operates equity-settled share-based compensation plans that are designed to provide long-term incentives for selected directors and employees to deliver long-term shareholder returns.

The cost of equity-settled transactions with employees is measured using their fair value at the date they are granted. The cost is expensed together with a corresponding increase in equity over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). At the end of each period, the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting and service conditions. It recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to equity.

The estimated fair value of the option on the grant date is calculated based on the appraisal or relevant transaction closest to the grant date.

Note 4. Use of critical estimates and judgements

The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Accounting estimates and judgments are continuously evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

a) Impairment of non-financial assets

As stated in note 3.9, impairment testing involves calculating the value in use or the fair value less cost of disposal, when applicable, of the cash generating units to which the goodwill or other non-financial assets have been assigned. The value in use is determined by estimating five years of future cash flows, a terminal value and using a discount rate that comprises of three components: time value in money, the appropriate risk premium and uncertainty about the future cash flows. Hence, it relies on a number of critical judgements, estimates and assumptions. For more information on estimates and assumptions used in impairment testing, refer to note 12.

b) Revenue recognition

The Group applies certain judgment in assessing the terms of revenue from contracts with customers to determine whether the contract involves the delivery of SaaS (revenue recognized over time) or a mere sale of license (revenue recognized point in time). The Group evaluates each contract individually, it’s critical terms and business relationship with its customer and any associated third party.

c) Lease term

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group has the option, under some of its leases, to lease the assets for additional terms. The Group applies judgment in evaluating whether it is reasonably certain to exercise the option to renew. It considers all relevant factors that create an economic incentive for it to exercise the renewal such as contractual terms and conditions for the optional periods compared with market rates and the length of a non-cancellable period of a lease.

After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

d) Capitalization of intangibles development cost

The Group capitalizes qualifying internal use software development costs related to internally developed software associated with Semantix Data Platform (“SDP”), Quios Invest and Smarter Sales. SDP is the platform offered by Semantix for the preparation and creation of analytical data environments in the cloud, Quios Invest is Semantix’s technology platform dedicated to the capital markets clients, and Smart Sales is Semantix’s e-commerce platform, enabling several e-commerce transactions, as such as, business-to-business (“B2B”), (business-to-customer (“B2”), marketplace, among others. The costs consist of labor costs related to the developers and other costs, such as the Cloud used in the internal development phase. The Group then evaluates whether the development costs are to be expensed or capitalized based on the three criteria, technical feasibility, commercial feasibility, and measurability. If the intangible asset meets these criteria, certain development expenses can be capitalized as an intangible asset.

The Group has chosen the straight-line method of amortization based on the estimated useful lives of the items, net of their estimated residual values (if any), which will be applied consistently from period to period unless there is a change in the expected pattern of consumption of the future economic benefits.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

e) Useful life of intangible asset with finite useful lives

Intangible assets are amortized over their useful lives. The useful life is based on management’s estimates for the period in which the assets will contribute to generate revenue and is periodically reviewed. Changes in estimates may result in significant changes in the book value. Revisions to these estimates are recognized prospectively.

f) Control over subsidiaries without majority of shares

Management of the Group has applied judgment in determining that Semantix Participações controls Tradimus and has therefore consolidated Tradimus within the Group’s consolidated financial statements.

Management concluded that the potential voting rights arising from the shareholder agreement signed between Semantix and Excella (see note 22) gives the Group the power and rights to variable returns from Tradimus. In addition to the fact that Semantix has the ability to use its power to affect the amount of its returns and that the CEO appointed by Semantix into Tradimus acts in the benefit of the Group, management concluded that the Group controls the economic outcome of Tradimus.

Note 5. New standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for the year ended December 31, 2021 and have not been early adopted by the Group. These standards are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

Note 6. Segment Reporting

Segment information is presented geographically as required by entity wide disclosures under IFRS 8.

(i) Segment revenue by region

	December 31, 2021	December 31, 2020
Brazil	186,279	96,929
Latin America (other than Brazil)	16,984	13,819
United States of America	8,396	12,705

Total	211,659	123,453

For the year ended December 31, 2021, 40% of the revenue is represented by six of our major clients (seven clients represents 48% of the Group’s revenue the year ended December 31, 2020).

(ii) Segment non-current assets by region

From the total of non-current assets other than financial instruments and deferred tax assets, 100% is located in Brazil as of December 31, 2021 (2020- 100% at Brazil).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 7. Revenues

a) Disaggregation of revenue from contracts with customers

The Group revenue derives mostly from the resale of third-party software, proprietary software as a services and AI & data analytics services rendered. Disaggregation of revenue by major product lines are as follows:

	December 31, 2021	December 31, 2020
Third-party software	139,726	86,588
Deductions on third-party software	(8,421)	(5,373)

Revenue from Third-party software	131,305	81,215

AI & data analytics services	43,392	38,157
Deductions on AI & data analytics services	(2,852)	(2,482)

Revenue from AI & data analytics services	40,540	35,675

Proprietary software as a service (SaaS)	42,536	6,220
Deductions on proprietary software as a service (SaaS)	(2,786)	(374)

Revenue from proprietary software as a service (SaaS)	39,750	5,846

Other revenue	69	803
Deductions on Other revenue	(5)	(86)
Other revenue	64	717

Total revenue	211,659	123,453

b) Contract assets and deferred revenue related to contracts with customers

The Group has recognized the following contract assets and deferred revenue related to contracts with customers:

	December 31, 2021	December 31, 2020
Current contract assets relating to SaaS	15,102	2,071

Total contract assets	15,102	2,071

Contract liabilities relating to SaaS	1,291	1,847

Total contract liabilities	1,291	1,847

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 8. Costs and expenses by nature

The operating costs and expenses by nature incurred for the years 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Personnel	97,561	57,810
IT and hosting expenses	6,386	3,870
Outsourced services	26,637	5,991
Traveling	123	449
Depreciation and amortization	7,950	2,308
Facilities	10,557	3,805
Licenses held for sale write-off	1,681	—
Loss allowance	8,950	472
Accounts receivable write-off	9,415	—
Cost of third party licenses sold	92,493	65,738
Tax expenses	1,473	709
Onerous contract provision	7,745	—
Other	1,823	305

Total	272,794	141,457

(-) Cost of services provided	26,673	17,150
(-) Cost of sales of goods	98,781	68,322
(-) Sales and marketing expenses	36,693	14,288
(-) General and administrative expenses	81,522	33,082
(-) Research and development	19,920	7,876
(-) Other expenses	9,205	739

Total	272,794	141,457

Note 9. Financial income and expenses

	December 31, 2021	December 31, 2020
Interest income from financial assets	1,912	479
Foreign exchange gains	3,215	2,124
Fair value of derivative financial instrument	1,308	—
Other financial income	93	7

Total financial revenues	6,528	2,610

Foreign exchange losses	7,196	3,219
Interest on loans	11,074	927
Interest on leases	266	287
Other financial expenses	2,972	219

Total financial expenses	21,508	4,652

Financial result	(14,980)	(2,042)

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 10. Income tax

a) Current tax expense

Corporate income tax and social contribution on net income were calculated in accordance with applicable law. The Group has operations in countries with different tax regimes.

The corporate income tax (“IRPJ”) was calculated at the basic rate of 15% on taxable income plus the additional 10%, according to specific legislation, and the social contribution on profit (“CSLL”) was calculated at the rate of 9% on taxable income. The tax on profit, before tax, differs from the theoretical value that would be obtained with the use of the weighted average tax rate, applicable to the profits of Brazilian companies.

b) Reconciliation of income tax expense and social contribution

	December 31, 2021	December 31, 2020
Loss before income tax	(76,115)	(20,046)
Income tax at the nominal Brazilian tax rate – 34%	25,879	6,816
Tax paid on profits of overseas subsidiaries	1,486	(492)
Non-deductible expenses	(1,578)	(2)
Deferred tax not recognized	(20,433)	(6,800)
Difference in overseas tax rates	2,445	(553)
Share-based payment	2,642	(612)
Others	(2,700)	2,255

Total adjustments	(18,138)	(6,204)

Income tax as reported	7,741	612

Current income tax	(327)	(1,291)
Deferred income tax	8,068	1,903

The tax expense was determined based on the Brazilian corporate income tax (CIT) rate considering that, currently, the main operation is in Brazil. This table reconciles the expected income tax expense, computed by applying the combined Brazilian tax rate of 34%, to the actual income tax expense. The combined Brazilian tax rate includes the corporate income tax at a 25% rate and the social contribution on net profits at a 9% rate.

Unrecognized deferred tax assets correspond to the tax benefit related to future utilization of net operating losses of the Group. In that case, the deferred tax asset was not recognized due to the lack of expectation of utilization of such net operating losses in the foreseeable future. The net operating loss not recognized are in the amount of R$60,096 (December 31, 2020—R$20,000).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

c) Deferred tax assets

	Balance as of January 1, 2021	Recognized in profit or loss	Balance as of December 31, 2021
Bonus provision	1,822	2,210	4,032
Contingency	1,993	3,906	5,899
Right of use asset	170	8	178
Impairment of inventory	285	572	857
Impairment of trade receivables	368	364	732

Total	4,638	7,060	11,698

	Balance as of January 1, 2020	Recognized in profit or loss	Balance as of December 31, 2020
Bonus provision	988	834	1,822
Contingency	805	1,188	1,993
Right of use asset	124	46	170
Impairment of inventory	170	115	285
Impairment of trade receivables	216	152	368

Total	2,303	2,335	4,638

d) Deferred tax liabilities

	Balance as of January 1, 2021	Recognized in profit or loss	Balance as of December 31, 2021
Effect of changes in foreign exchange rates	(509)	(91)	(600)
Acquisition of subsidiaries	(6,429)	—	(6,429)

Total	(6,938)	(91)	(7,029)

	Balance as of January 1, 2020	Acquired in business combinations	Recognized in profit or loss	Balance as of December 31, 2020
Effect of changes in foreign exchange rates	(78)	—	(431)	(509)
Acquisition of subsidiaries	—	(6,429)	—	(6,429)

Total	(78)	(6,429)	(431)	(6,938)

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 11. Other Assets

The breakdown of Other Assets is as follows:

	December 31, 2021	December 31, 2020
Costs incurred for the issuance of shares	5,159	701
Other receivables (i)	11,682	6,587
Others	1,762	2,203

	18,603	9,491

Current	18,019	2,444
Non-current	584	7,047

(i) According to the Sales and Purchase Agreement (“SPA”), the Group has the right to receive from the sellers, former shareholders of LinkAPI and Tradimus, an indemnification related to contingent liabilities or other liabilities that arises after the acquisition has been done and related to previous event. As of December 31, 2021 and 2020, the Group recognized R$5,863 (2020—R$6,537) of indemnification asset accounted as “Other assets”. Additionally, there is the amount of R$5,018 referring to the balance not yet received by the Company related to the sale of its interest in Tradimus (see note 22).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 12. Intangible Assets, net

Details of intangible assets and changes in the Group’s intangible assets balances are presented below:

	Goodwill	Software	Brands	Contract with customers	Development costs	Total
Cost
On January 1, 2020	—	152	—	—	—	152
Additions: internal development	—	—	—	—	13,061	13,061
Acquisitions	—	2,045	—	—	—	2,045
Acquired from business combination	24,854	2,850	8,823	7,237	1,063	44,827

As of December 31, 2020	24,854	5,047	8,823	7,237	14,124	60,085

On January 1, 2021	24,854	5,047	8,823	7,237	14,124	60,085
Additions: internal development	—	3,000	—	—	18,182	21,182
Acquisitions	—	67	—	—	—	67
Transfer	—	(928)	—	—	928	—

As of December 31, 2021	24,854	7,186	8,823	7,237	33,234	81,334

Accumulated amortization
On January 1, 2020	—	(9)	—	—	—	(9)
Amortization	—	(465)	(14)	(74)	—	(553)

As of December 31, 2020	—	(474)	(14)	(74)	—	(562)

On January 1, 2021	—	(474)	(14)	(74)	—	(562)
Amortization	—	(869)	(176)	(239)	(4,860)	(6,144)

As of December 31, 2021	—	(1,343)	(190)	(313)	(4,860)	(6,706)

Book value
On 1 January 2020		143				143

As of December 31, 2020	24,854	4,573	8,809	7,163	14,124	59,523

As of December 31, 2021	24,854	5,843	8,633	6,924	28,374	74,628

There were no events or changes in circumstances that indicate that the carrying amount of intangible assets with finite useful life may not be recoverable and therefore no impairment charges were recorded for the years 2021 and 2020.

Impairment tests for goodwill

The Group performs an annual impairment test for goodwill at the Cash Generating Unit (“CGU”) level to evaluate if there has been an impairment loss, or more frequently if there are indicators that shows a deterioration of the fair value (a trigger event).

The Group acquired two entities during the year 2020: (i) Tradimus and (ii) LinkAPI, and goodwill was recognized in both those acquisitions. Goodwill does not generate cash inflows independently of other assets or groups of assets, and therefore is not tested for impairment separately. Instead, goodwill is tested for impairment as part of testing identified CGUs.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

A CGU is the smallest group of assets that includes the asset and generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Based on this, management has identified three CGUs:

i.	Tradimus;

ii.	LinkAPI; and

iii.	Rest of the Group (data platform).

For the purpose of impairment testing, goodwill will be allocated to the following CGUs (acquired entity level) to which it belongs, while other corporate assets will not be allocated to any CGU.

CGU	Goodwill
Tradimus	3,098
LinkAPI	21,756

Total	24,854

The Group completed its annual impairment test for goodwill for the years ended December 31, 2021 and 2020 and concluded that no impairment charge was warranted. The results of the impairment tests indicate the excess of the recoverable amounts over the carrying amounts for each CGU.

Recoverable amount is higher of fair value or value in use. But in the current year, the Group identified that the fair value is equal to carrying amount for both CGUs, hence we shall compare the same with value in use. The Group cannot predict whether an event that triggers impairment will occur, when it will occur or how it will affect the value of the asset reported. The Group believes that all of its estimates are reasonable and are consistent with the Group’s internal reporting and reflect Management’s best estimates.

Tradimus: The recoverable amount of this CGU was determined based on a value-in-use calculation that utilizes cash flow projections from financial budgets approved by the Group’s directors over a five-year period from December 31, 2021, and an annual discount rate of 22.2%. Cash flows that exceed this five-year projection horizon have been extrapolated using a fixed annual growth rate of 3.2%. The Group use a five-year period for cash flow projection because the position expected at the end of the fifth year represents the stable long-term position. Therefore, the Group extrapolates those cash flows into the future using a steady growth rate (second stage).

Cash flow projections during the projection horizon are based on a sales growth rate, which is 7.1% for the year after 2022 and 7.4% for the rest of the period, and fixed gross margin of 100%, respectively. The growth rate is estimated by Management based on past performance and their expectations of market development. The estimated recoverable amount of the CGU exceeded its carrying amount by R$903.

LinkAPI: The recoverable amount of this CGU was determined based on a value-in-use calculation that utilizes cash flow projections from financial budgets approved by the Group’s directors over a five-year period from December 31, 2021, and an annual discount rate of 20.6%. Cash flows that exceed this five-year projection horizon have been extrapolated using a fixed annual growth rate of 3.2%. The Group use a five-year period for cash flow projection because the position expected at the end of the fifth year represents the stable long-term position. Therefore, the Group extrapolates those cash flows into the future using a steady growth rate (second stage).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Cash flow projections during the projection horizon are based on variable sales growth rates and a fixed gross margin of 66.0%. Management projected the growth rates of revenue after considering the good results since the acquisition, past performance and their expectations of market development. The estimated recoverable amount of the CGU exceeded its carrying amount by R$199,488.

The key assumptions used in the value-in-use calculations for the cash generating units are the following:

•

Growth rate: the rates used are calculated after considering GDP over the number of clients and inflation rate (IPCA) over the ticket average price. Management considers any potential reasonable change in the key assumptions on which the recoverable amount is based would not cause the total carrying amount to exceed the total recoverable amount of the CGU.

•

Discount period: The inflows and outflows of a company takes place over time in the course of its business cycle. Consequently, the calculation of the present value of the cash flow generated over a given period should consider the individual discount of various expenses and inflows, and their respective dates of occurrence. Thus, the cash generated at the beginning of the year should be discounted for less time than the cash generated at the end of the year. As a result, an average flow was adopted, in the middle of the period between the beginning and the end of each projective period, to discount the cash flows.

•

Projected gross margin: Projected gross margin is consistent with the historical gross margin in case of Tradimus and for LinkAPI, Management expects a slight difference in the projected cost as a percentage of revenues and due to that, the projected gross margin is different in the projected periods than the historical financials.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 13. Property, plant and equipment, net

The changes in the Group’s property and equipment balance are shown in the table below:

	Furniture and fixtures	IT and telecom equipment	Leasehold improvements	Total
Cost

As of December 31, 2019	1,263	1,366	1,423	4,052
Additions	124	203	296	623
Acquired from business combination	113	144	—	257
Disposals	—	—	(28)	(28)
As of December 31, 2020	1,500	1,713	1,691	4,904
Additions	26	574	18	618
Disposals	(4)	(74)	(12)	(90)

As of December 31, 2021	1,522	2,213	1,697	5,432

Accumulated depreciation
As of December 31, 2019	(92)	(344)	(106)	(542)
Depreciation	(160)	(355)	(163)	(678)
Disposals	—	—	28	28
As of December 31, 2020	(252)	(699)	(241)	(1,192)
Depreciation	(141)	(374)	(170)	(685)
Disposals	—	—	—	—

As of December 31, 2021	(393)	(1,073)	(411)	(1,877)

Balance at December 31, 2020	1,248	1,014	1,450	3,712

Balance at December 31, 2021	1,129	1,140	1,286	3,555

There were no events or changes in circumstances that indicate that the carrying amount of property and equipment may not be recoverable; therefore, no impairment charges were recorded for the years 2021 and 2020.

Note 14. Leases

The Group has leases of offices spaces. Rental contracts are for fixed terms varying between three and five years.

The statement of financial position shows the following amounts relating to leases:

	December 31, 2021	December 31, 2020
Right-of -use asset
Office buildings	2,976	2,780

Lease liabilities	3,344	3,205

Current	1,094	1,380
Non-Current	2,250	1,825

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

The following are the initial impacts on the consolidated statement of financial position on January 1, 2021 and 2020 and its movements for the years 2021 and 2020:

	December 31, 2021	December 31, 2020
Lease liabilities
Opening balance	3,205	3,914
New lease agreements	1,728	—
Remeasurement	(429)	231
Interest accrued	266	287
Payment of Interest	(266)	(287)
Payment of principal	(1,160)	(940)

Closing balance	3,344	3,205

	December 31, 2021	December 31, 2020
Right of use asset
Opening balance	2,780	3,626
New lease agreements	1,728	—
Remeasurement (i)	(411)	231
Depreciation	(1,121)	(1,077)

Closing balance	2,976	2,780

(i)	Refers to a discount obtained by reducing leased space in the Company’s headquarters.

	December 31, 2021	December 31, 2020
Depreciation charge of ROU during the year	1,121	1,077
Interest expense (included in finance cost)	266	287
Expense relating to short-term leases and low value assets	304	207

Total	1,691	1,571

Note 15. Cash and cash equivalents

	December 31, 2021	December 31, 2020
Cash and bank accounts	16,349	15,253
Short-term investments	35,800	10,683

	52,149	25,936

The Group’s investments are concentrated in automatic applications offered by Itaú (auto plus application) and Bradesco (Invest Fácil) banks and the remunerations follow the CDI (Interbank Deposit Certificates) rate of Brazil fixed at the time of application. The rates that paid for financial investments in 2021 and 2020 were approximately 4.42% and 2.75% p.a. respectively.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Financial investments have immediate convertibility characteristics in a known amount of cash and are not subject to risk of significant change in value, being recorded by the increased cost values of income earned up to the statement of financial position dates, which do not exceed their market or realization value.

Note 16. Trade receivables and other

Trade receivables are amounts due from customers for services performed in the ordinary course of business. They are generally due for settlement within 30 to 60 days and are therefore all classified as current.

Trade receivables are recognized initially at the transaction price unless they contain significant financing components when they are recognized at fair value. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

Trade receivables are as follows:

	December 31, 2021	December 31, 2020
Trade receivables	31,651	30,374
Contract assets (a)	15,102	2,071
Loss allowance (b)	(10,228)	(1,200)

	36,525	31,245

(a)	Amounts to be received for unbilled work during the year ended December 31, 2021 and 2020.
(b)

The loss allowance was calculated based on the provision matrix calculated by the group related one historical loss experienced on its trade receivables. The Group further added qualitative management overlays to arrive at management’s best estimate.

The movement for the loss allowance balance is as follows:

	December 31, 2021	December 31, 2020
Opening balance	(1,200)	(789)
Additions (i)	(9,028)	(475)
Write-off	—	64

Closing balance	(10,228)	(1,200)

(i)	Increase on loss allowances during the year ended December 31, 2021 refers principally to a specific client which management understands will not be recoverable.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

The trade receivables by aging are distributed as follows:

	December 31, 2021	December 31, 2020
Current	13,561	22,052
Overdue between:
From 1 to 30 days	1,841	939
From 31 to 60 days	1,635	2,146
More than 61 days	14,614	5,237

	31,651	30,374

Note 17. Loans and borrowings

Loans and financing operations are summarized as follows:

Liabilities	Interest rate	Currency	Maturity	December 31, 2021	December 31, 2020
Banco Daycoval S.A.	12.01% per annum	Brazil	2024	8,188	10,003
Itaú Unibanco S.A.	10.34% per annum	Brazil	2024	8,131	9,743
Banco Bradesco S.A.	8.44% per annum	Brazil	2025	10,098	10,292
Banco Bradesco S.A.	CDI + 4.10% per	Brazil	2026	10,060	—
Banco do Brasil S.A.	CDI + 5.20% per	Brazil	2025	15,103	—
Citibank, N.A.	CDI+4.53% per	USD	2025	21,096	—
Itaú Unibanco S.A. –	12.28% per annum	EUR	2025	19,167	—
Banco BMG S.A.	CDI + 6.32% per	Brazil	2023	9,344	—
Banco BTG Pactual	CDI + 5.15% per	Brazil	2024	30,049	—
Itaú Unibanco S.A.	12.49% per annum	Brazil	2025	353	—
Banco do Brasil S.A.	CDI + 5.3% per annum	Brazil	2025	15,005	—

Total				146,594	30,038

Current				44,060	5,624
Non-current				102,534	24,414

The following table shows the changes in loans and borrowings during the year:

	December 31, 2021	December 31, 2020
Opening balance at January 1,	30,038	—
Funds from loans and borrowings	120,175	29,500
Payment of loans	(9,843)	—
Interest paid	(4,850)	(388)
Accrued interest	11,074	926

Closing balance at December 31,	146,594	30,038

On September 30, 2020, the Group entered into a loan agreement with Banco Daycoval S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 12.01% and maturing on September 30, 2024.

On September 28, 2020, the Group entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$9.5 million, with interest accruing at a rate per annum equal to 10.34% and maturing on September 25, 2024.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

This loan is secured by financial investments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	current liquidity ratio, as calculated on an annual basis, higher than or equal to 1.2x.

On August 25, 2020, the Group entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 8.44% and maturing on August 25, 2025.

On March 23, 2021, the Group entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 4.10% and maturing on March 23, 2026. This loan is secured by receivables from trade bills and escrow receivables.

On April 7, 2021, the Group entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.20% and maturing on February 18, 2025.

On May 25, 2021, the Group entered into a loan agreement with Citibank, N.A. in the amount of US$3.8 million, with interest accruing at a rate per annum equal to 3.63% and maturing on June 27, 2025. On the same date, a swap (notional—R$ 20 million) was contracted to hedge against foreign exchange rate, converting the financial charges of the loan (3.63% per annum) into an effective annual rate of CDI plus 4.53%. This loan is secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments and derivative financial instruments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on an annual basis, of less or equal to 3.5X on December 31, 2021 and 3.0X thereafter.

On June 18, 2021, the Group entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of EUR3.3 million, with interest accruing at a rate per annum equal 1.42% and maturing on May 28, 2025. On the same date, a swap (notional—R$ 21 million) was contracted to hedge against foreign exchange rate, converting the financial charges of the loan (1.42% per annum) into an effective annual rate of 12.28%. This loan is secured by a standby letter of credit issued by Banco Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on an annual basis, of less or equal to 3.5X on December 31, 2021, and 3.0X thereafter;

•	a current liquidity ratio, as calculated on an annual basis, higher than to 1.2X.

On June 18, 2021, the Group entered into a loan agreement with Banco BMG S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 6.32% and maturing on June 19, 2023. This loan is secured by escrow receivables.

On June 23, 2021, the Group entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$0.6 million, with interest accruing at a rate per annum equal to 12.49% and maturing on May 20, 2025. This loan is secured by financial investments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on an annual basis, of less than or equal to 3X;

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

•	a debt-to-EBITDA ratio, as calculated on an annual basis, of less than or equal to 3.5X;

•	current liquidity ratio, as calculated on an annual basis, higher than or equal to 1.2x.

On June 28, 2021, the Group entered into a loan agreement with Banco BTG Pactual S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.15% and maturing on June 28, 2024. This loan is currently secured by financial investments and will also be secured by receivables from trade bills and financial investments, and escrow receivables. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on a semiannual basis, of less than or equal to 3.5X.

On December 22, 2021, the Group entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.30% and maturing on November 10, 2025. This loan is secured by financial investments.

As of December 31, 2021, the Group was not in compliance with its net financial debt-to-EBITDA ratio covenant pursuant to the borrowing agreements. Accordingly, the Group requested a waiver from each bank which were received to the year ended December 31, 2021.

Note 18. Trade and other payables

The breakdown of Trade and other payables is as follows:

	December 31, 2021	December 31, 2020
Suppliers	53,951	29,904
Labor and social obligations	24,438	11,939
Other accounts payables	—	17

	78,389	41,860

Current	78,389	41,860

Note 19. Other liabilities

The breakdown of Other Liabilities is as follows:

	December 31, 2021	December 31, 2020
Accounts payable from acquisition of subsidiaries	4,959	5,117
Redemption liability (ii)	—	52,582
Contingent liabilities (i)	16,221	10,073
Onerous Contracts (iii)	7,772	—
Others	2,163	2,977

	31,115	70,749

Current	14,628	8,101
Non-current	16,487	62,648

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(i)

The Group has contingent liabilities related to social security issues resulting from the normal course of the business. The recognized provision reflects the Management’s best estimate of the most likely outcome. The Group understands that the provision recognized is enough to cover the probable losses and Management evaluate and update the amount on a periodically basis. There is no contingency classified as possible by the Group’s legal advisors. The change in the contingent liabilities is related to increase in R$6,148, no other change to the provision or consumption in the year ended December 31, 2021.

(ii)

The redemption liability is related to the 49% put option entered between the Group and the non controlling shareholders in the context of the acquisition of LinkAPI. Refer to note 22 for more details of the redemption liability.

(iii)

The Group recorded a onerous contract in the amount of R$7,772 (USD 1.4 million) in May 2021 with a third party from a unavoidable cost to acquire licenses which will be due in 2022. The provision is measured by the lowest cost to settle the liability. There was no other change to the provision or consumption in the year ended December 31, 2021.

Note 20. Equity

a) Subscribed and paid-up share capital

The share capital is composed as follows:

	Common stock		Preferred shares
In thousands of shares	2021	2020	2021	2020
Balance on January 1,	1,642	1,622	45
Capital contribution		65
Conversion		(45)		45

Issued as on December 31, – fully paid up	1,642	1,642	45	45

The participation of the shareholders is as follows:

	2021
Shareholders	(%) participation	Common shares	Preferred shares	Capital Value (R$)
Individuals	54.75%	843,200	45,000	30,560
Crescera Growth Capital Master Fundo de Investimento em Participações	30.31%	556,900	—	16,918
FIP Inovabra	14.94%	242,400	—	8,340

	100.00%	1,642,500	45,000	55,818

	2020
Shareholders	(%) participation	Common shares	Preferred shares	Capital Value (R$)
Individuals	54.75%	843,200	45,000	30,560
Crescera Growth Capital Master Fundo de Investimento em Participações	30.31%	556,900	—	16,918
FIP Inovabra	14.94%	242,400	—	8,340

	100.00%	1,642,500	45,000	55,818

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(i) Common stock

The common shares has not par value and are entitled to one vote per share in the Company’s deliberations.

(ii) Preferred shares

Class A and B preferred shares issued by the Company, with no par value, with the following characteristics: (a) no voting rights; (b) priority in capital repayment in case of bankruptcy; and (c) right of conversion into common shares, with the same rights, advantages, priorities and preferences granted to the holders of the common shares.

b) Capital contribution

In June 2020, the Company received capital contributions, through cash investments, of R$21,571. These capital contributions resulted in the issuance of 65,200 common shares without par value.

Note 21. Share-based compensation

During 2020, The Board of Directors approved the “Option Plan” that provides share-based compensation to selected directors and employees as an equity-settled stock-option plan. The plan includes options to 45,000 preferred shares from the Company.

During 2020 the Group granted options on April and June and determined the fair value of the options granted at each date.

During 2021 the Group granted options on May and July and determined the fair value of the options granted at each date.

The weighted average fair value of the options granted during the year ended December 31, 2021 was R$1,804 (2020 -R$318) per option.

The fair value of the share-based compensation plan was estimated through the use of the Black & Scholes Model with the following assumptions:

•

Expected exercise: Represents the period in which the compensation related to the Option Plan should remain outstanding and was based on the average of the earliest date at which an option could be exercised which is the end of the vesting period and the date of the contractual life.

•	Expected volatility: Expected volatility between 60% and 55% using historical and implied stock price volatility from guideline companies, adjusted for size and leverage.

•	Risk-free interest rate: The risk free interest rate used on the model was calculated based on Brazil Sovereign Curve. The risk free used was 6.9% and 8.1%.

•

Exercise price: The exercise price is defined by the Board of Directors for each grant.Value of the underlying asset: The Value of the Underlying Asset (in this case, the shares issued by the Company) is measured using the implied per share value based on a total equity value of US$ 620 million (2020 is the most recent capital contribution).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

The exercise of the options granted is subject to the minimum vesting periods of 3 years as detailed below:

•	25% of the options as from 12 months after the execution of the option contract;

•	30% of the options after 24 months since the execution of the option contract;

•	45% of the options after 36 months after the execution of the option contract, until reaching 100% (total).

The options granted under this plan are personal and non-transferable, whether or not the vesting periods have elapsed. The holder of the option has a maximum period of 5 years to exercises its options.

The expense related to the share-based payments plan for the year ended December 31, 2021 was R$7,757 (2020—R$1,800) with its corresponding entry to shareholders’ equity. Additionally, in 2021, the Company made a payment through shares, in the amount of R$6,442 in connection with the 49% acquisition of LinkAPI (note 22). The respective payment was made through the transfer of shares with its corresponding entry to shareholders’ equity.

Set out below are summaries of options granted under the plan:

	Number of Options (thousand)	Weighted average exercise price
At December 31, 2019	—	—
Options granted	15	14.83
At December 31, 2020	15	14.83
Options granted	10	220.38

At December 31, 2021	25	93.26

As of December 31, 2021, there were 3,850 options vested (December 31, 2020-nil).

As of December 31, 2021, there was R$14,289 (2020—R$3,112), of remaining unrecognized compensation cost related to unvested stock options to the Group’s employees. This cost will be recognized over an estimated remaining graded period of 3 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

Note 22. Non-controlling shareholders

The interest attributable to non-controlling shareholders was calculated based on the percentage of 50% on the total shareholders equity of Tradimus and 49% on the total shareholders equity of LinkAPI.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Set out below is summarized financial information for NCI that are material to the Group:

	LinkAPI		Tradimus
Summarised statement of financial position	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Current assets	—	6,822	4,529	—
Current liabilities	—	(4,921)	(464)	—

Current net assets	—	1,901	4,065	—
Non-current assets	—	18,220	9,987	—
Non-current liabilities	—	(5,777)	(2,478)	—

Non-current net assets	—	12,443	7,509	—

Net assets	—	14,344	11,574	—

Accumulated NCI	—	7,029	5,787	—

	LinkAPI		Tradimus
Summarised statement of comprehensive income	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenue	—	—	2,220	—
Profit for the period	—	—	(979)	—
Profit allocated to NCI	174	—	(360)	—

Transactions with non controlling interests

Tradimus

•

On December 30, 2020, Tradimus and Excella Gestão de Saúde Population Ltda. (“Excella”), a subsidiary of Caledonia S.A., a third-party health service management company, entered into a contract pursuant to which Excella undertook the obligation to invest at the minimum R$10.0 million in Tradimus, subject to the fulfillment of certain conditions. On March 5, 2021, this investment was approved by the Brazilian antitrust regulator. On May 26, 2021, Excella became a shareholder of Tradimus, holding a 50.0% stake, thus effectively diluting Semantix’s stake in Tradimus. As of December 31, 2021, the Group has received R$5.0 million which correspond to the 50% of the total investment. The remaining 50% will be received in 2022 as agreed by the Group and Excella.

LinkAPI

•

On December 21, 2020 the Group acquired 51% of the issued and outstanding share capital of LinkAPI. On the acquisition date, Semantix and the remaining shareholder of LinkAPI entered into a shareholder agreement in which establishes among other things, (i) put option for the non-controlling shareholder with the right but not the obligation to sell to the Group the remaining 49% of LinkAPI (see note 19), and (ii) call option for the Group with the right but not the obligation to buy from the non-controlling shareholder the remaining 49% of LinkAPI.

•

On June 29, 2021 the Group exercised its call option to acquire the additional 49% of the LinkAPI outstanding share capital for R$51.5 million, from which most portion was paid in cash and a small portion was paid with the issuance of Semantix shares. As of the notification date, the Group recognized its obligation with the non controlling interests to acquire the remaining 49% as Other

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

liabilities. As result of the notification, Management understands that the redemption liability, recognized as of December 31, 2020, has lapsed and has been reversed with its corresponding reversal in equity (accumulated losses). The net impact on equity regarding the reversal of the redemption liability and the recognition the liability with the shareholders of the 49% amounts to R$1,549 loss.

Note 23. Financial instruments by categories

a) Classification of financial instruments

The classification of financial instruments measured at amortized cost is presented in the following table:

	December 31, 2021			December 31, 2020
	Measured at amortized cost			Measured at amortized cost
	Financial Assets	Receivables and other	Financial Liabilities	Financial Assets	Receivables and other	Financial Liabilities
Assets
Financial investments	52,149			25,936
Trade receivables and other, net		36,525			31,245
Liabilities
Suppliers			53,951			29,904
Other liabilities			31,115			16,386
Lease liabilities			3,344			3,205
Loans and borrowings			146,594			30,038

Total	52,149	36,525	235,004	25,936	31,245	79,533

Using the discounted cash flow method, the Company calculated a fair value of R$126,092 for the loans. The difference between the amount presented in the financial statements at amortize cost and the fair value calculated based on discounted cash flows is due to the increase in the Brazilian basic interest rate (SELIC) which rose from 2% in January 2021 to 9.25% by December 2021 and the Company obtained a significant amount of its loans in the first half of 2021. The discount rate used was 1.20% per month for fixed-rate loans and 1.20% for floating-rate loans. The calculation of discount rates was determined from loan agreements obtained by the Company for December 2021 in order to represent a reflection of the market as of the balance sheet date. The respective measurement is based on level 3 of the fair value hierarchy.

The fair value of the Company’s other financial liabilities and financial assets is close to or equal to the amortized cost.

Derivative financial instruments

During 2021, the Group entered into loans denominated in foreign currency and in order to protect against the risk of change in the foreign exchange rates entered into derivative financial instruments (swap) with Itau and Citibank (see note 17). Therefore, they are not speculative. The fair value of the derivatives financial instruments as of December 31, 2021 is $1,308.

The following amounts were recognized in profit or loss in relation to derivatives:

	December 31, 2021	December 31, 2020
Profit on derivative financial instruments	1,308	—

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

b) Financial risk management

Financial risk factors

The Group’s activities expose it to various financial risks: market risk (including foreign exchange risk), credit risk and liquidity risk. The Group’s global risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on financial performance.

Risk management is carried out by the financial board, according to the policies approved by the Board of Directors. The financial board identifies, evaluates and protects the Group against any financial risks. The board provides written principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, the use of derivative and non-derivative financial instruments, and investment of excess liquidity.

(i) Market risk

a. Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange currency risk arising from exposures to some currencies other than the functional currency.

The following table shows the balance in other currency translated into Brazilian reais:

	December 31, 2021			December 31, 2020
	COP	MXN	USD	COP	MXN	USD
Trade receivables and other, net	2,353	3,061	—	2,521	4,221	2,014
Trade and other payables	(492)	(4,288)	(7,635)	(769)	(3,034)	(507)

The aggregate net foreign exchange losses recognized in the consolidated statement of profit or loss were:

	December 31, 2021	December 31, 2020
	BRL	BRL
Total net foreign exchange (losses) recognized in profit before income tax for the period	(3,981)	(1,095)

Sensitivity

As of December 31, 2021 and 2020, the sensitivity analysis was carried out on the balances exposed to the effects of foreign exchange variation, based on the expectation of currency variation as disclosed by the Brazilian Central Bank.

A change in exchange rate at the reporting date would have increased (decreased) the balance by the amounts shown below:

	December 31, 2021			December 31, 2020
	COP	MXN	USD	COP	MXN	USD
Increase in exchange rate in 10%	2,047	(1,350)	(8,398)	1,926	1,305	1,657
Decrease in exchange rate in 10%	1,675	(1,105)	(6,871)	1,576	1,068	1,356

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

b. Interest rate risk

The interest risk arises from the possibility of the Group incurring losses due to fluctuations in interest rates in respect of fair value of future cash flows of a financial instrument.

The main exposure of the Group to interest rate risk is related to loans and financing payable subject to variable interest rate, principally the CDI (Interbank Deposit Certificates) rate of Brazil. Our investments are made for capital preservation purposes and the Group does not go into investments for trading or speculative purposes. The Group’s trade receivables, accounts payable and other liabilities do not bear interest.

The following table summarizes the Group´s financial instruments exposed to an interest rate risk:

Loan and Financing	Book value	Interest rate risk
Banco Daycoval S.A.	8,188	12%
Itaú Unibanco S.A.	8,131	10%
Banco Bradesco S.A.	10,098	8%
Banco Bradesco S.A.	10,060	CDI + 4.10% per annum
Banco do Brasil S.A.	15,103	CDI + 5.20% per annum
Citibank, N.A.	21,096	CDI+4.53% per annum
Itaú Unibanco S.A. – Nassau Branch	19,167	12.28% per annum
Banco BMG S.A.	9,344	CDI + 6.32% per annum
Banco BTG Pactual S.A.	30,049	CDI + 5.15% per annum
Itaú Unibanco S.A.	353	12.49% per annum
Banco do Brasil S.A.	15,005	CDI + 5.3% per annum

Total	146,594

The Group performed a sensitivity analysis regarding the exposure to the interest rate to which the financial instruments are exposed on December 31, 2021. As a premise, impacts of 10% upwards and downwards were adopted. As a result, interest expenses would be impacted as follows:

			Basic interest rate shock
Type	Rate risk	Amount	+ 10%	- 10%
Loans and financing (i)	CDI	100,657	1,107	(1,107)

(i)	This include two loans contracted fixed rate in Euro and USD and swapped to CDI in reais.

(ii) Credit risk

Credit risk is managed corporately. Credit risk stems from cash and cash equivalents, deposits in banks and other financial institutions, as well as credit exposures to clients, including open accounts receivable and committed transactions. If customers are classified by independent agency, these classifications are used. If there is no independent rating, the credit analysis area evaluates the credit quality of the customer, taking into account their financial position, past experience and other factors. Individual risk limits are determined on the basis of internal or external classifications according to the limits determined by the Board of Directors. The use of credit limits is monitored regularly.

No credit limit was exceeded during the year, and management does not expect any loss arising from default stems from these counterparties higher than the amount already provisioned.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

A default on a financial asset is when the counterparty fails to make contractual payments within 60 days of when they fall due.

Expected credit losses

The average credit period on contract with customers is 30 to 60 days. No interest surcharge is made on commercial accounts receivable.

The Group assessed the provision matrix at each of 2018, 2019, 2020 and 2021 reporting periods. As the Group matures and grows over the past years, its customer base will mature and stabilize over time as well. The 2018 and 2019 datasets contained various outliers that skewed the provision matrix in such a way that the results were significantly distant from the actual historical losses incurred. Therefore the Group decided to use the most recent, normalized, dataset for 2021 as the basis.

The Group assessed the quantitative outcome of the provision matrix and added qualitative management overlays to arrive at Management’s best estimate for ECL to be recognized.

(iii) Liquidity risk

The cash flow forecast is carried out by the Finance Department. This department monitors the Group’s ongoing forecasts of liquidity requirements to ensure that it has sufficient cash to meet operational needs. It also maintains sufficient free space on its committed credit lines available at any time so that the Group does not break the limits or clauses of the loan (where applicable) on any of its credit lines. This forecast takes into account debt financing plans, compliance with clauses and compliance with the internal goals of the statement of financial position quotient.

Contractual maturities of financial liabilities at 31 December 2021	Less than 1 year	1-2 years	2-3 years	More than 3 years	Total contractual cash flows	Carrying amount (assets)/ liabilities
Non-derivatives
Trade payables	53,951	—	—	—	53,951	53,951
Borrowings	53,285	55,378	41,421	17,130	167,214	146,594
Lease liabilities	1,288	1,365	900	333	3,886	3,344

Total non-derivatives	108,524	56,743	42,321	17,463	225,051	203,889

At 31 December 2020
Non-derivatives
Trade payables	29,904	—	—	—	29,904	29,904
Borrowings	6,706	9,971	9,971	10,409	37,057	30,038
Lease liabilities	1,400	893	893	446	3,632	3,205

Total non-derivatives	38,010	10,864	10,864	10,855	70,593	63,147

The excess cash held, in addition to the balance required for the management of current capital, is transferred to investments in bank accounts with interest, term deposits, short-term deposits and securities, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient margin as determined by the above-mentioned forecasts.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

c) Capital Management

The policy of the Group is to maintain a strong capital base to secure investor, creditor, and market confidence and also to sustain future development of the business. Management monitors the return on capital, as well as the dividend yield to ordinary shareholders.

In addition, the Group objectives to manage capital are to safeguard its ability to continue as a going concern to provide returns for shareholders and benefits for other stakeholders, to maintain an optimal capital structure to reduce the cost of capital, and to have resources available for optimistic opportunities.

In order to maintain or adjust the capital structure of the Group, management can make, or propose to the shareholders when their approval is required, adjustments to the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets.

The Group monitors capital based on the net cash / net debt.

The Group’s strategy is to keep a positive net cash.

d) Recognized fair value measurements

Financial instruments are classified at fair value through profit or loss, when this classification significantly reduces a possible measurement or recognition inconsistency (sometimes referred to as “accounting mismatch”) that would occur due to the measurement of assets or liabilities or the recognition of their gains and losses on different bases. Gains/losses on financial instruments that are measured at fair value through profit or loss are recognized as financial income or expense in the profit or loss for the period.

This section provides details about the judgements and estimates made in determining the fair values of the financial instruments that are recognized and measured at fair value in the financial statements. To provide an indication about the reliability of the inputs used in determining fair value, the Group has classified its financial instruments into the three levels prescribed under the accounting standards. An explanation of each level follows underneath the table.

	December 31, 2021
Financial Liabilities	Level 1	Level 2	Level 3
Derivatives financial instruments	—	1,308	—

	December 31, 2020
Financial Liabilities	Level 1	Level 2	Level 3
Accounts payable from acquisition of subsidiaries (earn out)	—	—	1,781
Redemption liability	—	—	52,582

There were no transfers between levels 1 and 2 for recurring fair value measurements during the year.

The Group’s policy is to recognize transfers into and out of fair value hierarchy levels as at the end of the reporting period.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Level 1: The fair value of financial instruments traded in active markets (such as publicly traded derivatives, and equity securities) is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Group is the current bid price, these instruments are included in level 1.

Level 2: The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined using valuation techniques which maximize the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Level 3: If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

The fair value of the earn out classified as level 3 as of December 31, 2020 was calculated based on the judgment of the Group and the probability of meeting the goals of the acquisition made during the year. The Sale and Purchase agreement of the acquisition of Tradimus established the seller will be entitled to an earn out if some conditions are met. As at the acquisition date the fair value of the earn out was R$1,781 and it did not have any variation until the payment date. The earn out was paid on September 30, 2021 in the amount of R$1,781.

Fair value of the redemption liability classified as level 3 as of December 31, 2020 was calculated based on the Geometric Brownian Motion method using the following premises: (a) volatility(s) is constant over time; (b) the model do not predict major increase or decrease on ARR because of specific events and (c) it is not considered default probability. On June 29, 2021, The Group exercised its call option and de-recognized the redemption liability and recognized an accounts payable to the former shareholders. Refer to Note 22 for details.

Note 24. Related Parties

Balances and transactions between the Group and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

Key management compensation

Key management personnel include all group directors. The compensation paid or to be paid to key management personnel is as follows:

	December 31, 2021	December 31, 2020
Short-term compensation (salaries and social charges)	6,343	3,638
Long-term incentive (share-based payments)	1,170	604

	7,513	4,242

Other than the above, there were no reportable transactions between the Group and members of the key management personnel and their close family members during the year ended December 31, 2021, and 2020.

Note 25. Earning (Losses) per share

Basic losses per share is calculated by dividing profit attributable to Company shareholders by the weighted average number of common shares available during the fiscal year. Diluted losses per share is calculated by

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

adjusting the weighted average number of common shares, presuming the conversion of all the potential diluted common shares.

Since the Group reported a loss for 2021 and 2020, the number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

The tables below show data of income and shares used in calculating basic and diluted earnings per share attributable to the ordinary equity holders of the Company:

	December 31, 2021	December 31, 2020
Loss for the year	(68,188)	(19,434)
Weighted average number of common outstanding shares¹	1,643,585	1,606,280

Basic and diluted losses per share (R$)	(41.49)	(12.10)

1.	Share data have been revised to give effect to the share split as explained in Note 20. Equity

Note 26. Subsequent Events

On January 14, 2022, we entered into a loan agreement with Banco Santander (Brasil) S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.98% and maturing on December 30, 2024. This loan is secured by a standby letter of credit issued by Banco Santander (Brasil) S.A., as well as receivables from trade bills and financial investments.

On January 31, 2022, we entered into a loan agreement with Citibank, N.A. in the amount of US$2.1 million, with interest accruing at a rate per annum equal to 3.62% and maturing on December 30, 2025. A swap was contracted to hedge against foreign exchange rate, converting the financial charges of the loan (3.62% per annum) into an effective annual rate of CDI plus 5.16%. This loan is secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments. In addition, this loan is guaranteed by Semantix Participações. Under the terms of this new loan agreements with Citibank, N.A. and Banco Santander (Brasil) S.A, the Group is required to comply with the following financial covenant:

•	our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0 on December 31, 2022.

In January 2022, subject to the issuance of the consolidated audited financial statements as of and for the year ended December 31, 2021 management of the Group analyzed and concluded that net debt/EBITDA ratio and debt/EBITDA ratio may have been above 3.5, in each case as of December 31, 2021, as calculated in the manner prescribed in the applicable loan agreements. As a result, the Group would not be in compliance with the corresponding financial covenants included in certain of its loan agreements for which management has already obtained the waivers from the relevant lenders so that they waived and agreed not to enforce any of their rights with respect to such financial covenant.

On March 4, 2022, we entered into a loan agreement with Banco Bradesco (Brasil) SA in the amount of R$30.0 million, with interest accrued at an annual rate equal to 14.77% per annum, maturing on March 31, 2022. 2026. The loan is guaranteed by a standby letter of credit issued by Banco Bradesco (Brasil) SA, as well as receivables from trade notes and financial investments.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

On March 7, 2022, we entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of US$2.0 million (R$10.0 million), with interest accruing at a rate per annum equal to 3.05% and maturing on February 18, 2026. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.05% per annum) into an effective annual rate of 16.35%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ALPHA CAPITAL HOLDCO COMPANY,

ALPHA MERGER SUB I COMPANY,

ALPHA MERGER SUB II COMPANY,

ALPHA MERGER SUB III COMPANY,

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

and

ALPHA CAPITAL ACQUISITION COMPANY

dated as of November 16, 2021

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Form of Newco Joinder
Exhibit B	Form of Exchange Agreement
Exhibit C	Form of Voting and Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Non-Redemption Agreement
Exhibit F	Form of Sponsor Letter Agreement
Exhibit G	Form of Shareholders Agreement
Exhibit H	Form of A&R Registration Rights Agreement
Exhibit I	Form of First Plan of Merger
Exhibit J	Form of Second Plan of Merger
Exhibit K	Form of Third Plan of Merger
Exhibit L	Form of New PubCo A&R Charter

SCHEDULES
Schedule I	Earn-Out Participants

A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of November 15, 2021 (this “Agreement”), by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), and Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”). Each of New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub, the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company with limited liability on December 10, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Transactions (as defined below), Sponsor (as defined below) has caused to be formed, (i) New PubCo, (ii) First Merger Sub, (iii) Second Merger Sub and (iv) Third Merger Sub;

WHEREAS, in anticipation of the Transactions, as soon as practicable after the date hereof, and in any event prior to the First Effective Time (as defined below), the Company shall cause to be formed an exempted company incorporated with limited liability in the Cayman Islands (“Newco”) for purposes of the transactions contemplated by this Agreement;

WHEREAS, it is contemplated that Newco shall become a party to this Agreement and the Exchange Agreement (as defined below) for all purposes and subject to the terms and conditions hereunder and thereunder promptly after its incorporation by executing and delivering an executed joinder to this Agreement and the Exchange Agreement, substantially in the form attached hereto as Exhibit A (the “Newco Joinder”);

WHEREAS, following the execution and delivery of this Agreement and in any event within eight (8) hours following the execution hereof, the Company and the Company Shareholders (as defined below) and the Company Optionholders (as defined below) will enter into an exchange agreement in substantially the form attached hereto as Exhibit B (the “Exchange Agreement”), pursuant to which, (i) prior to the First Effective Time (and conditioned upon the Closing (as defined below)), the Company Shareholders will exchange with Newco all of the issued and outstanding equity of the Company for newly issued Newco Shares (as defined below) (the “Pre-Closing Exchange”) and, after giving effect to the Pre-Closing Exchange, the Company will become a wholly owned subsidiary of Newco, (ii) the holders of any Vested Company Options (as defined below) on the Closing Date will agree to convert their Vested Company Options for New PubCo Ordinary Shares (as defined below), and (iii) the holders of any Unvested Company Options (as defined below) on the Closing Date will agree to exchange their interests in the Unvested Company Options for interests in Converted Options (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, the Company Shareholders and the Company Optionholders will enter into a voting and support agreement in substantially the form attached hereto as Exhibit C (the “Voting and Support Agreement”), pursuant to which the Company Shareholders will agree to approve the actions contemplated in this Agreement for which the approval of the Company Shareholders and the Newco Shareholders is required;

WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo and the Company Shareholders will enter into a lock-up agreement in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which the Company Shareholders will agree to certain restrictions on transfer relating to their New PubCo Ordinary Shares as set forth in the Lock-Up Agreement;

WHEREAS, the Parties intend to effect the Mergers (as defined below) in accordance with the Companies Act (as defined below) and upon the terms and conditions set forth in this Agreement whereby on the Closing Date (as defined below), (i) First Merger Sub shall be merged with and into SPAC (the “First Merger”), with SPAC surviving as a direct wholly owned subsidiary of New PubCo, (ii) immediately following the First Merger, SPAC shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New PubCo and (iii) promptly following the Second Merger, Third Merger Sub shall be merged with and into Newco (the “Third Merger” and, together with the SPAC Mergers, the “Mergers”) with Newco surviving as a direct wholly owned subsidiary of New PubCo;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the SPAC Mergers are fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Mergers, the Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iii) determined to recommend that the shareholders of SPAC vote to approve the SPAC Shareholder Matters (as defined below) and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously recommended that the shareholders of the Company (the “Company Shareholders”) negotiate this Agreement;

WHEREAS, the respective boards of directors of each of New PubCo and the Merger Subs have unanimously determined, approved and declared that the transactions contemplated by this Agreement (including, as applicable, the First Plan of Merger (as defined below), the First Merger, the Second Plan of Merger (as defined below), the Second Merger, the Third Plan of Merger (as defined below), the Third Merger and the Transaction Agreements to which they are a party) are in the best interests of their respective companies;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the SPAC Mergers, taken together, shall qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Third Merger, will qualify as a reorganization pursuant to Section 368(a) of the Code and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the SPAC Mergers and the Third Merger (the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo and SPAC have entered into certain Subscription Agreements (as defined below) with certain investors (collectively with any of their permitted assignees or transferees, the “PIPE Investors”) for such investors to purchase SPAC Class A Ordinary Shares (as defined below) (the “PIPE Investment”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Subscription Agreements (as defined below), and as an inducement to SPAC’s and the Company’s willingness to enter into this Agreement, Innova Capital SPAC, LP, in its capacity as a shareholder of the SPAC (the “SPAC Shareholders”) has entered into a non-redemption agreement with SPAC in the form attached as Exhibit E hereto (the “Non-Redemption Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s and the SPAC’s willingness to enter into this Agreement, SPAC, the SPAC Sponsor (as defined below), the Company, and the other persons named therein and party thereto, have entered into a Sponsor Letter Agreement in the form attached hereto as Exhibit F (the “Sponsor Letter Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo, SPAC Sponsor and certain affiliate shareholders of the Company have entered into a Shareholders Agreement in the form attached hereto as Exhibit G (the “Shareholders Agreement”);

WHEREAS, in connection with the consummation of the Transactions (as defined below), certain persons named therein will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit H; and

WHEREAS, as of immediately following the consummation of the Closing, the Parties anticipate that New PubCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Acceleration Event” shall have the meaning set forth in Section 3.9(g).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” shall have the meaning set forth in Section 3.3(a)(i).

“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Shareholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.

“Approvals” shall have the meaning set forth in Section 4.6(b).

“Audited 2020 and 2019 Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Audited 2021 Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Brazilian Data Protection Law (LGPD)” shall mean the Brazilian law No. 13,709 dated August 14, 2018, as amended.

“Brazilian GAAP” shall mean the accounting principles generally accepted in Brazil under applicable Legal Requirements and the accounting standards issued by the Comitê de Pronunciamentos Contábeis.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Sao Paulo, Brazil are authorized or required by Legal Requirements to close.

“Certificates” shall have the meaning set forth in Section 3.4(a).

“Certifications” shall have the meaning set forth in Section 5.7(a).

“Change in Recommendation” shall have the meaning set forth in Section 7.1(b).

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Mergers take place.

“Closing Form 8-K” shall have the meaning set forth in Section 7.3(c).

“Closing Payments Schedule” shall have the meaning set forth in Section 3.7.

“Closing Press Release” shall have the meaning set forth in Section 7.3(c).

“Code” shall have the meaning set forth in the Recitals hereto.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Business Combination” shall have the meaning set forth in Section 7.10(a).

“Company D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a)(i).

“Company D&O Tail” shall have the meaning set forth in Section 7.12(a)(ii).

“Company Disclosure Letter” shall have the meaning set forth in the Preamble to Article IV.

“Company IT Systems” shall have the meaning set forth in Section 4.17(i).

“Company Leased Properties” shall have the meaning set forth in Section 4.13(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, Brazilian GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub or SPAC; (x) any matter set forth on Schedule 1.1(a) of the Company Disclosure Letter; or (xi) any change, event, effect or occurrence to the extent relating to a SPAC Party or holder of SPAC Shares; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

“Company Minutes” shall have the meaning set forth in Section 7.24.

“Company Option” shall mean each outstanding and unexercised option to purchase Company Common Shares or the Company Preferred Shares issued pursuant to the Company Share Plan from Company, whether or not then vested or fully exercisable.

“Company Optionholder” shall mean each holder of a Company Option.

“Company Ordinary Shares” shall mean the common shares, no par value per share, of the Company.

“Company Preferred Shares” shall mean (i) the Class A preferred shares, no par value per share, of the Company and (ii) the Class B preferred shares, no par value per share, of the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.17(a).

“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“Company Share Plan” shall mean the stock option plan of the Company and the award agreements granted thereunder.

“Company Shareholder Approval” shall have the meaning set forth in Section 4.26.

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated May 5, 2021, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Trust ” shall have the meaning set forth in Section 5.14(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” shall have the meaning set forth in Section 3.3(a)(ii).

“Copyrights” shall mean any and all copyrights and copyrightable subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of February 18, 2021, by and among SPAC, the SPAC Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean all applicable licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean all applicable import, customs and trade, export and anti-boycott laws, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce, the U.S. International Trade Commission, the U.S. Department of State, and their predecessor agencies; and (ii) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Earn-Out Participants” shall mean the Persons set forth on Schedule I.

“Earn-Out Proportion” shall mean with respect to each Earn-Out Participant, the proportion of Newco Shares to be received by such Earn-Out Participant as set forth on set forth on Schedule I.

“Earn-Out Shares” shall have the meaning set forth in Section 3.8(a).

“Effective Times” shall have the meaning set forth in Section 2.6(c).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, consulting, bonus, transaction bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, in each case whether or not subject to ERISA, whether oral or written, (i) which any Group Company sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of its current or former employees, natural individual independent contractors or directors of the Company or any of its Subsidiaries, or (ii) with respect to which any Group Company has or may have any direct or indirect liability.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Equity Value” shall mean an amount equal to $620,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.4.

“Exchange Agreement” shall have the meaning set forth in the Recitals hereto.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Reference Price, rounded down to two decimal places.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Financing Certificate” shall have the meaning set forth in Section 3.6.

“First Effective Time” shall have the meaning set forth in Section 2.6(b).

“First Merger” shall have the meaning set forth in the Recitals hereto.

“First Merger Consideration” shall have the meaning set forth in Section 3.1(a)(ii).

“First Merger Sub” shall have the meaning set forth in the Preamble hereto.

“First Plan of Merger” shall have the meaning set forth in Section 2.7(a).

“First Release Date” shall have the meaning set forth in Section 3.8(a)(i).

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents); and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of the other Parties, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other Section 5.1(d)); Section 5.2 (New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub) (other than the last sentence of Section 5.2(a)); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.5(a)(i) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities); Section 5.18 (Board Approval; Shareholder Vote) and Section 5.20 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation, registration or formation, bylaws, memorandum and articles of association, shareholder or voting agreement, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned, developed, or currently being developed by or for any of the Group Companies.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“IFRS” shall mean the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board.

“Inbound License” shall have the meaning set forth in Section 4.19(a)(xii).

“Incidental Inbound License” shall mean any (a) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; and (b) license to Open Source Software.

“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, shares, stock or services including any earn-out payments (other than personal property, including inventory, and services purchased and supplies, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business); (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing.

“Initial SPAC Surviving Sub” shall have the meaning set forth in Section 2.4(a).

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all Internet domain names and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of any of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud with respect to the representations or warranties contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 1.1(a), as applicable.

“Interested Party Transaction” shall have the meaning set forth in Section 4.21.

“Interim Financial Statements” shall have the meaning set forth in Section 7.20.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“JOBS Act” shall have the meaning set forth in Section 7.17.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 1.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, collective bargaining agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, right of first offer or refusal, hypothecation, assignment, claim, easement, covenant, servitude, put or call right, voting right (except for restrictions on share transfers under any applicable securities Legal Requirements), charge or any other legal or contractual restriction of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“LinkAPI” shall have the meaning set forth in Section 7.1(b).

“LinkAPI Historical Financial Statements” shall have the meaning set forth in Section 7.22(a).

“Material Company Real Property Leases” shall have the meaning set forth in Section 4.19(a)(xi).

“Material Customers” shall have the meaning set forth in Section 4.19(a)(ii).

“Material Suppliers” shall have the meaning set forth in Section 4.19(a)(ii).

“Merger Subs” shall have the meaning set forth in the Preamble hereto.

“Mergers” shall have the meaning set forth in the Recitals hereto.

“Minimum Cash Amount” shall mean $85,000,000.

“NASDAQ” shall have the meaning set forth in Section 5.12.

“Net Vested Option Shares” shall have the meaning set forth in Section 3.3(a)(i).

“Newco” shall have the meaning set forth in the Recitals hereto.

“Newco Approvals” shall mean (i) the unanimous approval of the board of directors of Newco which will (a) approve this Agreement, the Pre-Closing Exchange, the Third Merger, the Transaction Agreements to which it is a party and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith and has deemed this Agreement advisable and (b) determine to recommend that the Newco Shareholders vote to approve the Third Merger and such other actions as contemplated by this Agreement (the “Newco Shareholder Matters”) and (ii) the approval of the Newco Shareholder Matters in accordance with the memorandum and articles of association of Newco.

“Newco Joinder” shall have the meaning set forth in the Recitals hereto.

“Newco Shareholder” shall mean the holders of Newco Shares.

“Newco Shareholder Consideration” shall have the meaning set forth in Section 3.2(a).

“Newco Shares” shall mean the ordinary shares, par value $0.01 per share, of Newco.

“Newco Surviving Sub” shall have the meaning set forth in Section 2.4(a).

“Newco Treasury Shares” shall have the meaning set forth in Section 3.2(a).

“New PubCo” shall have the meaning set forth in the Preamble hereto.

“New PubCo A&R Charter” shall have the meaning set forth in Section 2.8(a).

“New PubCo Board” shall have the meaning set forth in Section 3.8(g).

“New PubCo Ordinary Shares” shall mean Class A ordinary shares of New PubCo, par value $0.001 per share, entitling the holder of each such share to one vote per share.

“Non-Redemption Agreements” shall have the meaning set forth in the Recitals hereto.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”; (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

“Option Purchase Price” shall mean the amount previously paid by the Optionholder at the time of the grant of the Company Option.

“Option Shares Needed to Cover” shall have the meaning set forth in Section 3.3(a)(i).

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Equity Securities” shall mean (a) the Newco Shares outstanding immediately prior to the Third Effective Time (after giving effect to the Pre-Closing Exchange) and (b) the Net Vested Option Shares.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Audited 2020 and 2019 Financial Statements” shall have the meaning set forth in Section 7.22(a).

“PCAOB Unaudited Interim Financial Statements” shall have the meaning set forth in Section 7.22(a).

“PCAOB Audited 2021 Financial Statements” shall have the meaning set forth in Section 7.22(b).

“Per Share Consideration” shall mean a number of validly issued, fully paid and nonassessable Ordinary Shares of New PubCo equal to (i) Per Share Merger Consideration Value divided by (ii) the Reference Price.

“Per Share Merger Consideration Value” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value and the Exchange Ratio, the number of Outstanding Company Equity Securities shall be determined as of immediately prior to the Third Effective Time (but in all events, after giving effect to the net exercise of Vested Company Options contemplated by Section 3.3(a)).

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and/or that are sufficiently reserved for on the financial statements in accordance with Brazilian GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, suppliers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building, entitlement, conservation, or other restrictions, conditions, charges, variances, covenants, rights of way, encumbrances, easements and other irregularities in title (including leasehold title), to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens or other conditions relating to real property disclosed on any title commitments provided to SPAC; (f) Liens identified in the Financial Statements, (g) all pledges or deposits in connection with workers compensation, health insurance, unemployment insurance and other applicable social security legislation; (h) Liens securing the Indebtedness of any of the Group Companies; (i) in the case of Intellectual Property, licenses entered into in the ordinary course; (j) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; (k) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies; and (l) Liens imposed under applicable securities Legal Requirements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information”, “sensitive personal data” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify, contact or track an individual person or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“PIPE Investment Amount” shall have the meaning set forth in Section 5.13.

“PIPE Investor” shall have the meaning set forth in the Recitals hereto.

“Pre-Closing Exchange” shall have the meaning set forth in the Recitals hereto.

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018, the General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), Brazilian Data Protection Law (LGPD) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Privacy Requirements” shall have the meaning set forth in Section 4.18(a).

“Private Placement Warrants” shall have the meaning set forth in Section 5.3(a).

“Process” or “Processing” shall mean, with respect to Personal Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of Personal Information.

“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(i).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Public Warrants” shall have the meaning set forth in Section 5.3(a).

“Reference Date” shall mean January 1, 2019.

“Reference Price” shall mean $10.00.

“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).

“Registration Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the outstanding Company Ordinary Shares and (ii) the Requisite Shareholders.

“Requisite Shareholders” means the Company Shareholders listed on Schedule 1.1(b) of the Company Disclosure Letter

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom; (ii) any Person located, organized or resident in a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Financial Statements” means:

(a)

In case the Parties mutually agree pursuant to Section 7.1(a)(ii) that the SPAC shall submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC: (i) the PCAOB Audited 2020 and 2019 Financial Statements, and (ii) the PCAOB Audited 2021 Financial Statements.

(b)	In case the Parties mutually agree pursuant to Section 7.1(a)(ii) that the SPAC shall not submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the

Registration Statement and the Proxy Statement with the SEC: (i) the PCAOB Audited 2020 and 2019 Financial Statements, (ii) the PCAOB Unaudited Interim Financial Statements and (iii) to the extent required to be included in the Registration Statement and Proxy Statement pursuant to the applicable rules and regulations of the SEC, the PCAOB Audited 2021 Financial Statements.

“Second Effective Time” shall have the meaning set forth in Section 2.6(c).

“Second Merger” shall have the meaning set forth in the Recitals hereto.

“Second Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Second Plan of Merger” shall have the meaning set forth in Section 2.6(a).

“Second Release Date” shall have the meaning set forth in Section 3.8(a)(ii).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semantix Group” shall have the meaning set forth in Section 11.15(b).

“Semantix Group Privileged Communications” shall have the meaning set forth in Section 11.15(b).

“Shareholders Agreement” shall have the meaning set forth in the Recitals hereto.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Business Combination” shall have the meaning set forth in Section 7.10(b).

“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (b) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment.

“SPAC Class A Ordinary Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Class B Ordinary Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(b)(i).

“SPAC D&O Tail” shall have the meaning set forth in Section 7.12(b)(ii).

“SPAC Disclosure Letter” shall have the meaning set forth in the Preamble to Article V.

“SPAC Exchange Ratio” shall have the meaning set forth in Section 3.1(a)(ii).

“SPAC Governing Documents” means the Amended and Restated Memorandum and Articles of Association of SPAC effective February 9, 2021.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the SPAC, taken as a whole; or (b) the ability of the SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonable be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, Brazilian GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of the Company; (x) any change, event, effect or occurrence to the extent relating to any of the Group Companies or the Company Equityholders, (xi) any SPAC Shareholder Redemption, in and of itself, or (xii) any breach of any covenants, agreements or obligations of a PIPE Investor under a Subscription Agreement (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the SPAC, taken as a whole, relative to similarly situated companies in the industries in which the SPAC conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.11(a).

“SPAC Parties” shall mean SPAC, New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub and each of their respective Subsidiaries.

“SPAC Preferred Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“SPAC Shareholder Approval” means the approval of the SPAC Shareholder Matters as set out in Section 7.1(a)(i), in the case of items (1), (3) and (4) of the definition thereof, by way of ordinary resolution of the shareholders of the SPAC, and in the case of item (2) of the definition thereof by way of a Special Resolution as defined in the Companies Act, and in each case in accordance with the Proxy Statement and the SPAC Governing Documents.

“SPAC Shareholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholders” shall have the meaning set forth the Recitals hereto.

“SPAC Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Sponsor” shall mean Alpha Capital Sponsor LLC, a Cayman Islands limited liability company.

“SPAC Sponsor Privileged Communications” shall have the meaning set forth in Section 11.15(a).

“SPAC Units” shall mean equity securities of SPAC each consisting of one SPAC Class A Ordinary Share and one-half of one Public Warrant.

“SPAC Warrant” shall have the meaning set forth in Section 5.3(a).

“Sponsor Letter Agreement” shall have the meaning set forth in the Recitals hereto.

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Subscription Agreements” shall have the meaning set forth in Section 5.13.

“Subsequent SPAC Surviving Sub” shall have the meaning set forth in Section 2.4(b).

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Companies” shall have the meaning set forth in Section 2.5(a).

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Third Effective Time” shall have the meaning set forth in Section 2.6(c).

“Third Merger” shall have the meaning set forth in the Recitals hereto.

“Third Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Third Plan of Merger” shall have the meaning set forth in Section 2.6(a).

“Trade Secrets” shall mean any and all trade secrets and rights in technology, discoveries and improvements, inventions (whether or not patentable), Software, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable.

“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof.

“Trading Day” shall mean any day on which New PubCo Ordinary Shares are tradeable on the principal securities exchange or securities market on which New PubCo Ordinary Shares are then traded.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Exchange Agreement, the Voting and Support Agreement, the Newco Joinder, the Shareholders Agreement, the Confidentiality Agreement, the New PubCo A&R Charter, the Non-Redemption Agreement, the Lock-Up Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any SPAC Party prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory or any similar fees payable by the SPAC Parties in connection with the consummation of the Transactions; (c) all costs, fees and expenses related to the SPAC D&O Tail; and (d) any deferred underwriting commissions and placement fees; provided that under no circumstances shall any fees, costs or expenses incurred by any SPAC Party at the request or direction of the Company constitute Transaction Costs.

“Transaction Costs Cap” shall mean $20,400,000.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(c).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.14(a).

“Trust Agreement” shall have the meaning set forth in Section 5.14(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.5.

“U.S. GAAP” shall mean U.S. generally accepted accounting principles.

“Unvested Company Option” shall mean each unvested Company Option.

“Unaudited Interim Financial Statements” shall have the meaning set forth in Section 4.7(c).

“Vested Company Option” shall mean each vested Company Option.

“Waiving Parties” shall have the meaning set forth in Section 11.15(a).

ARTICLE II

NEWCO FORMATION; THE PRE-CLOSING EXCHANGE; THE PIPE INVESTMENT; THE MERGERS

2.1. Newco Formation. As soon as practicable after the date hereof and in any event prior to the First Effective Time, the Company shall cause the formation of Newco. Promptly after such formation and prior to the Mergers, the Company shall cause Newco to execute and deliver the Newco Joinder.

2.2. The Pre-Closing Exchange.

(a) The Company shall, and shall cause its Representatives to, reasonably consult with and reasonably cooperate with SPAC and its Representatives in connection with the Pre-Closing Exchange and otherwise keep SPAC and its Representatives reasonably apprised, in reasonable detail, of the status of the Pre-Closing Exchange. Without limiting the generality of the foregoing, as promptly as practicable following the date hereof (and in any event ten (10) Business Days prior to the Closing Date), the Company shall provide, or cause to be provided, to SPAC drafts of all agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange, in each case, subject to the terms and conditions hereunder and under the Exchange Agreement and the Voting and Support Agreement, and shall consider in good faith all comments provided by SPAC and its Representatives.

(b) Prior to the First Effective Time, the Company (for itself and in its capacity as attorney-in-fact of each Company Shareholder) and Newco will take all actions necessary or advisable to complete the Pre-Closing Exchange, which shall be consummated immediately prior to the First Effective Time. Without limiting the foregoing, the Company agrees, pursuant to the powers of attorney granted to the Company pursuant to the Exchange Agreement, in connection with and to facilitate the consummation of the Pre-Closing Exchange, to the extent necessary or advisable, to make, execute, acknowledge and deliver all such other agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange on behalf of the Company Shareholders, in each case subject to the terms and conditions hereunder and under the Exchange Agreement and the Voting and Support Agreement.

2.3. The PIPE Investment. On the date hereof, New PubCo and SPAC have entered into the Subscription Agreements in relation to the PIPE Investment and, following the date hereof but prior to the First Effective Time, the PIPE Investment shall be consummated on the Closing Date immediately prior to the First Merger.

2.4. SPAC Mergers.

(a) On the Closing Date, at the First Effective Time, First Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement, the First Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of

First Merger Sub will cease and SPAC will continue its existence under the Companies Act as the surviving company (the “Initial SPAC Surviving Sub”). As a result of the First Merger, the Initial SPAC Surviving Sub will become a wholly owned subsidiary of New PubCo.

(b) On the Closing Date and immediately following the First Effective Time, at the Second Effective Time, the Initial SPAC Surviving Sub will be merged with and into Second Merger Sub upon the terms and subject to the conditions set forth in this Agreement, the Second Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of the Initial SPAC Surviving Sub will cease and Second Merger Sub will continue its existence under the Companies Act as the surviving company (the “Subsequent SPAC Surviving Sub”). As a result of the Second Merger, the Subsequent SPAC Surviving Sub will become a wholly owned subsidiary of New PubCo.

(c) From and after the Second Effective Time, the Subsequent SPAC Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC, First Merger Sub, Second Merger Sub and Third Merger Sub, all as provided under the Companies Act.

2.5. Newco Merger.

(a) On the Closing Date and as promptly as practicable following the Second Effective Time, at the Third Effective Time, Third Merger Sub will be merged with and into Newco upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of Third Merger Sub will cease and Newco will continue its existence under the Companies Act as the surviving company (the “Newco Surviving Sub” and, together with the Subsequent SPAC Surviving Sub, the “Surviving Companies”). As a result of the Third Merger, the Newco Surviving Sub will be a wholly owned subsidiary of New PubCo.

(b) From and after the Third Effective Time, the Newco Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Newco and Second Merger Sub, all as provided under Companies Act.

2.6. Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which will be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing.

2.7. Effective Times.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties will cause the Mergers to be consummated: (i) on the Closing Date and in accordance with Section 2.4(a), SPAC and First Merger Sub executing a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit I hereto and filing the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act; (ii) on the Closing Date and in accordance with Section 2.4(b), Initial SPAC Surviving Sub and Second Merger Sub executing a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit J hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act.; and (iii) on the Closing Date and in accordance with Section 2.4(c), Newco and Third Merger Sub executing a plan of merger (the “Third Plan of Merger”) substantially in the form attached as Exhibit K hereto and shall file the

Third Plan of Merger and other documents as required to effect the Third Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act.

(b) The First Merger will become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as First Merger Sub and SPAC may agree and specify pursuant to the Companies Act (such time as the First Merger becomes effective being the “First Effective Time”).

(c) The Second Merger will become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Initial SPAC Surviving Sub and Second Merger Sub may agree and specify pursuant to the Companies Act (such time as the Second Merger becomes effective being the “Second Effective Time”).

(d) The Third Merger will become effective at the time when the Third Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Third Merger Sub and Newco may agree and specify pursuant to the Companies Act (such time as the Third Merger becomes effective being the “Third Effective Time” and, together with the First Effective Time and the Second Effective Time, the “Effective Times”).

2.8. Effect of Mergers. At the Effective Times, the effect of the Mergers will be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger, the Third Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of Newco and SPAC shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of Newco and SPAC shall become debts, liabilities, obligations and duties of the applicable Surviving Company.

2.9. Governing Documents.

(a) Immediately prior to the First Effective Time, the memorandum and articles of association of New PubCo shall be amended and restated in its entirety in the form set forth in Exhibit L hereto (the “New PubCo A&R Charter”) until thereafter changed or amended as provided therein or by applicable Legal Requirement.

(b) At the First Effective Time, the SPAC Governing Documents shall be amended and restated in their entirety to read the same as the memorandum and articles of association of First Merger Sub as in effect immediately prior to the First Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Second Effective Time, the memorandum and articles of association of Initial SPAC Surviving Sub shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Second Merger Sub as in effect immediately prior to the Second Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Third Effective Time, the memorandum and articles of association of Newco shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Third Merger Sub as in effect immediately prior to the Third Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement.

2.10. Directors and Officers. From and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of Initial SPAC Surviving Sub, the directors and officers of Initial SPAC Surviving Sub shall be the directors and officers of SPAC immediately prior to the First Effective Time. From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of Subsequent SPAC Surviving Sub, the directors and officers of Subsequent SPAC Surviving Sub shall be the directors and officers of Subsequent SPAC Surviving Sub immediately prior to the

Second Effective Time. From and after the Third Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of Newco Surviving Sub, the directors and officers of Newco Surviving Sub shall be the directors and officers of Newco immediately prior to the Third Effective Time.

ARTICLE III

CLOSING TRANSACTIONS

3.1. Effect on SPAC Shares and Warrants, First Merger Sub, Second Merger Sub, Third Merger Sub and New PubCo.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of the SPAC, New PubCo, First Merger Sub or any holder of any SPAC Shares:

(i) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, First Merger Sub or any wholly owned subsidiary of the SPAC immediately prior to the First Effective Time, shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(ii) Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the First Effective Time (except for shares being cancelled pursuant to Section 3.1(a)) shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable shares of New PubCo Ordinary Shares equal to 1.00 (the “SPAC Exchange Ratio”) (such shares referred to collectively as the “First Merger Consideration”). As of the First Effective Time, all of the SPAC Shares shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive, in accordance with this Section 3.1, the First Merger Consideration and otherwise as expressly provided herein.

(iii) Conversion of First Merger Sub Shares. At the First Effective Time, each share of First Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one share of Initial SPAC Surviving Sub, which shall constitute the only outstanding share of Initial SPAC Surviving Sub and be owned by New PubCo.

(iv) Cancellation of New PubCo Ordinary Shares. Each share of New PubCo that is outstanding immediately prior to the First Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(v) Treatment of SPAC Warrants. At the First Effective Time, each SPAC Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become a warrant to purchase New PubCo Ordinary Shares, and New PubCo shall assume each such SPAC Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under SPAC Warrants assumed by New PubCo shall thereupon be converted into rights with respect to New PubCo Ordinary Shares. Accordingly, from and after the First Effective Time: (i) each SPAC Warrant assumed by New PubCo may be exercised solely for shares of New PubCo Ordinary Shares; (ii) the number of shares of New PubCo Ordinary Shares subject to each SPAC Warrant assumed by New PubCo shall be determined by multiplying (A) the number of SPAC Shares that were subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time by (B) the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New PubCo Ordinary Shares; (iii) the per share exercise price for the New PubCo Ordinary Shares issuable upon exercise of each SPAC Warrant assumed by New PubCo shall be determined by dividing (A) the per share exercise price of SPAC Shares subject to such SPAC Warrant, as in effect immediately prior to the

First Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any SPAC Warrant assumed by New PubCo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant assumed by New PubCo in accordance with this Section 3.1 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Ordinary Shares subsequent to the First Effective Time.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Initial SPAC Surviving Sub or Second Merger Sub:

(i) Cancellation of Certain Second Merger Sub Shares. All shares of Second Merger Sub that are owned by Second Merger Sub, Initial SPAC Surviving Sub or any wholly owned subsidiary of the Second Merger Sub immediately prior to the Second Effective Time, shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(ii) Conversion of Second Merger Sub Shares. At the Second Effective Time, each share of Second Merger Sub that is issued and outstanding immediately prior to the Second Effective Time shall automatically convert into one share of Subsequent SPAC Surviving Sub, which shall constitute the only outstanding share of Subsequent SPAC Surviving Sub and be owned by New PubCo.

(iii) Cancellation of Initial SPAC Subsidiary Shares. Each share of Initial SPAC Surviving Sub that is outstanding immediately prior to the Second Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.2. Effect on Newco Shares and Third Merger Sub. At the Third Effective Time, by virtue of the Third Merger and without any action on the part of Newco, New PubCo, Third Merger Sub or any holders of Newco Shares:

(a) Cancellation of Newco Shares. All Newco Shares that are owned by Newco (“Newco Treasury Shares”), Third Merger Sub or any wholly owned subsidiary of Newco immediately prior to the Third Effective Time shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Newco Shares. Each Newco Share issued and outstanding immediately prior to the Third Effective Time (except for Newco Treasury Shares and other shares being cancelled pursuant to Section 3.2(a)) shall be converted into and shall for all purposes represent only the right to receive the Per Share Consideration (the aggregate amounts of consideration allocated pursuant to this Section 3.2(b) and Section 3.3, collectively, the “Newco Shareholder Consideration”). All of the Newco Shares converted into the right to receive consideration as described in this Section 3.2(b) shall be automatically cancelled and extinguished and shall cease to exist, and each holder of Newco Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.2(b) into which such Newco Share shall have been converted or as otherwise provided in this Agreement and each former holder of Newco Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(c) Conversion of Third Merger Sub Shares. At the Third Effective Time, each share of Third Merger Sub that is issued and outstanding immediately prior to the Third Effective Time shall automatically convert into one share of Newco Surviving Sub, which shall constitute the only outstanding share of Newco Surviving Sub and be owned by New PubCo.

3.3. Treatment of Company Options.

(a) Immediately prior to the Third Effective Time, the Company shall convert the exercise price and the Option Purchase Price of each then-outstanding Company Option which shall be expressed in U.S. dollars using the conversion rate published by the Central Bank of Brazil at the close of business on the day prior to the delivery of the Closing Payments Schedule. At the Third Effective Time:

(i) All Vested Company Options outstanding immediately prior to the Third Effective Time shall, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be “net exercised” in full immediately prior to the Third Effective Time, pursuant to which (A) the Company will withhold a number of Company Shares issuable upon such exercise in order to satisfy the exercise price applicable to such Vested Company Options, based on a price per Company Share equal to the Per Share Merger Consideration Value, and (B) at the Third Effective Time, such net number of Company Shares issuable to the Company Optionholder (after giving effect to clause (A) above) (the “Net Vested Option Shares”) shall be converted into a number of New PubCo Ordinary Shares determined by multiplying (1) such number of Net Vested Option Shares by (2) the Exchange Ratio, rounded to the nearest whole share. For the avoidance of doubt, (i) the rounding of any shares pursuant to this Section 3.3(a)(i) shall be determined on an award-by-award basis and (ii) the number of Net Vested Option Shares with respect to any applicable award of Vested Company Options will be determined (on an award-by-award basis) as follows: (I) first, the aggregate exercise price of the applicable award of Vested Company Options will be determined by multiplying the aggregate number of Company Shares issuable pursuant to such award of Vested Company Options by the exercise price per Company Share applicable to each such Vested Company Option thereunder (the “Aggregate Exercise Price”), (II) then the number of Company Shares required to satisfy the Aggregate Exercise Price applicable to such award of Vested Company Options will be determined by dividing the Aggregate Exercise Price of such award of Vested Company Options by the Per Share Merger Consideration Value (for these purposes, “Per Share Merger Consideration Value” will be calculated as the quotient of (a) (x) $620,000,000, plus (y) the aggregate per share exercise price with respect to all Vested Company Options outstanding immediately prior to Closing, as if such Vested Company Options were exercised in full immediately prior to the Closing (without giving effect to “net exercise” under this Section 3.3(a)(i)) divided by (b) the sum of (x) the Newco Shares outstanding immediately prior to the Third Effective Time (after giving effect to the Pre-Closing Exchange) and (y) the Company Shares that, immediately prior to the net exercise contemplated under this Section 3.3(a)(i), are issuable upon exercise in full of all then-outstanding Vested Company Options) (“Option Shares Needed to Cover”), (III) then the Net Vested Option Shares applicable to such award of Vested Company Options will be determined by subtracting the applicable Option Shares Needed to Cover from the aggregate number of Company Shares underlying such award of Vested Company Options.

(ii) All outstanding Unvested Company Options immediately prior to the Third Effective Time shall, immediately prior to Closing, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by New PubCo, and each such Unvested Company Option shall be converted into an option to purchase New PubCo Ordinary Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested Company Option immediately before the Third Effective Time (including vesting, expiration date and exercise provisions), except that: (x) each Converted Option shall be exercisable for that number of New PubCo Ordinary Shares equal to the product (rounded down to the nearest whole share) of (A) the number of Company Shares subject to the Unvested Company Option immediately before the Third Effective Time multiplied by (B) the Exchange Ratio; and (y) the per share exercise price for New PubCo Ordinary Share issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per Company Share of such Unvested Company Option immediately before the Third Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of New PubCo Ordinary Shares purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Unvested Company Option to which Section 422 of the Code applies, the exercise price and the number of New PubCo Ordinary Shares purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b) Prior to the Third Effective Time, the Company shall deliver to each Company Optionholder a notice setting forth the effect of the Mergers (including the Third Merger) on such Company Optionholder’s Company Options and describing the treatment of such Company Options in accordance with this Section 3.3.

(c) Prior to the Third Effective Time, the Company shall take all necessary or appropriate actions to: (i) effectuate the provisions of this Article III; and (ii) ensure that after the Effective Times (including the Third Effective Time), neither any holder of Company Options, any beneficiary thereof, nor any other participant in the Company Share Plan shall have any right thereunder to acquire any securities of the Company or New PubCo or to receive any payment or benefit with respect to any award previously granted under the Company Share Plan, except as provided in this Article III. At the Third Effective Time, New PubCo shall assume the Company Share Plan, provided that all references to “Company” in the Company Share Plan and the documents governing the Converted Options after the Effective Times (including the Third Effective Time) will be deemed references to New PubCo and the number of New PubCo Ordinary Shares available for awards under the Company Share Plan shall be determined by adjusting the number of Company Shares available for awards under the Company Share Plan immediately before the Third Effective Time in accordance with the Exchange Ratio; provided, that any New PubCo Ordinary Shares available for awards under the Company Share Plan as of the Third Effective Time shall not be available for future awards under either the Company Share Plan or the New PubCo Equity Plan following the Third Effective Time.

(d) New PubCo shall (i) reserve for issuance the number of New PubCo Ordinary Shares that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of New PubCo Ordinary Shares, upon the exercise of the Converted Options. As soon as practicable following the Closing, New PubCo will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of New PubCo Ordinary Shares necessary to fulfill New PubCo’s obligations under this Section 3.3. The Company and its counsel shall reasonably cooperate with and assist New PubCo in the preparation of such registration statement.

3.4. Exchange Procedures. Following the date hereof and prior to the Effective Times, New PubCo shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in connection with the Mergers and, if required by the Exchange Agent, enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in a form and substance that is reasonably acceptable to the Company and New PubCo; provided, however, that (i) Continental Trust is deemed to be reasonably acceptable and (ii) New PubCo shall afford the Company opportunity to review any proposed Exchange Agent Agreement prior to execution, and shall accept the Company’s reasonable comments thereto.

3.5. Issuance of the Closing Number of Securities.

(a) At the Closing, New PubCo shall issue to each Newco Shareholder that has complied with the procedures to be agreed upon with the Exchange Agent, the number of shares of New PubCo Ordinary Shares to which each Newco Shareholder is entitled in respect of its Newco Shares pursuant to Section 3.2(a).

(b) At the Closing, New PubCo shall issue to each SPAC Shareholder that has complied with the procedures to be agreed upon with the Exchange Agent, the number of shares of New PubCo Ordinary Shares to which each SPAC Shareholder is entitled in respect of its Newco Shares pursuant to Section 3.1(a).

(c) Notwithstanding anything in this Agreement, no fraction of a New PubCo Ordinary Share shall be issued by virtue of the Mergers, and the Persons who would otherwise be entitled to a fraction of a New PubCo Ordinary Share (after aggregating all fractional New PubCo Ordinary Shares that otherwise would be received by such Person) shall receive from New PubCo, in lieu of such fractional share: (i) one New PubCo Ordinary Share if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no New PubCo Ordinary Shares if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

(d) The number of New PubCo Ordinary Shares that each Person is entitled to receive as a result of the Mergers and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Ordinary Shares occurring on or after the date hereof and prior to the Closing.

3.6. SPAC Financing Certificate. Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to Newco written notice (the “Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemptions; (b) the estimated amount of SPAC Cash and Transaction Costs as of the Closing; and (c) the number of SPAC Class A Ordinary Shares to be outstanding as of the Closing after giving effect to the SPAC Shareholder Redemptions and the issuance of SPAC Class A Ordinary Shares pursuant to the Subscription Agreements and the terms of this Agreement and the Sponsor Letter Agreement. SPAC shall also deliver to Newco (x) a certificate of the Chief Financial Officer of SPAC certifying that the amounts set forth in the Financing Certificate have been prepared in accordance with this Agreement and (y) reasonable relevant supporting documentation used by SPAC in calculating such amounts, including with respect to Transaction Costs. Newco and its Representatives shall have a reasonable opportunity to review and to discuss with SPAC and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of SPAC. SPAC and its Representatives shall reasonably assist Newco and its Representatives in its review of the documentation and shall consider in good faith Newco’s comments to the Financing Certificate, and if any adjustments are made to the Financing Certificate prior to the Closing (with Newco’s prior written consent), such adjusted Financing Certificate shall thereafter become the Financing Certificate for all purposes of this Agreement. The Financing Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. Newco shall be entitled to rely in all respects on the Financing Certificate.

3.7. Closing Calculations. Newco and the Company shall deliver to SPAC, no later than three (3) Business Days prior to the Closing Date written notice (the “Closing Payments Schedule”) setting forth: (a) the calculation of the Newco Shareholder Consideration and (b) the allocation of the Newco Shareholder Consideration among the Newco Shareholders. Newco and the Company shall also deliver to SPAC, (x) a certificate of the Chief Financial Officer of Newco certifying that the amounts set forth in the Closing Payments Schedule have been prepared in accordance with this Agreement and Newco’s and the Company’s Governing Documents and (y) reasonable relevant supporting documentation used by Newco and the Company in calculating such amounts. SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with Newco and its Representatives the documentation provided pursuant to this Section 3.7 and any relevant books and records of Newco and its Subsidiaries. Newco and its Representatives shall reasonably assist SPAC and its Representatives in its review of the documentation and shall consider in good faith SPAC’s comments to the Closing Payments Schedule, and if any adjustments are made to the Closing Payments Schedule prior to the Closing, such adjusted Closing Payments Schedule shall thereafter become the Closing Payments Schedule for all purposes of this Agreement. The Closing Payments Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. New PubCo, SPAC, First Merger Sub, Second Merger Sub and Third Merger Sub will be entitled to rely in all respects upon the Closing Payments Schedule.

3.8. Earn-Out Shares.

(a) If the conditions set forth in this Section 3.8 are satisfied, New PubCo shall issue to the Earn-Out Participants, in accordance with their Earn-Out Proportion, a total of up to 2,500,000 newly issued New PubCo

Ordinary Shares (such New PubCo Ordinary Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, the “Earn-Out Shares”), as follows:

(i) if at any time during the 5 year period following the Closing Date (the end of such period, the “First Release Date”) the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 Trading Days within any consecutive 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and

(ii) if at any time during the 5 year period following the Closing Date (the end of such period, the “Second Release Date”) the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 Trading Days within any consecutive 30 Trading Day period, one-half of the Earn-Out Shares shall be issued (in addition to any Earn-Out Shares issued pursuant to Section 3.8(a)(i)).

(b) If (i) the First Release Date or the Second Release Date occurs on a day that is not a Trading Day, then the “First Release Date” or the “Second Release Date” (as applicable) shall for all purposes of this Agreement be deemed to occur on the next following Trading Day, and (ii) if New PubCo or any of its affiliates enters into a definitive agreement with respect to an Acceleration Event (as defined below) on or prior to the First Release Date or the Second Release Date, then the First Release Date of the Second Release Date (as applicable) shall be automatically extended and shall be deemed to occur on the earlier of (A) the consummation of such Acceleration Event and (B) the termination of such definitive agreement with respect to such Acceleration Event in accordance with its terms.

(c) The New PubCo Ordinary Share price targets in Sections 3.8(a)(i) and (a)(ii) shall be equitably adjusted for stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Ordinary Shares after the Effective Times.

(d) In the event of the satisfaction of the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, as soon as practicable (but in any event within five (5) Business Days) after such satisfaction, New PubCo shall issue such Earn-Out Shares to the Earn-Out Participants as a result thereof (for the avoidance of doubt, for all purposes hereunder, such Earn-Out Participants shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the threshold set forth in Section 3.8(a)(i) or the threshold set forth in Section 3.8(a)(ii), notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction).

(e) In the event of the failure of the satisfaction of the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date, or the failure of the satisfaction of the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, the right and entitlement herein to the portion of the Earn-Out Shares that is the subject of the applicable threshold shall be forfeited by the Earn-Out Participants.

(f) Following the Closing, including during the 5 year period following the Closing Date, New PubCo and its Subsidiaries, including the Group Companies, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met, and none of the holders of Company Shares as of the Closing will have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.

(g) If, during the 5 year period following the Closing Date, (i) there is a transaction that results in New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of New PubCo (the “New PubCo Board”) in good faith) in excess of the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date (each as equitably adjusted for stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Ordinary Shares after the date of this Agreement) (an “Acceleration Event”), then the Earn-Out Shares subject to the applicable threshold shall be issued to the Earn-Out Participants effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the recipients of such Earn-Out Shares shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction, and (ii) there is a transaction that will result in New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the New PubCo Board in good faith) less than the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, (each as equitably adjusted for stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Ordinary Shares after the date of this Agreement), then the Earn-Out Shares that remain subject to the applicable threshold shall be forfeited.

(h) At the time that any Earn-Out Shares become vested pursuant to this Section 3.8, New PubCo shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Earn-Out Shares related to such vesting.

(i) The Earn-Out Participants are intended third party beneficiaries of this Section 3.8, and shall be entitled to enforce the same by action of the Earn-Out Participants who together received at least 20% of the Newco Shareholder Consideration.

3.9. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Exchange Agent, SPAC, the Company, and New PubCo, and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. If any deduction or withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), Exchange Agent, SPAC or New PubCo, as applicable, shall provide written notice to the Company of the amounts to be deducted and withheld no later than ten (10) Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Newco Surviving Sub following the Third Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Third Merger Sub, and to vest the Initial SPAC Surviving Sub following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and the First Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of the Company and Third Merger Sub, on the one hand, and SPAC and First Merger Sub, on the other hand, and New PubCo, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub that each statement contained in this Article  IV is true and correct as of the date hereof and as of the Closing Date:

4.1. Organization and Qualification. The Company (a) is a corporation duly formed, validly existing and in good standing (to the extent such concept exists) under Brazilian law and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC. The Company is not in violation of any provisions of the Company’s Governing Documents in any material respect.

4.2. Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Schedule 4.2(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is in violation of any provisions of its Governing Documents in any respect.

(c) Except as disclosed on Schedule 4.2(c) of the Company Disclosure Letter, all issued and outstanding share capital, shares of capital stock, limited liability company interests and equity interests of each

Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in all material respects in compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3. Capitalization of the Company.

(a) Schedule 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Shares owned by each holder of Company Shares, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Company Options, including the number of Company Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires. Except as disclosed on Schedule 4.3(a)(iv) of the Company Disclosure Letter, each Company Option (A) has been granted in compliance with all applicable Legal Requirements and (B) is, and at all times has been, exempt from Section 409A of the Code.

(b) Except for currently outstanding Company Options which have been granted to current or former employees, consultants or directors pursuant to the Company Share Plan, a reservation of Company Shares for direct issuances or purchases upon exercise of Company Options under the Company Share Plan or as disclosed on Schedule 4.3(a) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. As of the date hereof, there are no declared or accrued unpaid dividends with respect to any Company Shares.

(c) Except as disclosed on Schedule 4.3(c) of the Company Disclosure Letter, all issued and outstanding Company Shares are, and all Company Shares which may be issued pursuant to the exercise of Company Options, when issued in accordance with the terms of the Company Options, will be, (i) duly authorized, validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party. All issued and outstanding Company Shares and Company Options were issued in compliance with applicable Legal Requirements.

(d) No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(e) All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in all material respects in compliance with applicable Legal Requirements.

(f) Except as disclosed on Schedule 4.3(e) of the Company Disclosure Letter or as set forth in the Company’s Governing Documents or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g) Except as disclosed on Schedule 4.3(g) of the Company Disclosure Letter, as provided for in this Agreement or as contemplated by the Transaction, immediately following the consummation of the Transactions, no shares, shares of capital stock, warrants, options or other securities of any Group Company will be issued and no rights in connection with any shares, warrants, options or other securities of any Group Company will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.4. Authority Relative to this Agreement. The Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly and validly authorized by the Company’s board of directors and, except for receipt of the approval of the Shareholders of the Company as required by the Companies Act and the approvals described in Section 4.5(b), no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreement to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5. No Conflict; Required Filings and Consents.

(a) Assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 4.5(b) and on Schedule 4.5(a) of the Company Disclosure Letter are duly and timely obtained or made, the execution and delivery by the Company of this Agreement does not, the performance of this Agreement by the Company will not, and the consummation of the Transactions will not: (i) conflict with or result in a violation or breach of or default under any provision of the Company’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement, or the other Transaction Agreements to which the Company is a party, by the Company does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Third Plan of Merger and associated documents in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder, (iv) the consents, approvals, authorizations and permits described on Schedule 4.5(b)(iv) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.6. Compliance; Approvals. Except as disclosed in Schedule 4.6 of the Company Disclosure Letter:

(a) Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date, except for any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(b) (i) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and (ii) each Approval held by the Group Companies is valid, binding and in full force and effect, in case of (i) and (ii), except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(c) None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.7. Financial Statements.

(a) The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years then ended (collectively, the “Audited 2020 and 2019 Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Company as of June 30, 2021, and statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the six-month period then ended (the “Unaudited Interim Financial Statements” and, together with the Audited 2020 and 2019 Financial Statements, the “Financial Statements”). The Financial Statements (x) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the Unaudited Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) and the absence of footnotes); (y) were prepared in conformity with Brazilian GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Interim Financial Statements, the absence of footnotes); and (z) were prepared from the books and records of the Group Companies.

(b) The Company has established and maintained a system of internal controls designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with the Company management’s general or specific authorizations, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with Brazilian

GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there is no “material weakness” in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer or director of the Company.

4.8. No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with Brazilian GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the Financial Statements or, as of the Closing Date, as otherwise permitted pursuant to Section 6.1; (c) liabilities incurred in connection with the Transaction; (d) as disclosed on Schedule 4.8 of the Company Disclosure Letter; or (e) liabilities that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course of business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken by any of the Group Companies that would be prohibited by Sections 6.1(l), 6.1(o) and 6.1(p) (and to the extent related to the foregoing clauses, Section  6.1(q)), if such action were taken on or after the date hereof without the consent of SPAC.

4.10. Litigation. Except as disclosed on Schedule 4.10 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding, or to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (c) no pending or threatened Legal Proceeding by any Group Company against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation, restriction or penalty on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed only upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

4.11. Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan and specifies whether such plan is a Foreign Plan. For each such material Employee Benefit Plan, the Group Companies have made available to SPAC a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements or other funding arrangements and amendments thereto; (ii) the most recently prepared actuarial reports and financial statements and (iii) all material, non-routine correspondence relating thereto received from or provided to any Governmental Authority during the past three years.

(b) Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. To the Knowledge of the

Company no fact or event exists that could reasonably be expected to give rise to any material Legal Proceeding or material tax, fine, lien or penalty with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).

(c) Except as would not have a Company Material Adverse Effect, no Group Company or any of its subsidiaries has at any time in the past six (6) years sponsored or been obligated to contribute to, or had or is reasonably expected to have any liability in respect of any plan subject to Title IV of ERISA (including any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any other defined benefit pension plan).

(d) None of the Employee Benefit Plans provides for any material, and the Group Companies have no material liability in respect of, post-retirement health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the applicable Legal Requirements.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to any Employee Benefit Plan, no material actions, suits, claims (other than routine claims for benefits in the ordinary course), investigations or Legal Proceedings are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due, or increase the amount of compensation or benefits payable, to any current or former employee, contractor or director of the Company or its subsidiaries or otherwise under any Employee Benefit Plan; (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan or (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(g) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.

(h) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each such Foreign Plan is in compliance with the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no pending, or to the Knowledge of the Company, threatened investigations by any Governmental Entity involving such Foreign Plan, and no pending, or to the Knowledge of the Company, threatened claims (except for claims for benefits payable in the normal operation of such Foreign Plan), actions, suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made in a timely manner; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (v) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements; (vi) the consummation of the transactions contemplated by this Agreement will not by itself be reasonably expected to create or otherwise result in any material liability with respect to such

Foreign Plan; and (vii) each Employee Benefit Plan, if intended to qualify for special tax treatment or tax-qualified treatment, meets all the requirement for such treatment and, to the Knowledge of the Company, no event has occurred with respect to such Foreign Plan that would reasonably be expected to cause the denial or loss of such special tax treatment or tax-qualified treatment.

4.12. Labor Matters.

(a) Except as disclosed in Schedule 4.12(a) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, (i) no Group Company is a party to or bound by, or currently negotiating in connection with entering into or amending, any labor agreement, collective bargaining agreement or other labor Contract with any labor union or other employee representative bodies; (ii) no employees of the Group Companies are represented by any labor union or other employee representative bodies with respect to their employment with the Group Companies; and (iii) there are no representation proceedings or petitions of employees or former employees of any Group Company or third parties, including Governmental Entities, seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any labor relations tribunal having jurisdiction over the Company’s operations; and (iv) to the Knowledge of the Company, since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or threatened in writing by any labor union or other employee representative bodies.

(b) Except as would not have a Company Material Adverse Effect, since the Reference Date, there have been no strikes, work stoppages, slowdowns, or other material labor disturbances against the Group Companies or, to the Knowledge of the Company, threatened in writing.

(c) To the Knowledge of the Company, the Group Companies and each of their employees and consultants are in compliance with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(d) To the Knowledge of the Company, no notice or complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any other current or former appointed executive officer or director of any Group Company involving or relating to his or her services provided to any Group Company.

(e) Except as disclosed on Schedule 4.12(e) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, since the Reference Date, (i) there are no material complaints, charges, investigations, claims or other Legal Proceedings against the Group Companies pending or, to the Knowledge of the Company, threatened in writing that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company; and (ii) each Group Company is in material compliance with all applicable Legal Requirements respecting labor, employment and employment practices.

(f) No Group Company is liable for any arrears of wages or penalties with respect thereto, other than as would not be reasonably expected to have a Company Material Adverse Effect.

(g) Except as disclosed on Schedule 4.12(g) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, the Group Companies have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Employee Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Group Companies in accordance with such classifications and there have been no

Legal Proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing relating to any of the foregoing.

4.13. Real Property; Tangible Property.

(a) No Group Company currently owns any real property or has in the past three years owned any real property.

(b) Except as would not be reasonably expected to have a Company Material Adverse Effect, each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Schedule 4.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Material Company Real Property Leases (as defined below).

(c) Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) no Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default; and (ii) no Person other than the Group Companies has the right to use the Company Leased Properties, except as subleased by the respective Group Company to a sub-lessee.

(d) Except as disclosed on Schedule 4.13(d) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, each Group Company has good and marketable title to or other right or interest in, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any Company Real Property Lease.

4.14. Taxes. Except as disclosed on Schedule 4.14 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and payable by each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against the any Group Company which has not been paid, resolved, settled or withdrawn or that is being contested in good faith through appropriate proceedings.

(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any request nor, to the Company’s Knowledge, is there any request threatened in writing for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) No Group Company has liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements or in the SEC Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(h) No Group Company: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(i) To the Knowledge of the Company, no Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j) To the Knowledge of the Company, each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k) All material related party transactions involving any Group Company are in material compliance with the arm’s length standards of applicable Tax Legal Requirements.

(l) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements or in the SEC Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements or in the SEC Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(n) No claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o) The Company has not taken any action, and is not aware of any fact or circumstance that would reasonably be expected, to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p) No advantage of any amnesty or tax installment program regarding Taxes (including ordinary installments, REFIS, PAES, PAEX and any similar plan) in the previous five (5) years have been taken by any Group Company.

4.15. Environmental Matters.

(a) Except as would not be reasonably expected to have a Company Material Adverse Effect:

(i) The Group Companies are, and have been for the past three years, in compliance with all Environmental Laws;

(ii) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws;

(iii) To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iv) To the Knowledge of the Company, no portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws.

4.16. Brokers; Third Party Expenses. Except for the fee arrangement disclosed in Schedule 4.16 of the Company Disclosure Letter, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.

4.17. Intellectual Property.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, any of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”) and (v) material Group Company Software. All of the Company Registered Intellectual Property is subsisting, all of the Company Registered Intellectual Property is valid (except for any pending applications included therein, which are, to the Knowledge of the Company, valid), and to the Knowledge of the Company, all Company Registered Intellectual Property is enforceable in all material respects. None of the Owned Intellectual Property material to the operation of the business of any of the Group Companies has been adjudged invalid or unenforceable in whole or part, and to the Knowledge of the Company, all material Owned Intellectual Property is valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property and has a license, sublicense or otherwise possesses valid rights to use, license, sublicense, resell and commercialize (as currently used, licensed, sublicensed, resold and commercialized by the Group Companies) all other material Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for, or used or held for use in, the conduct of each Group Company’s business as currently conducted in all material respects. To the Knowledge of the Company, all Licensed Intellectual Property used by the Company is duly licensed and used within the scope of its licenses in all material respects.

(c) Since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any of the Group Companies, and no Group Company has received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that any Group Company or the conduct of the business of any of the Group Companies has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party; or (ii) contesting the scope, use, ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company, none of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property in any material respect.

(e) No past or present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service provider or independent contractor of any of the Group Companies has any ownership or other rights in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies pursuant to a Contract with a Group Company). Each of the past and present directors, officers, partner, shareholder, quotaholder, manager, employees, consultants, service providers and independent contractors of any of the Group Companies who are or were engaged in creating or developing any material Owned Intellectual Property for the Group Companies has executed and delivered a written agreement (or has similar obligations pursuant to law), pursuant to which such Person has, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) agreed to hold all confidential and/or proprietary information of the Group Companies (or of another Person and held by any Group Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such material work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to any Group Company or to protect the Trade Secrets of the Group Companies under any such agreement. No past and present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service providers or independent contractor of any of the Group Companies or any Person has any ownership in Owned Intellectual Property in any material respect.

(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Owned Intellectual Property and Licensed Intellectual Property (or any other Intellectual Property owned by another Person and held by such Group Company under an obligation to maintain the secrecy and confidentiality of such Intellectual Property) the value of which to any Group Company is contingent upon maintaining the confidentiality thereof. No such Intellectual Property that is material to any of the Group Companies or their respective businesses (i) has been authorized to be disclosed by one of the Group Companies, or (ii) has been disclosed to any of the Group Companies’ past or present employees or any other Person, in each case, other than as subject to a Contract restricting the disclosure and use of such Intellectual Property, and there is no uncured material breach by any employee or Person under any such Contract.

(g) Except as disclosed in Schedule 4.17(g) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to any of the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. Except as disclosed on Schedule 4.17(h) of the Company Disclosure Letter, no source code for any material Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations in a Contract to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material Group Company Software to any escrow agent or other Person. Except as disclosed on Schedule 4.17(h) of the Company Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Group Company Software to any other Person (other than New PubCo or SPAC), including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby. To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software in any material respect.

(i) The Company or one of its Subsidiaries owns, or has a valid right to access, use, resell and commercialize (as applicable) all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, databases, websites and all other information technology equipment used by any Group Company as currently accessed, used, resold and commercialized by the Group Companies in all material respects (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted in all material respects. The Group Companies have taken commercially reasonable actions, consistent with industry practices, to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures.

(j) Since the Reference Date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no failures, breakdowns, continued substandard performance or other adverse events (including any unauthorized use, access, interruption, modification or corruption) affecting any such Company IT Systems (or any information and transactions stored or contained therein or transmitted thereby). The Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or other similar code or programs that could (i) materially disrupt or materially and adversely affect the functionality of any Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems in any material respect.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software or any other Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, distribution, licensing, attribution or disclosure to any third party of any portion of any proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(l) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than New PubCo, SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) alter, encumber or cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

4.18. Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Group Companies, and, to the Knowledge of the Company, any Person acting for or on behalf of any of the Group Companies have since the Reference Date (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable policies, records and notices regarding the Processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information (“Privacy Requirements”). Except as disclosed on Schedule 4.18 of the Company Disclosure Letter, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Group Companies have, since the Reference Date, (A) received any written notice of any requests (including from individuals exercising their rights under Privacy Laws) or claims of (including written notice from third parties acting on its or their behalves), nor have any of the Group Companies been charged with, a violation of any Privacy Requirements or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data Processing activities or any alleged breaches of any Privacy Requirements.

(b) Each of the Group Companies has, as applicable, since the Reference Date, implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, transfer, use, modification or disclosure. The consummation of the Transactions will not breach any Privacy Requirement, except as would not, individually or in the aggregate, reasonably be expected to reasonably be expected to have a Company Material Adverse Effect.

(c) Since the Reference Date, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or Processed by or on behalf of any of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any material breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of Personal Information. Each of the Group Companies has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.19. Agreements, Contracts and Commitments.

(a) Schedule 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof (other than any Employee Benefit Plan):

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $2,000,000 per annum;

(ii) any Contract with (x) the top 10 customers of the Group Companies (the “Material Customers”) as measured by amounts received by the Group Companies on a consolidated basis for the 12-month period ended on December 31, 2020 and the 6-month period ended on June 30, 2021 and (y) the top 10 suppliers of the Group Companies as measured by amounts paid by the Group Companies on a consolidated basis for the 12-month period ended on December 31, 2020 and the 6-month period ended on June 30, 2021 (the “Material Suppliers”), in each case, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business;

(iii) any Contract that purports to limit in any respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(iv) any Contract memorializing any Interested Party Transactions (other than those employment agreements, confidentiality agreements, non-competition agreements (for the benefit of a Group Company) or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) providing for annual payments in an amount equal to or greater than $2,000,000;

(v) any Contract in an amount equal to or greater than $2,000,000 that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi) any Contract that is related to the governance or operation of any material joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii) any Contract for or relating to any borrowing of money by or from the Company in excess of $2,000,000 (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);

(viii) any Contract (A) providing for the grant of any preferential rights to purchase or lease any material asset of the Company; or (B) providing for any exclusive or preferred right to sell or distribute any material product or material service of the Group Companies taken as a whole;

(ix) any obligation to register any Company Shares or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(x) any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case, for which any Group Company has any material outstanding payment obligations;

(xi) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Company Real Property Leases”);

(xii) any Contract under which any of the Group Companies: (A) obtains the right to use, or a covenant not to be sued under, any material Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) grants the right to use, or a covenant not to be sued under, any material Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers, vendors, distributors, contractors or customers in the ordinary course of business);

(xiii) any Contract pursuant to which any Group Company (i) provided material source code containing or embodying any Group Company Software to a third party (other than contractors providing services to the Group Companies with respect thereto in the ordinary course of business) or (ii) granted a third party a contingent right to receive material source code containing or embodying any Group Company Software, whether pursuant to an escrow arrangement or otherwise;

(xiv) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council or other employee representative bodies; and

(xv) any Contract that creates guarantees or liens of any nature on the Group Companies’ assets not in the ordinary course of business and in an amount equal to or greater than $2,000,000.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any Company Material Contract, and to the Knowledge of the Company, no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event or has provided any formal written notice of any intention to terminate, any such Company Material Contract. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

(c) Commercial Agents. Except as disclosed on Schedule 4.19(c) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no Person that acts (or has acted) as a commercial agent (representantes comerciais) of the Company, and the Company has never entered into any agency agreement to formalize such type of relationship,

(ii) the Company is not liable for any indemnification rights to any commercial agent and (iii) there are no pending or threatened Claims in connection with any commercial agent (whether of individual or collective nature).

4.20. Insurance. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each of the Group Companies maintains insurance policies or fidelity or surety bonds (collectively, the “Insurance Policies”) covering such risks in respect of its business and assets as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate; (ii) the Insurance Policies are in full force and effect, (iii) the premiums due with respect to such Insurance Policies have been timely paid and no written notice of cancellation or termination or intent to cancel has been received by any of the Group Companies with respect to any material Insurance Policy, and (iv) there is no pending material claim by any Group Company under any of the existing Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.21. Interested Party Transactions. Except as disclosed on Schedule 4.21 of the Company Disclosure Letter or as would not, individually or in the aggregate, be material to the Group Companies, (a) No officer or director of the Company or any of their respective immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons pursuant to any Contract or business arrangement with the Group Companies that is still in full force and effect as of the date hereof, and (b) to the Knowledge of the Company, no officer, director or direct holder of more than 5% of the equity securities of the Group Companies or any member of their immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Company Material Contract with any of the Group Companies that is still in full force and effect as of the date hereof (any such transactions in clauses (a) and (b), an “Interested Party Transaction”), in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; (iv) as described in the Financial Statements, (v) for Contracts or transactions solely among the Group Companies, or (vi) related to any such Person’s ownership of Company Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies.

4.22. Information Supplied. The information relating to the Group Companies to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing or when the Registration Statement and the Proxy Statement is declared effective or the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation is made by Company with respect to any other information that has been or will be included in the Registration Statement or the Proxy Statement or any projections or forecasts included therein.

4.23. Anti-Bribery; Anti-Corruption. Since the Reference Date, except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any bribe, influence, payment, kickback, payoff, benefits or any other type of payment, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any official act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; or (iv) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; or (d) established or maintained any unlawful fund of corporate monies or other properties, in each case, that would be unlawful under any applicable provision of (i) the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., (ii) the United Kingdom Bribery Act 2010, (iii) Brazilian Federal Law No. 12,846/2013, (iv) Brazilian Federal Law No. 8,429/1992, (v) Brazilian Federal Law No. 9,613/1998, (vi) Brazilian Federal Law No. 12,813/2013, (vii) Brazilian Federal Law No. 8,666/1993, (viii) Brazilian Federal Law No. 14,133/2021, (ix) Brazilian Decree-Law No. 2,848/1940 or (x) any other applicable anti-corruption or anti-bribery Legal Requirements (collectively, the “Anti-Corruption Laws”). Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, or any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf has ever been found by a Governmental Entity to have violated any Anti-Corruption Laws or has been the subject of any indictment or any governmental investigation with respect to applicable Anti-Corruption Laws. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) promote compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.24. International Trade; Sanctions.

(a) Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws, including all applicable Customs & International Trade Authorizations; (ii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any violation of any applicable Customs & International Trade Laws; and (iii) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any noncompliance with any applicable Customs & International Trade Laws.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any Sanctions. Since the Reference Date and to the Knowledge of the Company, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.25. Customers and Suppliers. No Group Company has received any written or, to the Knowledge of the Company, oral notice that any Material Customer or Material Supplier intends to cease doing business with any

Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.26. Board Approval; Vote Required. The Company Board, by unanimous written consent, has duly recommended that the Company Shareholders negotiate this Agreement. The Requisite Approval (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions to which the Company is a party. The Company Minutes, if executed and delivered to the Company, would qualify as the Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and consummate the Transactions to which the Company is a party.

4.27. Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB OR THIRD MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC, NEW PUBCO, FIRST MERGER

SUB, SECOND MERGER SUB AND THIRD MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such SPAC SEC Reports will be deemed to modify or qualify the Fundamental Representations of SPAC), SPAC represents and warrants to the Company that each statement contained in this Article V (other than each statement contained in Section 5.2 and Section 5.21 to the extent the statements in Section 5.21 are applicable to New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub) is true and correct as of the date hereof and as of the Closing Date. Except as set forth in the SPAC Disclosure Letter, each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub represent and warrant to the Company, severally but not jointly, that each statement contained in Section 5.2 and Section 5.21 (to the extent the statements in Section 5.21 are applicable to New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub) is true and correct as of the date hereof and as of the Closing Date.

5.1. Organization and Qualification.

(a) SPAC is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d) SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

5.2. New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub.

(a) Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub, taken as a whole or have a SPAC Material Adverse Effect. None of New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub are in violation of any of the provisions of their respective Governing Documents in any material respect. Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

(b) New PubCo has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than First Merger Sub, Second Merger Sub and Third Merger Sub. Neither New PubCo, First Merger Sub, Second Merger Sub nor Third Merger Sub has, and at all times prior to each Closing Date shall not have, except as expressly contemplated by the Transaction Agreements and the Transactions, any assets, properties, liabilities or obligations of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business or operations except as expressly contemplated by the Transaction Agreements and the Transactions. New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.

(c) All outstanding shares of First Merger Sub, Second Merger Sub and Third Merger Sub are owned by New PubCo, free and clear of all Liens (other than Permitted Liens). Except as contemplated by this Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which New PubCo is a party or by which it is bound obligating New PubCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional New PubCo Ordinary Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, New PubCo Ordinary Shares or any other shares or other interest or participation in New PubCo, no outstanding New PubCo Ordinary Shares are subject to vesting or forfeiture rights or repurchase by a New PubCo, and there are no outstanding or authorized stock appreciation, dividend equivalent, profit participation or other similar rights issued by New PubCo.

(d) Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub, and no other proceedings on the part of New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitute the legal and binding obligations of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub (as applicable), enforceable against New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(e) Complete and correct copies of the Governing Documents of New PubCo and the Merger Subs, as currently in effect, have been made available to the Company as of the date hereof, which Governing Documents shall not be modified until immediately prior to the First Effective Time, at which point the modifications provided for in Section 2.9 shall be carried out.

5.3. Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”) are authorized, and no such shares are issued and outstanding; (ii) 200,000,000 class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Ordinary Shares”), are authorized and 23,000,000 such shares are issued and outstanding; (iii) 50,000,000 class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Ordinary Shares” and, together with the SPAC Preferred Shares and the SPAC Class A Ordinary Shares, the “SPAC Shares”), are authorized and 5,750,000 such shares are issued and outstanding; (iv) 7,000,000 warrants to purchase one SPAC Class A Ordinary Share (the “Private Placement Warrants”) are outstanding; and (v) 11,500,000 warrants to purchase one SPAC Class A Ordinary Share (the “Public Warrants” and, collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Upon the closing of the transactions contemplated by the Subscription Agreements, SPAC has committed to issue 9,400,000 SPAC Class A Ordinary Shares to the PIPE Investors.

(b) Except for the SPAC Warrants, SPAC Class A Ordinary Shares and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c) Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

(d) As of the date of this Agreement: (i) 50,000 shares, par value $1.00 per share, of New PubCo are authorized, and one such share is issued and outstanding; (ii) 50,000 shares, par value $1.00 per share, of First Merger Sub are authorized, and one such share is issued and outstanding; (iii) 50,000 shares, par value $1.00 per share, of Second Merger Sub are authorized, and one such share is issued and outstanding; and (iv) 50,000 shares, par value $1.00 per share, of Third Merger Sub are authorized, and one such share is issued and outstanding;

5.4. Authority Relative to this Agreement. Each SPAC Party has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by each SPAC Party of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party, and no other proceedings on the part of such Person are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the SPAC Shareholder Matters. This Agreement and the other Transaction Agreements to which each SPAC Party is a party have been duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitute the legal and binding obligations of such SPAC Party enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5. No Conflict; Required Filings and Consents.

(a) Subject to the approval by the shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by any SPAC Party of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate such SPAC Party’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such SPAC Party pursuant to, any Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

(b) The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the First Plan of Merger and associated documents and Second Plan of Merger and associated documents in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such SPAC Party is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) for the consents, approvals, authorizations and permits described in Schedule 5.5(b) of the SPAC Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

5.6. Compliance; Approvals. Since its incorporation or organization, as applicable, each SPAC Party has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to any SPAC Party has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by any SPAC Party. Each SPAC Party is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Each Approval held by each SPAC Party is valid, binding and in full force and effect in all material respects. No SPAC Party: (a) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii)  a SPAC Material Adverse Effect.

5.7. SPAC SEC Reports and Financial Statements.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports complied, and the Additional SPAC SEC Reports will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC

Reports did not at the time they were filed, and the Additional SPAC SEC Reports will not at the time they are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b) The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of the SPAC and in accordance with: (i) GAAP; and (ii) Regulation S-X and Regulation S-K, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

5.8. Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; (b) any material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions; or (c) any action taken or agreed upon by SPAC that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

5.9. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect, there is: (a) no pending or, to the Knowledge of any SPAC Party, threatened Legal Proceeding against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit or examination by any Governmental Entity against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination; (c) no pending or threatened Legal Proceeding by any SPAC Party against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any SPAC Party; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon any SPAC Party or any of its respective properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such.

5.10. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, as of the Closing).

(b) Except for the Transactions, the SPAC Parties do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, the SPAC Parties have no material interests, rights, obligations or liabilities with respect to, and are not party to, bound by or have their assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination.

5.11. SPAC Material Contracts.

(a) Schedule 5.11 of the SPAC Disclosure Letter sets forth a true, correct and complete list of (i) each “material contract” (as such term is defined in Regulation S-K) to which any SPAC Party is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-1 (File No. 333-241831).

(b) True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the SPAC Parties and, to the Knowledge of the SPAC Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of the SPAC Parties, are enforceable by the SPAC Parties to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) none of the SPAC Parties or, to the Knowledge of the SPAC Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

5.12. SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “ASPCU”. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “ASPC”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “ASPCW”. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants or to terminate the listing of SPAC on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act.

5.13. PIPE Investment Amount.

(a) SPAC has delivered to the Company true, correct and complete copies of each Subscription Agreement (including any amendments, side letters or other supplements thereto) entered into on or prior to the date hereof, pursuant to which the PIPE Investors have committed to provide the PIPE Investment.

(b) Pursuant to, and on the terms and subject to the conditions of the subscription agreements entered into by SPAC and New PubCo with certain PIPE Investors in relation to the PIPE Investment (each such executed subscription agreement, including any amendments, side letters or other supplements thereto, an “Subscription Agreement”), the PIPE Investors have agreed to purchase SPAC Class A Ordinary Shares for an aggregate purchase price of $94,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account will be, prior to or at the Closing, in the aggregate sufficient to enable SPAC and New PubCo to pay all cash amounts required to be paid by SPAC and New PubCo pursuant to this Agreement prior to or at the Closing. As of the date hereof, the Subscription Agreements are, and as of the First Closing, the Subscription Agreements will be, in full force and effect, and none of the Subscription Agreements have been withdrawn or terminated, or otherwise amended or modified, in any respect, and no such withdrawal, termination, amendment or modification is contemplated by SPAC or New PubCo. As of the date hereof, each Subscription Agreement is, and as of the First Closing, each Subscription Agreement will be, a legal, valid and binding obligation of SPAC and New PubCo and, to SPAC’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as expressly contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC, New PubCo and/or any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to New PubCo the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC and New PubCo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC or New PubCo under any material term or condition of any Subscription Agreement and, as of the date hereof, neither SPAC nor New PubCo has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by the SPAC Parties or any of their Affiliates to any PIPE Investor in respect of its investment or, except as set forth in the Subscription Agreements.

5.14. Trust Account.

(a) As of the date of this Agreement, SPAC has at least $230,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of February 18, 2021, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

5.15. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of any SPAC Party have been duly and timely filed (taking into account any valid extensions) with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and payable by any SPAC Party (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b) Each SPAC Party has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against any SPAC Party which has not been paid, resolved, settled or withdrawn or that is being contested in good faith through appropriate proceedings.

(d) No material Tax audit or other examination of any SPAC Party by any Governmental Entity is presently in progress, nor has any SPAC Party been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f) No SPAC Party has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s financial statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the SPAC Parties in the ordinary course of business.

(g) No SPAC Party (i) has any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h) No SPAC Party has: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(i) To the Knowledge of SPAC, SPAC does not have, and has not had, a permanent establishment in any country other than the country of its organization, or is, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j) To the Knowledge of SPAC, SPAC is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k) SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the SPAC’s financial statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the SPAC’s financial statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(l) No claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) The SPAC Parties have not taken any action, and are not aware of any fact or circumstance, that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

5.16. Information Supplied. The information relating to the SPAC Parties to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing or when the Registration Statement and the Proxy Statement is declared effective or the date that it is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company in writing specifically for inclusion in the Registration Statement and the Proxy Statement.

5.17. Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee. SPAC does not currently maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits.

5.18. Board Approval; Shareholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; (b) determined that the consummation of the Transactions is in the best interest of the SPAC; (c) made the SPAC Recommendation; and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC or any other SPAC Party are necessary to approve the consummation of the Transactions.

5.19. Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between any SPAC Party, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing. Except as set forth in Schedule 5.19 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Registration Statement.

5.20. Brokers. SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.21. Investment Company Act. SPAC is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act.

5.22. JOBS Act. SPAC qualifies as an “emerging growth company” within the meaning of the JOBS Act.

5.23. Disclaimer of Other Warranties. EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE. EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1. Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, other than as a result of or in connection with COVID-19, use its commercially reasonable efforts to carry on its business in the ordinary course, except: (w) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly contemplated by this Agreement and the other Transaction Agreements; (y) as required by applicable Legal Requirements; or (z) as set forth on Schedule 6.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except: (i) as expressly contemplated by this Agreement and the other Transaction Agreements, (ii) as required by applicable Legal Requirements, (iii) as set forth on Schedule 6.1 of the Company Disclosure Letter; or (iv) as a result of or in connection with COVID-19, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who has annual base compensation of less than $100,000 in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business; or (vi) hire or terminate any employee whose annual base compensation is $100,000 or more, other than terminations for cause;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the Group Companies (or any of their respective businesses); or (ii) voluntarily extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the Group Companies (or any of their respective businesses), other than, in each of clauses (i) through (ii), non-exclusive licenses granted in the ordinary course of business or expirations of Intellectual Property in accordance with the applicable statutory term (if such term is non-renewable);

(c) except for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share capital or otherwise, or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in any Group Company

(other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units, restricted shares or stock or other Contracts for the purchase or acquisition of such shares or capital stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement);

(d) amend its Governing Documents other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

(e) except in the ordinary course of business: (i) merge, consolidate or combine the Company with a third party; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;

(f) voluntarily dispose of or amend any Company Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, considered as a whole;

(g) other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(h) (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies and other than advances for business expenses to employees and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of $5,000,000 other than (x) guarantees of any Indebtedness of any Company Subsidiaries, (y) guarantees by the Company Subsidiaries of the Indebtedness of the Company, or (z) Indebtedness incurred under credit facilities existing on the date hereof; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers;

(i) compromise, settle or agree to settle any Legal Proceeding (i) involving payments by any Group Company of $100,000 or more, or (ii) that imposes any non-monetary obligations on a Group Company (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(j) except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate: (i) modify or amend, in a manner that is adverse to the applicable Group Company, or terminate any Company Material Contract (other than the repayment of existing Indebtedness); (ii) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by the applicable Group Company to any other Group Company);

(k) except as required by Brazilian GAAP (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l) except in the ordinary course of business, (i) make, change or revoke any material Tax election, (ii) change (or request to change) any material method of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, (iv) file any amended material Tax Return, (v) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (vi) settle or consent to any claim or assessment relating to any material amount of Taxes;

(m) take, or knowingly fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(o) subject to Section 6.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) Employee Benefit Plans and (iv) employment arrangements entered into in the ordinary course;

(p) engage in any material new line of business; or

(q) agree in writing or otherwise agree or commit to take any of the actions described in Section 6.1(a) through Section 6.1(q).

6.2. Conduct of Business by SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, SPAC and New PubCo shall, and SPAC and New PubCo shall cause each of its Subsidiaries to use its commercially reasonable efforts to carry on its business in the ordinary course, except: (w) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment); (y) as required by applicable Legal Requirements; or (z) as set forth in Schedule 6.2 of the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except (i) as set forth in Schedule 6.2 of the SPAC Disclosure Letter, or (ii) as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, neither SPAC nor New PubCo shall, and SPAC and New PubCo shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital or capital stock (or warrant) or split, combine or reclassify any share capital or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, New PubCo or any of New PubCo’s Subsidiaries;

(c) except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge, mortgage, charge, assign by way of security or otherwise encumber, or agree to any of the foregoing with respect to, any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, (a) in excess of $2,000,000 in the aggregate or (b) except in the ordinary course of business; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at the Closing;

(g) except as required by Brazilian GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) except in the ordinary course of business, (i) make, change or revoke any material Tax election, (ii) change (or request to change) any method of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, (iv) file any amended material Tax Return, (v) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (vi) settle or consent to any claim or assessment relating to any material amount of Taxes;

(i) take, or knowingly fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(j) create any Liens on any material property or material assets of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub;

(l) commence, settle or compromise any Legal Proceeding material to SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub or their respective properties or assets;

(m) engage in any material new line of business;

(n) modify or amend the Trust Agreement or Subscription Agreements or other agreement related to the Trust Account or the PIPE Investment; or

(o) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(a) through Section  6.2(n).

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Proxy Statement; Special Meeting; Newco Approval.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, SPAC shall cause New PubCo to, in accordance with this Section 7.1(a), prepare and file or confidentially submit a registration statement with the SEC (as such filing or confidential submission is amended or supplemented, the “Registration Statement”), including a proxy statement of New PubCo, on Form F-4 (as such filing or confidential submission is amended or supplemented, the “Proxy Statement”), for the purposes of (I) registering under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the New PubCo Ordinary Shares to be issued in connection with the transactions contemplated hereby (excluding the Earn Out Shares and any New PubCo Ordinary Shares to be issued in connection with SPAC Warrants and the Converted Options) (together, the “Registration Shares”), (II) providing SPAC’s shareholders with notice of the opportunity to redeem SPAC Class A Ordinary Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Ordinary Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval and authorization of the First Plan of Merger and Second Plan of Merger by way of special resolution pursuant to the Companies Act; (3) the issuance of New PubCo Ordinary Shares in connection with Article II; and (4) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s shareholders at the Special Meeting. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(ii) The Parties shall deliberate in good faith between the date hereof and December 31, 2021 to decide on whether SPAC will submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC; provided that, in the event that the Company has failed to deliver the SEC Financial Statements referred to in Section 7.21(a) and the LinkAPI Historical Financial Statements by December 31, 2021, then the Parties agree to proceed with a confidential submission of the Registration Statement and Proxy Statement with the SEC.

(iii) SPAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(iv) Prior to each filing or confidential submission with the SEC, SPAC will cause New PubCo to make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. New PubCo shall not file or confidentially submit any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). New PubCo will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed or confidentially submitted; (B) the effectiveness of the Registration Statement; (C) the filing or confidential submission of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. New PubCo shall promptly respond to any SEC comments on the Registration Statement and shall use commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New PubCo will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(v) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, New PubCo shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform New PubCo of such information, event or circumstance.

(vi) New PubCo or SPAC, as applicable, shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide New PubCo with all information in its possession concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by New PubCo for inclusion in the Registration Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to New PubCo and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

(b) SPAC shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of SPAC’s shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than twenty-five (25) Business Days after the date on which SPAC mails the Proxy Statement to its shareholders. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”); provided, however, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to SPAC under applicable Legal Requirements. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Shareholder Matters shall not be affected by any Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to SPAC’s shareholders and for such supplement or amendment to be promptly disseminated to New PubCo’s shareholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from SPAC’s shareholders if SPAC reasonably expects the SPAC Shareholder Redemption Payments would cause the condition in Section 8.2(h) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Newco Approvals. Promptly following the date of this Agreement and in connection with the execution and delivery the Newco Joinder and in any event prior to the consummation of the Pre-Closing Exchange, Newco shall obtain and deliver the Newco Approvals.

7.2. Certain Regulatory Matters.

(a) (i) As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, New PubCo and the Company shall each prepare and file any required notifications or filings under any applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions. The Parties shall promptly and in good faith respond to all information requested of it by a Governmental Entity in connection with any such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) promptly inform the others of any communication to or from a Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b) Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under applicable Antitrust Laws, shall be borne 50% by SPAC and 50% by the Company.

7.3. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to Closing (“Special Meeting Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. New PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 6-K”), the form and substance of which shall be approved in advance in writing by the Company. As promptly as practicable following the Special Meeting, SPAC shall file the Special Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, New PubCo shall file the Closing Form 6-K with the SEC. Prior to Closing, SPAC and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release.

7.4. Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference to the extent not inconsistent with terms of this Agreement. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or Newco, on the one hand, or SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub (in the case of the Company) or the Company (in the case of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by a SPAC Party, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company, routine disclosures to Governmental Entities made by the Company in the ordinary course of business, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable, such public announcement or public communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, SPAC and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; provided that such activities are permitted pursuant to the Transaction Agreements; (iii) in the case of the Group Companies, (x) internal announcements to employees of the Group Companies or (y) communications to banks, customers or suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; provided that, for the avoidance of doubt, this sentence shall not limit communications by any Group Company or any of its Affiliates that are not widely disseminated.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses  (i) and (ii).

7.5. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 7.5(c) of the Company Disclosure Letter; (d) the termination of each agreement set forth on Schedule 7.5(d) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, or the incurrence of any liability or expense.

7.6. No SPAC Securities Transactions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers and directors to comply with the foregoing requirement.

7.7. No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption), or for Intentional Fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

7.8. Disclosure of Certain Matters. Each of SPAC, New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.9. Securities Listing. New PubCo shall, and SPAC will use commercially reasonable efforts to cause New PubCo to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on the NASDAQ (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at the Closing.

7.10. No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its shareholders, stockholders, employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than any SPAC Party and its agents, representatives, advisors) concerning any merger, consolidation, sale of a substantial portion of the ownership interests and/or assets of the Company, recapitalization of the Company or similar transaction involving the Company (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause the SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of or by a SPAC Party, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

7.11. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who properly elect to have their SPAC Class A Ordinary Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or franchise tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any transaction costs of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12. Director and Officer Matters.

(a) Group Companies.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group

Company (each, together with such person’s heirs, executors or administrators, a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years following the Closing Date, New PubCo shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) or alternatively an annual ongoing directors’ and officers’ liability insurance, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement or as commercially practicable under market conditions at such time. The Company D&O Tail shall be maintained for the six-year period following the Closing. New PubCo shall, and shall cause the Newco Surviving Sub to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(a)(ii).

(iii) The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and the Group Companies under this Section 7.12(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 7.12(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(a).

(iv) If New PubCo or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or such Group Company, as applicable, assume the obligations set forth in this Section 7.12(a).

(b) SPAC.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, New PubCo shall cause SPAC to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause SPAC to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the

Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. New PubCo shall, and shall cause the Second Surviving Sub to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b)(ii).

(iii) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and SPAC under this Section 7.12(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.12(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(b).

(iv) If New PubCo or, after the Closing, SPAC, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or SPAC, as applicable, assume the obligations set forth in this Section 7.12(b).

7.13. Tax Matters.

(a) The Parties intend that the SPAC Mergers, taken together, and the Third Merger will qualify for the Intended Tax Treatment. The Parties (i) shall not take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, and (ii) shall not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to each of the SPAC Mergers and the Third Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(b) New PubCo, SPAC and the Company shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described on Schedule 7.13 of the Company Disclosure Letter.

(c) Notwithstanding anything in Section 7.13(a) to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by New PubCo. Unless otherwise required by applicable Legal Requirements, New PubCo shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC and New PubCo shall reasonably cooperate with respect thereto as necessary). The Company and SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(d) In the event that Closing occurs on or prior to April 15, 2022 and SPAC is treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code for SPAC’s most recent taxable year ending prior to Closing, New PubCo shall use commercially reasonable efforts to provide the SPAC Shareholders a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) that is reasonably required in order to enable such SPAC Shareholders to make a timely and valid “Qualifying Electing Fund” election under Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to SPAC for such taxable year.

7.14. Subscription Agreements. The SPAC Parties shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). SPAC shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to any SPAC Party in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) the relevant SPAC Party the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of)). Without limiting the generality of the foregoing, SPAC shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to a SPAC Party; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if SPAC does not expect the relevant SPAC Party to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

7.15. Section 16 Matters. Prior to the Effective Times, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.16. Qualification as a Foreign Private Issuer. The Parties shall, at all times during the period from the date hereof until the Third Effective Time: (a) take all requisite action such that, as of the Third Effective Time, New PubCo shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange; and (b) not take any action that would cause New PubCo to not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange.

7.17. Qualification as an Emerging Growth Company. The SPAC Parties shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause the SPAC Parties to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.18. New PubCo Board. The Parties shall take all necessary action to cause the New PubCo Board as of immediately following the Closing to consist of seven (7) directors. The initial composition of the New PubCo Board shall be comprised of (a) six (6) individuals to be designated by the Company Shareholders specified in the Shareholders Agreement and (b) one (1) individual to be designated by SPAC Sponsor (the “SPAC Sponsor

Designee”), in each case of (a) and (b), in accordance with, and subject to, the terms and conditions of the Shareholders Agreement. The SPAC Sponsor Designee will serve on such committees of the Board as may be specified in the Shareholders Agreement, in accordance with, and subject to, the terms and conditions set forth therein. In addition, SPAC Sponsor may designate two (2) individuals (each such individual designated from time to time by SPAC Sponsor, a “SPAC Sponsor Board Observer”) to be invited by the New PubCo Board to attend meetings of the New PubCo Board in a nonvoting observer capacity, in accordance with, and subject to, the terms and conditions of the Shareholders Agreement.

7.19. New PubCo Equity Plan.

(a) The Parties shall cooperate to establish an equity incentive plan the (“New PubCo Equity Plan”) for service providers of New PubCo and its subsidiaries, to be approved by the Company and SPAC and effective as of (and contingent on) the Closing, subject to the approval of the shareholders of SPAC. The proposed form of the New PubCo Equity Plan shall be prepared and delivered by the Company to SPAC and shall be mutually agreed (in good faith) by SPAC and the Company prior to the Closing Date. SPAC shall, (i) obtain the approval of the New PubCo Equity Plan from the shareholders of SPAC, and (ii) immediately upon the effectiveness of a registration statement on Form S-8 registering New PubCo Ordinary Shares under the New PubCo Equity Plan, make grants to eligible individuals in the amounts determined by the New PubCo Board following the Closing. As soon as practicable following the date hereof (and in all events prior to the Closing), the Company shall engage a compensation consultant mutually satisfactory to SPAC and the Company to advise the Company with respect to the terms of the New PubCo Equity Plan (including, without limitation, with respect to the initial share pool reserve and “evergreen” renewal percentage). New PubCo, SPAC and the Company each agree that upon receipt of the final report of such compensation consultant prior to the Closing, New PubCo, SPAC and the Company shall mutually determine the terms of the New PubCo Equity Plan (including the initial share pool reserve and “evergreen” renewal percentage) in good faith in accordance with, in all material respects, the determination of the compensation consultant; provided that (x) the New PubCo Equity Plan shall initially reserve a number of New PubCo Ordinary Shares not exceeding 15% of total number of New PubCo Ordinary Shares outstanding on a fully diluted basis, as determined at the Closing and (y) the New PubCo Equity Plan shall include an “evergreen” provision pursuant to which the number of New PubCo Ordinary Shares reserved for issuance under the plan shall be increased automatically each year by not more than 5% of the aggregate number of New PubCo Ordinary Shares outstanding on a fully diluted basis, as determined on December 31 of the previous year.

(b) Notwithstanding anything herein to the contrary, each party acknowledges and agrees that all provisions contained in this Section 7.19 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

7.20. Interim Financial Statements. From the date hereof until the Proxy Clearance Date, the Company shall furnish to SPAC unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof no later than 45 days following the end of each such quarterly period prepared from the books and records of the Group Companies and, in all material respects, in conformity with the Company’s internal managerial accounting practices in the Company’s ordinary course of business.

7.21. Transaction Costs Cap. SPAC agrees to use commercially reasonable efforts to keep the aggregate amount of Transactions Costs below the Transaction Costs Cap. SPAC agrees to notify the Company as promptly as practicable after it obtains actual knowledge of any expenditure or commitment incurred by SPAC that would reasonably be expected to result in SPAC incurring Transaction Costs materially in excess of the Transaction Costs Cap, and shall use commercially reasonable efforts to keep the Company fully informed of such events.

7.22. SEC Financial Statements.

(a) In the event that pursuant to Section 7.1(a)(ii), it is determined that New PubCo and SPAC shall not submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC, the Company shall furnish to SPAC for inclusion in the Proxy Statement and the Registration Statement as soon as reasonably practicable and in any event prior to December 31, 2021, (A) audited consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards (collectively, the “PCAOB Audited 2020 and 2019 Financial Statements”), together with their respective auditor’s reports thereon and consent to use such financial statements and reports; (B) the unaudited consolidated balance sheets of the Company as of June 30, 2021, and statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the six-month period then ended, reviewed in accordance with PCAOB Accounting Standard 4105 (collectively, the “PCAOB Unaudited Interim Financial Statements”), together with the auditor’s limited review report thereon and consent to use such financial statements and report; and (C) unless the SEC provides a final and written waiver of the requirement for its presentation, the audited consolidated balance sheets of LinkApi Tecnologia S.A. (“LinkAPI”) as of the dates required by Rule 3-05 of Regulation S-X (as interpreted by the SEC), and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of LinkAPI for the required periods then ended, audited in accordance with applicable auditing standards required by the SEC for their inclusion in the Registration Statement and the Proxy Statement (collectively, the “LinkAPI Historical Financial Statements”), together with their respective auditor’s reports thereon and consent to use such financial statements and reports. Notwithstanding anything herein to the contrary, the Company’s obligations contained in this Section 7.22(a) shall not be deemed to have been breached by the Company’s failure to deliver such financial statements prior to December 31, 2021, and the Company shall instead be required to comply with Section 7.22(b) below.

(b) In the event that pursuant to Section 7.1(a)(ii), it is determined that New PubCo and SPAC shall submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC, the Company shall furnish to SPAC for inclusion in the Proxy Statement and the Registration Statement as soon as reasonably practicable and in any event prior to March 31, 2022, (A) the PCAOB Audited 2020 and 2019 Financial Statements, together with their respective auditor’s reports thereon and consent to use such financial statements and reports; and (B) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the fiscal year then ended, audited in accordance with applicable PCAOB auditing standards (the “PCAOB Audited 2021 Financial Statements”), together with their respective auditor’s reports thereon and consent to use such financial statements and reports.

(c) Upon delivery of the SEC Financial Statements, the Company shall be deemed to represent that the SEC Financial Statements (w) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the SEC Unaudited Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) and the absence of footnotes); (x) were prepared in conformity with International Financial Reporting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (y) were prepared from the books and records of the

Group Companies; and (z) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for inclusion in the Proxy Statement and the Registration Statement. Unless the SEC provides a final and written waiver, prior to December 31, 2021, the requirement for its presentation, upon delivery of the LinkAPI Historical Financial Statements, the Company shall be deemed to represent that the LinkAPI Historical Financial Statements (w) present fairly, in all material respects, the financial position of LinkAPI and its subsidiaries on a consolidated basis, as at the respective dates thereof, and the results of its operations and its cash flows for the respective periods then ended; (x) be prepared in conformity with Brazilian GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (y) be prepared from the books and records of LinkAPI and its subsidiaries; and (z) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for inclusion in the Proxy Statement and the Registration Statement.

(d) The Company, SPAC and New PubCo shall each use its reasonable efforts to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement or Proxy Statement and any other filings or confidential submissions to be made by SPAC or New PubCo with the SEC in connection with the Transactions.

7.23. Company Shareholder Meeting. The Company agrees to take and carry out any and all necessary measures to hold a shareholders meeting of the Company and employ its reasonable efforts to, on or prior to the Closing Date, obtain approval from the Company Shareholders of the Company’s financial statements and management accounts in respect of the fiscal year ended on December 31, 2020 and, if approved, file the relevant minutes of such shareholders’ meeting with the São Paulo’s Board of Trade in order to achieve its due retroactive effects to the date of the meeting in accordance with applicable Legal Requirements.

7.24. Post-Signing Deliveries. Within eight (8) hours following the execution and delivery of this Agreement, the Company shall deliver to SPAC (i) the Exchange Agreement, duly executed by each of the Company Shareholders, the Company Optionholders and the Company, and (ii) a copy of the minutes of the shareholders’ meeting of the Company held by the Company’s ordinary shareholders, confirming an irrevocable approval by such shareholders of the adoption of this Agreement, the Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby in form and substance reasonably acceptable to SPAC, evidencing the Requisite Approval, including approval of the execution of this Agreement, the Exchange Agreement, the other Transaction Agreements and the authorization and ratification of all acts performed or required to be performed by the officers of the Company for the signing and execution of this Agreement and the Transaction Agreements (the “Company Minutes”).

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval shall have been obtained.

(b) The Newco Shareholder Approval shall have been obtained.

(c) SPAC shall have at least $5,000,001 of net tangible assets following the exercise by the holders of SPAC Class A Ordinary Shares issued in SPAC’s initial public offering of securities and outstanding immediately before the First Effective Time of their right to redeem their SPAC Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with SPAC’s Governing Documents.

(d) the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Schedule 8.1(d) to this Agreement in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(e) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(f) The New PubCo Ordinary Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(h) The Exchange Agreement, duly executed by each of the Company Shareholders, the Company Optionholders and the Company, shall have been delivered to SPAC.

(i) The Company Minutes shall have been delivered to SPAC.

8.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b) SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time in all material respects.

(c) No SPAC Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the First Effective Time, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) The memorandum and articles of association of New PubCo shall be amended and restated in the form of the New PubCo A&R Charter.

(f) SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to SPAC, including for the payments to be made by any SPAC Party under this Agreement at Closing.

(g) SPAC shall have delivered or shall stand ready to deliver, the A&R Registration Rights Agreement, duly executed by New PubCo.

(h) SPAC Cash shall equal or exceed the Minimum Cash Amount.

8.3. Additional Conditions to the Obligations of SPAC. The obligations of the SPAC Parties to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.3(a) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein), other than deviations that are properly reflected on the Closing Payments Schedule to be delivered prior to Closing pursuant to Section 3.9(b), on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and (iii) all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failures of such representations and warranties of the Company to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the First Effective Time in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the First Effective Time, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

ARTICLE IX

TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Closing shall not have occurred by the date that is nine (9) months following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, or if any representation or warranty of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub shall have become untrue, in either case, such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub is curable by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub is cured during such 30 day period);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period); or

(f) by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval is not obtained.

(g) by SPAC, if the Company has not delivered by March 31, 2022 (i) the PCAOB Audited 2020 and 2019 Financial Statements, and (ii) the PCAOB Audited 2021 Financial Statements.

(h) by SPAC, if the Company shall have failed to deliver the Exchange Agreement, duly executed by each of the Company Shareholders, the Company Optionholders and the Company, within eight (8) hours after the execution and delivery of this Agreement, pursuant to Section 7.24(i);

(i) by SPAC, if the Company shall have failed to deliver the Company Minutes to SPAC within eight (8) hours after the execution and delivery of this Agreement, pursuant to Section 7.24(ii);

9.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Intentional Fraud.

ARTICLE X

NO SURVIVAL

10.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.

ARTICLE XI

GENERAL PROVISIONS

11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, to:

Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention:         Alec Oxenford

Email:               alec@alpha-capital.io

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell, LLP

450 Lexington Avenue

New York, NY 10017

Attention:          Daniel Brass

                           Derek Dostal

Email:               daniel.brass@davispolk.com

                           derek.dostal@davispolk.com

if to the Company to:

Semantix Tecnologia em Sistema de Informação S.A.

Av. Eusébio Matoso, 1.375, 10º andar

São Paulo, São Paulo, Brazil, ZIP05423-180

Attention:        Depto. Jurídico

Email: juridico@semantix.com.br

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Av. Brigadeiro Faria Lima, 3311, 7o Andar

04538-133 São Paulo - SP Brazil

Attention:        Filipe B. Areno

Email:             filipe.areno@skadden.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Jockey” online virtual data room hosted by Datasite at least one (1) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references)

shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.

11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4. Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 3.8, Section 7.12 and this Section 11.4 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section  11.4.

11.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7. Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13. Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub), on the one hand, and the Company (on behalf of itself) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15. Legal Representation.

(a) Each SPAC Party and the Company hereby agree for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates (including, after the Closing, SPAC and the Group Companies), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Davis Polk & Wardwell LLP (or any of its successors) may represent the SPAC Sponsor or any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation substantially related to this Agreement, any Transaction Agreement or the Transactions, and each SPAC Party and the Company on behalf of itself and the other Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each SPAC Party and the Company, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Davis Polk & Wardwell LLP provides legal services to SPAC or either SPAC Sponsor after the Closing Date. Each SPAC Party and the Company, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or either SPAC Sponsor and their respective counsel, including Davis Polk & Wardwell LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding substantially relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New PubCo, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub notwithstanding the Mergers, and instead survive, remain with and are controlled by the SPAC Sponsor (the “SPAC Sponsor Privileged Communications”), without any waiver thereof. Each SPAC Party, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New PubCo, the Company, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub may use or rely on any of the SPAC Sponsor Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge of the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the SPAC Sponsor Privileged Communications.

(b) Each SPAC Party and the Company hereby agree for itself and on behalf of the other Waiving Parties that Skadden, Arps, Slate, Meagher & Flom LLP (or any of its successors) may represent the shareholders or holders of other equity interests of the Company or any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates (other than the Company and Newco after the Closing) (the “Semantix Group”), in each case, in connection with any Legal Proceeding or obligation substantially related to this Agreement, any Transaction Agreement or the Transactions, and each SPAC Party and the Company on behalf of itself and the other Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each SPAC Party and the Company, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to the Semantix Group after the Closing Date. Each SPAC Party and the Company, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Semantix Group and their respective counsel, including Skadden, Arps, Slate, Meagher & Flom LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding substantially relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New PubCo, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub notwithstanding the Mergers, and instead survive, remain with and are controlled by the Semantix Group (the “Semantix Group Privileged Communications”), without any waiver thereof. Each SPAC Party, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New PubCo, the Company, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub may use or rely on any of the Semantix Group Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge of the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the Semantix Group Privileged Communications.

11.16. Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or

(b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, on the one hand, or SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA MERGER SUB I COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA MERGER SUB II COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA MERGER SUB III COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: President

[Signature Page to Business Combination Agreement]

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Leonardo Santos
Name: Leonardo Santos
Title: Chief Executive Officer

By:	/s/ Adriano Alcade
Name: Adriano Alcalde
Title: Chief Financial Officer

[Signature Page to Business Combination Agreement]

Annex B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between Alpha Capital Acquisition Company (the “Surviving Company”) and Alpha Merger Sub I Company (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated November 16, 2021 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company, which shall continue to be named Alpha Capital Acquisition Company after the Merger.

3

The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 23,000,000 Class A ordinary shares of a par value of US$0.0001 each and 5,750,000 Class B ordinary shares of a par value of US$0.0001 each in issue.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 shares of a par value of US$1.00 each and the Merging Company will have 1 share in issue.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute or such later date as the directors of the constituent companies may agree and specify in accordance with this Plan of Merger and the Statute (the “Effective Date”).

7

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto shall be its Memorandum and Articles of Association after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	Alec Oxenford of [personal address of Director];

13.2	Rafael Steinhauser of [personal address of Director];and

13.3	Rahim Lakhani of [personal address of Director];

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15

This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature page follows)

B-2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Name:
Alpha Capital Acquisition Company	)	Title: Director
)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Name:
Alpha Merger Sub I Company	)	Title: Director
)

Annexure 1

Business Combination Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex C

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ALPHA CAPITAL HOLDCO COMPANY

(AMENDED BY SPECIAL RESOLUTION DATED [●] 2021)

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ALPHA CAPITAL HOLDCO COMPANY

(AMENDED BY SPECIAL RESOLUTION DATED [●] 2021)

1.	The name of the Company is Alpha Capital Holdco Company.

2.	The registered office of the Company will be at the offices of [●] or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law as provided by Section 7(4) of the Companies Act.

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

Nothing in the preceding paragraphs shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Act (as amended) or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Act (as amended), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Act (as amended).

6.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands, provided that nothing in this Amended and Restated Memorandum of Association shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.

The authorised share capital of the Company is US$[●] divided into [●] Shares of US$0.001 par value each, with the power for the Company, insofar as is permitted by law and the Articles, to redeem, purchase or redesignate any of its shares and to increase or reduce the said share capital subject to the Companies Act (as amended) and the Articles and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

9.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

10.	Capitalised terms that are not defined in this Memorandum bear the meanings given to those terms in the Articles.

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ALPHA CAPITAL HOLDCO COMPANY

(AMENDED BY SPECIAL RESOLUTION DATED [•] 2021)

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ALPHA CAPITAL HOLDCO COMPANY

(AMENDED BY SPECIAL RESOLUTION DATED [•] 2021)

TABLE A

1.	In these Articles, the regulations contained in Table A in the First Schedule to the Companies Act (as defined below) do not apply except insofar as they are repeated or contained in these Articles.

DEFINITIONS AND INTERPRETATION

2.	In these Articles, the following words and expressions shall have the meanings set out below save where the context otherwise requires:

Affiliate	with respect to any specified person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, no Party shall be deemed to be an Affiliate of the Company or any of the Company’s Subsidiaries solely as a result of its ownership of Shares;

Articles	these Amended and Restated Articles of Association of the Company, as further amended from time to time by Special Resolution;

Auditors	the auditor or auditors for the time being of the Company;

Board of Directors	the Directors assembled as a board or assembled as a committee appointed by that board;

Companies Act	the Companies Act (as amended);

Company	the above-named company;

Crescera	Crescera Growth Capital Master Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil;

Crescera Director	any Director who was appointed or nominated to the Board by Crescera pursuant to, and in accordance with, Section 2.1 of the Shareholders Agreement;

Crescera Group	Crescera and any Affiliates of Crescera managed by the same investment manager as Crescera;

Designated Stock Exchange	any U.S. national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market;

Directors	the directors of the Company for the time being;

Electronic Record	has the same meaning as in the Electronic Transactions Act;

Electronic Transactions Act	the Electronic Transactions Act (as amended);

Exchange Act	the United States Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time;

Founders	collectively, DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands;

Founders Directors	each of the Directors who were appointed or nominated to the Board by the Founders pursuant to, and in accordance with, Section 2.1 of the Shareholders Agreement;

Founders Group	the Founders and their respective Affiliates;

Governmental Authority	any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

Governmental Order	any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

Group	with respect to Crescera, the Crescera Group; with respect to the Founders, the Founders Group; with respect to Inovabra, the Inovabra Group; and, with respect to the Sponsor, the Sponsor Group;

Growth Investors	Inovabra and Crescera, together;

Inovabra	Fundo de Investimento em Partipações Inovabra I – Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil;

Inovabra Director	any Directors who was appointed or nominated to the Board by Inovabra pursuant to, and in accordance with, Section 2.1 of the Shareholders Agreement;

Inovabra Group	Inovabra and any Affiliates of Inovabra managed by the same investment manager as Inovabra;

Law	any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority;

Memorandum	the Amended and Restated Memorandum of Association of the Company, as further amended and restated from time to time by Special Resolution;

Nasdaq	the Nasdaq Stock Market LLC;

Necessary Action	with respect to a specified result set forth in these Articles, any action that is necessary or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including: (a) voting or providing a written consent or proxy with respect to the Shares; (b) causing the adoption of amendments to the Memorandum and/or these Articles; (c) executing agreements and instruments relating to such specified result; and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result ; provided, that, solely in the case of the Sponsor Group, in no event shall “Necessary Action” require any member of the Sponsor Group to commit to voting or providing a written consent or proxy with respect to any Shares held by any member of the Sponsor Group or otherwise committing to the taking of any action that would be reasonably likely to, in the Sponsor’s good faith determination, require the Sponsor to be a member of any “group” for purposes of Section 13(d) of the Exchange Act (other than any “group” comprised solely of members of the Sponsor Group);

Ordinary Resolution	a resolution passed by a simple majority of the votes of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, and includes a unanimous written resolution;

paid up	paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up;

Parties	the Sponsor, the Company, the Founders and the Growth Investors and each, a Party;

person	any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

Register of Members	the register of Shareholders to be kept pursuant to these Articles;

Registered Office	the registered office of the Company for the time being;

Seal	the common seal of the Company including any duplicate seal;

Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Securities and Exchange Commission	the United States Securities and Exchange Commission;

Semantix	Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil;

Share	a share in the capital of the Company of any class including a fraction of such share;

Shareholder	any person registered in the Register of Members as the holder of Shares of the Company and, where two or more persons are so registered as the joint holders of such Shares, the person whose name stands first in the Register of Members as one of such joint holders;

Shareholders Agreement	the shareholders agreement dated as of November 16, 2021 among the Company, the Founders, the Growth Investors and the Sponsor, as the same may be amended from time to time;

Share Premium Account	the share premium account established in accordance with these Articles and the Companies Act;

signed	includes an electronic signature and a signature or representation of a signature affixed by mechanical means;

Special Resolution	has the same meaning as in the Companies Act, and includes a unanimous written resolution;

Sponsor	Alpha Capital Sponsor LLC, a Cayman Islands limited liability company;

Sponsor Director	any Directors who was appointed or nominated to the Board by the Sponsor pursuant to, and in accordance with, Section 2.1 of the Shareholders Agreement;

Sponsor Group	the Sponsor and any Affiliates of the Sponsor;

Subsidiary	with respect to a person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such person; and

Treasury Shares	Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

3.	In these Articles, unless there be something in the subject or context inconsistent with such construction:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing a gender shall include other genders;

(c)	words importing persons only shall include companies, partnerships, trusts or associations or bodies of persons, whether corporate or not;

(d)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)	the word “year” shall mean calendar year, the word “quarter” shall mean calendar quarter and the word “month” shall mean calendar month;

(f)	a reference to a “dollar” or “$” is a reference to the legal currency of the United States of America;

(g)	a reference to any enactment includes a reference to any modification or re-enactment thereof for the time being in force;

(h)	a reference to any meeting (whether of the Directors, a committee appointed by the Board of Directors or the Shareholders or any class of Shareholders) includes any adjournment of that meeting;

(i)	Sections 8 and 19 of the Electronic Transactions Act shall not apply; and

(j)	a reference to “written” or “in writing” includes a reference to all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

4.	Subject to the two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

5.	The table of contents to, and the headings in, these Articles are for convenience of reference only and are to be ignored in construing these Articles.

SITUATION OF REGISTERED OFFICE

6.

The Registered Office shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to the Registered Office, may establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

7.

Subject to these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, all Shares for the time being unissued shall be under the control of the Directors who may issue, allot and dispose of or grant options over the same and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. For such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

8.

Subject to the Companies Act and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights previously conferred on the holders of existing Shares, any share or fraction of a share in the Company’s share capital may be issued either at a premium or at par, and with such preferred, deferred, other special rights, or restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as the Board of Directors may from time to time by resolution determine, and any share may be issued by the Directors on the terms that it is, or at the option of the Directors is liable, to be redeemed or purchased by the Company whether out of capital in whole or in part or otherwise. No Share may be issued at a discount except in accordance with the Companies Act.

9.	The Company may on any issue of Shares deduct any sales charge or subscription fee from the amount subscribed for the Shares.

10.

No person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except as otherwise provided by these Articles or as required by law) any other right in respect of any Share except an absolute right thereto in the registered holder, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

11.

The Directors shall keep or cause to be kept a Register of Members as required by the Companies Act at such place or places as the Directors may from time to time determine. In the absence of any such determination, the Register of Members shall be kept at the Registered Office.

12.

The Directors in each year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Companies Act in respect of exempted companies and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

13.	The Company shall not issue Shares to bearer.

14.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the foregoing generality, voting and participation rights) and other attributes of a Share. If more than one fraction of a Share is issued to or acquired by the same Shareholder, such fractions shall be accumulated.

15.	The premium arising on all issues of Shares shall be held in the Share Premium Account established in accordance with these Articles.

16.

Payment for Shares shall be made at such time and place and to such person on behalf of the Company as the Directors may from time to time determine. Payment for any Shares shall be made in such currency as the Directors may determine from time to time, provided that the Directors shall have the discretion to accept payment in any other currency or in kind or a combination of cash and in kind.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

17.	Subject to the Companies Act and these Articles, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company and/or the Shareholder on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

(c)	make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Companies Act, including out of its capital, profits or the proceeds of a fresh issue of Shares.

18.

Unless the Directors determine otherwise, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

19.	The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

20.

The Directors may when making payments in respect of a redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

21.

Subject to the Companies Act, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

TREASURY SHARES

22.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

23.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

24.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares, provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of Treasury Shares is permitted and Shares allotted as fully paid bonus shares in respect of Treasury Shares shall be treated as Treasury Shares.

25.	Treasury Shares may be disposed of by the Company on any terms and conditions determined by the Directors.

MODIFICATION OF RIGHTS

26.

Subject to these Articles, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied or abrogated:

(a)

by, or with the approval of, the Directors without the consent of the holders of the Shares of that class if the Directors determine that the variation or abrogation is not materially adverse to the interests of those Shareholders; or

(b)

otherwise only with the consent in writing of the holders of at least two-thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (subject to any rights or restrictions attached to those Shares).

27.

The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every class meeting of the holders of one class of Shares, except that the necessary quorum shall be one or more Shareholders holding or representing by proxy at least twenty (20) per cent in par value of the issued Shares of that class and that any holder of Shares of that class present in person or by proxy may demand a poll.

28.

For the purposes of Articles 26 and 27, the Directors may treat all classes of Shares, or any two classes of Shares, as forming a single class if they consider that each class would be affected in the same way by the proposal or proposals under consideration. In any other case, the Directors shall treat all classes of Shares, or any two classes of Shares, as separate classes.

29.

The rights of the holders of the Shares of any class shall not, where those Shares were issued with preferred or other rights, be deemed to be materially adversely varied or abrogated by the creation or issue of further Shares ranking equally with those Shares or the redemption or purchase of Shares of any other class by the Company (subject to any rights or restrictions attached to those Shares).

SHARE CERTIFICATES

30.	The Shares will be issued in fully registered, book-entry form. Certificates will not be issued unless the Directors determine otherwise.

31.

If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms if any, as to evidence and obligations to indemnify the Company as the Board of Directors may determine.

TRANSFER AND TRANSMISSION OF SHARES

32.

All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

33.

In case of the death of a Shareholder, the survivors or survivor (where the deceased was a joint holder) and the executors or administrators of the deceased where the deceased was the sole or only surviving holder, shall be the only persons recognised by the Company as having title to the deceased’s interest in the Shares, but nothing in this Article shall release the estate of the deceased holder whether sole or joint from any liability in respect of any Share solely or jointly held by the deceased.

34.

Any guardian of an infant Shareholder and any curator or other legal representative of a Shareholder under legal disability and any person entitled to a share in consequence of the death or bankruptcy of a Shareholder shall, upon producing such evidence of title as the Directors may require, have the right either to be registered as the holder of the Share or to make such transfer thereof as the deceased or bankrupt Shareholder could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the Shares by the infant or by the deceased or bankrupt Shareholder before the death or bankruptcy or by the Shareholder under legal disability before such disability.

35.

A person so becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall have the right to receive and may give a discharge for all dividends and other money payable or other advantages due on or in respect of the Share, but such person shall not be entitled to receive notice of or to attend or vote at meetings of the Company, or save as aforesaid, to any of the rights or privileges of a Shareholder unless and until such person shall be registered as a Shareholder in respect of the Share, provided always that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold all dividends or other monies payable or other advantages due in respect of the Share until the requirements of the notice have been complied with.

LIEN

36.

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or the Shareholder’s estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

37.

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

38.

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser’s nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

39.

The net proceeds of such sale, after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

ALTERATION OF SHARE CAPITAL

40.	Subject to these Articles, the Company may from time to time by Ordinary Resolution increase its share capital by such sum to be divided into Shares of such amounts as the resolution shall prescribe.

41.	All new Shares shall be subject to the provisions of these Articles with reference to transfer, transmission and otherwise.

42.

Subject to the Companies Act, the Company may by Special Resolution from time to time reduce its share capital in any way, and in particular, without prejudice to the generality of the foregoing power, may:

(a)	cancel any paid-up share capital which is lost, or which is not represented by available assets; or

(b)	pay off any paid-up share capital which is in excess of the requirements of the Company,

and may, if and so far as is necessary, alter the Memorandum by reducing the amounts of its share capital and of its Shares accordingly.

43.	Subject to these Articles, the Company may from time to time by Ordinary Resolution alter (without reducing) its share capital by:

(a)	consolidating and dividing all or any of its share capital into Shares of larger amount than its existing Shares;

(b)

sub-dividing its Shares, or any of them, into Shares of smaller amount than that fixed by the Memorandum so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived; or

(c)

cancelling any Shares which, at the date of the passing of the Ordinary Resolution, have not been taken, or agreed to be taken by any person, and diminishing the amount of its authorised share capital by the amount of the Shares so cancelled.

GENERAL MEETINGS

44.

Subject to these Articles, the Directors may proceed to convene a general meeting whenever they think fit, including, without limitation, for the purposes of considering a liquidation of the Company, and they shall convene a general meeting on the requisition of the Shareholders holding at the date of the deposit of the requisition not less than ten percent (10%) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings.

45.	The requisition:

(a)	must be in writing and state the objects of the meeting;

(b)	must be signed by each requisitionist and deposited at the Registered Office; and

(c)	may consist of several documents in like form each signed by one or more requisitionists.

46.

If the Directors do not within ten (10) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said ten (10) days.

47.

A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are convened by the Directors. A general meeting may be convened in the Cayman Islands or at such other location, as the Directors think fit.

NOTICE OF GENERAL MEETINGS

48.

Five (5) calendar days’ notice at least specifying the place, the day and the hour of any general meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter mentioned to such persons as are under these Articles or the conditions of issue of the Shares held by them entitled to receive notices from the Company. If the Directors determine that prompt Shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the Directors consider reasonable.

49.

A general meeting shall, notwithstanding that it is called by shorter notice than that specified in the preceding Article, be deemed to have been duly called with regard to the length of notice if it is so agreed by all the Shareholders entitled to attend and vote thereat.

50.

In every notice calling a general meeting, there shall appear with reasonable prominence a statement that a Shareholder entitled to attend and vote either (i) is entitled to appoint one or more proxies to attend such meeting and vote instead of such Shareholder and that a proxy need not also be a Shareholder or (ii) has appointed a proxy who, unless such appointment is revoked, will attend such meeting and vote on behalf of such Shareholder.

51.	The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any general meeting.

PROCEEDINGS AT GENERAL MEETINGS

52.

No business shall be transacted at any general meeting unless a quorum is present. Save as otherwise provided in these Articles a quorum shall be the presence, in person or by proxy, of one or more persons holding at least twenty (20) per cent in par value of the issued Shares which confer the right to attend and vote thereat.

53.

Save as otherwise provided for in these Articles, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the Shareholders present shall be a quorum.

54.

A person may, with the consent of the Directors, participate at a general meeting by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at such meeting.

55.

The Chairperson (if any) or, if absent, the Deputy Chairperson (if any) of the Board of Directors, or, failing them, some other Director nominated by the Directors shall preside as Chairperson at every general meeting, but if at any meeting neither the Chairperson nor the Deputy Chairperson nor such other Director be present within fifteen (15) minutes after the time appointed for holding the meeting, or if neither of them be willing to act as Chairperson, the Directors present shall choose some Director present to be Chairperson or if no Directors be present, or if all the Directors present decline to take the chair, the Shareholders present shall choose some Shareholder present to be Chairperson.

56.

The Chairperson may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for fourteen (14) days or more, five (5) calendar days’ notice at the least specifying the place, the day and the hour of the adjourned meeting shall be given as in the case of the original meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

57.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

58.

At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairperson or any Shareholder or Shareholders present in person or by proxy.

59.

Unless a poll be so demanded, a declaration by the Chairperson that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect made in the Company’s minute book containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact without proof of the number or the proportion of the votes recorded in favour of or against such resolution.

60.

If a poll is duly demanded it shall be taken in such manner and at such place as the Chairperson may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Chairperson may, in the event of a poll, appoint scrutineers and may adjourn the meeting to some place and time fixed by the Chairperson for the purpose of declaring the result of the poll.

61.

In the case of an equality of votes, whether on a show of hands or on a poll, the Chairperson of the meeting at which the show of hands or at which the poll is taken, shall not be entitled to a second or casting vote.

62.

A poll demanded on the election of a Chairperson and a poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and place as the Chairperson directs not being more than ten (10) days from the date of the meeting or adjourned meeting at which the poll was demanded.

63.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

64.	A demand for a poll may be withdrawn and no notice need be given of a poll not taken immediately.

VOTES OF SHAREHOLDERS

65.	Every holder of Shares, present in person or by proxy and entitled to vote thereon, shall be entitled to one vote in respect of each Share held by them.

66.

In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the Shares.

67.

A Shareholder who has appointed special or general attorneys or a Shareholder who is subject to a disability may vote on a poll, by such Shareholder’s attorney, committee, receiver, curator bonis or other person in the nature of a committee, receiver, or curator bonis appointed by a court and such attorney, committee, receiver, curator bonis or other person may on a poll vote by proxy; provided that such evidence as the Directors may require of the authority of the person claiming to vote shall, unless otherwise waived by the Directors, have been deposited at the Registered Office not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which such person claims to vote.

68.

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairperson of the meeting, whose decision shall be final and conclusive.

69.

On a poll votes may be given either personally or by proxy and a Shareholder entitled to more than one vote need not, if the Shareholder votes, use all their votes or cast all the votes the Shareholder uses in the same way.

70.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

71.	Any person (whether a Shareholder or not) may be appointed to act as a proxy. A Shareholder may appoint more than one proxy to attend on the same occasion.

72.

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, must be deposited at the Registered Office, or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company, no later than the time appointed for holding the meeting or adjourned meeting; provided that the Chairperson of the meeting may in the Chairperson’s discretion accept an instrument of proxy sent by fax, email or other electronic means.

73.	An instrument of proxy shall:

(a)	be in any common form or in such other form as the Directors may approve;

(b)	be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the general meeting for which it is given as the proxy thinks fit; and

(c)	subject to its terms, be valid for any adjournment of the general meeting for which it is given.

74.

The Directors may at the expense of the Company send to the Shareholders instruments of proxy (with or without prepaid postage for their return) for use at any general meeting, either in blank or nominating in the alternative any one or more of the Directors or any other persons. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the Shareholders entitled to be sent a notice of the meeting and to vote thereat by proxy.

75.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Registered Office before commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

76.

Anything which under these Articles a Shareholder may do by proxy that Shareholder may also do by a duly appointed attorney. The provisions of these Articles relating to proxies and instruments appointing proxies apply, mutatis mutandis, to any such attorney and the instrument appointing that attorney.

77.

Any Shareholder which is a corporation or partnership may, by a resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting or meetings of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation or partnership as the corporation or partnership could exercise if it were a Shareholder who was an individual and such corporation or partnership shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present.

WRITTEN RESOLUTIONS OF SHAREHOLDERS

78.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of, attend and vote at a general meeting shall be as valid and effective as a resolution passed at a general meeting duly convened and held and may consist of several documents in the like form each signed by one or more of the Shareholders.

DIRECTORS

79.

Unless otherwise determined by the Company by Ordinary Resolution and subject to these Articles and the Shareholders Agreement (for so long as the Shareholders Agreement remains in force and effect), the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

80.	The initial number of Directors shall be seven (7).

81.

For so long as the Shareholders Agreement remains in force and effect, the Directors shall be divided into three (3) classes of Directors designated as Class I, Class II and Class III. Each class of Directors shall consist, as nearly equal as possible, of one third (1/3) of the total number of Directors constituting the entire Board of Directors.

82.

The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to these Articles in the course of, and in connection with, his or her service as a Director, including in connection with attending general and special meetings of the Board of Directors, any board of directors or board of managers of any of the Company’s Subsidiaries or any of their respective committees.

83.	A Director need not be a Shareholder but shall be entitled to receive notice of and attend all general meetings.

84.

Subject to Articles 90 and 91, the Company may, by Ordinary Resolution, appoint any person to be a Director and may in like manner remove any Director and may appoint another person in the Director’s stead. Without prejudice to the power of the Company by Ordinary Resolution to appoint a person to be a Director and subject to Articles 90 and 91, the Board of Directors, so long as a quorum of Directors remains in office, shall have the power at any time and from time to time to appoint any person to be a Director so as to fill a casual vacancy or otherwise.

85.

Each Director shall be entitled to such remuneration as approved by the Board of Directors and this may be in addition to such remuneration as may be payable under any other Article. Such remuneration shall be deemed to accrue from day to day. The Directors and the Secretary may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings or in connection with the business of the Company. The Directors may, in addition to such remuneration as aforesaid, grant special remuneration to any Director who, being called upon, shall perform any special or extra services to or at the request of the Company.

86.

Each Director shall have the power to nominate another Director or any other person to act as alternate Director in the Director’s place at any meeting of the Directors at which the Director is unable to be present and at the Director’s discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions, powers and duties of the Director being represented. Any Director who is appointed as alternate Director shall be entitled at a meeting of the Directors to cast a vote on behalf of their appointor in addition to the vote to which such Director is entitled in their own capacity as a Director, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as an alternate Director if and when the Director by whom the alternate Director has been appointed vacates their office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing such alternate Director and shall be agreed between them.

87.	Every instrument appointing an alternate Director shall be in such common form as the Directors may approve.

88.	The appointment and removal of an alternate Director shall take effect when lodged at the Registered Office or delivered at a meeting of the Directors.

89.	The office of a Director shall be vacated as set out in Articles 90 and 91 and in any of the following events namely:

(a)	if the Director resigns their office by notice in writing signed by such Director and left at the Registered Office;

(b)	if the Director becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(c)	if the Director dies or is found to be or becomes of unsound mind;

(d)	if the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment;

(e)	if the Director is removed from office by notice addressed to such Director at their last known address and signed by all of the co-Directors (not being less than two in number); or

(f)	if the Director is removed from office by Ordinary Resolution.

90.

For so long as (i) the Shareholders Agreement remains in force and effect; and (ii) the Founders Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding; (iii) the Crescera Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding; or (iv) the Inovabra Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, then each such Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding shall have the exclusive right to (1) request the removal from the Board of Directors of the Founders Directors, Crescera Director or Inovabra Director, as the case may be, whom it had originally nominated to the Board of Directors , and (2) appoint or nominate for appointment or election to the Board of Directors a Director to fill the vacancy resulting from such removal or any other vacancies created by reason of death or resignation of any then-serving Founders Director, Crescera Director or Inovabra Director, as the case may be, whom it had originally nominated to the Board of Directors. The Parties shall take all Necessary Action to cause (1) any such removal of any such Founders Director, Crescera Director or Inovabra Director, as the case may be, from the Board of Directors, and (2) any such vacancies on the Board of Directors to be filled by replacement Directors nominated by each such nominating Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, in each case, as promptly as reasonably practicable.

91.

For so long as (i) the Shareholders Agreement remains in force and effect; and (ii) the Sponsor remains party to the Shareholders Agreement, then the Sponsor shall have the exclusive right to (1) request the removal from the Board of Directors of the Sponsor Director whom it had originally nominated to the Board of Directors and (2) appoint or nominate for election to the Board a Director to fill the vacancy of such removal or any other vacancies created by reason of death or resignation of any then-serving Sponsor Director whom it had originally nominated to the Board of Directors. The Parties shall take all Necessary Action to cause (1) the removal of any such Sponsor Director from the Board of Directors, and (2) any such vacancy to be filled by a replacement Sponsor Director nominated by the Sponsor, in each case, as promptly as reasonably practicable.

TRANSACTIONS WITH DIRECTORS

92.

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director on such terms as to tenure of office and otherwise as the Directors may determine.

93.

No Director or intending Director shall be disqualified by their office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established, but the nature of the Director’s interest must be declared by such Director at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, then at the next meeting of the Directors held after such Director becomes so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made, then at the first meeting of the Directors held after such Director becomes so interested.

94.

In the absence of some other material interest than is indicated below, provided a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company declares (whether by specific or general notice) the nature of their interest at a meeting of the Directors that Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that such Director may be interested therein and if such Director does so their vote shall be counted and such Director may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

95.

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning the Director’s own appointment.

96.

Any Director may act independently or through the Director’s firm in a professional capacity for the Company, and the Director or the firm shall be entitled to remuneration for professional services as if the Director were not a Director, provided that nothing herein contained shall authorise a Director or the Director’s firm to act as Auditor to the Company.

97.

Any Director may continue to be or become a director, managing director, manager or other officer or shareholder of any company promoted by the Company or in which the Company may be interested, and no such Director shall be accountable for any remuneration or other benefits received by the Director as a director, managing director, manager or other officer or shareholder of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors or other officers of such company).

POWERS OF DIRECTORS

98.

The business of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Companies Act or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to any regulations of these Articles, to the Companies Act, and to such regulations being not inconsistent with the aforesaid regulations or provisions as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

99.

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in such attorney. The Directors may also appoint any person to be the agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and on such conditions as they determine, including authority for the agent to delegate all or any of their powers.

100.

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments drawn by the Company, and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

PROCEEDINGS OF DIRECTORS

101.

The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions and matters arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the Chairperson shall not have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

102.

A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

103.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, shall be two, if there are two or more Directors, and shall be one if there is only one Director.

104.

The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up vacancies in their number, or of summoning general meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Shareholders may summon a general meeting for the purpose of appointing Directors.

105.

The Directors may from time to time elect and remove a Chairperson and, if they think fit, a Deputy Chairperson and determine the period for which they respectively are to hold office. The Chairperson or, failing them, the Deputy Chairperson shall preside at all meetings of the Directors, but if there be no Chairperson or Deputy Chairperson, or if at any meeting the Chairperson or Deputy Chairperson be not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairperson of the meeting.

106.	A meeting of the Directors for the time being at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

107.

Without prejudice to the powers conferred by these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors. The Directors may, by power of attorney or otherwise, appoint any person to be an agent of the Company on such condition as the Directors may determine, provided that the delegation is not to the exclusion of their own powers.

108.

The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under the preceding Article.

109.

The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of the officer’s appointment an officer may be removed by resolution of the Directors or Shareholders.

110.

All acts done by any meeting of Directors, or of a committee of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

111.	The Directors shall cause minutes to be made of:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of Directors; and

(c)	all resolutions and proceedings of all meetings of the Company and of the Directors and of any committee of Directors.

Any such minutes, if purporting to be signed by the Chairperson of the meeting at which the proceedings took place, or by the Chairperson of the next succeeding meeting, shall, until the contrary be proved, be conclusive evidence of the proceedings.

WRITTEN RESOLUTIONS OF DIRECTORS

112.

A resolution in writing signed by all the Directors for the time being entitled to attend and vote at a meeting of the Directors (an alternate Director being entitled to sign such a resolution on behalf of their appointor) shall be as valid and effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors (or their alternates).

PRESUMPTION OF ASSENT

113.

A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file their written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

BORROWING POWERS

114.

The Directors may exercise all the powers of the Company to borrow money and hypothecate, mortgage, charge or pledge its undertaking, property, and assets or any part thereof, and to issue debentures, debenture stock or other securities, whether outright or as collateral security for any debt liability or obligation of the Company or of any third party.

SECRETARY

115.

The Directors may appoint any person to be a Secretary who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no Secretary capable of acting, be done by or to any assistant or deputy Secretary or if there is no assistant or deputy Secretary capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors, provided that any provisions of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

116.	No person shall be appointed or hold office as Secretary who is:

(a)	the sole Director;

(b)	a corporation the sole director of which is the sole Director; or

(c)	the sole director of a corporation which is the sole Director.

THE SEAL

117.

The Directors shall provide for the safe custody of the Seal and the Seal shall never be used except by the authority of a resolution of the Directors or of a committee of the Directors authorised by the Directors in that behalf. The Directors may keep for use outside the Cayman Islands a duplicate Seal. The Directors may from time to time as they see fit (subject to the provisions of these Articles relating to share certificates) determine the persons and the number of such persons in whose presence the Seal or the facsimile thereof shall be used, and until otherwise so determined the Seal or the duplicate thereof shall be affixed in the presence of any one Director or the Secretary, or of some other person duly authorised by the Directors.

DIVIDENDS, DISTRIBUTIONS AND RESERVES

118.

Subject to the Companies Act, these Articles, and the special rights attaching to Shares of any class, the Directors may, in their absolute discretion, declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account, or as otherwise permitted by the Companies Act.

119.

Except as otherwise provided by the rights attached to Shares, or as otherwise determined by the Directors, all dividends and distributions in respect of Shares shall be declared and paid according to the par value of the Shares that a Shareholder holds. If any Share is issued on terms providing that it shall rank for dividend or distribution as from a particular date, that Share shall rank for dividend or distribution accordingly.

120.

The Directors may deduct and withhold from any dividend or distribution otherwise payable to any Shareholder all sums of money (if any) then payable by the Shareholder to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

121.

The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholder upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

122.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall (unless the Directors in their sole discretion otherwise determine) be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

123.

Any dividend or distribution which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or distribution shall remain as a debt due to the Shareholder. Any dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company.

124.	No dividend or distribution shall bear interest against the Company.

SHARE PREMIUM ACCOUNT

125.

The Directors shall establish an account on the books and records of the Company to be called the Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

ACCOUNTS

126.

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

127.	The books of account shall be kept at the Registered Office or at such other place as the Directors think fit, and shall always be open to inspection by the Directors.

128.

The Board of Directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspection of any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by resolution of the Shareholders.

AUDIT

129.

The accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by resolution of the Shareholders or failing any such determination, by the Board of Directors, or failing any determination as aforesaid, shall not be audited.

NOTICES

130.	Any notice or document may be served by the Company on any Shareholder:

(a)	personally;

(b)	by registered post or courier to that Shareholder’s address as appearing in the Register of Members; or

(c)	by cable, telex, facsimile, e-mail or any other electronic means should the Directors deem it appropriate.

131.

In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

132.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

133.

Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company may be sent or served by leaving the same or sending it through the post in a prepaid letter envelope or wrapper, addressed to the Company or to such officer at the Registered Office.

134.

Where a notice or other document is sent by registered post, service of that notice or other document shall be deemed to be effected by properly addressing, pre-paying and posting an envelope containing it, and that notice or other document shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which it was posted. Where a notice or other document is sent by courier, service of that notice or other document shall be deemed to be effected by delivery of the notice or other document to a courier company, and that notice or other document shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which it was delivered to the courier company. Where a notice or other document is sent by cable, telex or facsimile, service of that notice or other document shall be deemed to be effected by properly addressing and sending it, and that notice or other document shall be deemed to have been received on the same day that it was transmitted. Where a notice or other document is sent by email, service of that notice or other document shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and that notice or other document shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

135.

Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in pursuance of these Articles shall notwithstanding that such Shareholder be then dead, insane, bankrupt or dissolved, and whether or not the Company has notice of such death, insanity, bankruptcy or dissolution, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless the Shareholder’s name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under such Shareholder) in the Share.

WINDING UP AND FINAL DISTRIBUTION OF ASSETS

136.	The Directors may present a winding up petition on behalf of the Company without the sanction of a resolution of the Shareholders passed at a general meeting.

137.	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit.

138.

If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

139.

If the Company shall be wound up (whether the liquidation is voluntary, under supervision or by the Court) the liquidator may, with the authority of a Special Resolution, divide among the Shareholders in specie the whole or any part of the assets of the Company, and whether or not the assets shall consist of property of a single kind, and may for such purposes set such value as the liquidator deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Shareholders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of Shareholders as the liquidator, with the like authority, shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no Shareholder shall be compelled to accept any Shares in respect of which there is liability.

INDEMNITY

140.

Every Director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by that Director or officer as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the Director or officer may incur by their own actual fraud or wilful default. No such Director or officer shall be liable to the Company for any loss or damage in carrying out their functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

141.

The Company shall (a) purchase directors’ and officers’ liability insurance from time to time in an amount determined by the Board of Directors to be reasonable and customary and (b) for so long as a Director nominated pursuant to these Articles serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

DISCLOSURE

142.

Any Director, officer or authorised agent of the Company shall, if lawfully required to do so under the laws of any jurisdiction to which the Company is subject or in compliance with the rules of any stock exchange upon which the Company’s shares are listed or in accordance with any contract entered into by the Company, be entitled to release or disclose any information in their possession regarding the affairs of the Company including, without limitation, any information contained in the Register of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

143.

The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and for the purpose of determining the Shareholders entitled to receive payment of any dividend the Directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination.

144.

If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting has been made in the manner provided in the preceding Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

145.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. The Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

FINANCIAL YEAR

146.	The Directors shall determine the financial year of the Company and may change the same from time to time. Unless they determine otherwise, the financial year shall end on 31 December in each year.

AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION

147.

The Company may from time to time alter or add to these Articles or alter or add to the Memorandum with respect to any objects, powers or other matters specified therein by passing a Special Resolution in the manner prescribed by the Companies Act.

CAYMAN ISLANDS DATA PROTECTION

148.

The Company is a “data controller” for the purposes of the Data Protection Act, 2017 (as amended, the DPA). By virtue of subscribing for and holding Shares in the Company, Shareholders provide the Company with certain information (Personal Data) that constitutes “personal data” under the DPA. Personal Data includes, without limitation, the following information relating to a Shareholder and/or any natural person(s) connected with a Shareholder (such as a Shareholder’s individual directors, members and/or beneficial owner(s)): name, residential address, email address, corporate contact information, other contact information, date of birth, place of birth, passport or other national identifier details, national insurance or social security number, tax identification, bank account details and information regarding assets, income, employment and source of funds.

149.	The Company processes such Personal Data for the purposes of:

(a)	performing contractual rights and obligations (including under the Memorandum and these Articles);

(b)

complying with legal or regulatory obligations (including those relating to anti-money laundering and counter-terrorist financing, preventing and detecting fraud, sanctions, automatic exchange of tax information, requests from governmental, regulatory, tax and law enforcement authorities, beneficial ownership and the maintenance of statutory registers); and

(c)	the legitimate interests pursued by the Company or third parties to whom Personal Data may be transferred, including to manage and administer the Company, to send updates, information and notices to Shareholders or otherwise correspond with Shareholders regarding the Company, to seek professional advice (including legal advice), to meet accounting, tax reporting and audit obligations, to manage risk and operations and to maintain internal records.

150.

The Company transfers Personal Data to certain third parties who process the Personal Data on the Company’s behalf, including third party service providers that it appoints or engages to assist with its management, operation, administration and legal, governance and regulatory compliance. In certain circumstances, the Company may be required by law or regulation to transfer Personal Data and other information with respect to one or more Shareholders to a governmental, regulatory, tax or law enforcement authority. That authority may, in turn, exchange this information with another governmental, regulatory, tax or law enforcement authority established in or outside the Cayman Islands.

Annex D

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2021 (the “Effective Date”) by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), and each of the undersigned parties listed on Schedule A hereto as the holder of Equity Interests (as defined below) (each such party, an “Equity Holder” and collectively, “Equity Holders”), and, each of the undersigned parties listed on Schedule A hereto as the holder of Options (as defined below) (each such party, an “Optionee” and collectively, “Optionees”). Each of New PubCo, the Company, SPAC and the Equity Holders will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, each Equity Holder is the legal and beneficial owners of the shares of common or preferred stock of the Company listed next to its name on Schedule A (the “Equity Interests”);

WHEREAS, concurrently with the execution of this Agreement, the Company and certain other parties entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement);

WHEREAS, each Optionee is the legal and beneficial owner of the outstanding options listed next to its name on Schedule A (the “Options”) under the Company’s Share Plan, which are or may become vested before the closing of the Transaction set forth in the Business Combination Agreement;

WHEREAS, in consideration for the benefits to be received directly or indirectly by the Equity Holder and the Optionee in connection with the transactions contemplated by the Business Combination Agreement and as a material inducement to SPAC and New PubCo agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, each Equity Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that SPAC and New PubCo would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Equity Holders and Optionees entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

OBLIGATIONS

1.1.     Newco Formation. As soon as practicable after the date hereof and in any event prior to the First Effective Time (as defined in the Business Combination Agreement), each Equity Holder shall take, or cause to be taken, any and all actions necessary to form an exempted company incorporated with limited liability in the Cayman Islands (“Newco”), the sole shareholders of which shall be the Equity Holders in the proportions set forth next to each Equity Holder’s name on Schedule B.

1.2.     Newco Joinder. Promptly after the formation of Newco pursuant to the immediately preceding Section 1.1 and in any event prior to the First Effective Time, each Equity Holder shall take, or cause to be taken, any and all action necessary for Newco to become a party to the Business Combination Agreement and this Agreement by executing and delivering the Newco Joinder.

1.3.     Shareholder Approval.

a)

Promptly following the date of this Agreement and in any event prior to First Effective Time, each Equity Holder shall take, or cause to be taken, any and all action necessary or advisable for such Equity Holder to approve, in his or her capacity as a shareholder of the Company, the transactions contemplated by the Business Combination Agreement (the “Company Approval”).

b)

Promptly following the Pre-Closing Exchange and prior to the First Effective Time, each Equity Holder shall take, or cause to be taken, any and all action necessary or advisable for such Equity Holder to approve, in his or her capacity as a shareholder of Newco, the Second Merger and the other transactions contemplated by the Business Combination Agreement (the “Newco Approval” and together with the Company Approval, the “Corporate Approvals”).

c)

Without limiting the generality, and in furtherance, of the foregoing, during the term of this Agreement, for purposes of the Corporate Approvals, each Equity Holder, on its own behalf and on behalf of any wholly owned subsidiary, as applicable, hereby agrees to be present for any meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Equity Interests and ordinary shares of Newco (“Shares”) (i) in favor of, and to adopt, the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby to the extent required for the Company and Newco to carry out their respective obligations thereunder, and (iii) in opposition to: (A) any Company Business Combination and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement and the transactions contemplated thereby or (B) any other action, proposal, transaction or agreement involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (y) any breach of any representation, warranty, covenant, obligation or agreement of the Company in the Business Combination Agreement or any Transaction Agreement or (z) any of the conditions to the Company’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

d)

Each Equity Holder agrees not to deposit, and to cause its affiliates not to deposit, any Equity Interests or Shares in a voting trust or subject any Equity Interests or Shares to any arrangement or agreement with respect to the voting of such Equity Interests or Shares, unless specifically requested to do so by the SPAC and the Company in connection with the Business Combination Agreement, the Transaction Agreements or the transactions contemplated thereby.

e)

Each Equity Holder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Legal Requirements at any time with respect to the Second Merger, the Pre-Closing Exchange, the Agreement, the other Transaction Agreements and the transactions contemplated thereby and (ii) not to commence or participate in any claim, derivative or otherwise, against the Company, Newco, SPAC, New PubCo or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Mergers, the Pre-Closing Exchange or the other transactions contemplated thereby, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the board of directors or similar governing body of the Company or New PubCo in connection with the Second Merger, the Pre-Closing Exchange, the Agreement, the other Transaction Agreements and the transactions contemplated thereby. For the avoidance of doubt, this paragraph shall not apply, or be construed to apply, to in respect of an Equity Holder’s rights or obligations under the Shareholders Agreement or the A&R Registration Rights Agreement.

1.4.    Proxy.

a)

Without limiting any other rights or remedies of the Company, for all purposes of this Agreement, each Equity Holder hereby appoints the Company, and any designee of either of them, and each of them individually, as its proxies, agents and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the matters set forth herein in the name and in the stead of such Equity Holder, including to attend on behalf of such Equity Holder any meeting of the Equity Holders or Shares with respect to the Corporate Approvals, to include the Equity Interests or Shares in any computation for purposes of establishing a quorum at any such meeting of the Equity Holders or Shares, to vote (or cause to be voted, as applicable) the Equity Interests or Shares or consent or approve (or withhold consent or approval, as applicable) with respect to any of the Corporate Approvals in connection with any meeting of the Equity Holders, any action by written consent or any other approval by the Equity Holders. This proxy and power of attorney is given to secure the performance of the duties of the Equity Holder under this Agreement. Each Equity Holder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

b)

This proxy and power of attorney granted by Equity Holder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, is granted in consideration for the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby and shall revoke any and all prior proxies granted by Equity Holder with respect to the Equity Interests or Shares. The power of attorney granted by Equity Holder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Equity Holder. The vote, consent or approval by the proxyholder with respect to any Corporate Approval shall control in the event of any conflict between such vote, consent or approval (or withholding of consent or approval, as applicable) by the proxyholder of the Equity Interests or Shares and a vote, consent or approval (or withholding of consent or approval, as applicable) by such Equity Holder of the Equity Interests or Shares (or any other Person with the power to vote or provide consent or approval (or withhold consent or approval, as applicable) with respect to the Equity Interests or Shares) with respect to any Corporate Approval. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

c)

The Company agrees, pursuant to the powers of attorney granted to the Company pursuant to this Agreement, in connection with and to facilitate the consummation of the Pre-Closing Exchange, to the extent necessary or advisable, to make, execute, acknowledge and deliver all such other agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange and, in general, to do any and all things and to take any and all actions necessary or advisable in connection with or to carry out the Pre-Closing Exchange on behalf of the Equity Holders, in each case subject to the terms and conditions of the Business Combination Agreement.

d)

Notwithstanding anything in this Agreement to the contrary, none of the provisions of this Section 1.4 shall apply to Crescera Growth Capital Master Fundo de Investimento em Participação - Multiestratégia or to Fundo de Investimento em Participações Multiestratégia Inovabrá I – Investimento no Exterior (collectively, the “Growth Investors”), each in their capacity as Equity Holder, and that no such proxy and power of attorney shall be granted hereunder by any of the Growth Investors in favor of the Company.

1.5.    Further Assurances. During the term of this Agreement, each Equity Holder and Optionee agrees that it shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect any Equity Holder’s, the Company’s and/or Newco’s ability to perform its obligations under this Agreement and/or the Business Combination Agreement, except as expressly contemplated by this Agreement or the Business Combination Agreement. Each Equity Holder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable, in each case, as reasonably determined by SPAC and the Company, in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement or this Agreement.

1.6.    Termination of Existing Shareholders Agreements. Each Equity Holder and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates shall have any further obligations or Liabilities under or with respect to each such agreement. Without limiting the above, each of the Equity Holders who are a party to the agreements set forth on Schedule B hereby expressly and irrevocably acknowledge and agree that all terms and conditions of the respective agreements to which they are a party to were duly observed or waived, as applicable. For purposes of clarification, despite the completion of the contribution set forth in this Agreement, the Shareholder’s Agreement shall remain in full force, mutatis mutandis, until the Closing is consummated.

1.7.     Business Combination Agreement. Each Equity Holder hereby agrees to be bound by and subject to (i) Sections 7.4 (Confidentiality; Communications Plan; Access to Information), 7.6 (No SPAC Securities Transactions), and 7.8 (Disclosure of Certain Matters) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Equity Holder is directly party thereto, and (ii) Section 7.7 (No Claim Against Trust Account) and Section 7.10(a) (No Solicitation) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Equity Holder is directly party thereto.

1.8.    Transfers of Equity Interests or Shares Prior to Closing. Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), from and after the date hereof until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each Equity Holder agrees not to (a) Transfer any of the Equity Interests or Shares, (b) enter into any option, warrant, purchase right or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of the Equity Interests or Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not prohibit a Transfer (i) if such Equity Holder is not an individual or a trust, to any of its Affiliates, or (ii) if such Equity Holder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order or (C) to any member of such Equity Holder’s immediate family or any trust for the direct or indirect benefit of such Equity Holder or the immediate family of such Equity Holder; provided, however, that (x) such Equity Holder shall, and shall cause any such transferee of his, her or its Equity Interests or Shares, to enter into a written agreement, in form and substance reasonably satisfactory to SPAC, agreeing to be bound by this Agreement (including, for the avoidance of doubt, all of the covenants, agreements and obligations of such Equity Holder hereunder and which agreement will include, for the avoidance of doubt, the making of all of the representations and warranties of such Equity Holder set forth in Article II with respect to such transferee and his, her or its Equity Interests or Shares received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer, and (y) no such Transfer will relieve such Equity Holder of any of its covenants, agreements or obligations hereunder with respect to the Equity Interests or Shares so transferred, unless and to the extent actually performed, or will otherwise affect any of the provisions of this Agreement (including any of the representations and warranties of such Equity Holder hereunder). For purposes of this Agreement, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; (b) “Transfer” shall mean the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) or (b)(ii); and (c) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

1.9.    Release. Effective as of the Third Effective Time, each Equity Holder and Optionee, on behalf of himself, herself or itself, his, her or its affiliates and each of their respective assigns, heirs, beneficiaries, creditors, representatives and agents (collectively, the “Releasing Parties”), does irrevocably and fully waive, release, acquit and discharge forever the Company, Newco, SPAC, New PubCo and their respective affiliates and present and former and direct or indirect partners, members and equity holders, directors, managers, officers, employees, principals, trustees, representatives, agents, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys (collectively, the “Released Parties”), from any and all actions, claims, liabilities, losses, orders and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Releasing Parties, or any of them, may have had in the past or may now have or may have in the future against the Released Parties, or any of them, related to events, circumstances, acts or omissions occurring, on or prior to the Second Effective Time that relate to or arise out of the Releasing Party’s status as a holder of equity of, or any other investment in, the Company, Newco or any of their respective Affiliates, including any Equity Interests or Shares and any securities exercisable for, convertible into or otherwise issued with respect to any securities, obligations or other interests issued by the Company or any of its Affiliates that any such Releasing Party holds or has ever held, including relating to the negotiation, execution and consummation of the transactions contemplated by the Business Combination Agreement, including, without limitation, the other Transaction Agreements, the Pre-Closing Exchange, the Second Merger and breaches of any fiduciary duties with respect to the transactions contemplated by the Business Combination Agreement (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include, and each Releasing Party is not releasing any, (i) if such Equity Holder is an employee of the Company, rights to accrued but unpaid salary, bonuses, expense reimbursements (in accordance with Company’s employee expense reimbursement policy), accrued vacation and other benefits under the Company’s employee benefit plans, (ii) right to indemnification, exculpation, advancement of expense or similar rights with respect to service as a director, officer or manager or an Affiliate thereof, set forth in the Company’s Governing Documents, certificate of formation or other organizational documents, any indemnification agreement between the Company and such Equity Holder or its Affiliates, or as provided by law or any directors’ and officers’ liability insurance, (iii) actions, claims, liabilities, losses, and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, arising out or related to this Agreement, the Business Combination Agreement or any other Transaction Agreement to which such Releasing Party is a party, (iv) commercial agreement between such Equity Holder or any other Releasing Party, on the one hand, or any Released Party, on the other hand, (v) rights of such Equity Holder or any other Releasing Party under the Business Combination Agreement or any other Transaction Agreement to which such Releasing Party is a party, including claims related to the enforcement of the Business Combination Agreement and the right to receive such Equity Holder’s Per Share Consideration, or (vi) Equity Holder’s rights or obligations under the Shareholders Agreement or the A&R Registration Rights Agreement (collectively the “Excluded Claims”). Each Equity Holder (on behalf of itself, himself, and herself and the other Releasing Parties) hereby agrees not to institute any proceeding against any Released Party with respect to any of the Released Claims but excluding the Excluded Claims. Each Equity Holder represents, warrants and acknowledges that he, she or it has consulted with counsel with respect to the execution and delivery of this release and has been fully apprised of the consequences hereof. Each Equity Holder agrees and acknowledges that the release in this Agreement constitutes a complete defense of any and all Released Claims, other than Excluded Claims.

1.10.    Optionees’ Undertaking.

a)

In the event that, prior to the Pre-Closing Exchange (as defined in the Business Combination Agreement), any Optionee exercises any of his or her Options under the Company Share Plan, such Optionee will automatically become an Equity Holder under the terms of this Agreement and will be treated as an Equity Holder for all purposes of this Agreement, assuming any and all rights and obligations set forth herein, and Schedule A hereto shall be deemed to be updated to include the equity interests underlying each such exercised Option in Schedule A.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE EQUITY HOLDER

2.1.    Each Equity Holder (including for purposes of this Article II, each Optionee) hereby represents and warrants to Newco, SPAC and New PubCo that:

a)

Title. Each Equity Holder and Optionee holds good, valid and marketable title to the Equity Interests and Options set forth opposite the Equity Holder’s name on Schedule A, free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind except as set forth in Schedule A.

b)

Authorization. Each Equity Holder and Optionee has full power and authority (including any spouse consent) to enter into this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by all other parties, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

c)

No Conflict. Neither the execution and delivery of this Agreement by the Equity Holder nor the performance of the Equity Holder’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to the Equity Holder, (ii) if the Equity Holder is not an individual, would, directly or indirectly, result in any breach of any provision of the Equity Holder’s Governing Documents, (iii) conflicts with, result in a breach under or give rise to any right of termination of any document, agreement or instrument to which the Equity Holder is a party, or (iv) result in the creation or imposition of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind upon the Equity Interests except as disclosed on Schedule A.

d)

No Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or any other governmental authority, instrumentality, agency or commission or any third party (including a party to any agreement with the Equity Holder, the Optionee or any spouse consent), is required by or with respect to the delivery of this Agreement and the consummation of the transactions contemplated hereby.

e)

Ownership. The Equity Holder is the beneficial and record owner of the Equity Interests set forth next to the Equity Holder’s name on Schedule A. The Equity Interests and Options set forth on Schedule A collectively constitute 100% of the Equity Holder’s interest in the Company and the Equity Holder does not own, beneficially or of record, any other equity, equity-linked or similar securities of the Company or any of its Subsidiaries or have the right to acquire any equity, equity-linked or similar securities of the Company or any of its Subsidiaries. The Equity Holder acknowledges that the Equity Holder’s agreement to contribute all of the equity securities of the Company held by the Equity Holder is a material inducement to Newco’s willingness to issue to the Equity Holder, or to the respective wholly owned subsidiary if applicable, the Shares. As such, if after the execution of this Agreement it is discovered that the Equity Holder is directly or indirectly the owner of any additional membership, equity or ownership interests not reflected next to the Equity Holder’s name on Schedule A (an “Undisclosed Interest”), the Equity Holder hereby agrees to contribute, assign, transfer, convey and deliver to Newco all of the Equity Holder’s right, title and interest in and to such Undisclosed Interest. By executing this Agreement, each Equity Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any person, with respect to any of the Equity Interests except as disclosed on Schedule A. The Equity Holder has the sole right to vote (and provide consent in respect of, as applicable) the Equity Interests set forth next to the Equity Holder’s name on Schedule A and, except for this Agreement, the Business Combination Agreement and as disclosed on Schedule A, the Equity Holder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of the Equity Interests or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Equity Interests.

f)

There is no Legal Proceeding pending or, to the Equity Holder’s knowledge, threatened against or involving the Equity Holder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Equity Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

g)

There is no Order or Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition relating to the Equity Holder or any of his, her or its Affiliates that could reasonably be expected to adversely affect the ability of the Equity Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

h)

The Equity Holder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Newco, SPAC and New PubCo and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Agreements and (ii) he, she or it has been furnished with or given access to such documents and information about Newco, SPAC and New PubCo and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Transaction Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

i)

In entering into this Agreement and the other Transaction Agreements to which he, she or it is or will be a party, the Equity Holder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Transaction Agreements to which he, she or it is or will be a party and no other representations or warranties of Newco, SPAC or New PubCo (including, for the avoidance of doubt, none of the representations or warranties of SPAC or New PubCo set forth in the Business Combination Agreement or any other Transaction Agreement) or any other Person, either express or implied, and the Equity Holder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Transaction Agreements to which he, she or it is or will be a party, none of Newco, SPAC or New PubCo or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1.    The Company hereby represents and warrants to each Equity Holder that:

a)

Organization. The Company is a closely held company, duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. As of the Effective Date, the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b)

Authorization. The Company has full power and authority to enter into this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by all other parties, constitutes a valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

c)

No Conflict. Neither the execution and delivery of this Agreement by the Company nor the performance of the Company’s obligations hereunder violates any provision of law applicable to the Company or conflicts with any document, agreement or instrument to which the Company is a party.

ARTICLE IV

MISCELLANEOUS

4.1.    Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Business Combination Agreement to the applicable Party at its principal place of business. Any notice to any Equity Holder shall be sent to the address set forth on the signature page hereto.

4.2.    Assignment. No party shall assign or delegate (in whole or in part) its rights or obligations under this Agreement without the prior written consent of the other parties.

4.3.    Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and shall be enforceable by the parties hereto and their respective successors and permitted assigns.

4.4.    Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. In the event of a valid termination of the Business Combination Agreement, this Agreement shall be of no force and effect. No such termination or reversion shall relieve any Equity Holder from any obligation accruing, or liability resulting from an intentional breach of this Agreement occurring prior to such termination or reversion

4.5.    Miscellaneous. Sections 11.2 through 11.10 and Sections 11.12 through 11.14 of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.

[Remainder of this page was intentionally left in blank. Execution pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Voting and Support Agreement as of the date first above written.

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: President

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Authorized Signatory

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Leonardo dos Santos Poça D´Água
Name: Leonardo dos Santos Poça D´Água
Title: Chief Executive Officer

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Adriano Alcalde
Name: Adriano Alcalde
Title: Chief Financial Officer

[Signature Page to Voting and Support Agreement]

Annex E

EXECUTION VERSION

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made as of November 16, 2021, by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), and each of the undersigned parties listed on the signature pages hereto under “Equity Holders” (each such party, an “Equity Holder”).

WHEREAS, concurrently with the execution of this Agreement, the Parties hereto and certain other parties entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with the Business Combination Agreement, the Parties hereto desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to limitations on transfer and disposition as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Section 1.    Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Business Combination Agreement.

(a)    “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(b)    “Agreement” has the meaning set forth in the Preamble.

(c)    “Company” has the meaning set forth in the Preamble.

(d)    “Equity Holder” has the meaning set forth in the Preamble.

(e)    “Equity Interests” means, with respect to each Equity Holder, the New PubCo Shares held by such Equity Holder on the Closing Date immediately following the consummation of the Mergers.

(f)    “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto.

(g)    “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving New PubCo upon the consummation of which holders of New PubCo Shares would be entitled to exchange their New PubCo Shares for cash, securities or other property following the Closing.

(h)    “Lock-Up Period” means the period beginning on the Closing Date and ending on the six (6)-month anniversary of the Closing Date.

(i)    “Lock-Up Shares” means, collectively, the Existing Equity Interests and any Earn-Out Shares that may from time to time be held by the Equity Holders during the Lock-up Period.

(j)    “New PubCo” has the meaning set forth in the Preamble.

(k)    “New PubCo Shares” means Class A ordinary shares of New PubCo, par value $0.001 per share, entitling the holder of each such share to one vote per share.

(l)    “Party” has the meaning set forth in the Preamble.

(m)    “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(n)    “Prohibited Transfer” has the meaning set forth in Section 2(c).

(o)    “SPAC” has the meaning set forth in the Preamble.

(p)    “Transfer” means the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that directly or indirectly transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii);

Section 2.    Lock-Up.

(a)    Except with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), during the Lock-up Period, each Equity Holder severally (and not jointly and severally) agrees not to (i) Transfer any of its Lock-up Shares, (ii) enter into any option, warrant, purchase right or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of its Lock-up Shares, or (iii) take any actions in furtherance of any of the matters described in the foregoing clauses (i) or (ii).

(b)    Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not prohibit a Transfer (i) if such Equity Holder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, any affiliate of its controlling shareholder or to any members of its controlling shareholder or any of their affiliates, or (ii) if such Equity Holder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such Equity Holder’s immediate family or any trust for the direct or indirect benefit of such Equity Holder or the immediate family of such Equity Holder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers made in connection with any forward purchase agreement or similar arrangement; provided, however, that (x) such Equity Holder shall, and shall cause any such transferee of his, her or its Lock-up Shares, to enter into a written agreement, in form and substance reasonably satisfactory to SPAC, agreeing to be bound by this Agreement prior and as a condition to the occurrence of such Transfer, and that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of this Agreement applicable to the transferring Equity Holder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of this Agreement.

(c)    If any Transfer is made or attempted in violation of or contrary to the terms of this Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and New PubCo shall refuse to recognize any such purported transferee of the Lock-up Shares as one of New PubCo’s equity holders for any purpose.

(d)    If, between the Closing and a Liquidation Event, the outstanding New PubCo Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding New PubCo Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of New PubCo Shares will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 2(d) shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, no change of units or shares pursuant to the transactions contemplated by the Business Combination Agreement shall constitute a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar transaction requiring an equitable adjustment.

(e)    The restrictions set forth in this Agreement shall not limit the rights of an Equity Holder to exercise such Equity Holder’s rights as a stockholder of New PubCo during the Lock-Up Period, including the right to vote any Lock-Up Shares.

Section 3.    Termination. This Agreement shall be binding upon each Equity Holder upon such Equity Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect. If the Closing takes place, the provisions of this Agreement, other than this Section 3 and Section 8, shall terminate and be of no further force or effect upon the first to occur of (i) the date of a Liquidation Event and (ii) the date that all of the Lock-Up Shares are no longer subject to the lock-up restrictions set forth in Section 2(a).

Section 4.    Specific Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each Party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, the first Party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 5.    Entire Agreement. This Agreement and the other Transaction Agreements together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

Section 6.    Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the Parties shall operate as a waiver of the rights or remedies hereof. The rights and remedies herein provided are exclusive, and not cumulative, of any rights or remedies provided by applicable Legal Requirement. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such provision as contemplated herein.

Section 7.    Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Business Combination Agreement to the applicable Party at its principal place of business. Any notice to any Equity Holder shall be sent to the address set forth on the signature page hereto.

Section 8.    Miscellaneous.

(a)    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

(b)    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(c)    Counterparts. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

(d)    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e)    Assignment; Successors and Assigns; No Third Party Rights. No Party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

(f)    Further Assurances. Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: President

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Authorized Signatory

Annex F

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [—] day of [—] 2021, by and among Alpha Capital Acquisition Company, a Cayman Islands exempted company (the “Issuer”), Alpha Capital Holdco Company, a Cayman Islands exempted company (“New Pubco”) and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer, Semantix Tecnologia em Sistema da Informação S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (“Semantix”), New Pubco, Alpha Merger Sub I Company, a Cayman Islands exempted company and wholly-owned subsidiary of New Pubco, Alpha Merger Sub II Company, a Cayman Islands exempted company and wholly owned subsidiary of New Pubco, Alpha Merger Sub III Company, a Cayman Islands exempted company and wholly owned subsidiary of New Pubco will, immediately following the execution of this Subscription Agreement, enter into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, Alpha Merger Sub I Company will be merged with and into the Issuer with the Issuer continuing as the surviving company (the “SPAC Merger 1”) and, subsequently, the Issuer will be merged with and into Alpha Merger Sub II Company with Alpha Merger Sub II Company continuing as the surviving company (the “SPAC Merger 2” and, together with the SPAC Merger 1, the “SPAC Mergers”) and Alpha Merger Sub III Company shall be merged with and into a to-be formed Cayman Islands exempted company that will become the parent company of Semantix (“NewCo”), with NewCo continuing as the surviving company (the “Semantix Merger” and, together with the SPAC Mergers, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement and this Subscription Agreement, the “Transactions”);

WHEREAS, in connection with and immediately upon completion of the SPAC Merger 1, each outstanding Class A ordinary share and Class B ordinary share of the Issuer will be exchanged for one ordinary share of New Pubco;

WHEREAS, in connection with the Transactions, the Issuer is seeking commitments from other interested investors to purchase, on the Closing Date (as defined below), Class A ordinary shares of the Issuer (the “Ordinary Shares”), in a private placement;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer, on the Closing Date (as defined below), that number of Ordinary Shares set forth on the signature page hereto for a purchase price of $10.00 per share, and for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber that number of Ordinary Shares set forth on the signature page hereto in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and subject to the conditions set forth herein; and

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered, or shall enter, as the case may be, into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), pursuant to which such Other Subscribers, have agreed, or shall agree, as the case may be, to purchase Ordinary Shares on the Closing Date at the same per share purchase price as Subscriber, and, as of the date hereof, the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals [—] Ordinary Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees, substantially concurrently with the consummation of the Transactions, to irrevocably subscribe for and purchase from the Issuer, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). As used herein, the term “Subscribed Shares” means (a) prior to the consummation of the SPAC Merger 1, the number of Ordinary Shares set forth on the signature page hereto, and (b) following the SPAC Merger 1, the number of ordinary shares of New Pubco to be received by the Subscriber by virtue of the SPAC Merger 1 in respect of such Ordinary Shares. Notwithstanding anything herein to the contrary, the consummation of the Subscription is contingent upon the occurrence of the closing of the Transactions as further described herein.

2. Representations, Warranties and Agreements.

2.1. Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Subscribed Shares, Subscriber hereby represents and warrants to the Issuer and New Pubco and acknowledges and agrees with the Issuer and New Pubco, as of the date hereof and as of the Closing Date, as follows:

2.1.1. If Subscriber is not a natural person, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is a natural person, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2. If Subscriber is not a natural person, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is a natural person, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer and New Pubco, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3. The execution, delivery and performance by Subscriber of this Subscription Agreement is within the powers of the Subscriber and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or, as applicable, any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or, as applicable, any of its subsidiaries is a party or by which Subscriber or, as applicable, any of its subsidiaries is bound or to which any of the property or assets of Subscriber or, as applicable, any of its subsidiaries is subject, that would reasonably be expected to have a material adverse effect on the ability of the Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”); (ii) if Subscriber is not a natural person, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of

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any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4. Subscriber (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, (b) an Institutional Account as defined in FINRA Rule 4512(c) and (c) a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Subscriber’s participation in the purchase of the Subscribed Shares, in each case, satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Subscribed Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

2.1.5. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and understands and acknowledges that the historical financial information and forecasts regarding Semantix made available to Subscriber were based on financial information that is preliminary and subject to change based on the completion of the audit of Semantix’s financial statements in accordance with International Financial Reporting Standards and the standards of the Public Company Accounting Oversight Board. Accordingly, Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Issuer, New Pubco nor Semantix has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

2.1.6. Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Subscribed Shares. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.7. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction and that neither New Pubco or any other person is required to register the Subscribed Shares except as set forth in Section 4 of this Subscription Agreement. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to New Pubco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof (including those set out in Rule 144(i) which are applicable to New Pubco) have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each case, in accordance with

F-3

any applicable securities laws of the states and other jurisdictions of the United States and other applicable jurisdictions, and that the Subscribed Shares shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144). Subscriber acknowledges that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Subscribed Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares.

2.1.8. Subscriber understands, acknowledges and agrees that Subscriber is purchasing the Subscribed Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, New Pubco, Semantix, or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.

2.1.9. If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Subscriber represents and warrants that its acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”).

2.1.10. Subscriber acknowledges and agrees that Subscriber has received, reviewed and understood the offering materials made available to it in connection with the Transactions and such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including such information regarding the Transactions and the business of Semantix and its subsidiaries. In making its decision to purchase the Subscribed Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants of the Issuer and New Pubco contained in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone, other than the representations, warranties, covenants and agreements of the Issuer and New Pubco expressly set forth in this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Issuer, New Pubco, Semantix and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares and Semantix. Subscriber represents and warrants it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice you deem appropriate) with respect to the Transactions, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, New Pubco and Semantix including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

2.1.11. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Issuer or one of their respective representatives. Subscriber did not

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become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means, including by means of general solicitation. Subscriber acknowledges that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, and (ii) to its knowledge, are not being offered to Subscriber in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.12. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of an investment in the Subscribed Shares.

2.1.13. Subscriber represents and warrants that neither the Subscriber nor, if Subscriber is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person, government, or governmental entity that is the target of economic or financial sanctions requirements, or trade embargoes imposed, administered, or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority (collectively, “Sanctions”), to the extent applicable, including (A) a person listed on any list of sanctioned persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority, to the extent applicable; (B) a person organized, incorporated, established, located, or resident in Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to comprehensive Sanctions; (C) any person directly or indirectly owned or controlled by any person or persons described in the foregoing clauses (A) and (B); (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (together with (i) and (ii), a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions and that for the past five years, Subscriber has been in compliance with applicable Sanctions and the BSA/PATRIOT Act, as applicable. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor. Subscriber further represents that for the past five years, Subscriber has not (1) received written or other notice of any actual, alleged or apparent violation of applicable Sanctions or the BSA/PATRIOT Act, as applicable, (2) been a party to or the subject of any pending (or to Subscriber’s knowledge, threatened) civil, criminal or administrative actions, suits, demands, investigations, proceedings, settlements or enforcement actions by or before any governmental authority relating to any actual, alleged or apparent violations of applicable Sanctions or the BSA/PATRIOT Act, as applicable, or (3) made any voluntary disclosure to any governmental authority with respect to any actual, alleged or apparent violation of applicable Sanctions of the BSA/PATRIOT Act, as applicable.

2.1.14. If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of

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ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other Similar Laws or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”), Subscriber represents and warrants that none of the Issuer, New Pubco or any of their affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

2.1.15. Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer or New Pubco, as applicable (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.16. Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest in the Issuer or New Pubco, as applicable, as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer or New Pubco, as applicable, from and after the Closing as a result of the purchase and sale of the Subscribed Shares hereunder.

2.1.17. On each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1 and consummate the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement.

2.1.18. No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer, New Pubco or Semantix.

2.1.19. Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Issuer or New Pubco. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

2.1.20. Subscriber acknowledges that it is aware that in connection with, and immediately upon completion of, the SPAC Merger 1, each outstanding Class A ordinary share and Class B ordinary share of the Issuer will be automatically exchanged for one ordinary share of New Pubco pursuant to which Subscriber will cease to be a shareholder of the Issuer and only be a shareholder of New Pubco.

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Subscriber understands and acknowledges that such conversion will be effected as part of the Transactions without any further consent, vote or approvals from Subscriber, and to the extent Subscriber may have any such rights under Cayman law or otherwise, Subscriber effectively forfeits such rights hereby.

2.2. Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:

2.2.1. The Issuer has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands, with all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2. As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment for the Subscribed Shares, will be free and clear of any liens or other restrictions whatsoever in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Subscribed Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights under the Issuer’s constitutive agreements (as in effect at such time of issuance) or the laws of the Cayman Islands.

2.2.3. This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of the Issuer, and is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4. Assuming the accuracy of the Subscriber’s representations and warranties in Section 2.1 hereof and New Pubco’s representation in Section 2.3 hereof, the execution, delivery and performance of this Subscription Agreement and the issuance and sale of the Subscribed Shares will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the Issuer’s ability to consummate the issuance and sale of the Subscribed Shares (an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5. Neither the Issuer, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither the Issuer, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.6. As of the date of this Subscription Agreement and as of immediately prior to the Transactions, the authorized share capital of the Issuer consists of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preference shares, $0.0001 par value each. All issued and outstanding ordinary shares of the Issuer have been duly authorized and validly issued, and upon receipt of the Purchase Price for the Subscribed Shares, as fully paid, non-assessable and are not subject to

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preemptive or similar rights, except as set forth in the Business Combination Agreement. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement, any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby, there are no outstanding, and between the date hereof and the Closing, the Issuer will not issue, sell or cause to be outstanding any (a) shares, equity interests or voting securities of the Issuer, (b) securities of the Issuer convertible into or exchangeable for shares or other equity interests or voting securities of the Issuer, (c) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Issuer to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of the Issuer to issue, any ordinary shares of the Issuer, or any other equity interests or voting securities in the Issuer or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (d) equity equivalents or other similar rights of or with respect to the Issuer, or (e) obligations of the Issuer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as contemplated by the Business Combination Agreement, or any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that have not been waived or annulled that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions.

2.2.7. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Issuer to Subscriber.

2.2.8. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, as of the date hereof there is no (i) suit, claim, action, or proceeding before any governmental authority or arbitrator pending or, to the knowledge of the Issuer, threatened, or (ii) unsatisfied judgment or any open injunction of any governmental authority or arbitrator outstanding against the Issuer.

2.2.9. The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, the Issuer has not received any written communication from a governmental entity, exchange or self-regulatory organization that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Material Adverse Effect.

2.2.10. The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the United States Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) those required by the Nasdaq Stock Market LLC (“Nasdaq”), (iv) filings required to consummate the Transactions as provided under the Business Combination Agreement, and (v) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

2.2.11. No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

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2.2.12. The Issuer made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. As of their respective dates, all SEC Documents required to be filed by the Issuer with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the registration statement on Form F-4 to be filed by the Issuer with respect to the Transactions or any other information relating to Semantix or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.3. New Pubco’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Shares, New Pubco hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:

2.3.1. New Pubco has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands, with all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.3.2. This Subscription Agreement has been duly authorized, validly executed and delivered by New Pubco and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of New Pubco, and is enforceable against New Pubco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.3.3. Assuming the accuracy of the Subscriber’s representations in Section 2.1 hereof and the Issuer’s representations in Section 2.3 hereof, the execution, delivery and performance of this Subscription Agreement by New Pubco will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of New Pubco pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which New Pubco is a party or by which New Pubco is bound or to which any of the property or assets of New Pubco is subject, which would reasonably be expected to have a material adverse effect on New Pubco’s ability to perform its obligations pursuant to this Subscription Agreement (a “New Pubco Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of New Pubco or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over New Pubco or any of its properties that would reasonably be expected to have a New Pubco Material Adverse Effect.

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2.3.4. Neither New Pubco, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither New Pubco, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.3.5. As of the date of this Subscription Agreement and as of immediately prior to the Transactions, the authorized share capital of New Pubco consists of 50,000 shares, $1.00 par value each. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement, any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby, there are no outstanding, and between the date hereof and the Closing, New Pubco will not issue, sell or cause to be outstanding any (a) shares, equity interests or voting securities of New Pubco, (b) securities of New Pubco convertible into or exchangeable for shares or other equity interests or voting securities of New Pubco, (c) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of New Pubco to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of New Pubco to issue, any ordinary shares of New Pubco, or any other equity interests or voting securities in New Pubco or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (d) equity equivalents or other similar rights of or with respect to New Pubco, or (e) obligations of New Pubco to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which New Pubco is a party or by which it is bound relating to the voting of any securities of New Pubco, other than as contemplated by the Business Combination Agreement, or any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby. There are no securities or instruments issued by or to which New Pubco is a party containing anti-dilution or similar provisions that have not been waived or annulled that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions.

2.3.6. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a New Pubco Material Adverse Effect, as of the date hereof there is no (i) suit, claim, action, or proceeding before any governmental authority or arbitrator pending or, to the knowledge of New Pubco, threatened, or (ii) unsatisfied judgment or any open injunction of any governmental authority or arbitrator outstanding against New Pubco.

2.3.7. New Pubco is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a New Pubco Material Adverse Effect. As of the date hereof, New Pubco has not received any written communication from a governmental entity, exchange or self-regulatory organization that alleges that New Pubco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a New Pubco Material Adverse Effect.

2.3.8. New Pubco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by New Pubco of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the Commission, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 4, (iv) those required by the Nasdaq, (v) filings required to consummate the Transactions as provided under the Business Combination Agreement, and (vi) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a New Pubco Material Adverse Effect.

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2.3.9. No broker, finder or other financial consultant has acted on behalf of New Pubco in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

3. Settlement Date and Delivery.

3.1. Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and substantially concurrently with, the consummation of the Transactions (the date of the Closing, the “Closing Date”). Upon delivery of written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, Subscriber shall deliver to the Issuer, the Purchase Price for the Subscribed Shares, no later than three (3) Business Days prior to the Expected Closing Date by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. Prior to or at the Closing, Subscriber shall deliver to the Issuer, or New Pubco, as the case may be, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. If the Transactions are not consummated within three (3) Business Days after the Expected Closing Date, the Issuer shall promptly (but no later than three (3) Business Days thereafter) return or cause the return of the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber, and any book-entries for the Subscribed Shares shall be deemed repurchased and cancelled. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 hereof, such return of funds shall not terminate this Subscription Agreement or relieve Subscriber of its obligation to purchase the Subscribed Shares at the Closing upon delivery by the Issuer of a subsequent Closing Notice and Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, São Paulo, Brazil, and in the Cayman Islands is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.

3.2. Conditions to Closing of the Issuer and New Pubco.

The Issuer’s obligations to sell and issue the Subscribed Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) waiver by the Issuer and New Pubco, on or prior to the Closing Date, of each of the following conditions:

3.2.1. Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

3.2.2. Compliance with Covenants. Subscriber shall have wired the Purchase Price in accordance with Section 3.1 of this Subscription Agreement and otherwise have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.

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3.2.3. Closing of the Transactions. All conditions precedent to each of the Issuer’s and Semantix’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that (x) may only be satisfied at the consummation of the Transactions (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions, or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).

3.2.4. Legality. There shall not be in force any order, judgment, injunction by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.3. Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Subscribed Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1. Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 and New Pubco in Section 2.3 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect or New Pubco Material Adverse Effect, as the case may be, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect or New Pubco Material Adverse Effect, as the case may be, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

3.3.2. Compliance with Covenants. The Issuer and New Pubco shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer or New Pubco at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer or New Pubco to consummate the Closing.

3.3.3. Closing of the Transactions. All conditions precedent to the consummation of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that (x) may only be satisfied at the consummation of the Transactions (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions, or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).

3.3.4. Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to result in an Issuer Material Adverse Effect or New Pubco Material Adverse Effect, as the case may be).

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3.3.5. Listing. No suspension of the qualification of the Ordinary Shares for offering or sale or trading on the Nasdaq shall have occurred, and the Subscribed Shares shall be approved for listing on the Nasdaq, subject to official notice of issuance.

4. Registration Statement.

4.1. New Pubco will use its commercially reasonable efforts to, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), submit or file with the Commission a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares acquired by Subscriber pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) Business Days prior to such submission or filing) (the “Registrable Securities”), and New Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies New Pubco that it will “review” the Registration Statement) following the Filing Date and (ii) the 10th Business Day after the date New Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Date shall be extended to the next Business Day on which the Commission is open for business; provided, further, that New Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to New Pubco such information as shall be reasonably requested by New Pubco to effect the registration of the Registrable Securities, including a completed and executed selling shareholders questionnaire in customary form to New Pubco that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the New Pubco held by Subscriber and the intended method of disposition of the Registrable Securities (which shall be limited to non-underwritten public offerings) to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as New Pubco may reasonably request that are customary of a selling stockholder in similar situations, including providing that New Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. For purposes of clarification, any failure by New Pubco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve New Pubco of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, Registrable Securities shall include, as of any date of determination, the Subscribed Shares and any other equity security of New Pubco issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission. Notwithstanding the foregoing, if the Commission prevents New Pubco from including any or all of the Subscribed Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission and (ii) the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders; and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, New Pubco shall amend the Registration Statement or file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and shall use commercially reasonable efforts to have such amendment or Registration Statement to become effective as promptly as practicable.

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4.2. At its expense New Pubco shall:

4.2.1. except for such times as New Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which New Pubco determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for New Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which New Pubco is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

4.2.2. during the Registration Period, use its best efforts to advise Subscriber as promptly as practicable:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by New Pubco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, New Pubco shall not, when so advising Subscriber of such events described in Section 4.2.2 above, provide Subscriber with any material, nonpublic information regarding New Pubco other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding New Pubco;

4.2.3. during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4. during the Registration Period, upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as New Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, New Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5. during the Registration Period, use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which New Pubco’s ordinary shares are then listed.

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4.3. Notwithstanding anything to the contrary in this Subscription Agreement, New Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof (i) as New Pubco may determine to be necessary in connection with (a) the preparation and filing of a post-effective amendment to the Registration Statement following the filing of New Pubco’s Annual Report on Form 20-F or (b) in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, or (ii) if the filing, effectiveness or continued use of any Registration Statement would require New Pubco to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of New Pubco, after consultation with counsel to New Pubco (a) would not be required to be made at such time if the Registration Statement were not being filed, (b) New Pubco has a bona fide business purpose for not making such information public, or (c) would be seriously detrimental to New Pubco and the majority of New Pubco’s board of directors conclude as a result that it is essential to defer such filing or (iii) if such delay or suspension arises out of, or is a result of, or is related to any statement or communication that relates to changes to historical accounting policies of New Pubco in connection with any order, directive, guideline, comment or recommendation from the Commission that is applicable to New Pubco or other accounting matters, or any related disclosure or other matters (each such circumstance, a “Suspension Event”); provided, however, that New Pubco may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from New Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which New Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by New Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by New Pubco except as required by law. If so directed by New Pubco, Subscriber will deliver to New Pubco or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4. Subscriber may deliver written notice (including via email in accordance with Section 6.2) (an “Opt-Out Notice”) to New Pubco requesting that Subscriber not receive notices from New Pubco otherwise required by Section 4.3; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) New Pubco shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify New Pubco in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.4) and the related suspension period remains in effect, New Pubco will so notify Subscriber, within two (2) business days of Subscriber’s notification to New Pubco, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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4.5. The parties agree that:

4.5.1. New Pubco shall indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), its officers, directors, agents, partners, members, managers, shareholders, and investment advisers and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs and expenses (including, without limitation, any reasonable and documented outside attorneys’ fees of one (1) law firm) (collectively, “Losses”), that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to New Pubco by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4.5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of New Pubco (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall New Pubco be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by New Pubco in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by New Pubco, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.3 hereof. New Pubco shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which New Pubco is aware.

4.5.2. In connection with any Registration Statement in which the Subscriber is participating, the Subscriber shall furnish (or cause to be furnished) to New Pubco in writing such information as New Pubco reasonably requests for use in connection with any such Registration Statement or prospectus, and Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, New Pubco, its directors, officers, agents, partners, members, managers, shareholders, and advisers and agents and each person who controls New Pubco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

4.5.3. Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure

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to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.5.4. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

4.5.5. If the indemnification provided under this Section 4.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.5.1, 4.5.2 and 4.5.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Registrable Securities giving rise to such contribution obligation.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) nine months from the date hereof if the Closing has not occurred; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall notify Subscriber of the termination of the Business Combination Agreement reasonably promptly after the termination of such agreement.

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6. Miscellaneous.

6.1. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents to the extent contemplated by this Subscription Agreement and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1. Subscriber acknowledges that the Issuer and New Pubco will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and New Pubco if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. The Issuer and New Pubco acknowledge that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Issuer and New Pubco contained in this Subscription Agreement. The Subscriber acknowledges and agrees that the purchase by the Subscriber of Subscribed Shares will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein by Subscriber as of the time of such purchase.

6.1.2. Each of the Issuer, New Pubco and the Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3. The Issuer or New Pubco may request from Subscriber such additional information as the Issuer or New Pubco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and in connection with the inclusion of the Shares in the Registration Statement, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that the Issuer and New Pubco agree to keep confidential any such information provided by Subscriber, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. Subscriber acknowledges that Issuer and New Pubco may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer and New Pubco.

6.1.4. Each of Subscriber, the Issuer and New Pubco shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being agreed that all expenses related to the Registration Statement are for the account of New Pubco to the extent provided in Section 4).

6.1.5. Each of Subscriber, the Issuer and New Pubco shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein prior to the consummation of the Transactions.

6.1.6. Until the Closing or the earlier termination of this Agreement, neither the Issuer nor the New Pubco shall enter into Other Subscription Agreements that have the effect of establishing rights or otherwise benefitting Other Subscribers in a manner more favorable in any material respect to such Other Subscribers than the rights and benefits established in favor of the Subscriber as set forth herein, unless, in any such case, the Subscriber has been offered such rights and benefits.

6.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person

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may hereafter designate by notice given hereunder, provided that such mail must be sent by FedEx or other internationally recognized overnight delivery service:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Alpha Capital Acquisition Company

1230 Avenue of the Americas, Fl. 16

New York, NY 10020

Attention: Rahim Lakhani, David Lorié

Email: rahim@alpha-capital.io

            david@alpha-capital.io

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Derek Dostal, Daniel Brass

Email: derek.dostal@davispolk.com

            daniel.brass@davispolk.com

(iii) if to the New Pubco, to:

Alpha Capital Holdco Company

c/o Alpha Capital Acquisition Company

Alpha Capital Acquisition Company

1230 Avenue of the Americas, Fl. 16

New York, NY 10020

Attention: Rahim Lakhani, David Lorié

Email: rahim@alpha-capital.io

            david@alpha-capital.io

and

Semantix Tecnologia em Sistema da Informação S.A.

Av. Eusébio Matoso, 1375, 10º Andar

São Paulo, SP, Brazil 05423-905

Attention: Leonardo Santos, Adriano Alcalde, Juliana Inaba

Email: lsantos@semantix.com.br

            adriano.alcalde@semantix.com.br

            juliana.inaba@semantix.com.br

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Av. Brigadeiro Faria Lima, 3311 - 7º andar

São Paulo, SP, Brazil 04538-133

Attention: Filipe Areno, Lauren Bennett, Ralph Perez

Email: filipe.areno@skadden.com

            lauren.bennett@skadden.com

            ralph.perez@skadden.com

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and for such notices to New Pubco delivered at any point prior to the Closing Date, also a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Derek Dostal, Daniel Brass

Email: derek.dostal@davispolk.com

            daniel.brass@davispolk.com

(iv) if to Semantix, to:

Semantix Tecnologia em Sistema da Informação S.A.

Av. Eusébio Matoso, 1375, 10º Andar

São Paulo, SP, Brazil 05423-905

Attention: Leonardo Santos, Adriano Alcalde, Juliana Inaba

Email: lsantos@semantix.com.br

            adriano.alcalde@semantix.com.br

            juliana.inaba@semantix.com.br

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Av. Brigadeiro Faria Lima, 3311 - 7º andar

São Paulo, SP, Brazil 04538-133

Attention: Filipe Areno, Lauren Bennett, Ralph Perez

Email: filipe.areno@skadden.com

            lauren.bennett@skadden.com

            ralph.perez@skadden.com

6.3. Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4. Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought (and, and in those cases where the New Pubco’s consent is required, also signed by Semantix).

6.5. Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Subscribed Shares) may be transferred or assigned without the prior written consent of the Issuer and New Pubco; provided that Subscriber’s rights and obligations hereunder may be assigned to (i) any affiliate or manager, as applicable of the Subscriber or (i) one or more funds or accounts managed by the same investment manager as Subscriber, without the prior consent of the Issuer and New Pubco, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.

6.6. Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal

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representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

6.7. Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.8. Arbitration. (a) Any disputes arising out or related to this Agreement, including the existence, validity, interpretation, or performance of this Agreement or the transactions contemplated by this Agreement, shall be settled as far as possible by negotiations between the parties. If the parties cannot agree on an amicable settlement within thirty (30) days from written notice of a dispute by one party to the other party, any disputes shall be submitted for decision and final resolution to arbitration, under the Rules of Arbitration of the International Chamber of Commerce then in effect (the “Rules”).

(b) The arbitration tribunal shall be composed of three (3) neutral and impartial arbitrators, appointed pursuant to the Rules. The claimant shall appoint one arbitrator, the respondent shall appoint one arbitrator, and the two party-appointed arbitrators shall choose a third arbitrator within thirty (30) days of the appointment of the respondent’s arbitrator, who shall serve as president of the tribunal thus composed. If the parties fail to appoint an arbitrator within the time periods provided in the Rules, or if the two party-appointed arbitrators fail to appoint a third arbitrator within the thirty (30)-day period provided above, then the arbitrator(s) shall be appointed by the Court of Arbitration of the International Chamber of Commerce upon the request of the arbitrators and/or either of the parties.

(c) The seat of arbitration shall be New York City, unless the parties otherwise agree in writing. The official arbitration language shall be English. Each of the parties agrees that notice as provided in Section 6.2 of this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(d) The arbitration decision shall be final and binding upon both parties and the parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction.

(e) The costs of the arbitration, including fees of the arbitrators, shall be borne equally by the parties, but the arbitral tribunal shall be empowered to include in its award a determination regarding the allocation of the costs of the arbitration, including any legal fees, among the parties.

(f) The arbitration and all information and materials obtained or produced in the arbitration shall be confidential.

(g) Nothing in this Section shall prevent a party from seeking provisional, interim, or conservatory measures from any court of competent jurisdiction prior to the appointment of the arbitral tribunal if any such party believes in good faith that it will suffer irreparable injury. Any such request by a party to a court for provisional, interim, or conservatory measures shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Without prejudice to such provisional, interim, or conservatory measures as may be available from any court, the arbitral tribunal shall have full authority to grant provisional, interim, and conservatory remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

6.9. [Intentionally Omitted.]

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6.10. Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.11. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.12. Remedies.

6.12.1. The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.12.2. The parties acknowledge and agree that this Section 6.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.13. Survival of Representations and Warranties and Covenants. All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations pursuant to applicable law or in accordance with their respective terms, if a shorter period. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.14. Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15. Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by

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facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.16. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.17. Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

7. Cleansing Statement; Disclosure.

7.1. The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material nonpublic information that the Issuer or New Pubco or their respective officers, directors, employees or agents have provided to Subscriber prior to the filing of the Disclosure Document in connection with the investment contemplated by this Agreement. Upon the issuance of the Disclosure Document, to the actual knowledge of the Issuer and New Pubco, Subscriber shall not be in possession of any material, non-public information received from the Issuer, New Pubco or any of their respective officers, directors, employees or agents in connection with the investment contemplated by this Agreement, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer or New Pubco, relating to the transactions contemplated by this Subscription Agreement.

7.2. The Issuer and the New Pubco shall not (and shall cause their respective officers, directors, employees and agents not to) publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber without the prior written consent (including by e-mail) of Subscriber (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, which approval shall not be unreasonably withheld or conditioned; provided that no consent pursuant to this Section 7.2 shall be required to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.2. The restriction in this Section 7.2 shall not apply to the extent the disclosure is required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under regulations of Nasdaq, in which case the Issuer or New Pubco, as applicable, shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

8. Trust Account Waiver. In addition to the waiver of Semantix pursuant to Section 7.7 of the Business Combination Agreement, and notwithstanding anything to the contrary set forth herein, each of the Issuer and

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Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Each of the Issuer and Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any past, present or future Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer, except to the extent that Subscriber has otherwise agreed in writing with the Issuer not to exercise such redemption right. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law.

9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the representations and warranties of the Issuer and New Pubco expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Subscribed Shares. Subscriber agrees that none of (i) any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber), (ii) any party to the Business Combination Agreement (other than the Issuer or New Pubco), or (iii) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, New Pubco or any other party to the Business Combination Agreement shall be liable (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber or any other person or entity), whether in contract, tort or otherwise, or have any liability or obligation, to Subscriber or any person claiming through Subscriber, related to the private placement of the Subscribed Shares, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and Other Subscriber s are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

10. Restrictive Legend. If the Subscribed Shares are eligible to be sold without restriction under, and without the New Pubco being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request in connection with the sale of such Subscribed Shares, and subject to Subscriber’s execution of customary representation letters, New Pubco will (A) provide all documentation and instruction required for the transfer agent for the Subscribed Shares (the “Transfer Agent”) and (B) reasonably cooperate with the Transfer Agent (including, if required by the Transfer Agent, delivering an opinion of New Pubco’s counsel in a form reasonably acceptable to the Transfer Agent) to remove any remaining restrictive legend set forth on such Subscribed Shares that are the subject of the Subscriber’s request; provided that, notwithstanding the foregoing, New Pubco will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

11. Massachusetts Business Trust. If Subscriber is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the

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Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Issuer, New Pubco and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

ALPHA CAPITAL ACQUISITION COMPANY

By:
Name:
Title:

ALPHA CAPITAL HOLDCO COMPANY

By:
Name:
Title:

Accepted and agreed this [—] day of [—], 2021.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: [—], 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and	(Please print. Please indicate name and
Capacity of person signing above)	Capacity of person signing above)

Name in which securities are to be registered
(if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Aggregate Number of Subscribed Shares subscribed for:

Aggregate Purchase Price: $                .

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐

Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the Issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that Issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

☐	Any entity in which all of the equity owners are “accredited investors”;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐

Any “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 which was not formed for the purpose of investing in the Issuer, has assets under management in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office, whose prospective investment in the Issuer is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the Issuer, and (iii) whose prospective investment in the Issuer is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.

Annex G

EXECUTION VERSION

SHAREHOLDER NON-REDEMPTION AGREEMENT

THIS SHAREHOLDER NON-REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2021 by and among Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“Alpha”), and Innova Capital SPAC, LP, an exempted limited partnership registered in and formed under the laws of the Cayman Islands and a holder of certain Alpha Shares (as defined below) (the “Alpha Shareholder”). Each of Alpha and the Alpha Shareholder will individually be referred to herein as a “Party” and, collectively, as the “Parties”. For purposes of this agreement, a “Alpha Share” means a Class A ordinary share of Alpha, par value $0.0001 per share. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Alpha, Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”) entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Alpha Shareholder is the record and beneficial owner of the number of Alpha Shares set forth on the signature page hereto (together with any other shares, capital stock or any other equity interests, as applicable, of Alpha that the Alpha Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject Alpha Equity Securities”); and

WHEREAS, the Alpha Shareholder acknowledges and agrees that Alpha and the other parties to the Business Combination Agreement would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Alpha Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote. The Alpha Shareholder hereby unconditionally and irrevocably agrees to be present at any meeting of the shareholders of Alpha, and to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, all of the Subject Alpha Equity Securities (i) in favor of the SPAC Shareholder Matters, and (ii) in opposition to: (A) any SPAC Business Combination Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of Alpha to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction and the transactions contemplated thereby, or (B) any other action, proposal, transaction or agreement involving Alpha or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (y) any breach of any representation, warranty, covenant, obligation or agreement of Alpha in the Business Combination Agreement or any Transaction Agreement or (z) any of the conditions to Alpha’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

2.    No Redemption. The Alpha Shareholder hereby agrees that it shall not redeem, or submit a request to Alpha’s transfer agent or otherwise exercise any right to redeem, any Subject Alpha Equity Securities.

3.    Transfer of Shares. The Alpha Shareholder hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of the Subject Alpha Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of the Subject Alpha Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Subject Alpha Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of the Subject Alpha Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Subject Alpha Equity Securities even if such Subject Alpha Equity Securities would be disposed of by a Person other than the Alpha Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations.

4.    Alpha Shareholder Representations and Warranties. The Alpha Shareholder hereby represents and warrants to Alpha as follows:

(a)    The Alpha Shareholder is a corporation, company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Legal Requirements of its jurisdiction of formation or organization (as applicable).

(b)    The Alpha Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Alpha Shareholder. This Agreement has been duly and validly executed and delivered by the Alpha Shareholder and constitutes a valid, legal and binding agreement of the Alpha Shareholder (assuming that this Agreement is duly authorized, executed and delivered by Alpha and the Company), enforceable against the Alpha Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

5.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for an intentional breach of this Agreement or Intentional Fraud.

6.    Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any

G-2

nature whatsoever by reason this Agreement. Except as otherwise provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture. Notwithstanding anything to the contrary contained herein, the Company and Newco are intended third-party beneficiaries of and may enforce this Section 6 and Sections 1, 2, 3 and 7 of the Agreement.

7.    Incorporation by Reference. Sections 10.1 (Non-Survival), 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.4(a) (Entire Agreement), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Submission to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction), 11.11 (Assignment), 11.12 (Amendment), 11.13 (Extension; Waiver) and 11.14 (No Recourse) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

G-3

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Director

ALPHA SHAREHOLDER:

By:	/s/ Veronica Allende Serra
Name: Veronica Allende Serra
Title: Director

Class A Ordinary Shares of Alpha: 2,300,000

[Signature Page to Shareholder Non-Redemption Agreement]

Annex H

EXECUTION VERSION

November 16, 2021

Alpha Capital Acquisition Company

1230 Avenue of the Americas

Floor 16

New York, NY 10020

Alpha Capital Holdco Company

1230 Avenue of the Americas,

16th Floor

New York, NY 10020

Semantix Tecnologia em Sistema de Informação S.A.

Av. Eusébio Matoso, 1.375, 10º andar

São Paulo, São Paulo, Brazil, CEP 05423-180

Re:	Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is made herein (this “Sponsor Letter Agreement”) to that certain Business Combination Agreement, dated as of the date hereof, by and among SPAC Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

Alpha Capital Sponsor LLC, a Cayman Islands limited liability corporation (“Sponsor”) is, as of the date hereof, the record and beneficial owner of (i) 5,750,000 SPAC Class B Ordinary Shares (including the New PubCo Ordinary Shares into which such shares are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Founder Shares”) and (ii) 7,000,000 warrants to purchase one SPAC Class A Ordinary Share (including the warrants to purchase New PubCo Ordinary Shares into which such warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Private Placement Warrants”). In the event of any equity dividend or distribution, or any change in the equity interests of SPAC or New PubCo by reason of any equity dividend or distribution, equity split, reverse stock-split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like, the terms “Founder Shares” and “Private Placement Warrants” shall be deemed to refer to and include the Founder Shares and Private Placement Warrants, as the case may be, as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares or Private Placement Warrants, respectively, may be changed or exchanged or which are received in such transaction (including the New PubCo Ordinary Shares into which such shares are converted and the warrants to purchase New PubCo Ordinary Shares into which such warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement or any Transaction Agreement).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, New PubCo, the Company and SPAC agree as follows:

1.    Redemption and Voting.

(a)    Sponsor agrees that if SPAC seeks shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Agreements, Sponsor shall not redeem any Founder Shares owned by it in connection with shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Document, including any amendments to the SPAC Governing Documents (the “Proposed Transaction”).

(b)    Prior to the earlier of (x) date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of SPAC Ordinary Shares (the “SPAC Shareholders”), and in each written consent or resolutions of any of the SPAC Shareholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of SPAC over which Sponsor has voting power (i) in favor of, and to adopt, the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby to the extent required for SPAC to carry out its obligations thereunder, and (iii) in opposition to: (A) any SPAC Business Combination Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of SPAC to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement and the transactions contemplated thereby or (B) any other action, proposal, transaction or agreement involving SPAC or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (y) any breach of any representation, warranty, covenant, obligation or agreement of the SPAC in the Business Combination Agreement or any Transaction Agreement or (z) any of the conditions to SPAC’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

(c)    Sponsor agrees not to deposit, and to cause its affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and SPAC in connection with the Business Combination Agreement, the Transaction Agreements or the transactions contemplated thereby.

(d)    Sponsor agrees, except as contemplated by the Business Combination Agreement or any Transaction Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of SPAC in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Transaction Agreement, other than to recommend that the SPAC Shareholders vote in favor of the adoption of the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)    Sponsor agrees that during the Voting Period it shall not, without SPAC’s and the Company’s prior written consent, (i) make or attempt to make any Transfer that would not be permitted pursuant to Section 7(a), (b) and (c) of that certain Letter Agreement, dated February 18, 2020, by and between Sponsor and SPAC; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 1. SPAC hereby agrees to reasonably cooperate with the Company in enforcing the Transfer restrictions set forth in this Section 1.

(f)    During the Voting Period, Sponsor agrees to provide to SPAC, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by SPAC, the Company or their respective Representatives and required in order for the Company, SPAC, New PubCo, First Merger Sub or Second Merger Sub to comply with Sections 7.1, 7.2, 7.3, 7.4(b), 7.5, 7.8, 7.9 and 7.11 of the Business Combination Agreement. To the extent required by applicable Legal Requirements, Sponsor hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NASDAQ or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Sponsor Letter Agreement, the Business Combination Agreement and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

2.    Vesting Founder Shares.

(a)    Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, the Sponsor agrees that 15% of the Founder Shares (i.e., 862,500 Founder Shares) shall be deemed to be “Vesting Founder Shares” and subject to the provisions of this Section 2, and the remaining 85% of the Founder Shares (the “Retained Founder Shares”) and 100% of the Private Placement Warrants shall not be subject to the provisions set forth below in this Section 2. Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, the Vesting Founder Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Letter Agreement. The Vesting Founder Shares shall vest and, except as otherwise provided in this Section 2, shall become free of the provisions set forth in this Section 2 as follows:

(i)    with respect to 50% of the Vesting Founder Shares (i.e., 431,250 Founder Shares) (the “12.50 Vesting Founder Shares”), if at any time during the 5-year period following the Closing Date (the end of such period, as it may be extended pursuant to the following paragraph (b), the “Vesting Release Date”), the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 Trading Days within any consecutive 30 Trading Day period, then the 12.50 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 2; and

(ii)    with respect to 50% of the Vesting Founder Shares (i.e., 431,250 Founder Shares) (the “15.00 Vesting Founder Shares”), if at any time prior to the Vesting Release Date, the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 Trading Days within any consecutive 30 Trading Day period, then the 15.00 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 2.

(b)    If (i) the Vesting Release Date occurs on a day that is not a Trading Day, then the “Vesting Release Date” shall for all purposes of this Sponsor Letter Agreement be deemed to occur on the next following Trading Day, and (ii) if the New PubCo or any of its affiliates enters into a definitive agreement with respect to an Acceleration Event (as defined below) on or prior to the Vesting Release Date, then the Vesting Release Date shall be automatically extended and shall be deemed to occur on the earlier of (A) the consummation of such Acceleration Event and (B) the termination of such definitive agreement with respect to such Acceleration Event in accordance with its terms. Subject to earlier forfeiture pursuant to Section 2(d)(ii), any Vesting Founder Shares that have not vested in accordance with Section 2(a)(i) or Section 2(a)(ii) on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date.

(c)    The New PubCo Ordinary Share price targets in Sections 2(a)(i) and (ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the Effective Time.

(d)    If, prior to the Vesting Release Date, (i) there is a transaction that results in the New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the New PubCo Board in good faith) in excess of the thresholds set forth in Section 2(a)(i) or Section 2(a)(ii), as applicable (each as equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the date of this Sponsor Letter Agreement) on or prior to the Vesting Release Date (an “Acceleration Event”), then the Vesting Founder Shares subject to the applicable threshold shall vest and become free of the provisions set forth in this Section 2 effective as of immediately prior to the consummation of such Acceleration Event, or otherwise treated as so issued in connection therewith, so as to ensure that the Sponsor shall receive such Vesting Founder Shares, and all proceeds thereof, in connection with such transaction, and (ii) there is a transaction that will result in the New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, provided in the definitive transactions documents for such transaction, or if not so provided, as determined by the New PubCo Board in good faith) less than the thresholds set forth in Section 2(a)(i) or Section 2(a)(ii), as applicable (each as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the date of this Sponsor Letter Agreement) on or prior to the Vesting Release Date, then the Vesting Founder Shares that remain subject to the applicable threshold shall be forfeited.

(e)    New PubCo shall use reasonable best efforts to remain listed as a public company on, and for the Vesting Founder Shares to be tradable over, NASDAQ or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit New PubCo or any of its affiliates from consummating an Acceleration Event or other transaction contemplated by the foregoing Section 2(d)(ii), or entering into a definitive agreement in respect thereto.

(f)    At any time prior to the Vesting Release Date, the Sponsor agrees that it shall not Transfer any Vesting Founder Shares except as otherwise permitted pursuant to Section 3(d) below, and the Vesting Founder Shares shall include customary transfer legends on any certificates for the Vesting Founder Shares reflecting such restriction. At the time that any Vesting Founder Shares become vested pursuant to this Section 2, New PubCo shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Vesting Founder Shares related to such vesting (other than, for the avoidance of doubt, those that relate to any applicable and then-existing transfer restrictions applicable during the Founder Share Lock-Up Period with respect to such Vesting Founder Shares pursuant this Sponsor Letter Agreement, the Business Combination Agreement or any other Transaction Agreements).

(g)    For the avoidance of doubt, (i) except as otherwise provided in this Sponsor Letter Agreement, the Sponsor shall retain all of its rights as a shareholder of New PubCo with respect to the Vesting Founder Shares owned by it during any period of time that such shares are subject to vesting pursuant to the terms of Section 2, including the right to vote any such shares; provided, however, that no right to receive dividends or other distributions shall exist with respect to Vesting Founder Shares that are subject to vesting and are unvested at the time of the payment of such dividend or distribution and the Sponsor shall promptly repay to the Company any amount actually received in respect of or redirect (as instructed by the Company), any and all such dividends or other distributions received by the Sponsor from the Company (it being understood that if such dividends or other distributions are declared by PubCo at the time the Vesting Founder Shares are unvested but are paid at the time the Vesting Founder Shares are vested, then the Sponsor shall be entitled to such distribution and such dividends or other distributions will not be deemed to be the property of New PubCo or otherwise subject to this proviso), (ii) any Vesting Founder Shares that vest in accordance with the terms of Section 2 shall remain subject to any applicable Lock-Up Period set forth herein and

(iii) notwithstanding the expiration of any Lock-Up Period with respect to any Vesting Founder Shares, such Vesting Founder Shares shall remain subject to any applicable restrictions set forth in Section 2 until vested or forfeited in accordance with the terms of Section 2.

3.    Transfers of Founder Shares and Private Placement Warrants.

(a)    The Sponsor agrees that it shall not Transfer any Founder Shares until the earlier of (A) (i) with respect to the Retained Founder Shares, one year after the Closing or (ii) solely with respect of any Vesting Founder Shares that vest in accordance with the terms of Section 2, one hundred and eighty days following the Closing and (B) subsequent to the Closing, (x) with respect to Retained Founder Shares only, the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.00 (equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the Effective Time) over any 20 Trading Days within any consecutive 30 Trading Day period commencing at least 150 days after the Closing or (y) the consummation of an Acceleration Event or other transaction contemplated by Section 2(d)(ii) is consummated (the “Founder Share Lock-Up Period”).

(b)    The Sponsor agrees that it shall not Transfer any Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants), until 30 days after the completion of the Closing (the “Private Placement Warrants Lock-Up Period”, together with the Founder Shares Lock-Up Period, the “Lock-Up Periods”).

(c)    If any Transfer is made or attempted contrary to the provisions of this Sponsor Letter Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and the New PubCo shall refuse to recognize any such purported transferee of the Founder Shares or Private Placement Warrants, as the case may be, as one of its equity holders for any purpose.

(d)    Notwithstanding the provisions set forth in Section 2 or this Section 3, Transfers of any Founder Shares (including any unvested Founder Shares pursuant to Section 2) or Private Placement Warrants following the Closing are permitted (i) to SPAC’s officers or directors, affiliates and its employees or any family member of any of SPAC’s officers or directors, any affiliate or family member of any of SPAC’s officers or directors, any affiliate of the Sponsor to any members of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or Transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the transactions contemplated by the Business Combination Agreement, in each case at prices no greater than the price at which the securities were originally purchased; (vi) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (vii) in the event of the New PubCo’s liquidation, merger, capital stock exchange or other similar transaction following the consummation of the transactions contemplated by the Business Combination Agreement which results in all of New PubCo’s shareholders having the right to exchange their New PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing; or (viii) in an Acceleration Event; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement with the SPAC agreeing to be bound by the Transfer restrictions herein and the other restrictions contained in this Sponsor Letter Agreement.

(e)    For purposes of this Section 3, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

4.    Waiver of Anti-Dilution Rights. Contingent upon and effective as of the Effective Time, pursuant to Section 17.4 of the SPAC Governing Documents, the Sponsor, in its capacity as holder of one hundred percent (100%) of the Founder Shares, and subject to the last sentence of this Section 4, hereby irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Governing Documents), including those rights that would otherwise apply pursuant to Section 17.3 of the SPAC Governing Documents as a result of the issuance of New PubCo Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment such that the New PubCo Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of New PubCo Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the SPAC Governing Documents. For the avoidance of doubt, the foregoing waiver and agreement does not include the Sponsor’s rights under Section 17.8 of the SPAC Governing Document, which provides that in no event may any Founder Share convert into New PubCo Ordinary Shares at a ratio that is less than one-for-one.

5.    Certain Defined Terms. As used herein, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; and (b) “Transfer” shall mean the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) or (b)(ii).

6.    Entire Agreement. This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed (i) prior to Closing, among the SPAC, Sponsor and the Company, or (ii) after the Closing, between Sponsor and New PubCo, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Business Combination Agreement.

7.    Successors and Assigns. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, SPAC, New PubCo and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.    Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Business Combination Agreement to the applicable Party at its principal place of business. Any notice to Sponsor shall be sent to the address set forth on the signature page hereto.

9.    Termination. This Sponsor Letter Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing. In the event of a valid termination of the Business Combination Agreement, this Sponsor Letter Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, SPAC, New PubCo or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

10.    Representations and Warranties. Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

11.    Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

12.    Miscellaneous. Sections 11.2, 11.3, 11.5 through 11.9 and 11.14 of the Business Combination Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[Signature pages follow]

Sincerely,

ALPHA CAPITAL SPONSOR LLC

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

Email:	alec@alpha-capital.io
Address:	1230 Avenue of the Americas, 16th Floor New York, NY 10020

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Chief Executive Officer

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Leonardo dos Santos Poça D´Água
Name: Leonardo dos Santos Poça D´Água
Title: Chief Executive Officer

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Adriano Alcalde
Name: Adriano Alcalde
Title: Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Annex I

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into as of November 16, 2021, by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands (together with DDT Investments Ltd. and Cumorah Group Ltd., the “Founders”), Crescera Growth Capital Master Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil (“Crescera”), Fundo de Investimento em Partipações Inovabra I – Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil (“Inovabra” and, together with Crescera, the “Growth Investors”), and Alpha Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with Company, the Founders and the Growth Investors, the “Parties”, and each a “Party”).

WHEREAS, pursuant to the Business Combination Agreement, dated as of the date hereof (the “BCA”), by and among the Company, Semantix Tecnologia em Sistema de Informação S.A. (“Semantix”), Alpha Capital Acquisition Company (the “SPAC”), Alpha Merger Sub I Company (“First Merger Sub”), Alpha Merger Sub II Company (“Second Merger Sub”) and Alpha Merger Sub III Company (“Third Merger Sub”), Semantix and the SPAC have agreed to consummate a series of transactions which will result in (i) First Merger Sub merging with and into SPAC, with SPAC surviving as a direct wholly owned subsidiary of the Company, (ii) SPAC merging with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of the Company and (iii) Third Merger Sub merging with and into an exempted company incorporated with limited liability in the Cayman Islands (“Newco”) to be formed by Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil, with Newco surviving as a direct wholly owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, immediately following the closing of the Business Combination, the Founders, Crescera, Inovabra and the Sponsor will, collectively, hold a majority of the issued and outstanding Shares (as defined below); and

WHEREAS, pursuant to the BCA, the Parties are entering into this Agreement to provide for, among other things, certain governance matters and other rights and obligations associated with the ownership of Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, no Party to this Agreement shall be deemed to be an Affiliate of the Company or any of the Company’s Subsidiaries solely as a result of its ownership of Shares.

“Agreement” shall have the meaning specified in the preamble hereto.

“BCA” shall have the meaning set forth in the recitals hereto.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or São Paulo, Brazil are authorized or required by Law to close.

“Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Public Documents” has the meaning specified in Section 4.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of Nasdaq.

“Crescera” shall have the meaning specified in the preamble hereto.

“Crescera Director” means any Director who was appointed or nominated to the Board by Crescera pursuant to, and in accordance with, Section 2.1.

“Crescera Group” means (i) Crescera or (ii) any Affiliates controlled or managed by Crescera or by the same investment managers of Crescera, including, for the avoidance of doubt, any fund or account managed by the same managers as Crescera.

“Director” has the meaning specified in Section 2.1(a)

“Effective Date” has the meaning specified in Section 5.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Founders” shall have the meaning specified in the preamble hereto.

“Founders Directors” means each of the Directors who were appointed or nominated to the Board by the Founders pursuant to, and in accordance with, Section 2.1.

“Founders Group” means the Founders and their respective Affiliates.

“Founders Independent Directors” means the Founders Directors who satisfy the Independence Requirement.

“Group” means, with respect to Crescera, the Crescera Group; with respect to the Founders, the Founders Group; with respect to Inovabra, the Inovabra Group; and, with respect to the Sponsor, the Sponsor Group.

“Growth Investors” shall have the meaning specified in the preamble hereto.

“Growth Investors Directors” means the Crescera Director and the Inovabra Director, collectively.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Independent Requirements” means the independent requirements applicable to audit committee members of “foreign private issuers” (as defined in Rule 3b-4 of the Exchange Act) as set forth in Rule 10A-3 under the Exchange Act.

“Inovabra” shall have the meaning specified in the preamble hereto.

“Inovabra Director” means any Directors who was appointed or nominated to the Board by Inovabra pursuant to, and in accordance with, Section 2.1.

“Inovabra Group” means (i) Inovabra or (ii) any Affiliates controlled or managed by Inovabra or by the same investment managers of Inovabra, including, for the avoidance of doubt, any fund or account managed by the same managers as Inovabra..

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Necessary Action” means, with respect to a specified result set forth in this Agreement, any action that is necessary or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including: (a) voting or providing a written consent or proxy with respect to the Shares; (b) causing the adoption of amendments to the Organizational Documents; (c) executing agreements and instruments relating to such specified result; and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result; provided, that, solely in the case of the Sponsor Group, in no event shall “Necessary Action” require any member of the Sponsor Group to commit to voting or providing a written consent or proxy with respect to any Shares held by any member of the Sponsor Group or otherwise committing to the taking of any action that would be reasonably likely to, in the Sponsor’s good faith determination, require the Sponsor to be a member of any “group” for purposes of Section 13(d) of the Exchange Act (other than any “group” comprised solely of members of the Sponsor Group).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Organizational Documents” means, with respect to the Company and any of its Subsidiaries, collectively, such Person’s articles of association, memorandum of association, bylaws or other similar governing instruments required by the Laws of its jurisdiction of formation or organization.

“Party” shall have the meaning set forth in the preamble hereto.

“Permanent Disability” means, with respect to an individual, if he or she is legally incompetent or unable to manage his or her financial affairs for a ninety (90) day period. The determination of mental competency by such individual’s attending physician may be conclusively relied upon by the parties hereto. An individual shall be deemed Permanently Disabled as of the earlier of a) the determination of legal incapacity by a court of competent jurisdiction or (b) the expiration of such ninety (90) day period.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, shareholders, partners, employees, agents and authorized representatives.

“Shares” means ordinary shares of the Company, par value of $0.001 each.

“Sponsor” has the meaning specified in the preamble hereto.

“Sponsor Director” means any Director who was appointed or nominated to the Board by the Sponsor pursuant to, and in accordance with, Section 2.1.

“Sponsor Group” means the Sponsor and any Affiliates of the Sponsor.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Transaction Agreements” means this Agreement and the Transaction Agreements (as defined in the BCA).

“Transfer” means, with respect to any securities, to sell, assign, transfer, pledge or otherwise dispose of such securities.

“Transferee” shall have the meaning specified in Section 7.4.

ARTICLE II

BOARD MATTERS; APPROVAL RIGHTS

Section 2.1 Initial Board Composition.

(a) As of the Effective Date, the initial number of directors of the Board (each, a “Director”) shall be seven (7).

(b) In accordance with the Company’s Organizational Documents, as of the Effective Date, the Directors shall be divided into three (3) classes of Directors designated as Class I, Class II and Class III. Each class of Directors shall consist, as nearly equal as possible, of one third (1/3) of the total number of Directors constituting the entire Board.

(c) The Parties shall take all Necessary Action to cause the initial composition of the Board, as of the Effective Date, to be divided into Class I, Class II and Class III, as follows:

(i) the Class I Directors shall be comprised of two (2) Founders Independent Directors;

(ii) the Class II Directors shall be comprised of the Crescera Director and the Inovabra Director; and

(iii) the Class III Directors shall be comprised of the Sponsor Director and the two (2) remaining Founders Directors; provided, that if the Sponsor Director does not comply with the Independent Requirements, one (1) out of the two (2) Founders Directors who are Class III Directors shall comply with the Independent Requirements.

(d) The initial term of the Class I Directors shall expire at the first (1st) annual meeting of shareholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of shareholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of shareholders of the Company following the Effective Date at which Directors are elected. Thereafter, at each succeeding annual general meeting of the Company, successors to the class of Directors whose term expires at that meeting shall be elected for a three (3)-year term of office pursuant to the appointment rights set forth in Sections 2.1(b) and 2.1(c) above, except that (i) the Sponsor’s appointment right to appoint the Sponsor Director pursuant to Section 2.1(c)(iii) shall terminate following the expiration of the initial term of the Sponsor Director, and (ii) the Founders shall have the right to appoint one (1) additional Founders Independent Director to replace the Sponsor Director; provided, that if the Sponsor Director to be replaced meets the Independent Requirements, then the Founders Director to replace such Sponsor Director shall be a Founders Independent Director.

Section 2.2 Founders, Growth Investors and Sponsor Representation. For so long as (i) the Founders Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, at the request of each such Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, each such other Party (excluding, for the avoidance of doubt, the Sponsor) shall take all Necessary Action to (i) include in the slate of nominees proposed by the Board for election as Directors at each applicable annual or special meeting of shareholders at which Directors are to be elected such number of individuals nominated by each such Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding so that, if elected, there will be a number of Founders Directors, the Crescera Director or the Inovabra Director, as applicable, in accordance with Section 2.1; (ii) to include such individuals in the Company’s proxy or similar materials and form of proxy (or equivalent thereof) disseminated to shareholders in connection with the election of Directors at each applicable annual or special meeting of shareholders held for the election of Directors; and (iii) cause the election of each such individuals to the Board, including nominating such individuals to be elected as directors and by soliciting proxies in favor of the election of such individuals.

(b) If at any time any of the Founders Group, the Crescera Group or the Inovabra Group, respectively, holds a number of Shares then issued and outstanding representing less than the minimum percentages set forth in Section 2.2(a) above so that the rights provided therein no longer apply, but which are at least five percent (5%) of the Shares then issued and outstanding, then any Director previously nominated by each such Party whose Group holds less than seven and one-half percent (7.5%) but at least five percent (5%) of the Shares then issued and outstanding, and then serving on the Board, shall be entitled to serve for the remainder of his or her term as a Class I, Class II or Class III Director, as applicable, and shall not be required to resign from the Board prior to the expiration of such term.

(c) During the term of the Sponsor Director, Sponsor shall have the right to designate two (2) observers at any and all meetings of the Board (but, for the avoidance of doubt, such observers will not be entitled to attend any meetings of any committees thereof except to the extent invited by such committee), in Sponsor’s sole discretion. Such observers shall be entitled to receive all notices and materials provided to Directors, and have the same access and information rights as a Director; provided, that such observers shall not be entitled to receive any notices, materials, information or access to the extent providing such notices, materials, information or access, as applicable, would result in the waiver of any applicable privilege. Such observers will not have voting rights or fiduciary obligations to the Company, its Subsidiaries or their equity holders, but shall be bound by the same confidentiality obligations as the Directors.

(d) If at any time any of the Founders Group, the Crescera Group or the Inovabra Group, respectively, holds a number of Shares then issued and outstanding representing less than five percent (5%) of the Shares then issued and outstanding, the Agreement will terminate and be of no further force and effect with respect to such Party pursuant to Section 6.1(b) and any Director previously nominated by each such Party whose Group holds less than five percent (5%) of the Shares then issued and outstanding and then serving on the Board shall be required to resign from the Board if so requested by any of the other Parties hereto whose Group holds at least five percent (5%) of the Shares then issued and outstanding.

(e) Any Sponsor Director serving on the Board and any Board observers designated by the Sponsor shall be required to resign following the termination of this Agreement with respect to the Sponsor pursuant to Section 6.1(b) below.

Section 2.3 No Liability to Founders, Growth Investors or Sponsor. None of the Founders, the Growth Investors, the Sponsor or any of their respective Affiliates shall have any liability as a result of appointing a person as a director, nor for any act or omission by such appointed person in his or her capacity as a director of the Company, nor as a result of voting for any such appointee in accordance with the provisions of this Agreement.

Section 2.4 Chairperson. For so long as the Founders Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, the Founders Directors shall have the right to designate the Chairperson of the Board. The Chairperson may, but is not required to, be a Founders Director.

Section 2.5 Committee Representation. The Parties agree that (i) the Sponsor Director will serve on the audit committee of the Board if such Sponsor Director complies with the Independent Requirements or on the Nominating and Corporate Governance Committee (or any other committee with similar functions if a Nominating and Corporate Governance Committee is not formed by the Company following the Effective Date) and (ii) for so long as the Founders Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, the Founders Directors shall have the right to appoint one (1) Founders Director to serve on each committee of the Board, provided that, in each case of items (i) and (ii), such appointment complies with the applicable rules of Nasdaq and the Commission that apply to “foreign private issuers” (as defined in Rule 3b-4 of the Exchange Act).

Section 2.6 Vacancies and Removal.

(a) For so long as (i) the Founders Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, then each such Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding shall have the exclusive right to (1) request the removal from the Board of the Founders Directors, Crescera Director or Inovabra Director, as the case may be, whom it had originally nominated to the Board, and (2) appoint or nominate for appointment or election to the Board a Director to fill the vacancy resulting from such removal or any other vacancies created by reason of death or resignation of any then-serving Founders Director, Crescera Director or Inovabra Director, as the case may be, whom it had originally nominated to the Board. The Parties shall take all Necessary Action to cause (1) any such removal of any such Founders Director, Crescera Director or Inovabra Director, as the case may be, from the Board, and (2) any such vacancies on the Board to be filled by replacement Directors nominated by each such nominating Party whose Group holds at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, in each case, as promptly as reasonably practicable.

(b) The Sponsor shall have the exclusive right to (1) request the removal from the Board of the Sponsor Director whom it had originally nominated to the Board and (2) appoint or nominate for election to the Board a Director to fill the vacancy of such removal or any other vacancies created by reason of death or resignation of any then-serving Sponsor Director whom it had originally nominated to the Board. The Parties shall take all Necessary Action to cause (1) the removal of any such Sponsor Director from the Board, and (2) any such vacancy to be filled by a replacement Sponsor Director nominated by the Sponsor, in each case, as promptly as reasonably practicable.

Section 2.7 Board Meeting Expenses. The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to this Agreement in the course of, and in connection with, his or her service as a Director, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of any of the Company’s Subsidiaries or any of their respective committees.

Section 2.8 Director Indemnification. As promptly as reasonably practicable following the Effective Date, and from time to time, the Company shall enter into an indemnification agreement in form and substance reasonably satisfactory to the Parties hereto with each Founders Director, each Growth Investors Director and the Sponsor Director, indemnifying and holding harmless each such Director and his/her alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Directors or his/her alternate as a result of any act, matter or thing done or omitted to be done by him/her in good faith in the course of acting as a Director or alternate Director, as applicable, of the Company or any Subsidiary of the Company. Such indemnification agreements shall reflect that (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Directors are primary, and any obligation of the Directors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Director are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by each Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between the Company and the Directors or the Organizational Documents of the Company and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Directors from any and all claims against any of the Directors for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 2.9 D&O Insurance. The Company shall (a) purchase directors’ and officers’ liability insurance from time to time in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated pursuant to this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.10 Controlled Company Exception. At all times at which the Company is Controlled Company Eligible and for so long as requested by the Founders, the Company shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of Nasdaq or any other exchange on which the Shares are then listed and shall comply with all requirements under Law and all disclosure requirements to take such actions.

Section 2.11 Foreign Private Issuer Exception. At all times at which the Company is eligible to qualify as a “foreign private issuer” (as defined in Rule 3b-4 of the Exchange Act) and for so long as requested by the Founders, the Company shall take all Necessary Action to avail itself of all “foreign private issuer” exemptions to the rules of Nasdaq or any other exchange on which the Shares are then listed and shall comply with all requirements under Law and all disclosure requirements to take such actions

Section 2.12 Sharing of Information. Each of the Company, the Founders, the Growth Investors and the Sponsor agree and acknowledge that the Founders Directors, the Growth Investors Directors and the Sponsor

Director may share, on a need-to-know basis, confidential, non-public information about the Company and its Subsidiaries with the Founders, Crescera, Inovabra, the Sponsor, and their Representatives, respectively.

ARTICLE III

CERTAIN COVENANTS

Section 3.1 Corporate Opportunities.

(a) From and after the Effective Date and for so long as any of the Founders Directors, the Sponsor Director, the Crescera Director or the Inovabra Director continue to serve on the Board, (i) the Board will renounce to the fullest extent permitted by Law any interest or expectancy of the Company in, or in being communicated about, presented with or offered an opportunity to participate in, any corporate opportunities of the Company or its Subsidiaries that are presented to any such Director or any directors, officers or employees of the Founders Group, the Sponsor Group, the Crescera Group or the Inovabra Group, as the case may be; and (ii) in the event that any such Director or any director, officer or employee of the Founders Group, the Sponsor Group, the Crescera Group or the Inovabra Group acquires knowledge of a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Director shall, to the fullest extent permitted by Law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Company or any of its Affiliates or shareholders and, to the fullest extent permitted by Law, shall not be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any duty (fiduciary, contractual or otherwise) as a shareholder, director or officer of the Company solely by reason of the fact that such Director pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (including, without limitation, any member of the Founders Group) or does not present such opportunity to the Company or any of its Affiliates or shareholders.

(b) For the purposes of this Section 3.1, “corporate opportunities” shall include, but not be limited to, business opportunities which the Company and its Subsidiaries are financially able to undertake, which are, from their nature, in the line of data analytics and artificial intelligence, are of practical advantage to it and are ones in which the Company and its Subsidiaries would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the relevant Party or its respective directors, officers or employees, the self-interest of the such relevant Party or any of its directors, officers or employees will or could be brought into conflict with that of the Company and its Subsidiaries.

Section 3.2 No Share Transfer Restrictions. Except as otherwise contemplated by the Transaction Agreements and the Company’s Organizational Documents, the Company will not, without the prior written consent of the Founders and the Growth Investors, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of the Founders or the Growth Investors to freely Transfer their Shares in accordance with applicable Laws or would restrict or limit the rights of any transferee of the Founders or the Growth Investors (as applicable) as a holder of Shares. Without limiting the generality of the foregoing, other than to ensure compliance with applicable Laws, the Company will not, without the prior written consent of the Founders and the Growth Investors, take any action, or take any action to recommend to its shareholders any action, which would among other things, limit the legal rights of, or deny any benefit to, the Founders or the Growth Investors as Company shareholders either (a) solely as a result of the amount of Shares owned by the Founders or the Growth Investors or (b) in a manner not applicable to the Company shareholders generally.

ARTICLE IV

DISCLOSURE; ACCESS TO INFORMATION

Section 4.1 Disclosure and Financial Information(a) . Except as otherwise contemplated by the Transaction Agreements and the Company’s Organizational Documents, for so long as the Founders Group hold a number of

Shares representing at least seven and one-half percent (7.5%) of the Shares then issued and outstanding, no (a) reports, notices and proxy (or equivalent thereof) and information statements to be sent or made available by the Company or its Subsidiaries to its or their respective security holders and (b) registration statements and prospectuses to be filed by the Company or its Subsidiaries with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (a) and (b) are referred to in this Agreement as “Company Public Documents”) or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by the Founders will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of the Founders other than to ensure compliance with applicable Laws.

Section 4.2 Access to Information.

(a) For so long as (i) the Founders Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding and, in each case, no Director appointed by such Group who does not meet the Independent Requirements is then serving on the Board:

(i) the Company shall permit, unless prohibited by applicable Law, the Party whose Group holds at least five percent (5%) of the Shares then issued and outstanding, at reasonable times and upon reasonable notice to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such Persons with the Directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

(ii) the Company shall, and shall cause its Subsidiaries to, provide the Party whose Group holds at least five percent (5%) of the Shares then issued and outstanding, in addition to other information that might be reasonably requested by written inquiry by such Party, from time to time (i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries, (ii) access to the executive officers of the Company from time to time at reasonable times and upon reasonable notice to discuss the Company’s annual business plan and operating budget, and (iii) updates with respect to, and access to other information regarding, progress on the Company’s projects and related technology development roadmap.

(b) For so long as (i) the Founders Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, (ii) the Crescera Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding, or (iii) the Inovabra Group holds a number of Shares representing at least five percent (5%) of the Shares then issued and outstanding:

(i) the Company, upon the reasonable request of each such Party whose Group holds at least five percent (5%) of the Shares then issued and outstanding, shall make available to such requesting Party all information, records and documents in its possession that may be relevant to any tax return, audit, examination, proceeding or determination with respect to taxes of the Company or any of its Subsidiaries or any member of of such Party’s Group, as the case may be; and

(ii) each such Party, upon the reasonable request of the Company, shall make available to the Company all information, records and documents in the possession of such Party’s Group that may be relevant to any tax return, audit, examination, proceeding or determination with respect to taxes of the Company or any of its Subsidiaries.

Section 4.3 Confidentiality.

(a) The Founders, Crescera, Inovabra and the Sponsor shall not, and shall cause each member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group not to, disclose any confidential non-public information provided to the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, or to any Founders Director, the Crescera Director, the Inovabra Director and the Sponsor Director, respectively, in each case, pursuant to the terms of this Agreement, to any Person outside of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, respectively.

(b) Notwithstanding the foregoing, any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group shall be permitted to disclose such information to its directors, officers or employees, and any other member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group and any Founders Director, the Crescera Director, the Inovabra Director and Sponsor Director shall be permitted to disclose any such information to their respective attorneys, accountants, consultants, advisors and other representatives if such Persons have a need to know such information in order to perform their duties and/or properly advise any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, and are bound by an obligation to maintain confidentiality with respect to such information.

(c) Any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group shall be permitted to disclose any confidential non-public information to any Person outside of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, respectively, (a) to the extent required (i) to comply with applicable Laws or stock exchange regulations, including in connection with the filing of financial or other reports required to be filed with any Governmental Authority or stock exchange, or (ii) by any subpoena, investigative demand, audit or similar process of any Governmental Authority, (b) in connection with any financing or capital raising transaction by any such member, subject to the execution of one or more customary confidentiality agreements with potential lenders or initial purchasers, or (c) subject to the execution of one or more customary confidentiality agreements, in connection with any transaction involving the direct or indirect sale or other disposition of Shares by any member of the Founders Group, the Crescera Group, the Inovabra Group and the Sponsor Group, as applicable.

ARTICLE V

EFFECTIVENESS

Section 5.1 Condition to Effectiveness. This Agreement is being executed on the date hereof and shall automatically become effective upon, but only upon, the consummation of the transactions contemplated by the Business Combination Agreement and the Business Combination (such date, the “Effective Date”). If the Business Combination Agreement is terminated pursuant to its terms, this Agreement shall be void and of no further force or effect. For the avoidance of doubt, the Parties hereby acknowledge that any shareholders agreement relating to Semantix in effect prior to the Effective Date shall be terminated and be with no force or effect as from the Effective Date.

ARTICLE VI

TERMINATION

Section 6.1 Term. The terms of this Agreement shall terminate, and be of no further force and effect:

(a) upon the written mutual agreement of all of the parties hereto and on the date specified in such agreement;

(b) with respect to (i) the Founders, if the Founders Group holds a number of Shares representing less than five percent (5%) of all Shares then issued and outstanding; (ii) Crescera, if the Crescera Group holds a number of Shares representing less than five percent (5%) of all Shares then issued and outstanding; (iii) Inovabra, if the Inovabra Group holds a number of Shares representing less than five percent (5%) of all Shares then issued and outstanding; and (iv) the Sponsor, the earlier of (x) three (3) years as from the Effective Date or (y) the date on which the Sponsor no longer holds any Shares; provided, in each of the foregoing cases, that:

(i) such Party shall remain bound by the surviving provisions set forth in Section 6.2; and

(ii) if following such termination with respect to one or more Parties, there still remain two or more Parties bound by the provisions of this Agreement (in addition to the surviving provisions set forth in Section 6.2), this Agreement shall continue in full force and effect as between such remaining Parties.

(c) if the Founders Group, the Crescera Group and the Inovabra Group collectively hold a number of Shares representing less than forty percent (40%) of the Shares then issued and outstanding; or

(d) upon the death or Permanent Disability of Leonardo Santos.

Section 6.2 Survival. If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 6.2, Section 2.1(b), Section 2.2(b), Section 2.6, Section 2.7, Section 2.12, Section 3.1, Section 4.3 (which shall survive for one (1) year after the termination of this Agreement) and Article VI, and (ii) the rights with respect to the breach of any provision hereof by the Company.

Section 6.3 Consequences of Termination. Upon the termination of this Agreement, no Party shall have any claim against any other Party under this Agreement, except for any claim arising from any breaches by such other Party of:

(a) this Agreement on or prior to such termination; or

(b) the surviving provisions set forth in Section 6.2 after such termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendment and Waiver. This Agreement may be amended by the Company, the Founders and the Growth Investors at any time by execution of an instrument in writing signed on behalf of each of the Company, the Founders and the Growth Investors. In addition, any proposed amendment to Sections 2.1, Section 2.2(c), Section 2.3 (solely as it relates to the Sponsor Group), Section 2.5 (solely as it relates to the Sponsor Group), Section 2.6(b), Section 2.8, 2.12 or 4.3 (solely as it relates to the Sponsor Group), Section 6.1, this Article VII or any definitions to the extent used therein (including the definition of “Sponsor”, “Sponsor Director”, “Sponsor Group”, the final sentence of the definition of “Affiliate” and the proviso to the definition of “Necessary Action”) shall also require the written consent of the Sponsor (unless, for the avoidance of doubt, if this Agreement is terminated with respect to the Sponsor pursuant to Section 6.1(b) above).

Section 7.2 Severability. The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 7.1 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible.

Section 7.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the documents referenced herein and therein embody the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any rights, interests or obligations that may accrue to the Parties hereunder may be transferred or assigned by any Party without the prior written consent of the other Parties hereto and any attempted assignment without such consent shall be null and void and of no effect; provided that each Founder, each Growth Investor and the Sponsor may assign any and all of their respective rights under this Agreement, together with Transferring their respective Shares, to any member of its respective Group (each, a “Transferee”). A Founder, a Growth Investor or the Sponsor (as applicable) shall give written notice to the Company of its transfer of rights under this Section 7.4 no later than five (5) Business Days after such Person enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Transferee and identify the amount of Shares transferred and the scope of rights being transferred under this Section 7.4. In connection with any such transfer, the term “Founders”, “Growth Investors” or “Sponsor” as used in this Agreement shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Transferee, be deemed to refer to such Transferee. A Founder, a Growth Investor or the Sponsor (as applicable) and any Transferee may exercise the rights under this Agreement in such priority, as among themselves, as they shall agree upon among themselves, and the Company shall observe any such agreement of which it shall have notice as provided above. A Founder, a Growth Investor or the Sponsor (as applicable) shall cause Transferee to execute and deliver to the Company a joinder agreement in form and substance of Exhibit A attached hereto and agree to be bound by the terms and conditions of this Agreement.

Section 7.5 Applicability of Rights in the Event of an Acquisition of the Company. In the event the Company merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than the Founders or the Growth Investors (as applicable)), pursuant to a transaction or series of related transactions in which any member of the Founders Group, the Crescera Group, the Inovabra Group or the Sponsor Group (as applicable) receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Shares held by any member of the Founders Group, the Crescera Group, the Inovabra Group or the Sponsor Group (as applicable), all of the rights of the Founders, the Growth Investors and the Sponsor set forth in this Agreement shall continue in full force and effect and shall apply to the Person the equity securities of which are received by the Founders, the Growth Investors and the Sponsor pursuant to such transaction or series of related transactions. The Company agrees that, without the consent of the Founders, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 7.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 7.7 Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that a party hereto shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

Section 7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a) if to the Company, to:

Semantix Tecnologia em Sistema de Informação S.A.

Av. Eusébio Matoso, 1.375, 10º andar

São Paulo, São Paulo, Brazil, ZIP05423-180

Attention: Depto. Jurídico

Email: juridico@semantix.com.br

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Filipe Areno

Email: filipe.areno@skadden.com

(b) if to the Founders, to:

Rua Treze de Maio, n° 1203, Apartamento 802

São Paulo, São Paulo, Brazil, ZIP 01327-001

Attention: Leonardo Augusto Oliveira Dias

Email: loliveira@semantix.com.br

(c) if to Crescera, to:

Crescera Growth Capital Ltda.

Rua Anibal de Medonça, nº 27, 2º andar

Rio de Janeiro, Rio de Janeiro, Brazil, ZIP 22410-050

Attention:    Jaime Cardoso Danvila; Priscila Pereira Rodrigues

Email: jaime.cardoso@crescera.com

priscila.rodrigues@crescera.com

(d) if to Inovabra, to:

2B Capital S.A.

Avenida Presidente Juscelino Kubitschek, 1309, 10º andar

São Paulo, São Paulo, Brazil, ZIP: 04543-011

Attention:    Rafael Padilha; Leandro Kakumu Kayano

Email: rafael.padilha@bradescobbi.com.br;

lkayano@2bcapital.com.br

(e) if to Sponsor, to:

Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention:   Alec Oxenford

Email:    alec@alpha-capital.io

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell, LLP

450 Lexington Avenue

New York, NY 10017

Attention:   Daniel Brass

  Derek Dostal

Email:   daniel.brass@davispolk.com

  derek.dostal@davispolk.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 7.8 is used, the earliest notice date established as set forth in this Section 7.8 shall control.

Section 7.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 7.10 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Delaware Court of Chancery or, in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware or, in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 7.10.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 7.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 7.12 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings preceding the text of Articles and Sections included herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(g) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or a Representative designated by such Party in writing as acceptable to receive such information on behalf of such Party;

(h) references to “day” or “days” are to calendar days;

(i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(j) references to a Person are also to its successors and permitted assigns; and

(k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall, if applicable, end on the next succeeding Business Day.

Section 7.13 Actions in Other Capacities. Nothing in this Agreement shall limit, restrict or otherwise affect any actions taken by a Founder in its capacity as a shareholder of the Company or indirect shareholder of any of its Subsidiaries or Affiliates.

Section 7.14 No Joint and Several Liability. Notwithstanding any other provision of this Agreement, (i) all representations, warranties, covenants and obligations of each Founder or Growth Investor (as applicable) are several and not joint, and in no event shall a Founder or Growth Investor (as applicable) have any responsibility or liability with respect to the acts or omissions of the other Founders or Growth Investor (as applicable), (ii) all rights of each Founder or Growth Investor (as applicable) are several and not joint, and in no event shall a Founder or Growth Investor (as applicable) have any interest with respect to a right or property of the other Founders or Growth Investor (as applicable), and (iii) any liability pursuant to this Agreement that has to be allocated between the Founder or Growth Investor (as applicable) shall be allocated to each Founder or Growth Investor (as applicable) pro rata based on the percentage of the equity ownership of each Founder or Growth Investor (as applicable) in the Company.

Section 7.15 Founders Group Representative. Each of DDT Investments Ltd., Cumorah Group Ltd. and ETZ Chaim Investments Ltd. hereby irrevocably and unconditionally authorizes and appoints Leonardo Santos as representative of the Founders Group for all purposes of this Agreement. Any action taken or any exercise of powers under this Agreement by Leonardo Santos shall be binding on each other Founder for purposes thereof, shall be deemed to be taken or exercised by each other Founder, and the Company and each other party hereto shall be entitled to assume that any action taken by Leonardo Santos for purposes of this Agreement is binding on all of the Founders, and the parties hereto shall be entitled to rely on the same without being required to make further enquiries in respect thereof. Each of DDT Investments Ltd., Cumorah Group Ltd. and ETZ Chaim Investments Ltd. hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Founder may have against Leonardo Santos in relation to the performance (or non-performance) of any of the rights and duties of his duties as representative of each other Founder pursuant to this Section 7.15, except in the case of fraud or willful misconduct by Leonardo Santos.

[The remainder of this page is intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement on the day and year first above written.

ALPHA CAPITAL HOLDCO COMPANY

/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Authorized Signatory

DDT INVESTMENTS LTD.

/s/ Leonardo Dos Santos Poça D´Água
Name: Leonardo Dos Santos Poça D´Água Title: Authorized Signatory

CUMORAH Group Ltd.,

/s/ Leandro Dos Santos Poça D´Água
Name: Leandro Dos Santos Poça D´Água
Title: Authorized Signatory

ETZ CHAIM INVESTMENTS LTD.

/s/ Leonardo Augusto Oliveira Dias
Name: Leonardo Augusto Oliveira Dias Title: Authorized Signatory

CRESCERA GROWTH CAPITAL MASTER FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

/s/ Jaime Cardoso Danvila
Crescera Growth Capital Ltda. Name: Jaime Cardoso Danvila
Title: Director

[Signature Page to Shareholders Agreement]

CRESCERA GROWTH CAPITAL MASTER FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

/s/ Priscila Pereira Rodrigues
Crescera Growth Capital Ltda. Name: Priscila Pereira Rodrigues
Title: Director

FUNDO DE INVESTIMENTO EM PARTIPAÇÕES INOVABRA I – INVESTIMENTO NO EXTERIOR

/s/ Manuel Maria Pulido Garcia Ferrao de Sousa
2B Capital S.A. Name: Manuel Maria Pulido Garcia Ferrao de Sousa
Title: Executive Principal

FUNDO DE INVESTIMENTO EM PARTIPAÇÕES INOVABRA I – INVESTIMENTO NO EXTERIOR

/s/ Leandro Kakumu Kayano
2B Capital S.A. Name: Leandro Kakumu Kayano
Title: Principal

ALPHA CAPITAL SPONSOR LLC

/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Manager

[Signature Page to Shareholders Agreement]

Exhibit A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders Agreement dated as of November [●], 2021 (as the same may be amended from time to time, the “Shareholders Agreement”) among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands (together with DDT Investments Ltd. and Cumorah Group Ltd., the “Founders”), Crescera Growth Capital Master Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil (“Crescera”), Fundo de Investimento em Partipações Inovabra I – Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil (“Inovabra” and, together with Crescera, the “Growth Investors”), and Alpha Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with Company, the Founders and the Growth Investors, the “Parties”, and each a “Party”).

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the shareholder from whom it has acquired Shares (to the extent permitted by the Shareholders Agreement) as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________, 20[ ]
[NAME OF JOINING PARTY]
By:
Name:
Title:

Address for Notices:

AGREED ON THIS [ ] day of [ ], 20[ ]:
By:
Name:
Title:

Annex J

EXECUTION VERSION

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2021 (the “Effective Date”) by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”) and each of the undersigned parties listed on Schedule A hereto as the holder of Equity Interests (as defined below) (each such party, an “Equity Holder” and collectively, “Equity Holders”), and, as intervening parties, each of the undersigned parties listed on Schedule A hereto as the holder of Options (as defined below) (each such party, an “Optionee” and collectively, “Optionees”). Each of New Pubco, the Company, SPAC and the Equity Holders will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, each Equity Holder is the legal and beneficial owners of the shares of common or preferred stock of the Company listed next to its name on Schedule A (the “Equity Interests”), collectively with the Options representing 100% (one hundred percent) of the Company’s capital stock on a fully diluted basis;

WHEREAS, prior to the execution of this Agreement, the Company and certain other parties entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement);

WHEREAS, each Optionee is the legal and beneficial owner of the outstanding options listed next to its name on Schedule A (the “Options”) under the Company’s Share Plan, which are or may become vested before the closing of the Transaction set forth in the Business Combination Agreement, collectively representing 100% (one hundred percent) of the Company’s issued and outstanding options or other share-based compensation instruments;

WHEREAS, the execution and delivery of this Agreement by each Equity Holder and each Optionee is a condition to the obligations of New Pubco and SPAC to consummate the transactions contemplated by the Business Combination Agreement pursuant to the terms thereof;

WHEREAS, in consideration for the benefits to be received directly or indirectly by the Equity Holder and the Optionee in connection with the transactions contemplated by the Business Combination Agreement and as a material inducement to SPAC and New PubCo agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, each Equity Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and each Equity Holder agree as follows:

ARTICLE I

OBLIGATIONS

1.1. Newco Formation. As soon as practicable after the date hereof and in any event prior to the First Effective Time (as defined in the Business Combination Agreement), each Equity Holder shall take, or cause to be taken, any and all actions necessary to form an exempted company incorporated with limited liability in the Cayman Islands (“Newco”), the sole shareholders of which shall be the Equity Holders in the proportions set forth next to each Equity Holder’s name on Schedule B.

1.2. Newco Joinder. Promptly after the formation of Newco pursuant to the immediately preceding Section 1.1 and in any event prior to the First Effective Time, each Equity Holder shall take, or cause to be taken, any and all action necessary for Newco to become a party to the Business Combination Agreement and this Agreement by executing and delivering the Newco Joinder.

1.3. Contribution.

a)

Each Equity Holder shall, prior to the First Effective Time (and in any event at or prior to the times required under the Business Combination Agreement), contribute, assign, transfer, convey and deliver to Newco all of such Equity Holder’s right, title and interest in and to the Equity Interests set forth next to its name on Schedule A, free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind except as disclosed on Schedule A, directly or indirectly, (the “Contribution”) and, in exchange for the Contribution, each Equity Holder, or its respective wholly owned subsidiary in case the Contribution is delivered indirectly, shall receive the ordinary shares of Newco (“Shares”), at the exchange ratio 1:1 (one stock issued by the Company per one single class ordinary Share), as set forth next to its name on Schedule B. At completion of the Contribution in accordance with the terms hereof, Newco shall deliver to each Equity Holder a copy of the register of members of Newco showing each Equity Holder as the registered holder of the Shares set forth opposite the name of such Equity Holder on Schedule B.

b)

Each Equity Holder hereby agrees to execute and deliver all agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable, in each case, as reasonably determined by the Company or as required by applicable Law, in connection with, or otherwise in furtherance of, the Contribution, including without limitation (i) the execution of the instrument of transfer of each Equity Holder’s right, title and interest to Newco at the Company’s Share Transfer Book (Livro de Transferência de Ações); and (ii) the performance of the applicable foreign exchange transactions required for the Contribution and payment of the IOF/FX tax due. Without limiting the foregoing, at completion of the Contribution in accordance with the terms hereof, the Company shall deliver to Newco, with a copy to SPAC, a copy of the local corporate documents of the Company showing Newco as the registered holder of the Equity Interests, including without limitation (i) the annotation of the transfer of each Equity Holder’s right, title and interest in and to the Equity Interests in the Company’s Share Registry Book (Livro de Registro de Ações Nominativas), and the Company’s Share Transfer Books (Livro de Transferência de Ações); and (ii) the report of the Company’s registries at the RDE-IED (Brazilian Central Bank registration for foreign investments), updated upon Contribution to reflect the change of Equity Holder.

c)

Upon the Contribution, each Equity Holder shall cease to have any rights with respect to the Equity Interests, except the right to receive, hold and have title to the Shares as provided herein. All Shares to be issued in exchange for Equity Interests shall be free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind and shall be deemed to have been issued in full satisfaction of all rights pertaining to the Equity Interests.

d)

For the avoidance of doubt, in the event of any equity dividend or distribution, or any change in the equity interests of the Company or Newco by reason of any equity dividend or distribution, equity split, reverse stock-split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like (including the transactions contemplated by the Pre-Closing Exchange), the term “Equity Interests” shall be deemed to refer to and include the Equity Interests as well as all such equity dividends and distributions and any securities into which or for which any or all of the Equity Interests may be changed or exchanged or which are received in such transaction (including the Shares received as result of the consummation of the Contribution pursuant to this Agreement).

1.4. Proxy.

a)

Without limiting any other rights or remedies of the Company, for all purposes of this Agreement, each Equity Holder hereby appoints the Company, and any of its designees, and each of them individually, as its proxies, agents and attorneys-in-fact, with full power of substitution and resubstitution, to the sign the applicable foreign exchange transactions required for the Contribution and to vote or act by written consent during the term of this Agreement with respect to the matters set forth herein in the name and in the stead of such Equity Holder, including to attend on behalf of such Equity Holder any meeting of the Equity Holders with respect to this Agreement, to include the Equity Interests in any computation for purposes of establishing a quorum at any such meeting of the Equity Holders, to vote (or cause to be voted, as applicable) the Equity Interests or consent or approve (or withhold consent or approval, as applicable) with respect to any of the Corporate Approvals in connection with any meeting of the Equity Holders, any action by written consent or any other approval by the Equity Holders. For this purpose, each Equity Holder hereby also grants to the Company a power of attorney in the form of Schedule C. This proxy and power of attorney is given to secure the performance of the duties of the Equity Holder under this Agreement. Each Equity Holder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

b)

This proxy and power of attorney is hereby granted by Equity Holder pursuant to the terms of articles 653 and 685 of the Brazilian Civil Code (Law no. 10,406/2002) and shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, is granted in consideration for the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby and shall revoke any and all prior proxies granted by Equity Holder with respect to the Equity Interests. The power of attorney granted by Equity Holder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Equity Holder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

c)

The Company agrees, pursuant to the powers of attorney granted to the Company pursuant to this Agreement, in connection with and to facilitate the consummation of the Pre-Closing Exchange, to the extent necessary or advisable, to make, execute, acknowledge and deliver all such other agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange and, in general, to do any and all things and to take any and all actions necessary or advisable in connection with or to carry out the Pre-Closing Exchange on behalf of the Equity Holders, in each case subject to the terms and conditions of the Business Combination Agreement.

d)

Notwithstanding anything in this Agreement to the contrary, none of the provisions of this Section 1.4 shall apply to Crescera Growth Capital Master Fundo de Investimento em Participação - Multiestratégia or to Fundo de Investimento em Participações Multiestratégia Inovabrá I – Investimento no Exterior (collectively, the “Growth Investors”), each in their capacity as Equity Holder, and that no such proxy and power of attorney shall be granted hereunder by any of the Growth Investors in favor of the Company.

1.5. Further Assurances. During the term of this Agreement, each Equity Holder and Optionee agrees that it shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect any Equity Holder’s and/or the Company’s ability to perform its obligations under this Agreement, except as expressly contemplated by this Agreement. Each Equity Holder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement or this Agreement.

1.6. Termination of Shareholders’ Agreement. Despite the completion of the Contribution set forth in this Agreement, the Company’s shareholders’ agreement currently in place shall remain in full force, mutatis mutandi, until the Closing is consummated. For purposes of clarification, until the Closing is consummated and after the Contribution, the terms and conditions of the Shareholder’s Agreements will be performed by and applicable to the Newco that succeeded the Equity Holder due to the Contribution.

1.7. Transfers of Equity Interests Prior to Closing. Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), from and after the date hereof until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each Equity Holder agrees not to (a) Transfer any of the Equity Interests, (b) enter into any option, warrant, purchase right or other contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of the Equity Interests, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not prohibit a Transfer (i) if such Equity Holder is not an individual or a trust, to any of its Affiliates, or (ii) if such Equity Holder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order or (C) to any member of such Equity Holder’s immediate family or any trust for the direct or indirect benefit of such Equity Holder or the immediate family of such Equity Holder; provided, however, that (x) such Equity Holder shall, and shall cause any such transferee of his, her or its Equity Interests, to enter into a written agreement, in form and substance reasonably satisfactory to SPAC, agreeing to be bound by this Agreement (including, for the avoidance of doubt, all of the covenants, agreements and obligations of such Equity Holder hereunder and which agreement will include, for the avoidance of doubt, the making of all of the representations and warranties of such Equity Holder set forth in Article II with respect to such transferee and his, her or its Equity Interests received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer, and (y) no such Transfer will relieve such Equity Holder of any of its covenants, agreements or obligations hereunder with respect to the Equity Interests so transferred, unless and to the extent actually performed, or will otherwise affect any of the provisions of this Agreement (including any of the representations and warranties of such Equity Holder hereunder). For purposes of this Agreement, (a) “Transfer” shall mean the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) or (b)(ii); (b) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; (c) “affiliate” means, with respect to any individual or legal entity, a legal entity that Control, is Controlled by, or is under the same Control of that individual or legal entity; and (d) “Control” shall have the meaning defined in the Brazilian Corporations Law (Law No. 6,404/76)

1.8. Release. Upon Contribution and receipt of the Shares, each Equity Holder and Optionee on behalf of himself, herself or itself, his, her or its affiliates and each of their respective assigns, heirs beneficiaries, creditors, representatives and agents hereby irrevocably and irreversibly waives, releases and discharges the Company and their respective present and former affiliates and present and former and direct or indirect partners, members and equity holders, directors, managers, officers, employees, principals, trustees, representatives, agents, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys for any and all purposes, from any and all actions, claims, liabilities, losses, orders and causes of action of every kind and nature whatsoever and obligations owed to me by the Company of any kind or nature whatsoever, whether arising under any contract or otherwise, whether or not currently known, and whether fixed or contingent, that arise out of or are related to the Equity Interest (including Options) held by each Equity Holder or Optionee now or in the future, including without limitation, the treatment of such Equity Interests (including Options) contemplated pursuant to the Business Combination Agreement.

1.9. Optionees’ Undertaking.

a)

In the event that, prior to the Pre-Closing Exchange (as defined in the Business Combination Agreement), any Optionee exercises any of his or her Options under the Company Share Plan, such Optionee will automatically become an Equity Holder under the terms of this Agreement and will be treated as an Equity Holder for all purposes of this Agreement, assuming any and all rights and obligations herein set forth, including, but not limited to, those set forth in Sections 1.1, 1.2, 1.3, 1.7 and 2.2 of this Agreement and each of Schedule A and Schedule B hereto shall be deemed to be updated to include the equity interests underlying each such exercised Option in Schedule A and the number of Shares to be received in respect thereto in Schedule B.

b)	By executing this Agreement, Optionee hereby consents to, and acknowledges and agrees that, pursuant to Section 3.3(a) of the Business Combination Agreement:

i.

if Optionee holds any vested but unexercised Options immediately prior to the Third Effective Time, such Options shall on the Third Effective Time be automatically exercised in full (without any action on part of the Optionee), subject to the terms, and in accordance with the provisions, set forth in the Business Combination Agreement. For that purposes, Optionee hereby expressly agrees to a “net exercise” of his or her Options under the terms of Section 3.3(a)(i) of the Business Combination Agreement, pursuant to which the Company will withhold a number of shares sufficient to satisfy the exercise price applicable to such Options.

ii.

if Optionee holds any unvested Options immediately prior to the Third Effective Time, such Options shall on the Third Effective Time be automatically converted into an option to purchase New PubCo Ordinary Shares, subject to the terms, and in accordance with the provisions, set forth in the Business Combination Agreement.

c)	By executing this Agreement, Optionee hereby consents to, and acknowledges and agrees to the provisions of the Business Combination Agreement, including, but not limited to, Section 3.3(a) thereunder.

1.10. Call Option.

a)

From the Closing Date until the fifth (5th) anniversary of the Closing Date, DDT Investments Ltd. shall have the right, but not the obligation, to purchase on one or more occasions from Cumorah Group Ltd. an amount of Shares representing up to five percent (5%) of the outstanding Shares (each, a “Cumorah Group Ltd. Call”), upon the terms and conditions set forth in this paragraph. The Cumorah Group Ltd. Call may be exercised by DDT Investments Ltd. by written notice to Cumorah Group Ltd. (each, a “Cumorah Group Ltd. Call Notice”). The price payable for the Shares to be purchased under the Cumorah Group Ltd. Call shall be Ten U.S. Dollars (USD $10.00) per Share and shall be payable within fifteen (15) days of receipt by Cumorah Group Ltd. of the Cumorah Group Ltd. Call Notice. Cumorah Group Ltd. shall deliver to DDT Investments Ltd. the Shares to be purchased under the Cumorah Group Ltd. Call on the same date that Cumorah Group Ltd. received the purchase price for the Shares to be purchased under the Cumorah Group Ltd. Call.

b)

From the Closing Date until the fifth (5th) anniversary of the Closing Date, DDT Investments Ltd. shall have the right, but not the obligation, to purchase on one or more occasions from ETZ Chaim Investments Ltd. an amount of Shares representing up to five percent (5%) of the outstanding Shares (each, a “ETZ Chaim Investments Ltd. Call”), upon the terms and conditions set forth in this paragraph. The ETZ Chaim Investments Ltd. Call may be exercised by DDT Investments Ltd. by written notice to ETZ Chaim Investments Ltd. (each, a “ETZ Chaim Investments Ltd. Call Notice”).

The price payable for the Shares to be purchased under the ETZ Chaim Investments Ltd. Call shall be Ten U.S. Dollars (USD $10.00) per Share and shall be payable within fifteen (15) days of receipt by ETZ Chaim Investments Ltd. of the ETZ Chaim Investments Ltd. Call Notice. ETZ Chaim Investments Ltd. shall deliver to DDT Investments Ltd. the Shares to be purchased under the ETZ Chaim Investments Ltd. Call on the same date that ETZ Chaim Investments Ltd. received the purchase price for the Shares to be purchased under the ETZ Chaim Investments Ltd. Call.

c)	For purposes of this Section 1.10, “Shares” shall mean New PubCo Ordinary Shares (as defined in the Business Combination Agreement).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE EQUITY HOLDER

2.1. Each Equity Holder (including for purposes of this Article II, each Optionee) hereby represents and warrants to Newco, SPAC and New PubCo that:

a)

Title. Each Equity Holder and Optionee holds good, valid and marketable title to the Equity Interests and Options set forth opposite the Equity Holder’s name on Schedule A, free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind except as set forth in Schedule A.

b)

Authorization. Each Equity Holder and Optionee has full power and authority (including any spouse consent) to enter into this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by all other parties, constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

c)

No Conflict. Neither the execution and delivery of this Agreement by the Equity Holder nor the performance of the Equity Holder’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to the Equity Holder, (ii) if the Equity Holder is not an individual, would, directly or indirectly, result in any breach of any provision of the Equity Holder’s Governing Documents, (iii) conflicts with, result in a breach under or give rise to any right of termination of any document, agreement or instrument to which the Equity Holder is a party, or (iv) result in the creation or imposition of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind upon the Equity Interests.

d)

No Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or any other governmental authority, instrumentality, agency or commission or any third party (including a party to any agreement with the Equity Holder, the Optionee or any spouse consent), is required by or with respect to the delivery of this Agreement and the consummation of the transactions contemplated hereby.

e)

Ownership. The Equity Holder is the beneficial and record owner of the Equity Interests set forth next to the Equity Holder’s name on Schedule A. The Equity Interests and Options set forth on Schedule A collectively constitute 100% of the Equity Holder’s interest in the Company and the Equity Holder does not own, beneficially or of record, any other equity, equity-linked or similar securities of the Company or any of its Subsidiaries or have the right to acquire any equity, equity-linked or similar securities of the Company or any of its Subsidiaries. The Equity Holder acknowledges that the Equity Holder’s agreement to contribute all of the equity securities of the Company held by the Equity Holder is a material inducement to NewCo’s willingness to issue to the Equity Holder, or to the respective wholly owned subsidiary if applicable, the Shares. As such, if after the execution of this Agreement it is discovered that the Equity Holder is directly or indirectly the owner of any additional membership, equity or ownership interests not reflected next to the Equity Holder’s name on Schedule A (an

“Undisclosed Interest”), the Equity Holder hereby agrees to contribute, assign, transfer, convey and deliver to Newco all of the Equity Holder’s right, title and interest in and to such Undisclosed Interest. By executing this Agreement, each Equity Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any person, with respect to any of the Equity Interests, except as disclosed in Schedule A. The Equity Holder has the sole right to vote (and provide consent in respect of, as applicable) the Equity Interests set forth next to the Equity Holder’s name on Schedule A and, except for this Agreement, the Business Combination Agreement and as disclosed in Schedule A, the Equity Holder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of the Equity Interests or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Equity Interests.

f)

There is no Legal Proceeding pending or, to the Equity Holder’s knowledge, threatened against or involving the Equity Holder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Equity Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

g)

There is no Order or Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition relating to the Equity Holder or any of his, her or its Affiliates that could reasonably be expected to adversely affect the ability of the Equity Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1. The Company hereby represents and warrants to each Equity Holder that:

a)

Organization. The Company is a closely held company, duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. As of the Effective Date, the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b)

Authorization. The Company has full power and authority to enter into this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by all other parties, constitutes a valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

c)

No Conflict. Neither the execution and delivery of this Agreement by the Company nor the performance of the Company’s obligations hereunder violates any provision of law applicable to the Company or conflicts with any document, agreement or instrument to which the Company is a party.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notifications, consents, requests and/or other notices set out in this Agreement shall only be deemed valid and effective when made in writing and sent by letter with delivery receipt requested or by e-mail with return receipt requested. The notifications, consents, requests and/or other notices shall be sent to the numbers, e-mails and addresses indicated in Schedule D, which may be amended at any time by each party upon written notice to the other parties.

4.2. Assignment. No Party or Optionee shall assign or delegate (in whole or in part) its rights or obligations under this Agreement without the prior written consent of the other Parties.

4.3. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.

4.4. Enforcement Instrument and Specific Performance. All obligations assumed herein are irrevocable and irreversible and subject to specific performance. The aggrieved party is entitled to resort to any action or judicial or extrajudicial proceeding to have this Agreement observed and all obligations assumed herein fulfilled, and any party may file suit against the defaulting party, seeking (i) specific performance of obligations; and/or (ii) indemnification for losses. This Agreement constitutes an extrajudicial enforcement instrument, pursuant to article 784, III, of the Brazilian Code of Civil Procedure.

4.5. Digital Signatures. The parties represent and agree that this Agreement may be signed using DocuSign® provided by DocuSign, Inc. (“Digital Signature System”). The parties acknowledge the truthfulness, authenticity, integrity, effectiveness and efficacy of this Agreement and its terms, including its exhibits, and of the Digital Signature System, even if without the digital certificate issued by the Brazilian Public Keys Infrastructure (Infraestrutura de Chaves Públicas Brasileira – ICP-Brazil). Regardless of any delay by any of the parties to provide their digital signatures in this document, the parties represent and acknowledge that the rights and obligations provided herein shall be deemed valid, effective and enforceable as of the date of signature indicated in the body of this document.

4.6. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. In the event of a valid termination of the Business Combination Agreement, this Agreement shall be of no force and effect. No such termination or reversion shall relieve any Equity Holder from any obligation accruing, or liability resulting from an intentional breach of this Agreement occurring prior to such termination or reversion

4.7. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided that Section 1.10.a) may only be amended by execution of an instrument in writing signed on behalf of DDT Investments Ltd. and Cumorah Group Ltd.; provided that Section 1.10.b) may only be amended by execution of an instrument in writing signed on behalf of DDT Investments Ltd. and ETZ Chaim Investments Ltd..

ARTICLE V

GOVERNING LAW AND JURISDICTION

5.1. Governing Law. This Agreement, the rights and obligations of the parties hereunder shall be governed by, enforced and interpreted, in accordance with the laws of the Federative Republic of Brazil.

5.2. Disputes. The parties and their successors shall exert their best efforts to solve on an amicable basis any disputes, differences or claims related to this Agreement.

5.3. Jurisdiction. Without prejudice to Section 11.8 of the Business Combination Agreement, which remains valid and in force, any and all dispute arising out of or in connection with this Agreement, including without limitation, any issue related to its existence, validity, enforceability, formation, interpretation, performance and/or termination, which may not be solved on an amicable basis by the parties and/or the Company, as applicable, shall be finally settled in the courts of the city of São Paulo, State of São Paulo, Brazil.

[Page intentionally left in blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Exchange Agreement as of the date first above written.

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: President

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Authorized Signatory

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Leonardo dos Santos Poça D´Água
Name: Leonardo dos Santos Poça D´Água
Title: Chief Executive Officer

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Adriano Alcalde
Name: Adriano Alcalde
Title: Chief Financial Officer

[Signature Page to Exchange Agreement]

Annex K

EXECUTION VERSION

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo” or the “Company”), DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands (together with DDT Investments Ltd. and Cumorah Group Ltd., the “Founders”), Crescera Growth Capital Master Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil (“Crescera”), Fundo de Investimento em Partipações Inovabra I – Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil (“Inovabra” and, together with Crescera, the “Growth Investors”), and Alpha Capital Sponsor LLC, a Cayman Islands exempted limited liability company (the “Sponsor”) and each of the other undersigned parties hereto (each of the Founders, the Growth Investors, the Sponsor, the other undersigned parties hereto1 and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, Alpha Capital Acquisition Company, a Cayman Islands exempted limited liability company (the “SPAC”), the Sponsor and certain other parties are party to that certain Registration Rights Agreement, dated as of February 18, 2021 (the “Original RRA”);

WHEREAS, the Company, the SPAC, Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (“Semantix”) and certain other parties entered into that certain Business Combination Agreement, dated as of November 16, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the parties to the Business Combination Agreement are consummating the business combination involving Semantix contemplated thereunder (the “Business Combination”);

WHEREAS, as a result of the transactions contemplated in the Business Combination Agreement, the Company has [●] Class A ordinary shares, par value $0.001 per share (the “Ordinary Shares”), issued and outstanding;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the SPAC and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof;

WHEREAS, the Sponsor and the other parties hereto desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

[1]	Other signatories to include (i) directors and officers of New PubCo, and (ii) former shareholders of Semantix.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Original RRA is hereby amended and restated in its entirety, as of and contingent upon the closing of the Business Combination, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall have the meaning set forth under Rule 405 under the Securities Act.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” shall have the meaning given in the Business Combination Agreement.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Crescera” shall have the meaning given in the Preamble hereto.

“Crescera Group” means (i) Crescera or (ii) any Affiliates controlled or managed by Crescera or by the same investment managers of Crescera, including, for the avoidance of doubt, any fund or account managed by the same managers as Crescera.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founder Shares” shall have the meaning given in the Original RRA.

“Founders” shall have the meaning given in the Preamble hereto.

“Founders Group” means the Founders and their respective Affiliates; provided that for purposes of this definition, Founders Group shall not include the Company or any of its Subsidiaries.

“Founders Lock-up Period” shall mean the period ending on the six (6)-month anniversary of the date hereof.

“Growth Investors” shall have the meaning given in the Preamble hereto.

“Growth Investors Lock-up Period” shall mean the period ending on the six (6)-month anniversary of the date hereof.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Inovabra” shall have the meaning given in the Preamble hereto.

“Inovabra Group” means (i) Inovabra or (ii) any Affiliates controlled or managed by Inovabra or by the same investment managers of Inovabra, including, for the avoidance of doubt, any fund or account managed by the same managers as Inovabra.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“New PubCo” shall have the meaning given in the Preamble hereto.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of any applicable lock-up period, including the Founders Lock-up Period, the Growth Investors Lock-up Period, the Sponsor Lock-up Period, the Private Placement Lock-up Period or any other applicable lock-up period, as the case may be, under the Sponsor Letter Agreement, the Private Placement Warrants Purchase Agreement, this Agreement and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company, and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants, that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants, that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the completion of the Business Combination.

“Private Placement Warrants” shall mean the 7,000,000 warrants to purchase one Ordinary Share held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the SPAC’s initial public offering.

“Private Placement Warrants Purchase Agreement” shall have the meaning given in the Original RRA.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any Ordinary Shares issued or issuable upon the exercise of any other security of the Company (including the Private Placement Warrants) held by a Holder as of immediately following the Closing, (b) any Ordinary Shares or any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission)(“Rule 144”)) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Ordinary Shares and (e) any other equity security of the Company issued or issuable with respect to any such Ordinary Share referenced in clauses (a), (b) or (c) by way of a share capitalization, share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, amalgamation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations, including as to manner or timing of sale); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; provided, further, that notwithstanding anything to the contrary in this Agreement, no Ordinary Shares received by a Holder as a result of the conversion of any class A ordinary shares, par value $0.0001 per share, of SPAC subscribed for pursuant to a PIPE Investment (as defined in the Business Combination Agreement) shall be deemed to constitute Registrable Securities hereunder (for the avoidance of doubt, such Ordinary Shares shall instead benefit from the registration rights, if any, provided for under the agreement(s) relating to such PIPE Investment(s)).

“Registration” shall mean a registration effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company and for the Underwriters, if applicable;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) U.S. legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC” shall have the meaning given in the Recitals hereto.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Letter Agreement” shall mean that certain Sponsor Letter Agreement, dated as of November 16, 2021, by the Company, the Sponsor and certain other parties.

“Sponsor Lock-up Period” shall mean, with respect to the Founder Shares and any Ordinary Shares issuable upon conversion thereof, the period ending on the earlier of (A) one year after the date hereof and (B) the date on which the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Subsidiary” shall have the meaning set forth under Rule 405 under the Securities Act.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall use commercially reasonable efforts to submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any outstanding Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. In no event shall a Holder be identified as a statutory underwriter in a Registration Statement unless requested by the Commission. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of one or more Holders holding, individually or collectively, at least five percent (5%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, a Founder and a Growth Investor.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, a Founder or a Growth Investor (any of the Sponsor, a Founder or a Growth Investor being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, net of underwriting discounts and commissions, in the aggregate, $30 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the majority-in-interest of the Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Founders and the Growth Investors may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12)-month period, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12)-month period. Notwithstanding anything to the contrary in this Agreement, the

Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company and such other stockholders (if any) (in a proportion to be determined by the Company pursuant to such separate written contractual piggy-back registration rights or a the exclusive discretion of the Company in the absence of such agreement) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, a Founder or a Growth Investor may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Founders, the Growth Investors or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, a Founder or a Growth Investor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Founder or such Growth Investor, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each

Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities pursuant to a separate written contractual arrangement, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each

Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Form F-3 Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow” (including without limitation a same day trade, overnight trade or similar transaction) off of such Form F-3 Shelf, an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering off of such Form F-3 Shelf through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $30 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $10 million in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three (3) Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12)-month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders of Registrable Securities at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such Underwriters, broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated by the Commission then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a Registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders jointly as a single class.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information in writing, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company reasonably determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the Registration of any other Holder’s Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if (i) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, or (ii) the majority of the Board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with any statement or communication that relates to changes to historical accounting policies of Company or the SPAC in connection with any order, directive, guideline, comment or recommendation from the Commission with respect to securities issued in, or other matters related to, the SPAC’s initial public offering, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall not be exercised by the Company, on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.4.5 Notwithstanding anything herein to the contrary, if the Commission prevents the Company from including any or all of the Registrable Securities proposed to be registered for resale under a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable Holders or otherwise, (a) such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission and (b) the number of Registrable Securities to be registered for each selling Holder named in the Registration Statement shall be reduced pro rata among all such selling Holders; and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such Registrable Securities not included in the initial Registration Statement and shall use commercially reasonable efforts to have such amendment or Registration Statement to become effective as promptly as practicable.

3.5 Reporting Obligations3.6 . As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the

Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or caused to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the total liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to:

Semantix Tecnologia em Sistema de Informação S.A.

Av. Eusébio Matoso, 1.375, 10 floor, Zip 05423-180

Attention: Leonardo Santos

Email:    lsantos@semantix.com.br

and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware

Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AND (B) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5, Article IV and Article V shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor, the majority-in-interest of the

Founders Group, the majority-in-interest of the Crescera Group, and the majority-in-interest of the Inovabra Group (in each case, so long as the Sponsor, the Founders Group, the Crescera Group or the Inovabra Group, as applicable, holds in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

5.13 Founders Group Representative. Each of DDT Investments Ltd., Cumorah Group Ltd. and ETZ Chaim Investments Ltd. hereby irrevocably and unconditionally authorizes and appoints Leonardo Santos as representative of the Founders and the Founders Group for all purposes of this Agreement. Any action taken or any exercise of powers under this Agreement by Leonardo Santos shall be binding on each other Founder for purposes thereof, shall be deemed to be taken or exercised by each other Founder, and the Company and each other party hereto shall be entitled to assume that any action taken by Leonardo Santos for purposes of this Agreement is binding on all of the Founders, and the parties hereto shall be entitled to rely on the same without being required to make further enquiries in respect thereof. Each of DDT Investments Ltd., Cumorah Group Ltd. and ETZ Chaim Investments Ltd. hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Founder may have against Leonardo Santos in relation to the performance (or non-performance) of any of the rights and duties of his duties as representative of each other Founder pursuant to this Section 5.12, except in the case of fraud or willful misconduct by Leonardo Santos.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ALPHA CAPITAL HOLDCO COMPANY
/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: Authorized Signatory

DDT INVESTMENTS LTD.
/s/ Leonardo Dos Santos Poça D´Água
Name: Leonardo Dos Santos Poça D´Água Title: Authorized Signatory

CUMORAH Group Ltd.,
/s/ Leandro Dos Santos Poça D´Água
Name: Leandro Dos Santos Poça D´Água
Title: Authorized Signatory

ETZ CHAIM INVESTMENTS LTD.
/s/ Leonardo Augusto Oliveira Dias
Name: Leonardo Augusto Oliveira Dias Title: Authorized Signatory

CRESCERA GROWTH CAPITAL MASTER FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA
/s/ Jaime Cardoso Danvila
Crescera Growth Capital Ltda. Name: Jaime Cardoso Danvila
Title: Director

[Signature Page to Amended and Restated Registration Rights Agreement]

CRESCERA GROWTH CAPITAL MASTER FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA
/s/ Priscila Pereira Rodrigues
Crescera Growth Capital Ltda. Name: Priscila Pereira Rodrigues
Title: Director

FUNDO DE INVESTIMENTO EM PARTIPAÇÕES INOVABRA I – INVESTIMENTO NO EXTERIOR
/s/ Manuel Maria Pulido Garcia Ferrao de Sousa
2B Capital S.A. Name: Manuel Maria Pulido Garcia Ferrao de Sousa
Title: Executive Principal

FUNDO DE INVESTIMENTO EM PARTIPAÇÕES INOVABRA I – INVESTIMENTO NO EXTERIOR
/s/ Leandro Kakumu Kayano
2B Capital S.A. Name: Leandro Kakumu Kayano
Title: Principal

ALPHA CAPITAL SPONSOR LLC
/s/ Alec Oxenford
Name: Alec Oxenford
Title: Manager

[Signature Page to Amended and Restated Registration Rights Agreement]

[DIRECTOR/OFFICER][2]

Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

[2]	For Directors and Officers of NewPubCo to become signatories.

[FORMER SEMANTIX SHAREHOLDERS][3]

Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

[3]	For former shareholders of Semantix to become signatories.

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo” or the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the day of , 20 .

Signature of Stockholder

Print Name of Stockholder Its:

Address:

Agreed and Accepted as of

            , 20

Alpha Capital Holdco Company

By:

Name: Its:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of November 16, 2021, by and among Alpha, New Semantix, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix (included as Annex A to the proxy statement/prospectus).

2.2*	Form of Plan of Merger, by and between Alpha and First Merger Sub (included as Annex B to the proxy statement/prospectus).

2.3*	First Amendment to the Business Combination Agreement, dated as of April 13, 2022, by and among Alpha, New Semantix, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix.

3.1*	Amended and Restated Memorandum and Articles of Association of Alpha (incorporated by reference to Exhibit 3.1 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

3.2*	Form of Amended and Restated Memorandum and Articles of Association of New Semantix (included as Annex C to the proxy statement/prospectus).

4.1*	Specimen Unit Certificate of Alpha (incorporated by reference to Exhibit 4.1 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

4.2*	Specimen Common Stock Certificate of Alpha (incorporated by reference to Exhibit 4.2 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

4.3*	Specimen Warrant Certificate of Alpha (incorporated by reference to Exhibit 4.3 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

4.4*	Warrant Agreement, dated as of February 18, 2021, by and between Alpha and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

5.1+	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to Alpha, as to the validity of the securities being registered.

Exhibit No.	Description

8.1*	Form of opinion of Davis Polk & Wardwell LLP regarding certain tax matters.

10.1†*	Voting and Support Agreement, dated as of November 16, 2021, by and among New Semantix, Alpha, Semantix and certain of the Semantix shareholders and optionholders (included as Annex D to the proxy statement/prospectus).

10.2†*	Lock-up Agreement, dated as of November 16, 2021, by and among New Semantix, Alpha and the Semantix shareholders (included as Annex E to the proxy statement/prospectus).

10.3*	Form of Subscription Agreement, by and between Alpha and the undersigned subscriber party thereto (included as Annex F to the proxy statement/prospectus).

10.4*	Non-Redemption Agreement, dated as of November 16, 2021, by and between Alpha and a certain shareholder of Alpha (included as Annex G to the proxy statement/prospectus).

10.5*	Sponsor Letter Agreement, dated as of November 16, 2021, by and among Sponsor, Alpha, New Semantix and Semantix (included as Annex H to the proxy statement/prospectus).

10.6*	Shareholders Agreement, dated as of November 16, 2021, by and among New Semantix, Sponsor and certain shareholders of Semantix (included as Annex I to the proxy statement/prospectus).

10.7†*	Exchange Agreement, dated as of November 17, 2021, by and among New Semantix, Alpha, Semantix, the Semantix shareholders and the Semantix optionholders (included as Annex J to the proxy statement/prospectus).

10.8*	Form of Amended and Restated Registration Rights Agreement (included as Annex K to the proxy statement/prospectus).

10.9#*	Form of New Semantix 2022 Omnibus Incentive Plan.

10.10*	Underwriting Agreement, dated as of February 18, 2021, between Alpha and Citigroup Global Markets Inc. and BofA Securities, Inc., as representatives of the several underwriters (incorporated by reference to Exhibit 1.1 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.11*	Sponsor Letter Agreement, dated as of February 18, 2021, among Alpha and its officers and directors and Sponsor (incorporated by reference to Exhibit 10.1 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.12*	Investment Management Trust Agreement, dated as of February 18, 2021, between Alpha and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.13*	Registration Rights Agreement, dated as of February 18, 2021, between Alpha and certain security holders (incorporated by reference to Exhibit 10.3 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.14*	Administrative Services Agreement, dated as of February 18, 2021, between Alpha and Sponsor (incorporated by reference to Exhibit 10.4 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.15*	Private Placement Warrants Purchase Agreement, dated as of February 18, 2021, between Alpha and Sponsor (incorporated by reference to Exhibit 10.5 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.16*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and Alec Oxenford (incorporated by reference to Exhibit 10.6 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

Exhibit No.	Description

10.17*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and Rafael Steinhauser (incorporated by reference to Exhibit 10.7 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.18*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and Rahim Lakhani (incorporated by reference to Exhibit 10.8 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.19*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and Alfredo Capote (incorporated by reference to Exhibit 10.9 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.20*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and Amos Genish (incorporated by reference to Exhibit 10.10 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.21*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and Ariel Lebowits (incorporated by reference to Exhibit 10.11 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.22*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and David Lorié (incorporated by reference to Exhibit 10.12 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.23*	Indemnity Agreement, dated as of February 18, 2021, between Alpha and Mr. Malatov (incorporated by reference to Exhibit 10.13 to Alpha’s Current Report on Form 8-K filed on February 24, 2021).

10.24*	Promissory Note, dated as of December 11, 2020, issued by Alpha to Rafael Steinhauser (incorporated by reference to Exhibit 10.6 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

10.25*	Promissory Note Assignment Agreement, dated as of January 23, 2021, among Rafael Steinhauser, Sponsor and Alpha (incorporated by reference to Exhibit 10.7 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

10.26*	Securities Purchase Agreement, dated as of December 11, 2020, between Alpha and Rafael Steinhauser (incorporated by reference to Exhibit 10.8 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

10.27*	Securities Purchase Assignment Agreement, dated as of January 23, 2021, between Rafael Steinhauser and David Lorié (incorporated by reference to Exhibit 10.9 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

10.28*	Securities Purchase Agreement, dated as of January 23, 2021, between Sponsor and David Lorié (incorporated by reference to Exhibit 10.10 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

10.29†*	Shareholders Agreement, dated as of May 26, 2021, by and among Tradimus Consultoria e Serviços em T.I. Ltda., Semantix Participações S.A. and Excella Gestão de Saúde Populacional Ltda.

16.1*	Letter of KPMG Auditores Independentes Ltda.

16.2*	Letter of PricewaterhouseCoopers Auditores Independentes Ltda.

21.1*	List of subsidiaries of New Semantix.

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Alpha Capital Acquisition Company.

23.2	Consent of PricewaterhouseCoopers Auditores Independentes Ltda., independent registered public accounting firm for Semantix Tecnologia em Sistema de Informação S.A.

Exhibit No.	Description

23.4+	Consent of Maples & Calder (Cayman) LLP (included as part of Exhibit 5.1).

23.5*	Consent of Davis Polk & Wardwell LLP (included as part of Exhibit 8.1).

24.1*	Power of Attorney (included on signature pages).

99.1+	Form of Class A Proxy Card for the Extraordinary General Meeting of the Registrant.

99.2+	Form of Class B Proxy Card for the Extraordinary General Meeting of the Registrant.

99.3*	Consent of Leonardo dos Santos Poça D’Água to be named as a director.

99.4*	Consent of Dorival Dourado Júnior to be named as a director.

99.5*	Consent of Veronica Allende Serra to be named as a director.

99.6*	Consent of Jaime Cardoso Danvila to be named as a director.

99.7*	Consent of Rafael Padilha de Lima Costa to be named as a director.

99.8*	Consent of Rafael Steinhauser to be named as a director.

99.9*	Consent of Ariel Lebowits to be named as a director.

99.10*	Representation under Item 8.A.4 of Form 20-F.

107.1*	Calculation of Filing Fee Tables

#	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	Previously filed.

Item  22. Undertakings

1.	The undersigned Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

b.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

e.

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The Registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and(ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 14, 2022.

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Rahim Lakhani
Name: Rahim Lakhani
Title: Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Alec Oxenford	Chairman and Chief Executive Officer (Principal Executive Officer)	June 14, 2022

/s/ Rahim Lakhani Rahim Lakhani	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 14, 2022

* Rafael Steinhauser	President and Director	June 14, 2022

*By:	/s/ Rahim Lakhani
	Name:	Rahim Lakhani
	Title:	Attorney-in-Fact